As filed with the United States Securities and Exchange Commission on April 18, 2024.
Registration
No. 333-276510

UNITED STATES
SECURITIES AND
EXCHANGE
COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES
ACT
OF 1933

Global Partner Acquisition Corp II*
(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
200 Park Avenue 32nd Floor
New York, New York 10166
Telephone: (646)
585-8975
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

c/o Global Partner Sponsor II LLC
200 Park Avenue 32nd Floor
New York, New York 10166
Telephone: (646)
585-8975
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Julian J. Seiguer, P.C. Peter Seligson, P.C. Anne G. Peetz Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Tel: (713) 836-3600	Rajiv Khanna Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019-6022 Tel: (212) 318-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (“Securities Act”), or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

*
Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a transfer by way of continuation to Delaware under Sections 206 to 209 of the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Global Partner Acquisition Corp II (after its domestication as a corporation incorporated in the State of Delaware).

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Global Partner Acquisition Corp II may not issue the securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this preliminary proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION, DATED APRIL 18, 2024

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF GLOBAL PARTNER ACQUISITION CORP II

PROSPECTUS FOR UP TO

61,488,964 SHARES OF COMMON STOCK AND 12,276,172 WARRANTS OF GLOBAL PARTNER ACQUISITION CORP II

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE)

The board of directors of Global Partner Acquisition Corp II, a Cayman Islands exempted company (which will transfer by way of continuation to Delaware and domesticate as a Delaware corporation (the “Domestication”) prior to the closing (the “Closing”) of the Business Combination) (“GPAC II”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of November 21, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among GPAC II, Strike Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of GPAC II (“First Merger Sub”), Strike Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of GPAC II (“Second Merger Sub”), and Stardust Power Inc., a Delaware corporation (“Stardust Power”), a copy of which is attached to this proxy statement/prospectus as Annex A. As described in this proxy statement/prospectus, GPAC II’s shareholders are being asked to consider and vote upon each of the Domestication and the Business Combination, among other items. At Closing, GPAC II intends to change its name from “Global Partner Acquisition Corp II” to “Stardust Power Inc.” and the post-combination company will herein be referred to as the “Combined Company.”

Pursuant to the Business Combination Agreement, prior to the closing of the transactions contemplated by the Business Combination Agreement, GPAC II will transfer by way of continuation to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Sections 206 to 209 of the Companies Act (As Revised) of the Cayman Islands.

Prior to the Domestication, each Class B ordinary share, par value $0.0001 per share of GPAC II (the “Class B Ordinary Share”) outstanding will be converted into one (1) Class A ordinary share, par value $0.0001 per share of GPAC II (the “Class A Ordinary Share”) in accordance with the Amended and Restated Articles of Association of GPAC II (the “Class B Conversion”). In connection with the Domestication, (i) each Class A Ordinary Share outstanding immediately prior to the effective time of the Domestication and following the Class B Conversion will be converted into one (1) share of common stock, par value $0.0001 per share of GPAC II (the “GPAC II Common Stock”), and (ii) each then-issued and outstanding whole warrant exercisable for one Class A Ordinary Share (each warrant, a “GPAC II Public Warrant”) will be converted into a warrant exercisable for one share of GPAC II Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, dated as of January 11, 2021, by and between GPAC II and Continental Stock Transfer & Trust Company, as warrant agent (as amended or amended and restated from time to time, and each converted warrant, a “GPAC II Warrant”). In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of GPAC II (each unit, a “GPAC II Public Unit”) that has not been previously separated into the underlying Class A Ordinary Shares and the underlying GPAC II Public Warrants will be cancelled and will entitle the holder thereof to receive one share of GPAC II Common Stock and one-sixth of one GPAC II Warrant.

Concurrently with the Domestication, the governing documents of GPAC II will be replaced by new governing documents of GPAC II, as a Delaware corporation.

On the date of the Closing, following the Domestication, (i) First Merger Sub will merge with and into Stardust Power, with Stardust Power being the surviving company in the merger (the “First Merger”) and, (ii) immediately following the First Merger, and as part of the same overall transaction as the First Merger, Stardust Power will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, the “Surviving Company”), and continuing as a direct, wholly-owned subsidiary of GPAC II. The Domestication, the Mergers and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.”

The Class A Ordinary Shares, GPAC II Public Warrants and the GPAC II Public Units are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “GPAC,” “GPACW” and “GPAC.U,” respectively. In connection with the Closing, we intend to change our name from “Global Partner Acquisition Corp II” to “Stardust Power Inc.” and we expect that the shares of GPAC II Common Stock and the GPAC II Warrants will continue trading on Nasdaq under the new symbols “SDST” and “SDSTW,” respectively, following the Closing. Furthermore, GPAC II Public Units will no longer trade following consummation of the Domestication.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, each share of common stock of Stardust Power, par value $0.00001 per share (“Stardust Power Common Stock”) issued and outstanding immediately prior to the effective time of the First Merger, other than any Cancelled Shares (as defined therein) and Dissenting Shares (as defined therein) will be converted into the right to receive the number of shares of GPAC II Common Stock equal to the Merger Consideration (as defined below) divided by the number of shares of Company Fully-Diluted Stock (as defined below) (the “Per Share Consideration”). “Merger Consideration” means the aggregate number of GPAC II Common Stock equal to (i) $450.0 million (subject to certain adjustments as set forth in the Business Combination Agreement, including with respect to certain transaction expenses and the cash and debt of Stardust Power) divided by (ii) $10.00. “Company Fully-Diluted Stock” means the sum of (without duplication) (x) the aggregate number of shares of Stardust Power Common Stock issued and outstanding immediately prior to the date and time that the First Merger becomes effective, including without limitation any restricted stock of Stardust Power whether vested or unvested (the “Stardust Power Restricted Stock”), plus (y) the aggregate number of shares of Stardust Power Common Stock issuable upon exercise of all vested and unvested options of Stardust Power (“Stardust Power Options”) as of immediately prior to the effective time of the First Merger but, for the avoidance of doubt, excluding any unissued Stardust Power Options, plus (z) the number of shares of Stardust Power Common Stock issuable upon the SAFE Conversion (as defined therein). Additionally, in the event that prior to the eighth (8th) anniversary of the Closing, the volume-weighted average price of GPAC II Common Stock is greater than or equal to $12.00 per share for a period of 20 trading days in any 30-trading day period or there is a change of control, the Combined Company will issue five million shares of GPAC II Common Stock to the holders of Stardust Power as additional merger consideration. Following the execution and delivery of the Business Combination Agreement, and subject to the approval of the shareholders of GPAC II, GPAC II will adopt a customary incentive equity plan that will provide that the GPAC II Common Stock reserved for issuance thereunder, together with the shares of GPAC II Common Stock reserved with respect to Exchanged Company Options and Exchanged Company Common Restricted Stock under the Stardust Power Equity Incentive Plan, will be set at an amount equal to 10.00% of GPAC II Common Stock outstanding immediately after Closing.

Unlike other SPACs, the Existing Governing Documents do not prohibit GPAC II from redeeming Class A Ordinary Shares if such redemption would cause GPAC II’s net tangible assets to be less than $5,000,001 following such redemption. The Business Combination Agreement does not include a condition to Closing that GPAC II must have, after giving effect to any redemption of the Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or otherwise being exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended. Accordingly, and if redemptions in connection with the Business Combination cause GPAC II’s net tangible assets to be less than $5,000,001 and the Combined Company does not meet another exemption from the “penny stock” rule (such as the GPAC II Common Stock being listed on Nasdaq, or the price of the GPAC II Common Stock exceeding $5.00), then the GPAC II Common Stock may be a “penny stock” upon Closing. A determination that the GPAC II Common Stock is a “penny stock” would require brokers trading in such shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities. See “Risk Factors—A shareholder-approved amendment to the Existing Governing Documents removed the minimum net tangible assets requirement. The Business Combination Agreement does not contain a closing condition that GPAC II have at least $5,000,001 of net tangible assets or otherwise be exempt from the provisions of Rule 419 under the Securities Act. Accordingly, GPAC II and Stardust Power may complete the Business Combination even if the Combined Company Common Stock would be a “penny stock” upon the Closing.”

It is a condition of the consummation of the Business Combination that GPAC II receive confirmation from Nasdaq that the shares of GPAC II Common Stock to be issued in connection with the Business Combination have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, but there can be no assurance such listing condition will be met or that GPAC II will obtain such approval from Nasdaq. If such listing condition is not met or if such approval is not obtained, the Business Combination will not be consummated unless the stock exchange approval condition set forth in the Business Combination Agreement is waived by the applicable parties.

GPAC II reserves the right to postpone or adjourn the Shareholder Meeting on one or more occasions, provided that without the consent of Stardust Power, such adjournment cannot be longer than ten (10) days other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close (“business days”), as detailed in the Business Combination Agreement. In the event of an adjournment, the Shareholder Meeting will be reconvened as promptly as practicable, and in no event will the Shareholder Meeting be reconvened on a date that is later than four (4) business days prior to the date by which GPAC II must complete its initial business combination.

This proxy statement/prospectus provides shareholders of GPAC II with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of GPAC II. We encourage you to read the entire proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 68 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The proxy statement/prospectus is dated   , 2024 and is first being mailed to GPAC II’s shareholders on or about   , 2024.

Global Partner Acquisition Corp II

c/o Global Partner Sponsor II LLC

200 Park Avenue, 32nd Floor

New York, New York 10166

Dear Global Partner Acquisition Corp II Shareholders:

You are cordially invited to attend an extraordinary general meeting of Global Partner Acquisition Corp II, a Cayman Islands exempted company (“GPAC II”), which will be held on  ,   , 2024 at  a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and virtually via a live webcast at https://www.cstproxy.com/gpac2/bc2024, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “Shareholder Meeting”).

We will hold the meeting virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our Amended and Restated Memorandum and Articles of Association of GPAC II (the “Amended and Restated Articles of Association”). If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two business days in advance of the Shareholder Meeting by contacting by a.m., Eastern Time, on (two business days prior to the meeting date).

On November 21, 2023, GPAC II entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) contemplating several transactions in connection with which GPAC II will become the parent company of Stardust Power Inc., a Delaware corporation (“Stardust Power”), with Strike Merger Sub I, Inc., a Delaware Corporation and direct wholly-owned subsidiary of GPAC II (“First Merger Sub”), Strike Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of GPAC II (“Second Merger Sub”) and Stardust Power. At Closing (as defined below), GPAC II intends to change its name from “Global Partner Acquisition Corp II” to “Stardust Power Inc.” and the post-combination company will herein be referred to as the “Combined Company.” As further described in the accompanying proxy statement/prospectus, (i) prior to the Domestication (as such term is defined below), each Class B ordinary share, par value $0.0001 per share of GPAC II (the “Class B Ordinary Share”) outstanding shall convert automatically, on a one-for-one basis, into one (1) Class A ordinary share, par value $0.0001 per share of GPAC II (the “Class A Ordinary Share” and together with the Class B Ordinary Shares, the “Ordinary Shares”) in accordance with the Amended and Restated Articles of Association (the “Class B Conversion”) and the Sponsor Letter Agreement (as defined below); (ii) in connection with the Domestication, each Class A Ordinary Share outstanding immediately prior to the effective time of the Domestication and following the Class B Conversion shall convert automatically, on a one-for-one basis into one (1) share of common stock, par value $0.0001 per share of GPAC II (the “GPAC II Common Stock”); and (iii) each then-issued and outstanding whole warrant exercisable for one Class A Ordinary Share shall automatically convert into a warrant exercisable for one share of GPAC II Common Stock at an exercise price of $11.50 per share, as per the terms and conditions set forth in the Warrant Agreement, dated as of January 11, 2021, by and between GPAC II and Continental Stock Transfer & Trust Company, as warrant agent (“Continental”) (as amended or amended and restated from time to time, the “Warrant Agreement”). Each issued and outstanding unit of GPAC II (“GPAC II Public Unit”) that has not been previously separated will be cancelled and will entitle the holder thereof to one Class A Ordinary Share and one-sixth of one whole warrant exercisable for one Class A Ordinary Share (“GPAC II Public Warrant”) which shall automatically convert, as set out in clauses (ii) and (iii) above, into GPAC II Common Stock.

Concurrently with the Domestication, GPAC II’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) will be replaced with new governing documents of GPAC II, as a Delaware corporation.

At the Shareholder Meeting, holders of Ordinary Shares will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby (the “Business Combination”).

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following will occur:

(a)

Prior to the consummation of the transactions contemplated by the Business Combination Agreement to occur at or immediately prior to its closing (the “Closing”), the Class B Conversion will occur, in accordance with the Amended and Restated Articles of Association.

(b)

Prior to the consummation of the Mergers (as such term is defined below) and following the Class B Conversion, (i) GPAC II will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) (for further details, see the section titled “Proposal No. 2—The Domestication Proposal” in the accompanying proxy statement/prospectus), and (ii) (a) each then issued and outstanding Class A Ordinary Share (including those shares issued in connection with the Class B Conversion), will be converted automatically, on a one-for-one basis, into a share of GPAC II Common Stock and (b) each then issued and outstanding whole GPAC II Warrant (“Warrant”) will be converted automatically into a whole warrant exercisable for one share of GPAC II Common Stock pursuant to the Warrant Agreement. In connection with the Domestication, each issued and outstanding GPAC II Public Unit that has not been previously separated into the underlying Class A Ordinary Shares and the underlying GPAC II Public Warrants will be cancelled and will entitle the holder thereof to one share of GPAC II Common Stock and one-sixth of one Warrant.

(c)

On the date of the Closing, following the Domestication, (i) First Merger Sub will merge with and into Stardust Power (the “First Merger”), with Stardust Power being the surviving corporation of the First Merger (the date and time that the First Merger becomes effective being referred to as the “First Effective Time”) and (ii) immediately following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, Stardust Power will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, the “Surviving Company”), and continuing as a direct, wholly owned subsidiary of GPAC II.

(d)

In accordance with the terms of the outstanding Simple Agreements for Future Equity issued by Stardust Power to American Investor Group Direct LLC (“SAFEs”), the SAFEs will convert (the “SAFE Conversion”) into shares of common stock of Stardust Power, par value $0.00001 per share (“Stardust Power Common Stock”), immediately prior to the First Effective Time.

(e)

In accordance with the terms and subject to the conditions of the Business Combination Agreement, immediately prior to the First Effective Time, each share of Stardust Power Common Stock (including Stardust Power Common Stock issued in connection with the SAFE Conversion) issued and outstanding immediately prior to the First Effective Time, other than any Cancelled Shares (as defined therein) and Dissenting Shares (as defined therein), will be converted into the right to receive the number of GPAC II Common Stock equal to the Merger Consideration (as defined below) divided by the number of shares of Company Fully-Diluted Stock (as defined below) (the “Per Share Consideration”). “Merger Consideration” means the aggregate number of GPAC II Common Stock equal to (i) $450.0 million (subject to certain adjustments as set forth in the Business Combination Agreement, including with respect to certain transaction expenses and the cash and debt of Stardust Power) divided by (ii) $10.00. “Company Fully-Diluted Stock” means the sum of (without duplication) (x) the aggregate number of shares of Stardust Power Common Stock issued and outstanding immediately prior to the First Effective Time, including without limitation any restricted stock of Stardust Power whether vested or unvested (the “Stardust Power Restricted Stock”), plus (y) the aggregate number of shares of Stardust Power Common Stock issuable upon exercise of all vested and unvested options of Stardust Power (“Stardust Power Options”) as of immediately prior to the First Effective Time but, for the avoidance of doubt, excluding any unissued Stardust Power Options, plus (z) the number of shares of Stardust Power Common Stock issuable upon the SAFE Conversion.

(f)

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each outstanding Stardust Power Option, whether vested or unvested, shall automatically convert into an option to purchase a number of shares of GPAC II Common Stock equal to the number of shares of GPAC II Common Stock subject to such Stardust Power Option immediately prior to the First Effective Time multiplied by the Per Share Consideration at an exercise price per share equal to the exercise price per share of Stardust Power Common Stock divided by the Per Share Consideration, subject to certain adjustments and (ii) each share of Stardust Power Restricted Stock outstanding immediately prior to the First Effective Time shall convert into a number of shares of GPAC II Common Stock equal to the number of shares of Stardust Power Common Stock subject to such Stardust Power Restricted Stock multiplied by the Per Share Consideration (rounded down to the nearest whole share). Except as provided in the Business Combination, the terms and conditions (including vesting and exercisability terms, as applicable) shall continue as were applicable to the corresponding former Stardust Power Option and Stardust Power Restricted Stock, as applicable, immediately prior to the First Effective Time.

(g)

At Closing, GPAC II will change its name to “Stardust Power Inc.” and expects to continue trading on Nasdaq under the new symbols “SDST” and “SDSTW,” respectively, following Closing. GPAC II Public Units will no longer trade following consummation of the Domestication.

Additionally, in accordance with the terms and subject to the conditions of the Business Combination Agreement, in the event that prior to the eighth (8th) anniversary of the Closing, the volume weighted average price of GPAC II Common Stock is greater than or equal to $12.00 per share for a period of 20 trading days in any 30 trading day period or there is a change of control, GPAC II will issue five million shares of GPAC II Common Stock to the holders of Stardust Power as additional Merger Consideration. Stardust Power has also agreed to use its commercially reasonable efforts to sell Stardust Power Common Stock in a private placement on terms mutually agreed to by GPAC II and Stardust Power, and GPAC II may enter into subscription agreements for securities of GPAC II following the date of the Business Combination Agreement, in an amount not to exceed $150,000,000 in the aggregate. GPAC II has also agreed to adopt an equity incentive plan, as described in the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, Global Partner Sponsor II, LLC (the “Sponsor”) and, for certain limited purposes set forth therein, the executive officers and directors of GPAC II (the “GPAC II Insiders”) entered into the Sponsor Letter Agreement as amended, (the “Sponsor Letter Agreement”) with GPAC II and Stardust Power, pursuant to which the Sponsor agreed to, among other things, (i) vote in favor of the approval of the Business Combination Agreement and the transactions contemplated therein to occur at or prior to Closing, including the Class B Conversion, which shall be deemed to be conversions at the option of the holders of such Class B Ordinary Shares, (ii) be bound by certain transfer restrictions with respect to its Class B Ordinary Shares (as converted into Class A Ordinary Shares) prior to Closing, (iii) terminate certain lock-up provisions of that certain Sponsor Letter Agreement, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 13, 2023, by and among Sponsor, GPAC II, and the GPAC II Insiders, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (iv) be bound by certain lock-up provisions during the post-Closing lock-up period described in the Sponsor Letter Agreement with respect to its Class B Ordinary Shares (as converted into Class A Ordinary Shares and then converted into GPAC II Common Stock), (v) fully vest 3,000,000 of its Class B Ordinary Shares prior to the Domestication (and convert into Class A Ordinary Shares and then convert into GPAC II Common Stock) (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like (collectively, the “Adjustments”)), (vi) subject 1,000,000 of its Class B Ordinary Shares (as converted into Class A Ordinary Shares and then converted into GPAC II Common Stock, and as adjusted for any Adjustments) to vesting (or forfeiture) on the basis of achieving (or failing to achieve) certain trading price thresholds following Closing, (vii) forfeit 3,500,000 of its Class B Ordinary Shares (reduced by an amount not to exceed 170,000 Ordinary Shares transferred in connection with any non-redemption agreement and assignment of economic interest (or other similar agreement) entered into by GPAC II and Sponsor prior to Closing) for no consideration, and (viii) waive certain anti-dilution protections with respect to the conversion ratio set forth in the Amended and Restated Articles of Association of GPAC II, or similar protection with respect to the GPAC II

Common Stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. Additionally, GPAC II and the GPAC II Insiders have agreed they will not enter into any tender or voting agreement, or any similar agreement, arrangement or understanding with the GPAC II Common Stock (as converted in the Class B Conversion and Domestication) that is inconsistent with the Sponsor Letter Agreement.

Contemporaneously with the execution of the Business Combination Agreement, certain stockholders of Stardust Power (collectively, the “Stardust Power Stockholders”) entered into a Company Support Agreement (collectively, the “Company Support Agreements”) with GPAC II and Stardust Power, pursuant to which such stockholders have agreed to, among other things, (i) support and vote in favor of (a) the consummation of the Business Combination and other related transactions, including the Mergers, and (b) any other circumstances upon which a consent or other approval with respect to the Business Combination Agreement, the transactions, the Mergers or the other transactions contemplated by the Business Combination Agreement is sought, (ii) if any Stardust Power stockholder fails to perform the obligations set forth in such stockholder’s Company Support Agreement, irrevocably appoint Stardust Power or any individual designated by Stardust Power as such stockholder’s attorney-in-fact and proxy, with full power of substitution and re-substitution in favor of Stardust Power, to (a) take all such actions and execute and deliver all such documents, instruments or agreements as are necessary to consummate the transactions, to attend on behalf of such stockholder, at any meeting of the Stardust Power stockholders with respect to the Business Combination and the transaction, including the Mergers, and (b) vote (or cause to be voted) the subject Stardust Power Common Stock or consent (or withhold consent) with respect to any of the matters described in such stockholder’s Company Support Agreement in connection with any meeting of the Stardust Power Stockholders or any action by written consent by the Stardust Power Stockholders (including approval of the Business Combination Agreement, the Mergers and, if required by Law (as defined in the Business Combination Agreement), the transactions) and (iii) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on the transfer of Stardust Power Common Stock, subject to certain exceptions.

Upon Closing, we expect Roshan Pujari will have voting power over 34,533,645 shares of the Combined Company representing approximately 76.74% of the aggregate voting power of the issued and outstanding shares of the Combined Company, and, as a result, the Combined Company will be considered a “controlled company” under the rules of the Nasdaq Capital Market. For so long as the Combined Company remains as a controlled company under that definition, it is permitted to elect to rely on certain exemptions from corporate governance rules. As a result, investors may not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. The Combined Company’s status as a controlled company could cause its securities to be less attractive to certain investors or otherwise adversely affect the trading price.

In addition to the Business Combination Proposal, GPAC II’s shareholders are being asked to consider and vote upon (a) a proposal, by special resolution, to approve the Domestication (the “Domestication Proposal”), (b) a proposal, by special resolution, to approve the proposed certificate of incorporation of GPAC II upon the Domestication (the “Proposed Certificate of Incorporation”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Charter Proposal”), (c) on a nonbinding advisory basis, proposals, by ordinary resolutions, related to material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation (the “Advisory Governing Documents Proposals”), (d) a proposal, by ordinary resolution, to approve, for purpose of complying with applicable listing rules of Nasdaq, the issuance of shares of GPAC II Common Stock in connection with the Business Combination (the “Nasdaq Proposal”), (e) a proposal, by ordinary resolution, to approve and adopt the Stardust Power 2024 Equity Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Equity Plan Proposal”), (f) a proposal, by ordinary resolution, to approve the election of seven (7) directors who, upon consummation of the Business Combination, will be the directors of Stardust Power, together with its subsidiaries, following the Business Combination (the “Director Election Proposal”), and (g) a proposal, by ordinary resolution, to adjourn the Shareholder Meeting to a later date or dates to the extent necessary (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Equity Plan Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals, and the Business Combination will be consummated only if each of the Condition Precedent Proposals is approved by GPAC II’s shareholders. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Advisory Governing Documents Proposals is advisory and the shareholder vote is not binding on GPAC II. Each of the Director Election Proposal and the Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal asks shareholders to approve an adjournment of the Shareholder Meeting to a later date or dates if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient Ordinary Shares represented (either in person or by proxy) to approve the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Proposal or the Director Election Proposal or (ii) if the board of directors of GPAC II determines an adjournment is otherwise necessary.

Pursuant to the Business Combination Agreement, GPAC II and Stardust Power have agreed to enter into certain agreements to be effective upon Closing to (i) provide registration rights to certain Stardust Power Stockholders, (ii) restrict the sale or transfer of shares of GPAC II Common Stock held by the Sponsor and certain Stardust Power Stockholders for 180 days following Closing, subject to certain exceptions and (iii) provide certain rights to the Sponsor with respect to the Sponsor’s designation of a director to the GPAC II board following Closing. See the section titled “Proposal No. 1—The Business Combination Proposal—Related Agreements” in the proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of GPAC II’s Class A Ordinary Shares (such holder, a “Public Shareholder”) may request that GPAC II redeem all or a portion of such Class A Ordinary Shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public Shareholders may elect to redeem their Class A Ordinary Shares even if they vote “For” or “Against” the Business Combination Proposal. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Class A Ordinary Shares that it holds and timely tenders or delivers its shares (and share certificates, if any) and other redemption forms to Continental, GPAC II will redeem such Class A Ordinary Shares prior to the Domestication for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of GPAC II’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable). For illustrative purposes, as of April 15, 2024, the most recent practicable date prior to the date of the accompanying proxy statement/prospectus, the redemption price per share would have amounted to approximately $11.28, based on the aggregate amount on deposit in the trust account of approximately $20,244,439 (including interest not previously released to GPAC II to pay its taxes), divided by the total number of then-outstanding Class A Ordinary Shares not held by the Sponsor or the other initial shareholders of GPAC II. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Class A Ordinary Shares for cash and will no longer own Class A Ordinary Shares. See “Shareholder Meeting—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Ordinary Shares for cash. Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described in the accompanying proxy statement/prospectus prior to 5:00 p.m., Eastern Time, on     , 2024 (two business days before the initially scheduled date of the Shareholder Meeting) in order for their shares to be redeemed.

The Existing Governing Documents do not prohibit GPAC II from redeeming Class A Ordinary Shares if such redemption would cause GPAC II’s net tangible assets to be less than $5,000,001 following such redemption. The Business Combination Agreement does not include a condition to Closing that GPAC II must have, after giving effect to any redemption of the Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or otherwise being exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended. Accordingly, and if redemptions in connection with the Business Combination cause GPAC II’s net tangible assets to be less than $5,000,001 and the Combined Company does not meet another exemption from the “penny stock” rule (such as the GPAC II Common Stock being listed on Nasdaq, or the price of the GPAC II Common Stock exceeding $5.00), then the GPAC II Common Stock may be a “penny stock” upon Closing. A determination that the GPAC II Common Stock is a “penny stock” would require brokers trading in such shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities. See “Risk Factors—A shareholder-approved amendment to the Existing Governing Documents removed the minimum net tangible assets requirement. The Business Combination Agreement does not contain a closing condition that GPAC II have at least $5,000,001 of net tangible assets or otherwise be exempt from the provisions of Rule 419 under the Securities Act. Accordingly, GPAC II and Stardust Power may complete the Business Combination even if the Combined Company Common Stock would be a “penny stock” upon the Closing.”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the aggregate number of Class A Ordinary Shares included in the GPAC II Public Units (the “Offering Shares”), without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Offering Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The Sponsor did not receive any compensation in exchange for the agreement to waive redemption rights pursuant to the Sponsor Letter Agreement. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor owns approximately 80.69% of the issued and outstanding Ordinary Shares.

GPAC II is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Shareholder Meeting and at any postponements or adjournments of the Shareholder Meeting. Information about the Shareholder Meeting, the Business Combination and other related business to be considered by GPAC II’s shareholders at the Shareholder Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Shareholder Meeting, all of GPAC II’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 68 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of GPAC II has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to GPAC II’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of GPAC II, you should keep in mind that GPAC II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. The Advisory Governing Documents Proposals are voted upon on a nonbinding advisory basis only. Based on the ownership of the Sponsor of the outstanding Class B Ordinary Shares, which vote together with the Class A Ordinary Shares as a single class, constituting the Ordinary Shares, on each of the above proposals, the Sponsor represents a quorum for the Shareholder Meeting. By attending the Shareholder Meeting, and without the attendance of any public shareholders, the Sponsor may approve the passing of the ordinary and special resolutions.

Your vote is very important. Whether or not you plan to attend the Shareholder Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Shareholder Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Shareholder Meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the Shareholder Meeting. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. Each of the Director Election Proposal and the Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholder Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholder Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholder Meeting but will otherwise not have any effect on whether the proposals are approved. If you are a shareholder of record and you attend the Shareholder Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR CLASS A ORDINARY SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO GPAC II’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SHAREHOLDER MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER TENDERING OR DELIVERING YOUR SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) TO THE TRANSFER AGENT OR BY TENDERING OR DELIVERING YOUR SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. See “Shareholder Meeting—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Ordinary Shares for cash.

On behalf of GPAC II’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Chandra R. Patel
Chairman of the Board of Directors

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON    , 2024

To the Shareholders of Global Partner Acquisition Corp II:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Global Partner Acquisition Corp II, a Cayman Islands exempted company (“GPAC II”), will be held on   , 2024 at  a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, or virtually via a live webcast at https://www.cstproxy.com/gpac2/bc2024, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “Shareholder Meeting”).

We will hold the meeting virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two business days in advance of the Shareholder Meeting by contacting   by   a.m., Eastern Time, on    , 2024 (two business days prior to the meeting date).

You are cordially invited to attend the Shareholder Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

1.

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that GPAC II’s entry into the Business Combination Agreement, dated as of November 21, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among GPAC II, Strike Merger Sub I, Inc., a Delaware corporation and direct wholly-owned subsidiary of GPAC II (“First Merger Sub”), Strike Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of GPAC II (“Second Merger Sub”), and Stardust Power Inc., a Delaware corporation ( “Stardust Power”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of GPAC II as an exempted company in the Cayman Islands and the transfer by way of continuation to Delaware and domestication of GPAC II as a corporation in the State of Delaware (i) First Merger Sub will merge with and into Stardust Power (the “First Merger”), with Stardust Power being the surviving corporation of the First Merger; and (ii) immediately following the First Merger, Stardust Power will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, the “Surviving Company”), and continuing as a direct, wholly owned subsidiary of GPAC II, and the transactions contemplated thereby (collectively, the “Business Combination”), be approved, ratified and confirmed in all respects and the Business Combination be and is hereby approved. At Closing, GPAC II intends to change its name from “Global Partner Acquisition Corp II” to “Stardust Power Inc.” and the post-combination company will herein be referred to as the “Combined Company.”

2.

Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that GPAC II be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, GPAC II be continued and domesticated as a corporation under the laws of the State of Delaware.

3.

Proposal No. 3—The Charter Proposal—RESOLVED, as a special resolution, that the amended and restated memorandum and articles of association of GPAC II (the “Existing Governing Documents”) currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation (a copy of which is attached to the proxy statement/prospectus as Annex B), including, without limitation, the authorization of the change in authorized share capital as indicated therein.

4.	Proposal No. 4(A)-(G)—The Advisory Governing Documents Proposals

•

Advisory Governing Documents Proposal 4(A)—RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the authorized share capital of GPAC II is increased from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares,” and together with Class A Ordinary Shares, the “Ordinary Shares”), and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 700,000,000 shares of common stock, par value $0.0001 per share (the “GPAC II Common Stock”), and 100,000,000 shares of preferred stock, par value $0.0001 per share (the “GPAC II Preferred Stock”).

•

Advisory Governing Documents Proposal 4(B)—RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the GPAC II board of directors (the “GPAC II Board”) is authorized to issue any or all shares of GPAC II Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the GPAC II Board and as may be permitted by the Delaware General Corporation Law.

•

Advisory Governing Documents Proposal 4(C)—RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the Court of Chancery of the State of Delaware will be the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless GPAC II consents in writing to the selection of an alternative forum.

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Advisory Governing Documents Proposal 4(D)—RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that any action required or permitted to be taken by stockholders may be effected at a duly called annual or special meeting of stockholders and, until such time that the Combined Company is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1), by any written consent by such stockholders.

•

Advisory Governing Documents Proposal 4(E)—RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that, subject to the rights of holders of GPAC II Preferred Stock and the terms of the Shareholders Agreement, any director or the entire GPAC II Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a two-thirds majority of the issued and outstanding capital stock of GPAC II entitled to vote in the election of directors, voting together as a single class.

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Advisory Governing Documents Proposal 4(F)—RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the proposed new certificate of incorporation may be amended by stockholders in accordance with the voting standards set forth in Article XI of the proposed new certificate of incorporation and the proposed new bylaws may be amended by stockholders in accordance with the voting standards set forth in Article VII of the proposed new certificate of incorporation and Article IX of the proposed new bylaws.

•

Advisory Governing Documents Proposal 4(G)—RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the removal of provisions in the Existing Governing Documents related to GPAC II’s status as a blank check company that will no longer apply upon the consummation of the Business Combination.

5.

Proposal No. 5—The Nasdaq Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of shares of GPAC II Common Stock in connection with the Business Combination be approved.

6.

Proposal No. 6—The Equity Plan Proposal—RESOLVED, as an ordinary resolution, that GPAC II’s adoption of the Stardust Power 2024 Equity Plan which shall be implemented after Closing be approved, ratified and confirmed in all respects.

7.

Proposal No. 7—The Director Election Proposal—RESOLVED, as an ordinary resolution, the election of seven (7) directors following the Domestication and upon consummation of the Business Combination to serve on the board of directors of the Combined Company until their respective successors are duly elected and qualified.

8.

Proposal No. 8—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the Shareholder Meeting to a later date or dates if necessary, (i) to permit further solicitation and votes of proxies if, based upon the tabulated votes at the time of the Shareholder Meeting, there are insufficient Ordinary Shares represented (either in person or by proxy) at the Shareholder Meeting to approve the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Proposal or the Director Election Proposal or (ii) if the GPAC II Board determines that an adjournment is otherwise necessary, be approved, ratified and confirmed in all respects.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Equity Plan Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals, and the Business Combination will be consummated only if each of the Condition Precedent Proposals is approved by holders of Ordinary Shares (“GPAC II Shareholders”). The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Advisory Governing Documents Proposals are advisory and the stockholder vote is not binding on GPAC II. Each of the Director Election Proposal and the Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. You are urged to read carefully and in its entirety the accompanying proxy statement/prospectus, including the Annexes thereto and accompanying financial statements of GPAC II and Stardust Power.

The record date for the Shareholder Meeting for GPAC II Shareholders is . Only GPAC II Shareholders at the close of business on that date may vote at the Shareholder Meeting or any postponement or adjournment thereof. GPAC II Shareholders are entitled to one vote at the Shareholder Meeting for each Ordinary Share held of record as of the record date.

GPAC II is providing the accompanying proxy statement/prospectus and accompanying proxy card to GPAC II Shareholders in connection with the solicitation of proxies to be voted at the Shareholder Meeting and at any postponements or adjournments of the Shareholder Meeting. Information about the Shareholder Meeting, the Business Combination and other related business to be considered by GPAC II Shareholders at the Shareholder Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Shareholder Meeting, all GPAC II Shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 68 of the accompanying proxy statement/prospectus.

After careful consideration, the GPAC II Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to GPAC II Shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by GPAC II Board, you should keep in mind that GPAC II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a holder of Class A Ordinary Shares (such holder, a “Public Shareholder”) may request that GPAC II redeem all or a portion of such Class A Ordinary Shares for cash if the

Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company (“Continental”) in order to validly redeem its shares. Public Shareholders may elect to redeem their Class A Ordinary Shares whether they vote “For” or “Against” the Business Combination Proposal. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Class A Ordinary Shares that it holds and timely tenders or delivers its shares (and share certificates (if any) and other redemption forms) to Continental, GPAC II will redeem such Class A Ordinary Shares prior to the Domestication for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the initial public offering (as such term is defined in the accompanying proxy statement/prospectus), including interest earned on the funds held in the trust account (net of taxes payable) calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of April 15, 2024, the most recent practicable date prior to the date of the accompanying proxy statement/prospectus, this would have amounted to approximately $11.28 per issued and outstanding Class A Ordinary Shares (excluding Class A Ordinary Shares held by Sponsor and the other initial shareholders). If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Class A Ordinary Shares for cash prior to GPAC II’s domestication as a Delaware corporation (“Domestication”) and will no longer own Class A Ordinary Shares. See “Shareholder Meeting—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Ordinary Shares for cash. Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described in the accompanying proxy statement/prospectus prior to 5:00 p.m., Eastern Time, on , 2024 (two business days before the initially scheduled date of the Shareholder Meeting) in order for their shares to be redeemed.

The Existing Governing Documents do not prohibit GPAC II from redeeming Class A Ordinary Shares if such redemption would cause GPAC II’s net tangible assets to be less than $5,000,001 following such redemption. The Business Combination Agreement does not include a condition to Closing that GPAC II must have, after giving effect to any redemption of the Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or otherwise being exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended. Accordingly, and if redemptions in connection with the Business Combination cause GPAC II’s net tangible assets to be less than $5,000,001 and the Combined Company does not meet another exemption from the “penny stock” rule (such as the GPAC II Common Stock being listed on Nasdaq, or the price of the GPAC II Common Stock exceeding $5.00), then the GPAC II Common Stock may be a “penny stock” upon Closing. A determination that the GPAC II Common Stock is a “penny stock” would require brokers trading in such shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities. See “Risk Factors—A shareholder-approved amendment to the Existing Governing Documents removed the minimum net tangible assets requirement. The Business Combination Agreement does not contain a closing condition that GPAC II have at least $5,000,001 of net tangible assets or otherwise be exempt from the provisions of Rule 419 under the Securities Act. Accordingly, GPAC II and Stardust Power may complete the Business Combination even if the Combined Company Common Stock would be a “penny stock” upon the Closing.”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the aggregate number of Class A Ordinary Shares included in each issued and outstanding unit of GPAC II (the “Offering Shares”), without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Offering Shares issued in our initial public offering, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

In connection with the foregoing, Global Partner Sponsor II, LLC (the “Sponsor”) and, for certain limited purposes set forth therein, the executive officers and directors of GPAC II (the “GPAC II Insiders”) entered into the Sponsor Letter Agreement as amended, (the “Sponsor Letter Agreement”) with GPAC II and Stardust Power, pursuant to which the Sponsor agreed to, among other things, (i) vote in favor of the approval of the Business Combination Agreement and the transactions contemplated therein to occur at or prior to the closing of the Business Combination (“Closing”), including that at least one (1) day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close prior to the Domestication, each Class B Ordinary Share outstanding shall convert automatically, on a one-for-one basis, into a Class A Ordinary Share in accordance with the Amended and Restated Articles of Association (the “Class B Conversion”), which shall be deemed to be conversions at the option of the holders of such Class B Ordinary Shares, (ii) be bound by certain transfer restrictions with respect to its Class B Ordinary Shares (as converted into Class A Ordinary Shares) prior to Closing, (iii) terminate certain lock-up provisions of that certain Letter Agreement, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 13, 2023, by and among the Sponsor, GPAC II, and the GPAC II Insiders, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (iv) be bound by certain lock-up provisions during the post-Closing lock-up period described in the Sponsor Letter Agreement with respect to its Class B Ordinary Shares (as converted into Class A Ordinary Shares and then converted into GPAC II Common Stock), (v) fully vest 3,000,000 of its Class B Ordinary Shares prior to the Domestication (and convert into Class A Ordinary Shares and then convert into GPAC II Common Stock) (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like (collectively, the “Adjustments”)), (vi) subject 1,000,000 of its Class B Ordinary Shares (as converted into Class A Ordinary Shares and then converted into GPAC II Common Stock, and as adjusted for any Adjustments) to vesting (or forfeiture) on the basis of achieving (or failing to achieve) certain trading price thresholds following Closing, (vii) forfeit 3,500,000 of its Class B Ordinary Shares (reduced by an amount not to exceed 170,000 Ordinary Shares transferred in connection with any non-redemption agreement and assignment of economic interest (or other similar agreement) entered into by GPAC II and Sponsor prior to Closing) for no consideration, and (viii) waive certain anti-dilution protections with respect to the conversion ratio set forth in the Amended and Restated Memorandum and Articles of Association of GPAC II, or similar protection with respect to the GPAC II Common Stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. Additionally, GPAC II and the GPAC II Insiders have agreed they will not enter into any tender or voting agreement, or any similar agreement, arrangement or understanding with the GPAC II Common Stock (as converted in the Class B Conversion and Domestication) that is inconsistent with the Sponsor Letter Agreement See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Contemporaneously with the execution of the Business Combination Agreement, certain stockholders of Stardust Power (collectively, the “Stardust Power Stockholders”) entered into company support agreements (collectively, the “Company Support Agreements”) with GPAC II and Stardust Power, pursuant to which such stockholders have agreed to, among other things, (i) support and vote in favor of (a) the consummation of the Business Combination and other related transactions, including the Mergers, and (b) any other circumstances upon which a consent or other approval with respect to the Business Combination Agreement, the transactions, the Mergers or the other transactions contemplated by the Business Combination Agreement is sought, (ii) if any Stardust Power stockholder fails to perform the obligations set forth in such stockholder’s Company Support Agreement, irrevocably appoint Stardust Power or any individual designated by Stardust Power as such stockholder’s attorney-in-fact and proxy, with full power of substitution and re-substitution in favor of Stardust Power, to (a) take all such actions and execute and deliver all such documents, instruments or agreements as are necessary to consummate the transactions, to attend on behalf of such stockholder, at any meeting of the Stardust Power stockholders with respect to the Business Combination and the transaction, including the Mergers, and (b) vote (or cause to be voted) the subject shares of common stock of Stardust Power, par value $0.00001 per share (“Stardust Power Common Stock”) or consent (or withhold consent) with respect to any of the matters described in such stockholder’s Company Support Agreement in connection with any meeting of the Stardust Power Stockholders or any action by written consent by the Stardust Power Stockholders (including approval of the Business Combination Agreement, the Mergers and, if required by Law (as defined in the Business Combination

Agreement), the transactions) and (iii) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on the transfer of Stardust Power Common Stock, subject to certain exceptions.

Upon Closing, we expect Roshan Pujari will have voting power over 34,533,645 shares of the Combined Company representing approximately 76.74% of the aggregate voting power of the issued and outstanding shares of the Combined Company, and, as a result, the Combined Company will be considered a “controlled company” under the rules of the Nasdaq Capital Market. For so long as the Combined Company remains as a controlled company under that definition, it is permitted to elect to rely on certain exemptions from corporate governance rules. As a result, investors may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. The Combined Company’s status as a controlled company could cause its securities to be less attractive to certain investors or otherwise adversely affect the trading price.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. The Advisory Governing Documents Proposals are voted upon on a nonbinding advisory basis only. Based on the ownership of the Sponsor of the outstanding Class B Ordinary Shares, which vote together with the Class A Ordinary Shares as a single class, constituting the Ordinary Shares, on each of the above proposals, the Sponsor represents a quorum for the Shareholder Meeting. By attending the Shareholder Meeting, and without the attendance of any public shareholders, the Sponsor may approve the passing of the ordinary and special resolutions.

Your vote is very important. Whether or not you plan to attend the Shareholder Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Shareholder Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Shareholder Meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Shareholder Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholder Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholder Meeting but will otherwise not have any effect on whether the proposals are approved.

Your attention is directed to the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your Ordinary Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing GPAC.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Global Partner Acquisition Corp II,

Chandra R. Patel
Chairman of the Board of Directors

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by GPAC II (File No. 333-276510), constitutes a prospectus of GPAC II under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to certain securities of GPAC II to be issued in connection with the Business Combination described below. This document also constitutes a notice of meeting and a proxy statement of GPAC II under Section 14(a) of the Securities Exchange Act of 1934, as amended, for the Shareholder Meeting of GPAC II to be held in connection with the Business Combination and related matters and at which GPAC II Shareholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the Business Combination, among other matters. See “Summary of the Proxy Statement/Prospectus—The Shareholder Meeting—Quorum and Vote of GPAC II Shareholders” and “Information about GPAC II—Extension of Time to Complete a Business Combination.”

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning GPAC II, without charge, by written request to Global Partner Acquisition Corp II, 200 Park Avenue 32nd Floor, New York, New York 10166, or by telephone request at (646) 585-8975; or Morrow Sodali, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call (203) 658-9400, or by emailing GPAC.info@investor.morrowsodali.com, or from the SEC through the SEC website at https://www.sec.gov.

In order for GPAC II’s shareholders to receive timely delivery of the documents in advance of the Shareholder Meeting to be held on     , 2024, you must request the information no later than , 2024 (five business days prior to the initially scheduled date of the Shareholder Meeting).

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “GPAC II” refer to Global Partner Acquisition Corp II, a Cayman Islands exempted company. The terms “Stardust Power,” or “Stardust” and “Company,” refer to Stardust Power Inc. prior to the Business Combination.

In this proxy statement/prospectus, references to:

“Adjournment Proposal” means the proposal as an ordinary resolution, to approve the adjournment of the Shareholder Meeting to a later date or dates if necessary (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient Ordinary Shares represented (either in person or by proxy) to approve the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal or the Equity Plan Proposal or (ii) if the board of directors of GPAC II determines that an adjournment is otherwise necessary.

“Advisory Governing Documents Proposals” means the proposals as ordinary resolutions and on a nonbinding advisory basis, to approve certain material differences between the Existing Governing Documents and the Proposed Governing Documents.

“Amended and Restated Registration Rights Agreement” has the meaning set forth in the Business Combination Agreement, a form of which is attached to this proxy statement/prospectus as Annex D.

“Ancillary Agreements” means the Support Agreements, the Amended and Restated Registration Rights Agreement, the Shareholder Agreement and the Lock-up Agreement.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the business combination agreement, dated as of November 21, 2023, by and among GPAC II, First Merger Sub, Second Merger Sub and Stardust Power, as it may be amended and supplemented from time to time. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal as an ordinary resolution, that the Business Combination Agreement, and the consummation of the transactions contemplated thereby be approved, ratified and confirmed in all respects.

“business day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cash” means, with respect to Stardust Power, its cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be revised or amended from time to time.

“Change in Control” means (i) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which substantially all of the GPAC II Common Stock is, directly or indirectly, converted into cash, securities or other property or non-cash consideration, (ii) a direct or indirect sale, lease, exchange or other transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Surviving Company’s assets, as determined on a consolidated basis, to a third party or third parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (iii) any transaction or series of transactions that results, directly or indirectly, in the stockholders of the Surviving Company as of immediately prior to such transactions holding, in the aggregate, less than 50% of the voting equity interests of the Surviving Company (or any successor of the Surviving Company) immediately after the consummation thereof, in the case of each of clause (i), (ii) or (iii), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of equity interests or assets, or otherwise.

“Charter Proposal” means the proposal as a special resolution, that upon the Domestication, the Existing Governing Documents be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws.

“Class A Ordinary Shares” or “Public Shares” means the Class A ordinary shares, par value $0.0001 per share, of GPAC II.

“Class B Conversion means at least one (1) business day prior to the Domestication, each Class B Ordinary Share outstanding shall convert automatically, on a one-for-one basis, into a Class A Ordinary Share in accordance with the Amended and Restated Articles of Association.

“Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of GPAC II.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means the post-combination company at Closing when GPAC II changes its name from “Global Partner Acquisition Corp II” to “Stardust Power Inc.”

“Combined Company Board” means the board of directors of the Combined Company.

“Combined Company Common Stock” means GPAC II Common Stock following the Closing.

“Combined Company Private Placement Warrants” means warrants representing the right to purchase shares of Combined Company Common Stock following the Closing.

“Combined Company Public Warrants” means the warrants representing the right to purchase shares of Combined Company Common Stock following the Closing.

“Combined Company Warrants” means the Combined Company Private Placement Warrants and the Combined Company Public Warrants.

“Company Support Agreements” means those certain support agreements dated as of November 21, 2023 by and among GPAC II, Stardust Power and certain Stardust Power Stockholders, a copy of which is attached to this proxy statement/prospectus as Annex I.

“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Equity Plan Proposal and the Nasdaq Proposal, each of which is conditioned on the approval and adoption of each of the others.

“Continental” or “Transfer Agent” means Continental Stock Transfer & Trust Company.

“Controlled Company Event” are to such time that the Combined Company is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615I(1).

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Domestication” means the transfer by way of continuation to Delaware and deregistration of GPAC II as an exempted company incorporated in the Cayman Islands and the continuation and domestication of GPAC II as a corporation incorporated in the State of Delaware.

“Domestication Proposal” means the proposal as a special resolution, that the Domestication be approved, ratified and confirmed in all respects.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Earnout Period” means the period beginning on the Closing Date and ending on the last day prior to the eighth anniversary of the Closing Date.

“Enterprise Value” means $450 million.

“Equity Value” means Enterprise Value (a) plus Cash as of the Measurement Time (b) minus Indebtedness of Stardust Power as of the Measurement Time (c) minus the Stardust Power Transaction Expenses.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchanged Company Options” means the issued and outstanding options of the Combined Company following the automatic conversion of the Stardust Power Options following the First Effective Time pursuant to the Business Combination Agreement.

v

“Exchanged Company Restricted Common Stock” means the issued and outstanding restricted stock of the Combined Company following the automatic conversion of the Stardust Power Restricted Stock following the First Effective Time pursuant to the Business Combination Agreement.

“Existing Governing Documents” means the amended and restated memorandum and articles of association of GPAC II.

“Extension Amendment Redemptions” means the 2023 Extension Amendment Redemption and the 2024 Extension Amendment Redemption.

“Extension Meetings” means the 2023 Extension Meeting and the 2024 Extension Meeting.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in the Business Combination Agreement.

“First Effective Time” means the time at which the First Merger becomes effective.

“First Merger” means the merger of First Merger Sub with and into Stardust Power, with Stardust Power being the surviving company and continuing as a direct, wholly owned subsidiary of GPAC II.

“First Merger Sub” means Strike Merger Sub I, Inc., a Delaware corporation and direct wholly-owned subsidiary of GPAC II.

“founder shares” means our Class B Ordinary Shares initially issued to our sponsor in a private placement and the Class A Ordinary Shares that will be issued upon the automatic conversion of the Class B Ordinary Shares at the time of our initial business combination or earlier at the option of the holders thereof (for the avoidance of doubt, such Class A Ordinary Shares will not be “Public Shares”). Founder shares are subject to vesting and transfer restrictions.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, municipal, local, or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, or instrumentality, arbitrator, arbitral body (public or private), court or tribunal.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Order” means any order, judgment, ruling, injunction, decree, writ, stipulation, determination or award, in each case, entered into by or with any Governmental Authority.

“GPAC II” means Global Partner Acquisition Corp II, a Cayman Islands exempted company, prior to the consummation of the Domestication, and a Delaware corporation after the Domestication.

“GPAC II Board” means GPAC II’s board of directors.

“GPAC II Common Stock” means, collectively, following the Domestication, the shares of common stock, par value $0.0001 per share, of GPAC II.

“GPAC II Public Units” means the units issued in our initial public offering, consisting of one Class A Ordinary Share and one-sixth of one GPAC II Public Warrant.

“GPAC II Private Placement Warrants” means those certain warrants to purchase Class A Ordinary Shares that were issued by GPAC II in a private placement to the Sponsor at the time of the consummation of GPAC II’s initial public offering, with each whole warrant exercisable for one GPAC II Class A Ordinary Share at an exercise price of $11.50 as contemplated under the GPAC II Warrant Agreement.

“GPAC II Shareholder” means a holder of Ordinary Shares.

“GPAC II Public Warrants” means those certain warrants to purchase Class A Ordinary Shares, fractions of which were included as part of each GPAC II Public Unit, with each whole warrant exercisable for one GPAC II Class A Ordinary Share at an exercise price of $11.50, as contemplated under the GPAC II Warrant Agreement (as defined below).

“GPAC II Warrants” means the GPAC II Private Placement Warrants and the GPAC II Public Warrants following the Domestication.

“GPAC II Warrant Agreement” means that certain Warrant Agreement, dated as of November 23, 2020, by and between GPAC II and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) all obligations for cash incentive, severance, deferred compensation or similar obligations in respect of any current or former employee or other individual service provider of Stardust Power (including the employer portion of any payroll social security, unemployment or similar Taxes), accrued prior to the Closing Date, (j) liabilities, including accounts payable to trade creditors and accrued expenses or purchase commitments, or (k) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (j) above and (l) with respect to each of the foregoing, any interest, breakage costs, prepayment or redemption penalties or premiums, or other fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made), in each case for this clause (l), to the extent unpaid and accrued as of the Closing Date; provided, however, that Indebtedness will not include any amounts included as Transaction Expenses.

“Initial business combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Initial business combination redemption time” is the time of exercise of our public shareholders’ rights to redeem public shares in connection with our initial business combination.

“Initial public offering” is our initial public offering, which we completed on January 14, 2021.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IR Act” means the Inflation Reduction Act of 2022.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Lock-up Agreement” means the Lock-up Agreements by and between GPAC II and certain Stardust Power Stockholders, a form of which is attached to this proxy statement/prospectus as Annex G.

“Maples” means Maples and Calder (Cayman) LLP, Cayman Islands counsel to GPAC II.

“Material Adverse Effect” has the meaning set forth in the Business Combination Agreement.

“Measurement Time” means 12:01 a.m. New York time on the Closing Date.

“Merger Consideration” means the aggregate number of shares of GPAC II Common Stock equal to the Equity Value divided by (b) $10.00.

“Merger Subs” means First Merger Sub and Second Merger Sub.

“Mergers” means the First Merger and the Second Merger.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” means the proposal as an ordinary resolution to approve the issuance of more than 20% of GPAC II’s issued and outstanding Ordinary Shares in connection with the Business Combination, for purposes of complying with applicable listing rules of Nasdaq.

“Non-Redemption Agreements” means those agreements between the Sponsor and several unaffiliated third parties, who are Public Shareholders, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 1,503,254 Class A Ordinary Shares of GPAC II in connection with the 2024 Extension Amendment Proposal. In exchange for the foregoing commitments not to redeem such Class A Ordinary Shares of GPAC II, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 127,777 shares of GPAC II to the unaffiliated third parties and simultaneously the forfeiture of 127,777 shares of GPAC II in the case of a transfer in connection with GPAC II’s completion of its initial Business Combination. All 127,777 shares transferrable or issuable to the unaffiliated third parties shall have no redemption rights.

“Non-Redemption Shares” means the amount of Ordinary Shares that may be transferred in connection with any Non-Redemption Agreement and Assignment of Economic Interest between GPAC II and Sponsor, not to exceed 170,000 Ordinary Shares.

“Non-U.S. Holder” means a beneficial owner of Public Shares or GPAC II Public Warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

“Ordinary Shares” means, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

“Per Share Consideration” means the number of shares of GPAC II Common Stock equal to the Merger Consideration divided by the number of shares of Stardust Power Fully-Diluted Shares.

“Permitted Liens” has the meaning specified in the Business Combination Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Government Official, Governmental Authority or other entity of any kind.

“PIPE Financing” means GPAC II’s entrance into additional subscription agreements with certain third-party subscribers (the “Additional Subscribers”) pursuant to which the Additional Subscribers, if any, upon the terms and subject to the conditions set forth therein, will agree to purchase Ordinary Shares, GPAC II Warrants, GPAC II Public Units or other securities of GPAC II. As of the date of this proxy statement/prospectus, GPAC II has not entered into any subscription agreements with prospective Additional Subscribers.

“Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposal, the Nasdaq Proposal, the Equity Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

“Proposed Bylaws” means the proposed bylaws of GPAC II, to be effective upon the Domestication, a form of which is attached to this proxy statement/prospectus as Annex C.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of GPAC II to be effective upon the Domestication, a form of which is attached to this proxy statement/prospectus as Annex B.

“Proposed Governing Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws.

“Public Shareholders” means the holders of Class A Ordinary Shares that were sold in the initial public offering (whether they were purchased in the initial public offering or thereafter in the open market).

“Record Date” means  .

“Redeemable Warrants” are to our detachable redeemable warrants and our distributable redeemable warrants.

“Redemption” means the redemption of Class A Ordinary Shares for the Redemption Price.

“Redemption Deadline” means 5:00 p.m., Eastern Time, on     , 2024 (two business days before the initially scheduled date of the Shareholder Meeting).

“Redemption Price” means the per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Class A Ordinary Shares.

“SAFEs” means the Simple Agreement of Future Equity, dated November 18, 2023, that provided $3,000,000 from American Investor Group Direct LLC and $2,000,000 that was provided pursuant to the Amended and Restated Simple Agreement of Future Equity dated November 18, 2023, subsequent to the SAFEs dated August 15, 2023, and agreement with an individual dated February 23, 2024 that provided $200,000. As of the date of this proxy statement/prospectus, the entire outstanding amount under the SAFEs is $5,200,000. Immediately prior to the First Effective Time, the SAFEs will automatically convert into the number of shares of Common Stock of Stardust Power equal to 136,605 of the Company’s common stock immediately prior to Closing.

“SAFE Conversion” means the automatic conversion of the SAFEs into the number of shares of Stardust Power Common Stock equal to 136,605 shares of Stardust Power Common Stock immediately prior to the First Effective Time in accordance with the terms of the SAFEs. Stardust Power and American Investor Group Direct LLC (“AIGD”) have entered into an agreement dated March 22, 2024 that provides Stardust Power, prior to the First Effective Time, with an option to issue additional Stardust Power Common Stock pursuant to terms that are substantially identical to the existing SAFEs, up to $15,000,000.

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” means the time at which the Second Merger becomes effective.

“Second Merger” means the merger of Stardust Power with and into Second Merger Sub, with Second Merger Sub being the Surviving Company and continuing as a direct, wholly owned subsidiary of GPAC II.

“Second Merger Sub” means Strike Merger Sub II, LLC, a Delaware limited liability company and a direct and wholly owned subsidiary of GPAC II.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Agreement” means the shareholder agreement that GPAC II, certain GPAC II Shareholders, and certain Stardust Power Stockholders, acting commercially reasonably, will agree to, in form and in substance that is to be effective upon Closing, a form of which is attached to this proxy statement/prospectus as Annex F.

“Shareholder Meeting” means the extraordinary general meeting of shareholders of GPAC II at , a.m. Eastern Time, on , 2024 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

“SPAC” is one or more special purpose acquisition companies, including, when required by the context, Stardust Power.

“Sponsor” means Global Partner Sponsor II LLC, a Delaware limited liability company, the managers of which are Chandra R. Patel, Richard C. Davis and Jarett Goldman.

“Sponsor Earnout Shares” refers to the 1,000,000 shares of GPAC II Common Stock held by Sponsor that are subject to forfeiture pursuant to the Sponsor Letter Agreement.

“Sponsor Letter Agreement” means the agreement, dated November 21, 2023, as amended, by and among the Sponsor and the directors and officers of GPAC II, pursuant to which, among other things, the Sponsor agreed to, among other things, (a) vote, in their capacity as shareholders of GPAC II, in favor of the Business Combination Agreement and the transactions, (b) be bound by certain transfer restrictions with respect to its Ordinary Shares prior to Closing, (c) terminate certain lock-up provisions included in that certain Letter Agreement, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 13, 2023, by and among Sponsor and GPAC II, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (d) fully vest 3,000,000 of its Class B Ordinary Shares immediately upon the Closing (and convert into GPAC II Common Stock), (e) subject 1,000,000 of its Class B Ordinary Shares to vesting (or forfeiture) on the basis of achieving (or failing to achieve) certain trading price thresholds following the Closing, (f) forfeit 3,500,000 of its Class B Ordinary Shares (reduced by any Non-Redemption Shares) for no consideration, and (g) waive any anti-dilution adjustment to the conversion ratio set forth in the Existing Governing Documents or similar protection with respect to the GPAC II Common Stock, in each case, as more fully set forth in the Sponsor Letter Agreement a copy of which is attached to this proxy statement/prospectus as Annex H.

“Sponsor team” is certain members of our Sponsor who will be acting as our advisors.

x

“Sponsor Trigger Event I ” means, the date on which the earlier to occur of (x) volume-weighted average price of one share of GPAC II Common Stock is greater than or equal to $12.00 for any 20 Trading Days within any period of 30 consecutive Trading Days within the Earnout Period and (y) a Change of Control; provided that the Sponsor Trigger Event I under (x) shall result in the vesting of 50% of the Sponsor Earnout Shares and the Sponsor Trigger Event I under (y) shall result in the vesting of 100% of the Sponsor Earnout Shares.

“Sponsor Trigger Event II ” means, the date on which the earlier to occur of (x) volume-weighted average price of one share of GPAC II Common Stock is greater than or equal to $14.00 for any 20 Trading Days within any period of 30 consecutive Trading Days within the Earnout Period and (y) a Change of Control; provided that the Sponsor Trigger Event II under (x) shall result in the vesting of the remaining 50% of the Sponsor Earnout Shares and the Sponsor Trigger Event II under (y) shall result in the vesting of 100% of the Sponsor Earnout Shares.

“Stardust Power” or “Stardust” means Stardust Power Inc., a Delaware corporation, and includes its wholly owned subsidiary, Stardust Power LLC, a Delaware corporation.

“Stardust Power Cancelled Shares” means all shares of Stardust Power Common Stock issued and outstanding immediately prior to the First Effective time held by Stardust Power in treasury or owned by GPAC II or the Merger Subs, which automatically will be cancelled and will cease to exist at the Second Effective Time.

“Stardust Power Common Stock” means the common stock of Stardust Power, par value $0.00001 per share.

“Stardust Power Dissenting Shares” means any shares of Stardust Power Common Stock issued and outstanding immediately prior to the First Effective Time and held by a Stardust Power Stockholder who has not voted in favor of the First Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL.

“Stardust Power Earnout Shares” refers to the 5,000,000 shares of Combined Company Common Stock payable to the holders of Stardust Power upon the Stardust Power Trigger Event.

“Stardust Power Fully-Diluted Shares” means the sum of (without duplication) (a) the aggregate number of shares of Stardust Power Common Stock issued and outstanding immediately prior to the First Effective Time, including without limitation any Stardust Power Restricted Stock whether vested or unvested, plus (b) the aggregate number of shares of Stardust Power Common Stock issuable upon exercise of all vested and unvested Stardust Power Options as of immediately prior to the First Effective Time but, for the avoidance of doubt, excluding any unissued Stardust Power Options plus (c) the number of shares of Stardust Power Common Stock issuable upon the SAFE Conversion.

“Stardust Power Option” means an option to purchase Stardust Power Common Stock.

“Stardust Power Organizational Documents” means the certificate of incorporation and bylaws of Stardust Power, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Stardust Power Restricted Stock” means (a) shares of Stardust Power Common Stock acquired by the holder thereof pursuant to a “Restricted Stock Purchase Agreement” or (b) pursuant to an award under the Stardust 2023 Plan, including pursuant to an early exercise of a Stardust Power Option, and which shares of Stardust Power Common Stock remain unvested under the terms of the “Restricted Stock Purchase Agreement” or the “Stock Option Agreement – Early Exercise,” as applicable.

“Stardust Power Trigger Event” means, within the Earnout Period, (a) the date on which the volume-weighted average price of Combined Company Common Stock is greater than or equal to $12.00 per share for any 20 Trading Days within any period of 30 consecutive Trading Days or (b) the occurrence of a Change in Control.

“Stardust 2023 Plan” means the Stardust Power’s 2023 Equity Incentive Plan and each other plan that provides for the award, to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Stardust Power, of rights of any kind to receive equity securities of Stardust Power or benefits measured in whole or in part by reference to securities of Stardust Power.

“Stardust Power Transaction Expenses” means all Transaction Expenses of Stardust Power as of the Measurement Time.

“Stardust Power 2024 Equity Plan” means the Stardust Power 2024 Equity Plan, a form of which is attached hereto as Annex E.

“Support Agreements” means the Company Support Agreements and the Sponsor Support Agreement.

“sustainability” or “sustainable” as used in this prospectus refers to business operations and processes that Stardust Power believes generally have a positive environmental and/or social impact.

“Termination Date” means the date by which GPAC II must complete its initial business combination.

“Trading Day” means a day on which GPAC II Common Stock is traded on a national securities exchange.

“Transaction Expenses” has the meaning specified in the Business Combination Agreement.

“Transactions” means the transactions contemplated by the Business Combination Agreement to occur at or immediately prior to the Closing, including the Domestication and the Mergers.

“2023 Extension Amendment Proposal” means the proposal presented at the 2023 Extension Meeting to amend the Existing Governing Documents to extend the date by which GPAC II must complete its initial business combination from January 14, 2023 to a date no later than January 14, 2024.

“2023 Extension Amendment Redemptions” means the redemption by GPAC II Shareholders of 26,068,281 Class A Ordinary Shares in connection with the approval and implementation of the 2023 Extension Amendment Proposal.

“2023 Extension Articles Amendment” means the amendment to the Existing Governing Documents as proposed in the 2023 Extension Amendment Proposal approved as a special resolution passed at the 2023 Extension Meeting.

“2023 Extension Meeting” means the extraordinary general meeting of GPAC II Shareholders held on January 11, 2023 to consider the 2023 Extension Amendment Proposal.

“2024 Equity Plan Proposal” means the proposal as an ordinary resolution to approve and adopt the Stardust Power 2024 Plan.

“2024 Extension Amendment Proposal” means the proposal presented at the 2024 Extension Meeting to amend the Existing Governing Documents to extend the date by which GPAC II must complete its initial business combination from January 14, 2024 to a date no earlier than July 14, 2024.

“2024 Extension Articles Amendment” means the amendment to the Existing Governing Documents as proposed in the 2024 Extension Amendment Proposal approved as a special resolution passed at the 2024 Extension Meeting.

“2024 Extension Meeting” means the extraordinary general meeting of GPAC II Shareholders held on January 9, 2024 to consider the 2024 Extension Amendment Proposal.

TRADEMARKS

This proxy statement/prospectus includes references to the trademarks, trade names and service marks belonging to us or to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable owner will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. GPAC II does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

MARKET AND INDUSTRY INFORMATION

Information contained in this proxy statement/prospectus concerning the market and the industry in which Stardust Power competes, including its market position, general expectations of market opportunities and market sizes, is based on information from various third-party sources, publicly available information, various industry publications, internal data and estimates, and assumptions made by Stardust Power based on such sources and Stardust Power’s knowledge of the lithium market. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Stardust Power operates and Stardust Power’s management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources has been obtained from sources believed to be reliable. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus constitute forward-looking statements within the meaning of the federal securities laws. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this proxy statement/prospectus, regarding the proposed business combination, our ability to consummate the business combination, the benefits of the transaction, the post-combination company’s future financial performance following the business combination and the post-combination company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding GPAC II’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement/prospectus in relation to Stardust Power has been provided by the Stardust Power management team, and forward-looking statements include statements relating to the expectations of Stardust Power’s management team and its beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of GPAC II’s securities;

•	the risk that the proposed business combination may not be completed by GPAC II’s business combination deadline;

•

the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by GPAC II’s shareholders and Stardust Power’s stockholders and the receipt of certain governmental and regulatory approvals;

•	the effect of the announcement or pendency of the proposed business combination on Stardust Power’s business relationships, performance, and business generally;

•

risks that the proposed business combination disrupts current plans of Stardust Power and potential difficulties in Stardust Power’s employee retention as a result of the proposed business combination;

•	the outcome of any legal proceedings that may be instituted against GPAC II or Stardust Power related to the agreement and the proposed business combination;

•

changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination;

•	the ability to maintain the listing of GPAC II’s securities on Nasdaq;

•

the price of the Combined Company’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which Stardust Power plans to operate, variations in performance across competitors, changes in laws and regulations affecting Stardust Power’s business and changes in the combined capital structure;

•	the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities;

•	the risks that the industry is subject to fluctuations including the changes in consumer demand for electric vehicles and the market volatility;

•	the risks that the non-binding letters of intent with potential suppliers and customers would not result in legally binding, definitive agreements; and

•

other risks and uncertainties related to the transaction set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in GPAC II’s prospectus relating to its initial public offering (File No. 333-351558) declared effective by the SEC on January 11, 2021 and other documents filed, or to be filed with the SEC by GPAC II, including GPAC II’s periodic filings with the SEC, including GPAC II’s Annual Report on Form 10-K filed with the SEC on March 19, 2024 and any subsequently filed Quarterly Report on Form 10-Q.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this proxy statement/prospectus. These forward-looking statements are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances, most of which are difficult to predict and many of which are beyond our control, that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed in or implied by any forward-looking statements. You should not rely on forward-looking statements as predictions of future events. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results and plans may vary in material respects from those expressed in any forward-looking statements. While forward-looking statements reflect our current views about future events and our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to update or revise any forward-looking statements, to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus, except as may be required under applicable securities laws. Before a shareholder grants its proxy or instructs how its votes should be cast or voted on the proposals set forth in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus may adversely affect GPAC II or Stardust Power.

The pro forma and prospective financial information included in this document has been prepared by, and is the responsibility of, Stardust’s and GPAC II’s management. Neither WithumSmith+Brown, PC nor KNAV CPA LLP has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to such pro forma and prospective financial information and, accordingly, neither WithumSmith+Brown, PC nor KNAV CPA LLP express an opinion or any other form of assurance with respect thereto. The reports of WithumSmith+Brown, PC included in this document relates to GPAC II’s previously issued financial statements. It does not extend to the pro forma and prospective financial information and should not be read to do so. The reports of KNAV CPA LLP incorporated by reference in this document relates to Stardust Power’s previously issued financial statements. It does not extend to the pro forma and prospective financial information and should not be read to do so.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Shareholder Meeting, including the Business Combination Proposal, you should read this entire document carefully and in its entirety, including the Annexes and accompanying financial statements of GPAC II and Stardust Power. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is attached hereto as Annex A and is also described in detail in this proxy statement/prospectus in the section titled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

GPAC II

GPAC II is a blank check company incorporated in November 2020 as a Cayman Islands exempted company for the purpose of effecting an initial business combination.

Our Class A Ordinary Shares are currently listed on Nasdaq under the symbol “GPAC,” the GPAC II Public Warrants are currently listed on the Nasdaq under the symbol “GPACW” and the GPAC II Public Units are currently listed on the Nasdaq under the symbol “GPACU.” Certain of our Class A Ordinary Shares and GPAC II Public Warrants currently trade as GPAC II Public Units consisting of one Class A Ordinary Share and one-sixth of one redeemable GPAC II Public Warrant, and are listed on the Nasdaq under the symbol “GPACU.” Upon the Domestication, the GPAC II Public Units will automatically separate into their component securities and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Global Partner Acquisition Corp II” to “Stardust Power Inc.” We intend to trade the Combined Company Common Stock and Combined Company Warrants on Nasdaq under the symbols “SDST” and “SDSTW,” respectively, upon the Closing.

GPAC II’s principal executive offices are located at 200 Park Avenue 32nd Floor, New York, New York 10166, and its phone number is (646) 585-8975.

First Merger Sub

First Merger Sub is a Delaware corporation and a direct, wholly owned subsidiary of GPAC II formed on November 15, 2023. In connection with the Business Combination, First Merger Sub will merge with and into Stardust Power (the “First Merger”), with Stardust Power being the surviving corporation of the First Merger (the date and time that the First Merger becomes effective being referred to as the “First Merger Effective Time”). First Merger Sub’s principal executive offices are located at 200 Park Avenue 32nd Floor, New York, New York 10166 and its phone number is (646) 585-8975.

Second Merger Sub

Second Merger Sub is a Delaware limited liability company and a direct, wholly owned subsidiary of GPAC II formed on November 15, 2023. In connection with the Business Combination, and immediately following the First Merger, Stardust Power will merge with and into Second Merger Sub, with Second Merger Sub being the Surviving Company. Second Merger Sub’s principal executive offices are located at 200 Park Avenue 32nd Floor, New York, New York 10166, and its phone number is (646) 585-8975.

Stardust Power

Stardust Power is a development stage American manufacturer of battery-grade lithium products designed to supply the electric vehicle (“EV”) industry and help to secure America’s leadership in the energy transition. Stardust Power is a newly incorporated company, formed on March 16, 2023, which intends to construct a lithium refinery facility in Oklahoma, U.S., with a projected capacity of producing up to 50,000 tons per annum (tpa) of battery grade lithium. Stardust Power is focused on the midstream refinery process, and currently, is not undertaking any exploration activities. Stardust Power has engaged advisors who have conducted various environmental and geotechnical/technical studies that are a prerequisite to establishing the facility. Stardust Power seeks to establish a refinery serving as a hub to process multiple sources of lithium brine primarily from the U.S. to supply battery grade lithium carbonate to domestic battery manufacturers. Stardust Power intends to enter into letters of intent and memoranda of understanding to avail itself of brine feedstock supply. Stardust Power’s business strategy will depend on such agreements and its ability to source lithium brine. Stardust Power has also engaged with established advisors with varied expertise in lithium refining, for the development of the refinery to oversee the construction of the facility. As a newly incorporated entity, Stardust Power is dependent on the expertise of, and agreements with, its various consultants to execute its business strategy. Having been incorporated on March 16, 2023, Stardust Power has a limited history of operations. The Company has not generated any revenue and has a history of losses, that stood at $3.79 million, for the period since its inception on March 16, 2023, to December 31, 2023. For more information about Stardust Power, see the sections titled “Business of Stardust Power” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stardust Power.”

Summary of the Business Combination Agreement

Upon the terms and subject to the conditions of the Business Combination Agreement, in accordance with the DGCL, the DLLCA, and other applicable laws, following the Domestication, (i) First Merger Sub will merge with and into Stardust Power, with Stardust Power being the surviving company in the merger (the “First Merger”) and, (ii) immediately following the First Merger, and as part of the same overall transaction as the First Merger, Stardust Power will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, the “Surviving Company”), and continuing as a direct, wholly-owned subsidiary of GPAC II. At Closing, GPAC II intends to change its name from “Global Partner Acquisition Corp II” to “Stardust Power Inc.” and the post-combination company will herein be referred to as the “Combined Company.”

Consideration Received under the Business Combination Agreement

In accordance with the terms and subject to the conditions of the Business Combination Agreement, each share of common stock of Stardust Power, par value $0.00001 per share (“Stardust Power Common Stock”), issued and outstanding immediately prior to the First Effective Time other than any Cancelled Shares and Dissenting Shares, will be converted into the right to receive the number of shares of GPAC II Common Stock equal to the Merger Consideration (as defined below) divided by the number of shares of Company Fully-Diluted Stock (as defined below) (the “Per Share Consideration”). The Merger Consideration means the aggregate number of GPAC II Common Stock equal to (i) $450.0 million (subject to certain adjustments as set forth in the Business Combination Agreement, including with respect to certain transaction expenses and the cash and debt of Stardust Power) divided by (ii) $10.00. Company Fully-Diluted Stock means the sum of (without duplication) (x) the aggregate number of shares of Stardust Power Common Stock issued and outstanding immediately prior to the First Effective Time, including without limitation any restricted stock of Stardust Power whether vested or unvested (the “Stardust Power Restricted Stock”), plus (y) the aggregate number of shares of Stardust Power Common Stock issuable upon exercise of all vested and unvested options of Stardust Power (“Stardust Power Options”) as of immediately prior to the effective time of the First Merger but, for the avoidance of doubt, excluding any unissued Stardust Power Options, plus (z) the number of shares of Stardust Power Common Stock issuable upon the SAFE Conversion (as defined therein).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each outstanding Stardust Power Option, shall automatically convert into an option to purchase a number of shares of Combined Company Common Stock equal to the number of shares of Combined Company Common Stock subject to such Stardust Power Option immediately prior to the First Effective Time multiplied by the Per Share Consideration at an exercise price per share equal to the exercise price per share of Stardust Power Common Stock divided by the Per Share Consideration, subject to certain adjustments (the “Exchanged Company Option”) and (ii) each share of Stardust Power Restricted Stock outstanding immediately prior to the First Effective Time shall convert into a number of shares of GPAC II Common Stock equal to the number of shares of Stardust Power Common Stock subject to such Stardust Power Restricted Stock multiplied by the Per Share Consideration (rounded down to the nearest whole share) (the “Exchanged Company Restricted Common Stock”). Except as provided in the Business Combination Agreement, the terms and conditions (including vesting and exercisability terms, as applicable) shall continue as were applicable to the corresponding former Stardust Power Option and Stardust Power Restricted Common Stock, as applicable, immediately prior to the First Effective Time.

Additionally, upon the occurrence of the Stardust Power Trigger Event, GPAC II will issue Stardust Power Earnout Shares as additional merger consideration. Pursuant to the Business Combination Agreement, and subject to the approval of the shareholders of GPAC II, GPAC II will adopt a customary incentive equity plan that will provide that the GPAC II Common Stock reserved for issuance thereunder, together with the shares of GPAC II Common Stock reserved with respect to Exchanged Company Options and Exchanged Company Restricted Common Stock under the Stardust 2023 Plan, will be set at an amount equal to 10.00% of GPAC II Common Stock outstanding immediately after Closing.

It is a condition of the consummation of the Business Combination that GPAC II receive confirmation from Nasdaq that the shares of GPAC II Common Stock to be issued in connection with the Business Combination have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, but there can be no assurance such listing condition will be met or that GPAC II will obtain such approval from Nasdaq. If such listing condition is not met or if such approval is not obtained, the Business Combination will not be consummated unless the stock exchange approval condition set forth in the Business Combination Agreement is waived by the applicable parties.

For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Consideration to be Received in the Business Combination.”

Organizational Structure

The diagram below depicts a simplified version of our organizational structure immediately before and immediately following the completion of the Domestication, the Mergers and the Business Combination. Refer to the section titled “Equity Ownership Upon Closing” for more information regarding outstanding equity securities of Stardust Power and their treatment in the Business Combination.

GPAC II before the Business Combination

Stardust Power before the Business Combination

Simplified Organizational Structure after giving effect to the Domestication, Mergers and Business Combination

The parties agreed to structure the Business Combination in this manner for tax and other business purposes, and we do not believe that our organizational structure will give rise to any significant business or strategic benefit or detriment. See the section titled “Risk Factors—Risks Related to GPAC II, the Business Combination and the Company” for additional information on our organizational structure.

Equity Ownership Upon Closing

On January 11, 2023, GPAC II held an extraordinary general meeting of its shareholders (the “2023 Extension Meeting”) in which the shareholders approved the proposal to amend GPAC II’s amended and restated memorandum and articles of association (the “2023 Extension Amendment Proposal”) to extend the date required to complete an initial business combination. In connection with the vote to approve the 2023 Extension Amendment Proposal, the holders of 26,068,281 Class A Ordinary Shares (86.9% of the Class A Ordinary Shares outstanding prior to the 2023 Extension Meeting) exercised their right to redeem their shares for cash at a redemption price of approximately $10.167 per share for an aggregate redemption amount of approximately $265,050,000, resulting in 3,931,719 Class A Ordinary Shares remaining outstanding.

On January 9, 2024, GPAC II held an extraordinary general meeting of its shareholders (the “2024 Extension Meeting”) in which the shareholders approved the proposal to amend GPAC II’s amended and restated memorandum and articles of association (the “2024 Extension Amendment Proposal”) to extend the date required to complete an initial business combination. In connection with the vote to approve the 2024 Extension Amendment Proposal, the holders of 2,137,134 Class A Ordinary Shares of GPAC II (54.4% of the Class A Ordinary Shares outstanding prior to the 2024 Extension Meeting) exercised their right to redeem their shares for cash at a redemption price of approximately $11.12 per share for an aggregate redemption amount of approximately $23,767,574 resulting in 1,794,585 Class A Ordinary Shares remaining outstanding.

In connection with the 2024 Extension Meeting to approve the 2024 Extension Amendment Proposal, the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with several unaffiliated third parties, who are Public Shareholders, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 1,503,254 Class A Ordinary Shares in connection with the 2024 Extension Amendment Proposal. In exchange for the foregoing commitments not to redeem such Class A Ordinary Shares, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 127,777 shares to such unaffiliated third parties and simultaneous forfeiture of 127,777 shares in the event of a transfer in connection with the consummation of the Business Combination. All 127,777 shares transferrable or issuable to the unaffiliated third parties shall have no redemption rights.

On April 5, 2024, Sponsor converted 7,400,000 Class B Ordinary Shares into Class A Ordinary Shares, on a one-for-one basis. The Sponsor waived any right to receive funds from the Trust Account with respect to the Class A Ordinary Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the Class B Ordinary Shares under the terms of that certain letter agreement, dated as of January 11, 2021, by and among the Company and its officers, its directors and the Sponsor (as amended). Following the conversion, the Company has a total of 9,194,585 Class A Ordinary Shares and 100,000 Class B Ordinary Shares outstanding. The Sponsor has, pursuant to the Sponsor Letter Agreement, agreed, for no compensation, to, among other things, vote all of their Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting, including the Business Combination.

As of the date of this proxy statement/prospectus, there are (i) 9,194,585 Class A Ordinary Shares issued and outstanding, (ii) 100,000 Class B Ordinary Shares issued and outstanding and (iii) 10,566,602 GPAC II Warrants (consisting of 5,566,667 GPAC II Private Placement Warrants and 4,999,935 GPAC II Public Warrants) issued and outstanding. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of GPAC II Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of the Class A Ordinary Shares are redeemed in connection with the Business Combination), GPAC II’s fully diluted share capital (after giving effect to the exercise of all of the GPAC II Private Placement Warrants) would be 19,861,187 Ordinary Shares.

The following table illustrates varying ownership levels in Combined Company Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the additional assumptions included in the table:

	Voting Interests in the Combined Company
	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Assuming Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%
GPAC II Public Shareholders	1,794,585	3.52%	897,293	1.79%	—	0.00%
Non-Redemption Shares(4)	127,777	*	127,777	*	127,777	*
Stardust Power(5)	45,000,000	88.37%	45,000,000	89.95%	45,000,000	91.60%
Sponsor (6)	3,000,000	5.98%	3,000,000	6.00%	3,000,000	6.11%
Sponsor Earnout Shares(7)	1,000,000	1.96%	1,000,000	2.00%	1,000,000	2.04%

Total Shares at Closing (excluding shares below)	50,922,362	100.00%	50,025,070	100%	49,127,777	100.00%

	Voting Interests in the Combined Company
	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Assuming Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%
Common Stock issuable upon exercise of the Public Warrants(8)	4,999,935		4,999,935		4,999,935
Common Stock issuable upon exercise of the Private Placement Warrants(9)	7,276,237		7,276,237		7,276,237
Stardust Power Earnout Shares(10)	5,000,000		5,000,000		5,000,000

Total Diluted Shares at Closing (including shares above)	68,198,534		67,301,242		66,403,949

*	Means less than 1%.
(1)

Assumes that no Public Shareholders exercise redemption rights with respect to their Class A Ordinary Shares for a pro rata share of the funds in the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(2)

Assumes that Public Shareholders (excludes Sponsor), holding 897,293 shares of Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $10,121,465 (based on the estimated per share redemption price of approximately $11.28 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(3)

Assumes that all Public Shareholders (excludes Sponsor), holding all 1,794,585 shares of Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $20,244,439 (based on the estimated per share redemption price of approximately $11.28 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(4)

Pursuant to the Non-Redemption Agreements, in exchange for commitments from unaffiliated third parties not to redeem certain Class A Ordinary Shares, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 127,777 shares and simultaneous forfeiture of 127,777 shares in the case of an issuance of a transfer in connection with the consummation of the Business Combination. It is anticipated that there will be a new issuance of 127,777 shares in accordance with the Non-Redemption Agreements. All 127,777 shares transferrable or issuable to the unaffiliated third parties shall have no redemption rights.

(5)

Includes (i) 39,634,539 shares of GPAC II Common Stock issued in accordance with the Business Combination Agreement in exchange for Stardust Common Stock (a portion of which are shares of GPAC II Common Stock issuable in exchange for Stardust Common Stock that were issued under the SAFEs prior to the Closing pursuant to the terms of the SAFEs) and (ii) 4,724,718 shares of GPAC II Common Stock in accordance with the Business Combination Agreement underlying the Exchanged Company Restricted Common Stock. The number of issuable shares assumes that there will be no cash or indebtedness adjustment to the enterprise value of Stardust Power pursuant to the Business Combination Agreement.

(6)

Includes 3,000,000 shares of GPAC II Common Stock issued to the Sponsor upon consummation of the Domestication. Excludes 1,000,000 shares of GPAC II Common Stock issued to the Sponsor that are subject to forfeiture. Reflects the forfeiture of 3,500,000 shares of GPAC II Common Stock (including any Non-Redemption Shares) pursuant to the Sponsor Letter Agreement.

(7)

Includes 1,000,000 shares of GPAC II Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter Agreement, but that will have voting rights and rights to receive dividends prior to any forfeiture. These shares will no longer be subject to forfeiture upon the occurrence of the Sponsor Trigger Event I or Sponsor Trigger Event II.

(8)	Includes 4,999,935 GPAC II Public Warrants.
(9)

Includes 5,566,667 GPAC II Private Placement Warrants outstanding prior to the Closing and an additional 1,709,570 Private Placement Warrants to be issued upon conversion of Promissory Notes at Closing.

(10)

Includes 5,000,000 shares of GPAC II Common Stock issuable to Stardust Power upon the occurrence of the Stardust Power Trigger Event. The Stardust Power Earnout Shares will not have voting rights or rights to receive dividends.

The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s share ownership will be after the Closing. For example, there are currently outstanding an aggregate of 12,276,172 GPAC II Warrants to acquire our Class A Ordinary Shares, which are comprised of 7,276,237 GPAC II Private Placement Warrants and 4,999,935 GPAC II Public Warrants sold as part of the GPAC II Public Units sold in our initial public offering and not redeemed at the Extension Meetings. Each outstanding GPAC II Warrant would be exercisable as a Combined Company Warrant commencing 30 days following the Closing for one share of Combined Company Common Stock. If we assume that each outstanding warrant is exercised and one share of Combined Company Common Stock is issued as a result of such exercise, with payment to the Combined Company of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 12,276,172 shares, with $141,175,978 paid to the Combined Company to exercise the warrants. For more information about the consideration to be received in the Business Combination, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Consideration to Be Received in the Business Combination.”

In addition to the changes in percentage ownerships depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. As illustrated in the table below, increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming stockholders. See the section entitled “Risk Factors—GPAC II’s shareholders will experience dilution due to the issuance of shares of Combined Company Common Stock, and securities that are exercisable for shares of Combined Company Common Stock, to the Combined Company’s security holders as consideration in the Business Combination” and “Risk Factors —Additional equity may be issued pursuant to a potential financing. Any such issuances would dilute the interest of our stockholders and likely present other risks.”

	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Assuming Maximum Redemptions(3)
	Number of Shares	Value per Share(4)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(6)
Base Scenario(7)	49,922,362	$11.21	49,025,070	$11.21	48,127,777	$11.21
Assuming all Public Warrants are exercised(8)	54,922,297	$11.24	54,025,005	$11.24	53,127,712	$11.23
Assuming all Private Placement Warrants are exercised(9)	57,198,599	$11.25	56,301,307	$11.25	55,404,014	$11.25
Assuming all Sponsor Earnout Shares are no longer subject to forfeiture(10)	50,922,362	$10.99	50,025,070	$10.98	49,127,777	$10.98
Assuming all Stardust Power Earnout Shares are vested(11)	54,922,362	$10.19	54,025,070	$10.17	53,127,777	$10.15
Assuming the SAFE Financing is exercised in full(12)	51,422,362	$10.88	50,525,070	$10.88	49,627,777	$10.87
Assuming all Public Warrants and Private Placement Warrants are exercised and Sponsor Earnout Shares and Stardust Power Earnout Shares are vested(13)	69,698,534	10.05	68,801,242	$10.04	67,903,949	$10.02

(1)	Assumes no Public Shares are redeemed.
(2)	Assumes 897,293 Class A Ordinary Shares are redeemed.
(3)	Assumes 1,794,585 Class A Ordinary Shares are redeemed.
(4)	Based on a post-transaction equity value of the combined company of $564.1 million calculated based on number of shares times market value of GPAC II shares as of April 15, 2024 of $11.21.

(5)

Based on a post-transaction equity value of the combined company of approximately $554 million, or approximately $564.1 million less the approximately $10.1 million (or approximately $11.28 per share, representing its original per share portion of the principal in the trust account and the interest accrued thereon) that would be paid from the trust account to redeem 897,293 public shares in connection with the Business Combination.

(6)

Based on a post-transaction equity value of the combined company of approximately $544 million, or approximately $564.1 million less the approximately $20.2 million (or approximately $11.28 per share, representing its original per share portion of the principal in the trust account and the interest accrued thereon) that would be paid from the trust account to redeem 1,794,586 public shares in connection with the Business Combination.

(7)

Represents (i) 45,000,000 shares issued to Stardust Power shareholders, (ii) 3,000,000 shares held by the Sponsor, (iii) 127,777 shares issued under the Non-Redemption Agreements, and (iv) 1,794,585 shares held by Public Shareholders in the No Redemption Scenario, 897,293 shares held by Public Shareholders in the 50% Redemption Scenario and no shares held by Public Shareholders assuming the Maximum Redemption Scenario, respectively.

(8)	Represents the Base Scenario plus the full exercise of 4,999,935 Public Warrants for a cash exercise price of $11.50 per share.
(9)

Represents the Base Scenario plus the full exercise of 5,566,667 Private Placement Warrants outstanding prior to he Closing and an additional 1,709,570 Private Placement Warrants to be issued upon conversion of Promissory Notes at Closing for a cash exercise price of $11.50 per share.

(10)	Represents the Base Scenario plus the Sponsor Earnout Shares outstanding and no longer subject to forfeiture.
(11)	Represents the Base Scenario plus the Stardust Power Earnout Shares being fully vested.
(12)

Represents the issuance of 1.5 million shares in exchange for $15.0 million under the SAFE Financing which is expected to be used entirely for operational purposes and therefore does not add to the post transaction equity value.

(13)

Represents the Base Scenario, plus the full exercise of the Public Warrants and Private Placement Warrants for a cash exercise price of $11.50, the Sponsor Earnout Shares outstanding and no longer subject to forfeiture, the Stardust Power Earnout Shares being fully vested, the exercise of Private Placement Warrants issued upon conversion of Promissory Notes and the issuance of 1.5 million shares under the SAFE Financing (which is expected to be used entirely for operational purposes and therefore does not add to the post transaction equity value).

Potential Financing

Pursuant to the terms of the Business Combination Agreement, GPAC II shall use commercially reasonable efforts to sell securities of the GPAC II in an amount not to exceed $150 million and Stardust Power shall use commercially reasonable efforts to sell Stardust Power securities in a private placement on terms mutually agreed to by GPAC II and Stardust Power. The raise of additional funds is not a closing condition. It is anticipated that any funds raised will be used for general corporate purposes and the development of the initial refinery. Currently, none of the Sponsor, directors, officers or their affiliates are expected to participate in a private placement or equity raise. Additionally, no terms have been agreed to and no commitments have been made for any private placement or equity raise at this time. See “Additional equity may be issued pursuant to a potential financing. Any such issuances would dilute the interest of our stockholders and likely present other risks.”

Conditions to Completion of the Business Combination Agreement

Conditions to Each Party’s Obligations

The obligation of GPAC II and Stardust Power to consummate the Business Combination is subject to the satisfaction or waiver of certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the HSR Act, (ii) no governmental authority having enacted any law that makes the Transactions or any part thereof illegal or otherwise prohibited, (iii) the Registration Statement becoming effective, (iv) the approval of GPAC II Shareholders and (v) the approval of Stardust Power’s stockholders. The closing conditions that GPAC II Shareholders approve the Business Combination Proposal, the Domestication Proposal and the Charter Proposal cannot be waived.

Conditions to the Obligations of Stardust Power

The obligation of Stardust Power to consummate the Business Combination is also subject to the satisfaction or waiver of other closing conditions, including, but not limited to, (i) the representations and warranties of GPAC II, First Merger Sub, and Second Merger Sub being true and correct to the standards applicable to such representations and warranties and each of the covenants of GPAC II having been performed or complied with in all material respects, (ii) each of the pre-Closing or at-Closing covenants of GPAC II having been performed or complied with in all material respects, (iii) GPAC II delivering the certificate signed by an authorized officer of GPAC II, certifying that, to the knowledge and belief of such officer, the necessary representations warranties, and covenants have been fulfilled (an “Officer’s Certificate”) to Stardust Power, (iv) the approval by Nasdaq of GPAC II’s listing application in connection with the Business Combination, (v) the non-occurrence of a Material Adverse Effect and (vi) GPAC II delivering to Stardust Power the executed counterparts of all of the Ancillary Agreements to which GPAC II is a party. All such closing conditions can be waived by Stardust Power.

Conditions to the Obligations of GPAC II

The obligation of GPAC II to consummate the Business Combination is also subject to the satisfaction or waiver of other closing conditions, including, but not limited to, (i) the representations and warranties of Stardust Power being true and correct to the standards applicable to such representations and warranties and each of the covenants of Stardust Power having been performed or complied with in all material respects, (ii) each of the pre-Closing or at-Closing covenants of Stardust Power having been performed or complied with in all material respects, (iii) Stardust Power entering into certain amendments to the outstanding SAFE Agreements, (iv) Stardust Power delivering an Officer’s Certificate to GPAC II, (v) the non-occurrence of a Material Adverse Effect and (vi) Stardust Power delivering to GPAC II the executed counterparts of all of the Ancillary Agreements to which Stardust Power is a party. All such closing conditions can be waived by GPAC II.

Termination

The Business Combination Agreement may be terminated at any time at or prior to Closing: (i) by mutual written consent of GPAC II and Stardust Power; (ii) by written notice from GPAC II to Stardust Power if the representations and warranties of Stardust Power are not true and correct or if Stardust Power fails to perform any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods so long as the breaching party is using its commercially reasonable efforts to cure such breach within such period (the “cure period”); (iii) by written notice from Stardust Power to GPAC II if the representations and warranties of GPAC II are not true and correct or if GPAC II fails to perform any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within the cure period; (iv) by either GPAC II or Stardust Power if the Business Combination is not consummated by July 14, 2024 (as may be extended under certain conditions), provided that the terminating party’s failure to fulfill any obligation under the Business Combination Agreement was not the primary cause of, or primarily resulted in, the failure of Closing to occur or if the terminating party is in breach of the Business Combination Agreement, which breach could give rise to a right of the other party to terminate the Business Combination Agreement; (v) by either GPAC II or Stardust Power if the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable government order or other law; (vi) by written notice from either GPAC II or Stardust Power if the GPAC II shareholder approval is not obtained at the special meeting of GPAC II (subject to any adjournment or recess of the meeting); (vii) by written notice from GPAC II to Stardust Power if certain Stardust Power shareholder approval has not been obtained within two business days following the date that this Registration Statement is declared effective; and (viii) by Stardust Power if GPAC II is delisted from Nasdaq without having been listed on another national securities exchange.

A copy of the Business Combination Agreement is filed with this Registration State on Form S-4 as Annex A and is incorporated herein by reference, and the foregoing description of the Business Combination Agreement is qualified in its entirety by reference thereto. The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. GPAC II does not believe that these schedules contain information that is material to an investment decision.

Effect of the Domestication on Existing GPAC II Equity

Immediately prior to the Domestication, each issued and outstanding Class B Ordinary Share will be converted, on a one-for-one basis, into one Class A Ordinary Share pursuant to the Existing Governing Documents. The Domestication will result in, among other things, the following, each of which will occur prior to the First Effective Time on the Closing Date:

•	each issued and outstanding Class A Ordinary Share will be converted, on a one-for-one basis, into one share of GPAC II Common Stock;

•

each issued and outstanding GPAC II Public Warrant and GPAC II Private Placement Warrant exercisable for one Class A Ordinary Share will be converted, on a one-for-one basis, into one GPAC II Public Warrant and GPAC II Private Placement Warrant, respectively, exercisable for one share of GPAC II Common Stock;

•	GPAC II Public Units will be converted into one share of GPAC II Common Stock and one-sixth of one GPAC II Public Warrant; and

•	the Existing Governing Documents will be replaced by the Proposed Governing Documents as described in this proxy statement/prospectus.

Related Agreements

Sponsor Letter Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, in connection with the transactions, the Sponsor, GPAC II, Stardust Power and the directors and officers of GPAC II have entered into a letter agreement, dated as of November 21, 2023 (as amended, the “Sponsor Letter Agreement” and, together with the Company Support Agreements, the “Support Agreements”), substantially in the form set forth in Annex H, pursuant to which, among other things, the Sponsor has agreed to, among other things, (a) vote, in their capacity as shareholders of GPAC II, in favor of the Business Combination Agreement and the Transactions, (b) be bound by certain transfer restrictions with respect to its Ordinary Shares, (c) terminate certain lock-up provisions included in that certain Letter Agreement, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 13, 2021, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (d) agree to be bound by certain lock-up provisions during the lock-up period described herein with respect to its Class B Ordinary Shares (as converted into Class A Ordinary Shares and then converted into GPAC II Common Stock), (e) fully vest 3,000,000 of its Class B Ordinary Shares (and convert into GPAC II Common Stock), (f) subject 1,000,000 of its Class B Ordinary Shares (as converted into Class A Ordinary Shares and then converted into GPAC II Common Stock) to vesting (or forfeiture) on the basis of achieving certain trading price thresholds following the Closing, (g) forfeit 3,500,000 of its Class B Ordinary Shares (reduced by any Non-Redemption Shares) for no consideration, and (h) waive any anti-dilution adjustment to the conversion ratio set forth in the Existing Governing Documents or similar protection with respect to the GPAC II Common Stock, in each case, as more fully set forth in the Sponsor Letter Agreement. The Sponsor Earnout Shares subject to forfeiture will have voting rights and rights to receive dividends prior to any forfeiture. The Stardust Power Earnout Shares will not have voting or dividend rights prior to forfeiture.

Amended and Restated Registration Rights Agreement

At Closing, GPAC II, the Sponsor and certain equityholders of Stardust Power will enter into an Amended and Restated Registration Rights Agreement pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of Combined Company Common Stock and Combined Company Private Placement Warrants. Pursuant to the Amended and Restated Registration Rights Agreement, GPAC II will agree that, within       business days after the Closing, the Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a shelf registration statement registering the resale of certain shares of Combined Company Common Stock and Combined Company Private Placement Warrants from time to time, and the Combined Company shall use commercially reasonable efforts to have such resale registration statement declared effective, or as soon as practicable thereafter. The equityholders party to the Amended and Restated Registration Rights Agreement are entitled to customary piggyback rights and may demand underwritten offerings, including block trades, of their registrable securities by the Combined Company from time to time.

Company Support Agreements

Contemporaneously with the execution of the Business Combination Agreement, in connection with the Transactions, certain stockholders of Stardust Power (collectively, the “Stardust Power Stockholders”) entered into certain Support Agreements, dated as of November 21, 2023 (the “Company Support Agreements”), with GPAC II and Stardust Power, substantially in the form set forth in Annex I, pursuant to which, among other things, such Stardust Power Stockholders have agreed to execute and deliver a consent constituting the Stardust Power Stockholder Approval.

Lock-up Arrangements

The Proposed Bylaws and the Sponsor Letter Agreement each contain lock-up provisions (described below) such that the Stardust Power Stockholders and the Sponsor will be subject to lock-up arrangements on their equity securities of the Combined Company pursuant to which, without the prior written consent of the Combined Company, during the period commencing on the Closing Date and with respect to the Combined Company Stockholders, ending on the date that is 180 days after the Closing Date, such parties will not (1) pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, voluntarily or involuntarily, such shares or other equity securities (the “Lock-Up Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Combined Company Common Stock, in cash or otherwise. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliate transfers, certain open market transfers and transfers upon death or by will. Additionally, VIKASA Clean Energy I LP and Energy Transition Investors LLC may each Transfer up to 50% of the Stardust Power Common Stock held by it, subject to each such transferee’s prior or concurrent written agreement, reasonably satisfactory to each of GPAC II and Stardust Power, evidencing such transferee’s arrangement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stardust Power Stockholder. For additional information regarding the lock-up restrictions, see “Proposal No. 1—The Business Combination Proposal—Related Agreements—Lock-up Arrangements.” The lock-up restrictions for the Sponsor will also lapse prior to their expiration upon the occurrence of certain events, including the closing price of GPAC II Common Stock reaching certain thresholds.

Shareholder Agreements

In connection with the Closing, GPAC II will enter into a shareholders’ agreement (the “Shareholders’ Agreement”) with Sponsor and Roshen Pujari (hereafter, Roshan Pujari) and his affiliates. The Shareholders’ Agreement provides Sponsor with the right to designate one nominee to GPAC II’s Board until the date upon which Sponsor’s and its affiliates’ aggregate ownership interest of the issued and outstanding Combined Company Common Stock decreases to one-half of their aggregate initial ownership interest.

Proposed Governing Documents

Prior to the Closing, GPAC II will amend and restate, subject to receipt of GPAC II shareholder approval, the Existing Governing Documents by the deletion in their entirety and the substitution in their place of the Proposed Governing Documents.

Proposals to be Submitted at the Shareholder Meeting

The following is a summary of the proposals to be presented to shareholders at the Shareholder Meeting of GPAC II and certain transactions contemplated by the Business Combination Agreement. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, and the Charter Proposal are approved at the Shareholder Meeting. The Advisory Governing Documents Proposals and Director Proposal will be presented to the shareholders for a vote only if the Business Combination Proposal, the Domestication Proposal, and the Charter Proposal are approved. The Advisory Governing Documents Proposals are voted upon on a nonbinding advisory basis only. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

The Business Combination Proposal

GPAC II is asking its shareholders to approve by ordinary resolution the Business Combination and the Business Combination Agreement, pursuant to which, among other things, on the date of the Closing, following the consummation of the Domestication and the Mergers, Stardust Power shall become a wholly owned subsidiary of GPAC II.

For more information about the transactions contemplated by the Business Combination Agreement, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 1—The Business Combination Proposal” and the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

The Domestication Proposal

GPAC II is asking its shareholders to approve by special resolution the Domestication Proposal. The consummation of the Domestication is a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement. The Domestication Proposal, if approved, will authorize a change of GPAC II’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while GPAC II is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, GPAC II will be governed by the DGCL.

For more information about the Domestication Proposal, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 2—The Domestication Proposal.”

The Charter Proposal

GPAC II is asking its shareholders to approve by special resolution the Charter Proposal. GPAC II will ask its shareholders to approve the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Certificate of Incorporation, under the DGCL, including the authorization of the change in authorized share capital as indicated therein.

For more information about the Charter Proposal, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 3—The Charter Proposal” and the full text of the Proposed Certificate of Incorporation of the Combined Company attached hereto as Annex B.

The Advisory Governing Documents Proposals

GPAC II is asking its shareholders to approve, by ordinary resolutions, on an advisory nonbinding basis, the following governance proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Certificate of Incorporation under the DGCL.

•

Advisory Governing Documents Proposal 4(A) — A proposal to increase the authorized share capital of GPAC II from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii)   shares of common stock, par value $0.0001 per share, and   shares of preferred stock, par value $0.0001 per share.

•

Advisory Governing Documents Proposal 4(B) — A proposal to authorize the GPAC II Board to issue any or all shares of the GPAC II Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the GPAC II Board and as may be permitted by the DGCL.

•

Advisory Governing Documents Proposal 4(C) — A proposal to adopt the Court of Chancery of the State of Delaware as the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless GPAC II consents in writing to the selection of an alternative forum.

•

Advisory Governing Documents 4(D) — A proposal on an advisory nonbinding basis that any action required or permitted to be taken by stockholders may be effected at a duly called annual or special meeting of stockholders and, until such time that the Combined Company is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1), by any written consent by such stockholders.

•

Advisory Governing Documents Proposal 4(E) — A proposal on an advisory nonbinding basis that, subject to the rights of holders of the GPAC II Preferred Stock and the terms of the Shareholder Agreement, any director or the entire GPAC II Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a two-thirds majority of the issued and outstanding capital stock of GPAC II entitled to vote in the election of directors, voting together as a single class.

•

Advisory Governing Documents Proposal 4(F) — A proposal to approve the amendment provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which set forth the voting standards by which the GPAC II stockholders may approve certain amendments to the Proposed Certificate of Incorporation and Proposed Bylaws, respectively.

•

Advisory Governing Documents Proposal 4(G) — A proposal to approve the removal of provisions in the Existing Governing Documents related to GPAC II’s status as a blank check company that will no longer apply upon the consummation of the Business Combination.

For more information about the Advisory Governing Documents Proposals, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 4(A)-(G)—The Advisory Governing Documents Proposals” and the full text of the Proposed Certificate of Incorporation and Proposed Bylaws of Stardust Power attached hereto as Annex B and Annex C, respectively.

The Nasdaq Proposal

GPAC II is asking its shareholders to approve by ordinary resolution the Nasdaq Proposal. The Nasdaq proposal provides, for the purposes of complying with the applicable provisions of 5635 of the Nasdaq Listing Rules, the issuance of shares of Combined Company Common Stock in connection with the Business Combination be approved. The Class A Ordinary Shares, GPAC II Public Warrants and the GPAC II Public Units are currently listed on Nasdaq under the symbol “GPAC,” “GPACW” and “GPACU,” respectively. In connection with the Closing, we intend to change our name from “Global Partner Acquisition Corp II” to “Stardust Power Inc.” and we expect that the shares of GPAC II Common Stock and the GPAC II Warrants will continue trading on Nasdaq under the new symbols “SDST” and “SDSTW,” respectively, following the Closing. Furthermore, GPAC II Public Units will no longer trade following consummation of the Domestication.

For more information about the Nasdaq Proposal, we encourage shareholders to carefully consider the information set out below under “Proposal No. 5—The Nasdaq Proposal.”

The Equity Plan Proposal

GPAC II is asking its shareholders to approve by ordinary resolution the Equity Plan Proposal. Pursuant to the Stardust Power 2024 Equity Plan, a number of shares of GPAC II Common Stock equal to ten percent (10%) of the shares of GPAC II Common Stock that are issued and outstanding as of Closing will be reserved for issuance under the Stardust Power 2024 Equity Plan, subject to annual increase and recycling provisions described in more detail in the Equity Plan Proposal and in the Stardust Power 2024 Equity Plan.

For more information about the Equity Plan Proposal, we encourage shareholders to carefully consider the information set out under “Proposal No. 6—The Equity Plan Proposal” and the full text of the Stardust Power 2024 Equity Plan attached hereto as Annex E.

The Director Election Proposal

GPAC II is asking its shareholders to approve by ordinary resolution the election of two directors to serve until the 2025 annual meeting of stockholders, two directors to serve until the 2026 annual meeting of stockholders and three directors to serve until the 2027 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”). For more information about the Director Election Proposal, we encourage shareholders to carefully consider the information set out under “Proposal No. 7—The Director Election Proposal.”

The Adjournment Proposal

GPAC II is asking its shareholders to approve by ordinary resolution the Adjournment Proposal to adjourn the Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient Ordinary Shares represented (either in person or by proxy) to approve the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Proposal or the Director Election Proposal or (ii) if the GPAC II Board determines that an adjournment is otherwise necessary, be approved, ratified and confirmed in all respects.

For more information about the Adjournment Proposal, we encourage shareholders to carefully consider the information set out under “Proposal No. 8—The Adjournment Proposal.”

The Shareholder Meeting

Date, Time and Place of the Shareholder Meeting

The Shareholder Meeting of GPAC II will be held on    , 2024 at a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two business days in advance of the Shareholder Meeting by contacting    by a.m., Eastern Time, on   , 2024 (two business days prior to the meeting date).

Registering for the Shareholder Meeting

If you are a registered shareholder, you will receive a proxy card from the Continental. The form contains instructions on how to attend the virtual Shareholder Meeting, including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual Shareholder Meeting starting on     , 2024 at a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser    and enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.

Shareholders who hold their investments through a bank or broker will need to contact Continental to receive a control number. If you plan to vote at the Shareholder Meeting, you will need to have a legal proxy from your bank or broker or, if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. Either way, you must contact the Transfer Agent for specific instructions on how to receive the control number. Continental can be contacted at the number or email address above. Please allow up to 72 hours prior to the Shareholder Meeting for processing your control number.

If you do not have access to the Internet, you can listen only to the meeting by dialing 1 800-450-7155 (or if you are located outside the United States and Canada +1 857-999-9155 (standard rates apply)) and when prompted enter the pin number 6192917#. Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.

Voting Power; Record Date

GPAC II Shareholders will be entitled to vote or direct votes to be cast at the Shareholder Meeting if they owned Ordinary Shares at the close of business on    , which is the “Record Date” for the Shareholder Meeting. Shareholders will have one vote for each Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. The GPAC II Warrants do not have voting rights. As of the close of business on the Record Date, there were    Ordinary Shares issued and outstanding, of which    were issued and outstanding Class A Ordinary Shares.

Quorum and Vote of GPAC II Shareholders

A quorum of GPAC II Shareholders is necessary to hold a valid meeting. A quorum will be present at the Shareholder Meeting if the holders of a majority of the Ordinary Shares entitled to vote at the Shareholder Meeting are present (in person or by proxy) or, being a non-natural person, duly represented in person or by proxy at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

The Sponsor has, pursuant to the Sponsor Letter Agreement, agreed, for no compensation, to, among other things, vote all of their Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 80.69% of the Ordinary Shares. As a result, as of the Record Date, in addition to the shares of the Sponsor, no additional Ordinary Shares held by Public Shareholders would be required to be present at the Shareholder Meeting to achieve a quorum. The following table reflects the number of Public Shares required to approve each proposal.

Number of Additional Public Shares Required To Approve Proposal
Proposal	Approval Standard	If Only Quorum is Present and All Present Shares Cast Votes	If All Shares Are Present and All Present Shares Cast Votes
Business Combination Proposal	Ordinary Resolution[1]	—	—
Domestication Proposal	Special Resolution[2]	—	—
Charter Proposal	Special Resolution[2]	—	—
Each Governing Documents Proposal	Ordinary Resolution[1]	—	—
Nasdaq Proposal	Ordinary Resolution[1]	—	—
Equity Plan Proposal Director Election Proposal	Ordinary Resolution[1] Ordinary Resolution[1]	— —	— —
Adjournment Proposal	Ordinary Resolution[1]	—	—

1

Under Cayman law, an ordinary resolution requires the affirmative vote of the holders of at least a majority of the issued Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

2

Under Cayman law, a special resolution requires the affirmative vote of the holders of at least a two-thirds majority of the issued Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” for more information related to the Sponsor Letter Agreement.

The proposals presented at the Shareholder Meeting require the following votes:

1.

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

2.

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

3.

Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

4.

Advisory Governing Documents Proposals: The approval of each of the Advisory Governing Documents Proposals, on an advisory nonbinding basis, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

5.

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

6.

Equity Plan Proposal: The approval of the Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

7.

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

8.

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

Redemption Rights

Holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that GPAC II redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $11.28 per share as of April 15, 2024, the most recent practicable date prior to the date of the proxy statement/prospectus), calculated as of two business days prior to the consummation of the Business Combination. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, GPAC II will redeem these shares prior to the Domestication for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination. Additional terms and conditions apply. See the section titled “Shareholder Meeting—Redemption Rights” of this proxy statement/prospectus for additional information.

Appraisal Rights and Dissenting Shares

GPAC II Shareholders have appraisal rights in connection with the initial Business Combination or the Domestication under Section 262 of the DGCL. All dissenting shares will not be converted, but will have the right to receive payment of their fair value in accordance with the Business Combination Agreement.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. GPAC II has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholder Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section titled “Shareholder Meeting—Revoking Your Proxy.”

Recommendation of the GPAC II Board

The GPAC II Board believes that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of GPAC II and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Governing Documents Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.

The existence of financial and personal interests of one or more of GPAC II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of GPAC II and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

The GPAC II Board’s Reasons for the Approval of the Business Combination

The GPAC II Board, in evaluating the Business Combination, consulted with GPAC II’s management and technological, financial and legal advisors. In reaching its unanimous decision that the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of GPAC II and its shareholders, and to recommend that the GPAC II shareholders adopt the Business Combination Agreement and approve the Business Combination and other transactions contemplated thereby, the GPAC II Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the GPAC II Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The GPAC II Board contemplated its decision in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the GPAC II Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the GPAC II Board reviewed the results of the due diligence conducted by GPAC II’s management and GPAC II’s advisors, which included:

•	meetings and calls with Stardust Power management and advisors regarding business model, operations and forecasts;

•	research on industry trends and other industry factors;

•

a review of GPAC II’s and Stardust Power’s respective material contracts, intellectual property matters, employment matters and other legal matters and documents posted to a virtual data room, and certain other legal and commercial diligence;

•	research on comparable companies operating in the industry;

•

meetings and conference calls with GPAC II’s and Stardust Power’s respective management teams, counsel and representatives regarding future operations, project timeline, Stardust Power’s business plan, and demand and potential growth in the lithium industry, among other customary due diligence matters;

•	consultation with legal and financial advisors and industry experts;

•	financial and valuation analysis of Stardust Power and the business combination; and

•	financial and accounting diligence.

The GPAC II Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Industry Growth Prospects. The demand for lithium in connection with the production of electric vehicle batteries has grown substantially in recent years and is expected to grow at an accelerating rate in the future. The lack of lithium refineries, coupled with lithium supply, in the United States presents unique growth opportunities for Stardust Power.

•

Experienced and Knowledgeable Management Team. The founders and other officers of Stardust Power are integral to its project development, and bring robust industry and project-related experience. Management has a history of successful project execution. Certain officers of Stardust Power also have relevant public company leadership experience, and have positioned Stardust Power to successfully transition to public company reporting obligations.

•

Alignment with GPAC II’s Key Target Criteria. Stardust Power embodies several of GPAC II’s stated key criteria for a potential target company, including its accelerated growth opportunities, the anticipated benefit for it to becoming a public company (including access to the capital markets), the strength of its experienced and knowledgeable management team and the future potential for brand strength and high margins.

•

Government Incentives. Federal and local governments provide substantial financial incentives to companies engaged in the energy security and climate change adjacent sectors, and Stardust Power will be well positioned to benefit from these incentives.

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement are the result of arm’s length negotiations between GPAC II and Stardust Power, and have been validated by their respective advisors as reasonable.

•

Valuation Supported by Due Diligence. GPAC II and its advisors satisfactorily engaged in a rigorous due diligence examination of Stardust Power, its business, its legal affairs and its initially proposed project. The results of technological and legal due diligence related to the macro-lithium industry, the national demand for lithium in connection with the production of electric vehicles, the expected growth of this demand, comparable companies operating in this space, the lack of lithium refineries in the United States, and

Stardust Power’s potential to play a large role in servicing this need, validated the merits of Stardust Power’s business and the financial due diligence validated GPAC II’s valuation of Stardust Power.

•

Strong Relationships. Stardust Power’s plan to develop the Facility involves executing a fully chemical conversion process using “off-the-shelf” technologies with a proven and existing track record. This approach aims to minimize risks associated with technology adoption.

•

Other Alternatives. The GPAC II Board believes, after reviewing approximately 20 companies and negotiating several term sheets, that the proposed Business Combination represents the best potential business combination opportunity for GPAC II, for the reasons provided above.

The GPAC II Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader, macro risks, including the following issues and risks:

•

Early Stage Company Risk. The risk that Stardust Power is an early-stage company, with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future. Stardust Power is a development stage company and does not yet have any operations, which mitigates the attractiveness of the investment opportunity.

•

Execution Risk. Given the nature of Stardust Power’s business and its early stage of operations, a failure to successfully secure additional funding or to successfully progress project development will result in a substantially negative outcome for the combined company.

•

Anticipated Benefits May Not be Achieved. The potential benefits of the Business Combination, as described above, may not be fully achieved, or may not be achieved within the expected timeline. For example, the development of Stardust Power’s initially proposed project will require significant investment and, while Stardust Power has begun preliminary steps, it has yet broken ground on the lithium refinery. There is a risk that Stardust Power’s lithium refinery may not be completed, on the contemplated timeline or at all.

•

Macroeconomic Risks. The last 36 months have brought significant macroeconomic uncertainty, which could continue and have a negative effect on the resulting company’s access to capital and business operations.

•

Long-Term Demand. The is a possibility in a shift in demand for refined lithium in the medium- to long-term, which could negatively impact Stardust Power’s business if such a shift were to include lessened demand for lithium or progress at a faster rate than is presently anticipated.

•

GPAC II Shareholder Vote. GPAC II’s stockholders may fail to attend the meeting in requisite numbers to reach a quorum for the conduct of business or may fail to provide the votes necessary to effect the Business Combination.

•

Redemption Risk. Holders of GPAC II Public Units have a right to redeem their shares prior to the consummation of the Business Combination, which, if exercised on a large scale, could make the Business Combination more difficult to complete.

•

Closing Conditions. The Business Combination is conditioned on the satisfaction of certain closing conditions that are not within GPAC II’s control, including approval by GPAC II shareholders and approval by the Nasdaq of the initial listing application.

•

Potential Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•

Fees and expenses. The fees and expenses associated with completing the Business Combination, including with respect to the proxy solicitation, potential litigation, registration of the shares of the resulting company, listing on the stock exchange and regulatory approvals, may exceed GPAC II’s and Stardust Power’s available resources.

•

Listing Risks. Preparing Stardust Power, a private entity, for the applicable disclosure and listing requirements that the resulting company will be subject to as a publicly traded company on the Nasdaq will be a challenging process.

•

Liquidation of GPAC II. If the Business Combination is not completed for any reason, after the GPAC II Board’s and management’s focus and resources have been directed exclusively to Stardust Power and diverted from other business combination opportunities, there is a risk that GPAC II may be unable to effect a business combination in the requisite time frame and, consequently, may be forced to liquidate.

•

Other Risk Factors. The GPAC II Board additionally considered the various other risk factors described in the section titled “Risk Factors” beginning on page 66 of this proxy statement/prospectus/information statement.

In addition to considering the factors described above, the GPAC II Board also considered that some officers and directors of GPAC II might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of GPAC II’s shareholders. GPAC II’s independent directors reviewed and considered these interests during the negotiation of the Business Combination Agreement and in evaluating and unanimously approving, as members of the GPAC II Board, the Business Combination Agreement and the transactions contemplated thereby.

The GPAC II Board concluded that the potential benefits that it expected GPAC II and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the GPAC II Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, were advisable, fair to and in the best interests of GPAC II and its shareholders.

Fairness Opinion of Enclave

On November 20, 2023, Enclave Capital LLC (“Enclave”) rendered its written opinion (the “Fairness Opinion”) to the GPAC II Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Enclave, including the redemption rights of the holders of Class A Ordinary Shares at the current redemption price, as set forth in the Fairness Opinion, the Business Combination, including the consideration to be paid by GPAC II to the holders of Class A Ordinary Shares pursuant to the Business Combination Agreement, was fair to the holders of Class A Ordinary Shares from a financial point of view.

The full text of Enclave’s written opinion to the GPAC II Board, dated November 20, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Enclave in rendering its opinion, is attached as Annex J to this proxy statement/prospectus and is incorporated therein by reference to the full text of the opinion. The foregoing summary of Enclave’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Enclave’s opinion and the summary of Enclave’s opinion below carefully and in their entirety. Enclave’s opinion was for the benefit of the GPAC II Board and addressed only the fairness from a financial point of view of the Business Combination, including the consideration to be received by the holders of Class A Ordinary Shares pursuant to the Business Combination Agreement as of the date of the opinion and did not address any other aspects or implications of the Business Combination. Enclave’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the shareholders of Stardust or the shareholders of GPAC II should vote at any shareholders’ meeting to be held in connection with the Business Combination.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the GPAC II Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and Stardust Power’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. GPAC II Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that the Sponsor, for no compensation, has agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor is obligated to vote in favor of the Business Combination;

•

the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in GPAC II’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

•

the fact that the Sponsor paid an aggregate amount of $25,000 for the founder shares, which will convert into 7,500,000 shares of GPAC II Common Stock (3,500,000 of which will be forfeited by Sponsor (including any Non-Redemption Shares), 3,000,000 of which will vest and 1,000,000 of which will be subject to forfeiture) in accordance with the terms of GPAC II’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor paid $8,350,000 for 5,566,667 GPAC II Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the initial public offering and 30 days following the Closing for one share of GPAC II Common Stock at $11.50 per share and which, pursuant to the Amended and Restated Registration Rights Agreement, will be registered for resale following the Business Combination; if we do not consummate an initial business combination by the Termination Date, then the proceeds from the sale of the GPAC II Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;

•

the fact that the Sponsor has invested in GPAC II an aggregate of $8,375,000, comprised of the $25,000 purchase price for 7,500,000 founder shares and the $8,350,000 purchase price for 5,566,667 GPAC II Private Placement Warrants. Assuming a trading price of $11.21 per Class A Ordinary Share (based upon the closing price of the Class A Ordinary Shares on Nasdaq on April 15, 2024), the 7,500,000 founder shares held by the Sponsor would have an implied aggregate market value of approximately $84,075,000, representing unrealized gain for such holder of approximately $75,700,000 (after taking into consideration the forfeiture of 3,500,000 shares, would have an implied aggregate market value of approximately $44,840,000, representing an unrealized gain for such holder of approximately $36,465,000). Even if the trading price of the shares of GPAC II Common Stock were as low as approximately $2.09 per share, the aggregate market value of the founder shares alone (without taking into account the value of the GPAC II Private Placement Warrants) would be approximately equal to the initial investment in GPAC II by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in GPAC II at a time when shares of GPAC II Common Stock have lost significant value. On the other hand, if GPAC II liquidates without completing a business combination before the Termination Date, the Sponsor will lose its entire investment in GPAC II;

•

the fact that the Sponsor and GPAC II’s officers and certain directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate, in which case such holders would lose their entire investment. As a result, the Sponsor as well as GPAC II’s officers and certain directors may have a conflict of interest in determining whether Stardust Power is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming termination date in the Existing Governing Documents as described further below. The GPAC II Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Public Shareholders that they approve the Business Combination;

•

the fact that the Sponsor (and GPAC II’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other GPAC II Shareholders experience a negative rate of return in the Combined Company, including if the share price of the Combined Company after the Closing falls below the price initially paid for the GPAC II Public Units in GPAC II’s initial public offering;

•

the fact that Sponsor and GPAC II’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if GPAC II fails to complete an initial business combination by the Termination Date;

•

the fact that at Closing, we anticipate that (i) loans made by the Sponsor or any of its affiliates to GPAC II in an amount of approximately $2,564,355 will be converted into approximately 1,709,570 GPAC II Private Placement Warrants and (ii) loans made by the Sponsor or any of its affiliates to GPAC II in an amount of approximately $1,377,406 will be repaid in cash, each in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $3,941,761 for which the Sponsor and GPAC II’s officers and directors are awaiting reimbursement in cash or through the conversion into GPAC II Private Placement Warrants. GPAC II issued the August 1, 2022 Note and the January 13, 2023 Note (each as defined herein) in the principal amounts of up to $2,000,000 and $4,000,000, respectively, to Sponsor. The notes bear no interest and are due and payable upon the earlier to occur of (i) the Termination Date, (ii) the consummation of an initial business combination and (iii) the liquidation of GPAC II. At the election of Sponsor, all or a portion of the unpaid principal amount of the January 13, 2023 Note may be converted into warrants, at a price of $1.50 per warrant, each warrant exercisable for one Class A Ordinary Share. The warrants shall be identical to the GPAC II Private Placement Warrants issued to Sponsor at the time of the initial public offering. The notes are subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable;

•

the fact that, in certain instances, the Sponsor and GPAC II’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by the Termination Date;

•

the fact that if the Trust Account is liquidated, including in the event GPAC II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify GPAC II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which GPAC II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to GPAC II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that GPAC II may be entitled to distribute or pay over funds held by GPAC II outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•	the fact that Sponsor has the right to designate one member of the Combined Company Board.

The GPAC II Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for our initial public offering and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by the Combined Company with any other target business or businesses, and (iii) the Sponsor will hold equity interests in the Combined Company with value that, after the Closing, will be based on the future performance of the Combined Company Common Stock. In addition, GPAC II’s independent directors reviewed and considered these interests, along with the Fairness Opinion, during their evaluation of the Business Combination and in unanimously approving, as members of the GPAC II Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the foregoing considerations, the GPAC II Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the GPAC II Shareholders will receive as a result of the Business Combination. The GPAC II Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

For more information about the factors the GPAC II Board considered in evaluating and recommending the Business Combination to the GPAC II Shareholders, see sections titled “Proposal No. 1—The Business Combination Proposal—The GPAC II Board’s Reasons for the Approval of the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine.”

Sponsor Beneficial Ownership of GPAC II Prior to Closing

	Securities held by Sponsor	Sponsor cost at the initial public offering
Class A Ordinary Shares	—	$—
Founder Shares(1)	7,500,000	25,000
GPAC II Private Placement Warrants	5,566,667	8,350,000
Total		$8,375,000

(1)

Pursuant to the Sponsor Letter Agreement, Sponsor will forfeit 3,500,000 shares (including any Non-Redemption Shares) and subject 1,000,000 to forfeiture pursuant to the Sponsor Letter Agreement. On April 5, 2024, Sponsor converted 7,400,000 Class B Ordinary Shares into Class A Ordinary Shares, on a one-for-one basis. The Sponsor waived any right to receive funds from the Trust Account with respect to the Class A Ordinary Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the Class B Ordinary Shares under the terms of that certain letter agreement, dated as of January 11, 2021, by and among the Company and its officers, its directors and the Sponsor (as amended).

Sponsor Beneficial Ownership of the Combined Company Following the Closing

	Securities held by Sponsor at Closing		Value per Security as of April 15, 2024
GPAC II Common Stock Issued to Holders of Founder Shares	4,000,000	(1)	$44,840,000	(2)
GPAC II Private Placement Warrants	5,566,667		$575,203	(2)
GPAC II Private Placement Warrants issued upon conversion of Promissory Notes	1,709,570	(3)	176,085

(1)	1,000,000 of the Public Shares are subject to forfeiture pursuant to the Sponsor Letter Agreement.
(2)	Based on the closing price of the Public Shares and GPAC II Public Warrants on April 15, 2024, which was $11.21 per share and $0.103 per Warrant.
(3)	Assumes the conversion of $2,564,355 of Promissory Notes into 1,709,570 GPAC II Private Placement Warrants.

In addition, the Sponsor, GPAC II’s executive officers and directors, and any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on GPAC II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. GPAC II’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, GPAC II’s executive officers or directors, or GPAC II’s affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, GPAC II does not have any additional controls in place governing GPAC II’s reimbursement payments to GPAC II’s directors and executive officers for their out-of-pocket expenses incurred in connection with GPAC II’s activities on GPAC II’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by GPAC II to the Sponsor, GPAC II’s executive officers and directors, or any of their respective affiliates, prior to completion of its initial business combination. As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred and remain outstanding by GPAC II’s executive officers and directors.

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding GPAC II or our securities, Sponsor, Stardust Power and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

While the purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied, there can be no assurance that such purchases or other transactions, even if consummated, would be successful. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. GPAC II will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which GPAC II has received redemption requests.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of GPAC II and its shareholders and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

Conflicts of Interest and Waiver of Corporate Opportunity Doctrine

Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company, including, but not limited to, the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different classes of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings. As detailed below, the Existing Governing Documents provide such permission through a waiver of the corporate opportunities doctrine. The Existing Governing Documents provide that (a) GPAC II renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for GPAC II’s directors and officers, on the one hand, and GPAC II, on the other and (b) GPAC II’s directors and officers shall have no duty to communicate or offer any such corporate opportunity to GPAC II and shall not be liable to GPAC II for breach of any fiduciary duty as a member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us. We do not believe that the fiduciary duties or contractual obligations of GPAC II’s officers or directors will materially affect GPAC II’s ability to complete the Business Combination.

While the Existing Governing Documents included the waiver of corporate opportunities as described in the preceding paragraph, GPAC II’s compliance with such provision did not affect or otherwise limit GPAC II’s search for an acquisition target. Given the large target universe considered by GPAC II’s management team, which more than 50 potential target companies and non-disclosure agreements entered into or introductory materials exchanged with more than 26 companies, the GPAC II Board does not believe that the other fiduciary duties or contractual obligations of GPAC II’s officers and directors materially affected GPAC II’s ability to source a potential business combination. Please see “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination” for more information about GPAC II’s search for targets in the potential business combination.

In addition to those interests of certain persons in the Business Combination listed above, Public Shareholders should also be aware that GPAC II’s Sponsor and our officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as GPAC II may obtain loans from the Sponsor or an affiliate of the Sponsor or any of GPAC II’s officers or directors to finance transaction costs in connection with the Business Combination. For more information on the affiliate financing arrangements in connection with the Business Combination please see “Certain Relationships and Related Party Transactions—GPAC II Related Party Transactions.”

None of us, our Sponsor, nor any of our officers or directors are affiliated with Stardust Power prior to the consummation of the Business Combination. The GPAC II Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for our initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by GPAC II with any other target business or businesses, and (iii) the Sponsor will hold equity interests in the Combined Company with value that, after the Closing, will be based on the future performance of the Combined Company Common Stock. In addition, GPAC II’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the GPAC II Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

For more information about the factors the GPAC II Board considered in evaluating and recommending the Business Combination to the GPAC II Shareholders, see “Proposal No. 1—The Business Combination Proposal—The GPAC II Board’s Reasons for the Approval of the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Certain Other Interests in the Business Combination

In addition to the interests of GPAC II’s directors and officers in the Business Combination, GPAC II Shareholders should be aware that Cohen has financial interests that are different from, or in addition to, the interests of our shareholders.

J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“Cohen”) was engaged by Stardust Power to act as Stardust Power’s financial advisor. Upon consummation of the Business Combination, Cohen is entitled to certain fees. In addition, under the terms of Cohen’s engagement, Stardust Power agreed to reimburse Cohen for its reasonable and documented out-of-pocket expenses, including the fees and expenses of its counsel, and to indemnify Cohen and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its respective engagements excluding those due to the bad faith, willful misconduct or gross negligence on the part of any indemnified person. Stardust Power decided to retain Cohen as its financial advisor based primarily on its leading investment banking franchise with a strong track record of advising on complex, transformational transactions.

Cohen therefore has an interest in Stardust Power completing a business combination that will result in the payment of certain advisory fees.

Controlled Company

Upon Closing, we expect Roshan Pujari will have voting power of 34,533,645 shares of the Combined Company representing approximately 76.74% of the aggregate voting power of the issued and outstanding shares of the Combined Company, and, as a result, the Combined Company will be considered a “controlled company” under the rules of the Nasdaq Capital Market. For so long as the Combined Company remains as a controlled company under that definition, it is permitted to elect to rely on certain exemptions from corporate governance rules. As a result, investors may not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. The Combined Company’s status as a controlled company could cause its securities to be less attractive to certain investors or otherwise adversely affect the trading price. See “Risk Factors—The Combined Company will be a “controlled company” within the meaning of Nasdaq Capital Market rules and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.”

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of the Class A Ordinary Shares held by the Public Shareholders are redeemed in connection with the Business Combination (“No Redemptions”), (ii) 50% of the Class A Ordinary Shares held by the Public Shareholders that can be redeemed are redeemed in connection with the Business Combination (“50% Redemptions”) and (iii) the maximum number of Class A Ordinary Shares that can be redeemed are redeemed (“Maximum Redemptions”).

Where actual amounts are not known or knowable, the figures below represent GPAC II’s good faith estimate of such amounts.

(U.S. dollars in millions)

	Assuming No Redemptions(1)	Assuming 50% Redemptions(2)	Assuming Maximum Redemptions(3)
Sources
Cash and Investments Held in Trust Account(4)	$20	$10	$—
Existing Stardust Power Stockholders Equity Rollover	450	450	450

SAFE Financing(5)	$15	$15	15

Total Sources	$485	$475	$465
Uses
Existing Stardust Power stockholders equity rollover(4)(5)	$450	$450	$450
Fees and Expenses(6)	10	10	10
Cash to Balance Sheet	25	15	5
Total Uses	$485	$475	$465

(1)	Assumes that no Public Shareholder exercises redemption rights with respect to its Class A Ordinary Shares for a pro rata portion of the Trust Account.
(2)

Assumes that 897,293 Class A Ordinary Shares outstanding and held by Public Shareholders are redeemed for an aggregate payment of approximately $10,122,220 (based on the estimated per share redemption price of approximately $11.28 per share) from the Trust Account.

(3)

Assumes that all 1,794,585 Class A Ordinary Shares outstanding and held by Public Shareholders are redeemed for an aggregate payment of approximately $20,244,439 (based on the estimated per share redemption price of approximately $11.28 per share) from the Trust Account.

(4)	Cash held in the Trust Account as of April 15, 2024 (after giving effect to the Extension Amendment Redemptions).
(5)

Under the SAFEs, Stardust Power has the option to issue additional SAFEs for an aggregate $15,000,000 prior to Closing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stardust Power—Liquidity—SAFE Note Transactions.”

(6)	Includes the repayment of Sponsor’s unsecured promissory notes.

Certain Material United States Federal Income Tax Considerations of the Domestication

As discussed more fully under the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders” below, the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Public Shares will be subject to Section 367(b) of the Code and, as a result:

•

a U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and, who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitles to vote and less than 10% of the total value of all classes of Public Shares, will generally not recognize any gain or loss and will generally not be required to include any part of GPAC II’s earnings in income pursuant to the Domestication;

•

a U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares will generally recognize gain (but not loss) on the exchange of Public Shares for shares of GPAC II Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. GPAC II does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•

a U.S. Holder of Public Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Public Shares entitled to vote or 10% or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. GPAC II does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Public Shares or GPAC II Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares or GPAC II Public Warrants for GPAC II Common Stock or GPAC II Warrants pursuant to the Domestication under the passive foreign investment company (“PFIC”) rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging GPAC II Public Warrants for GPAC II Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the GPAC II Common Stock or GPAC II Warrants received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Public shares or GPAC II Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because GPAC II is a blank check company with no current active business, we believe that GPAC II may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares or GPAC II Public Warrants to recognize gain on the exchange of such shares or warrants for GPAC II Common Stock or GPAC II Warrants pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s GPAC II Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of GPAC II. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—U.S. Holders—PFIC Considerations.”

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of GPAC II Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the

Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to GPAC II Public Warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.”

Material United States Federal Income Tax Considerations of the Mergers

Each of Stardust Power and GPAC II intends for the Mergers, taken together, to qualify, and each will take the position that the Mergers, taken together, qualify, as a “reorganization” within the meaning of Section 368(a) of Code. Assuming the Mergers, taken together, so qualify, Stardust Power U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Mergers”) of Stardust Power Common Stock generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of GPAC II Common Stock issued in the Mergers, excluding any cash received in lieu of fractional shares of GPAC II Common Stock.

The obligations of Stardust Power and GPAC II to complete the Mergers are not conditioned on the receipt of opinions of U.S. tax counsel to the effect that the Mergers, taken together, will qualify as a reorganization for U.S. federal income tax purposes. If the Mergers, taken together, do not qualify as a reorganization, the Mergers will be treated as a taxable stock sale and each Stardust Power U.S. holder of Stardust Power Common Stock will generally recognize capital gain or loss, for U.S. federal income tax purposes, on the receipt of GPAC II Common Stock issued to such holders of Stardust Power Common Stock and on any cash received in lieu of fractional shares in connection with the Mergers.

Please review the information in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 210 of this proxy statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the Mergers to Stardust Power U.S. holders of Stardust Power Common Stock. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion. The tax consequences of the Mergers to any particular Stardust Power stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine your tax consequences from the Mergers, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Anticipated Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, GPAC II is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Stardust Power issuing stock for the net assets of GPAC II, accompanied by a recapitalization. The net assets of GPAC II will be stated at historical cost, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless certain specified information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. GPAC II and Stardust Power will file forms under the HSR Act if required.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, if required, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, seeking to unwind the Business Combination, conditionally approving the Business Combination upon divestiture of certain Stardust Power assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. GPAC II cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, GPAC II cannot assure you as to its result.

Certain investments that involve the acquisition of or investment in a U.S. business by a non-U.S. buyer or investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). While GPAC II is a “foreign person” as defined by 31 CFR § 800.224, because one of its “control” persons for CFIUS purposes is a UK national, GPAC II will be able to exercise “control” as defined in 31 CFR § 800.208 at the initial business combination. Stardust Power does not currently produce, test, design, develop, fabricate, and/or manufacture one or more “critical technologies,” as defined by 31 CFR § 800.215. As a result, GPAC II and Stardust Power do not believe that a CFIUS filing is legally mandatory for the Business Combination and do not anticipate making any filing to CFIUS. If CFIUS nevertheless elects to review the Business Combination, CFIUS may impose requirements on the management, control and conduct of our business or may recommend to the President of the United States that he prohibit the Business Combination from proceeding. Any CFIUS review may have outsized impacts on the certainty, timing, feasibility, and cost of consummating the Business Combination and, correspondingly, the listing of the Combined Company’s securities on Nasdaq; GPAC II and Stardust Power cannot assure you as to the result of any CFIUS review.

Neither GPAC II nor Stardust Power are aware of any other material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Summary Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the Shareholder Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 66 of this proxy statement/prospectus. Some of these risks are summarized below.

•	Our limited history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

•	Our management has identified conditions that raise substantial doubt about our ability to continue as a going concern.

•	We are a development stage company, and there is no guarantee that our development will result in the commercial production of lithium from brine sources.

•	Pipeline of lithium feedstock may prove to be non-viable, which could have material adverse impact on our business and operations.

•

Even if we are successful in completing all initial phases and the first commercial production at our Facility and consistently produce battery-grade lithium on a commercial scale, we may not be successful in commencing and expanding commercial operations to support the growth of our business.

•	Our products may not qualify for use for our intended customers.

•	Delays and other obstacles may prevent the successful completion of our Facility.

•	Lithium can be highly combustible, and if we have incidences, it could adversely impact us.

•	The lithium brine industry includes well capitalized players.

•	Low-cost producers could disrupt the market and be able to provide products cheaper than the Combined Company.

•	We may be unable to qualify for existing federal and state level grants and incentives and the grants and incentives may not be released to us as quickly or efficiently as we anticipate or at all.

•

Our success as a company producing battery-grade lithium and related products depends to a great extent on the capabilities of our partners for lithium extraction from brine and our ability to secure capital for the implementation of brine processing plants.

•	Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

•	The development of our lithium refinery is highly dependent upon the currently projected demand for and uses of lithium-based end products.

•	Our future growth and success are dependent upon consumers’ demand for electric vehicles in an automotive industry that is generally competitive, cyclical and volatile.

•

We may be unable to successfully negotiate final, binding terms related to our current non-binding memoranda of understanding and letters of intent for supply and offtake agreements, which could harm our commercial prospects.

•

Our future business prospects could be adversely affected if we are unable to enter into definitive agreements relating to contemplated joint ventures with Usha Resources Inc. (“Usha Resources”) and IGX Minerals (“IGX”) and, if such agreements are in fact completed, there can be no assurance that the required financing for such joint ventures will be available, that their respective projects will be completed in a timely manner, or that they will ultimately be successful.

•

If we fail to adequately protect our intellectual property or technology (including any later developed or acquired intellectual property or technology), our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights.

•

The reduction or elimination of government subsidies and economic incentives for alternative energy technologies, or the failure to renew such subsidies and incentives, could reduce demand for our products, lead to a reduction in our revenues, and adversely impact our operating results and liquidity.

•

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses or if we experience additional material weaknesses or other deficiencies in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial results, which could result in loss of investor confidence and adversely impact our stock price.

•	An active trading market for common stock may never develop or be sustained, which may make it difficult to sell the shares of common stock you receive.

•

GPAC II’s shareholders will experience dilution due to the issuance of shares of Combined Company Common Stock, and securities that are exercisable for shares of Combined Company Common Stock, to the Combined Company’s security holders as consideration in the Business Combination.

•

Since the Sponsor, as well as GPAC II’s officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of the Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Stardust Power is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if the business combination is not completed.

•

The Proposed Governing Documents, which will become effective following the Business Combination, will provide for a classified board of directors, with directors serving staggered three-year terms, which could make it more difficult for shareholder to replace a majority of the directors.

•

The level of due diligence conducted in connection with the Business Combination may not be as high as would be the case if Stardust Power became a public company through an underwritten public offering, which could result in defects with Stardust Power’s business or problems with Stardust Power’s management being overlooked.

•

The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

•	Even if GPAC II consummates the Business Combination, there is no guarantee that the Combined Company Public Warrants will ever be in the money, and they may expire worthless.

•	We may redeem your unexpired Combined Company Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Shareholder Meeting and the proposals to be presented at the Shareholder Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to GPAC II Shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:

GPAC II is proposing to consummate a business combination with Stardust Power. GPAC II, First Merger Sub, Second Merger Sub and Stardust Power have entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. You are being asked to consider and vote on the Business Combination and the other transactions contemplated by the BCA. The Business Combination Agreement, among other things, provides for (i) the Domestication, (ii) the merger of First Merger Sub with and into Stardust Power, with Stardust Power being the surviving corporation in the First Merger and continuing (immediately following the First Merger) as a direct, wholly owned subsidiary of GPAC II, and (iii) the merger of Stardust Power with and into Second Merger Sub, with Second Merger Sub being the Surviving Company in the Second Merger and continuing (immediately following the Second Merger) as a direct, wholly owned subsidiary of GPAC II.

GPAC II will hold the Shareholder Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement and you are receiving this proxy statement/prospectus in connection with such meeting. See the section titled “Proposal No. 1—The Business Combination Proposal” of this proxy statement/prospectus for additional information. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus and the Business Combination Agreement in their entirety.

GPAC II is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their Ordinary Shares with respect to the matters to be considered at the Shareholder Meeting. The Business Combination cannot be completed unless GPAC II’s shareholders approve the Business Combination Proposal, the Domestication Proposal, and the Charter Proposal set forth in this proxy statement/prospectus. Information about the Shareholder Meeting, the Business Combination and the other business to be considered by GPAC II Shareholders at the Shareholder Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement and a prospectus of GPAC II. It is a proxy statement because the GPAC II Board is soliciting proxies from its shareholders using this proxy statement/prospectus. It is a prospectus because GPAC II, in connection with the Business Combination, is offering shares of GPAC II Common Stock in exchange for the Ordinary Shares and certain of the shares of Stardust Power Common Stock outstanding as of the relevant time as described in this proxy statement/prospectus. See the section titled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Consideration to Be Received in the Business Combination” of this proxy statement/prospectus for additional information.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	Why is GPAC II proposing the Business Combination?

A:

GPAC II is a blank check company incorporated as a Cayman Islands exempted company on November 3, 2020. GPAC II was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.

The initial public offering was completed on January 14, 2021. A total of $300,000,000 was placed in the Trust Account. Following the 2023 Extension Amendment Redemptions and the deposit of $450,000 by the Sponsor in the Trust Account in connection with the 2023 Extension Amendment Proposal, a total of approximately $40,425,891 remained in the Trust Account as of January 11, 2023. Following the 2024 Extension Amendment Redemptions in connection with the 2024 Extension Amendment Proposal, a total of approximately $19,958,005 remained in the Trust Account as of January 9, 2024. Since our initial public offering, GPAC II’s activity has been limited to the evaluation of business combination candidates.

Stardust Power is a development stage American manufacturer of battery-grade lithium products designed to supply the EV industry and help to secure America’s leadership in the energy transition. Based on its due diligence investigations of Stardust Power and the industry in which it operates, including the financial and other information provided by Stardust Power in the course of their negotiations in connection with the Business Combination Agreement, GPAC II believes that Stardust Power aligns well with the objectives laid out in its investment thesis.

See “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—The GPAC II Board’s Reasons for the Approval of the Business Combination.”

Q:	What will Stardust Power equity holders receive in return for the acquisition of Stardust Power by GPAC II?

A:

In accordance with the terms and subject to the conditions of the Business Combination Agreement, each share of Stardust Power Common Stock issued and outstanding immediately prior to the First Effective Time, other than any Cancelled Shares and Dissenting Shares, will be converted into the right to receive the number of shares of GPAC II Common Stock equal to the Merger Consideration divided by the number of shares of Company Fully-Diluted Stock. The Merger Consideration is equal to the aggregate number of GPAC II Common Stock equal to (i) $450.0 million (subject to certain adjustments as set forth in the Business Combination Agreement, including with respect to certain transaction expenses and the cash and debt of Stardust Power) divided by (ii) $10.00. Company Fully-Diluted Stock is equal to the sum of (without duplication) (x) the aggregate number of shares of Stardust Power Common Stock issued and outstanding immediately prior to the First Effective Time, including without limitation any Stardust Power Restricted Stock, whether vested or unvested, plus (y) the aggregate number of shares of Stardust Power Common Stock issuable upon exercise of all vested and unvested Stardust Power Options as of immediately prior to the First Effective Time but, for the avoidance of doubt, excluding any unissued Stardust Power Options plus (z) the number of shares of Stardust Power Common Stock issuable upon the SAFE Conversion.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each outstanding Stardust Power Option shall automatically convert into an Exchanged Company Option and (ii) each share of Stardust Power Restricted Stock outstanding immediately prior to the First Effective Time shall convert into a share of Exchanged Company Restricted Common Stock. Except as provided in the Business Combination Agreement, the terms and conditions (including vesting and exercisability terms, as applicable) shall continue as were applicable to the corresponding former Stardust Power Option and Stardust Power Restricted Stock, as applicable, immediately prior to the First Effective Time.

Additionally, upon the occurrence of the Stardust Power Triggering Event during the Earnout Period, the Combined Company will issue the Stardust Power Earnout Shares to the holders of Stardust Power as additional merger consideration. Following the execution and delivery of the Business Combination Agreement, and subject to the approval of the shareholders of GPAC II, GPAC II will adopt a customary incentive equity plan that will provide that the GPAC II Common Stock reserved for issuance thereunder, together with the shares of GPAC II Common Stock reserved with respect to Exchanged Company Options and Exchanged Company Restricted Common Stock under the Stardust Power 2024 Equity Plan, will be set at an amount equal to 10.00% of GPAC II Common Stock outstanding immediately after Closing. For further details, see the section titled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Consideration to Be Received in the Business Combination.”

Q:	Did the GPAC II Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes. Although the Existing Governing Documents do not require the GPAC II Board to seek a third-party valuation or fairness opinion in connection with a business combination, the GPAC II Board received a fairness opinion from Enclave to the effect that, as of the date of such Fairness Opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Enclave, including the redemption rights of the Public Shareholders at the current redemption price, as set forth in the Fairness Opinion, the Business Combination, including the consideration to be paid by GPAC II to the Public Shareholders pursuant to the Business Combination Agreement, was fair to the Public Shareholders from a financial point of view. The GPAC II Board believes it was reasonable to rely upon the Fairness Opinion at the time of its delivery, among a number of other factors, in concluding that the Business Combination was in the best interest of GPAC II Shareholders. The Fairness Opinion spoke only as of its date. The GPAC II Board has not requested that Enclave provide a new or updated fairness opinion and does not intend to secure a new or updated fairness opinion from Enclave or any other third party. See “Risk Factors—The Fairness Opinion obtained by the GPAC II Board from Enclave will not be updated to reflect changes in circumstances between the date of the Fairness Opinion and the completion of the Business Combination.”

As compensation for rendering the Fairness Opinion to the GPAC II Board, GPAC II agreed to pay Enclave a fee of $115,000, which amount was earned in full upon delivery of the Fairness Opinion. No portion of Enclave’s fee is refundable or contingent upon the conclusion reached in the Fairness Opinion and the entire fee is payable regardless of whether or not the Business Combination is completed. Furthermore, the terms of the fee arrangements with Enclave, which the GPAC II Board believes are customary in transactions of this nature, were negotiated at arm’s length and unanimously approved by the GPAC II Board. For a description of the Fairness Opinion issued by Enclave to the GPAC II Board, please see “Proposal No. 1—The Business Combination Agreement—Fairness Opinion of Enclave.”

Q:	What equity stake will current GPAC II Shareholders and Stardust Power stockholders hold in the Combined Company immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus (and after giving effect to the Extension Amendment Redemptions), there are (i) 9,194,585 Class A Ordinary Shares issued and outstanding and (ii) 100,000 Class B Ordinary Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are outstanding 5,566,667 GPAC II Private Placement Warrants held by the Sponsor and 4,999,935 GPAC II Public Warrants. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of GPAC II Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of the Class A

Ordinary Shares are redeemed in connection with the Business Combination), GPAC II’s fully diluted share capital would be 21,470,757 Ordinary Shares.

The following table illustrates varying ownership levels in Combined Company Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the additional assumptions included in the table:

	Voting Interests in the Combined Company
	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Assuming Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%
GPAC II Public Shareholders	1,794,585	3.52%	897,293	1.79%	—	0.00%
Non-Redemption Shares(4)	127,777	*	127,777	*	127,777	*
Stardust Power(5)	45,000,000	88.37%	45,000,000	89.95%	45,000,000	91.60%
Sponsor(6)	3,000,000	5.98%	3,000,000	6.00%	3,000,000	6.11%
Sponsor Earnout Shares(7)	1,000,000	1.96%	1,000,000	2.00%	1,000,000	2.04%

Total Shares at Closing (excluding shares below)	50,922,362	100.00%	50,025,070	100%	49,127,777	100.00%
Common Stock issuable upon exercise of the Public Warrants(8)	4,999,935		4,999,935		4,999,935
Common Stock issuable upon exercise of the Private Placement Warrants(9)	7,276,237		7,276,237		7,276,237
Stardust Power Earnout Shares(10)	5,000,000		5,000,000		5,000,000

Total Diluted Shares at Closing (including shares above)	68,198,534		67,301,242		66,403,949

*	Means less than 1%.
(1)

Assumes that no Public Shareholders exercise redemption rights with respect to their Class A Ordinary Shares for a pro rata share of the funds in the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(2)

Assumes that Public Shareholders (excludes Sponsor), holding 897,293 shares of Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $10,122,220 (based on the estimated per share redemption price of approximately $11.28 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(3)

Assumes that all Public Shareholders (excludes Sponsor), holding all 1,794,585 shares of Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $20,244,439 (based on the estimated per share redemption price of approximately $11.28 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(4)

Pursuant to the Non-Redemption Agreements, in exchange for commitments from unaffiliated third parties, who are Public Shareholder, not to redeem certain Class A Ordinary Shares, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 127,777 shares to the unaffiliated third parties and simultaneous forfeiture of 127,777 shares in the case of an issuance of a transfer in connection with the consummation of the Business Combination. It is anticipated that there will be a new issuance of 127,777 shares in accordance with the Non-Redemption Agreements. All 127,777 shares transferrable or issuable to the unaffiliated third parties shall have no redemption rights.

(5)

Includes (i) 39,634,539 shares of GPAC II Common Stock issued in accordance with the Business Combination Agreement in exchange for Stardust Common Stock (a portion of which are shares of GPAC II Common Stock issuable in exchange for Stardust Common Stock that were issued under the SAFEs prior to the Closing pursuant to the terms of the SAFEs) and (ii) 4,724,718 shares of GPAC II Common Stock in accordance with the Business Combination Agreement underlying the Exchanged Company Restricted Common Stock. The number of issuable shares assumes that there will be no cash or indebtedness adjustment to the enterprise value of Stardust Power pursuant to the Business Combination Agreement.

(6)

Includes 3,000,000 shares of GPAC II Common Stock issued to the Sponsor upon consummation of the Domestication. Excludes 1,000,000 shares of GPAC II Common Stock issued to the Sponsor that are subject to forfeiture. Reflects the forfeiture of 3,500,000 shares of GPAC II Common Stock (including any Non-Redemption Shares) pursuant to the Sponsor Letter Agreement.

(7)

Includes 1,000,000 shares of GPAC II Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter Agreement, but that will have voting rights and rights to receive dividends prior to any forfeiture. These shares will no longer be subject to forfeiture upon the occurrence of the Sponsor Trigger Event I or Sponsor Trigger Event II.

(8)	Includes 4,999,935 GPAC II Public Warrants.
(9)

Includes 5,566,667 GPAC II Private Placement Warrants outstanding prior to the Closing and an additional 1,709,570 Private Placement Warrants to be issued upon conversion of Promissory Notes at Closing.

(10)

Includes 5,000,000 shares of GPAC II Common Stock issuable to Stardust Power upon the occurrence of the Stardust Power Trigger Event. The Stardust Power Earnout Shares will not have voting rights or rights to receive this dividend.

The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s share ownership will be after the Closing. For example, there are currently outstanding an aggregate of 12,276,172 GPAC II Warrants to acquire our Class A Ordinary Shares, which are comprised of 7,276,237 GPAC II Private Placement Warrants and 4,999,935 GPAC II Public Warrants sold as part of the GPAC II Public Units sold in our initial public offering and not redeemed at the Extension Meetings. Each outstanding GPAC II Warrant would be exercisable as a Combined Company Warrant commencing 30 days following the Closing for one share of Combined Company Common Stock. If we assume that each outstanding warrant is exercised and one share of Combined Company Common Stock is issued as a result of such exercise, with payment to Stardust Power of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 12,276,172 shares, with $141,175,978 paid to the Combined Company to exercise the warrants. For more information about the consideration to be received in the Business Combination, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Consideration to Be Received in the Business Combination.”

Q:	Will the Combined Company be a controlled company?

A:

Yes. Upon Closing, we expect Roshan Pujari will have voting power of 34,533,645 shares of the Combined Company representing approximately 76.74% of the aggregate voting power of the issued and outstanding shares of the Combined Company, and, as a result, the Combined Company will be considered a “controlled company” under the rules of the Nasdaq Capital Market. For so long as the Combined Company remains as a controlled company under that definition, it is permitted to elect to rely on certain exemptions from corporate governance rules. As a result, investors may not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. The Combined Company’s status as a controlled company could cause its securities to be less attractive to certain investors or otherwise adversely affect the trading price. See “Risk Factors—The Combined Company will be a “controlled company” within the meaning of Nasdaq Capital Market rules and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.”

Q:	Why is GPAC II proposing the Domestication?

A:

The GPAC II Board believes that it would be in the best interest of GPAC II to effect a change of our domicile to Delaware. The GPAC II Board believes that Delaware provides a recognized body of corporate law that will facilitate corporate governance by the officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures GPAC II is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to corporate legal affairs. For more information, see “Proposal No. 2—The Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purpose of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Domestication Proposal as a matter of Cayman Islands law.

Q:	How will the Domestication affect my Class A Ordinary Shares, GPAC II Public Warrants and GPAC II Public Units?

A:

In connection with the Domestication, (i) all of the then issued and outstanding Class A Ordinary Shares will be converted into shares of GPAC II Common Stock on a one-for-one basis, (ii) each issued and outstanding whole GPAC II Public Warrant exercisable for one Class A Ordinary Share will be converted into a GPAC II Warrant exercisable for one share of GPAC II Common Stock at an exercise price of $11.50 per share, and (iii) each issued and outstanding GPAC II Public Unit that has not been previously separated into the underlying Class A Ordinary Share and underlying one-sixth of one GPAC II Public Warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of GPAC II Common Stock and one-sixth of one GPAC II Public Warrant. See “Proposal No. 2—The Domestication Proposal.”

Q:	What interests do the Sponsor, our current officers, directors and advisors, and Stardust Power’s current owners have in the Business Combination?

A:

In considering the recommendation of the GPAC II Board to vote in favor of the Business Combination, GPAC II Shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and Stardust Power’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. GPAC II Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that the Sponsor, for no compensation, has agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor is obligated to vote in favor of the Business Combination;

•

the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in GPAC II’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

•

the fact that the Sponsor paid an aggregate amount of $25,000 for the founder shares, which will convert into 7,500,000 shares of GPAC II Common Stock (3,500,000 of which will be forfeited by Sponsor (including any Non-Redemption Shares), 3,000,000 of which will vest and 1,000,000 of which will be subject to forfeiture) in accordance with the terms of GPAC II’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor paid $8,350,000 for 5,566,667 GPAC II Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the initial public offering and 30 days following the Closing for one share of GPAC II Common Stock at $11.50 per share and which, pursuant to the Amended and Restated Registration Rights Agreement, will be registered for resale following the Business Combination; if we do not consummate an initial business combination by the Termination Date, then the proceeds from the sale of the GPAC II Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;

•

the fact that the Sponsor has invested in GPAC II an aggregate of $8,375,000, comprised of the $25,000 purchase price for 7,500,000 founder shares and the $8,350,000 purchase price for 5,566,667 GPAC II Private Placement Warrants. Assuming a trading price of $11.21 per Class A Ordinary Share (based upon the closing price of the Class A Ordinary Shares on Nasdaq on April 15, 2024), the 7,500,000 founder shares held by the Sponsor would have an implied aggregate market value of approximately $84,075,000, representing unrealized gain for such holder of approximately $75,700,000 (after taking into consideration the forfeiture of 3,500,000 shares, would have an implied aggregate market value of approximately $44,840,000, representing an unrealized gain for such holder of approximately $36,465,000). Even if the trading price of the shares of GPAC II Common Stock were as low as approximately $2.09 per share, the aggregate market value of the founder shares alone (without taking into account the value of the GPAC II Private Placement Warrants) would be approximately equal to the initial investment in GPAC II by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in GPAC II at a time when shares of GPAC II Common Stock have lost significant value. On the other hand, if GPAC II liquidates without completing a business combination before the Termination Date, the Sponsor will lose its entire investment in GPAC II;

•

the fact that the Sponsor and GPAC II’s officers and certain directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate, in which case such holders would lose their entire investment. As a result, the Sponsor as well as GPAC II’s officers and certain directors may have a conflict of interest in determining whether Stardust Power is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming termination date in the Existing Governing Documents as described further below. The GPAC II Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Public Shareholders that they approve the Business Combination;

•

the fact that the Sponsor (and GPAC II’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other GPAC II Shareholders experience a negative rate of return in the Combined Company, including if the share price of the Combined Company after the Closing falls below the price initially paid for the GPAC II Public Units in GPAC II’s initial public offering;

•

the fact that Sponsor and GPAC II’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if GPAC II fails to complete an initial business combination by the Termination Date;

•

the fact that at Closing, we anticipate that (i) loans made by the Sponsor or any of its affiliates to GPAC II in an amount of approximately $2,564,355 will be converted into approximately 1,709,570 GPAC II Private Placement Warrants and (ii) loans made by the Sponsor or any of its affiliates to GPAC II in an amount of approximately $1,377,406 will be repaid in cash, each in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $3,941,761 for which the Sponsor and GPAC II’s officers and directors are awaiting reimbursement in cash or through the conversion into GPAC II Private Placement Warrants. GPAC II issued the August 1, 2022 Note and the January 13, 2023 Note (each as defined herein) in the principal amounts of up to $2,000,000 and $4,000,000, respectively, to Sponsor. The notes bear no interest and are due and payable upon the earlier to occur of (i) the Termination Date, (ii) the consummation of an initial business combination and (iii) the liquidation of GPAC II. At the election of Sponsor, all or a portion of the unpaid principal amount of the January 13, 2023 Note may be converted into warrants, at a price of $1.50 per warrant, each warrant exercisable for one Class A Ordinary Share. The warrants shall be identical to the GPAC II Private Placement Warrants issued to Sponsor at the time of the initial public offering. The notes are subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable;

•

the fact that, in certain instances, the Sponsor and GPAC II’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by the Termination Date;

•

the fact that if the Trust Account is liquidated, including in the event GPAC II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify GPAC II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which GPAC II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to GPAC II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that GPAC II may be entitled to distribute or pay over funds held by GPAC II outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•	the fact that Sponsor has the right to designate one member of the Combined Company Board.

The GPAC II Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for our initial public offering and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by the Combined Company with any other target business or businesses, and (iii) the Sponsor will hold equity interests in the Combined Company with value that, after the Closing, will be based on the future performance of the Combined Company Common Stock. In addition, GPAC II’s independent directors reviewed and considered these interests, along with the Fairness Opinion, during their evaluation of the Business Combination and in unanimously approving, as members of the GPAC II Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the foregoing considerations, the GPAC II Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the GPAC II Shareholders will receive as a result of the Business Combination. The GPAC II Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

For more information about the factors the GPAC II Board considered in evaluating and recommending the Business Combination to the GPAC II Shareholders, see sections titled “Proposal No. 1—The Business Combination Proposal—The GPAC II Board’s Reasons for the Approval of the

Business Combination,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine.”

Sponsor Beneficial Ownership of GPAC II Prior to Closing

	Securities held by Sponsor	Sponsor cost at the initial public offering
Class A Ordinary Shares	—	$—
Founder Shares(1)	7,500,000	25,000
GPAC II Private Placement Warrants	5,566,667	8,350,000

Total		$8,375,000

(1)

Pursuant to the Sponsor Letter Agreement, Sponsor will forfeit 3,500,000 shares (including any Non-Redemption Shares) and subject 1,000,000 to forfeiture pursuant to the Sponsor Letter Agreement. On April 5, 2024, Sponsor converted 7,400,000 Class B Ordinary Shares into Class A Ordinary Shares, on a one-for-one basis. The Sponsor waived any right to receive funds from the Trust Account with respect to the Class A Ordinary Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the Class B Ordinary Shares under the terms of that certain letter agreement, dated as of January 11, 2021, by and among the Company and its officers, its directors and the Sponsor (as amended).

Sponsor Beneficial Ownership of the Combined Company Following the Closing

	Securities held by Sponsor at Closing		Value per Security as of April 15, 2024
Combined Company Common Stock Issued to Holders of Founder Shares	4,000,000	(1)	$44,840,000	(2)
Combined Company Private Placement Warrants	5,566,667		$575,203	(2)
Combined Company Private Placement Warrants issued upon conversion of Promissory Notes	1,709,570	(3)	176,085
Total

(1)	1,000,000 of the Public Shares are subject to forfeiture pursuant to the Sponsor Letter Agreement.
(2)	Based on the closing price of the Public Shares and GPAC II Public Warrants on April 15, 2024, which was $11.21 per share and $0.103 per Warrant.
(3)	Assumes the conversion of $2,564,355 of Promissory Notes into 1,709,570 GPAC II Private Placement Warrants.

In addition, the Sponsor, GPAC II’s executive officers and directors, and any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on GPAC II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. GPAC II’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, GPAC II’s executive officers or directors, or GPAC II’s affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, GPAC II does not have any additional controls in place governing GPAC II’s reimbursement payments to GPAC II’s directors and executive officers for their out-of-pocket expenses incurred in connection with GPAC II’s activities on GPAC II’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by GPAC II to the Sponsor, GPAC II’s executive officers and directors, or any of their respective affiliates, prior to completion of its initial business combination. As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred and remain outstanding by GPAC II’s executive officers and directors.

See “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a more detailed discussion of how the Sponsor and GPAC II’s executive officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of the Public Shareholders generally.

Such interests may influence the GPAC II Board in making its recommendation that you vote in favor of the approval of the Business Combination.

Q:	Following the Proposed Transaction, will GPAC II’s securities continue to trade on a stock exchange?

A:	GPAC II intends to list the Combined Company Common Stock and the Combined Company Warrants on Nasdaq under the proposed symbols “SDST” and “SDSTW,” respectively, upon the Closing.

Pursuant to the terms of the Business Combination Agreement, as a closing condition, GPAC II is required to cause the Combined Company Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq or another national securities exchange, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of the Shareholder Meeting, GPAC II may not have received from Nasdaq either confirmation of the listing of the Combined Company Common Stock or that approval will be obtained prior to the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived and therefore the Combined Company Common Stock would not be listed on any nationally recognized securities exchange.

The Existing Governing Documents do not prohibit GPAC II from redeeming Class A Ordinary Shares if such redemption would cause GPAC II’s net tangible assets to be less than $5,000,001 following such redemption. The Business Combination Agreement does not include a condition to Closing that GPAC II must have, after giving effect to any redemption of the Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or otherwise being exempt from the provisions of Rule 419 promulgated under the Securities Act. Accordingly, and if redemptions in connection with the Business Combination cause GPAC II’s net tangible assets to be less than $5,000,001 and the Combined Company does not meet another exemption from the “penny stock” rule (such as the GPAC II Common Stock being listed on Nasdaq, or the price of the GPAC II Common Stock exceeding $5.00), then the GPAC II Common Stock may be a “penny stock” upon

Closing. A determination that the GPAC II Common Stock is a “penny stock” would require brokers trading in such shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities. See “Risk Factors—A shareholder-approved amendment to the Existing Governing Documents removed the minimum net tangible assets requirement. The Business Combination Agreement does not contain a closing condition that GPAC II have at least $5,000,001 of net tangible assets or otherwise be exempt from the provisions of Rule 419 under the Securities Act. Accordingly, GPAC II and Stardust Power may complete the Business Combination even if the Combined Company Common Stock would be a “penny stock” upon the Closing.”

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

As of December 31, 2023 (after giving effect to the 2023 Extension Amendment Redemptions and the deposit of $450,000 by the Sponsor into the Trust Account and an aggregate of approximately $1,350,383 in monthly extension payments), there were investments and cash held in the Trust Account of approximately $43,703,727. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our Class A Ordinary Shares if we are unable to complete an initial business combination by the Termination Date, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The obligation of GPAC II and Stardust Power to consummate the Business Combination is subject to the satisfaction or waiver of certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the HSR Act, (ii) no governmental authority having enacted any law that makes the Transactions or any part thereof illegal or otherwise prohibited, (iii) the Registration Statement becoming effective, (iv) the approval of GPAC II Shareholders and (v) the approval of Stardust Power’s stockholders. The closing conditions that GPAC II Shareholders approve the Business Combination Proposal, the Domestication Proposal and the Charter Proposal cannot be waived.

The obligation of Stardust Power to consummate the Business Combination is also subject to the satisfaction or waiver of other closing conditions, including, but not limited to, (i) the representations and warranties of GPAC II, First Merger Sub and Second Merger Sub being true and correct to the standards applicable to such representations and warranties and each of the covenants of GPAC II having been performed or complied with in all material respects, (ii) each of the pre-Closing or at-Closing covenants of GPAC II having been performed or complied with in all material respects, (iii) GPAC II delivering an Officer’s Certificate to Stardust Power, (iv) the approval by Nasdaq of GPAC II’s listing application in connection with the Business Combination, (v) the non-occurrence of a Material Adverse Effect and (vi) GPAC II delivering to Stardust Power the executed counterparts of all of the Ancillary Agreements to which GPAC II is a party.

The obligation of GPAC II to consummate the Business Combination is also subject to the satisfaction or waiver of other closing conditions, including, but not limited to, (i) the representations and warranties of Stardust Power being true and correct to the standards applicable to such representations and warranties and each of the covenants of Stardust Power having been performed or complied with in all material respects, (ii) each of the pre-Closing or at-Closing covenants of Stardust Power having been performed or complied with in all material respects, (iii) Stardust Power entering into certain amendments to the outstanding SAFE Agreements, (iv) Stardust Power delivering an Officer’s Certificate to GPAC II, (v) the non-occurrence of a Material Adverse Effect and (vi) Stardust Power delivering to GPAC II the executed counterparts of all of the Ancillary Agreements to which Stardust Power is a party. All such closing conditions can be waived by GPAC II.

Q:	What happens if the Business Combination is not consummated?

A:

GPAC II will not complete the Business Combination unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the applicable parties in accordance with the terms of the Business Combination Agreement. If we are not able to complete the Business Combination or another initial business combination by the Termination Date, we will cease all operations except for the purpose of winding up and redeeming our Class A Ordinary Shares and liquidating the Trust Account, in which case our Public Shareholders may only receive approximately $    per share and the GPAC II Warrants will expire worthless.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Shareholder Meeting, which is set for    , 2024; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the Shareholder Meeting and we elect to adjourn the Shareholder Meeting to a later date or dates to (a) permit further solicitation and votes of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient Ordinary Shares represented (either in person or by proxy) to approve any of the Proposals or (b) if the GPAC II Board believes an adjournment is otherwise necessary, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to the Closing of the Business Combination.”

Q:	What proposals are GPAC II Shareholders being asked to vote upon?

A:	At the Shareholder Meeting, GPAC II Shareholders will be asked to consider and vote upon the following proposals:

1.	the Business Combination Proposal;

2.	the Domestication Proposal;

3.	the Charter Proposal;

4.	the Advisory Governing Documents Proposals;

5.	the Nasdaq Proposal;

6.	the Equity Plan Proposal;

7.	the Director Election Proposal; and

8.	the Adjournment Proposal.

GPAC II will hold the Shareholder Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Shareholder Meeting. Shareholders should read it carefully.

If the GPAC II Shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate, and the Business Combination will not be consummated.

For more information, please see “Proposal No. 1—The Business Combination Proposal,” “Proposal No. 2—The Domestication Proposal,” “Proposal No. 3—The Charter Proposal,” “Proposal No. 4(A)-(G)—The Advisory Governing Documents Proposals,” “Proposal No. 5—The Nasdaq Proposal,” “Proposal No. 6—The Equity Plan Proposal,” “Proposal No. 7—The Director Election Proposal” and “Proposal No. 8—The Adjournment Proposal.”

After careful consideration, the GPAC II Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of GPAC II and its shareholders and unanimously recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of GPAC II and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine,” “Risk Factors,” “Certain Relationships and Related Person Transactions,” “Executive and Director Compensation—Director Compensation” and “Beneficial Ownership of Securities” for a further discussion of these considerations.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	Are the proposals conditioned on one another?

A:

The Closing is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, and the Charter Proposal. Each of the Condition Precedent Proposals is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals and Director Election Proposal will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

It is important for you to note that in the event that any of the Business Combination Proposal, the Domestication Proposal, and the Charter Proposal do not receive the requisite vote for approval, then GPAC II will not consummate the Business Combination.

If GPAC II does not consummate the Business Combination and fails to complete an initial business combination by the Termination Date, GPAC II will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such Trust Account to its Public Shareholders.

Q:	Do I have redemption rights?

A:

If you are a holder of Class A Ordinary Shares, you have the right to request that GPAC II redeem all or a portion of your shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Class A Ordinary Shares regardless of whether they vote for or against the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the Class A Ordinary Shares into a pro rata portion of the cash held in the Trust Account as a “redemption right.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the aggregate number of Offering Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Offering Shares included in the GPAC II Public Units issued in the initial public offering, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The Sponsor entered into the Sponsor Letter Agreement, as amended (the “Sponsor Letter Agreement”), pursuant to which it has agreed, for no consideration, to waive its redemption rights with respect to its founder shares and Class A Ordinary Shares in connection with the completion of a business combination.

The consummation of the Business Combination is conditioned upon, among other things, approval by GPAC II’s shareholders of the Condition Precedent Proposals. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated.

Holders of GPAC II Warrants do not have redemption rights with respect to their GPAC II Warrants.

Holders of Class A Ordinary Shares who also hold GPAC II Public Warrants may elect to redeem their Class A Ordinary Shares, and still retain their GPAC II Public Warrants. The aggregate value of the 4,999,935 GPAC II Public Warrants based on the closing price for the GPAC II Public Warrants of $0.103 on April 15, 2024 was approximately $499,993. Public stockholders who redeem their Class A Ordinary Shares may continue to hold any GPAC II Public Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such GPAC II Public Warrants, if despite such redemptions, the Business Combination was consummated. We cannot predict the ultimate value of the Public Warrants following consummation of the Business Combination.

As indicated elsewhere in this proxy statement/prospectus, the outstanding GPAC II Warrants represent potential additional dilution to GPAC II Shareholders. See “Summary of the Proxy Statement/Prospectus—Equity Ownership Upon Closing.” The GPAC II Public Warrants will become exercisable beginning 30 days after the Closing. For a discussion of the risks relating to warrant dilution, see “Risk Factors—Subsequent to the consummation of the Business Combination, we may issue additional shares of Combined Company Common Stock (including upon the exercise of warrants), which would increase the number of shares eligible for future resale in the public market and result in dilution to the Combined Company shareholders.”

Q:	How do I exercise my redemption rights?

A:	If you are a Public Shareholder and wish to exercise your right to redeem your Class A Ordinary Shares, you must:

(i)

(a) hold Class A Ordinary Shares or (b) hold Class A Ordinary Shares through GPAC II Public Units and elect to separate your units into the underlying Class A Ordinary Shares and GPAC II Public Warrants prior to exercising your redemption rights with respect to the Class A Ordinary Shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on    , 2024 (two business days prior to the initially scheduled date of the Shareholder Meeting) (a) submit a written request to the Transfer Agent that GPAC II redeem your Class A Ordinary Shares for cash and (b) tender or deliver your Class A Ordinary Shares (and share certificates (if any) and other redemption forms) to the Transfer Agent, physically or electronically through DTC.

The address of the Transfer Agent is listed under the question “—Who can help answer my questions?” below.

Holders of GPAC II Public Units must elect to separate the underlying Class A Ordinary Shares and GPAC II Public Warrants prior to exercising redemption rights with respect to the Class A Ordinary Shares. If holders hold their GPAC II Public Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the GPAC II Public Units into the underlying Class A Ordinary Shares and GPAC II Public Warrants, or if a holder holds GPAC II Public Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Any Public Shareholder will be entitled to request that their Class A Ordinary Shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Class A Ordinary Shares. As of April 15, 2024, the most recent practicable date prior to the date of the proxy statement/prospectus, this would have amounted to approximately $11.28 per Class A Ordinary Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Shareholders, regardless of whether such Public Shareholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to Public Shareholders electing to redeem their Class A Ordinary Shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a Public Shareholder, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Any request for redemption, once made by a Public Shareholder, may not be withdrawn once submitted to GPAC II unless the GPAC II Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you tender or deliver your shares (and share certificates (if any) and other redemption form) for redemption to the Transfer Agent and later decide prior to Closing not to elect redemption, you may request that GPAC II instruct the Transfer Agent to return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s shares (and share certificates (if any) and other redemption forms) have been tendered or delivered (either physically or electronically) to the Transfer Agent by 5:00 p.m., Eastern Time, on    , 2024 (two business days prior to the initially scheduled date of the Shareholder Meeting).

If a Public Shareholder properly makes a request for redemption and the Class A Ordinary Shares (and share certificates (if any) and other redemption forms) are tendered or delivered as described above, then, if the Business Combination is consummated, GPAC II will redeem Class A Ordinary Shares prior to the Domestication for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. If you are a Public Shareholder and you exercise your redemption rights, it will not result in the loss of any GPAC II Public Warrants that you may hold.

Q:	Will how I vote on the Business Combination Proposal affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights irrespective of whether you vote your Class A Ordinary Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their Class A Ordinary Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of outstanding GPAC II Public Units must elect to separate the units into the underlying Class A Ordinary Shares and GPAC II Public Warrants prior to exercising redemption rights with respect to the Class A Ordinary Shares. If you hold your GPAC II Public Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Class A Ordinary Shares and GPAC II Public Warrants, or if you hold GPAC II Public Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your Class A Ordinary Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on   , 2024 (two business days prior to the initially scheduled date of the Shareholder Meeting), you will not be able to exercise your redemption rights with respect to your Class A Ordinary Shares.

Q:	What are the material U.S. federal income tax consequences of the Domestication and redemption to Public Shareholders and holders of GPAC II Public Warrants?

A:

As discussed more fully under the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders” below, the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Public Shares will be subject to Section 367(b) of the Code and, as a result:

•

a U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares, will generally not recognize any gain or loss and will generally not be required to include any part of GPAC II’s earnings in income pursuant to the Domestication;

•

a U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares will generally recognize gain (but not loss) on the exchange of Public Shares for shares of GPAC II Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. GPAC II does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•

a U.S. Holder of Public Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Public Shares entitled to vote or 10% or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. GPAC II does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Public Shares or GPAC II Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares or GPAC II Public Warrants for the GPAC II Common Stock or GPAC II Warrants pursuant to the Domestication under the passive foreign investment company (“PFIC”) rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging GPAC II Public Warrants for newly issued GPAC II Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the GPAC II Common Stock or GPAC II Warrants received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Public Shares or GPAC II Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because GPAC II is a blank check company with no current active business, we believe that GPAC II may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares or GPAC II Public Warrants to recognize gain on the exchange of such shares or warrants for GPAC II Common Stock or GPAC II Warrants pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s GPAC II Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and a+n interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of GPAC II. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—U.S. Holders—PFIC Considerations.”

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of GPAC II Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to GPAC II Public Warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.”

Q:	What are the material U.S. federal income tax consequences of the Mergers to U.S. holders of Stardust Power Common Stock?

A:

Each of Stardust Power and GPAC II intends for the Mergers, taken together, to qualify, and each will take the position that the Mergers, taken together, qualify, as a “reorganization” within the meaning of Section 368(a) of Code. Assuming the Mergers so qualify, Stardust Power U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Mergers”) generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of GPAC II Common Stock issued in the Mergers, excluding any cash received in lieu of fractional shares of GPAC II Common Stock.

The obligations of Stardust Power and GPAC II to complete the Mergers are not conditioned on the receipt of opinions of U.S. tax counsel to the effect that the Mergers, taken together, will qualify as a reorganization for U.S. federal income tax purposes. If the Mergers, taken together, do not qualify as a reorganization, the Mergers will be treated as a taxable stock sale and each Stardust Power U.S. holder of Stardust Power Common Stock will generally recognize capital gain or loss, for U.S. federal income tax purposes, on the receipt of GPAC II Common Stock issued to such holders of Stardust Power Common Stock and on any cash received in lieu of fractional shares in connection with the Mergers.

Please review the information in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 211 of this proxy statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the Mergers to Stardust Power U.S. holders. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion. The tax consequences of the Mergers to any particular Stardust Power stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine your tax consequences from the Mergers, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Q:	What are the material U.S. federal income tax consequences of exercising my redemption rights?

A:

The tax consequences of an exercise of redemption rights depend on your particular facts and circumstances. Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication. Please see the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—U.S. Holders—Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:

How will the Combined Company Public Warrants differ from the Combined Company Private Placement Warrants and what are the related risks for any Combined Company Public Warrant holder following the Business Combination?

A:

The GPAC II Public Warrants are identical to the GPAC II Private Placement Warrants in their respective material terms and provisions, except that the Private Placement Warrants will not be redeemable by GPAC II so long as they are held by the Sponsor or any of its permitted transferees. If the GPAC II Private Placement Warrants are held by holders other than the Sponsor or any of its permitted transferees, they will be redeemable by GPAC II and exercisable by the holders on the same basis as the Public Warrants. The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants until 30 days after the consummation of the Business Combination. The aforementioned terms of the Private Placement Warrants are detailed in the Warrant Agreement and are not modified as a result of the Business Combination.

Following the consummation of the Business Combination, the Combined Company has the ability to redeem the outstanding GPAC II Public Warrants for cash at any time after they become exercisable and prior to their expiration, in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, if, among other things, the closing price of the Combined Company Common Stock is equal to or exceeds $18.00 per share (as adjusted for sub share sub divisions, share capitalizations, reorganizations, recapitalization and the like) for any 20 trading days within a 30-trading day period ending three business days prior to the date on which the Combined Company sends the notice of redemption to warrant holders. The value received upon redemption of the warrants (i) may be less than the value the holders would have received if they have exercised their warrants at a later time when the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants.

In addition, the Combined Company will have the ability to redeem the outstanding GPAC II Public Warrants at any time after they become exercisable and prior to their expiration, in whole and not in part, at a price of $0.10 per warrant, upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, if, among other things, the last reported sale price of the Combined Company Common Stock equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days prior to the date on which the Combined Company sends the notice of redemption to the warrant holders. In such a case, the holders will be able to exercise their GPAC II Public Warrants on a cashless basis prior to redemption for a number of the Combined Company Common Stock determined based on the redemption date and the fair market value of the Combined Company Common Stock. If the reference value is less than $18.00 per share, the GPAC II Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding GPAC II Public Warrants, as described above. Any such redemption may have similar consequences to a cashless redemption described in “Description of Securities—Warrants—Redemption of Combined Company Warrants when the price per share of the Combined Company Common Stock equals or exceeds $10.00”. In addition, such redemption may occur at a time when the warrants are “out-of-the-money”, in which case warrant holders would lose any potential embedded value from a subsequent increase in the value of the Combined Company Common Stock had the warrants remained outstanding. For more information, see “Description of Securities—Warrants”.

The last reported sale price of the Class A Ordinary Shares for 20 trading days within a 30-trading-day period ending as of April 15, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, would have exceeded the $10.00 per share threshold but would have been lower than the $18.00 per share threshold. It is not possible to predict what the trading price of the Combined Company Common Stock will be after the consummation of the Business Combination. The trading price of the Combined Company’s securities may fluctuate following the consummation of the Business Combination and may vary due to general economic conditions and forecasts, the Combined Company’s general business condition, the release of the Combined Company’s financial reports and other risks and uncertainties, including those detailed under “Risk Factors.” See in particular “Risk Factors — Additional Risks Related to Ownership of Combined Company Common Stock Following the Business Combination and the Combined Company Operating as a Public Company — The price of the Combined Company’s securities may be volatile.”

In the event that the Combined Company determines to redeem the Combined Company Public Warrants pursuant to Section 6.1 or Section 6.2 of the Warrant Agreement, the Combined Company will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by the Combined Company not less than thirty (30) days prior to the redemption date to the registered holders of the Combined Company Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Q:	Do I have appraisal rights or dissenters’ rights in connection with the proposed Business Combination?

A:

Yes. GPAC II Shareholders have appraisal rights in connection with the Business Combination or the Domestication under the DGCL. GPAC II Shareholders have rights to their dissenters shares in connection with the Business Combination or the Domestication under the Business Combination Agreement.

Q:	What do I need to do now?

A:

GPAC II urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of GPAC II. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you were a holder of record of Ordinary Shares on    , 2024, the Record Date for the Shareholder Meeting, you may vote with respect to the proposals in person or virtually at the Shareholder Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Shareholder Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Shareholder Meeting so that your shares will be voted if you are unable to attend the Shareholder Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on    , 2024.

Voting in Person at the Meeting. If you attend the Shareholder Meeting and plan to vote in person, you will be provided with a ballot at the Shareholder Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Shareholder Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Shareholder Meeting and vote in person, you will need to bring to the Shareholder Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section titled “Shareholder Meeting.”

Voting Electronically. You may attend, vote and examine the list of shareholders entitled to vote at the Shareholder Meeting by visiting https://www.cstproxy.com/gpac2/bc2024 and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to GPAC II or by voting online at the Shareholder Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Shareholder Meeting are non-“significant” matters and therefore, GPAC II does not expect there to be any broker non-votes at the Shareholder Meeting.

If you are a GPAC II Shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Proposal, the Director Election Proposal or the Adjournment Proposal. Accordingly, your bank, broker, or other nominee can vote your shares at the Shareholder Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

Q:	When and where will the Shareholder Meeting be held?

A:

The Shareholder Meeting will be held on    , 2024, at    a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Shareholders may attend the Shareholder Meeting in person. If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two business days in advance of the Shareholder Meeting by contacting GPAC II at    by 9:00 a.m., Eastern Time, on    , 2024 (two business days prior to the meeting date).

Q:	How do I attend the virtual Shareholder Meeting?

A:

If you are a registered shareholder, you will receive a proxy card from the Transfer Agent. The form contains instructions on how to attend the virtual Shareholder Meeting, including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual Shareholder Meeting starting on    , 2024, at    a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/gpac2/bc2024, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.

Shareholders who hold their investments through a bank or broker will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Shareholder Meeting, you will need to have a legal proxy from your bank or broker or, if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. In either case you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the Shareholder Meeting for processing your control number.

If you do not have access to the Internet, you can listen only to the meeting by dialing 1 800-450-7155 (or if you are located outside the United States and Canada +1 857-999-9155 (standard rates apply)) and when prompted enter the pin number 6192917#. Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.

Q:	Who is entitled to vote at the Shareholder Meeting?

A:

GPAC II has fixed    ,    as the Record Date for the Shareholder Meeting. If you were a shareholder of GPAC II at the close of business on the Record Date, you are entitled to vote on matters that come before the Shareholder Meeting. However, a shareholder may only vote his or her shares if he or she is present in person (which would include presence at the virtual Shareholder Meeting) or is represented by proxy at the Shareholder Meeting.

Q:	How many votes do I have?

A:

Our shareholders are entitled to one vote at the Shareholder Meeting for each Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date, there were outstanding    Ordinary Shares, of which    were Class A Ordinary Shares.

Q:	What constitutes a quorum?

A:

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the Shareholder Meeting if the holders of a majority of the Ordinary Shares entitled to vote at the Shareholder Meeting are present (in person or by proxy) or, being a non-natural person, duly represented in person or by proxy at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law. The Sponsor, who owns approximately 80.69% of the issued and outstanding Ordinary Shares as of the Record Date, owns a sufficient number of shares to constitute a quorum. As a result, as of the Record Date, in addition to the shares of the Sponsor, no additional Ordinary Shares, held by Public Shareholders would be required to be present at the Shareholder Meeting to achieve a quorum. Because all of the proposals to be voted on at the Shareholder Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so GPAC II does not expect there to be any broker non-votes at the Shareholder Meeting.

Q:	What vote is required to approve each proposal at the Shareholder Meeting?

A:	The following votes are required for each proposal at the Shareholder Meeting:

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

Advisory Governing Documents Proposals: The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Each of the Advisory Governing Documents Proposals will be voted upon on a non-binding advisory basis only.

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

Equity Plan Proposal: The approval of the Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

The Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

Based on the ownership of the Sponsor of the outstanding Class B Ordinary Shares, which vote together with the Class A Ordinary Shares as a single class, constituting the Ordinary Shares, on each of the above ordinary resolutions, by attending the Shareholder Meeting, and without the attendance of any public shareholders, the Sponsor may approve the passing of the ordinary and special resolutions.

Q:	What are the recommendations of the GPAC II Board?

A:

The GPAC II Board believes that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of GPAC II’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Plan Proposal, “FOR” the Employee Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.

The existence of financial and personal interests of GPAC II’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of GPAC II and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by the Termination Date, we may be forced to liquidate, and the 100,000 founder shares and 7,400,000 Class A Ordinary Shares owned by the Sponsor and 5,566,667 GPAC II Private Placement Warrants owned by our Sponsor, of which our certain directors and officers are members, would be worthless. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine,” “Risk Factors,” “Certain Relationships and Related Person Transactions,” “Executive and Director Compensation—Director Compensation” and “Beneficial Ownership of Securities” for more information.

Q:	How does the Sponsor intend to vote its shares?

A:

Pursuant to the terms of the Sponsor Letter Agreement, the Sponsor has agreed to vote its founder shares and any Class A Ordinary Shares purchased by it, in favor of the Business Combination Proposal and all of the other proposals. As of the date of this proxy statement/prospectus, the Sponsor owns an aggregate of 7,500,000 Ordinary Shares, which in the aggregate represents approximately 80.69% of our total outstanding shares on the date of this proxy statement/prospectus.

Q:	May our Sponsor purchase Class A Ordinary Shares or GPAC II Public Warrants prior to the Shareholder Meeting?

A:

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding GPAC II or our securities, the Sponsor, Stardust Power and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

While the purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied, there can be no assurance that such purchases or other transactions, even if consummated, would be successful. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. GPAC II will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which GPAC II has received redemption requests.

Q:	What happens if I sell my Class A Ordinary Shares before the Shareholder Meeting?

A:

The Record Date for the Shareholder Meeting is earlier than the date of the Shareholder Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Ordinary Shares after the Record Date, but before the Shareholder Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Shareholder Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	How has the announcement of the Business Combination affected the trading price of GPAC II’s Class A Ordinary Shares, GPAC II Public Units and GPAC II Public Warrants?

A:

On November 20, 2023, the last trading date before the public announcement of the Business Combination, the Class A Ordinary Shares, GPAC II Public Warrants and GPAC II Public Units closed at $11.01, $0.0151 and $11.00, respectively. On April 15, 2024, the most recent practicable trading date prior to the date of this proxy statement/prospectus, the Class A Ordinary Shares, GPAC II Public Warrants and GPAC II Public Units closed at $11.21, $0.103 and $11.29, respectively.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to GPAC II at 200 Park Avenue 32nd Floor, New York, New York 10166, so that it is received by GPAC II prior to the vote at the Shareholder Meeting (which is scheduled to take place on    ,    ) or attend the Shareholder Meeting in person (which would include presence at the virtual Shareholder Meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to GPAC II at    , which must be received by GPAC II’s Secretary prior to the vote at the Shareholder Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the Shareholder Meeting?

A:

If you fail to take any action with respect to the Shareholder Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of the Combined Company. If you fail to take any action with respect to the Shareholder Meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of GPAC II. However, if you fail to take any action with respect to the Shareholder Meeting, you will nonetheless be able to elect to redeem your Class A Ordinary Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q:	What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:

Shareholders who exercise their redemption rights must tender or deliver their shares (and share certificates (if any) and other redemption forms) (and share certificates (if any) and other redemption forms) to the Transfer Agent (either physically or electronically) prior to 5:00 p.m., Eastern Time, on , 2024 (two business days prior to the initially scheduled date of the Shareholder Meeting).

GPAC II Public Warrant holders should not submit the certificates relating to their GPAC II Public Warrants. Public Shareholders who do not elect to have their Class A Ordinary Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Class A Ordinary Shares.

Upon effectiveness of the Domestication, holders of Ordinary Shares and GPAC II Public Warrants will receive Combined Company Common Stock and Combined Company Public Warrants without needing to take any action and accordingly such holders do not need to submit the certificates relating to their Ordinary Shares and GPAC II Public Warrants. In addition, at the Domestication, each outstanding GPAC II Public Unit will be separated into its component Class A Ordinary Share and one-sixth of one GPAC II Public Warrant.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ordinary Shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: GPAC.info@investor.morrowsodali.com

You also may obtain additional information about GPAC II from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of Class A Ordinary Shares and you intend to seek redemption of your shares, you will need to tender or deliver your Class A Ordinary Shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on    ,    (two business days prior to the initially scheduled date of the Shareholder Meeting). If you have questions regarding the certification of your position or tendering/delivery of your shares, please contact:

Mark Zimkind

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY HISTORICAL FINANCIAL INFORMATION OF GPAC II

The following tables contain summary historical financial data for GPAC II. Such data for the year ended December 31, 2023, and for the year ended December 31, 2022 has been derived from the audited financial statements of GPAC II included elsewhere in this proxy statement/prospectus.

The unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements included elsewhere in this prospectus, and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of such data.

The information below is only a summary and should be read in conjunction with GPAC II’s audited financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPAC II.” GPAC II’s historical results are not necessarily indicative of future results.

	Year Ended December 31, 2023	Year Ended December 31, 2022
Statement of Operations Data (in thousands, except share and per share data)
General and administrative expenses	$5,230,000	$1,984,000
General and administrative expenses – related party	—	—
Settlement and release of liability	(2,961,000)
Loss from operations	(2,269,000)	(1,984,000)

Other income (expense)
Change in fair value of warrant liabilities	—	12,453,000
Net gain from investments held in Trust Account	2,278,000	4,600,000

Net income	$139,000	$15,069,000

Weighted average shares outstanding of Class A Ordinary Shares, basic and diluted	4,718,000	30,000,000

Basic and diluted net income per Class A ordinary share	$0.01	$0.40

Weighted average shares outstanding of Class B Ordinary Shares, basic and diluted	7,500,000	7,500,000

Basic and diluted net income per Class B Ordinary Share	$0.01	$0.40

	December 31, 2023	December 31, 2022
Balance Sheet Data (At Period End) (in thousands, except share and per share data)
Total assets	$43,740	$304,784
Total liabilities	$18,709	$14,843
Class A Ordinary Shares subject to possible redemption, $0.0001 par value; 1,794,585 and 30,000,000 shares issued and outstanding at approximately $10.167 and $10.167 per share of redemption value as of December 31, 2023 and December 31, 2022, respectively	$—	$304,675
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding as of December 31, 2023 and December 31, 2022	—	—
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 7,500,000 shares issued and outstanding as of December 31, 2023 and December 31, 2022	1	1
Total shareholders’ deficit	$(18,673)	$(14,734)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF STARDUST POWER

The following tables contain summary historical financial data for Stardust Power. Such data as of December 31, 2023 and for the period from March 16, 2023 (inception), through December 31, 2023, has been derived from the audited financial statements of Stardust Power included elsewhere in this proxy statement/prospectus.

The information below is only a summary and should be read in conjunction with Stardust Power’s audited financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stardust Power.” Stardust Power’s historical results are not necessarily indicative of future results.

Period from March 16, 2023 (inception) through December 31, 2023
Revenue	$—
General and administrative expenses	$2,675,698

Operating loss	(2,675,698)
Other income/(expense):
SAFE note issuance costs	(466,302)
Other transaction costs	(450,113)
Interest expense	(7,828)
Change in fair value of investment in equity securities	18,556
Change in fair value of SAFE notes	(212,200)

Total other expenses	(1,117,887)

Net Loss	$(3,793,585)

Net loss per share – Basic and Diluted	$(0.43)
Weighted-average shares outstanding	8,777,571

Total Assets	$3,023,954

Total Liabilities	$6,758,716

Shareholders’ Deficit	$(3,734,762)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following Summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination and other events described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial statements give effect to the business combination and other events contemplated by the Business Combination Agreement as described in this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of December 31, 2023, combines the historical audited consolidated balance sheet of Stardust Power, since March 16, 2023 (inception), with the historical audited balance sheet of GPAC II on a pro forma basis as if the business combination and the other events contemplated by the Business Combination Agreement, summarized below, had been consummated on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, combines the historical audited consolidated statement of operations of Stardust Power, from inception, March 16, 2023, to December 31, 2023, and the historical audited statement of operations of GPAC II for the year ended December 31, 2023, as if the business combination and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2023.

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the Combined Company’s condensed financial position or results of operations actually would have been had the business combination been consummated prior to December 31, 2023, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the Combined Company.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	audited historical condensed financial statements of GPAC II as of and for the year ended December 31, 2023;

•	audited historical consolidated financial statements of Stardust Power for the period from March 16, 2023 (inception) through December 31, 2023; and

•

other information relating to GPAC II and Stardust Power included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof and the financial and operational condition of GPAC II and Stardust Power (see “Proposal No. 1—The Business Combination Proposal, “GPAC II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Stardust Power’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

The unaudited pro forma condensed combined financial information is presented in three scenarios: (1) Assuming No Redemptions, (2) Assuming 50% Redemptions, and (3) Assuming Maximum Redemptions.

•

Scenario 1 Assuming No Redemptions: This scenario assumes that no public stockholders elect to redeem their Class A Ordinary Shares for a pro rata portion of cash in the Trust Account, and thus the full amount held in the Trust Account is available at closing of the Business Combination.

•	Scenario 2 Assuming 50% Redemptions: This scenario assumes that the public stockholders elect to redeem 50% Class A Ordinary Shares for a pro rata amount of cash in the Trust Account.

•

Scenario 3 Assuming Maximum Redemptions: This scenario assumes that the public stockholders elect to redeem the maximum number of Class A Ordinary Shares for a pro rata amount of cash in the Trust Account.

The following summarizes the selected pro forma information under the scenarios presented:

	Pro Forma Combined
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined Statement of Operations – year Ended December 31, 2023
Loss from operations	$(5,405,459)	$(5,405,459)	$(5,405,459)
Net loss	(6,595,781)	(6,595,781)	(6,595,781)
Pro forma basic and diluted net (loss) per share	$(0.14)	$(0.15)	$(0.15)
Pro forma weighted average shares outstanding basic and diluted	46,186,592	45,289,300	44,474,718
Summary Unaudited Pro Forma Condensed Combined Balance Sheet– As of December 31, 2023
Total current assets	$13,978,254	$3,856,034	$2,002,527
Total assets	$15,860,808	$5,738,588	$3,885,081
Total current liabilities	$2,071,916	$2,071,916	$2,071,916
Total liabilities	$7,940,211	$7,940,211	$7,940,211
Total stockholders’ equity (deficit)	$7,920,597	$(2,201,623)	$(4,055,130)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

The comparative per share information sets forth summary historical per share information for GPAC II and Stardust Power and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming no additional redemptions, 50% redemptions and maximum redemptions, for the year ended December 31, 2023. The pro forma net income (loss) per share data for the year ended December 31, 2023 is presented as if the Closing occurred on January 1, 2023. The pro forma book value per share information is presented as if the Closing occurred on December 31, 2023. The information provided in the table below is unaudited.

The historical per share data of GPAC II was derived from the audited financial statements as of and for the year ended December 31, 2023, included elsewhere in this proxy statement/prospectus. The historical financial information of Stardust Power was derived from the audited consolidated financial statements as of and for the period from March 16, 2023 (inception) to December 31, 2023, included elsewhere in this proxy statement/prospectus. This information should be read together with the audited financial statements and related notes in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus and other financial information included elsewhere in this proxy statement/prospectus.

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the Closing took place as of the dates described above.

	For the year ended December 31, 2023
				Pro Forma Combined
	GPAC II (Historical)	Stardust Power (Historical)		(Assuming No Redemptions)	(Assuming 50% Redemptions)	(Assuming Maximum Redemptions)
	(in thousands, except share and per share amounts)
Book value (deficit) per share(1)	$(3.06)		$(0.43)	$0.17	$(0.05)	$(0.09)
Net income per Class A Ordinary Shares, basic and diluted	$0.01	$		$(0.14)	$(0.15)	$(0.15)
Weighted average shares of Class A Ordinary Shares outstanding – basic and diluted	4,718,000			46,186,592	45,289,300	44,474,718
Net income per Class B Ordinary Shares, basic and diluted	$0.01
Weighted average shares of Class B Ordinary Shares outstanding – basic and diluted	7,500,000
Net (loss) per share – basic and diluted			$(0.43)
Weighted average shares outstanding – basic and diluted			8,777,571

(1)	The book (deficit) value per share is equal to the total stockholders’ (deficit) equity divided by the total number of basic (or diluted) outstanding units/shares.

TICKER SYMBOLS AND DIVIDEND INFORMATION

GPAC II

Units, Common Stock and Warrants

The Class A Ordinary Shares, GPAC II Public Warrants and GPAC II Public Units are currently listed on Nasdaq under the symbols “GPAC,” “GPACW” and “GPACU,” respectively. Certain of the Class A Ordinary Shares and GPAC II Public Warrants currently trade as GPAC II Public Units consisting of one underlying Class A Ordinary Share and one-sixth of one redeemable warrant and are listed on Nasdaq under the symbol “GPACU.” The units will automatically separate into their component securities upon the Closing and, as a result, will no longer trade as an independent security. At Closing, we intend to change our name from “Global Partner Acquisition Corp II” to “Stardust Power Inc.” Following the effective time of the Business Combination, we intend to continue to trade the Combined Company Common Stock and Combined Company Warrants on Nasdaq under the proposed symbols “SDST” and “SDSTW,” respectively.

Holders

As of      , 2024, the Record Date for the Shareholder Meeting, there are       holders of record of GPAC II Public Units,       holders of record of Class A Ordinary Shares,       holders of record of Class B Ordinary Shares,     holders of record of GPAC II Public Warrants and       holders of record of GPAC II Private Placement Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose GPAC II Public Units, Class A Ordinary Shares and GPAC II Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

GPAC II has not paid any cash dividends on the Ordinary Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company Board at such time, subject to any contractual or other limitations.

Stardust Power

There is no public market for Stardust Power’s equity securities. As of      , 2024, there were       holders of record of Stardust Power shares of common stock outstanding.

RISK FACTORS

You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of GPAC II and Stardust Power.

Throughout this section, references to the “Company” refer to Stardust Power and its consolidated subsidiaries subsequent to the Business Combination as the context so requires.

For the purposes of this section, “we,” “us” and “our” refers, as applicable, to Stardust Power prior to the Business Combination and to the Combined Company subsequent to the Business Combination.

Risks Related to Our Business and Industry

Our future performance is difficult to evaluate because we have a limited operating history in the lithium industry.

We have had a limited operating history in the lithium industry, and we have not realized any revenues to date from the sale of lithium, and our operating cash flow needs have been financed through issuance of SAFE notes, debt and equity securities, and not through cash flows derived from our operations. As a result, we have little historical financial and operating information from our lithium business to help you evaluate our performance.

Our limited history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

We are a newly incorporated company, which was formed on March 16, 2023, and are yet to construct our Facility (as defined below) and commence production. As a result, we have a limited operating history upon which to evaluate our business and future prospects, which subjects us to a number of risks and uncertainties, including our ability to plan for and predict future growth. Since our founding, and acquisition of an option to purchase land for the establishment of our Facility, we have made significant progress towards site due diligence, engineering and techno-economic analysis for assessing suitability of the land and location. The refinery designs, brine extraction and transportation process to our Facility, process configurations, and control system of the Facility are representative of an industrial-scale battery-grade lithium production facility. We have also undertaken and continue to undertake various environmental studies by industry experts. As we continue to develop our production Facility, we expect our operating losses and negative operating cash flows to grow until first commercial production and sales.

We may encounter risks and difficulties experienced by growing companies in rapidly developing and changing industries, including challenges related to achieving market acceptance of our products, competing against companies with greater financial and technical resources, competing against entrenched incumbent competitors that have long-standing relationships with our prospective customers in the battery grade lithium market, recruiting and retaining qualified employees, and making use of our limited resources. We cannot ensure that we will be successful in addressing these and other challenges that we may face in the future, and our business may be adversely affected if we do not manage these risks appropriately. As a result, we may not attain sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period, or at all.

Our management has identified conditions that raise substantial doubt about our ability to continue as a going concern.

Our management has concluded that there is substantial doubt about our ability to continue as a going concern. Since inception, we have incurred significant operating losses, have an accumulated deficit of approximately $3.7 million as of December 31, 2023, and negative operating cash flow of approximately $3.0 million from the inception to December 31, 2023. Our management expects that operating losses and negative cash flows may increase from the December 31, 2023 levels, particularly because we are in our first year of operations, not generating any revenue as yet, and owing to additional costs towards capital expenditure and expenses related to the development of site preparation, engineering, feasibility studies, and investment in upstream companies and salaries of the senior team and professional expenses. These conditions raise substantial doubt about our ability to continue as a going concern. The ability of Stardust Power to continue as a going concern is dependent upon our management’s plan to raise additional capital from the issuance of equity or receive additional borrowings from the existing promissory notes from related parties or SAFE notes. There can be no assurance that we will be successful in our plans described elsewhere in this proxy statement/prospectus or in attracting future debt, equity financings or strategic and collaborative ventures with third parties on acceptable terms, or if at all. If we are unable to raise adequate capital at favorable terms, the business, operations and financial results, and hence stock price of securities of the combined entity subsequent to the Business Combination, in the public markets may be adversely impacted, which could have a material adverse impact on your investment.

Lithium can be highly combustible, and if we have incidences, it could adversely impact us.

Lithium in concentrated form could be highly combustible, if not produced, stored and transported using the appropriate protocols. It may cause violent combustion or explosion, on contact with heat or water. Pure lithium when finely dispersed, may ignite spontaneously on contact with air, under certain circumstances. Upon exposure to heat, toxic fumes are formed, and then it may decompose. The product can react violently with strong oxidants, acids and many compounds (hydrocarbons, halogens, halons, concrete, sand and asbestos). This generates fire and creates explosion hazard. It could also react with water, which may produce highly flammable hydrogen gas and corrosive fumes of lithium hydroxide. Transportation of lithium can be dangerous and a fire hazard, as well, if not done with adequate safety measures. The end products, such as lithium ion battery, which is manufactured with our product, may be unstable and combustible. While we intend to follow protocol and safety measures, we cannot assure you that the lithium we produce will not combust, and if it does, it could severely impact our operations, business, and revenue as well as increase our insurance claims and insurance premium, thereby increasing cost, and hence impacting our profitability.

We are a development stage company, and there is no guarantee that our development will result in the commercial production of lithium from brine sources.

As a newly incorporated, development stage company, we have yet to start the purification of lithium brine to produce battery-grade lithium, and are not likely to generate revenue in our initial years of operations. Accordingly, we cannot assure you that we will ever realize any profits. Any profitability in the future from our business will be dependent upon an economic method of extracting the required brine by our partners, whether directly or as byproducts of the oil and gas industry, and from further exploration and development of other economic sources of brine. Further, we cannot assure you that any exploration and extraction programs will result in profitable commercially viable extraction, purification and production operations. The exploration, extraction and purification of lithium brine, whether obtained from deposits or as byproducts of the oil and gas industry, involves a high degree of financial risk over a significant period of time, which may or may not be reduced or eliminated through a combination of careful evaluation, experience, and skilled management. While the discovery of additional lithium brine deposits may result in increasing and diversifying supply sources, there can be no assurances that costs associated with extraction and subsequent transportation to the Facility would be economical and efficient enough for profitable commercial production. Further, major expenses may be required to construct processing facilities and to establish brine reserves.

We do not know with certainty that economically recoverable lithium exists on properties of partners from who we seek to obtain brine from. In addition, the quantity of any brine reserves may vary depending on input prices. Any material change in the quantity or grade of brine may affect the economic viability of our properties.

Subsequent to the entering into of commercial product and offtake agreements to sell battery-grade lithium, we may be required to import the input raw materials in order to meet demand. In that event, import expenses, levies by exporting governments, regulatory approvals, shipping and logistics arrangements and costs, could potentially make the production of battery-grade lithium at our facilities economically unviable. This could have a material adverse effect on our revenue, profitability, financial conditions, the results of operations and cash flows.

We face numerous risks related to exploration, construction, and extraction of brine by our suppliers.

Our level of profitability, if any, in future years will depend to a great degree on lithium prices and whether we can purchase brine at a price that is economically feasible for us to produce battery grade lithium. Exploration and development of lithium resources are highly speculative in nature, and it is impossible to ensure that any of our suppliers will establish reserves. Whether it will be economically feasible to extract lithium depends on a number of factors, including, but not limited to: (i) particular attributes of the brine assets, such as chemical composition of lithium, presence of contaminants, temperature of the brine, physical and chemical conditions of the brine and extraction technology and proximity to infrastructure, among other factors; (ii) lithium prices; (iii) extraction, processing and, purification; (iv) logistics and transportation costs; (v) willingness of lenders and investors to provide capital, including project financing; (vi) labor costs and possible labor strikes; (vii) non-issuance or delays in the issuance of permits; (viii) electric vehicle supply and demand; and (x) governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, grants, foreign exchange, environmental, health and safety , employment, worker safety, transportation, and reclamation and closure obligations.

We are also subject to the risks normally encountered in the lithium industry, which include, without limitation:

•	the discovery of unusual or unexpected geological formations;

•	accidental fires, floods, earthquakes, severe weather, seismic activity, or other natural disasters;

•	unplanned power outages and water shortages;

•	construction delays and higher than expected capital costs due to, among other things, supply chain disruptions, higher transportation costs and inflation;

•	the ability to obtain suitable or adequate machinery, equipment, or labor;

•	shortages in materials or equipment and energy and electrical power supply interruptions or rationing;

•	environmental regulations; and

•	other unknown risks involved in the conduct of lithium exploration and operations.

The nature of these risks is such that liabilities could exceed any applicable insurance policy limits or could be excluded from coverage. There are also risks against which we cannot insure or against which we may elect not to insure. The potential costs, which could be associated with any liabilities not covered by insurance or in excess of insurance coverage, or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our future earnings, competitive position, and potentially our financial viability.

Our quarterly and annual operating and financial results and our revenue are likely to fluctuate significantly in future periods.

Our quarterly and annual operating and financial results are difficult to predict and may fluctuate significantly from period to period. Our revenues, net income and results of operations may fluctuate as a result of a variety of factors that are outside our control including, but not limited to, lack of sufficient working capital, equipment malfunction and breakdowns, inability to timely find spare machines or parts to fix the broken equipment, regulatory or licensing delays and severe weather phenomena.

Our long-term success will depend ultimately on our ability to generate revenues, achieve and maintain profitability, and develop positive cash flows from our battery-grade lithium production activities.

Our ability to acquire additional lithium brine from suppliers depends on our ability to generate revenues, achieve and maintain profitability, and generate positive cash flow from our operations. The economic viability of the Facility has many risks and uncertainties including, but not limited to:

•	significant, prolonged decrease in the market price of lithium;

•	significantly higher than expected construction, extraction or refining costs;

•	significantly lower than expected lithium extraction and reduced supply of lithium brine;

•	significant delays, reductions, or stoppages in lithium extraction activities;

•	construction delays, procurement issues and workforce sourcing where our Facility is being setup;

•	significant shortages of adequate and skilled labor or a significant increase in labor costs;

•	difficulty in obtaining relevant permits or delays caused in obtaining such relevant permits;

•	significantly more stringent regulatory laws and regulations;

•	significant difficulty in marketing or selling battery-grade lithium; and

•	community and political activism and third-party sentiment that may have an impact on the laws and regulations surrounding the industry in which we operate; and

•	general economic and political conditions, such as recessions, interest rates, inflation and acts of war or terrorism.

It is common for a new lithium extraction operation to experience unexpected costs, problems, and delays during construction, commissioning and start-up. Most similar projects suffer delays during these periods due to numerous factors, including the factors listed above. Any of these factors could result in changes to capital and operating expenditures, economic returns or cash flow estimates of the project or have other negative impacts on our financial position. There is no assurance that our Facility will commence commercial production on schedule, or at all, or will result in profitable, viable operations. If we are unable to develop our Facility into a commercial operating facility, our business and financial condition will be materially adversely affected. Moreover, even if a feasibility study supports a commercially viable project, there are many additional factors that could impact the project’s development, including terms and availability of financing, cost overruns, litigation or administrative appeals concerning the project, delays in development, and any permitting changes, among other factors, and factors beyond our control such as adverse weather conditions.

Our future lithium extraction, refining and production activities may change as a result of any one or more of these risks and uncertainties. We cannot assure you that any of our activities will result in achieving and maintaining profitability and developing positive cash flows.

Logistics costs based on a hub and spoke refinery model may increase the price to where it is not economically viable.

Our business model is designed to have a central refinery where inputs are transported to the central location. This approach has a layer of transportation costs associated with it. While our management believes these costs can be limited through concentration and or crystallization, we cannot assure you that any adverse changes in transportation costs, transportation and logistics levies, changed in concentration and or crystallization process leading to increased costs, among others, would not increase costs substantially, reduce operating margins, or make our project unviable.

Pipeline of lithium feedstock may prove to be non-viable, which could have material adverse impact on our business and operations.

Through our strategic memorandums of understanding via non-binding contractual arrangements with leading global players such as QXR, IGX and Zelandez, we depend on them for supply and production of lithium brine, and if for some reason the memorandums of understanding do not culminate into binding agreements or do not yield desired economic results, it would adversely impact our business, operations and financial condition. For example, the results of the Phase I of Liberty Lithium project with QXR may prove to be economically unviable, or not an economically viable source of feedstock for the Company. Further, our arrangement with Zelandez may also not create adequate feedstock. Additionally, upstream risks may prevent us from organizing enough feedstock supply to produce consistent lithium products, and the competitive landscape for lithium supply could become a detriment to the Company’s efforts. Changes in commodity prices may also limit upstream exploration and production. We cannot assure you that we will not be faced with adverse impacts should the execution of our strategy is impacted.

Even if we are successful in completing all initial phases and the first commercial production at our Facility and consistently produce battery-grade lithium on a commercial scale, we may not be successful in commencing and expanding commercial operations to support the growth of our business.

Our ability to achieve significant future revenue will depend in large part upon our ability to attract customers and enter into contracts on favorable terms. We expect that many of our customers will be large companies with extensive experience operating in the lithium markets. We lack significant commercial operating experience and may face difficulties in developing marketing expertise in these fields. Our business model relies upon our ability to successfully implement our first commercial production and commence and expand commercial operations. Furthermore, we also intend to successfully negotiate, structure and fulfill long-term supply agreements for lithium brine with suppliers.

Agreements with potential customers may initially only provide for the purchase of limited quantities from us. Our ability to increase our sales will depend in large part upon our ability to expand these existing customer relationships into long-term supply agreements. Establishing, maintaining and expanding relationships with customers can require substantial investment without any assurance from customers that they will place significant orders. In addition, many of our potential customers may be more experienced in these matters than we are, and we may fail to successfully negotiate these agreements in a timely manner or on favorable terms which, in turn, may force us to slow our production, dedicate additional resources to increasing our storage capacity and/or dedicate resources to sales in spot markets. Furthermore, should we become more dependent on spot market sales, our profitability will become increasingly vulnerable to short-term fluctuations in the price and demand for battery grade lithium and competing substitutes.

Our products may not qualify for use for our intended customers.

Our battery-grade lithium products may not be suitable for our intended customers’ use for lithium ion batteries. These batteries have strict purity requirements for the materials used in their manufacture. Impurities can lead to poor charging performance including reduced vehicle range of operation, more frequent need to charge, problems with batteries starting at colder temperature and, in some extreme cases, to batteries catching on fire. A major issue with the current lithium conversion practice is reliable operation in producing high-quality lithium products. Although through our business arrangements and our process, we expect to produce acceptable battery-grade lithium products, we cannot assure you that we will be able to enter into business arrangements as we intend, that our processes will meet the stringent quality testing norms of our intended customers, and we will not be able to develop the market to sell our products, which will have an adverse impact on our revenue, operations and financial condition.

We might not be able to sell our products as intended.

As a result of evolving market dynamics, we may not be able to secure long-term buyers for our products for a variety of reasons, including: qualification, competitive pricing, logistical costs, future government policies and incentives, changes in demand from EV adoption, changes in demand due to changes in chemistry of batteries, or the synthesizing of battery metals, emergence of new engineering technologies or processes that could render existing processes obsolete, and alternatives to battery-grade lithium for the EV industry, among others. We cannot assure you that such events in the future may not occur, or how adversely they will impact our business, operations and financial position.

Our ability to manage growth will have an impact on our business, financial condition, and results of operations.

Future growth may place strains on our financial, technical, operational, and administrative resources and cause us to rely more on project partners and independent contractors, thus, potentially adversely affecting our financial position and results of operations. Our ability to grow will depend on a number of factors, including, but not limited to:

•	our ability to develop existing prospects;

•	our ability to identify suppliers and enter into long-term supply agreements with suppliers;

•	our ability to maintain or enter into new relationships with project partners and independent contractors;

•	our ability to continue to retain and attract skilled personnel;

•	our access to capital;

•	the market price for lithium products; and

•	our ability to enter into agreements for the sale of lithium products.

Delays and other obstacles may prevent the successful completion of our Facility.

Delays may stop or temporality stop the development of our Facility. These delays could include but are not limited to, permitting delays, construction delays, procurement issues, workforce sourcing, community activism, political attitudes and others. The significant delay of the project could adversely affect the ability to finish development with changes in both capital expenditure and operating expenditure.

We may not be able to develop, maintain and grow strategic relationships, identify new strategic relationship opportunities, or form strategic relationships, in the future.

We expect that our ability to establish, maintain, and manage strategic relationships, such as our non-binding agreements with suppliers, offtakers, technology partners and other related service/ancillary providers, will be important to the success of our business. We cannot guarantee that the companies with which we have developed or will develop strategic relationships will continue to devote the resources necessary to promote mutually beneficial business relationships in order to grow our business. If, for some reason, our partners choose to terminate our contracts with them, refuse to enter into contracts with us on commercially reasonable terms, or are unable to deliver on agreed terms, the refining of lithium brine, the construction of our Facility, the ability to produce market-acceptable battery-grade lithium, and our business operations would be materially adversely impacted. Further, some of our current arrangements are not exclusive, and some of our strategic partners may work with our competitors in the future. If we are unsuccessful in establishing or maintaining our relationships with key strategic partners, our overall growth could be impaired, and our business, prospects, financial condition, and operating results could be adversely affected.

We depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to meet our liquidity needs and long-term commitments, fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

Until commercial production is achieved from our planned projects, we will continue to incur operating and investing net cash outflows associated with including, but not limited to, undertaking exploration, extraction and production activities, and the development of our planned projects. As a result, we rely on access to various sources of funding including debt, private equity, capital markets, as well as grants, as a source of funding for our capital and operating requirements. We require additional capital to meet our liquidity needs related to expenses for our various corporate activities, including the costs related to our status as a publicly traded company, funding for our ongoing operations, explore and define lithium brine extraction, and establish any future lithium operations. We cannot assure you that such additional funding will be available to us on satisfactory terms, or at all.

To finance our future ongoing operations, and future capital needs, we may require additional funds through the issuance of additional equity or debt securities. Depending on the type and terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. Any additional equity financing will dilute our existing shareholdings. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted. New or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on such debt securities would increase costs and would subject us to increased debt service obligations, could result in operating and financing covenants that would restrict our operations and hence negatively impact operating results.

If we are unable to obtain additional financing, as needed, at competitive terms, our ability to fund our current operations and implement our business plan and strategy will be adversely affected. These circumstances may require us to reduce the scope of our operations and scale back our exploration, extraction, refining and production plans. There is no guarantee that we will be able to secure any additional funding or be able to secure funding to provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, results of operations, and financial performance of the combined entity subsequent to the Business Combination.

The lithium brine industry includes well capitalized players.

The direct lithium extraction industry and lithium processing sector include established competitors possessing substantial capitalization and extensive resources. Accordingly, we may encounter challenges competing against these well-capitalized incumbents. These industry participants often benefit from significant financial reserves and operational scale, which could potentially place us at a competitive disadvantage.

Low-cost producers could disrupt the market and be able to provide products cheaper than the Combined Company.

Producers, especially in foreign jurisdictions including but not limited to China, Argentina, Chile and Australia, could use processes that might produce lower-cost lithium, which could impact the market in general, and adversely impact the sales of the Combined Company, in particular. Other producers could forgo direct lithium extract technologies and use ponds or other mechanisms to extract lithium, which could have a lower cost basis. Further, other producers could operate in markets which may have less rigorous environmental, safety, and other regulatory compliance as compared to our Market in the U.S. or be required to adhere to certain environmental regulations, to a lesser extent, or even disregard regulations, than compared to what we are required to comply by in the U.S. This could lead those producers to reduce costs substantially, that could make our pricing less competitive or even unviable. If such a scenario were to occur, it could have a material adverse impact on our revenue, profitability and cash flow.

We may be unable to qualify for existing federal and state level grants and incentives and the grants and incentives may not be released to us as quickly or efficiently as we anticipate or at all.

There are substantial grants, financing, and other incentives provided by various government organizations designed to facilitate American manufacturing of battery-grade lithium products, such as the those covered under the incentives through the IR Act and Bipartisan Infrastructure Law (“BIL”) under the aegis of the Department of Energy LPO Loan Programs Office Advanced Technology Vehicles Manufacturing Loan Program, Department of Defense, Defense Production Act, Department of Energy Grant, Department of Defense Office of Strategic Capital, as well as the Investment Tax Credit and the 21st Century Quality Jobs Program by the Oklahoma Department of Commerce, among others. While we expect to receive the grants from the state of Oklahoma, we cannot provide assurances that we will receive grants in a timely manner, or we may not be eligible or qualify for the federal grants. While we expect to receive grants from the State of Oklahoma, we cannot assure you that such grants will be received in a timely manner in meaningful amounts, or at all, and we may not be eligible or qualify for federal grants. These and other future governmental incentives may be removed or no longer provided, due to changes in governmental policies or political attitudes towards such incentives which may change and limit the distribution of any such incentives. We cannot assure you that if the basis of certain incentives change, and the grants become non-available or are delayed, the same will not affect our ability to start our operations in a timely and cost effective manner, leading to delays in commissioning, and could adversely impact our financing options, and hence adversely impact our ability to generate revenue and profitability.

We may in the future use hedging arrangements to mitigate certain risks, but the use of such derivative instruments could have a material adverse effect on our results of operations.

In the future, we may use interest rate swaps to manage interest rate risk, especially on long-term offtake contracts with customer. In addition, we may use forward sales and other types of hedging contracts, including foreign currency hedges if we do expand into other countries. If we elect to enter into these types of hedging arrangements, our related assets could recognize financial losses on these arrangements as a result of volatility in the market values of the underlying asset or if a counterparty fails to perform under a contract. If actively quoted market prices and pricing information from external sources are not available, the valuation of these contracts would involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. If the values of these financial contracts change in a manner that we do not anticipate, or if a counterparty fails to perform under a contract, it could harm our business, financial condition, results of operations and cash flows.

We may acquire or invest in additional companies, which may divert our management’s attention, result in additional dilution to our stockholders, and consume resources that are necessary to sustain our business.

Although we have not made any acquisitions to date, our business strategy in the future may include acquiring other complementary technologies or businesses, or that provide us with downstream or upstream integration. We may also enter relationships with other businesses to expand our operations and to create service networks to support our production and delivery of battery-grade lithium. An acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures, including ones that we may pursue but do not conclude in an acquisition, investment, or business relationship. We may encounter difficulties assimilating or integrating the businesses, technologies, products, services, personnel, or operations of the acquired companies particularly if the key personnel of the acquired companies choose not to work for us. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for the development of our business. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown liabilities.

Negotiating these transactions can be time consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. Even if we do successfully complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, securities analysts, and investors.

We are dependent upon key management employees.

The responsibility of overseeing the day-to-day operations and the strategic management of our business depends substantially on our senior management and key personnel. Loss of any such personnel may have an adverse effect on our performance. The success of our operations will depend upon numerous factors, many of which, in part, are beyond our control, including our ability to attract and retain additional key personnel in sales, marketing, engineering and technical support, and finance. Certain areas in which we operate are highly competitive and competition for qualified personnel is significant. We may be unable to hire suitable field personnel for our engineering and technical team or there may be periods of time where a particular position remains vacant while a suitable replacement is identified and appointed. We may not be successful in attracting and retaining the personnel required to grow and operate our business profitably.

Our success as a company producing battery-grade lithium and related products depends to a great extent on the capabilities of our partners for lithium extraction from brine and our ability to secure capital for the implementation of brine processing plants.

Our success as a producer of lithium and related products is dependent on our ability to develop and implement more efficient production capabilities based on mineral rich brine and implementation of direct lithium extraction (“DLE”) technologies. While having the potential to significantly increase the supply of lithium from brine projects, the technology for DLE is an emerging technology. A number of DLE technologies are emerging and being tested at scale, with only a handful of projects already in commercial construction. However, there remain challenges around scalability and water consumption/brine reinjection. We will need to continue to invest heavily to scale our manufacturing to ultimately produce sufficient amounts of battery-grade lithium. However, we cannot assure you that our future product research and development projects, if any, and financing efforts will be successful or be completed within the anticipated time frame or budget. There is no guarantee we will achieve anticipated sales targets or if we will be profitable. In addition, we cannot assure you that our existing or potential competitors will not develop technologies which are similar or superior to our technologies, or that result in products that are more competitively priced. As it is often difficult to project the time frame for developing new technologies and the duration of the market window for these technologies, there is a substantial risk that we may have to abandon a potential technology that is no longer commercially viable, even after we have invested significant resources in the development of such technology and our facilities. If we fail in our technology development or product launching efforts, our business, prospects, financial condition and results of operations may be materially and adversely affected.

The development of non-lithium battery technologies could adversely affect us.

The development and adoption of new battery technologies that rely on inputs other than lithium compounds could significantly impact our prospects and future revenues. Current and next generation high energy density batteries for use in electric vehicles rely on lithium compounds as a critical input. Alternative materials and technologies are being researched with the goal of making batteries lighter, more efficient, faster charging and less expensive, and some of these could be less reliant on lithium compounds. We cannot predict which new technologies may ultimately prove to be commercially viable or on what time horizon. Commercialized battery technologies that use no, or significantly less, lithium could materially and adversely impact our prospects and future revenues.

Lithium prices are subject to unpredictable fluctuations.

We expect to derive revenues, if any, from the production and sale of battery grade lithium. The prices of lithium may fluctuate widely and are affected by numerous factors beyond our control, including international, economic, and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The world’s largest suppliers of lithium are Sociedad Quimica y Minera de Chile S.A (NYSE:SQM), FMC Corporation (NYSE:FMC), Albemarle Corporation (NYSE:ALB), Jiangxi Ganfeng Lithium Co., Ltd. and Tianqi Group who collectively supply approximately 85% of the world’s lithium business, and any attempt to suppress the price of lithium materials by such suppliers, or an increase in production by any supplier in excess of any increased demand, would have negative consequences on Stardust Power. The price of lithium materials may also be reduced by the discovery of new lithium deposits, which could not only increase the overall supply of lithium (causing downward pressure on its price) but could draw new firms into the lithium refinery industry which would compete with Stardust Power. The effect of these factors on the prices of lithium and lithium byproducts, and therefore the economic viability of any of our exploration properties, cannot accurately be predicted. Further, if prices were to decline significantly, it could have significant adverse effects on our ability to source raw material, and hence impact our production volumes. Additionally, this could also have adverse impact, both on our selling price, as well as volumes sold, and could adversely impact our revenue, gross margins and profitability.

The development of our lithium refinery is highly dependent upon the currently projected demand for and uses of lithium-based end products.

The development of our lithium refinery is highly dependent upon the currently projected demand for and uses of lithium-based end products, which include lithium-ion batteries for electric vehicles and other large format batteries that currently have limited market share and whose projected adoption rates are not assured. To the extent that such markets do not develop in the manner contemplated by the Company, then the long-term growth in the market for lithium products will be adversely affected, which would inhibit the potential for development of the lithium refinery, its potential commercial viability and would otherwise have a negative effect on the business and financial condition of the Company. In addition, as a commodity, lithium market demand is subject to the substitution effect in which end-users adopt an alternate commodity as a response to supply constraints or increases in market pricing. To the extent that these factors arise in the market for lithium, it could have a negative impact on overall prospects for growth of the lithium market and pricing, which in turn could have a negative effect on the Company and its projects.

Our future growth and success are dependent upon consumers’ demand for electric vehicles in an automotive industry that is generally competitive, cyclical and volatile.

Though we continue to see increased interest and adoption of electric vehicles, if the market for electric vehicles in general does not develop as we expect, or develops more slowly than we expect, our business, prospects, financial condition and operating results may be harmed.

In addition, electric vehicles still constitute a small percentage of overall vehicle sales. As a result, the market for lithium products could be negatively affected by numerous factors, such as:

•	perceptions about electric vehicle features, quality, safety, performance and cost;

•	perceptions about the limited range over which electric vehicles may be driven on a single battery charge, and access to charging facilities;

•	competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•	volatility in the cost of oil, gasoline and energy;

•	government regulations and economic incentives and conditions; and

•	concerns about our future viability.

Sales of vehicles in the automotive industry tend to be cyclical in many markets, which may expose us to further volatility. We also cannot predict the duration or direction of current global trends or their sustained impact on consumer demand. Ultimately, we continue to monitor macroeconomic conditions to remain flexible and to optimize and evolve our business as appropriate, and attempt to accurately project demand and infrastructure requirements globally and deploy our production, workforce and other resources accordingly. If we experience unfavorable global market conditions, or if we cannot or do not maintain operations at a scope that is commensurate with such conditions or are later required to or choose to suspend such operations again, our business, prospects, financial condition and operating results may be harmed.

We may be unable to successfully negotiate final, binding terms related to our current non-binding memoranda of understanding and letters of intent for supply and offtake agreements, which could harm our commercial prospects.

From time-to-time, we agree to preliminary terms regarding offtake and supply agreements. We may be unable to negotiate final terms with these or other companies in a timely manner, or at all, and there is no guarantee that the terms of any final agreement will be the same or similar to those currently contemplated. Final terms may include less favorable pricing structures or volume commitments, more expensive delivery or purity requirements, reduced contract durations and other adverse changes. Delays in negotiating final contracts could slow our initial commercialization, and failure to agree to definitive terms for sales of sufficient volumes of lithium could prevent us from growing our business. To the extent that terms in our initial supply and distribution contracts may influence negotiations regarding future contracts, the failure to negotiate favorable final terms related to our current preliminary agreements could have an especially negative impact on our growth and profitability. Further, our prospective counterparties may cancel or delay entering into definitive agreements for a variety of reasons, some of which may be outside of our control. Additionally, we have not demonstrated that we can meet the production levels contemplated in our current non-binding supply agreements. If the construction and readiness of the Facility proceeds more slowly than we expect, or if we encounter difficulties in successfully completing the construction of the Facility, potential customers, including those with whom we have current letters of intent, may be less willing to negotiate definitive supply agreements, or demand terms less favorable to us, and our performance may suffer. If we are unable to enter into such definitive agreements on a timely basis, our growth, revenue and results of operations may be negatively impacted.

Our future business prospects could be adversely affected if we are unable to enter into definitive agreements relating to contemplated joint ventures with Usha and IGX and, if such agreements are in fact completed, there can be no assurance that such joint ventures will ultimately be successful.

We entered into a non-binding letters of intent with each of Usha Resources and IGX to acquire majority interests in projects owned by those parties described under the sections titled “Business of Stardust Power—Usha Resources Letter of Intent” and “Business of Stardust Power—IGX Letter of Intent”. The parties are engaged in negotiations regarding key commercial points of the ventures. The letters of intent provide frameworks for the potential investments; however, many of the key terms of the ventures, including economic and investment terms, have not been agreed to in principle. It is possible that the parties will not be able to agree to enter into definitive agreements consistent with the letters of intent, or at all.

Even if we are able to reach final terms and enter into binding documentation, we do not know how much financing these projects will require, or whether such financing will be available on acceptable terms, or at all. There can be no assurance that the ventures will be able to complete the development of their respective projects and be commercialized. These factors could harm our business, results of operations and financial results.

Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

Lithium and its derivatives are preferred raw materials for certain industrial applications, such as rechargeable batteries. For example, current and future high energy density batteries for use in electric vehicles rely on lithium compounds as a critical input. The pace of advancements in current battery technologies, development and adoption of new battery technologies that rely on inputs other than lithium compounds, or a delay in the development and adoption of future high nickel battery technologies that utilize lithium could significantly impact our prospects and future revenues. Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging, and less expensive, some of which could be less reliant on lithium or other lithium compounds. Some of these technologies, such as commercialized battery technologies that use no, or significantly less, lithium compounds, could be successful and could adversely affect demand for lithium batteries in personal electronics, electric and hybrid vehicles, and other applications. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. In addition, alternatives to industrial applications dependent on lithium compounds may become more economically attractive as global commodity prices shift. Any of these events could adversely affect demand for and market prices of lithium, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any reserves we identify.

Our business and operations may be significantly disrupted upon the occurrence of a catastrophic event, information technology system failures or cyberattack.

Our business is dependent on proprietary technologies, processes and information that we have acquired, and expected to acquire, from our partners, much of which is, or will be, stored on our computer systems. We may in the future enter into agreements with third parties for hardware, software, telecommunications and other information technology (“IT”) services in connection with our operations. Our operations depend, in part, on how well we and our vendors protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism, theft, malware, ransomware and phishing or other cyberattacks. Any of these and other events could result in IT system failures, delays, loss of data or information, liability to our partners or other third parties, a material disruption of our business or increases in capital expenses. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment and IT systems and software, as well as preemptive expenses to mitigate the risks of vulnerabilities or failures.

Furthermore, the importance of such IT systems and networks and systems may increase if our employees work remotely, which may introduce more risks to our information technology systems and networks as such employees use network connections, computers, or devices that are outside our premises or networks. Additionally, if one of our service providers were to fail and we were unable to find a suitable replacement in a timely manner, we may be unable to properly administer our outsourced functions. If we cannot continue to retain these services provided by our vendors on acceptable terms, our access to necessary IT systems or services could be interrupted. Any security breach, interruption or failure of our IT systems, or those of our third party vendors, could impair our ability to operate our business, reduce our quality of services, increase costs, prompt litigation and other consumer claims, subject us to government enforcement actions (including investigations, fines, penalties, audits, or inspections), and damage our reputation, any of which could substantially harm our business, financial condition or the results of our operations.

As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. While we have implemented security resources to protect our data security and IT systems, such measures may not prevent such events, especially because the cyberattack techniques used change frequently and are often not recognized until launched, and because the full scope of a cyberattack may not be realized until an investigation has been completed, and cyberattacks can originate from a wide variety of sources and through a wide variety of methods. In addition, certain measures that could increase the security of our IT system take significant time and resources to deploy broadly, and such measures may not be deployed in a timely manner or be effective against an attack. The inability to implement, maintain and upgrade adequate safeguards could have a material and adverse impact on our business, financial condition and results of operations. Significant disruption to our IT systems, or those of our vendors, or breaches of data security could also have a material adverse effect on our business, financial condition and results of operations.

We may be subject to liabilities and losses that may not be covered by insurance.

Our employees and Facility would be subject to the hazards associated with producing battery-grade lithium. Operating hazards can cause personal injury and loss of life, damage to, or destruction of, property, plant and equipment and the environment. We expect to maintain insurance coverage in amounts against the risks that we believe are consistent with industry practice, and maintain a safety program. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or to property owned by third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and financial position.

Insurance liabilities are difficult to assess and quantify due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. If we were to experience insurance claims or costs above our coverage limits or that are not covered by our insurance, we might be required to use working capital to satisfy these claims rather than to maintain or expand our operations. The occurrence of an event that is not fully covered by insurance could materially adversely affect our business, results of operations, cash flows and financial position.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information or alleged trade secrets of third parties or competitors or are in breach of noncompetition or non-solicitation agreements with our competitors or their former employers.

We may employ or otherwise engage personnel who were previously or are concurrently employed or engaged at research institutions or other clean technology companies, or consult various companies, including ones that could be construed as our competitors or potential competitors. Even though we have processes in place to prevent misappropriate of trade secrets or confidential information, we may be subject to claims that these personnel, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former or concurrent employers or clients they provide consultancy services to, which are rightfully owned by their former or concurrent employer, or their clients, as the case may be. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could adversely affect our operations, result in substantial costs and be a distraction to management.

Lawsuits may be filed against us and an adverse ruling in any such lawsuit may adversely affect our business, financial condition, or liquidity or the market price of our common stock.

We may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings, and legal actions relating to personal injuries, property damage, property taxes, land rights, the environment, and contract disputes.

The outcome of future legal proceedings cannot be predicted with certainty and may be determined adversely to us and as a result, could have a material adverse effect on our assets, liabilities, business, financial condition, or results of operations. Even if we prevail in any such legal proceeding, the proceedings could be costly, time-consuming, and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition.

Our operations may be further disrupted, and our financial results may be adversely affected by any global pandemic or a public health crisis, such as from the sustained effect from the novel coronavirus pandemic.

A regional or a global public health threat, such as a pandemic like the COVID-19 pandemic has the potential to pose a material risk to our business and operations. If in the future a significant portion of our workforce or consultants become unable to work or travel to our operations due to illness or state or federal government restrictions (including travel restrictions and “shelter-in-place” and similar orders restricting certain activities that may be issued or extended by authorities), we may be forced to reduce or suspend our exploration and development activities. The prolonged COVID-19 pandemic had a broad impact globally and may materially affect us economically, although much progress has been made in the development and distribution of vaccines. The scope and duration of a public health crisis, including a sustained COVID-19’s economic impact may be difficult to assess or predict, especially as the sustained COVID-19 has negatively impacted global economic conditions, which, in turn, could adversely affect our business, results of operations and financial condition. In addition, a recession or market correction resulting from a public health crisis or COVID-19 could materially affect our business and the value of our common stock. It is not possible to estimate the full and complete impact that such crisis could have on our business, results of operations and financial condition. The extent to which a pandemic will impact our financial condition will depend on future developments that are highly uncertain and cannot be predicted, including new government actions or restrictions, new information that may emerge concerning the severity, longevity and impact of the COVID-19 pandemic on economic activity.

As on the date of this prospectus filing, the effects from the COVID-19 pandemic have not had a material impact on our financial results or operations. However, the effects from the COVID-19 pandemic could have a material impact on our operations, and we will continue to closely monitor the COVID-19 situation.

An escalation of the current war in Ukraine, generalized conflict in Europe and the Middle East, or the emergence of conflict elsewhere, may adversely affect our business.

An escalation of the current war in Ukraine, generalized conflict in Europe and the Middle East, or the emergence of conflict elsewhere may adversely affect our business if the U.S. capital markets become risk averse for a prolonged period of time, and/or there is a general slowdown in the global economy.

Risks Related to Intellectual Property

If we fail to adequately protect our intellectual property or technology (including any later developed or acquired intellectual property or technology), our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights.

While we currently have not developed any intellectual property or technology, we may develop, license, or acquire intellectual property in the future that is valuable or material to our business. Our success may depend, in part, on our ability to obtain and maintain protection of such intellectual property in the U.S. and other countries, if we choose to operate in jurisdictions outside of the U.S. We may leverage intellectual property laws to protect such intellectual property (including our brands) and to prevent others from developing and commercializing products or processes that violate our intellectual property rights. However, these means may afford only limited protection and may not prevent our competitors from duplicating our intellectual property, prevent our competitors from gaining access to our proprietary information or technology, or permit us to gain or maintain a competitive advantage. Moreover, the steps we take to protect our intellectual property may be inadequate, and we may choose not to pursue or maintain protection for our intellectual property in the U.S. or foreign jurisdictions. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property, and such unauthorized uses may be difficult to detect. It may be possible for unauthorized third parties to copy our technology (whether now or in the future developed, licensed, or acquired) and use information that we regard as proprietary to create technology, products, or services that compete with ours. Any of these scenarios may adversely affect the conduct of our business or our financial position.

We may depend on third-party licensors of technology to enforce and protect intellectual property rights that we may license, and such third parties may refuse to enforce and protect such intellectual property rights. Further, if we resort to legal proceedings to enforce our intellectual property rights (such as initiating infringement lawsuit against a third party), the results of such proceedings, regardless of merit, are uncertain and our success cannot be assured. Even if we were to prevail, the proceedings could be burdensome and expensive. Any litigation that may be necessary in the future could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition.

If we are unable to protect the confidentiality of our proprietary information or trade secrets, our business and competitive position may be harmed.

We may now or in the future rely upon unpatented trade secrets and know-how, whether belonging to us or our partners, to develop and maintain a competitive position. While we seek to protect such proprietary information, in part, through confidentiality and invention assignment agreements with our employees, collaborators, contractors, advisors, consultants and other third parties, we cannot guarantee that we have entered or will enter into such agreements with each party that has or may have had access to our trade secrets or proprietary information, or that these agreements will not be breached. We may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets, now or in the future, were to be disclosed to, or independently developed by, a competitor or other third party, our competitive position could be materially and adversely harmed.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these measures, they may be breached or insufficient, and we may not have adequate remedies for any such breach or insufficiency.

We may now or in the future engage in business and technology collaborations with third-party partners that may result in the partner owning, or the parties jointly owning, certain intellectual property, which may be based on or derived from our or the partner’s proprietary information or existing intellectual property. If we do not have adequate rights to use such partner-owned proprietary information or intellectual property, we may be restricted from using it in our process, products, or services. If we and the partner jointly own any such intellectual property, the partner may have the ability to compete with our products and services, or we may be required to make royalty or similar payments to our partner for our use of such intellectual property.

We may be subject to claims challenging the inventorship or ownership of our future intellectual property, particularly those that may be developed or invented by our employees, consultants or contractors.

We may be subject to claims that employees, collaborators, or other third parties have an ownership interest in our future intellectual property, or that of our licensors, including as an inventor or co-inventor. We may be subject to ownership or inventorship disputes in the future arising, for example, from conflicting obligations of consultants, contractors, or others who are involved in developing our intellectual property. Although it is our policy to require our employees and contractors who may be involved in the conception or development of potential intellectual property to execute agreements assigning such intellectual property to us, as may be required in the future, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, or be required to pay royalties for access to such intellectual property rights (which may not be commercially reasonable). Other owners may also be able to license such rights to other third parties, including our competitors. Such an outcome could have a material adverse effect on our business and financial condition. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets and our business may be adversely affected.

Our trademarks and trade names (whether registered or unregistered) may be challenged, infringed, circumvented, declared generic, or determined to be violating or infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners and customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement or dilution claims brought by owners of other trademarks. We may also be required to pursue litigation to defend and protect our trademarks, which could be costly, may not ultimately be successful, and could be a distraction to management.

Opposition or cancellation proceedings may in the future be filed against our trademark applications and registrations (including our U.S. trademark application for “Stardust Power”), and our trademarks or trademark applications may not survive such proceedings. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would, and may be more limited in our ability to operate under or use such trademarks.

We may be sued by third parties for alleged infringement of their intellectual property rights, which could be costly, time-consuming and limit our ability to use certain technologies in the future.

We may become subject to claims that our conduct infringes upon the intellectual property or other proprietary rights of third parties. Defending against, or otherwise addressing, any such claims, whether they are with or without merit, could be time-consuming and expensive, and could divert our management’s attention away from the execution of our business plan. Moreover, any settlement or adverse judgment resulting from these claims could require us to pay substantial amounts or obtain a license to continue to use the disputed intellectual property, or otherwise restrict or prohibit our use of the intellectual property. We cannot guarantee that we would be able to: obtain from the third party asserting the claim a license on commercially reasonable terms, if at all; develop alternative technology on a timely basis, if at all; or obtain a license to use a suitable alternative technology. An adverse determination could also prevent us from licensing our technology to others. Infringement claims asserted against us may have a material adverse effect on our business, results of operations, or financial condition.

Risks Related to Legal, Regulatory, Accounting and Tax Matters

Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

Environmental regulations mandate, among other things, the maintenance of air and water quality standards, land development, and land reclamation, and set forth limitations on the generation, transportation, storage, and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies in our industry vertical, and their officers, directors, and employees. We may incur environmental costs that could have a material adverse effect on financial condition and the results of operations. Any failure to remedy an environmental problem could require us to suspend operations or enter into interim compliance measures pending completion of the required remedy.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health, and safety impacts of prior and current operations. These lawsuits could lead to the imposition of substantial fines, remediation costs, penalties, and other civil and criminal sanctions, as well as reputational harm, including damage to our relationships with customers, suppliers, investors, governments or other stakeholders. Such laws, regulations, enforcement, or private claims may have a material adverse effect on our financial condition, results of operations, or cash flows.

Liabilities and costs associated with hazardous materials, contamination and other environmental conditions may require us to conduct investigations or remediation or expose us to other liabilities, both of which may adversely impact our operations and financial condition.

We may incur liabilities for the investigation and cleanup of any environmental contamination at our commercial production facility, or at off-site locations where we arrange for the disposal of hazardous substances or wastes. For example, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal, state and local laws, certain broad categories of persons, including that an owner or operator of a property, may become liable for the costs of investigation and remediation, impacts to human health and for damages to natural resources. These laws often impose strict and joint and several liability without regard to fault or degree of contribution or whether the owner or operator knew of, or was responsible for, the release of such hazardous substances or whether the conduct giving rise to the release was legal at the time it occurred. We also may be subject to related claims by private parties, including employees, contractors, or the general public, alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. We may incur substantial costs or other damages associated with these obligations, which could adversely impact our business, financial condition and results of operations.

Furthermore, we rely on third parties to ensure compliance with certain environmental laws, including those relating to the disposal of wastes. Any failure to properly handle or dispose of wastes, regardless of whether such failure is ours or our contractors, could result in liability under environmental, health and safety laws. The costs of liability could have a material adverse effect on our business, financial condition or results of operations.

Increased stakeholder focus on sustainability or other ESG matters could adversely impact our business, reputation, and operating results.

In recent years, companies across all industries are facing increasing scrutiny from a variety of stakeholders, including investors, customers, employees, regulators, ratings agencies and lenders, related to their environmental, social and corporate governance (“ESG”) and sustainability practices. If we do not adapt to or comply with stakeholder expectations and standards on ESG matters as they continue to evolve, or if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected. Additionally, our customers may be driven to purchase our products due to their own sustainability or ESG commitments, which may entail holding their suppliers — including us — to ESG standards that go beyond compliance with laws and regulations and our ability to comply with such standards. Failure to maintain operations that align with such “beyond compliance” standards may cause potential customers to not do business with us or otherwise hurt demand for our products. These and other ESG concerns could adversely affect our business, prospects, financial condition and operating results.

We will be subject to environmental, health and safety laws and regulations in multiple jurisdictions, which may impose substantial compliance requirements and other obligations on our operations. Our operating costs could be significantly increased in order to comply with new or more stringent regulatory standards in the jurisdictions in which we operate.

Our business is governed by, and will be governed by various foreign, federal, state and local environmental protection and health and safety laws and regulations, including, without limitation, the federal Safe Drinking Water Act, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act (“OSHA”), the National Environmental Policy Act, the Endangered Species Act, the Comprehensive Environmental Response, Compensation and Liability Act and similar foreign, federal, state and local laws and regulations and permits issued under these laws by foreign, federal, state and local environmental and health and safety regulatory agencies. These laws and regulations establish, among other things, criteria and standards for drinking water, for protection of the environment and the release, remediation, of hazardous substances and public health and safety. Pursuant to these laws, we may be required to obtain various permits and approvals from certain federal, state and local regulatory agencies for our operations. If we violate or fail to comply with these laws, regulations or permits, we could be subject to administrative or civil fines or penalties or other sanctions by regulators and to lawsuits, civil or criminal, seeking enforcement, injunctive relief and/or other damages. If we fail to comply with applicable laws, regulations or permits, our permits or approvals may be terminated or not renewed and/or we could be held liable for damages, injunctive relief and/or monetary fines or penalties.

Additionally, federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal and many state laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Liability under these laws may be strict, and joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault.

Environmental laws and regulations are complex and may change from time to time, as may related interpretations and guidance. These laws and regulation, and the enforcement thereof, have tended to become more stringent over time. It is possible that new standards could be imposed, either more stringent or more lenient, that could result in higher operating expenses, the obsolescence of our products, or lead to an interruption or suspension of our operations and have a material adverse effect on our business, financial condition and results of operations.

Compliance with health and safety laws and regulations can be complex, and noncompliance with these laws and regulations may result in potentially significant monetary damages and fines.

We may be subject to a number of federal and state laws and regulations, including OSHA and comparable state statutes establishing requirements to protect the health and safety of workers. The OSHA hazard communication standard, the US (“EPA”) community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act, and comparable state statutes, require maintenance of information about hazardous materials used or produced in operations and provision of this information to employees, state and local government authorities, and citizens. Other OSHA standards regulate specific worker safety aspects of our operations. Substantial fines and penalties can be imposed, and orders or injunctions limiting or prohibiting certain operations may be issued, in connection with any failure to comply with these laws and regulations.

Climate change, legislation, regulation and policies may result in increased operating costs and otherwise affect our business, our industry and the global economy.

Climate change will potentially have wide ranging impacts, including potential impacts to our operations. In December 2015, the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change resulted in nearly 200 countries, including the United States, coming together to develop the Paris Agreement, which includes pledges to voluntarily limit and reduce future emissions. Additionally, at the 28th Conference of the Parties (“COP28”), nearly 200 member countries, including the U.S., entered into an agreement to transition away from fossil fuels while accelerating action in this decade to achieve net zero by 2050. The agreement includes calls for actions towards achieving, at a global scale, a tripling of renewable energy capacity and doubling energy efficiency improvements by 2030, as well as accelerating efforts towards the phase-down of unabated coal power and, phase out inefficient fossil fuel subsidies, among other measures. Various state and local governments have also publicly committed to furthering the goals of the Paris Agreement. These, and other proposed regulations could increase our current and future production costs and the costs of our customers, which could decrease demand for our products.

There is also growing regulatory interest in requiring the disclosure of GHG emissions data and other climate-related information. On March 6, 2024, the SEC issued a final rule that requires registrants to provide comprehensive climate risk disclosures in their annual reports and registration statements, including the disclosure of climate-related financial metrics, as well as their impacts on financial estimates and assumptions. Although the ultimate date of effectiveness is not in the immediate future for the Company, it may result in increased legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place strain on our personnel, systems and resources.

Changing laws and regulations and global and domestic policy developments have the potential to disrupt our business, the business of our suppliers and/or customers, or otherwise adversely impact our business’ financial condition. While we believe that many of these policies will be favorable for our lithium operations, there is no guarantee that such potential changes in laws, regulations, or policies will be favorable to our Company, to existing or future customers, or to large-scale economic, environmental, or geopolitical conditions.

The physical impacts of climate change, including adverse weather, may have a negative impact on our business and results of operations.

Climate change will potentially have wide-ranging physical impacts, including significant physical effects on weather conditions, such as increased severity and frequency of droughts, storms, floods and other climatic events. If such effects were to occur, they could disrupt or delay our operations, damage our facilities, adversely affect or delay demand for our products or cause us to incur significant costs in preparing for, or responding to, the effects of climatic events themselves, which may not be fully insured. Any one of these factors has the potential to have a material adverse effect on our business, financial condition, results of operations, and cash flow.

The reduction or elimination of government subsidies and economic incentives for alternative energy technologies, or the failure to renew such subsidies and incentives, could reduce demand for our products, lead to a reduction in our revenues, and adversely impact our operating results and liquidity.

Near-term growth of alternative energy technologies is affected by the availability and size of government and economic incentives. Many of these government incentives expire, phase out over time, may exhaust the allocated funding, or require renewal by the applicable authority. In addition, these incentive programs could be reduced or discontinued for other reasons. The IR Act contains a number of tax incentive provisions, some of which we intend to utilize. This legislation was adopted in August 2022, and forthcoming interagency guidance processes are still ongoing. We, and our customers and suppliers, have not yet seen the impact these IR Act-related incentives may have on our business and operations and cannot guarantee that we will realize anticipated benefits of incentives under the IR Act. Furthermore, changes or amendments to clean energy tax credits might be more favorable to other technologies. In addition, the IR Act and other recent legislation make available certain grants and other funding opportunities for alternative energy projects, some of which we intend to apply for and, if awarded, utilize. Any reduction, elimination, or discriminatory application of expiration of the government subsidies and economic incentives, or the failure to renew tax credit programs, governmental subsidies, or economic incentives, may result in the diminished economic competitiveness of our products to our customers or the availability of supply, and could materially and adversely affect the growth of alternative energy technologies, including our products, as well as our future operating results and liquidity.

Existing, and future changes to, federal, state and local regulations and policies, including permitting requirements applicable to us, and enactment of new regulations and policies, may adversely affect the market for environmental attributes generated by our operations.

The markets for environmental attributes are influenced by US federal and state governmental regulations and policies. Our ability to generate revenue from sales of environmental attributes depends on our strict compliance with such federal and state programs, which are complex and can involve a significant degree of judgment. If the agencies that administer and enforce these programs disagree with our judgments, otherwise determine that we are not in compliance, conduct reviews of our activities or make changes to the programs, then our ability to generate or sell these credits could be temporarily restricted pending completion of reviews or as a penalty, permanently limited, or lost entirely, and we could also be subject to fines or other sanctions.

Compliance with data privacy regulations could require additional expenditures, and may have an adverse impact on the operating cashflows of the Company.

Our Chief Executive Officer and IT/systems manager are responsible for assessing, identifying and managing cyber security risks. They are supported by outside consulting services. These individuals, along with the consultants, are informed of, and monitor, cybersecurity incidents. Employees of our Company receive training to minimize cybersecurity risks and attest to their understanding in the Code of Conduct which includes cybersecurity. The protocols are reviewed annually. Additional measures are taken, such as the use of two-factor authentication on our Company’s systems, and employed to further reduce threats. Despite the measures we take to assess, identify and manage cyber security risks, there can be no assurance that the various procedures and controls we use to mitigate these risks will be sufficient to prevent disruptions to our IT systems.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses or if we experience additional material weaknesses or other deficiencies in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial results, which could result in loss of investor confidence and adversely impact our stock price.

After the Business Combination, we will become a public company and we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, (as amended, the “Sarbanes-Oxley Act”), the Dodd-Frank Act and other applicable securities rules and regulations. In particular, we will be subject to reporting obligations under Section 404 of the Sarbanes-Oxley Act that require us to include a management report on our internal control over financial reporting in our annual report, which contains management’s assessment of the effectiveness of our internal control over financial reporting. Internal controls must be evaluated continuously and be properly designed and executed by a sufficient level of properly trained staff to maintain adequate internal control over financial reporting. During the period from March 16, 2023 (inception) to

September 30, 2023, management identified material weaknesses in the implementation of the COSO 13 Framework (which establishes an effective control environments), lack of segregation of duties and management oversight, and control surrounding maintenance of adequate repository of contracts, appropriate classifications of expenses and complex financial instruments. Management expects to address these deficiencies by implementing remediation measures, including those that have already been taken to date, which include the following:

•	the Company’s hiring of the current CFO and additional consulting resources with extensive technical accounting and internal control advisory background;

•	the already introduced reconciliation processes including balance sheet account reconciliations, and a review of chart of accounts and mapping of expense accounts as of December 31, 2023;

•	establishing a central repository of signed contracts with periodic management review for completeness and assessment of accounting implications; and

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establishing a quarterly management oversight and review mechanism for identifying significant unusual / non-recurring transactions, critical accounting and complex financial instruments and evaluating related accounting implications.

Management expects to take the following additional remedial measures to address the internal control deficiencies:

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establishing a detailed internal controls framework based on COSO 13 principles, along with focused training on Internal Controls across levels of personnel covering executives, other management and finance/accounting resources;

•	hiring additional management and accounting resources with relevant public company accounting and reporting technical expertise; and

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continuing to streamline roles and responsibilities between management and employees to implement robust supervisory reviews and management review controls around areas such as journal entries, period-end close procedures, set-up of accruals including those that require significant judgment.

Management expects to commence the implementation of these controls in fiscal year 2024 to begin the remediation process. Management believes that the new procedures and controls discussed above will provide an appropriate remediation of the material weaknesses that have been identified and these will strengthen the Company’s internal controls over financial reporting. Although we intend to complete the remediation process on an ongoing basis, due to the nature of the remediation process and the need to allow adequate time after implementation to evaluate and test the effectiveness of the controls, no assurance can be given as to the timing of the achievement of remediation. The material weaknesses will be fully remediated when, in the opinion of Management, the revised control processes have been operating for a sufficient period of time and independently validated by Management. Management is in the process of determining the full cost of implementation of the above remediation plan and measures and anticipates the total costs to be incurred of approximately $750,000. We expect these systems and controls to involve significant expenditures and to may become more complex as our business grows. To effectively manage this complexity, we will need to continue to improve our operational, financial, and management controls, and our reporting systems and procedures. Our inability to successfully remediate our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results and cause us to fail to meet our financial reporting obligations or result in material misstatements in our financial statements, which could limit our liquidity and access to capital markets, adversely affect our business and investor confidence in our financial statements, and adversely impact our stock price after the Business Combination.

Risks Related to Ownership of Securities and Operating as a Public Company

Investments in us may be subject to U.S. and non-U.S. foreign investment screening regulations, which may impose conditions or limitations on certain investment transactions (including, but not limited to, limits on purchasing our capital stock, limits on our ability to share information with our shareholders, corporate governance modifications, forced divestitures, or other measures).

Certain investments that involve the acquisition of or investment in a U.S. business by a non-U.S. buyer or investor may be subject to review and approval by CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of the investor’s beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person (as defined in 31 CFR § 800.208) always have been subject to CFIUS jurisdiction. Significant CFIUS reform legislation—which was fully implemented through regulations that became effective in October 2020—expanded the scope of CFIUS’s jurisdiction to cover investments that do not involve “control” dynamics but nonetheless afford certain foreign investors certain information or governance rights in U.S. businesses that have a qualifying nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data” (as defined in 31 CFR §§ 800.215, 800.214, and 800.241, respectively). The new CFIUS legislation and implementing regulations also imposed mandatory CFIUS filing requirements for certain transactions involving U.S. businesses with a qualifying nexus to critical technologies.

While GPAC II is a “foreign person” as defined at 31 CFR § 800.224 because one of its “control” persons for CFIUS purposes is a UK national, and GPAC II will be able to exercise “control” as defined in 31 CFR § 800.208 at the initial combination, Stardust Power does not currently produce, test, design, develop, fabricate, and/or manufacture one or more “critical technologies,” as defined at 31 CFR § 800.215. As a result, GPAC II and Stardust Power do not believe that a CFIUS filing is legally mandatory for the Business Combination and do not anticipate making any filing to CFIUS. If CFIUS nevertheless elects to review the Business Combination, CFIUS may impose requirements on the management, control and conduct of our business or may recommend to the President of the United States that he prohibit the Business Combination from proceeding. Any CFIUS review may have outsized impacts on the certainty, timing, feasibility, and cost of consummating the Business Combination and, correspondingly, the listing of the Combined Company’s securities on Nasdaq; GPAC II and Stardust Power cannot assure you as to the result of any CFIUS review.

Moreover, as other countries continue to enact or strengthen their own foreign direct investment (“FDI”) screening regimes, certain acquisition and investment transactions within and outside U.S. jurisdiction may be subject to review by non-U.S. FDI regulators. Any review and approval of an investment or acquisition transaction by CFIUS or another FDI regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. The CFIUS regime and other FDI regulatory policies and practices are rapidly evolving, and in the event CFIUS or another FDI regulator reviews one or more proposed or existing investments by investors in us, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. For example, CFIUS or another FDI regulator may require us to divest some or all of our business operations, impose requirements on the management, control and conduct of our business, or impose limitations or restrictions on, or prohibit, investments by certain investors (including, but not limited to, the imposition of limits on purchasing our common stock, limits on our ability to share information with such investors, governance modifications, or forced divestiture, among other things).

An active trading market for common stock may never develop or be sustained, which may make it difficult to sell the shares of common stock you receive.

After the Closing, the price of our common stock may fluctuate significantly due to general market and economic conditions and forecasts, our general business condition and the release of our financial reports. An active trading market for our common stock may not develop or continue or, if developed, may not be sustained, which would make it difficult for stockholders to sell their shares of common stock at an attractive price (or at all). The market price of our common stock may decline below stockholders’ deemed purchase price, and they may not be able to sell their shares of common stock at or above that price (or at all). Additionally, if our common stock is delisted from Nasdaq for any reason and is quoted on the Over-the-Counter (“OTC”) Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our common stock may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. Stockholders may be unable to sell common stock unless a market can be established or sustained.

Delaware law and the Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of the Combined Company’s Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current stockholders of the Combined Company Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:

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the ability of the Combined Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the Proposed Certificate of Incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, the Combined Company directors and officers;

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the ability of the Combined Company Board to amend the bylaws, which may allow the Combined Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

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the Proposed Certificate of Incorporation will provide for a classified board of directors serving staggered, three-year terms. This will have the effect of making it impossible for shareholders to replace the entire board of directors at one time, which will give shareholders less control over corporate and management policies of the Combined Company, including with respect to potential mergers or acquisitions, payment of dividends, asset sales, amendment of the Proposed Governing Documents, and other significant corporate transactions of the Combined Company;

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advance notice procedures with which stockholders must comply to nominate candidates to the Combined Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or extraordinary general meetings of stockholders and delay changes in the Combined Company Board and may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Stardust Power;

•	providing that the Combined Company Board is expressly authorized to make, alter or repeal the Proposed Bylaws;

•	the removal of the directors of the Combined Company Board by its stockholders with or without cause;

•	the ability of the Combined Company Board to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances;

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the Proposed Certificate of Incorporation will prohibit, subject to the rights of the holders of shares of preferred stock permitting the holders of such series of preferred stock to call a special general meeting of the holders of such series, the Combined Company stockholders from calling a special general meeting of the stockholders;

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the Proposed Certificate of Incorporation will prohibit, subject to the rights of the holders of shares of preferred stock to act by written consent, any stockholders from taking any action by written consent; and

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that certain provisions may be amended only by the affirmative vote of holders of at least two-thirds of the shares of the outstanding capital stock entitled to vote generally in the election of the Combined Company directors.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Combined Company Board or management.

Our Proposed Certificate of Incorporation will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Proposed Certificate of Incorporation, as will be in effect immediately prior to the closing of the Business Combination, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising under the DGCL, our Proposed Governing Documents;

•	any action seeking to interpret, apply, enforce, or determine the validity of our Proposed Governing Documents, each to be effective immediately prior to the Closing;

•	any action as to which DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

•	any action asserting a claim against us that is governed by the internal-affairs doctrine.

This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation, to be effective immediately prior to the Closing, will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid and several state trial courts have enforced such provisions and required that suits asserting Securities Act claims be filed in federal court, there is no guarantee that courts of appeal will affirm the enforceability of such provisions, and a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation, to be effective immediately prior to the Closing. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive forum provision in our amended and restated certificate of incorporation, to be effective immediately prior to the Closing, to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with litigating Securities Act claims in state court, or both state and federal court, which could seriously harm our business, financial condition, results of operations, and prospects. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

General Risk Factors

Significant inflation could adversely affect our business and financial results.

Although historically our operations have not been materially affected by inflation and we have been successful in adjusting prices to our customers to reflect changes in our material and labor costs, the rate of current inflation and resulting pressures on our costs and pricing could adversely impact our business and financial results. Inflation can adversely affect us by increasing our operating costs, including our materials, freight and labor costs, which are already under pressure due to supply chain constraints and the continuing effects of the COVID-19 pandemic. As interest rates rise to address inflation, such increases will also impact the base rates applicable in our credit arrangements and will result in borrowed funds becoming more expensive to us over time; similar financing pressures from inflation also can have a negative impact on customers’ willingness to purchase our technologies and services in the same volumes and at the same rates as previously anticipated. In a highly inflationary environment, we may be unable to raise the prices of our technologies and services at or above the rate of inflation, which could reduce our profit margin.

The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Combined Company Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Combined Company Board’s attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

The Fairness Opinion obtained by the GPAC II Board from Enclave will not be updated to reflect changes in circumstances between signing the Business Combination Agreement and the completion of the Business Combination.

The GPAC II Board received the Fairness Opinion from Enclave to the effect that, as of the date of such Fairness Opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Enclave, including the redemption rights of the Public Shareholders at the current redemption price, as set forth in the Fairness Opinion, the Business Combination, including the consideration to be paid by GPAC II to the Public Shareholders pursuant to the Business Combination Agreement, was fair to the Public Shareholders from a financial point of view. The GPAC II Board believes it was reasonable to rely upon the Fairness Opinion at the time of its delivery, in addition to a number of other factors, in concluding that the Business Combination was in the best interest of GPAC II Shareholders. However, the Fairness Opinion spoke only of its date. The GPAC II Board has not requested that Enclave provide a new or updated fairness opinion and does not intend to secure a new or updated fairness opinion from Enclave or any other third party.

Additional Risks Related to Ownership of Combined Company Common Stock Following the Business Combination and the Combined Company Operating as a Public Company

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to GPAC II prior to Closing and the Combined Company, or Stardust Power and its consolidated subsidiaries, after the consummation of the Business Combination.

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, the Combined Company will incur significant legal, accounting and other expenses that the Combined Company does not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and Nasdaq, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and results of operations. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations. We expect that the Combined Company’s management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when the Combined Company is no longer an emerging growth company. We are in the process of hiring additional accounting personnel and, as a public company, may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.

We also expect that operating as a public company will make it more expensive for the Combined Company to obtain director and officer liability insurance, and the Combined Company may be required to accept reduced coverage or incur substantially higher costs to obtain the same or similar coverage. This could also make it more difficult for the Combined Company to attract and retain qualified people to serve on its board of directors, board committees or as executive officers.

The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

Nasdaq may delist the Combined Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Combined Company’s securities and subject the Combined Company to additional trading restrictions.

Currently, the Class A Ordinary Shares are publicly traded on Nasdaq. We intend to continue to trade the Combined Company’s Common Stock on Nasdaq under the symbol “SDST” upon the Closing. GPAC II cannot assure you that its securities will continue to be listed on Nasdaq in the future or that the Combined Company Common Stock will be listed on Nasdaq following the Business Combination. In order to continue listing its securities on Nasdaq following the Business Combination, the Combined Company will be required to maintain certain financial, distribution and stock price levels, such as a minimum market capitalization (generally $50,000,000) and a minimum number of holders of our securities (generally 400 public holders).

Additionally, the GPAC II Public Units will not be traded after completion of our initial business combination and, in connection with the Business Combination, the Combined Company will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than its respective continued listing requirements, in order to continue to maintain the listing of its securities on Nasdaq. For instance, our share stock price would generally be required to be at least $4.00 per share and our shareholder’s equity would generally be required to be at least $4.0 million. We cannot assure you that the Combined Company will be able to meet those listing requirements at that time.

On January 16, 2024, GPAC II received a notice from the staff of the Listing Qualifications Department of Nasdaq indicating that GPAC II is not in compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement. On January 23, 2024, GPAC II timely submitted a hearing request to appeal Nasdaq’s determination to the Nasdaq Hearings Panel to request sufficient time to complete a business combination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series (the “Hearing Request”). The Hearing Request resulted in a stay of any suspensions or delisting action pending the Nasdaq Hearing Panel’s decision. The Nasdaq Hearing Panel’s hearing for GPAC II was held on April 2, 2024. The Nasdaq Hearing Panel granted GPAC II’s request for an extension until June 3, 2024.

On January 29, 2024, GPAC II received a notice from the Nasdaq stating that GPAC II failed to hold an annual meeting of shareholders within 12 months after its fiscal year ended December 31, 2022, as required by Nasdaq Listing Rule 5620(a). This matter serves as an additional basis for delisting GPAC II’s securities from Nasdaq and the Panel will consider this additional matter in its decision regarding GPAC II’s continued listing on the Nasdaq Capital Market. GPAC II presented its views with respect to this additional deficiency to the Panel in writing on February 5, 2024. GPAC II intends to regain compliance with Nasdaq Listing Rule 5620(a) by holding the shareholder meeting to approve the Business Combination and to conduct such meeting as a special meeting in lieu of an annual meeting that will satisfy Nasdaq Listing Rule 5620(a).

If Nasdaq delists GPAC II Common Stock from trading on its exchange and we are not able to list our securities on another national securities exchange, GPAC II expects the Combined Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Combined Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that the Combined Company Common Stock is a “penny stock” which will require brokers trading in the Combined Company Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The price of the Combined Company’s securities may be volatile.

Upon consummation of the Business Combination, the price of the Combined Company’s securities may fluctuate due to a variety of factors, including:

•	changes in the industry in which the Combined Company operates;

•	the success of competitive services or technologies;

•	developments involving the Combined Company’s competitors;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•

general economic, industry and market conditions, such as the effects of recessions, interest rates, inflation, international currency fluctuations, political instability and acts of war or terrorism; and

•	the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of Combined Company Common Stock regardless of the operating performance of Stardust Power, including the Combined Company businesses acquired in the Business Combination.

In addition, companies that have experienced volatility in the market price of their stock have frequently been the subject of securities class action and shareholder derivative litigation. We could be the target of such litigation in the future. Class action and derivative lawsuits, whether successful or not, could result in substantial costs, damage or settlement awards and a diversion of our management’s resources and attention from running our business, which could materially harm our reputation, financial condition and results of operations.

The Combined Company does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, Combined Company currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Combined Company Board and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as the Combined Company board of directors deems relevant. As a result, you may not receive any return on an investment in Combined Company Common Stock unless you sell Combined Company Common Stock for a price greater than that which you paid for it.

The Company will qualify as an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make the Combined Company Common Stock less attractive to investors.

Following the consummation of the Business Combination, we will qualify as an “emerging growth company” under SEC rules. As an emerging growth company, we will be permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, but are not limited to: (1) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (2) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; (3) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements and proxy statements; and (4) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find the Combined Company Common Stock less attractive as a result, there may be a less active trading market for the Combined Company Common Stock and the market price of the Combined Company Common Stock may be more volatile.

A shareholder-approved amendment to the Existing Governing Documents removed the minimum net tangible assets requirement. The Business Combination Agreement does not contain a closing condition that GPAC II have at least $5,000,001 of net tangible assets or otherwise be exempt from the provisions of Rule 419 under the Securities Act. Accordingly, GPAC II and Stardust Power may complete the Business Combination even if the Combined Company Common Stock would be a “penny stock” upon the Closing.

On January 9, 2024, GPAC II held the 2024 Extension Meeting. At the 2024 Extension Meeting, among other things, GPAC II Shareholders approved an amendment to the Existing Governing Documents to remove the requirement that GPAC II have net tangible assets of at least $5,000,001 prior to or upon consummation of the Business Combination. The purpose of such limitation in the Existing Governing Documents was to ensure that GPAC II did not become subject to the SEC’s “penny stock” rules because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). But because the NTA Rule is one of several exclusions from the “penny stock” rules of the SEC, GPAC II recommended that shareholders remove the net tangible assets requirement from the Existing Governing Documents, because GPAC II could rely on another exclusion which relates to GPAC II being listed on Nasdaq (Rule 3a51-1(a)(2)) (the “Exchange Rule”). For so long as the Public Shares remain listed on Nasdaq, the Public Shares would not be deemed to be a “penny stock” under the Exchange Rule. Another exclusion from the “penny stock” rule that Existing Governing could potentially rely on after the Closing is the requirement that the Combined Company Common Stock have a price of $5.00 or more (the “$5.00 Price Rule”). However, we cannot assure you that the Combined Company Common Stock will be listed on Nasdaq at the Closing or that the Combined Company Common Stock would comply with the $5.00 Price Rule.

If the Combined Company has less than $5,000,001 of net tangible assets upon the Closing, such that it does not meet the NTA Rule, if the Combined Company Common Stock is not listed on Nasdaq or another national securities exchange, such that it does not satisfy the Exchange Rule, if the trading price of the Combined Company Common Stock is less than $5.00, such that it does not meet the $5.00 Price Rule, and if no other exclusion from the “penny stock” rules apply, then we expect that the Combined Company Common Stock would be a “penny stock” upon Closing. If the parties consummate the Business Combination at a time when the shares of the Combined Company Common Stock are a “penny stock,” such event will require brokers trading in shares of the Combined Company Common Stock to adhere to more stringent rules. For example, brokers trading in shares of the Combined Company Common Stock would be required to deliver a standardized risk disclosure document, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to effecting a transaction in a penny stock not otherwise exempt from those rules, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. If the Combined Company Common Stock is a “penny stock,” these disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Combined Company Common Stock. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of the Combined Company Common

Stock. If the shares of the Combined Company Common Stock are subject to the penny stock rules, the holders of such shares of the Combined Company Common Stock may find it more difficult to sell their shares.

Subsequent to the completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence we conducted on Stardust Power will reveal all material issues that may be present with regard to Stardust Power, or that factors outside of our control will not later arise. As a result of unidentified issues or factors outside of our control, we may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by GPAC II. Even though these charges may be non-cash items that would not have an immediate impact on our liquidity, reporting charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause us to violate leverage or other covenants to which we are subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

Our ability to be successful following the Business Combination will depend upon the efforts of the Combined Company’s Board and Stardust Power’s key personnel and the loss of such persons could negatively impact the operations and profitability of the Combined Company’s business following the Business Combination.

Our ability to be successful following the Business Combination will be dependent upon the efforts of the Combined Company Board and key personnel and we cannot assure you that, following the Business Combination, the Combined Company Board and our key personnel will be effective or successful or remain with the Combined Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause our management to expend time and resources becoming familiar with such requirements.

Future resales of the Combined Company Common Stock after the consummation of the Business Combination may cause the market price of the Combined Company’s securities to drop significantly, even if the Combined Company’s business is doing well.

Pursuant to the Sponsor Letter Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, those receiving shares of Combined Company Common Stock as consideration pursuant to the Business Combination Agreement, directors, officers and employees of Stardust Power receiving shares of Combined Company Common Stock upon the settlement or exercise of warrants, stock options or other equity awards, and warrant holders of GPAC II receiving shares of Combined Company Common Stock upon the settlement or exercise of such warrants (other than holders of the GPAC II Public Warrants) will be contractually restricted from selling or transferring or otherwise disposing of any of their shares of Combined Company Common Stock and of any securities convertible into or exercisable for Combined Company Common Stock, unless waived, amended, or repealed by the Combined Company Board. Such restrictions will begin at Closing and end, in the case of the shares that are restricted pursuant to the Proposed Bylaws, on the date that is 180 days after Closing, and with respect to the Sponsor, ending on the date that is 365 days after the Closing.

However, following the expiration of the applicable lock-up period, such equity holders will not be restricted from selling shares of the Combined Company Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Combined Company Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Combined Company Common Stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Combined Company’s share price or the market price of the Combined Company Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

In addition, pursuant to the Amended and Restated Registration Rights Agreement, we will register the Combined Company Common Stock and the Combined Company Private Placement Warrants for resale following the completion of the Business Combination. Once sold to non-permitted transferees under the GPAC II Warrant Agreement, such warrants will be identical to Combined Company Public Warrants. The resale or possible resale of the Combined Company Private Placement Warrants could have the effect of increasing the volatility in the price of the Combined Company Warrants or cause such price to decline.

Additional equity may be issued pursuant to a potential financing. Any such issuances would dilute the interest of our stockholders and likely present other risks.

Pursuant to the terms of the Business Combination Agreement, GPAC II shall use commercially reasonable efforts to sell securities of the GPAC II in an amount not to exceed $150 million and Stardust Power shall use commercially reasonable efforts to sell Stardust Power securities in a private placement on terms mutually agreed to by GPAC II and Stardust Power. The issuance of additional equity:

•	may significantly dilute the equity interests of our investors;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded common stock;

•	could impact the anticipated controlled company status of the Combined Company following Closing, and could result in the resignation or removal of the Combined Company’s officers and directors;

•	may adversely affect prevailing market prices for our units, Class A Ordinary Shares and/or warrants; and

•	reduce the market price of the Combined Company Common Stock as a result of the resale, or the perception in the market that holders of a large number of shares intend to sell shares.

A small number of shareholders will continue to have substantial control over the Combined Company after the Business Combination, which may limit other shareholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over the Combined Company.

Upon completion of the Business Combination, the directors and executive officers of the Combined Company, and beneficial owners expected to own 5% or more of its voting securities and their respective affiliates, will beneficially own, in the aggregate, approximately   % of its outstanding Combined Company Common Stock, assuming no Public Shareholders redeem their Ordinary Shares. This significant concentration of ownership may have a negative impact on the trading price for the Combined Company Common Stock because investors often perceive disadvantages in owning stock in companies with controlling shareholders. In addition, these shareholders will be able to exercise influence over all matters requiring shareholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of the Combined Company or its assets. This concentration of ownership could limit shareholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other shareholders.

If the Combined Company’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of the Combined Company Common Stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this proxy statement/prospectus and in our other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, could be negatively impacted by macroeconomic uncertainty and the current conflicts in Ukraine and Israel. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of unfavorable or uncertain economic and market conditions, such as the current global economic uncertainty being experienced and the current inflationary environment in the United States. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of the Combined Company Common Stock may decline as well. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

If securities or industry analysts do not publish research or reports about the Combined Company’s business or publish negative reports, the market price of the Combined Company Common Stock could decline.

The trading market for the Combined Company Common Stock will be influenced by the research and reports that industry or securities analysts publish about us and our business. If regular publication of research reports ceases, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of the Combined Company Common Stock to decline. Moreover, if one or more of the analysts who cover us downgrade the Combined Company Common Stock or if reporting results do not meet their expectations, the market price of the Combined Company Common Stock could decline.

Subsequent to the consummation of the Business Combination, we may issue additional shares of the Combined Company Common Stock (including upon the exercise of warrants), which would increase the number of shares eligible for future resale in the public market and result in dilution to the Combined Company stockholders. Such dilution will increase if more Public Shares are redeemed.

Outstanding warrants to purchase an aggregate of 12,276,172 shares of Combined Company Common Stock, including both Combined Company Public Warrants and Combined Company Private Placement Warrants, will become exercisable beginning thirty days after the completion of the Business Combination provided in each case that the Combined Company has an effective registration statement under the Securities Act covering the shares of Combined Company Common Stock issuable upon exercise of the Combined Company Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). Each warrant entitles the holder thereof to purchase one share of Combined Company Common Stock at a price of $11.50 per whole share, subject to adjustment. However, there is no guarantee that the Combined Company Warrants will ever be in the money prior to their expiration, and, as such, the warrants may expire worthless. See “Risk Factors—Even if GPAC II consummates the Business Combination, there is no guarantee that the Combined Company Public Warrants will ever be in the money, and they may expire worthless.”

The issuance of additional shares of Combined Company Common Stock as a result of any of the aforementioned transactions may result in dilution to the then-existing holders of Combined Company Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Combined Company Common Stock.

The dilution, as a percentage of outstanding shares, caused by the exercise of the Combined Company Warrants will increase if a large number of GPAC II shareholders elect to redeem their Public Shares in connection with the Business Combination. Holders of the Public Warrants do not have a right to redeem such warrants. Accordingly, the redemption of Public Shares without any accompanying redemption of Public Warrants will increase the dilutive effect of the exercise of Public Warrants. Assuming the maximum redemption of 1,794,585 Public Shares (excludes shares held by Sponsor), and assuming each redeeming shareholder holds one-sixth of one warrant for each Public Share redeemed, representing the number of warrants initially included in the Public Units, up to 299,097 Public Warrants would be retained by redeeming shareholders (assuming all such holders elected not to exercise their warrants, and assuming the Business Combination occurred despite such redemptions, thereby permitting the exercise of Public Warrants following the Closing) with an aggregate market value of approximately $499,993 based on the market price of $0.103 per Public Warrant as of April 15, 2024. We cannot predict the ultimate value of the Public Warrants following consummation of the Business Combination. Sales of substantial numbers of shares issued upon the exercise of the Combined Company Warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of the Combined Company Common Stock.

The Combined Company may issue additional shares of the Combined Company Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Combined Company Common Stock.

Pursuant to the Stardust Power 2024 Plan, following the consummation of the Business Combination, we may issue an aggregate of up to the number of shares equal to ten percent (10%) of Combined Company Common Stock issued and outstanding at Closing, which amount will be subject to increase from time to time. For additional information about this plan, please read the discussion under the heading “Proposal No. 6—The Equity Plan Proposal.” We may also issue additional shares of Combined Company Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing equity shareholders’ proportionate ownership interest in the Combined Company will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each share of previously outstanding common stock may be diminished; and

•	the market price of the Combined Company Common Stock may decline.

GPAC II’s shareholders will experience dilution due to the issuance of shares of Combined Company Common Stock, and securities that are exercisable for shares of Combined Company Common Stock, to the Combined Company’s security holders as consideration in the Business Combination.

Based on Stardust Power’s and GPAC II’s current capitalization, we anticipate issuing to Stardust Power’s shareholders an aggregate of up to 45 million shares of Combined Company Common Stock pursuant to the Business Combination Agreement (and it is currently expected that GPAC II’s current shareholders would hold in the aggregate approximately   % of the outstanding Combined Company Common Stock (assuming that no Class A Ordinary Shares are redeemed by Public Shareholders). If any of the Class A Ordinary Shares are redeemed in connection with the Business Combination, the percentage of the outstanding Combined Company Common Stock held by the Public Shareholders will decrease and the percentages of the outstanding Combined Company Common Stock held immediately following the Business Combination by the GPAC II Initial Shareholders and Stardust Power’s security holders will increase. To the extent that any of the outstanding Combined Company Warrants are exercised for shares of the Combined Company Common Stock, GPAC II’s existing shareholders would experience additional dilution. Such dilution could, among other things, limit the ability of GPAC II’s current shareholders to influence the Combined Company’s management through the election of directors following the Business Combination. For additional information regarding dilution that Public Shareholders may experience in connection with the closing, see “Summary of the Proxy Statement/Prospectus—Equity Ownership Upon Closing.”

Risks Related to GPAC II, the Business Combination and the Combined Company

All references in this section to “we,” “us” or “our” refer to GPAC II prior to the Closing and the Combined Company after the Closing, as the context requires.

The Sponsor, as well as GPAC II’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

Unlike many other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, the Sponsor and GPAC II’s officers and directors have agreed to vote any Ordinary Shares owned by them in favor of the Business Combination proposal and the other proposals to be presented at the Shareholder Meeting. As of the date of this proxy statement/prospectus, the Sponsor and GPAC II’s officers and directors beneficially own in the aggregate shares equal to approximately 80.69% of the issued and outstanding Ordinary Shares. Accordingly, the affirmative vote of Public Shareholders is not required to adopt the Business Combination Proposal. Additionally, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if the Sponsor and GPAC II’s officers and directors had agreed to vote any Ordinary Shares owned by them in accordance with the majority of the votes cast by the Public Shareholders.

Since the Sponsor, as well as GPAC II’s officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of the Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Stardust Power is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if the business combination is not completed.

When you consider the recommendation of the GPAC II Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor has interests in such proposal that are different from, or in addition to, those of GPAC II Shareholders generally. These interests include, among other things:

•

the fact that the Sponsor, for no compensation, has agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor is obligated to vote in favor of the Business Combination;

•

the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in GPAC II’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

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the fact that the Sponsor paid an aggregate amount of $25,000 for the founder shares, which will convert into 7,500,000 shares of GPAC II Common Stock (3,500,000 of which will be forfeited by Sponsor (including any Non-Redemption Shares), 3,000,000 of which will vest and 1,000,000 of which will be subject to forfeiture) in accordance with the terms of GPAC II’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

•	the fact that the Sponsor paid $8,350,000 for 5,566,667 GPAC II Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the initial public offering and 30 days following the Closing for one share of GPAC II Common Stock at $11.50 per share and which, pursuant to the Amended and Restated Registration Rights Agreement, will be registered for resale following the Business Combination; if we do not consummate an initial business combination by the Termination Date, then the proceeds from the sale of the GPAC II Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;

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the fact that the Sponsor has invested in GPAC II an aggregate of $8,375,000, comprised of the $25,000 purchase price for 7,500,000 founder shares and the $8,350,000 purchase price for 5,566,667 GPAC II Private Placement Warrants. Assuming a trading price of $11.21 per Class A Ordinary Share (based upon the closing price of the Class A Ordinary Shares on Nasdaq on April 15, 2024), the 7,500,000 founder shares held by the Sponsor would have an implied aggregate market value of approximately $84,075,000, representing unrealized gain for such holder of approximately $75,700,000 (after taking into consideration the forfeiture of 3,500,000 shares, would have an implied aggregate market value of approximately $44,840,000, representing an unrealized gain for such holder of approximately $36,465,000). Even if the trading price of the shares of GPAC II Common Stock were as low as approximately $2.09 per share, the aggregate market value of the founder shares alone (without taking into account the value of the GPAC II Private Placement Warrants) would be approximately equal to the initial investment in GPAC II by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in GPAC II at a time when shares of GPAC II Common Stock have lost significant value. On the other hand, if GPAC II liquidates without completing a business combination before the Termination Date, the Sponsor will lose its entire investment in GPAC II;

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the fact that the Sponsor and GPAC II’s officers and certain directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate, in which case such holders would lose their entire investment. As a result, the Sponsor as well as GPAC II’s officers and certain directors may have a conflict of interest in determining whether Stardust Power is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming termination date in the Existing Governing Documents as described further below. The GPAC II Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Public Shareholders that they approve the Business Combination;

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the fact that the Sponsor (and GPAC II’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other GPAC II Shareholders experience a negative rate of return in the Combined Company, including if the share price of the Combined Company after the Closing falls below the price initially paid for the GPAC II Public Units in GPAC II’s initial public offering;

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the fact that Sponsor and GPAC II’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if GPAC II fails to complete an initial business combination by the Termination Date;

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the fact that at Closing, we anticipate that (i) loans made by the Sponsor or any of its affiliates to GPAC II in an amount of approximately $2,564,355 will be converted into approximately 1,709,570 GPAC II Private Placement Warrants and (ii) loans made by the Sponsor or any of its affiliates to GPAC II in an amount of approximately $1,377,406 will be repaid in cash, each in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $3,941,761 for which the Sponsor and GPAC II’s officers and directors are awaiting reimbursement in cash or through the conversion into GPAC II Private Placement Warrants. GPAC II issued the August 1, 2022 Note and the January 13, 2023 Note (each as defined herein) in the principal amounts of up to $2,000,000 and $4,000,000, respectively, to Sponsor. The notes bear no interest and are due and payable upon the earlier to occur of (i) the Termination Date, (ii) the consummation of an initial business combination and (iii) the liquidation of GPAC II. At the election of Sponsor, all or a portion of the unpaid principal amount of the January 13, 2023 Note may be converted into warrants, at a price of $1.50 per warrant, each warrant exercisable for one Class A Ordinary Share. The warrants shall be identical to the GPAC II Private Placement Warrants issued to Sponsor at the time of the initial public offering. The notes are subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable;

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the fact that, in certain instances, the Sponsor and GPAC II’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by the Termination Date;

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the fact that if the Trust Account is liquidated, including in the event GPAC II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify GPAC II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which GPAC II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to GPAC II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that GPAC II may be entitled to distribute or pay over funds held by GPAC II outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•	the fact that Sponsor has the right to designate one member of the Combined Company Board.

These interests may have influenced the decision of the GPAC II Board to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of GPAC II Board to vote for the Business Combination Proposal and other Proposals, the Public Shareholders should consider these interests.

The Combined Company will be a “controlled company” within the meaning of Nasdaq Capital Market rules and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.

Upon Closing, we expect Roshan Pujari will have voting power of 34,533,645 shares of the Combined Company representing approximately 76.74% of the aggregate voting power of the issued and outstanding shares of the Combined Company. As a result, the Combined Company will be considered a “controlled company” within the meaning of Nasdaq Capital Market corporate governance standards. Under Nasdaq Capital Market rules, a controlled company may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

•	a majority of the board consist of independent directors under Nasdaq Capital Market rules;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to the Combined Company as long as the Combined Company remains a controlled company. Following the Closing, the Combined Company may utilize some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq Capital Market.

If the Combined Company ceases to be a “controlled company” and its shares continue to be listed on the Nasdaq Capital Market, it will be required to comply with these standards, subject to a permitted “phase-in” period. These and any other actions necessary to achieve compliance with such rules may increase the Combined Company’s legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on the Combined Company’s personnel, systems and resources.

If GPAC II does not consummate an initial business combination by the Termination Date, its Public Shareholders may be forced to wait until after the Termination Date before redemption from the Trust Account.

The Existing Governing Documents provide (following the approval of the 2023 Extension Amendment Proposal) that it has until the Termination Date, to consummate an initial business combination. If GPAC II has not consummated an initial business combination by the Termination Date, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the GPAC II Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to GPAC II Warrants, which will expire worthless if it fails to consummate an initial business combination by the Termination Date. The Existing Governing Documents provide that, if a resolution of GPAC II’s shareholders is passed pursuant to the Cayman Islands Companies Act to commence the voluntary liquidation of GPAC II, it will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

As a result, investors may be forced to wait beyond the Termination Date, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. GPAC II has no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, GPAC II consummates its initial business combination or amends certain provisions of the Existing Governing Documents, and only then in cases where investors have sought to redeem their Public Shares. Only upon GPAC II’s redemption or any liquidation will Public Shareholders be entitled to distributions if GPAC II does not complete its initial business combination and does not amend the Existing Governing Documents.

GPAC II’s officers and directors and/or their affiliates may enter into agreements concerning GPAC II’s securities prior to the Shareholder Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the Ordinary Shares.

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding GPAC II or its securities, GPAC II’s officers and directors and/or their affiliates may enter into a written plan to purchase GPAC II’s securities pursuant to Rule 10b5-1 under the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities.

In addition, at any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding GPAC II or its securities, GPAC II’s officers and directors and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other proposals, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Class A Ordinary Shares. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that GPAC II’s officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or GPAC II Warrants owned by the Sponsor for nominal value to such investors or holders. Any Class A Ordinary Share acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

While the purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied, there can be no assurance that such purchases or other transactions, even if consummated, would be successful.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares she or he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. GPAC II will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price, (ii) the purpose of such purchases, (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved, (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers, and (v) the number of Class A Ordinary Shares for which GPAC II has received redemption requests.

The Combined Company will be a holding company and its only material assets after completion of the Business Combination will be its interest in its subsidiaries, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes and pay dividends.

Upon completion of the Business Combination, the Combined Company will be a holding company with no material assets other than the equity interests in our direct and indirect subsidiaries. As a result, we will have no independent means of generating revenue or cash flow and our ability to pay taxes and pay dividends will depend on the financial results and cash flows of our subsidiaries and the distributions we receive from our subsidiaries. Deterioration in the financial condition, earnings or cash flow of our subsidiaries for any reason could limit or impair such subsidiaries’ ability to pay such distributions. Additionally, if we need funds and our subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or our subsidiaries are otherwise unable to provide such funds, our liquidity and financial condition could be adversely affected.

Dividends on Combined Company Common Stock, if any, will be paid at the discretion of the Combined Company Board, which will consider, among other things, our Company’s business, operating results,

financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to our shareholders. In addition, entities are generally prohibited under relevant law from making a distribution to a shareholder to the extent that, at the time of the distribution, after giving effect to the distribution, the liabilities of such entity (subject to certain exceptions) exceed the fair value of its assets. If our subsidiaries do not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired. Stardust Power and its subsidiaries would be restricted from making distributions or advances to us under its existing credit facilities.

The level of due diligence conducted in connection with the Business Combination may not be as high as would be the case if Stardust Power became a public company through an underwritten public offering, which could result in defects with Stardust Power’s business or problems with Stardust Power’s management being overlooked.

Stardust Power will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus differ from an underwritten initial public offering. In a traditional underwritten initial public offering, underwriters typically conduct a certain amount of due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because GPAC II is already a publicly listed company, an underwriter has not been engaged. However, management and the GPAC II Board conducted due diligence. This due diligence, however, may be different than the due diligence undertaken by an underwriter in a traditional initial public offering. The Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if an initial business combination is not completed with Stardust Power or another company during a prescribed period of time. Therefore, there could be a heightened risk of an incorrect valuation of Stardust Power’s business, which could cause potential harm to investors.

The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. Going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, private investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and does not reflect events that may have occurred between the date of the business combination agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the business combination.

The unaudited pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.

GPAC II and Stardust Power currently operate as separate companies and have had no prior history as a combined entity, and Stardust Power’s and GPAC II’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of GPAC II. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from GPAC II’s and Stardust Power’s historical financial statements and certain adjustments and assumptions have been made regarding GPAC II after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of GPAC II.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations following the Closing. Any potential decline in our financial condition or results of operations may cause significant variations in the stock price of the Company.

During the pendency of the Business Combination, GPAC II will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of GPAC II to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, GPAC II may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither GPAC II nor Stardust Power may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to GPAC II’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

GPAC II may waive one or more of the conditions to the Business Combination.

GPAC II may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by the Existing Governing Documents and applicable laws. For example, it is a condition to GPAC II’s obligation to close the Business Combination that certain of Stardust Power’s representations and warranties be true and correct to the standards applicable to such representations and warranties. However, if the GPAC II Board determines that it is in the best interests of GPAC II to proceed with the Business Combination, then the GPAC II Board may elect to waive that condition and close the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to the Closing of the Business Combination.”

GPAC II’s Warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results.

GPAC II is subject to complex securities laws and regulations and accounting principles and interpretations. The preparation of its financial statements requires GPAC II to interpret accounting principles and guidance and to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. GPAC II bases its interpretations, estimates and judgments on its historical experience and on various other factors that GPAC II believes are reasonable under the circumstances, the results of which form the basis for the preparation of its financial statements. GAAP presentation is subject to interpretation by the SEC, the Financial Accounting Standards Board and various other bodies formed to interpret and create appropriate accounting principles and guidance. If one of these bodies disagrees with GPAC II’s accounting recognition, measurement or disclosure of any of its accounting interpretations, estimates or assumptions, it may have a significant effect on its reported results and may retroactively affect previously reported results.

Even if GPAC II consummates the Business Combination, there is no guarantee that the Combined Company Public Warrants will ever be in the money, and they may expire worthless.

The exercise price for GPAC II Public Warrants is $11.50 per Ordinary Share and, if the Business Combination is consummated, the GPAC II Public Warrants will be converted to Combined Company Public Warrants. There is no guarantee that the Combined Company Public Warrants will ever be in the money prior to their expiration and, as such, the Combined Company Public Warrants may expire worthless.

We may amend the terms of the Combined Company Public Warrants in a manner that may be adverse to holders of such warrants with the approval by the holders of at least 50% of the then-outstanding Combined Company Public Warrants. As a result, the exercise price of the Combined Company Public Warrants could be increased, the exercise period could be shortened and the number of shares of Combined Company Common Stock purchasable upon exercise of a Combined Company Public Warrant could be decreased, all without any particular public warrant holder’s approval.

The GPAC II Public Warrants (which will convert to Combined Company Public Warrants following the Domestication) were issued in registered form under the GPAC II Warrant Agreement. The GPAC II Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity, mistake or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of such warrants. Accordingly, we may amend the terms of the Combined Company Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the Combined Company Private Placement Warrants or any provision of the GPAC II Warrant Agreement with respect to the Combined Company Private Placement Warrants, 50% of the number of the then-outstanding Combined Company Private Placement Warrants. Although our ability to amend the terms of the Combined Company Public Warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of Combined Company Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired Combined Company Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding Combined Company Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Combined Company Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. We may not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Combined Company Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares is available throughout the minimum 30-day notice period discussed below. If and when the Combined Company Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Combined Company Private Placement Warrants will be redeemable by us in accordance with these provisions so long as they are held by the Sponsor or its permitted transferees.

In addition, we have the ability to redeem the outstanding Combined Company Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.103 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of the Combined Company Common Stock shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described in the prospectus for our initial public offering under the heading “Description of Securities—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of shares of Combined Company Common Stock determined based on the redemption date and the fair market value of our Class A Ordinary Shares. See “Description of Securities—Warrants—Redemption of Combined Company Warrants when the price per share of Combined Company Common Stock equals or exceeds $18.00.” The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of Ordinary Shares received is capped at 0.361 Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

If the closing price of the Combined Company Common Stock is less than $18.00 per share (as adjusted) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders, we may only redeem the Combined Company Public Warrants in accordance with these provisions if we concurrently redeem the outstanding Combined Company Private Placement Warrants on the same terms.

It is not possible to predict what the trading price of the Combined Company Common Stock will be after the Closing, and the trading price of our securities may fluctuate following the consummation of the Business Combination and can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

In the event that we elect to redeem the Combined Company Public Warrants in either of the scenarios described above, holders of such warrants would be notified of such redemption as described in the GPAC II Warrant Agreement. Specifically, we would only be required to have the notice of redemption mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the outstanding warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner provided in the GPAC II Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder of the warrants received such notice. Accordingly, if a holder fails to actually receive the notice of or otherwise fails to respond on a timely basis, it could lose the benefit of being a holder of a Combined Company Public Warrant. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Combined Company’s posting of the redemption notice to the DTC. We are not contractually obligated to notify investors when Combined Company Public Warrants become eligible for redemption, and we do not intend to so notify investors upon eligibility of the warrants for redemption.

The GPAC II Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of GPAC II Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with GPAC II.

The GPAC II Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against GPAC II arising out of or relating in any way to the GPAC II Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that GPAC II irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. GPAC II will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the GPAC II Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any GPAC II Warrants shall be deemed to have notice of and to have consented to the forum provisions in the GPAC II Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the GPAC II Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of GPAC II Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with GPAC II, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the GPAC II Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, GPAC II may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

GPAC II will not have any right to make damage claims against Stardust Power’s stockholders for the breach of any representation, warranty or covenant made by Stardust Power in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, GPAC II will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Stardust Power at the time of the Business Combination.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Class A Ordinary Shares or GPAC II Warrants, potentially at a loss.

The Public Shareholders are entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) GPAC II’s completion of an initial business combination, and then only in connection with those Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance or timing of GPAC II’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Public Shares if GPAC II does not complete its initial business combination by the Termination Date; and (iii) the redemption of GPAC II’s Public Shares if it is unable to complete an initial business combination by the Termination Date, subject to applicable law and as further described herein. Public Shareholders who redeem their Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by the Termination Date, with respect to such Class A Ordinary Shares so redeemed. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your Class A Ordinary Shares or GPAC II Warrants, potentially at a loss.

The ability of the Public Shareholders to exercise redemption rights with respect to a large number of its Public Shares may not allow GPAC II to complete the most desirable business combination or optimize the capital structure of the Company.

At the time of entering into the Business Combination Agreement, GPAC II did not know how many shareholders may exercise their redemption rights, and therefore, GPAC II structured the transaction based on GPAC II’s expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by GPAC II’s shareholders of the Business Combination Proposal, the Domestication Proposal, and the Charter Proposal being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated (which expires at 11:59 p.m. ET on July 14, 2024); (iii) the approval by Nasdaq of GPAC II’s listing application in connection with the Business Combination; and (v) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated, and the Business Combination may not be consummated. For further details, see the section titled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to the Closing of the Business Combination.”

GPAC II has no operating history, and GPAC II’s management has determined that the mandatory liquidation of GPAC II should an initial business combination not be consummated by the Termination Date raises substantial doubt about GPAC II’s ability to continue as a going concern.

GPAC II is a blank check company with no operating history or results. GPAC II’s management has determined that the mandatory liquidation of GPAC II, should a business combination not occur by the Termination Date, and potential subsequent dissolution, raises substantial doubt about GPAC II’s ability to continue as a going concern. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPAC II—Liquidity and Going Concern.”

GPAC II and Stardust Power have incurred and expect to incur significant costs associated with the Business Combination.

GPAC II and Stardust Power expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the Business

Combination. Stardust Power may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs, provided that if the Closing occurs, GPAC II will bear and pay at or promptly after Closing all GPAC II and Stardust Power’s transaction expenses.

The aggregate transaction expenses as a result of the Business Combination are expected to be approximately $10.0 million. Such transaction costs do not include the deferred underwriting commissions incurred in connection with the GPAC II initial public offering because UBS Securities LLC and RBC Capital Markets, LLC the underwriters for the GPAC II initial public offering, have each agreed to waive the deferred underwriting commission. UBS Securities LLC and RBC Capital Markets, LLC were to be compensated, in part, on a deferred basis for their underwriting services in connection with the GPAC II initial public offering and such services have already been rendered, yet UBS Securities LLC and RBC Capital Markets, LLC are waiving such fees and disclaiming responsibility for the proxy statement/prospectus. Such fee waivers for services already rendered is unusual. Following the closing of our initial public offering, UBS Securities LLC and RBC Capital Markets, LLC advised GPAC II’s former management on a potential initial business combination with a potential target with whom GPAC II signed a letter of intent and PIPE funding efforts were initiated. However, no business combination agreement or similar agreement was signed and the potential transaction was ultimately abandoned. Since then, GPAC II has not had a relationship with either UBS Securities LLC and RBC Capital Markets, LLC, and neither UBS Securities LLC nor RBC Capital Markets has had any role in the identification or evaluation of business combination targets. Further, UBS Securities LLC and RBC Capital Markets, LLC were not engaged to provide any financial or merger-related advisory services in connection with the Business Combination and were not involved in the preparation of, or analysis underlying, any disclosure in this proxy statement/prospectus. Their resignations and waivers did not impact the evaluation of the Business Combination. Neither UBS Securities LLC nor RBC Capital Markets, LLC communicated to GPAC II its reasons for its resignation or waiver of the deferred underwriting fees. GPAC II did not seek out the reasons for such waivers nor is GPAC II willing to speculate as to UBS Securities LLC’s or RBC Capital Markets, LLC’s reasons for such waivers. Pursuant to their resignations and related waivers of deferred underwriting fees, UBS Securities LLC and RBC Capital Markets, LLC claim no role in the Business Combination and disclaim any responsibility for any of the disclosure in this proxy statement/prospectus. See “Information about GPAC II—Waiver of Deferred Underwriting Fees” for more information. The per-share amount we will distribute to shareholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming shareholders will reflect our obligation to pay the transaction expenses.

The exercise of GPAC II’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of GPAC II Shareholders.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require GPAC II to agree to amend the Business Combination Agreement, to consent to certain actions taken by Stardust Power or to waive rights that GPAC II is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Stardust Power’s business, a request by Stardust Power to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Stardust Power’s business and would entitle GPAC II to terminate the Business Combination Agreement. In any of such circumstances, it would be at GPAC II’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for GPAC II and what they may believe is best for themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, GPAC II does not believe there will be any material changes or waivers that GPAC II’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. GPAC II will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

If, after GPAC II distributes the proceeds in the Trust Account to the Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the GPAC II Board may be viewed as having breached their fiduciary duties to the creditors of GPAC II, thereby exposing GPAC II and the members of the GPAC II Board to claims of punitive damages.

If, after GPAC II distributes the proceeds in the Trust Account to the Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by the Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by the Public Shareholders. In addition, the GPAC II Board may be viewed as having breached its fiduciary duty to the creditors of GPAC II and/or having acted in bad faith, thereby exposing itself and GPAC II to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, GPAC II files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against GPAC II that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of GPAC II Shareholders and the per-share amount that would otherwise be received by GPAC II Shareholders in connection with GPAC II’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, GPAC II files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against GPAC II that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in GPAC II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of GPAC II’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by GPAC II’s shareholders in connection with GPAC II’s liquidation may be reduced.

If the Mergers, taken together, do not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. holders of Stardust Power Common Stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Stardust Power Common Stock for GPAC II Common Stock in the Mergers.

The U.S. federal income tax consequences of the Mergers to Stardust Power U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Mergers”) will depend on whether the Mergers, taken together, qualify as a “reorganization” for U.S. federal income tax purposes. If the Mergers fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, a Stardust Power U.S. holder would recognize gain or loss for U.S. federal income tax purposes on each share of Stardust Power Common Stock surrendered in the Mergers, taken together, for GPAC II Common Stock. For a more complete discussion of the material U.S. federal income tax consequences of the Mergers, please carefully review the information set forth in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Material U.S. Federal Income Tax Consequences of the Mergers” in this proxy statement/prospectus. Each Stardust Power U.S. holder of Stardust Power Common Stock should consult its own tax advisor to determine the particular tax consequences to it in light of its own particular circumstances if the Mergers, taken together, fail to qualify as a reorganization for U.S. federal income tax purposes.

Risks Related to the Consummation of the Domestication and the Adoption of the Proposed Governing Documents

All references in this section to “we,” “us” or “our” refer to GPAC II prior to the Closing and the Company after the Closing, as the context requires. References to the “Company” refer to the Combined Company and its consolidated subsidiaries subsequent to the Business Combination.

The Domestication may result in adverse tax consequences for Public Shareholders and holders of GPAC II Public Warrants.

As discussed more fully under the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders” below, the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Public Shares will be subject to Section 367(b) of the Code and as a result:

•

U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares, will generally not recognize any gain or loss and will generally not be required to include any part of GPAC II’s earnings in income pursuant to the Domestication;

•

U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Public Shares entitled to vote and less than 10% of the total value of all classes of Public Shares will generally recognize gain (but not loss) on the exchange of Public Shares for shares of GPAC II Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied. GPAC II does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•

U.S. Holder of Public Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Public Shares entitled to vote or 10% or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. GPAC II does not expect to have significant cumulative earnings and profits on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Public Shares or GPAC II Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Public Shares or GPAC II Public Warrants for the GPAC II Common Stock or GPAC II Warrants pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging GPAC II Public Warrants for GPAC II Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the GPAC II Common Stock or GPAC II Warrants received in the

Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Public Shares or GPAC II Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because GPAC II is a blank check company with no current active business, we believe that GPAC II may be classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares or GPAC II Public Warrants to recognize gain on the exchange of such shares or warrants for GPAC II Common Stock or GPAC II Warrants pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s GPAC II Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of GPAC II. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s GPAC II Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to GPAC II Public Warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.”

We may have been a PFIC which could result in adverse United States federal income tax consequences to U.S. investors.

Because GPAC II is a blank check company with no current active operating business, we believe that GPAC II may be classified as a PFIC for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Public Shares or GPAC II Public Warrants who or that is a “U.S. Holder” as that term is defined in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders,” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon written request, GPAC II will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to GPAC II Public Warrants in all cases.

The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication, and including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.”

The Proposed Certificate of Incorporation will not limit the ability of the Sponsor or Its affiliates to compete with us.

The Sponsor and its affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with the Company’s interests or those of its shareholders. The Proposed Certificate of Incorporation will provide that none of the Company’s non-employee directors or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of the Combined Company Board, acquisition opportunities that may be complementary to the Company’s business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Risks Related to Redemption

All references in this section to “we,” “us” or “our” refer to GPAC II prior to the Closing and the Company after the Closing, as the context requires. References to the “Company” refer to the Combined Company and its consolidated subsidiaries subsequent to the Business Combination.

There is no guarantee that a Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

GPAC II can give no assurance as to the price at which a Public Shareholder may be able to sell the shares of Combined Company Common Stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the Combined Company’s stock price, and may result in a lower value realized now than a Public Shareholder of GPAC II might realize in the future had the shareholder not redeemed its shares. Similarly, if a Public Shareholder does not redeem its shares, the shareholder will bear the risk of ownership of Combined Company Common Stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares of Combined Company Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Public Shareholders fail to receive notice of the GPAC II offer to redeem their Class A Ordinary Shares in connection with the Business Combination, or if Public Shareholders fail to demand redemption rights properly, they will not be entitled to have their Class A Ordinary Shares redeemed for a pro rata portion of the Trust Account.

GPAC II will comply with the proxy rules or tender offer rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite GPAC II’s compliance with these rules, if a Public Shareholder fails to receive GPAC II’s proxy materials or tender offer documents, as applicable, such Public Shareholder may not become aware of the opportunity to redeem its shares. A Public Shareholder holding Class A Ordinary Shares may demand that GPAC II redeem their shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the Trust Account and not previously released to GPAC II to pay its tax obligations. Public Shareholders who seek to exercise this redemption right must tender or deliver their shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to GPAC II’s transfer agent two business days prior to the initially scheduled date of the Shareholder Meeting. Any Public Shareholder who fails to tender or deliver its shares (and share certificates (if any) and other redemption forms) properly as described in this proxy statement/prospectus will not be entitled to have its shares redeemed. See the section titled “Shareholder Meeting—Redemption Rights” for the procedures to be followed if you wish to have your Class A Ordinary Shares redeemed.

If you or a “group” of shareholders are deemed to hold in excess of 15% of the Class A Ordinary Shares included in the GPAC II Public Units issued in the initial public offering, you will lose the ability to redeem all such shares in excess of 15% of the Class A Ordinary Shares included in the GPAC II Public Units issued in the initial public offering.

The Existing Governing Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), is restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A Ordinary Shares included in the GPAC II Public Units issued in the initial public offering, which we refer to as the “Excess Shares,” without GPAC II’s prior consent. However, GPAC II would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination or another initial business combination. Your inability to redeem the Excess Shares will reduce your influence over GPAC II’s ability to complete the Business Combination or another initial business combination and you could suffer a material loss on your investment in GPAC II if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if GPAC II consummates the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

Public Shareholders who redeem their Class A Ordinary Shares may continue to hold any GPAC II Public Warrants they own, which will result in additional dilution to non-redeeming holders upon exercise of the GPAC II Public Warrants.

Public Shareholders who redeem their Class A Ordinary Shares may continue to hold any GPAC II Public Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such GPAC II Public Warrants. Assuming (i) all redeeming Public Shareholders acquired GPAC II Public Units in the initial public offering and continue to hold the GPAC II Public Warrants that were included in the GPAC II Public Units, and (ii) maximum redemption of Class A Ordinary Shares held by the redeeming Public Shareholders, GPAC II Public Warrants would be retained by redeeming Public Shareholders with a value of approximately $575,203 based on the market price of approximately $0.103 per warrant based on the closing price of the GPAC II Public Warrants on April 15, 2024. As a result of the Redemption, such redeeming Public Shareholders would recoup their entire investment and continue to hold GPAC II Public Warrants with an aggregate market value of approximately $499,993 while non-redeeming Public Shareholders would suffer additional dilution in their percentage ownership and voting interest of the Combined Company to the extent such warrants are exercised and additional shares of Combined Company Common Stock are issued.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the GPAC II Board may not have the ability to adjourn the Shareholder Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The GPAC II Board is seeking approval to adjourn the Shareholder Meeting to a later date or dates if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient Ordinary Shares represented (either in person or by proxy) to approve the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Proposal or the Director Election Proposal or (ii) if the GPAC II Board determines that an adjournment is otherwise necessary. If the Adjournment Proposal is not approved, the GPAC II Board may not have the ability to adjourn the Shareholder Meeting to a later date and, therefore, the Business Combination would not be completed.

SHAREHOLDER MEETING

General

GPAC II is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by GPAC II Board for use at the Shareholder Meeting to be held on      , 2024, and at any postponements or adjournments thereof. This proxy statement/prospectus is first being furnished to GPAC II’s shareholders on or about     ,     in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides GPAC II Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Shareholder Meeting.

Date, Time and Place of Shareholder Meeting

The Shareholder Meeting will be held on     , 2024, at       a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two business days in advance of the Shareholder Meeting by contacting GPAC II’s investor relations department at info@gpac2.com by     a.m., Eastern Time, on     , 2024 (two business days prior to the meeting date).

You can pre-register to attend the virtual Shareholder Meeting starting     ,      , at      a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/gpac2/bc2024, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.

Shareholders who hold their investments through a bank or broker will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Shareholder Meeting, you will need to have a legal proxy from your bank or broker or, if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. Either way, you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at 917-262-2373, or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the Shareholder Meeting for processing your control number.

If you do not have access to Internet, you can listen only to the meeting by dialing 1 800-450-7155 (or if you are located outside the United States and Canada +1 857-999-9155 (standard rates apply)) and when prompted enter the pin number #  . Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.

Purpose of the Shareholder Meeting

At the Shareholder Meeting, GPAC II is asking holders of Ordinary Shares to consider and vote upon:

•	the Business Combination Proposal;

•	the Domestication Proposal;

•	the Charter Proposal;

•	the Advisory Governing Documents Proposals;

•	the Nasdaq Proposal;

•	the Equity Plan Proposal;

•	the Director Election Proposal; and

•	the Adjournment Proposal.

Each of the Business Combination Proposal, the Domestication Proposal, and the Charter Proposal is conditioned on the approval and adoption of each of the other Business Combination Proposal, the Domestication Proposal, and the Charter Proposal. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. Each of the Director Election Proposal and the Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the GPAC II Board with Respect to the Proposals

The Board believes that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of GPAC II’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.

The existence of financial and personal interests of GPAC II’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of GPAC II and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by the Termination Date, we may be forced to liquidate, and the 7,500,000 Ordinary Shares owned by the Sponsor and 5,566,667 GPAC II Private Placement Warrants owned by our Sponsor, of which our directors and officers are members, would be worthless. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine,” “Risk Factors,” “Certain Relationships and Related Party Transactions,” “Executive and Director Compensation—Director Compensation” and “Beneficial Ownership of Securities” for more information.

Record Date; Who is Entitled to Vote

We have fixed the close of business on     ,     , as the Record Date for determining the shareholders entitled to notice of and to attend and vote at the Shareholder Meeting. As of the close of business on the Record Date, there were       Ordinary Shares outstanding and entitled to vote. Each Ordinary Share is entitled to one vote per share at the Shareholder Meeting.

The Sponsor entered into a Support Agreement to vote their Class B Ordinary Shares and any Public Shares purchased during or after the initial public offering, in favor of the Business Combination Proposal and the other proposals to be voted upon at the Shareholder Meeting. As of the date hereof, the Sponsor owns approximately 80.69% of the total outstanding Ordinary Shares.

Quorum

The presence (which would include presence at the virtual Shareholder Meeting), in person or by proxy, of shareholders holding a majority of the Ordinary Shares at the Shareholder Meeting constitutes a quorum at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law. The Sponsor, who owns approximately 80.69% of the issued and outstanding Ordinary Shares as of the Record Date, own a sufficient number of shares to constitute a quorum. As a result, as of the Record Date, in addition to the shares of the Sponsor, no additional Ordinary Shares held by Public Shareholders would be required to be present at the Shareholder Meeting to achieve a quorum.

Abstentions

Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

Under the Nasdaq rules, if a shareholder holds their shares in “street” name through a bank, broker or other nominee and the shareholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” matters. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on any “non-routine” matters. This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter.

We believe that all of the proposals to be voted on at the Shareholder Meeting will be considered non-routine matters. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on any of the proposals to be voted on at the Shareholder Meeting without your instruction.

Because all of the proposals to be voted on at the Shareholder Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so GPAC II does not expect there to be any broker non-votes at the Shareholder Meeting.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Each of the Advisory Governing Documents Proposals will be voted upon on a nonbinding advisory basis only.

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

The approval of the Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting.

Based on the ownership of the Sponsor of the outstanding Class B Ordinary Shares, which vote together with the Class A Ordinary Shares as a single class, constituting the Ordinary Shares, on each of the above proposals, the Sponsor can approve each of the above ordinary resolutions under Cayman Islands law without the affirmative vote of any of the Public Shareholders. The Domestication Proposal and Charter Proposal, however, are special resolution under Cayman Islands law, which require the affirmative vote of the holders of at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. No additional Class A Ordinary Shares held by public shareholders would be required to pass the special resolutions.

Voting Your Shares. If you were a holder of record of Ordinary Shares as of the close of business on    , 2024, the Record Date for the Shareholder Meeting, you may vote with respect to the proposals in person or virtually at the Shareholder Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your proxy card shows the number of Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are three ways to vote your Ordinary Shares at the Shareholder Meeting:

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Shareholder Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Shareholder Meeting so that your shares will be voted if you are unable to attend the Shareholder Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on      ,2024.

Voting in Person at the Meeting. If you attend the Shareholder Meeting and plan to vote in person, you will be provided with a ballot at the Shareholder Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Shareholder Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Shareholder Meeting and vote in person, you will need to bring to the Shareholder Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares.

Voting Electronically. You may attend, vote and examine the list of shareholders entitled to vote at the Shareholder Meeting by visiting https://www.cstproxy.com/gpac2/bc2024 and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Shareholder Meeting or at the Shareholder Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•

you may notify GPAC II’s Secretary in writing to Global Partner Acquisition Corp II, 200 Park Avenue 32nd Floor, New York, New York 10166, before the Shareholder Meeting that you have revoked your proxy; or

•	you may attend the Shareholder Meeting, revoke your proxy, and vote in person, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares?

If you are a GPAC II shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call Morrow Sodali, our proxy solicitor, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing GPAC.info@investor.morrowsodali.com.

Vote of GPAC II’s Sponsor, Directors and Officers

The Sponsor entered into a Support Agreement to vote their Class B Ordinary Shares and any Public Shares purchased during or after the initial public offering, in favor of the Business Combination Proposal and the other proposals to be voted upon at the Shareholder Meeting. As of the date hereof, the Sponsor owns approximately 80.69% of the total outstanding Ordinary Shares.

Redemption Rights

Pursuant to the Existing Governing Documents, holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that GPAC II redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $11.28 per share as of April 15, 2024, the most recent practicable date prior to the date of the proxy statement/prospectus), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, GPAC II will redeem these shares, prior to the Domestication, for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

As a holder of Class A Ordinary Shares, you will be entitled to receive cash for any Class A Ordinary Share be redeemed only if

(i)	hold Class A Ordinary Shares;

(ii)

submit a written request to Continental, GPAC II’s transfer agent, in which you (i) request that GPAC II redeem all or a portion of your Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	tender or deliver your Class A Ordinary Shares (and share certificates (if any) and other redemption forms) to Continental, GPAC II’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on   , 2024 (two business days before the initially scheduled date of the Shareholder Meeting), in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of GPAC II that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering/delivering them through DTC’s DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a Public Shareholder, may not be withdrawn once submitted to GPAC II unless the GPAC II Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by Continental, GPAC II’s transfer agent, at least two business days prior to initially scheduled date of the Shareholder Meeting. No request for redemption will be honored unless the holder’s Class A Ordinary Shares (and share certificates (if any) and other redemption forms) have been tendered or delivered (either physically or electronically) to Continental, GPAC II’s transfer agent, prior to 5:00 p.m., Eastern Time, on      , 2024 (two business days before the initially scheduled date of the Shareholder Meeting).

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the Class A Ordinary Shares included in the GPAC II Public Units issued in the initial public offering, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Class A Ordinary Shares included in the GPAC II Public Units issued in the initial public offering, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The Sponsor has, pursuant to the Sponsor Letter Agreement, agreed, for no compensation, to, among other things, vote all of their Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting and waive their anti-dilution rights with respect to their Class B Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 80.69% of the issued and outstanding Ordinary Shares. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” for more information related to the Sponsor Letter Agreement.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, GPAC II will promptly return any shares (and share certificates (if any) and other redemption forms) tendered or delivered by Public Shareholders.

The closing price of Class A Ordinary Shares on April 15, 2024, the most recent practicable date prior to the date of the proxy statement/prospectus, was $11.21 per share. The cash held in the Trust Account on such date was approximately $20,244,439 (net of taxes payable) (approximately $11.28 per Class A Ordinary Shares). Prior to exercising redemption rights, shareholders should verify the market price of Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. GPAC II cannot assure its shareholders that they will be able to sell their Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Class A Ordinary Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by tendering or delivering your shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to GPAC II’s transfer agent at least two business days prior to the initially scheduled date of the Shareholder Meeting, and the Business Combination is consummated.

For a discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights and Dissenters’ Rights

GPAC II Shareholders have appraisal rights in connection with the initial Business Combination or the Domestication under Section 262 of the DGCL. All dissenting shares will not be converted, but will have the right to receive payment of their fair value in accordance with the Business Combination Agreement.

Proxy Solicitation Costs

GPAC II is soliciting proxies on behalf of the GPAC II Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. GPAC II has engaged Morrow Sodali to assist in the solicitation of proxies for the Shareholder Meeting. GPAC II and its directors, officers and employees may also solicit proxies in person. GPAC II will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

GPAC II will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. GPAC II will pay Morrow Sodali a fee of $15,000, plus disbursements, reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as GPAC II’s proxy solicitor. GPAC II will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to GPAC II Shareholders. Directors, officers and employees of GPAC II who solicit proxies will not be paid any additional compensation for soliciting.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding GPAC II or our securities, the Sponsor, Stardust Power and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

While the purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied, there can be no assurance that such purchases or other transactions, even if consummated, would be successful. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. GPAC II will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price, (ii) the purpose of such purchases, (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved, (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers, and (v) the number of Class A Ordinary Shares for which GPAC II has received redemption requests.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Combined Company and its shareholders and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

We are asking our shareholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is hereby incorporated by reference. Please see the subsection titled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

The Business Combination Agreement

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of GPAC II and Stardust Power. This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about GPAC II, Merger Subs, Stardust Power or any other matter.

On November 21, 2023, GPAC II, Merger Subs and Stardust Power entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

•

on the Closing Date, prior to the consummation of the Mergers and following the Class B Conversion, GPAC II will change its jurisdiction of incorporation by deregistering by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware; and

•

the parties to the Business Combination Agreement will cause the Certificates of Merger (as defined in the Business Combination Agreement) to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which First Merger Sub will merge with and into Stardust Power, with Stardust Power as the surviving corporation in the First Merger, and promptly following the First Merger, Stardust Power will merge with and into Second Merger Sub, with Second Merger Sub as the surviving entity and, after giving effect to such merger, Second Merger Sub shall be a wholly-owned subsidiary of GPAC II. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, (a) each share of Stardust Power Common Stock (including Stardust Power Common Stock issued in connection with the SAFE Conversion) issued and outstanding immediately prior to the First Effective Time, other than any Stardust Power Cancelled Shares and Stardust Power Dissenting Shares will be converted into the right to receive the number of GPAC II Common Stock equal to the Per Share Consideration, (b) each outstanding Stardust Power Option, whether vested or unvested, shall automatically convert into an option to purchase a number of shares of GPAC II Common Stock equal to the number of shares of GPAC II Common Stock subject to such Stardust Power Option immediately prior to the First Effective Time multiplied by the Per Share Consideration at an exercise price per share equal to the exercise price per share of Stardust Power Common Stock divided by the Per Share Consideration, subject to certain adjustments and (c) each share of Stardust Power Restricted Stock outstanding immediately prior to the First Effective Time shall convert into a number of shares of GPAC II Common Stock equal to the number of shares of Stardust Power Common Stock subject to such Stardust Power Restricted Stock multiplied by the Per Share Consideration (rounded down to the nearest whole share). For further details, see “Proposal No. 1—The Business Combination Proposal—Consideration to Stardust Power Stockholders in the Business Combination.”

Additionally, upon the occurrence of the Stardust Power Trigger Event, the Combined Company will issue Stardust Power Earnout Shares to the holders of Stardust Power as additional merger consideration. Stardust Power has also agreed to use its commercially reasonable efforts to sell Stardust Power Common Stock in a private placement on terms mutually agreed to by GPAC II and Stardust Power, and GPAC II may enter into subscription agreements for securities of GPAC II following the date of the Business Combination Agreement, in an amount not to exceed $150,000,000 in the aggregate.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Company Support Agreements, the Sponsor Letter Agreement, the Amended and Restated Registration Rights Agreement, the Shareholders Agreement and the Lock-up Agreement (each as defined in the accompanying proxy statement/prospectus). See “Certain Agreements Related to the Business Combination Proposal” for more information.

Effect of the Domestication on Existing GPAC II Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the consummation of the Mergers on the Closing Date:

•

each issued and outstanding share of Class A Ordinary Share (including those shares issued in connection with the Class B Conversion) will convert automatically by operation of law, on a one-for-one basis, into shares of GPAC II Common Stock;

•	each then issued and outstanding whole GPAC II Warrant will convert automatically into a whole warrant exercisable for one share of GPAC II Common Stock, pursuant to the Warrant Agreement;

•	the governing documents of GPAC II will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus;

•

the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the GPAC II shareholders, other than the amendments to the GPAC II governing documents that are contemplated by the Advisory Governing Documents Proposals, which is a condition to the closing of the Business Combination; and

•

in connection with the first two (2) bullets above, each issued and outstanding GPAC II Public Unit that has not been previously separated into the underlying Class A Ordinary Shares and the underlying GPAC II Public Warrants prior to the Domestication will be cancelled and will entitle the holder thereof to one share of GPAC II Common Stock and one-sixth of one GPAC II Warrant representing the right to purchase one share of GPAC II Common Stock.

Consideration to be Received in the Business Combination

Under the terms of the Business Combination Agreement, immediately prior to the First Effective Time, the outstanding SAFEs will convert into shares of Stardust Power Common Stock in accordance with the terms of the SAFEs.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, (a) each share of Stardust Power Common Stock (including Stardust Power Common Stock issued in connection with the SAFE Conversion) issued and outstanding immediately prior to the First Effective Time, other than any Stardust Power Cancelled Shares and Stardust Power Dissenting Shares will be converted into the right to receive the number of GPAC II Common Stock equal to the Per Share Consideration; (b) each outstanding Stardust Power Option, whether vested or unvested, shall automatically convert into an option to purchase a number of shares of GPAC II Common Stock equal to the number of shares of GPAC II Common Stock subject to such Stardust Power Option immediately prior to the First Effective Time multiplied by the Per Share Consideration at an exercise price per share equal to the exercise price per share of Stardust Power Common Stock divided by the Per Share Consideration, subject to certain adjustments; and (c) each share of Stardust Power Restricted Stock outstanding immediately prior to the First Effective Time shall convert into a number of shares of GPAC II Common Stock equal to the number of shares of Stardust Power Common Stock subject to such Stardust Power Restricted Stock multiplied by the Per Share Consideration (rounded down to the nearest whole share).

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables on the third business day following the satisfaction or waiver of the conditions described below under the section entitled “Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as GPAC II and Stardust Power may mutually agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•

all applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions, and any agreement with any governmental authority not to consummate the Transactions, having been expired or terminated;

•

no governmental authority having enacted, issued, promulgated, enforced or entered any law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Domestication or the Mergers, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Domestication or the Mergers;

•

this Registration Statement, of which this proxy statement/prospectus forms a part, becoming effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement being issued and no proceeding for that purpose being threatened or initiated by the SEC and not withdrawn;

•

the approval of the Business Combination Proposal, the Domestication Proposal, and the Charter Proposal being obtained by the requisite number of shareholders of GPAC II in accordance with the Existing Governing Documents (“GPAC II Shareholder Approval”); and

•

the approval of the Business Combination Agreement and the Transactions being obtained by the requisite number of stockholders of Stardust Power in accordance with the Stardust Power Organizational Documents (“Stardust Power Stockholder Approval”).

Other Conditions to the Obligations of GPAC II and Merger Subs

The obligations of GPAC II and Merger Subs to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by GPAC II of the following further conditions:

•

the representations and warranties of Stardust Power regarding organization and qualification of Stardust Power, Stardust Power’s authority to, among other things, execute and deliver the Business Combination Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated thereby, capitalization (other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date), absence of certain changes or events and brokers fees being true and correct in all material respects as of the Closing Date as though made on the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties, except for those set forth in bullet point one, of Stardust Power being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in Material Adverse Effect;

•

each of the covenants of the Stardust Power to be performed or complied with by it under the Business Combination Agreement as of or prior to the Closing having been performed or complied with in all material respects;

•

Stardust Power having delivered to GPAC II a certificate signed by an authorized officer of Stardust Power, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions set forth in the three (3) immediately preceding bullet points have been fulfilled;

•	certain amendments to the outstanding SAFE Agreements having been duly executed and delivered by Stardust Power and the other parties thereto and being in full force and effect;

•

since the date of the Business Combination Agreement, there not having occurred any change, effect, event, occurrence, state of facts or development that, in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect; and

•	Stardust Power having delivered to GPAC II executed counterparts to all of the Ancillary Agreements to which Stardust Power, or any stockholder of Stardust Power, is party.

Other Conditions to the Obligations of Stardust Power

The obligation of Stardust Power to consummate the Mergers is subject to the satisfaction or, if permitted by applicable law, waiver by Stardust Power of the following further conditions:

•

the representations and warranties of GPAC II and Merger Subs regarding organization and qualification, the authority to, among other things, execute and deliver the Business Combination Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated thereby, capitalization (other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date), absence of certain changes or events and brokers fees being true and correct, in all material respects as of the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties, except for those set forth in bullet point one, of GPAC II and Merger Subs being true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth in the Business Combination Agreement) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on GPAC II;

•

each of the covenants of the GPAC II to be performed or complied with by it under the Business Combination Agreement as of or prior to the Closing having been performed or complied with in all material respects;

•

GPAC II having delivered to Stardust Power a certificate signed by an authorized officer of GPAC II, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions set forth in the three (3) immediately preceding bullet points have been fulfilled;

•	GPAC II Common Stock and GPAC II Warrants to be issued in connection with the Transactions having been approved for listing on Nasdaq, subject only to official notice of issuance thereof;

•

since the date of the Business Combination Agreement, there not having occurred any change, effect, event, occurrence, state of facts or development that, in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect on the ability of GPAC II to consummate the Transactions at the Closing; and

•	GPAC II having delivered to Stardust Power executed counterparts to all of the Ancillary Agreements to which GPAC II or the Sponsor is party.

The obligation of GPAC II and the Merger Subs to consummate the Business Combination is subject to the satisfaction or waiver of closing conditions, all of which (other than that GPAC II Shareholders approve the Business Combination Proposal, the Domestication Proposal and the Charter Proposal) can be waived by GPAC II. The obligation of Stardust Power to consummate the Business Combination is subject to the satisfaction or waiver of closing conditions, all of which can be waived by Stardust Power.

Representations and Warranties

Under the Business Combination Agreement, Stardust Power made customary representations and warranties to GPAC II and Merger Subs relating to, among other things: organization, standing and corporate power, corporate authority, approval and non-contravention, governmental approvals, capitalization, subsidiaries, financial statements, internal controls, compliance with laws, absence of certain changes or events, no undisclosed liabilities, information supplied, litigation, contracts, employment matters, taxes, intellectual property, information technology, real property, corrupt practices, sanctions, insurance, competition and trade regulation, environmental matters, brokers and affiliate agreements.

Under the Business Combination Agreement, GPAC II and Merger Subs made customary representations and warranties to Stardust Power relating to, among other things: organization, standing and corporate power, corporate authority, approval and non-contravention, litigation, compliance with laws, employee benefit plans, financial ability, trust account, taxes, brokers, GPAC II SEC reports, financial statements, Sarbanes-Oxley Act, business activities, absence of changes, registration statement, no outside reliance, capitalization, Nasdaq stock market quotation, contracts, no defaults, title to property, Investment Company Act, affiliate agreements, corrupt practices, takeover statutes and charter provisions and the Defense Production Act.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Stardust Power, GPAC II and Merger Subs are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Stardust Power are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Material Adverse Effect” means any event, change, circumstance or development that has or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or financial condition of Stardust Power; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, (ii) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which Stardust Power operates, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.02(b) of the Business Combination Agreement and, to the extent related thereto, the condition in Section 8.02(a)) of the Business Combination Agreement, (iv) any change generally affecting any of the industries or markets in which Stardust Power operates or the economy as a whole, (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic, weather condition, explosion fire, act of God or other force majeure event, (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Stardust Power operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel and (vii) any failure of Stardust Power to meet any projections, forecasts or budgets; provided, that clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (i), (ii), (iv), (v) and (vi) to the extent that such change has a disproportionate impact on Stardust Power, as compared to other industry participants.

Covenants of the Parties

Covenants of Stardust Power

Stardust Power made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in writing by GPAC II (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, Stardust Power will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects, use commercially reasonable efforts to preserve intact Stardust Power’s current business organization and ongoing businesses, and maintain its existing relations and goodwill with its customers, suppliers, distributors and creditors, and use commercially reasonable efforts to retain the services of its present officers.

•

Subject to certain exceptions specified in the Business Combination Agreement, prior to the Closing, Stardust Power will not do any of the following without GPAC II’s consent (such consent not to be unreasonably conditioned, withheld or delayed):

•	change or amend any certificate of incorporation, bylaws or other organizational documents of Stardust Power or its subsidiaries;

•	declare, make or pay any dividend or other distribution to Stardust Power stockholders;

•	create, allot, issue, redeem or repurchase any shares or other securities convertible into shares of Stardust Power;

•

enter into, or amend or modify any material term of, terminate or waive or release any material right, claim or benefit under any related-party contract, other than in the ordinary course of business consistent with past practice;

•	sell, transfer or subject to any lien any assets, properties or businesses of Stardust Power and its subsidiaries, subject to certain exceptions contemplated in the Business Combination Agreement;

•

adopt or materially amend any material benefit plan or any collective bargaining agreement, or waive or release any noncompetition, nonsolicitation, nondisclosure, nondisparagement or other restrictive covenant of current or former employees of Stardust Power, subject to certain exceptions contemplated in the Business Combination Agreement;

•	adopt or materially amend any material benefit plan or any company benefit plan;

•	fail to maintain its existence or acquire any material portion of assets or equity of any business or adopt any plan of liquidation, dissolution, merger or other reorganization;

•	make capital expenditures outside of Stardust Power’s annual capital expenditure budget in excess of a specified threshold;

•

make any loans, advances or capital contributions to, or investments in, any other Person or materially change its existing borrowing and lending arrangements other than in the ordinary course of business, subject to certain exceptions contemplated in the Business Combination Agreement;

•	make, revoke or change any material tax election or change any material tax accounting method or period;

•	waive, release or settle any liability, other than in the ordinary course of business consistent with past practice, in excess of a specified threshold;

•	incur, issue, assume, guarantee or otherwise become liable for any indebtedness in excess of a specified threshold;

•	make any material change in financial accounting methods, principles or practices, except insofar as such changes may be required by a change in accordance with GAAP;

•	make any material change to cash management practices;

•	fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to Stardust Power and its assets; or

•	agree to take any of the above-listed actions.

•

As promptly as practicable after this Registration Statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Stardust Power will solicit a written consent of the Stardust Power stockholders (holding at least a majority of all outstanding shares of Stardust Power Common Stock, voting together as a single class on an as-converted basis) approving and adopting the Business Combination Agreement and, through its board of directors, will recommend to the Stardust Power stockholders, the approval and adoption of the Business Combination Agreement.

•

Stardust Power acknowledged that GPAC II is a blank check company, has waived any past, present or future claim of any kind against the Trust Account and agreed not to seek recourse against the Trust Account for any reason.

•

Prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Stardust Power shall not, and shall cause its representatives not to: (a) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to an Company Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Company Acquisition Proposal; (c) enter into any contract or other arrangement or understanding regarding a Company Acquisition Proposal; (d) make any filings with the SEC in connection with a public offering of any equity or other securities of Stardust Power or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person (other than GPAC II) to do or seek to do any of the foregoing.

Covenants of GPAC II

GPAC II made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions, prior to the Closing, GPAC II will, and will cause Merger Subs to, not do any of the following without Stardust Power’s written consent (such consent not to be unreasonably conditioned, withheld or delayed):

•	change, modify or amend the Trust Agreement or the organizational documents of GPAC II or Merger Subs;

•	declare, make or pay any dividend or other distribution in respect of any of its outstanding capital stock or other equity interests or otherwise adjust its capital structure;

•	make, revoke or change any material tax election or change any material tax accounting method or period;

•	enter into, renew or amend in any material respect any related-party contract, subject to certain exceptions contemplated in the Business Combination Agreement;

•

enter into, or amend or modify any material term of (in a manner adverse to itself), terminate or waive or release any material right, claim or benefit under any material contract, subject to certain exceptions contemplated in the Business Combination Agreement;

•	incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•

offer, issue, grant or sell any of its capital stock, other equity interests or securities convertible into any such capital stock or equity interests, other than in connection with the exercise of outstanding warrants, the Business Combination or the entry into a private placement of securities of GPAC II in connection with the Business Combination;

•	fail to acquire, merge or consolidate with or purchase a material portion of the assets or equity of another Person;

•	make any loans, advances or capital contributions to, or investments in, any other Person or make any change in its existing borrowing or lending arrangements;

•	make any change in financial accounting methods, principles or practices; or

•	agree to take any of the above-listed actions.

•

GPAC II will use reasonable best efforts, as promptly as reasonably practicable following the effectiveness of this Registration Statement of which this proxy statement/prospectus forms a part, to duly convene and hold the special meeting in accordance with its Articles of Association.

•

Subject to certain exceptions, GPAC II shall use its reasonable best efforts to ensure GPAC II remains listed as a public company on Nasdaq and to cause the GPAC II Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq.

•

Prior to the Closing, GPAC II will purchase a “tail” policy providing liability insurance coverage for Stardust Power’s directors and officers with respect to matters existing or occurring at or prior to the First Effective Time.

•

Prior to the Closing or termination of the Business Combination Agreement, GPAC II will not, and use its reasonable best efforts to cause its representatives not to, (a) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Conditions Precedent Proposal; (b) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Conditions Precedent Proposal; (c) enter into any Contract or other arrangement or understanding regarding a Conditions Precedent Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than Stardust Power) to do or seek to do any of the foregoing.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•	using commercially reasonable efforts to consummate the Business Combination;

•	making relevant public announcements and solicitation of a Company Acquisition Approval (as defined in the Business Combination Agreement);

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•

treating each of the Domestication and the Mergers as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the Domestication or the Merger to fail to qualify for such treatment; and

•	cooperating in connection with certain tax matters and filings.

In addition, GPAC II and Stardust Power agreed that GPAC II and Stardust Power will prepare and mutually agree upon and GPAC II will file with the SEC, this Registration Statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors

Following the Closing, the Combined Company Board of directors will consist of seven (7) directors, which will be divided into three (3) classes, which directors will include two (2) directors designated by Stardust Power, one (1) director designated by Sponsor and four (4) directors designated by Stardust Power whom shall meet the standards of independence for companies subject to the rules and regulations of Nasdaq Stock Market. Additionally, the current Stardust Power management team will move to GPAC II in their current roles and titles.

Survival of Representations, Warranties and Covenants

The representations, warranties, covenants and obligations included in the Business Combination Agreement terminate at the Second Effective Time, except for fraud, a Willful Breach (as defined in the Business Combination Agreement), those covenants and obligations that, by their terms, expressly apply in whole or in part after Closing and then only with respect to any breaches occurring after Closing, and those contained in Article X of the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time at or prior to Closing, including the following:

•	by the mutual written consent of GPAC II and Stardust Power;

•

prior to Closing, by written notice to Stardust Power from GPAC II if (i) Stardust Power has breached any representation, warranty, covenant or agreement set forth in the Business Combination Agreement, such that certain conditions to Closing (as described in the section entitled “Conditions to Closing of the Business Combination” above) would not be satisfied at the Closing and such breach (or breaches) is (or are) not cured and cannot be cured within 30 days (or any shorter period of the time that remains between the date GPAC II provides written notice of such violation or breach and the Termination Date) after receipt by Stardust Power of notice from GPAC II of such breach; (ii) Closing has not occurred on or before the Termination Date (as may be extended up to 150 days in accordance with the Business Combination Agreement); provided, that the failure of Closing to occur on or before such date has not been primarily due to Stardust Power’s failure to fulfill any obligation under the Business Combination Agreement and Stardust Power is not in breach of the Business Combination Agreement on such date as described in clause (i) above; or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law;

•

prior to Closing, by written notice to GPAC II from Stardust Power if (i) GPAC II, First Merger Sub or Second Merger Sub has breached any representation, warranty, covenant or agreement set forth in the Business Combination Agreement, such that certain conditions to Closing (as described in the section entitled “ —Conditions to Closing of the Business Combination” above) would not be satisfied at the Closing and such breach (or breaches) is (or are) not cured and cannot be cured within 30 days (or any shorter period of the time that remains between the date Stardust Power provides written notice of such violation or breach and the Termination Date) after receipt by GPAC II, First Merger Sub or Second Merger Sub of notice from Stardust Power of such breach; (ii) Closing has not occurred on or before the Termination Date (as may be extended up to 150 days in accordance with the Business Combination Agreement); provided, that the failure of Closing to occur on or before such date has not been primarily due to GPAC II’s failure to fulfill any obligation under the Business Combination Agreement and GPAC II is not in breach of the Business Combination Agreement on such date as described in clause (i) above; or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law;

•	by written notice from either Stardust Power or GPAC II to the other if the GPAC II Shareholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

•

by written notice from GPAC II to Stardust Power if Stardust Power Stockholder Approval has not been obtained within two Business Days following the date that this Registration Statement is declared effective; or

•

by Stardust Power if GPAC II Common Stock is delisted from NASDAQ prior to the consummation of the Transactions (and has not been listed on the New York Stock Exchange or another reasonably acceptable national securities exchange or OTC Markets).

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of any fraud or Willful Breach of the Business Combination Agreement by such party occurring prior to such termination.

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, on the Closing Date, GPAC II shall pay or cause to be paid all unpaid Transaction Expenses (as defined in the Business Combination Agreement).

GPAC II and Stardust Power shall each bear half (50%) of all reasonably documented fees and expenses, incurred in connection with the preparation and filing of this Registration Statement and the receipt of stock exchange approval in connection with the listing of GPAC II Common Stock to be issued as Merger Consideration on the Closing Date, as contemplated by the Business Combination Agreement.

Additionally, GPAC II and Stardust Power shall each bear half (50%) of all filing fees payable to Regulatory Consent Authorities (which include HSR filing fees) incurred in connection with the transactions contemplated by the Business Combination Agreement.

Governing Law

The Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that Cayman Islands law also applies to the Domestication and the GPAC II Shareholder Approvals).

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by GPAC II, Merger Subs and Stardust Power.

Ownership of Stardust Power Immediately Following the Business Combination

On January 11, 2023, GPAC II held the 2023 Extension Meeting to consider the 2023 Extension Amendment Proposal. In connection with the vote to approve the 2023 Extension Amendment Proposal, the holders of 26,068,281 Class A Ordinary Shares of GPAC II (86.9% of the Class A Ordinary Shares outstanding prior to the 2023 Extension Meeting) exercised their right to redeem their shares for cash at a redemption price of approximately $10.167 per share for an aggregate redemption amount of approximately $265,050,000 resulting in 3,931,719 Class A Ordinary Shares remaining outstanding. On January 9, 2024, GPAC II held the 2024 Extension Meeting to consider the 2024 Extension Amendment Proposal. In connection with the vote to approve the 2024 Extension Amendment Proposal, the holders of 2,137,134 Class A Ordinary Shares of GPAC II (54.4% of the Class A Ordinary Shares outstanding prior to the 2024 Extension Meeting) exercised their right to redeem their shares for cash at a redemption price of approximately $11.12 per share for an aggregate redemption amount of approximately $23,767,574 resulting in 1,794,585 Class A Ordinary Shares remaining outstanding. As of the date of this proxy statement/prospectus, there are (i) 9,194,585 Class A Ordinary Shares issued and outstanding, (ii) 100,000 Class B Ordinary Shares issued and outstanding and (iii) 10,566,602 GPAC II Warrants (consisting of 5,566,667 GPAC II Private Placement Warrants and 4,999,935 GPAC II Public Warrants) issued and outstanding. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of GPAC II Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of the Class A Ordinary Shares are redeemed in connection with the Business Combination), GPAC II’s fully diluted share capital (after giving effect to the exercise of all of the GPAC II Private Placement Warrants) would be 21,470,757 Ordinary Shares.

The following table illustrates varying ownership levels in Combined Company Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the additional assumptions included in the table:

	Voting Interests in the Combined Company
	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Assuming Maximum Redemptions(3)
	Shares	%	Shares	%	Shares	%
GPAC II Public Shareholders	1,794,585	3.52%	897,293	1.79%	—	0.00%
Non-Redemption Shares(4)	127,777	*	127,777	*	127,777	*
Stardust Power(5)	45,000,000	88.37%	45,000,000	89.95%	45,000,000	91.60%
Sponsor (6)	3,000,000	5.98%	3,000,000	6.00%	3,000,000	6.11%
Sponsor Earnout Shares(7)	1,000,000	1.96%	1,000,000	2.00%	1,000,000	2.04%

Total Shares at Closing (excluding shares below)	50,922,362	100.00%	50,025,070	100%	49,127,777	100.00%
Common Stock issuable upon exercise of the Public Warrants(8)	4,999,935		4,999,935		4,999,935
Common Stock issuable upon exercise of the Private Placement Warrants(9)	7,276,237		7,276,237		7,276,237
Stardust Power Earnout Shares(10)	5,000,000		5,000,000		5,000,000

Total Diluted Shares at Closing (including shares above)	68,198,534		67,301,242		66,403,949

*	Means less than 1%.
(1)

Assumes that no Public Shareholders exercise redemption rights with respect to their Class A Ordinary Shares for a pro rata share of the funds in the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(2)

Assumes that Public Shareholders (excludes Sponsor), holding 897,293 shares of Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $10,122,220 (based on the estimated per share redemption price of approximately $11.28 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(3)

Assumes that all Public Shareholders (excludes Sponsor), holding all 1,794,585 shares of Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $20,244,439 (based on the estimated per share redemption price of approximately $11.28 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(4)

Pursuant to the Non-Redemption Agreements, in exchange for commitments from unaffiliated third parties, who are Public Shareholders, not to redeem certain Class A Ordinary Shares, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 127,777 shares to the unaffiliated third parties and simultaneous forfeiture of 127,777 shares in the case of an issuance of a transfer in connection with the consummation of the Business Combination. It is anticipated that there will be a new issuance of 127,777 shares in accordance with the Non-Redemption Agreements. All 127,777 shares transferrable or issuable to the unaffiliated third parties shall have no redemption rights.

(5)

Includes (i) 39,634,539 shares of GPAC II Common Stock issued in accordance with the Business Combination Agreement in exchange for Stardust Common Stock (a portion of which are shares of GPAC II Common Stock issuable in exchange for Stardust Common Stock that were issued under the SAFEs prior to the Closing pursuant to the terms of the SAFEs) and (ii) 4,724,718 shares of GPAC II Common Stock in accordance with the Business Combination Agreement underlying the Exchanged Company Restricted Common Stock. The number of issuable shares assumes that there will be no cash or indebtedness adjustment to the enterprise value of Stardust Power pursuant to the Business Combination Agreement.

(6)

Includes 3,000,000 shares of GPAC II Common Stock issued to the Sponsor upon consummation of the Domestication. Excludes 1,000,000 shares of GPAC II Common Stock issued to the Sponsor that are subject to forfeiture. Reflects the forfeiture of 3,500,000 shares of GPAC II Common Stock (including any Non-Redemption Shares) pursuant to the Sponsor Letter Agreement.

(7)

Includes 1,000,000 shares of GPAC II Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter Agreement, but that will have voting rights and rights to receive dividends prior to any forfeiture. These shares will no longer be subject to forfeiture upon the occurrence of the Sponsor Trigger Event I or Sponsor Trigger Event II.

(8)	Includes 4,999,935 GPAC II Public Warrants.
(9)

Includes 5,566,667 GPAC II Private Placement Warrants outstanding prior to the Closing and an additional 1,709,570 Private Placement Warrants to be issued upon conversion of Promissory Notes at Closing.

(10)

Includes 5,000,000 shares of GPAC II Common Stock issuable to Stardust Power upon the occurrence of the Stardust Power Trigger Event. The Stardust Power Earnout Shares will not have voting rights or rights to receive this dividend.

The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what Stardust Power’s share ownership will be after the Closing. For example, there are currently outstanding an aggregate of 12,276,172 GPAC II Warrants to acquire our Class A Ordinary Shares, which are comprised of 7,276,237 GPAC II Private Placement Warrants and 4,999,935 GPAC II Public Warrants sold as part of the GPAC II Public Units sold in our initial public offering and not redeemed at the Extension Meetings. Each outstanding GPAC II Warrant would be exercisable as a Combined Company Warrant commencing 30 days following the Closing for one share of Combined Company Common Stock. If we assume that each outstanding warrant is exercised and one share of Combined Company Common Stock is issued as a result of such exercise, with payment to Stardust Power of the exercise price of $11.50 per warrant for one share, our fully diluted share capital would increase by a total of 12,276,172 shares, with $141,175,978 paid to the Combined Company to exercise the warrants. For more information about the consideration to be received in the Business Combination, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information” and “The Business Combination Agreement—Consideration to be Received in the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summaries are qualified in their entirety by reference to the complete text of each of the agreements. The full text of such related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the Shareholder Meeting.

Sponsor Letter Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, in connection with the Transactions, the Sponsor, GPAC II, Stardust Power and the directors and officers of GPAC II have entered into the Sponsor Letter Agreement substantially in the form set forth in Annex H, pursuant to which, among other things, the Sponsor has agreed to, among other things, (a) vote, in their capacity as shareholders of GPAC II, in favor of the Business Combination Agreement and the Transactions, (b) be bound by certain transfer restrictions with respect to its Ordinary Shares, (c) terminate certain lock-up provisions included in that certain Letter Agreement, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 13, 2021, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (d) agree to be bound by certain lock-up provisions during the lock-up period described herein with respect to its Class B Ordinary Shares (as converted into Class A Ordinary Shares and then converted into GPAC II Common Stock), (e) fully vest 3,000,000 of its Class B Ordinary Shares (and convert into GPAC II Common Stock), (f) subject 1,000,000 of its Class B Ordinary Shares (as converted into Class A Ordinary Shares and then converted into GPAC II Common Stock) to vesting (or forfeiture) on the basis of achieving certain trading price thresholds following the Closing, (g) forfeit 3,500,000 of its Class B Ordinary Shares for no consideration (reduced by any Non-Redemption Shares), and (h) waive any anti-dilution adjustment to the conversion ratio set forth in the Existing Governing Documents or similar protection with respect to the GPAC II Common Stock, in each case, as more fully set forth in the Sponsor Letter Agreement. The Sponsor Earnout Shares subject to forfeiture will have voting rights and rights to receive dividends prior to any forfeiture. The Stardust Power Earnout Shares will not have voting or dividend rights prior to forfeiture.

Potential Financing

Pursuant to the terms of the Business Combination Agreement, GPAC II shall use commercially reasonable efforts to sell securities of the GPAC II in an amount not to exceed $150 million and Stardust Power shall use commercially reasonable efforts to sell Stardust Power securities in a private placement on terms mutually agreed to by GPAC II and Stardust Power. The raise of additional funds is not a closing condition. It is anticipated that any funds raised will be used for general corporate purposes and the development of the initial refinery. Currently, none of the Sponsor, directors, officers or their affiliates are expected to participate in a private placement or equity raise. Additionally, no terms have been agreed to and no commitments have been made for any private placement or equity raise at this time. See “Risk Factors—Additional equity may be issued pursuant to a potential financing. Any such issuances would dilute the interest of our stockholders and likely present other risks.”

Amended and Restated Registration Rights Agreement

At Closing, GPAC II, the Sponsor and certain equityholders of Stardust Power will enter into the Amended and Restated Registration Rights Agreement pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of Combined Company Common Stock and Combined Company Private Placement Warrants. Pursuant to the Amended and Restated Registration Rights Agreement, the Combined Company will agree that, within      business days after the Closing, the Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a shelf registration statement registering the resale of certain shares of Combined Company Common Stock and Combined Company Private Placement Warrants from time to time, and the Combined Company shall use commercially reasonable efforts to have the Resale Registration Statement declared effective, or as soon as practicable thereafter. The equityholders party to the Amended and Restated Registration Rights Agreement are entitled to customary piggyback rights and may demand underwritten offerings, including block trades, of their registrable securities by Stardust Power from time to time.

Company Support Agreements

Contemporaneously with the execution of the Business Combination Agreement, in connection with the Transactions, certain stockholders of Stardust Power (collectively, the “Stardust Power Stockholders”) entered into the Company Support Agreements, with GPAC II and Stardust Power, substantially in the form set forth in Annex I, pursuant to which, among other things, such Stardust Power Stockholders have agreed to execute and deliver a consent constituting the Stardust Power Stockholder Approval.

Lock-up Arrangements

The Proposed Bylaws and the Sponsor Letter Agreement each contain lock-up provisions (described below) such that the Stardust Power Stockholders and the Sponsor will be subject to lock-up arrangements on their equity securities of the Combined Company pursuant to which, without the prior written consent of the Combined Company, during the period commencing on the Closing Date and with respect to the Combined Company Stockholders, ending on the date that is 180 days after the Closing, and with respect to the Sponsor, ending on the date that is 365 days after the Closing (collectively, the “Lock-up Period”), such parties will not (1) pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, voluntarily or involuntarily, such shares or other equity securities (the “Lock-Up Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Combined Company Common Stock, in cash or otherwise. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliate transfers, certain open market transfers and transfers upon death or by will. Additionally, VIKASA Clean Energy I LP and Energy Transition Investors LLC may each Transfer up to 50% of the Stardust Power Common Stock held by it, subject to each such transferee’s prior or concurrent written agreement, reasonably satisfactory to each of GPAC II and Stardust Power, evidencing such transferee’s arrangement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stardust Power Stockholder. The lock-up restrictions for the Sponsor will also lapse prior to their expiration upon the occurrence of certain events, including the closing the price of the Combined Company Common Stock reaching certain thresholds.

Notwithstanding the restrictions described in the immediately preceding paragraph, Lock-Up Holders may transfer the Lock-Up Shares during the Lock-up Period:

(i)

to any (a) Family Members (as defined in Article V of the Proposed Bylaws) or (b) affiliates (including any partner, limited partner, stockholder, shareholder, member controlling or under common control with such member and affiliated investment fund or vehicle), but excluding any affiliate under this clause (b) who operates or engages in a business which competes with the business of the Combined Company or its subsidiaries and any portfolio company, upon written notice to the Combined Company;

(ii)	to a bona fide charitable organization, upon written notice to Stardust Power;

(iii)	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree, or separation agreement;

(v)	in the case of an entity, by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)

pursuant to transactions of Combined Company Common Stock or other securities convertible into or exercisable or exchangeable for Combined Company Common Stock acquired in open market transactions after the Closing;

(vii)

to the Combined Company pursuant to the exercise of any options or warrants to purchase Combined Company Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(viii)	to the Combined Company in connection with the vesting and settlement of restricted stock units, restricted stock or other rights to acquire shares in the Combined Company;

(ix)

to the Combined Company to satisfy tax withholding obligations pursuant to the Combined Company’s equity incentive plans or arrangements, but only to the extent permitted pursuant to the terms of the Combined Company’s equity incentive plans;

(x)	to satisfy tax obligations upon exercise or settlement of options, restricted stock units, or restricted stock;

(xi)

to the Combined Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Combined Company or the forfeiture of the Holder’s shares in the Combined Company or other securities convertible into or exercisable or exchangeable for shares in the Combined Company in connection with the termination of the Holder’s service to the Combined Company;

(xii)

pursuant to the entry, by the Holder, at any time after the Closing, into any trading plan providing for the sale of Combined Company Common Stock by the Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Combined Company Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii)

pursuant to transactions solely to satisfy any U.S. federal, state, or local income tax obligations of the Holder (or its direct or indirect owners) arising from a change in the Code, or the U.S. Treasury Regulations promulgated thereunder after the date on which the Business Combination Agreement was executed by the parties thereto, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Business Combination does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or the U.S. Treasury Regulations taking into account such changes) solely to the extent that such income tax obligations are actually due and required to be paid prior to the expiration of the Lock-Up Period; and

(xiv)

pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of the Combined Company’s stockholders having the right to exchange their shares of Combined Company Common Stock for cash, securities or other property subsequent to the Closing, provided that any shares transferred pursuant to clauses (i)-(v), clause (ix) or clause (xi) above to any party other than Stardust Power shall remain subject to the lock-up restrictions during the Lock-Up Period.

The lock-up restrictions for the Sponsor will also lapse prior to their expiration upon the occurrence of certain events, including the closing price of Combined Company Common Stock reaching certain thresholds.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of GPAC II and Stardust Power. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

GPAC II is a blank check company incorporated in November 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a targeted search for a business combination target, as described in greater detail below, GPAC II utilized the GPAC II Board’s and its management team’s extensive network of relationships, industry knowledge, acquisition experience and deal sourcing capabilities to access a broad spectrum of opportunities. GPAC II believes that it had a competitive advantage which differentiated it from other acquisition vehicles in the market due to its efficient structure and its deep ecosystem of relationships and resources. GPAC II intended to capitalize on the ability of their combined team to identify, acquire and assist in efforts to create additional value for a business following a business combination. The following is a brief discussion of the background of GPAC II, its pursuit of a business combination target and how GPAC II entered into a Business Combination Agreement with Stardust Power.

As of incorporation and in advance of its initial public offering, GPAC II did not select any business combination target and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its initial public offering.

Prior to the closing of our initial public offering, Sponsor paid an aggregate of $25,000 in exchange for the issuance of 7,500,000 founder shares.

On January 14, 2021, GPAC II completed the initial public offering of 30,000,000 units at a price of $10.00 per unit, including the issuance of 2,500,000 units granted to the underwriters as a result of the underwriters’ full exercise of their over-allotment option. The initial public offering generated gross proceeds of $300,000,000 before underwriting discounts and expenses. Each GPAC II Public Unit consisted of one Class A Ordinary Share and one-sixth of one GPAC II Public Warrant. Each whole GPAC II Public Warrant entitles the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, GPAC II completed the private placement of 5,566,667 GPAC II Private Placement Warrants at a price of $1.50 per GPAC II Private Placement Warrants to Sponsor. Of the proceeds received from the consummation of the initial public offering and the private placement purchases by the Sponsor, an aggregate of $300,000,000 was deposited into the Trust Account.

On January 11, 2023, the GPAC II shareholders approved the 2023 Extension Amendment Proposal at the 2023 Extension Meeting and on January 13, 2023, GPAC II filed the 2023 Extension Articles Amendment with the Register of Companies of the Cayman Islands. In connection with the vote to approve the 2023 Extension Amendment Proposal, the holders of 26,068,281 Class A Ordinary Shares (86.9% of the Class A Ordinary Shares outstanding prior to the 2023 Extension Meeting) properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.167 per share, for an aggregate redemption amount of approximately $265,050,166. After giving effect to the 2023 Extension Amendment Redemptions, there were 3,931,719 Class A Ordinary Shares outstanding.

On January 13, 2023, GPAC II entered into an investment agreement (the “Investment Agreement”) with Sponsor and Endurance Global Partner II, LLC, a Delaware limited liability company (the “Investor”), pursuant to which the control of the Sponsor was transferred to affiliates of Antarctica Capital Partners, LLC. Pursuant to the Investment Agreement, the Investor contributed to Sponsor an aggregate amount in cash equal up to $3,000,000 which was then loaned to GPAC II. And as a result of the transactions contemplated by the Investment Agreement and related documents GPAC II gained access to the relationships of Investor and was able to reach out to a new pool of potential targets for a business combination.

On January 9, 2024, the GPAC II shareholders approved the 2024 Extension Amendment Proposal at the 2024 Extension Meeting and on January 11, 2024, GPAC II filed the 2024 Extension Articles Amendment with the Register of Companies of the Cayman Islands. In connection with the vote to approve the 2024 Extension Amendment Proposal, the holders of 2,137,134 Class A Ordinary Shares (54.4% of the Class A Ordinary Shares outstanding prior to the 2024 Extension Meeting) properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.12 per share, for an aggregate redemption amount of approximately $23,767,574. After giving effect to the 2024 Extension Amendment Redemptions, there were 1,794,585 Class A Ordinary Shares outstanding.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to GPAC II to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of its initial business combination or its failure to effect a business combination within the allotted time.

After its initial public offering, GPAC II considered more than 50 potential targets, including both privately held companies and assets or divisions owned by publicly-traded companies. GPAC II primarily focused its search on businesses within industries that were undergoing technology-driven transformation or oriented on meeting identified future commercial needs. In pursuit of a potential target, GPAC II evaluated a number of aspects of the potential targets based on a variety of traits and metrics, including, but not limited to, growth prospects, level of product differentiation and competitive advantage, position in an attractive market opportunity and stage of company lifecycle. These opportunities were further screened by GPAC II’s consideration of the readiness of such targets for public company status, management quality, execution risk, sources and types of financing used at the target, and potential longevity of the target’s business and industry. Initially, GPAC II was seeking a business combination with a company that had an enterprise value of between $1.0 billion and $3.0 billion, but were open to consider potential targets with a smaller or larger enterprise value. This target enterprise value continued to be assessed and revised over the course of subsequent considerations of the GPAC II Board, including in response to GPAC II’s extension and corresponding redemptions, discussed further below. After considerable evaluation of potential targets based on considering the above factors, GPAC II and in certain instances Sponsor, on GPAC’s behalf, entered into non-disclosure agreements (“NDAs”) with and engaged in varying degrees of due diligence with respect to more than 25 entities. GPAC II signed two letters of intent (“LOIs”) with companies it was interested in consummating an initial business combination with. GPAC II also signed one non-binding offer (“NBOs”) with another company that it was interested in consummating an initial business combination with.

With each company with whom an NDA, LOI, or NBO was signed, GPAC II generally reviewed preliminary diligence materials regarding the potential target, including available financial statements, any investor presentation and information regarding the nature of the company and where management believed the growth in the company would come from. GPAC II also conducted additional due diligence and held detailed discussions with the applicable management teams. Not every target had all of the materials and in many cases the materials were incomplete. Since the transactions were generally abandoned prior to execution, as indicated below when valuation could not be agreed, GPAC II did not conduct exhaustive diligence on such companies. With respect to the company with which an NBO was executed, GPAC II conducted more extensive diligence prior to deciding whether to execute a business combination agreement or abandon the potential transaction.

In February 2021, GPAC II’s former management signed 7 NDAs with 7 different companies in the software as a service (“SaaS”), financial services, fashion, e-commerce/boxed wholesale, medical alert systems and seafood industries and continued conversations and background diligence with them with the intention of potentially consummating an initial business combination with them.

In March 2021, GPAC II’s former management signed 6 NDAs with 6 different companies in the consumer brands, bakery goods, entertainment, private equity, insurance and SaaS industries and continued conversations and background diligence with them with the intention of potentially consummating an initial business combination with them.

In March 2021, Paul J. Zepf, the former chief executive officer, discussed a number of opportunities that GPAC II had reviewed and considered with the Board. The Board discussed these opportunities and the pros and cons of each potential target, including the need for regulatory approvals and the due diligence that would be necessary, and asked questions about the targets and the process that would be required for each.

In April 2021, GPAC II’s former management signed two additional NDAs with Company B and Company C in the entertainment and e-commerce services industries, respectively, with whom former management had conversations about consummating a potential initial business combination. GPAC II continued to conduct diligence on Company B and Company C and continued its diligence with other companies GPAC II had signed NDAs with. In addition to the NDAs, GPAC II signed a LOI with Company D in the seafood industry.

In September 2021, GPAC II’s former management signed an additional NDA with Company E in the food retail industry with whom former management had conversations about consummating a potential initial business combination. GPAC II began conducting diligence on Company E and continued its diligence with other companies GPAC II had signed NDAs with.

In October 2021, the former CEO said that efforts with respect to Company D had been suspended at the end of August, but that the project could restart in the future. The former CEO said that Company D was refreshing its financial projections in anticipation of the project recommencing, and that future information would be forthcoming.

In October 2021, GPAC II’s former management signed an additional NDA with Company F in the finance and renewable energy industry with whom former management had conversations about consummating a potential initial business combination. GPAC II began conducting diligence on Company F and continued its diligence with other companies with whom GPAC II had signed NDAs.

In January 2022, GPAC II’s former management signed an additional NDA with Company G in the healthcare industry with whom former management had conversations about consummating a potential initial business combination. GPAC II began conducting diligence on Company G and continued its diligence with other companies with whom GPAC II had signed NDAs.

In February 2022, GPAC II’s former management signed an additional NDA with Company H in the sustainability and emerging growth industries with whom former management continued conversations about potentially consummating an initial business combination. GPAC II began conducting diligence on Company H and continued its diligence with other companies with whom GPAC II had signed NDAs.

In March 2022, GPAC II’s former management signed two additional NDAs with Company I and Company J in the food, beverage and wellness industries respectively with whom former management had conversations about consummating a potential initial business combination. GPAC II began conducting diligence on Company I and Company J and continued its diligence with other companies with whom GPAC II had signed NDAs.

In March 2022, the former CEO discussed a tentative re-engagement timeline with Company D.

In March 2022, GPAC II continued to look at other potential companies as well and reviewed and considered various business opportunities. GPAC II’s former management team began to notice decreased volume of potentially actionable new opportunities in 2022 as compared to 2021. The former CEO reported that GPAC II had reviewed over 50 potential new opportunities in 2022, and that management was currently meeting with some potential targets and considering others as potentially long-term opportunities as well.

In May 2022, the former CEO gave an update on Company D and said that they had received updated projections and held meetings with Company A’s management to review the projections.

In July 2022, GPAC II’s former management entered into another LOI with Company D.

By December 2022, the former management team had not been successful with moving forward with any of the companies it had signed a NDA or LOI with, decided that they were no longer hopeful of consummating a business combination and agreed to a handover of the Sponsor and GPAC II’s management to affiliates of Antarctica Capital.

In January 2023, the current management of GPAC II took over the company and its Sponsor, and began its search for a target company for purposes of an initial business combination.

In evaluating and conducting initial diligence on this subset of more than 25 entities, GPAC II further screened the entities for a variety of traits and metrics, including, but not limited to management quality, the opportunity for growth in the related industry and an entity’s position in the same, commercial readiness of the technology, the general economics of the entity’s industry, anticipated size of the entity’s total addressable market and the anticipated economic viability of the entity’s core product or service. These criteria allowed GPAC II to further narrow the field of potential business combination targets to a total of five target businesses other than Stardust Power (the “Other Potential Targets”), of which it entered into more extensive review and analysis.

GPAC II entered into NDAs and engaged in due diligence and discussions with the management and/or shareholders of the Other Potential Targets, including (i) a carbon credit company, (ii) a semiconductor company, (iii) an AI-driven supply chain management company, (iv) a telecommunications terminal company, (v) a fractional aircraft charter company, (vi) a company in the oil and gas wastewater management and recycling industry and (vii) a company in the digital advertising and gaming industry. GPAC II was given access to due diligence materials, including virtual data rooms in some instances, of the Other Potential Targets with information including products and services, financial statements and material contracts, and management for the Other Potential Targets gave management presentations. GPAC II drafted LOIs for two of the seven Other Potential Targets. Negotiations with each of the Other Potential Targets ultimately did not progress for a variety of reasons, including incompatibility with GPAC II’s acquisition criteria and the need for an immediate investment in the target company in advance of the business combination.

After the processes of negotiation and evaluation of each of the Other Potential Targets ultimately halted, on September 15, 2023, GPAC II announced that the GPAC II Board determined not to proceed with another one-month extension, as permitted under the Existing Governing Documents, because it had determined that GPAC II would not consummate an initial business combination within the time period required and therefore would dissolve in accordance with its Existing Governing Documents. However, GPAC II and its management team remained in touch with various advisors, and discussed in general opportunities for special purpose acquisition companies such as GPAC II. As a result of this continued engagement, GPAC II eventually came into contact with Stardust Power, as discussed further below in “Negotiations with Stardust Power.”

Negotiations with Stardust Power

The following is a brief description of the background of the negotiations between GPAC II and Stardust Power. It summarizes the key events that culminated in the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every interaction among the parties to the Business Combination Agreement or their representatives but, instead, is intended as a summary of material developments over the course of the negotiations.

GPAC II was first made aware of Stardust Power on the morning of September 29, 2023, when GPAC II’s Chief Financial Officer was introduced to Roshan Pujari, Chief Executive Officer and Co-Founder of Stardust Power, by Brandon Sun of Cohen, who was serving as a financial advisor to Stardust Power. During discussions, GPAC II learned that Stardust Power had previously engaged in discussions with other special purpose acquisition companies and was, on that basis, familiar with and prepared to efficiently engage in a “de-SPAC” process. At the time, none of GPAC II’s directors or management team had any financial or other interest in Stardust Power. GPAC II’s Sponsor did not consider more than one active SPAC to be the potential acquirer of Stardust Power. Mr. Sun of Cohen noted that given the remaining time GPAC II had to complete a business combination under GPAC II’s existing Memorandum and Articles of Association, Cohen believed Stardust Power would be able to move efficiently through the business combination process due to their previous interactions with other special purpose acquisition companies.

Later that same day on September 29, 2023, in order to further explore the possibility of a business combination and to facilitate GPAC II’s review of Stardust Power, GPAC II and Stardust Power entered into a mutual non-disclosure agreement. GPAC II immediately started conducting high-level due diligence on Stardust Power’s finances, business, technology and market. GPAC II also began discussing the terms of a non-binding term sheet with respect to a possible business combination with Stardust Power and shared an initial draft of the same with Stardust Power on October 1, 2023. Stardust Power reverted to GPAC II with comments on the non-binding term sheet on October 2, 2023.

After further discussion, following GPAC II’s board meeting on October 3, 2023, GPAC II and Stardust Power entered into a non-binding term sheet on October 3, 2023 that set out proposed terms for the Business Combination Agreement. It also contained exclusivity obligations on the part of Stardust Power which were set to expire on December 2, 2023. The term sheet established a pre-money, cash-free, debt-free and fully-diluted equity value ascribed to Stardust Power of $500 million. It also provided for the vesting of 40% of Sponsor’s founder shares effective upon closing, the retention of 13.33% of Sponsor’s founder shares as restricted stock of the resulting company and the forfeiture of the remaining 46.67% of Sponsor’s founder shares. The term sheet also provided that Sponsor’s GPAC II Private Placement Warrants would remain unaffected by the proposed transaction and that Sponsor would waive any antidilution adjustment to the conversion ratio of its outstanding founder shares, such that they would convert into common stock of the resulting company on a 1-to-1 basis at closing. The term sheet also stipulated that expenses related to consummation of the business combination between GPAC II and Stardust Power, including fees and expenses of (a) legal counsel, (b) investment bankers, (c) brokers, (d) finders and (e) other representatives or consultants, would be paid out of the capital of the combined company upon consummation of the business combination. The term sheet contemplated that Stardust Power would use its commercially reasonable efforts to arrange for PIPE or other financing and that GPAC II would reasonably cooperate with Stardust Power in acquiring the same. Regarding corporate governance, the term sheet called for a post-closing board of directors comprised of seven directors and an equity compensation plan with an initial number of shares reserved for issuance thereunder equal to 10% of the Combined Company’s outstanding common stock. The term sheet further provided that any consummation of the transaction was conditioned on GPAC II shareholder approval, receipt of any necessary regulatory or governmental approvals, absence of a material adverse effect on Stardust Power and other customary closing conditions.

Neither Stardust Power nor GPAC II contacted any prospective PIPE investors or had any substantive discussions, formal or otherwise, with respect to a potential PIPE financing transaction. During negotiations, Stardust and GPAC II indicated that they believed there would be interest in such financing. Further, there were no discussions about continuing employment or involvement for any persons affiliated with GPAC II before the business combination, and there was no formal or informal commitment to retain the financial advisors after the business combination. There also was no pre-existing relationship between the Sponsor and additional investors.

On October 3, 2023, due to (i) the Sponsor’s determination to make the required payment to the Trust Account to provide for extension of the date by which GPAC II must complete its initial business combination from September 14, 2023 to October 14, 2023, including applicable interest thereon, and (ii) GPAC II’s negotiation of and entry into the aforementioned non-binding letter of intent with Stardust Power, GPAC II announced the GPAC II Board’s determination that it would be in the best interests of GPAC II and its stockholders (a) to continue its pursuit of an initial business combination (and not liquidate the Trust Account at that time), (b) to extend the date by which GPAC II must complete an initial business combination, (c) not to redeem all of the Class A Ordinary Shares and (d) to allow for the continued trading of its Class A Ordinary Shares and warrants on the Nasdaq.

Also on October 3, 2023, GPAC II received access to Stardust Power’s virtual data room. The data room contained, among other documents, preliminary financial models, market information and legal documentation. The detail and volume of the information provided in the data room was reflective of the fact that Stardust Power was formed in March 2023.

On October 8, 2023, Stardust Power held a management presentation with representatives of GPAC II, addressing its current progress and future business plans. On October 12, 2023, GPAC II held a follow up discussion with Stardust Power’s team regarding valuation of Stardust Power.

GPAC II engaged a number of professional advisors in connection with the proposed transaction including (i) Kroll on October 30, 2023, to perform background diligence on certain of Stardust Power’s directors and officers, (ii) Martyn Buttenshaw, on October 18, 2023, an industry specialist, to provide commercial consulting services and to assist GPAC II in a technical assessment of Stardust Power’s industry, proposed strategy and business plan feasibility, (iii) Kirkland & Ellis LLP (“K&E”), as legal counsel, who was initially engaged in December 2022 to represent GPAC II following the acquisition of the Sponsor by Antarctica Capital Partners, LLC and its affiliates, and (iv) Enclave, on November 8, 2023, to deliver a fairness opinion.

GPAC II instructed K&E to conduct a review of Stardust Power’s governance documents, debt instruments, material contracts, employment practices and related exposure, intellectual property entitlements, regulatory and environmental matters and ESG-related considerations. K&E, alongside GPAC II, sent an iterative series of inquiries and requests for documentation over the course of its diligence review. The first legal diligence request list was sent to Stardust Power on October 13, 2023, after which more than 20 supplemental request lists were sent between GPAC II and Stardust Power until all questions were satisfied. Starting on October 16, 2023, and ending only following entry into the Business Combination Agreement, weekly calls took place between GPAC II and Stardust Power, with their advisors present, to address substantive inquiries and discuss progress on due diligence, among other topics. As a part of its legal due diligence review of Stardust Power, K&E held a management call with members of Stardust Power’s management team on November 1, 2023, and provided a formal memorandum of its findings to GPAC II and Sponsor on November 4, 2023. During and at the conclusion of its diligence process, GPAC II found Stardust Power to be an attractive potential target for its initial business combination.

On October 26, 2023, the GPAC II Board held an update call regarding the Stardust Power transaction. GPAC II management, Mr. Buttenshaw and representatives of K&E were also in attendance at the meeting. Following management’s update regarding diligence completed to date and the status of negotiations, Mr. Buttenshaw provided a summary of his commercial diligence review, addressing the macro-lithium industry, where Stardust Power plans to participate in the lithium value chain, feasibility of Stardust Power’s business plan and the contemplated project timeline. The directors asked questions of Mr. Buttenshaw and GPAC II’s management team regarding their respective diligence review and analysis. In conclusion, management presented current expectations for the contemplated transaction timeline.

On October 27, 2023, K&E provided an initial draft of the Business Combination Agreement to Norton Rose Fulbright, legal counsel to Stardust Power (“NRF”). NRF reviewed the document’s terms with Stardust Power and its major shareholders. The initial draft of the Business Combination Agreement generally reflected the terms of the term sheet and, as a result, there were relatively few open points for negotiation among the parties.

NRF provided initial comments on the draft Business Combination Agreement to K&E on November 5, 2023, which included the following key changes to the initial draft of the Business Combination Agreement received from K&E on October 27, 2023: (i) deleted a proposed shareholder agreement with certain of Stardust Power’s shareholders, (ii) modified the working capital adjustment to the enterprise value (used to calculate the merger consideration) by removing Transaction Expenses from the equation, (iii) proposed a $450,000 cap on GPAC II’s expenses to be incurred in connection with obtaining an extension, without Stardust Power’s prior written consent, treating any incurrence in excess of such cap as a deduction to the equity consideration payable to Sponsor in connection with Closing, (iv) rejected K&E’s proposal for a customary straddle period for outstanding tax liabilities and countered with whole tax year treatment, (v) added conditions to each party’s obligation to close that the other party had not experienced a change, effect or event that had or would reasonably be expected to have a material adverse effect, (vi) added a condition to Stardust Power’s obligation to close that each of the Equity Plan Proposal and the Director Election Proposal have been approved by the GPAC II stockholders, (vii) added a termination right for Stardust Power to terminate the Business Combination Agreement if GPAC II was unable to obtain an extension and

(viii) removed Stardust Power’s obligation to reimburse GPAC II’s Transaction Expenses if the Business Combination Agreement were to be terminated in connection with a failure by GPAC II to obtain an extension.

K&E likewise sent NRF drafts of the forms of the Company Support Agreement and Sponsor Letter Agreement, wherein the shareholders of Stardust Power and Sponsor each agreed to support the proposed transaction, on November 5, 2023. The initial drafts were consistent with market practice for such documents and, as a result, the parties had few open points to resolve. The forms of Company Support Agreement and the Sponsor Letter Agreement were both finalized and attached to the Business Combination Agreement as exhibits on November 21, 2023.

On November 9, 2023, Kroll provided its investigative due diligence report on certain of Stardust Power’s board members and officers. The report covered their educational and professional histories as well as legal actions to which such individuals had been party. Kroll’s report was consistent with GPAC II’s management team’s expectations and did not introduce any unexpected cause for concern.

On November 10, 2023, Martyn Buttenshaw presented his further findings regarding Stardust Power and the potential transaction to GPAC II. Mr. Buttenshaw discussed with the GPAC II Board further details with respect to his analysis of Stardust Power’s business plan and how broader related market dynamics in the lithium industry might shape the same. Additionally on this day GPAC II held a call with a Stardust Power investor to discuss the history and nature of their relationship with Stardust Power and the contemplated transaction, among other things.

After discussion between GPAC II and K&E of NRF’s edits to the Business Combination Agreement, GPAC II authorized K&E to share a revised draft of the Business Combination Agreement with NRF on November 13, 2023, which included the following key changes to the draft of the Business Combination Agreement received from NRF on November 5, 2023: (i) re-inserted the shareholder agreement with certain of Stardust Power’s shareholders, (ii) distinguished Sponsor loans made prior to October 3, 2023 (the date on which the parties entered into a letter of intent) from Sponsor loans and operating expenses incurred after October 3, 2023, with the former being settled in additional GPAC II Private Placement Warrants and the latter being settled in cash, in each case, at the Closing, (iii) replaced the full working capital adjustment to the enterprise value with a net debt adjustment to simplify the mechanic, given the status of Stardust Power’s operations as a development stage company, (iv) accepted NRF’s $450,000 cap on GPAC II’s expenses to be incurred in connection with obtaining an extension, but limited the cap to expenses associated with filing the proxy statement for approval of the extension and removed the language that any fees incurred in excess of that cap without Stardust Power’s prior written consent would reduce the remaining equity consideration payable to Sponsor, (v) accepted the conditions to each party’s obligation to close that the other party had not experienced a change, effect or event that had or would reasonably be expected to have a material adverse effect, (vi) proposed that Stardust Power’s termination right relate to de-listing of Combined Company Common Stock, rather than GPAC II’s failure to obtain an extension, as proposed in Stardust Power’s November 5, 2023 draft, (vii) accepted the removal of Stardust Power’s obligation to reimburse GPAC II’s Transaction Expenses if the Business Combination Agreement were to be terminated in connection with a failure by GPAC II to obtain an extension and (viii) added revisions to account for the conversion of Stardust Power’s SAFEs.

After discussions with NRF, K&E provided a further revised draft of the Business Combination Agreement on November 14, 2023, which further elaborated on points included in the November 13th draft and further addressed treatment of certain debt obligations of Stardust Power.

On November 15, 2023, GPAC II formed the Merger Subs in the state of Delaware.

The GPAC II Board held a meeting on November 16, 2023 to discuss the status of GPAC II’s analysis of and negotiations with Stardust Power. In addition to the directors and GPAC II management, Mr. Buttenshaw and K&E were also in attendance. Mr. Buttenshaw provided a summary of his commercial diligence review, addressing the macro-lithium industry, where Stardust Power plans to participate in the value chain, feasibility of Stardust Power’s business plan and the contemplated project timeline. During this meeting other discussions were held on a variety of topics regarding the potential transaction with Stardust Power, including management’s analysis and diligence review of Stardust Power, negotiation of definitive documents, fiduciary duties and other matters. Directors asked questions, and management and/or consultants responded to those questions.

NRF provided GPAC II with a revised draft of the Business Combination Agreement on November 17, 2023, which included the following key changes to the draft of the Business Combination Agreement received from K&E on November 13, 2023 and November 14, 2023: (i) again rejected the proposed shareholder agreement with certain of Stardust Power’s shareholders, (ii) generally accepted GPAC II’s construct for Sponsor loans, consistent with the letter of intent, (iii) reinstated the full working capital adjustment to closing consideration, (iv) expanded the $450,000 cap on GPAC II’s extension-related expenses to apply to all expenses (other than payments to the Trust Account in connection with obtaining an extension), accepting that any overage, relative to such cap, would not be reimbursable to GPAC II (but would not otherwise reduce consideration payable to Sponsor at Closing), (v) accepted that Stardust Power’s termination right would relate to NASDAQ de-listing of Combined Company Common Stock rather than failure to obtain an extension, (vi) reduced consideration payable at Closing by reducing the enterprise value from $500 million to $450 million, as agreed among the parties, and introduced an earnout mechanism whereby Stardust Power stockholders would be entitled to receive an additional $50 million worth of Combined Company Common Stock if the VWAP of the Combined Company’s stock price equals or exceeds $12.00 per share for a period of 20 trading days in a 30 trading day period, or, following closing, the Combined Company experiences a change in control (the “earnout”), (vii) conditioned Stardust Power’s obligation to close on waiver of the deferred underwriting fees owed in connection with GPAC II’s initial public offering and (viii) proposed that the seven person board of directors for the Combined Company include four independent directors, two directors appointed by Stardust Power and one director appointed by GPAC II. The principal changes in that draft, including the earnout, had been discussed and agreed in principle by the parties prior to the draft being shared.

On November 19, 2023, the GPAC II Board met to discuss the current drafts of transaction documents, review their fiduciary duties, receive updates regarding final diligence review and authorize the management team to progress the transaction and related documents for the GPAC II Board’s final approval. GPAC II’s management team and representatives of K&E and Enclave were also in attendance. Representatives of Enclave presented their valuation analysis to, and addressed questions from, the directors regarding assumptions built into Enclave’s analysis, selection of comparable companies and other matters.

K&E reverted to NRF with its revised draft of the Business Combination Agreement on November 20, 2023. The parties exchanged several drafts throughout November 20, 2023, including agreement on the following principal terms: (i) inclusion of a shareholder agreement with certain of Stardust Power’s shareholders, (ii) use of a net debt adjustment to arrive at the equity value and, thereby, merger consideration, (iii) a $450,000 cap on GPAC II’s total reimbursable extension-related expenses (other than payments to the Trust Account in connection with obtaining an extension), without the prior written consent of Stardust Power, (iv) merger consideration payable at closing based on an enterprise value of $450 million and the earnout, (v) no conditionality based on waiver of the deferred underwriting fees owed in connection with GPAC II’s initial public offering and (vi) a seven person board of directors for the Combined Company comprised of four independent directors, two directors appointed by Stardust Power and one director appointed by GPAC II. These events culminated in the Business Combination Agreement being agreed to by the Parties on the evening of November 20, 2023.

On the same day, Enclave provided a written fairness opinion regarding the transaction with Stardust Power to the GPAC II Board, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Enclave, including the redemption rights of the Public Shareholders at the current redemption price, as set forth in the Fairness Opinion, the Business Combination, including the consideration to be paid by GPAC II pursuant to the Business Combination Agreement, was fair to the Public Shareholders from a financial point of view.

On November 21, 2023, the GPAC II Board unanimously adopted written resolutions (a) approving the documents associated with the proposed transaction, including the Business Combination Agreement, the Company Support Agreement and the Sponsor Letter Agreement, (b) approving the Business Combination and other transactions contemplated by the Business Combination Agreement, (c) authorizing and adopting the future stock plan and incentive equity plan of the combined company and (d) authorizing a future extraordinary general meeting of GPAC II’s shareholders to approve and adopt each of the foregoing matters. The Business Combination Agreement was entered into by GPAC II and Stardust Power shortly thereafter, on the same day.

The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive arm’s length negotiations, as outlined above, among GPAC II, Stardust Power and their respective representatives and advisors.

Fairness Opinion of Enclave

Introduction

On November 20, 2023, Enclave rendered its Fairness Opinion to the GPAC II Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Enclave, including the redemption rights of the Public Shareholders at the current redemption price, as set forth in the Fairness Opinion, the Business Combination, including the consideration to be paid by GPAC II to the Public Shareholders pursuant to the Business Combination Agreement, was fair to the Public Shareholders from a financial point of view. Enclave determined that the business combination, including the consideration to be paid to GPAC II, was fair to the public shareholders from a financial point of view taking into account all analyses without placing specific reliance or weight on any individual analysis. Enclave noted that the value of the consideration issued to the shareholders of Stardust Power was, in each of the five implied total enterprise value ranges derived by Enclave, either within the range (specifically, the range based upon a multiple of LCE capacity under the selected publicly traded companies analysis) or in the case of 4 of the 5 implied total enterprise values below the value range derived by Enclave.

The full text of Enclave’s written Fairness Opinion to the GPAC II Board, dated November 20, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Enclave in rendering its opinion, is attached as Annex J to this proxy statement/prospectus and is incorporated herein by reference to the full text of the opinion. The foregoing summary of Enclave’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Enclave’s opinion and the summary of Enclave’s opinion below carefully and in their entirety. Enclave’s opinion was for the benefit of the GPAC II Board and addressed only the fairness from a financial point of view of the Business Combination, including the consideration to be received by the Public Shareholders pursuant to the Business Combination Agreement as of the date of the opinion and did not address any other aspects or implications of the Business Combination. Enclave’s opinion does not indicate that the consideration paid is the best possible attainable under any circumstances. Enclave’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the shareholders of Stardust Power or the shareholders of GPAC II should vote at any shareholders’ meeting to be held in connection with the Business Combination.

For purposes of rendering the Fairness Opinion, Enclave, among other things:

•	reviewed the following documents:

•

GPAC II’s filings with the SEC, including its audited financial statements for the fiscal years ended December 31, 2020, 2021 and 2022 included in its Forms 10-K and its unaudited financial statements included in its Form 10-Q for the quarter ended September 30, 2023;

•	Stardust Power’s unaudited financial statements for the period from inception;

•	other internal documents relating to the history and current operations of Stardust Power prepared by management of Stardust Power;

•	execution copies of the Business Combination Agreement and the Sponsor Letter Agreement, respectively; and

•	certain publicly available business and financial information that Enclave deemed to be generally relevant concerning Stardust Power and the industry in which Stardust Power operates;

•	reviewed certain internal information relating to the business, earnings, cash flow, assets and liabilities of Stardust Power furnished to Enclave by GPAC II;

•

reviewed Stardust Power’s and GPAC II’s capital structure furnished to Enclave by the management of GPAC II both on a standalone basis pre-transaction and on a pro forma basis giving effect to the proposed Business Combination;

•	discussed the information referred to above and the background and other elements of the proposed Business Combination with the management teams of each of GPAC II and Stardust Power;

•	reviewed the historical trading price and trading volume of the publicly traded securities of GPAC II and certain companies that Enclave deemed relevant;

•

performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Enclave deemed relevant, and an analysis of selected transactions that Enclave deemed relevant; and

•	conducted such other analyses and considered such other factors as Enclave deemed appropriate.

In preparing the Fairness Opinion, Enclave has assumed and relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including GPAC II and Stardust Power management, and did not independently verify such information. Enclave has also assumed that (i) any estimates and evaluations furnished to Enclave were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Enclave expresses no opinion with respect to the underlying assumptions; (ii) information supplied and representations made by GPAC II’s and Stardust Power’s management regarding Stardust Power and the proposed Business Combination are accurate in all material respects; (iii) the representations and warranties made in the Business Combination Agreement by each party thereto are accurate in all material respects and that the Business Combination Agreement represents the legal, valid and binding agreement of the parties thereto, enforceable in accordance with its terms; (iv) the final versions of all documents Enclave reviewed in draft form conform in all material respects to the drafts reviewed; (v) there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of GPAC II or Stardust Power since the date of its most recent financial statements, and that there is no information or facts that would make the information Enclave reviewed incomplete or misleading; (vi) all conditions required to implement the proposed Business Combination will be satisfied and that the proposed Business Combination will be completed in accordance with the Business Combination Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and (vii) all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Business Combination will be obtained prior to the closing of the proposed Business Combination without any adverse effect on GPAC II or Stardust Power.

Enclave’s opinion was necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of November 20, 2023, and Enclave disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Enclave’s opinion which may come or be brought to Enclave’s attention after November 20, 2023.

Enclave’s opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Business Combination or any other matter. Enclave’s opinion did not address the fairness of the Business Combination or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors, or other constituencies of GPAC II or Stardust Power.

Enclave did not evaluate GPAC II’s or Stardust Power’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Enclave was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, businesses or operations of GPAC II or Stardust Power, or any alternatives to the Business Combination, (ii) negotiate the terms of the Business Combination, or (iii) advise the GPAC II Board or any other party with respect to alternatives to the Business Combination or with respect to any other matter except as specifically set forth in the Fairness Opinion. Moreover, it should be noted that, in preparing its opinion, Enclave did not rely on financial projections prepared by Stardust Power, but rather was asked by the GPAC II Board to prepare and rely on its own metrics based on information provided by Stardust Power.

Enclave did not express any opinion as to the market price or value of GPAC II’s Class A Ordinary Shares (or anything else) after the announcement or the consummation of the Business Combination. Enclave’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, analysis of GPAC II’s or Stardust Power’s credit worthiness, tax advice, or accounting advice. Enclave did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter. Enclave also expressed no opinion regarding the amount or nature of any compensation or equity arrangement to be given to GPAC II officers, directors or employees or other stakeholders in connection with the Mergers relative to the Merger Consideration in the Mergers.

Enclave’s opinion (i) did not address the merits of the GPAC II Board’s business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) is not a recommendation as to how the GPAC II Board or any stockholder should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction, (iii) did not address the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Business Combination or otherwise, except as expressly addressed in the opinion, (iv) did not address the tax or legal consequences of the Mergers to the Public Shareholders or any other party, and (v) did not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely stated whether the consideration in the Business Combination is fair, from a financial point of view, to the Public Shareholders, based on the redemption price on November 20, 2023. The decision as to whether to proceed with the Business Combination or any other transaction may depend on an assessment of factors unrelated to the financial analysis on which Enclave’s opinion was based. Enclave’s opinion should not be construed as creating any fiduciary duty on Enclave’s part to any party. As provided in the engagement letter between Enclave and GPAC II (the “Enclave Engagement Letter”), Enclave’s opinion was for the benefit of the GPAC II Board and addressed only the fairness from a financial point of view of the Business Combination, including the consideration to be received by the Public Shareholders pursuant to the Business Combination Agreement as of the date of the opinion and did not address any other aspects or implications of the Business Combination. Enclave’s opinion does not indicate that the consideration paid is the best possible attainable under any circumstances. Enclave’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the shareholders of Stardust Power or the shareholders of GPAC II should vote at any shareholders’ meeting to be held in connection with the Business Combination. Enclave was not engaged to provide its opinion to any other person or for any other purposes (such stated limitations of the opinion are referred to herein as the “Enclave EL Limitations”). Any liability of Enclave or the GPAC II Board to any other person or entity with respect to Enclave’s opinion, if any, would be separate and apart from any liability under the Enclave Engagement Letter and depend on the standing of such nonparty claimant, as may be determined by a court of competent jurisdiction. The issue of whether the Enclave EL Limitations would be enforced in favor of Enclave and against any securities holders or other persons would need to be resolved by a court of competent jurisdiction. However, resolution of the issue would have no effect on the rights and responsibilities of the GPAC II Board under state law, and the Enclave EL Limitations would have no effect on the rights and responsibilities of either Enclave or the GPAC II Board under the federal securities laws. Shareholders should seek their own legal advice on this issue.

The following is a summary of the material financial analyses presented by Enclave to the GPAC II Board at its meeting held on November 19, 2023, prior to its delivery of the Fairness Opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Enclave’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Enclave’s analyses.

In rendering its opinion, Enclave employed several financial analyses and no one method of analysis should be regarded as critical to the overall conclusion reached in the Fairness Opinion. Each analytical technique has its own inherent strengths and weaknesses, and the nature of the available information may further affect the value of any particular technique. Each of the analyses conducted was carried out to provide a particular perspective on the Merger Consideration. Enclave did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support its opinion as to the fairness of the Merger Consideration. Enclave did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its opinion.

Summary of Financial Analyses

Overview

In assessing whether the Business Combination is fair from a financial point of view to the Public Shareholders, Enclave compared the value that would be relinquished by GPAC II’s Public Shareholders (approximately $11.02 per GPAC II Class A ordinary share subject to redemption and, in aggregate, up to approximately $43.3 million of cash held in trust on November 20, 2023) with an estimated range of value for the post-Business Combination equity that would be received by the Public Shareholders. After considering the primary approaches that are traditionally used to appraise a business, as well as commonly used techniques and methods available under each approach, Enclave decided to rely on multiple methodologies, based upon all available information about Stardust Power provided by management of GPAC II and management of Stardust Power and publicly available information regarding the lithium and related industries and the companies operating in it, in estimating the value range. Enclave noted the contemplated consideration (i.e., value to be relinquished) was within the estimated range.

Enclave identified public and private companies they deemed to be comparable to Stardust Power and analyzed the valuation metrics for those companies based on valuation metrics determined by recent capital raises, mergers and acquisitions and public company valuations. Based on the publicly available information regarding the lithium and related industries and the companies operating in it, and information about Stardust Power provided by management of GPAC II and management of Stardust, Enclave developed an independent estimate of Stardust Power’s enterprise value in the context of the Business Combination.

Discounted Cash Flow Analysis

Enclave performed a discounted cash flow (“DCF”) analysis of Stardust Power using the presentations developed by Stardust Power based upon conversations with the management of Stardust Power and information from third-party industry sources for the purpose of making a determination as to whether the business combination, including the consideration to be paid to GPAC II, was fair to the public shareholders from a financial point of view. Stardust Power’s financial projections were not presented to the Board, but rather Enclave was asked to create and use in its preparation of the Fairness Opinion its own metrics based on financial and other information provided by Stardust Power. This information was used to calculate the estimated present value of the future unlevered after-tax free cash flows projected to be generated by Stardust Power from January 1, 2023 to fiscal year end 2044, and the estimated present value of the terminal value. Unlevered after-tax free cash flow estimates through fiscal year end 2044 and the terminal value were discounted to December 31, 2023 using an end-of-year discounting convention. In performing the DCF analysis of Stardust Power, Enclave utilized a range of discount rates of 10% to 14% based on an estimate of Stardust Power’s weighted average cost of capital (“WACC”). The WACC range reflected a range around a mid-point based on market data consisting of (i) a risk-free rate of 4.5%, (ii) an unlevered beta of 1.3 and (iii) an equity risk premium of 5.7%.

This analysis indicated an implied total enterprise value (“Total Enterprise Value”) range for Stardust Power of $475.4 million to $1,005.3 million as compared to the Total Enterprise Value of $450 million implied by the Business Combination Agreement.

Comparable Company Analysis

Enclave relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Stardust Power following a business combination with GPAC II. The relative valuation analysis was based on selected publicly traded and well-regarded private companies in similar energy sub-sectors engaged solely or principally in the mining and production of lithium. The selected companies were chosen because they were determined by Enclave to be the most relevant in their particular sub-sector (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of Stardust Power). Some companies shared certain additional characteristics similar to those of Stardust Power, but no company was directly comparable to Stardust Power. Enclave notes that this is common practice in the professional valuation industry and is considered a generally accepted valuation methodology, since exactly comparable public companies often cannot be identified.

Enclave considered all elements of the selected comparable companies’ operational history in its analyses. Enclave’s analyses included the use of valuation information from both mature and development stage companies. Specifically, the methodologies labeled DCF, EV / Revenue and EV / EBITDA utilized valuation information from mature companies. The methodologies labeled EV / LCE Capacity and M & A utilized valuation information from development stage companies.

Selected Publicly Traded Companies Analysis.

Enclave reviewed financial and stock market information of a selected group of publicly traded companies whose operations Enclave believed, based on its experience and professional judgement, to be generally comparable to Stardust Power for the purposes of its financial analysis. Enclave compared three metrics among these companies: Total Enterprise Value, the last twelve months (“LTM”) of EBITDA, and the LTM of revenue derived from lithium carbonate equivalent (“LCE”) capacity. Enclave selected seven mineral companies for its LTM of EBITDA and revenue comparisons: Albemarle Corporation, Allkem, Ganfeng Lithium, Livent Corporation, Pilbara Minerals, Sociedad Química y Minera de Chile and Tianqi Minerals. Enclave selected these companies for analysis based on the companies’ participation in the lithium industry, their comparability to Stardust Power and for which meaningful valuation data was available. In conducting its analysis of the consideration to be paid in the business combination, Enclave took into account an analysis of each selected company and transaction without placing specific reliance or weight on any individual analysis. Enclave also considered the operational history of companies when selecting each of these comparable companies and transactions and Enclave did not exclude any companies meeting the selection criteria from the analyses.

The estimates provided below focus on Total Enterprise Value to estimated revenue, estimated EBITDA and estimated LCE multiples for the LTM ending September 30, 2023 for the publicly-traded comparable companies. LCE multiples for the publicly-traded comparable companies were computed based upon their respective market valuations expressed as a ratio to the publicly available information regarding the LCE capacity for each company.

Enclave reviewed the Total Enterprise Value of each of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on November 19, 2023, plus, as of the relevant company’s most recently reported quarter end (with pro forma adjustments for any publicly announced corporate actions following the most recent reporting quarter), preferred stock, net debt, including convertible debt, and, where applicable, book value of non-controlling interests) as a multiple of estimated revenue, in each case for 2023 calendarized to be a fiscal year end of September 30. Revenue data for the selected companies were based on publicly available consensus research analysts’ estimates and Total Enterprise Value related data for the selected companies was based on public filings and other publicly available information, each as of November 19, 2023.

The Total Enterprise Value to estimated revenue and EBITDA multiples, and the estimated revenue and EBITDA amounts used to derive such multiples, for the seven selected companies utilized by Enclave for purposes of this analysis are summarized in the table below:

	EBITDA and Revenue ($MM)		Total Enterprise Value / EBITDA or Revenue
Company	EBITDA	Revenue	EBITDA	Revenue
Albemarle Corporation	$2,306.0	$9,882.0	7.3x	1.7x
Sociedad Química y Minera de Chile	$4,421.9	$10,407.6	2.9x	1.2x
Ganfeng Lithium	$2,918.4	$5,521.3	4.6x	2.4x
Tianqi Lithium	$5,951.0	$6,858.9	1.5x	1.3x
Pilbara Minerals (in AUD)	$3,317.0	$5,586.0	2.5x	1.5x
Allkem	$880.5	$1,236.8	3.3x	2.5x
Livent Corporation	$465.5	$920.1	5.7x	2.9x
Median			3.5x	1.7x
Mean			4.0x	1.9x

Based on the foregoing and using its professional judgment, Enclave selected and applied reference range multiples of (i) 1.5x to 2.5x to Enclave’s independently forecasted revenue of Stardust Power for an appropriate period and (ii) 3.0x to 5.0x to the projected EBITDA of Stardust Power for the same, in each case as reflected in Enclave’s independently derived forecast of Stardust Power’s revenue and EBITDA for such periods based on information supplied by Stardust Power, and discounted those values back using a range of annual rates of 10.0% to 14.0%. No individual multiple was determinative of the reference range.

Enclave selected twelve mineral companies for its LCE capacity comparisons: Critical Elements Lithium, European Lithium, Galen Lithium, Ioneer, Leo Lithium, Liontown, Lithium Americas Corp., Lithium Power International, Piedmont Lithium Inc., Sigma Lithium, Standard Lithium and Vulcan Energy. Each of these companies were selected because they operate in the lithium industry.

Enclave calculated the ratio of each company’s Total Enterprise Value to its LCE. The results of its analysis are summarized in the table below:

Company	Total Enterprise Value /LCE
Critical Elements Lithium	6.4
European Lithium	7.2
Galen Lithium	8.0
Ioneer	10.3
Leo Lithium	47.2
Liontown	11.9
Lithium Americas Corp.	26.1
Lithium Power International	14.5
Piedmont Lithium Inc.	75.8
Sigma Lithium	28.4
Standard Lithium	13.7
Vulcan Energy	11.8
Median	12.8
Mean	21.8

This analysis indicated the following implied Total Enterprise Value ranges for Stardust Power as compared to the Total Enterprise Value of $450 million implied by the Business Combination:

Total Enterprise Value as a Multiple of:	Implied Total Enterprise Value Range ($MM)
LTM September 30, 2023 EBITDA	$475.4 - $1,005.3
LTM September 30, 2023 Revenue	$759.5 - $1,625.3
LCE Capacity	$320 - $3,790

Selected Precedent Transactions Analysis.

Enclave reviewed financial information of certain selected transactions announced within the past three years involving companies in the lithium industry which Enclave believed, based on its experience and professional judgement, to be comparable to Stardust Power. In performing this analysis, Enclave reviewed implied transaction values of the selected transactions as a multiple, to the extent the information was publicly available, of the relevant target’s LCE for which financial information was publicly available immediately preceding announcement of the relevant transaction. Financial data for the relevant transactions was based on publicly available information at the time of announcement of the relevant transaction. Enclave selected these transactions for analysis based on the companies’ participation in the lithium industry, their comparability to Stardust Power and for which meaningful valuation data was available. In conducting its analysis of the consideration to be paid in the business combination, Enclave took into account analysis of each selected transaction without placing specific reliance or weight on any individual analysis. Enclave also considered the operational history of companies when selecting each of these transactions and Enclave did not exclude any transactions meeting the selection criteria from the analyses.

The results of this analysis and the transaction values of the selected precedent transactions are summarized in the following table:

Announcement Date	Target (% Acquired)	Acquiror	TEV / LCE	Transaction Value ($MM)
Aug-22	Bacanora Lithium (71%)	Ganfeng Lithium	10.2x	$253
Jun-21	Goulamina Mine (50%)	Ganfeng Lithium	10.0x	$130
Mar-21	China Minmetals Quinghai (49%)	Ganfeng Lithium	45.9x	$225
Oct-20	Altura Lithium Operations (100%)	Pilbara Minerals	17.7x	$175
Jul-22	LitheA (100%)	Ganfeng Lithium	22.6x	$962
Mar-22	Rincon (100%)	Rio Tinto	16.5x	$825
Jan-22	Neo Lithium (100%)	Zijin	14.0x	$701

In reviewing the characteristics of the selected precedent transactions for purposes of determining a reference range, Enclave noted that the transactions reviewed had an overall mean of 19.6x and an overall median of 16.5x.

Based on the foregoing analysis and using its professional judgment, Enclave applied a reference range multiple of 10.0x to 45.9x to Stardust Power’s projected LCE.

This analysis indicated an implied total enterprise value range for Stardust Power of $500 million to $2,295 million, as compared to the Total Enterprise Value of $450 million implied by the Business Combination Agreement.

Miscellaneous

This summary of the analyses is not a complete description of Enclave’s opinion or the analyses underlying, and factors considered in connection with, Enclave’s opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Enclave’s opinion. In arriving at its fairness determination, Enclave considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Enclave made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in, or reviewed in connection with, the analyses described above is identical to GPAC II, Stardust Power or the Business Combination. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon independent forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, none of GPAC II, Enclave or any other person assumes any responsibility if future results are materially different from those forecasted by Enclave.

The consideration was determined through arms’ length negotiations between GPAC II and Stardust Power and was approved by the GPAC II Board. Enclave did not recommend any specific consideration to GPAC II or the GPAC II Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Business Combination.

Enclave was engaged by GPAC II to prepare and deliver the Fairness Opinion, pursuant to the engagement letter between Enclave and GPAC II, dated as of November 20, 2023 (the “Engagement Letter”). As compensation for rendering the Fairness Opinion to the GPAC II Board, GPAC II agreed to pay Enclave a fee of $115,000, which amount was earned in full upon delivery of the Fairness Opinion. No portion of Enclave’s fee is refundable or contingent upon the conclusion reached in the Fairness Opinion and the entire fee is payable regardless of whether or not the Business Combination is completed. Furthermore, the terms of the fee arrangements with Enclave, which the GPAC II Board believes are customary in transactions of this nature, were negotiated at arm’s length and unanimously approved by the GPAC II Board.

Enclave’s affiliates, employees, officers and partners may at any time own securities (long or short) of GPAC II, or Stardust Power. In the future, Enclave may provide investment banking or other services to GPAC II or its affiliates and may receive compensation for such services. Enclave and its affiliates may, in the future, provide investment banking and other services to Stardust Power (other than for the Business Combination). Notwithstanding the foregoing, Enclave and its affiliates, employees, officers and partners do not have any present intention, nor is any arrangement presently contemplated, whereby Enclave or any such person would provide investment banking or other services to GPAC II, Stardust Power or their respective affiliates.

The GPAC II Board’s Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, the GPAC II Board, in evaluating the Business Combination, consulted with GPAC II’s management and technological, financial and legal advisors. In reaching its unanimous decision that the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of GPAC II and its shareholders, and to recommend that the GPAC II shareholders adopt the Business Combination Agreement and approve the Business Combination and other transactions contemplated thereby, the GPAC II Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the GPAC II Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The GPAC II Board contemplated its decision in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the GPAC II Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the GPAC II Board reviewed the results of the due diligence conducted by GPAC II’s management and GPAC II’s advisors, which included:

•	meetings and calls with Stardust Power management and advisors regarding business model, operations and forecasts;

•	research on industry trends and other industry factors;

•

a review of GPAC II’s and Stardust Power’s respective material contracts, intellectual property matters, employment matters and other legal matters and documents posted to a virtual data room, and certain other legal and commercial diligence;

•	research on comparable companies operating in the industry;

•

meetings and conference calls with GPAC II’s and Stardust Power’s respective management teams, counsel and representatives regarding future operations, project timeline, Stardust Power’s business plan, and demand and potential growth in the lithium industry, among other customary due diligence matters;

•	consultation with legal and financial advisors and industry experts;

•	financial and valuation analysis of Stardust Power and the business combination; and

•	financial and accounting diligence.

The GPAC II Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Industry Growth Prospects. The demand for lithium in connection with the production of electric vehicle batteries has grown substantially in recent years and is expected to grow at an accelerating rate in the future. The lack of lithium refineries, coupled with lithium supply, in the United States presents unique growth opportunities for Stardust Power.

•

Experienced and Knowledgeable Management Team. The founders and other officers of Stardust Power are integral to its project development, and bring robust industry and project-related experience. Management has a history of successful project execution. Certain officers of Stardust Power also have relevant public company leadership experience, and have positioned Stardust Power to successfully transition to public company reporting obligations.

•

Alignment with GPAC II’s Key Target Criteria. Stardust Power embodies several of GPAC II’s stated key criteria for a potential target company, including its accelerated growth opportunities, the anticipated benefit for it to becoming a public company (including access to the capital markets), the strength of its experienced and knowledgeable management team and the future potential for brand strength and high margins.

•

Government Incentives. Federal and local governments provide substantial financial incentives to companies engaged in the energy security and climate change adjacent sectors, and Stardust Power will be well positioned to benefit from these incentives.

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement are the result of arm’s length negotiations between GPAC II and Stardust Power, and have been validated by their respective advisors as reasonable.

•	Valuation Supported by Due Diligence. GPAC II and its advisors satisfactorily engaged in a rigorous due diligence examination of Stardust Power, its business, its legal affairs and its initially proposed project. The results of technological and legal due diligence validated the merits of Stardust Power’s business and the financial due diligence validated GPAC II’s valuation of Stardust Power.

•

Strong Relationships. Stardust Power’s plan to develop the Facility involves executing a fully chemical conversion process using “off-the-shelf” technologies with a proven and existing track record. This approach aims to minimize risks associated with technology adoption.

•

Other Alternatives. The GPAC II Board believes, after reviewing more than 50 companies and negotiating several term sheets, that the proposed Business Combination represents the best potential business combination opportunity for GPAC II, for the reasons provided above.

The GPAC II Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader, macro risks, including the following issues and risks:

•

Early Stage Company Risk. The risk that Stardust Power is an early-stage company, with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future. Stardust Power is a development stage company and does not yet have any operations, which mitigates the attractiveness of the investment opportunity.

•

Execution Risk. Given the nature of Stardust Power’s business and its early stage of operations, a failure to successfully secure additional funding or to successfully progress project development will result in a substantially negative outcome for the combined company.

•

Anticipated Benefits May Not be Achieved. The potential benefits of the Business Combination, as described above, may not be fully achieved, or may not be achieved within the expected timeline. For example, the development of Stardust Power’s initially proposed project will require significant investment and, while Stardust Power has begun preliminary steps, it has yet broken ground on the lithium refinery. There is a risk that Stardust Power’s lithium refinery may not be completed, on the contemplated timeline or at all.

•

Macroeconomic Risks. The last 36 months have brought significant macroeconomic uncertainty, which could continue and have a negative effect on the resulting company’s access to capital and business operations.

•

Long-Term Demand. The is a possibility in a shift in demand for refined lithium in the medium- to long-term, which could negatively impact Stardust Power’s business if such a shift were to include lessened demand for lithium or progress at a faster rate than is presently anticipated.

•

GPAC II Shareholder Vote. GPAC II’s stockholders may fail to attend the meeting in requisite numbers to reach a quorum for the conduct of business or may fail to provide the votes necessary to effect the Business Combination.

•

Redemption Risk. Holders of GPAC II Public Units have a right to redeem their shares prior to the consummation of the Business Combination, which, if exercised on a large scale, could make the Business Combination more difficult to complete.

•

Closing Conditions. The Business Combination is conditioned on the satisfaction of certain closing conditions that are not within GPAC II’s control, including approval by GPAC II shareholders and approval by the Nasdaq of the initial listing application.

•

Potential Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and expenses. The fees and expenses associated with completing the Business Combination, including with respect to the proxy solicitation, potential litigation, registration of the shares of the resulting company, listing on the stock exchange and regulatory approvals, may exceed GPAC II’s and Stardust Power’s available resources.

•

Listing Risks. Preparing Stardust Power, a private entity, for the applicable disclosure and listing requirements that the resulting company will be subject to as a publicly traded company on the Nasdaq will be a challenging process.

•

Liquidation of GPAC II. If the Business Combination is not completed for any reason, after the GPAC II Board’s and management’s focus and resources have been directed exclusively to Stardust Power and diverted from other business combination opportunities, there is a risk that GPAC II may be unable to effect a business combination in the requisite time frame and, consequently, may be forced to liquidate.

•

Other Risk Factors. The GPAC II Board additionally considered the various other risk factors described in the section titled “Risk Factors” beginning on page 66 of this proxy statement/prospectus/information statement.

In addition to considering the factors described above, the GPAC II Board also considered that some officers and directors of GPAC II might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of GPAC II’s shareholders. GPAC II’s independent directors reviewed and considered these interests during the negotiation of the Business Combination Agreement and in evaluating and unanimously approving, as members of the GPAC II Board, the Business Combination Agreement and the transactions contemplated thereby.

The GPAC II Board concluded that the potential benefits that it expected GPAC II and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the GPAC II Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, were advisable, fair to and in the best interests of GPAC II and its shareholders.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the GPAC II Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and Stardust Power’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. GPAC II Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that the Sponsor, for no compensation, has agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor is obligated to vote in favor of the Business Combination;

•

the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in GPAC II’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

•

the fact that the Sponsor paid an aggregate amount of $25,000 for the founder shares, which will convert into 7,500,000 shares of GPAC II Common Stock (3,500,000 of which will be forfeited by Sponsor (including any Non-Redemption Shares), 3,000,000 of which will vest and 1,000,000 of which will be subject to forfeiture) in accordance with the terms of GPAC II’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor paid $8,350,000 for 5,566,667 GPAC II Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the initial public offering and 30 days following the Closing for one share of GPAC II Common Stock at $11.50 per share and which, pursuant to the Amended and Restated Registration Rights Agreement, will be registered for resale following the Business Combination; if we do not consummate an initial business combination by the Termination Date, then the proceeds from the sale of the GPAC II Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;

•

the fact that the Sponsor has invested in GPAC II an aggregate of $8,375,000, comprised of the $25,000 purchase price for 7,500,000 founder shares and the $8,350,000 purchase price for 5,566,667 GPAC II Private Placement Warrants. Assuming a trading price of $11.21 per Class A Ordinary Share (based upon the closing price of the Class A Ordinary Shares on Nasdaq on April 15, 2024), the 7,500,000 founder shares held by the Sponsor would have an implied aggregate market value of approximately $84,075,000, representing unrealized gain for such holder of approximately $75,700,000 (after taking into consideration the forfeiture of 3,500,000 shares, would have an implied aggregate market value of approximately $44,840,000, representing an unrealized gain for such holder of approximately $36,465,000). Even if the trading price of the shares of GPAC II Common Stock were as low as approximately $2.09 per share, the aggregate market value of the founder shares alone (without taking into account the value of the GPAC II Private Placement Warrants) would be approximately equal to the initial investment in GPAC II by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in GPAC II at a time when shares of GPAC II Common Stock have lost significant value. On the other hand, if GPAC II liquidates without completing a business combination before the Termination Date, the Sponsor will lose its entire investment in GPAC II;

•

the fact that the Sponsor and GPAC II’s officers and certain directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate, in which case such holders would lose their entire investment. As a result, the Sponsor as well as GPAC II’s officers and certain directors may have a conflict of interest in determining whether Stardust Power is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming termination date in the Existing Governing Documents as described further below. The GPAC II Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Public Shareholders that they approve the Business Combination;

•

the fact that the Sponsor (and GPAC II’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other GPAC II Shareholders experience a negative rate of return in the Combined Company, including if the share price of the Combined Company after the Closing falls below the price initially paid for the GPAC II Public Units in GPAC II’s initial public offering;

•

the fact that Sponsor and GPAC II’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if GPAC II fails to complete an initial business combination by the Termination Date;

•

the fact that at Closing, we anticipate that (i) loans made by the Sponsor or any of its affiliates to GPAC II in an amount of approximately $2,564,355 will be converted into approximately 1,709,570 GPAC II Private Placement Warrants and (ii) loans made by the Sponsor or any of its affiliates to GPAC II in an amount of approximately $1,377,406 will be repaid in cash, each in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $3,941,761 for which the Sponsor and GPAC II’s officers and directors are awaiting reimbursement in cash or through the conversion into GPAC II Private Placement Warrants. GPAC II issued the August 1, 2022 Note and the January 13, 2023 Note (each as defined herein) in the principal amounts of up to $2,000,000 and $4,000,000, respectively, to Sponsor. The notes bear no interest and are due and payable upon the earlier to occur of (i) the Termination Date, (ii) the consummation of an initial business combination and (iii) the liquidation of GPAC II. At the election of Sponsor, all or a portion of the unpaid principal amount of the January 13, 2023 Note may be converted into warrants, at a price of $1.50 per warrant, each warrant exercisable for one Class A Ordinary Share. The warrants shall be identical to the GPAC II Private Placement Warrants issued to Sponsor at the time of the initial public offering. The notes are subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable;

•

the fact that, in certain instances, the Sponsor and GPAC II’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by the Termination Date;

•

the fact that if the Trust Account is liquidated, including in the event GPAC II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify GPAC II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which GPAC II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to GPAC II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that GPAC II may be entitled to distribute or pay over funds held by GPAC II outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•	the fact that Sponsor has the right to designate one member of the Combined Company Board.

The GPAC II Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for our initial public offering and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by the Combined Company with any other target business or businesses, and (iii) the Sponsor will hold equity interests in the Combined Company with value that, after the Closing, will be based on the future performance of the Combined Company Common Stock. In addition, GPAC II’s independent directors reviewed and considered these interests, along with the Fairness Opinion, during their evaluation of the Business Combination and in unanimously approving, as members of the GPAC II Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the foregoing considerations, the GPAC II Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the GPAC II Shareholders will receive as a result of the Business Combination. The GPAC II Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

Interests of Stardust Power’s Directors and Officers in the Business Combination

When you consider the recommendation of Stardust Power’s Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Stardust Power’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of Stardust Power shareholders. The Stardust Power Board was aware of such interests during its deliberations on the merits of the Business Combination Proposal and in deciding to recommend that Stardust Power shareholders submit written consents in favor of the Business Combination Proposal. These interests include, among other things:

•	Certain of Stardust Power’s directors and executive officers are expected to become directors and/or executive officers of the resulting company upon the Closing.

•	In addition, the following individual who is currently a director of Stardust Power is expected to become a director of the resulting company upon the Closing: Roshan Pujari.

•

Certain of Stardust Power’s executive officers hold shares of Stardust Power Capital Stock, the treatment of which is described in the sections entitled “The Business Combination Agreement,” and “Security Ownership of Certain Beneficial Owners and Management,” which descriptions are incorporated herein by reference.

•

The resulting company intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Proposed Certificate of Incorporation and the Proposed Bylaws. See “Management After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers.”

Sponsor Beneficial Ownership of GPAC II Prior to Closing

	Securities held by Sponsor	Sponsor Cost at the initial public offering
Class A Ordinary Shares	—	$—
Founder Shares(1)	7,500,000	25,000
GPAC II Private Placement Warrants	5,566,667	8,350,000
Total		$8,375,000

(1)

Pursuant to the Sponsor Letter Agreement, Sponsor will forfeit 3,500,000 shares (including any Non-Redemption Shares) and subject 1,000,000 to forfeiture pursuant to the Sponsor Letter Agreement. On April 5, 2024, Sponsor converted 7,400,000 Class B Ordinary Shares into Class A Ordinary Shares, on a one-for-one basis. The Sponsor waived any right to receive funds from the Trust Account with respect to the Class A Ordinary Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the Class B Ordinary Shares under the terms of that certain letter agreement, dated as of January 11, 2021, by and among the Company and its officers, its directors and the Sponsor (as amended).

Sponsor Beneficial Ownership of the Combined Company Following the Closing

	Securities held by Sponsor at Closing		Value per Security as of April 15, 2024
GPAC II Common Stock Issued to Holders of Founder Shares	4,000,000	(1)	$44,840,000	(2)
GPAC II Private Placement Warrants	5,566,667		$575,203	(2)
GPAC II Private Placement Warrants issued upon conversion of Promissory Notes	1,709,570	(3)	176,085
Total

(1)	1,000,000 of the Public Shares are subject to forfeiture pursuant to the Sponsor Letter Agreement.
(2)	Based on the closing price of the Public Shares and GPAC II Public Warrants on April 15, 2024, which was $11.21 per share and $0.103 per Warrant.

(3)	Assumed the conversion of $2,564,355 of Promissory Notes into 1,709,570 GPAC II Private Placement Warrants.

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding GPAC II or our securities, Sponsor, Stardust Power and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

While the purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied, there can be no assurance that such purchases or other transactions, even if consummated, would be successful. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. GPAC II will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which GPAC II has received redemption requests.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of GPAC II and its shareholders and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 1 The Business Combination Proposal Interests of Certain Persons in the Business Combination,” “Proposal No. 1 The Business Combination Proposal Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

Conflicts of Interest and Waiver of Corporate Opportunity Doctrine

Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company, including, but not limited to, the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different classes of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings. As detailed below, our Existing Governing Documents provide such permission through a waiver of the corporate opportunities doctrine. The Existing Governing Documents provide that (a) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for our directors and officers, on the one hand, and us, on the other and (b) our directors and officers shall have no duty to communicate or offer any such corporate opportunity to us and shall not be liable to us for breach of any fiduciary duty as a member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us. We do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete the Business Combination.

While the Existing Governing Documents included the waiver of corporate opportunities as described in the preceding paragraph, our compliance with such provision did not affect or otherwise limit GPAC II’s search for an acquisition target. Given the large target universe considered by GPAC II’s management team, which included more than 50 potential target companies and nondisclosure agreements entered into or introductory materials exchanged with more than 26 companies, the GPAC II Board does not believe that the other fiduciary duties or contractual obligations of GPAC II’s officers and directors materially affected GPAC II’s ability to source a potential business combination. Please see “Proposal No. 1—The Business Combination Proposal— Background of the Business Combination” for more information about GPAC II’s search for targets in the potential business combination.

In addition to those interests of certain persons in the Business Combination listed above, Public Shareholders should also be aware that our Sponsor and our officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from the Sponsor or an affiliate of the Sponsor or any of our officers or directors to finance transaction costs in connection with the Business Combination. For more information on the affiliate financing arrangements in connection with the Business Combination please see “Certain Relationships and Related Party Transactions—GPAC II Related Party Transactions.”

None of us, our Sponsor, nor any of our officers or directors are affiliated with Stardust Power prior to the consummation of the Business Combination. The GPAC II Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by GPAC II with any other target business or businesses, and (iii) the Sponsor will hold equity interests in the Combined Company with value that, after the Closing, will be based on the future performance of the Combined Company Common Stock. In addition, GPAC II’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the GPAC II Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

For more information about the factors the GPAC II Board considered in evaluating and recommending the Business Combination to the GPAC II Shareholders, see “—The GPAC II Board’s Reasons for the Approval of the Business Combination,” “—Interests of Certain Persons in the Business Combination” and “—Fairness Opinion of Enclave.”

Certain Other Interests in the Business Combination

In addition to the interests of GPAC II’s directors and officers in the Business Combination, shareholders should be aware that Cohen has financial interests that are different from, or in addition to, the interests of our shareholders.

Cohen was engaged by Stardust Power to act as Stardust Power’s financial advisor. Upon consummation of the Business Combination, Cohen is entitled to certain fees. In addition, under the terms of Cohen’s engagement, Stardust Power agreed to reimburse Cohen for its reasonable and documented out-of-pocket expenses, including the fees and expenses of its counsel, and to indemnify Cohen and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its respective engagements excluding those due to the bad faith, willful misconduct or gross negligence on the part of any indemnified person. Stardust Power decided to retain Cohen as its financial advisor based primarily on its leading investment banking franchise with a strong track record of advising on complex, transformational transactions.

Cohen therefore has an interest in Stardust Power completing a business combination that will result in the payment of certain advisory fees.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents and Nasdaq rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (net of amounts previously disbursed to management for working capital purposes and excluding the amount of deferred underwriting discounts held in trust) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $43,336,663.87 (including $1,800,383.33 deposited in the Trust Account by the Sponsor in connection with the 2023 Extension Articles Amendment). In reaching its conclusion that the Business Combination meets the 80% test, the GPAC II Board looked at Stardust Power’s pre-money equity value of approximately $450 million. In determining whether the pre-money equity value represents the fair market value of Stardust Power, the GPAC II Board considered all of the factors described in the section titled “The GPAC II Board’s Reasons for the Approval of the Business Combination,” and the fact that the purchase price for Stardust Power was the result of an arm’s-length negotiation. As a result, the GPAC II Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the GPAC II Board, the GPAC II Board believes that the members of our management team and the board of directors are qualified to determine whether the Business Combination meets the 80% test. The GPAC II Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Anticipated Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, GPAC II is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Stardust Power issuing stock for the net assets of GPAC II, accompanied by a recapitalization. The net assets of GPAC II will be stated at historical cost, with no goodwill or other intangible assets recorded.

Exchange Listing

The Class A Ordinary Shares, the GPAC II Public Warrants and GPAC II Public Units are currently listed on Nasdaq under the symbols “GPAC,” “GPACW” and “GPAC.U,” respectively. Certain of the Class A Ordinary Shares and GPAC II Public Warrants currently trade as GPAC II Public Units consisting of one underlying Class A Ordinary Share and one-sixth of one redeemable warrant and are listed on Nasdaq under the symbol “GPAC.U.” The units will automatically separate into their component securities upon the Closing and, as a result, will no longer trade as an independent security. At Closing, we intend to change our name from “Global Partner Acquisition Corp II” to “Stardust Power Inc.” Following the effective time of the Business Combination, we intend to continue to trade the Combined Company Common Stock and Combined Company Warrants on Nasdaq under the proposed symbols “SDST” and “SDSTW,” respectively.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding GPAC II or our securities, GPAC II’s Initial Shareholders, Stardust Power and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

While the purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied, there can be no assurance that such purchases or other transactions, even if consummated, would be successful. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. GPAC II will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which GPAC II has received redemption requests.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Stardust Power and its shareholders and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Interests of Certain Persons in the Business Combination,” “Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of the Class A Ordinary Shares held by the Public Shareholders are redeemed in connection with the Business Combination, (ii) 50% of the Class A Ordinary Shares held by the Public Shareholders that can be redeemed are redeemed in connection with the Business Combination and (iii) the maximum number of Class A Ordinary Shares that can be redeemed are redeemed, while still satisfying the Maximum Redemptions.

Where actual amounts are not known or knowable, the figures below represent GPAC II’s good faith estimate of such amounts.

(U.S. dollars in millions)

	Assuming No Redemptions(1)	Assuming 50% Redemptions(2)	Assuming Maximum Redemptions(3)
Sources
Cash and Investments Held in Trust Account(4)	$20	$10	$—
Existing Stardust Power Stockholders Equity Rollover	450	450	450
SAFE Financing(5)	15	15	15
Total Sources	$485	$475	$465
Uses
Existing Stardust Power stockholders equity rollover(4)(5)	450	450	450
Fees and Expenses(6)	10	10	10
Cash to Balance Sheet	25	15	5
Total Uses	$485	$475	$465

(1)	Assumes that no Public Shareholder exercises redemption rights with respect to its Class A Ordinary Shares for a pro rata portion of the Trust Account.
(2)

Assumes that 897,293 Class A Ordinary Shares outstanding held by Public Shareholders are redeemed for an aggregate payment of approximately $10,122,220 (based on the estimated per share redemption price of approximately $11.28 per share) from the Trust Account.

(3)

Assumes that all 1,794,585 Class A Ordinary Shares outstanding held by Public Shareholders are redeemed for an aggregate payment of approximately $20,244,439 (based on the estimated per share redemption price of approximately $11.28 per share) from the Trust Account.

(4)	Cash held in the Trust Account as of April 15, 2024 (after giving effect to the Extension Amendment Redemptions).
(5)

Under the SAFEs, Stardust Power has the option to issue additional SAFEs for an aggregate $15,000,000 prior to Closing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stardust Power—Liquidity—SAFE Note Transactions.”

(6)	Includes repayment of Sponsor’s unsecured promissory notes.

Board and Management of Stardust Power Following the Business Combination

Following the Closing, Stardust Power’s board of directors will be divided into three classes and be composed of a total of seven directors, which directors shall include one individual designated by GPAC II, two individuals designated by Stardust Power and four individuals designated by the Parties who qualifies as an “independent director” under the rules of Nasdaq, as applicable. Additionally, the current Stardust Power management team will move to Stardust Power in their current roles and titles.

Name; Headquarters of the Combined Company

Concurrently with the Domestication and immediately prior to the Closing, GPAC II will file a certificate of incorporation with the Secretary of State of Delaware under the name Stardust Power Inc. and the Combined Company will continue to operate under the Stardust Power tradename. Stardust Power’s headquarters will remain in Greater Tulsa, Oklahoma.

Redemption Rights

Pursuant to the Existing Governing Documents, holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that GPAC II redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $11.28 per share as of April 15, 2024, the most recent practicable date prior to the date of the proxy statement/prospectus), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, GPAC II will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

As a holder of Class A Ordinary Shares, you will be entitled to receive cash for any Class A Ordinary Shares to be redeemed only if you:

(i)	hold Class A Ordinary Shares;

(ii)

submit a written request to Continental, GPAC II’s transfer agent, in which you (i) request that GPAC II redeem all or a portion of your Class A Ordinary Shares for cash and (ii) identify yourself as the beneficial holder of the Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	tender or deliver your Class A Ordinary Shares (and certificates (if any) and other redemption forms) to Continental, GPAC II’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on   , 2024 (two business days before the initially scheduled date of the Shareholder Meeting), in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of GPAC II that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering/delivering them through DTC’s DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by Public Shareholders may not be withdrawn once submitted to GPAC II unless the GPAC II Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by Continental, GPAC II’s transfer agent, at least two business days prior to the initially scheduled date of the Shareholder Meeting. No request for redemption will be honored unless the holder’s Class A Ordinary Shares (and share certificates (if any) and other redemption forms) have been tendered or delivered (either physically or electronically) to Continental, GPAC II’s transfer agent, prior to 5:00 p.m., Eastern Time, on   ,  2024 (two business days before the initially scheduled date of the Shareholder Meeting).

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the Class A Ordinary Shares included in the GPAC II Public Units issued in the initial public offering, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Class A Ordinary Shares included in the GPAC II Public Units issued in the initial public offering, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, GPAC II will promptly return any shares (and share certificates (if any) and other redemption forms) tendered or delivered by Public Shareholders.

The closing price of Class A Ordinary Shares on April 15, 2024, the most recent practicable date prior to the date of the proxy statement/prospectus, was $11.21 per share. The cash held in the Trust Account on April 15, 2024 date was approximately $20,244,439 (net of taxes payable) (approximately $11.28 per Class A Ordinary Share). Prior to exercising redemption rights, shareholders should verify the market price of Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. GPAC II cannot assure its shareholders that they will be able to sell their Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Class A Ordinary Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by tendering or delivering your shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to GPAC II’s transfer agent at least two business days prior to the initially scheduled date of the Shareholder Meeting, and the Business Combination is consummated.

For a discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Vote Required for Approval

The Business Combination Proposal is conditioned on the approval of each of the Domestication Proposal and the Charter Proposal at the Shareholder Meeting.

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the date hereof, the Sponsor owns approximately 80.69% of the issued and outstanding Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor owns sufficient shares to approve the Business Combination Proposal.

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED, as an ordinary resolution, that GPAC II’s entry into the Business Combination Agreement, dated as of November 21, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among GPAC II, Strike Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of GPAC II (“First Merger Sub”), Strike Merger Sub II, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of GPAC II (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”), and Stardust Power Inc., a Delaware corporation (“Stardust Power”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of GPAC II as an exempted company in the Cayman Islands and the transfer by way of continuation to Delaware and domestication of GPAC II as a corporation in the State of Delaware (i) First Merger Sub will merge with and into Stardust Power (the “First Merger”), with Stardust Power being the surviving corporation of the First Merger; and (ii) immediately following the First Merger, Stardust Power will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the Surviving Company of the Second Merger, and continuing as a direct, wholly owned subsidiary of GPAC II (together, the “Combined Company”), and the transactions contemplated thereby (collectively, the “Business Combination”), be approved, ratified and confirmed in all respects and the Business Combination be and is hereby approved.

Recommendation of the GPAC II Board

THE GPAC II BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of GPAC II’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of GPAC II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Interests of Certain Persons in the Business Combination,” “ Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 2—THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, GPAC II is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the GPAC II Board has unanimously approved, and GPAC II Shareholders are being asked to consider and vote upon a proposal to approve, a change of GPAC II’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and registering by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, subject to approval of the Domestication Proposal by the shareholders, GPAC II will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which GPAC II will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, prior to the Closing Date, among other things, each (i) of the then-issued and outstanding Class A Ordinary Shares will be converted, on a one-for-one basis, into a share of Combined Company Common Stock, (ii) of the then-issued and outstanding Class B Ordinary Shares will be converted, on a one-for-one basis, into a share of GPAC II Common Stock, and (iii) then-issued and outstanding whole warrant exercisable for one Class A Ordinary Share will be converted into a warrant exercisable for one share of GPAC II Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement. In connection with clauses (i) and (iii) of this paragraph, each issued and outstanding unit of GPAC II that has not been previously separated into the underlying Class A Ordinary Shares and the underlying GPAC II warrants will be canceled and will entitle the holder thereof to one share of GPAC II Common Stock and one-sixth of one GPAC II Warrant.

The Domestication Proposal, if approved, will approve a change of GPAC II’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while GPAC II is currently incorporated as an exempted company in the Cayman Islands and governed under the Cayman Islands Companies Act, upon the Domestication, Stardust Power will be incorporated in the State of Delaware and governed by the DGCL. We encourage shareholders to carefully consult the information on the Proposed Governing Documents set out under “Comparison of Corporate Governance and Shareholder Rights.” The Proposed Certificate of Incorporation and Proposed Bylaws differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out below under “Proposal No. 4(A)-(G)—The Advisory Governing Documents Proposals,” the Existing Governing Documents of GPAC II and the Proposed Certificate of Incorporation and Proposed Bylaws of Stardust Power, attached hereto as Annex B and Annex C, respectively.

Reasons for the Domestication

The GPAC II Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the GPAC II Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of GPAC II and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

Prominence, Predictability and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware.

Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Stardust Power, and its board of directors and management in making corporate decisions and taking corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Stardust Power’s shareholders from possible abuses by directors and officers.

Increased Ability to Attract and Retain Qualified Directors. Deregistration from the Cayman Islands and registration by way of continuation in Delaware is attractive to directors, officers, and shareholders alike. Stardust Power’s incorporation in Delaware may make Stardust Power more attractive to future candidates for the Combined Company Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws – especially those relating to director indemnification (as discussed below) – draw such qualified candidates to Delaware corporations. The GPAC II Board therefore believes that providing the benefits afforded directors by Delaware law will enable Stardust Power to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of GPAC II as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Stardust Power immediately following the Domestication will be the same as those of GPAC II immediately prior to the Domestication.

Vote Required for Approval

The Domestication Proposal is conditioned on the approval of each of the Business Combination Proposal and the Charter Proposal at the Shareholder Meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Domestication Proposal.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any Ordinary Shares owned by them in favor of the Domestication Proposal. As of the date hereof, the Sponsor owns approximately 80.69% of the issued and outstanding Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, no additional Class A Ordinary Shares held by public shareholders would be required at the Shareholder Meeting to approve the Domestication Proposal.

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED, as a special resolution, that GPAC II be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, GPAC II be continued and domesticated as a corporation under the laws of the State of Delaware.

Recommendation of the GPAC II Board

THE GPAC II BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of GPAC II’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of GPAC II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 3—THE CHARTER PROPOSAL

Overview

As discussed in this proxy statement/prospectus, GPAC II is asking its shareholders to approve the Charter Proposal. Under the Business Combination Agreement, the approval of the Charter Proposal is also a condition to the consummation of the Business Combination. At Closing, GPAC II will change its name to “Stardust Power Inc.” and expects to continue trading on Nasdaq under the new symbols “SDST” and “SDSTW,” respectively, following Closing. GPAC II Public Units will no longer trade following consummation of the Domestication.

Reasons for the Charter Proposal

GPAC II Shareholders are being asked to adopt the Proposed Certificate of Incorporation in the form attached hereto as Annex B, which, in the judgment of the GPAC II Board, is necessary to adequately address the needs of Stardust Power following the Domestication and the consummation of the Business Combination.

For a summary of the key differences between the Existing Governing Documents under Cayman Islands law and the Proposed Certificate of Incorporation under the DGCL, please see “Proposal No. 4(A)-(G)—The Advisory Governing Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex B to this proxy statement/prospectus.

Vote Required for Approval

The Charter Proposal is conditioned on the approval of each of the Business Combination Proposal and the Domestication Proposal at the Shareholder Meeting.

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority at least two-thirds of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Charter Proposal.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any Ordinary Shares owned by them in favor of the Charter Proposal. As of the date hereof, the Sponsor owns approximately 80.69% of the issued and outstanding Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, no additional Class A Ordinary Shares held by public shareholders would be required at the Shareholder Meeting to approve the Charter Proposal.

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED, as a special resolution, that the amended and restated memorandum and articles of association of GPAC II currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation (a copy of which is attached to the proxy statement/prospectus as Annex B), including, without limitation, the authorization of the change in authorized share capital as indicated therein.

Recommendation of the GPAC II Board

THE GPAC II BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of GPAC II’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of GPAC II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 4(A)-(G)—THE ADVISORY GOVERNING DOCUMENTS PROPOSALS

Overview

GPAC II is requesting that our shareholders vote upon, on a nonbinding advisory basis, a proposal to approve certain governance provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Charter Proposal, but pursuant to SEC guidance, GPAC II is required to submit these provisions to our shareholders separately for approval. However, the shareholder vote regarding these proposals are advisory votes, and are not binding on GPAC II or the GPAC II Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the nonbinding advisory vote on these proposals, GPAC II intends that the Proposed Certificate of Incorporation and Proposed Bylaws will take effect upon the Closing (assuming approval of the Charter Proposal). While the vote is nonbinding, we highly value the opinions of our shareholders, and we intend to consider the outcome of this advisory vote in connection with future decisions regarding our corporate governance policies and practices.

Advisory Governing Documents Proposals

The following list sets forth a summary of the governance provisions applicable to the Advisory Governing Documents Proposals. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation and Proposed Bylaws, a copy of each of which is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read the Proposed Certificate of Incorporation and Proposed Bylaws in their entirety for a more complete description of their terms.

Proposal No. 4(A): RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the authorized share capital of GPAC II is increased from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii)    shares of common stock, par value $0.0001 per share, and    shares of preferred stock, par value $0.0001 per share.

Proposal No. 4(B): RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the GPAC II Board is authorized to issue any or all shares of GPAC II preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the GPAC II Board and as may be permitted by the DGCL.

Proposal No. 4(C): RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the Court of Chancery of the State of Delaware will be the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act unless GPAC II consents in writing to the selection of an alternative forum.

Proposal No. 4(D): RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that any action required or permitted to be taken by stockholders may be effected at a duly called annual or special meeting of stockholders of GPAC II and, until such time that the Combined Company (as defined in the proxy statement/prospectus) is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1), by any written consent by such stockholders.

Proposal No. 4(E): RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that, subject to the rights of holders of GPAC II Preferred Stock and the terms of the Shareholder Agreement, any director or the entire GPAC II Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a two-thirds majority of the issued and outstanding capital stock of GPAC II entitled to vote in the election of directors, voting together as a single class.

Proposal No. 4(F): RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the proposed new certificate of incorporation may be amended by shareholders in accordance with the voting standards set forth in of the Proposed Certificate of Incorporation and the Proposed Bylaws may be amended by the stockholders in accordance with the voting standards set forth in   of the Proposed Certificate of Incorporation and   of the Proposed Bylaws.

Proposal No. 4(G): RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the removal of provisions in the Existing Governing Documents related to its status as a blank check company that will no longer apply upon the consummation of the Business Combination be approved.

Reasons for the Approval of the Advisory Governing Documents Proposals

The Proposed Certificate of Incorporation and Proposed Bylaws were each negotiated as part of the Business Combination Agreement. The GPAC II Board’s reasons for proposing the Advisory Governing Documents Proposals are set forth below.

Advisory Governing Documents Proposal 4(A)—Changes in Share Capital

This amendment would increase the authorized share capital of GPAC II from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii)    shares of common stock, par value $0.0001 per share, and    shares of preferred stock, par value $0.0001 per share.

As of the date of this proxy statement/prospectus, there are 9,194,585 Class A Ordinary Shares and 100,000 Class B Ordinary Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are outstanding an aggregate of 10,566,602 GPAC II Warrants, comprised of 4,999,935 GPAC II Public Warrants and 5,566,667 GPAC II Private Placement Warrants.

In connection with the Domestication, (i) each then issued and outstanding share of GPAC II Common Stock and each Class B Ordinary Share of GPAC II will convert automatically by operation of law, on a one-for-one basis, into a share of GPAC II Common Stock and (ii) each then issued and outstanding whole warrant of GPAC II exercisable for one Class A Ordinary Share will automatically convert into a whole warrant exercisable for one share of GPAC II Common Stock on the terms and conditions set forth in the Warrant Agreement. See “Proposal No. 2—The Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, immediately prior to the effective time of the First Merger, (i) the SAFEs will convert into shares of Stardust Power Common Stock, par value $0.0001 per share immediately prior to the First Effective Time, (ii) each share of Stardust Power Common Stock of other than any Cancelled Shares (as defined therein) and Dissenting Shares, will be converted into the right to receive the number of shares of GPAC II Common Stock equal to the Per Share Consideration and (iii) (a) each outstanding Stardust Power Option, whether vested or unvested, shall automatically convert into an option to purchase a number of shares of GPAC II Common Stock equal to the number of shares of GPAC II Common Stock subject to such Stardust Power Option immediately prior to the First Effective Time multiplied by the Per Share Consideration at an exercise price per share equal to the exercise price per share of Stardust Power Common Stock divided by the Per Share Consideration, subject to certain adjustments and (b) each share of Stardust Power Restricted Stock outstanding immediately prior to the First Effective Time shall convert into a number of shares of GPAC II Common Stock equal to the number of shares of Stardust Power Common Stock subject to such Stardust Power Restricted Stock multiplied by the Per Share Consideration (rounded down to the nearest whole share). Except as provided in the Business Combination, the terms and conditions (including vesting and exercisability terms, as applicable) shall continue as were applicable to the corresponding former Stardust Power Option and Stardust Power Restricted Stock, as applicable, immediately prior to the First Effective Time.

Advisory Governing Documents Proposal 4(B)—Authorization of the Board to Issue Combined Company Preferred Stock

This amendment will authorize the Combined Company Board to issue any or all shares of Combined Company Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Combined Company Board and as may be permitted by the DGCL. The GPAC II Board believes that these shares of preferred stock will provide the Combined Company with needed flexibility to issue shares of Combined Company Preferred Stock in the future in a timely manner and under circumstances the Combined Company Board considers favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

Issuing shares of preferred stock is a well-recognized and commonly employed financing tool that could be used by Stardust Power, instead of common stock or debt, to raise capital for future acquisitions or other business purposes. Having the flexibility to issue the full range of securities, including shares of common stock, preferred stock, debt and other securities, is crucial to ensuring that Stardust Power can competitively finance future acquisitions and other business needs with the same tools employed by its competitors. The issuance of the Combined Company Preferred Stock may, depending on market conditions, provide Stardust Power with a lower cost of capital than alternative means of financing, which, in turn, can positively affect earnings available to its common shareholders. In addition, time-sensitive and constantly changing capital markets make it virtually impossible for a company to delay an offering in order to obtain shareholder approval of specific terms of a series of preferred stock. Obtaining shareholder approval is a process that generally takes a minimum of six-to-eight weeks, as the required steps include setting a record date, preparing and delivering preliminary and final proxy materials, providing shareholders with time to review proxy materials, soliciting proxies, holding a meeting, tabulating results and filing a charter amendment. Since interest rates may change dramatically over a six-to eight-week period, it would be highly unlikely for the terms of a preferred share offering (particularly the dividend rate) to remain static over the period required to obtain shareholder approval.

Authorized but unissued shares of Combined Company Preferred Stock may enable the Combined Company Board to render it more difficult or to discourage an attempt to obtain control of Stardust Power and thereby protect the continuity of or entrench its management, which may adversely affect the market price of Combined Company Common Stock. If, in the due exercise of its fiduciary duties, for example, the Combined Company Board was to determine that a takeover proposal was not in the best interests of Stardust Power, such preferred stock could be issued by the Combined Company Board without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the Combined Company Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Company Board to issue the authorized shares of Combined Company Preferred Stock without further approvals will enable the Combined Company to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Stardust Power currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares of Combined Company Preferred Stock for such purposes.

Advisory Governing Documents Proposal 4(C)—Affirming the Court of Chancery of the State of Delaware as Exclusive Forum for Certain Shareholder Litigation and the U.S. Federal District Courts as Exclusive Forum for Proceedings Arising under the Securities Act

This amendment will provide that, unless otherwise consented to by the Combined Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Combined Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, shareholder or employee of the Combined Company to the Combined Company or its stockholders; (iii) any action or proceeding asserting a claim against The Combined Company or any director, officer, shareholder or employee of the Combined Company relating to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws of the Combined Company; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws of the Combined Company; (v) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against the Combined Company or any current or former director, officer, shareholder, or employee of the Combined Company governed by the internal affairs doctrine of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) having personal jurisdiction over an indispensable party named as a defendant therein. The amendment will further provide that, unless otherwise consented to by the Combined Company in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in the Combined Company’s securities will be deemed to have notice of and consented to this provision.

We believe these provisions will benefit the Combined Company by limiting costly and time-consuming litigation in multiple forums regarding the same matter and by providing increased consistency in the application of applicable law. In addition, we believe that the Delaware courts are best suited to address disputes involving Delaware corporate law given that the company intends to incorporate in Delaware (pending approval of the Domestication Proposal discussed above), Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides shareholders and the Combined Company with more predictability regarding the outcome of intra-corporate disputes. In addition, this amendment is intended to promote judicial fairness and avoid conflicting results, as well as make the Combined Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding multiple lawsuits in multiple jurisdictions regarding the same matter and potentially duplicative discovery. At the same time, we believe that the Combined Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Combined Company determines that its interests and those of its shareholders are best served by permitting such a dispute to proceed in an alternative forum. However, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Advisory Governing Documents Proposal 4(D)— Stockholders’ Ability to Act by Written Consent

The Existing Governing Documents permit shareholders to act by unanimous written resolution or to vote in person or, where proxies are allowed, by proxy at a general meeting of shareholders. Under the Proposed Governing Documents, until the Controlled Company Event, (i) any action required or permitted to be taken by the stockholders of the Combined Company may be effected by the consent in writing of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders of the Combined Company and (ii) special meetings of stockholders may be called pursuant to a written resolution adopted by the holders of a majority of the total voting power of the outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class. The GPAC II Board seeks to balance stockholder rights while recognizing that actions by written consent and special meetings of stockholders can be potentially disruptive to certain stockholders’ interests and to business operations, can be misused and can cause us to incur substantial expenses. Accordingly, the GPAC II Board believes the above described thresholds for acting by written consent and calling special meetings will help to balance these considerations, ensuring that action by written consent and the calling of special meetings are done by stockholders with a significant meaningful interest in the Combined Company but are less likely to be disruptive to the Combined Company and its operations and be more likely to address matters that merit the unusual step of convening a meeting in advance of the regularly scheduled annual meeting process.

The elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the Combined Company Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which GPAC II is aware to obtain control of the Combined Company, and GPAC II and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the GPAC II Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of the Combined Company. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the Combined Company Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Advisory Governing Documents Proposal 4(E)—Requirement That, in General, Directors May Only be Removed for Cause

The Existing Governing Documents provide that, prior to the completion of an initial business combination, holders of a majority of the Class B Ordinary Shares may remove a member of the GPAC II Board for any reason. Pursuant to this amendment, subject to the rights of holders of preferred stock, any director or the entire Combined Company Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a two-thirds majority of the issued and outstanding capital stock of the Combined Company entitled to vote in the election of directors, voting together as a single class.

The Proposed Certificate of Incorporation provides for a classified board of directors until such time of the Controlled Company Event, such that only one class of directors is to be elected each year with directors serving staggered three-year terms. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board of directors. Consistent with this statutory default under the DGCL, the Proposed Certificate of Incorporation will require that directors may only be removed for cause. The company believes that such a standard will, in conjunction with the classified nature of the Combined Company Board, increase board continuity and the likelihood that experienced board members with familiarity of our business operations would serve on the Combined Company Board at any given time. Requiring that directors may only be removed for cause may make it more difficult or expensive for a third party to acquire control of the Combined Company without the approval of the Combined Company Board.

Advisory Governing Documents Proposal 4(F)—Amendments to the Proposed Governing Documents

The Existing Governing Documents provide that certain amendments may only be made pursuant to a special resolution under the Cayman Islands Companies Act, which would require the affirmative vote of the holders of at least a two-thirds majority of the Ordinary Shares who, being present and entitled to vote on the amendment, vote on such amendment, or unanimous written resolution, including amendments to (i) change GPAC II’s name, (ii) alter or add to the articles of association, (iii) alter or add to the memorandum of association with respect to any objects, powers or other matters specified therein, and (iv) reduce GPAC II’s share capital or any capital redemption reserve fund. The Proposed Certificate of Incorporation will allow for amendments by the affirmative vote of holders of a two-thirds majority of the voting power of all the then-issued and outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, that (i) holders of shares of each class of common stock will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of any outstanding preferred stock if the holders of such preferred stock are entitled to vote either separately or together as a class with the holders of one or more other such series, to vote thereon under the Proposed Certificate of Incorporation or under DGCL and (ii) certain amendments will require the affirmative vote of the holders of two-thirds of the total voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, at a meeting of the shareholders called for that purpose. As set forth by the Proposed Certificate of Incorporation, such two-thirds votes are required to amend provisions that relate, but are not limited, to (i) removal of directors and (ii) amendments provisions of the charter.

In addition, the Proposed Bylaws will allow for amendments with the approval of a majority of the Combined Company Board or by the affirmative vote of holders of a two-thirds majority of the then-outstanding shares of the capital stock of the Combined Company entitled to vote thereon, voting together as a single class. However, if two-thirds of the Combined Company Board has approved such amendment of any provisions of the Proposed Bylaws, then only the affirmative vote of the holder of at least a majority vote of the then-outstanding shares of the capital stock of the Combined Company entitled to vote thereon, voting together as a single class is required.

GPAC II believes that the vote thresholds to amend the Proposed Certificate of Incorporation and Proposed Bylaws contemplated by Proposal 4(F) are more appropriate for a Delaware-incorporated public operating company with sponsor investors and are typical of governance provisions commonly included in the organizational documents of companies immediately following a transaction similar to the proposed Business Combination.

Advisory Governing Documents Proposal 4(G)—Elimination of Provisions Related to Our Status as a Blank Check Company

The Existing Governing Documents contain various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to GPAC II’s status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve GPAC II and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for GPAC II following the Business Combination. In addition, certain other provisions in the Existing Governing Documents require that proceeds from the initial public offering be held in the Trust Account until a business combination or liquidation or merger has occurred. These provisions would cease to apply once the Business Combination is consummated.

Vote Required for Approval

Approval of each Advisory Governing Documents Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Advisory Governing Documents Proposals.

A vote to approve the Advisory Governing Documents Proposals is an advisory vote, and, therefore, is not binding on GPAC II or the GPAC II Board. Accordingly, regardless of the outcome of the nonbinding advisory vote, we intend that the Proposed Certificate of Incorporation and Proposed Bylaws, in the forms set forth on Annex B and Annex C, respectively, and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal. While the vote is nonbinding, we highly value the opinions of our shareholders, and the Combined Company Board intends to consider the outcome of this advisory vote in connection with future decisions regarding the Combined Company’s corporate governance policies and practices.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any Ordinary Shares owned by them in favor of the Advisory Governing Documents Proposals. As of the date hereof, the Sponsor owns approximately 80.69% of the issued and outstanding Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor owns sufficient shares to approve the Advisory Governing Documents Proposals.

Resolutions

The full text of the resolutions to be voted upon are as follows:

RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the authorized share capital of GPAC II is increased from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii)    shares of common stock, par value $0.0001 per share, and    shares of preferred stock, par value $0.0001 per share.

RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the board of directors is authorized to issue any or all shares of preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors and as may be permitted by the Delaware General Corporation Law.

RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the Court of Chancery of the State of Delaware will be the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless GPAC II consents in writing to the selection of an alternative forum.

RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that any action required or permitted to be taken by the stockholders may be effected at a duly called annual or special meeting of shareholders of and, until such time that the Combined Company (as defined in the accompanying proxy statement/prospectus) is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1), by any written consent by such stockholders.

RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that, subject to the rights of holders of preferred stock, any director or the entire board of directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a two-thirds majority of the issued and outstanding capital stock of the Combined Company entitled to vote in the election of directors, voting together as a single class.

RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the proposed new certificate of incorporation may be amended by the stockholders in accordance with the voting standards set forth in Article XI, Section 1 of the proposed new certificate of incorporation and the proposed new bylaws may be amended by the stockholders in accordance with the voting standards set forth in Article VII, Section 1 of the proposed new certificate of incorporation and Article IX of the proposed new bylaws.

RESOLVED, as an ordinary resolution, on an advisory nonbinding basis, that the removal of provisions in GPAC II’s existing amended and restated memorandum and articles of association related to its status as a blank check company that will no longer apply upon the consummation of the Business Combination be approved.

Recommendation of the Board

THE GPAC II BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS.

The existence of financial and personal interests of GPAC II’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of GPAC II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 5—THE NASDAQ PROPOSAL

Overview

As discussed in this proxy statement/prospectus, GPAC II is asking its shareholders to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of 5635(a) and (b) of the Nasdaq Listing Rules, the issuance of shares of Combined Company Common Stock in connection with the Business Combination.

Reasons for the Approval of the Nasdaq Proposal

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Upon the consummation of the Business Combination and the Domestication, GPAC II expects to issue up to an estimated 45,000,000 shares of Combined Company Common Stock. See the section entitled “Proposal 1—The Business Combination Proposal—The Business Combination Agreement—Merger Consideration.” Because the number of Combined Company Common Stock that GPAC II anticipates issuing as consideration in the Business Combination (1) will constitute more than 20% of the outstanding Ordinary Shares and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of GPAC II, GPAC II is required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Vote Required for Approval

The Nasdaq Proposal is conditioned on the approval of each of the Business Combination Proposal, the Domestication Proposal and the Charter Proposal at the Shareholder Meeting.

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Nasdaq Proposal.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any Ordinary Shares owned by them in favor of the Nasdaq Proposal. As of the date hereof, the Sponsor owns approximately 80.69% of the issued and outstanding Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor owns sufficient shares to approve the Nasdaq Proposal.

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of 5635 of the Nasdaq Listing Rules, the issuance of shares of Combined Company Common Stock in connection with the Business Combination be approved.

Recommendation of the GPAC II Board

THE GPAC II BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of GPAC II’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of GPAC II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 6—THE EQUITY INCENTIVE PLAN PROPOSAL

We are asking our shareholders to approve by ordinary resolution the Stardust Power Inc. 2024 Equity Incentive Plan (the “Stardust Power 2024 Plan”) and the material terms thereunder. The GPAC II Board approved the Stardust Power 2024 Plan prior to the Shareholder Meeting, subject to shareholder approval at the Shareholder Meeting. The Stardust Power 2024 Plan will become effective as of the Closing Date, subject to approval by the GPAC II shareholders. If the Stardust Power 2024 Plan is adopted, no awards will be granted under the Stardust Power 2023 Equity Plan following Closing.

The Stardust Power 2024 Plan is described in more detail below. A copy of the Stardust Power 2024 Plan is attached to this proxy statement/prospectus as Annex E.

General Information

The purpose of the Stardust Power 2024 Plan is to advance the interests of the Combined Company’s shareholders by enhancing the ability of the Combined Company Group to attract, retain, and motivate persons who make (or are expected to make) important contributions to the Combined Company Group by providing such persons with incentive compensation and equity ownership opportunities and thereby better aligning the interests of such persons with those of the Combined Company’s shareholders.

Approval of the Stardust Power 2024 Plan by GPAC II’s shareholders is required in order to, among other things, comply with stock exchange rules requiring shareholder approval of equity compensation plans and to allow the grant of incentive stock options under the Stardust Power 2024 Plan. If this Equity Incentive Plan Proposal is approved by GPAC II’s shareholders, then the Stardust Power 2024 Plan will become effective as of the Closing Date. In the event that GPAC II’s shareholders do not approve this proposal, the Stardust Power 2024 Plan will not become effective.

The Combined Company’s equity compensation program, as implemented under the Stardust Power 2024 Plan, will allow the Combined Company to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build shareholder value. It is critical to the Combined Company’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the Stardust Power 2024 Plan will allow the Combined Company to grant equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for participants to exert maximum efforts for the Combined Company’s success and ultimately increase shareholder value. The Stardust Power 2024 Plan allows the Combined Company to utilize a broad array of equity incentives with flexibility in design, including share options, share appreciation rights, restricted shares, restricted share units, other share and cash-based awards, dividend equivalents and performance awards, and to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Company.

If the request to approve the Stardust Power 2024 Plan is approved by GPAC II’s shareholders, then there will be approximately    shares of GPAC II Common Stock, subject to adjustment for specified changes in the Combined Company’s capitalization, available for grant under the Stardust Power 2024 Plan as of Closing. In addition, as further described below under the section titled “Description of the Stardust Power 2024 Plan–Authorized Shares,” the share reserve is subject to annual increases of 5% of the outstanding shares of the Combined Company. The GPAC II Board believes that this pool size, including the annual increases to this pool size, is necessary to provide sufficient reserved shares for a level of grants that will attract, retain and motivate employees and other participants.

Description of the Stardust Power 2024 Plan

A summary description of the material features of the Stardust Power 2024 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the Stardust Power

2024 Plan and is qualified by reference to the Stardust Power 2024 Plan, the form of which is attached to this proxy statement/prospectus as Annex E and incorporated by reference in its entirety. GPAC II’s shareholders should refer to the Stardust Power 2024 Plan for more complete and detailed information about the terms and conditions of the Stardust Power 2024 Plan.

Term. If and when approved by GPAC II’s shareholders, the Stardust Power 2024 Plan will be effective as of the Closing Date. No awards shall be granted under the Stardust Power 2024 Plan later than ten years following the earlier of its date of approval by (i) the GPAC II Board or (ii) GPAC II’s shareholders.

Eligibility. Any individual who is an employee of the Combined Company or any of its affiliates, or any person who provides services to the Combined Company or its affiliates, including consultants and members of the Combined Company Board (other than consultants whose services are provided in connection with the offer or sale of securities in a capital-raising transaction or who promote or maintain a market for the Combined Company’s securities), is eligible to receive awards under the Stardust Power 2024 Plan at the discretion of the plan administrator, as defined below. If this proposal is approved by the shareholders, then all of the Combined Company’s employees, directors and permitted consultants will be eligible to receive awards following the Closing. Following the Closing, the Combined Company is expected to have approximately 8 employees, 4 non-employee directors, and 3 consultants who may be eligible to receive awards under the Stardust Power 2024 Plan.

Non-Employee Director Compensation Limits. The fair value of any awards granted under the Stardust Power 2024 Plan to a non-employee director as compensation for services on the Combined Company Board, during any one fiscal year, taken together with any cash fees paid to such non-employee director during such period in respect of the non-employee director’s services as a member of the Combined Company Board during such year, may not exceed $750,000, provided that the Combined Company Board can make exceptions to this limit so long as the applicable non-employee director does not participate in the decision.

Awards. The Stardust Power 2024 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code, to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory share options (“NSOs”), share appreciation rights, restricted shares, restricted share units, other share and cash-based awards (including performance awards), and dividend equivalents.

Authorized Shares. The maximum number of shares of Combined Company Common Stock that may be issued under the Stardust Power 2024 Plan will initially be a number that represents approximately 10% of the Combined Company’s fully diluted capital shares immediately after Closing. In addition, the number of shares of Combined Company Common Stock reserved for issuance under the Stardust Power 2024 Plan will be automatically increased on December 31 of each year, starting on December 31, 2024, effective as of the immediately following January 1, in an amount equal to 5% of the total number of shares of Combined Company Common Stock outstanding on such December 31. The maximum number of shares of Combined Company Common Stock that may be issued on the exercise of ISOs under the Stardust Power 2024 Plan is    shares. As of    , 2024, the record date of the Shareholder Meeting, the closing price of the Combined Company Common Stock as reported on Nasdaq was $   per share. Further, subject to the Stardust Power 2024 Plan’s customary capitalization adjustment provisions, the maximum aggregate number of shares of Combined Company Common Stock that may be granted to any one participant during a calendar year is    shares.

Any shares of Combined Company Common Stock subject to an award that are forfeited, cancelled, exchanged or surrendered, or if an award otherwise terminates or expires without a distribution of such shares, shares of Combined Company Common Stock with respect to such awards shall again be available for grant under the Stardust Power 2024 Plan. The Stardust Power 2024 Plan provides that Combined Company Common Stock issued under an award will not be returned to the Stardust Power 2024 Plan and will not be available for future distribution. Notwithstanding the prior sentence, if shares of Combined Company Common Stock issued pursuant to awards of restricted shares or restricted share units are subsequently repurchased by the Combined Company or forfeited due to a failure to vest, then such shares will become available for future grant under the Stardust Power 2024 Plan. Shares of Combined Company Common Stock used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the Stardust Power 2024 Plan. To the extent that an award under the Stardust Power 2024 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Stardust Power 2024 Plan. Further, awards issued under the Stardust Power 2024 Plan in connection with a corporate transaction in substitution for outstanding equity awards issued by another company or entity will not result in reducing the number of shares available for issuance under the Stardust Power 2024 Plan, except as otherwise required by the Code.

Plan Administration. A committee of the Combined Company Board duly authorized by the Combined Company Board, or if no such committee, the Combined Company Board, will administer the Stardust Power 2024 Plan and is referred to as the “plan administrator” herein.

Under the Stardust Power 2024 Plan, the plan administrator has the authority, in its discretion:

•	to determine the applicable fair market value;

•	to select the recipients to whom share awards may be granted;

•

to determine the type or types of share awards to be granted to each recipient (including, without limitation, any share awards granted in tandem with another share award granted pursuant to the Stardust Power 2024 Plan);

•	to determine the numbers and types of share awards to be granted and the number of shares to covered by each share award;

•	to approve forms of award agreement for use under the Stardust Power 2024 Plan;

•	to determine the terms and conditions of awards not inconsistent with the Stardust Power 2024 Plan;

•	to institute and determine the terms and conditions of an exchange program;

•

to determine whether, to what extent, and under what circumstances a share award may be settled, or the exercise price of a share award may be paid, in cash, shares, other share awards, or other property, or a share award may be canceled, forfeited, or surrendered;

•	to construe and interpret the terms of the Stardust Power 2024 Plan and share award agreements;

•

to prescribe, amend, and rescind rules and regulations relating to the Stardust Power 2024 Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

•

to modify or amend each share award, including but not limited to the discretionary authority to extend the post-termination exercisability period of share awards and to extend the maximum term of a share option, subject to Stardust Power 2024 Plan limitations;

•	to make all determinations in respect of adjustments and the treatment of share awards as provided in the Stardust Power 2024 Plan;

•	to allow participants to satisfy withholding tax obligations in a manner prescribed in the Stardust Power 2024 Plan;

•	to authorize any person to execute on behalf of the Combined Company any instrument required to effect the grant of a share award previously authorized by the plan administrator;

•	to allow an award recipient to defer the receipt of the payment of cash or the delivery of shares that otherwise would be due to such recipient under a share award;

•	to take all steps reasonably necessary to ensure that the Combined Company Group complies with applicable law in connection with the Stardust Power 2024 Plan and any share award; and

•	to make all other determinations deemed necessary or advisable for administering the Stardust Power 2024 Plan.

The Combined Company Board may delegate to a committee of one or more directors or one or more officers of the Combined Company the authority to grant or amend awards or to take other administrative actions, provided that in no event shall an officer of the Combined Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act; or (ii) officers of the Combined Company (or directors) to whom authority to grant or amend awards has been delegated under the Stardust Power 2024 Plan. The plan administrator may set restrictions on the delegation and may rescind the authority delegated at any time or may appoint a new delegate.

Share Options. ISOs and NSOs are granted under award agreements adopted by the plan administrator. The plan administrator determines the exercise price for share options, within the terms and conditions of the Stardust Power 2024 Plan, but, for ISOs, the exercise shall not be less than 100% of the fair market value of a share of Combined Company Common Stock on the grant date (or 110% of fair market value if the optionholder is a 10% stockholder). Share options granted under the Stardust Power 2024 Plan vest at the rate specified in the award agreement as determined by the plan administrator.

The plan administrator determines the term of share options granted under the Stardust Power 2024 Plan, up to a maximum of ten years (or, in the case of an ISO granted to a 10% stockholder, five years). Share options may be exercised in whole or in part by giving written notice of exercise under the Stardust Power 2024 Plan and the award agreement, and by complying with other required deliverables thereunder.

The time limits in which vested share options must be exercised will generally be set forth in the award agreement. In the event of the termination of employment or service with the Combined Company and its affiliates of an optionholder who holds share option awards that have vested as of the date of the termination of employment or service, then such awards shall be exercisable at such time or times and subject to such terms and conditions as set forth in the respective award agreement, but no later than the expiration of the term of such options as set forth in the respective award agreement; provided that, if the award agreement does not specify such an exercise period, then such period will be three months unless the termination occurs as a result of the service provider’s death or disability, and such period will be twelve months if the termination occurs as a result of the service provider’s death or disability. The plan administrator may accelerate the vesting of or waive restrictions on share options, in whole or in part, for any reason. In no event may a share option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Combined Company Common Stock issued upon the exercise of a share option will be determined by the plan administrator and may include (i) cash, (ii) check, (iii) other shares, provided that such shares have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which such share option will be exercised, and provided further that accepting such shares will not result in any adverse accounting consequences to the Combined Company, as the plan administrator determines in its sole discretion, (iv) a cashless exercise program (whether broker-assisted or otherwise), (v) such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws, (vi) a net exercise of the share option if it is an NSO or (vii) any combination of the foregoing.

Unless the plan administrator provides otherwise, share options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Combined Company Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of the Combined Company’s equity plans may not exceed $100,000. Share options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the shares subject to the share option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

Share Appreciation Rights. Share appreciation rights generally entitle the holder, upon exercise, to receive payment in an amount determined by multiplying (i) the excess of the fair market value of a share of Combined Company Common Stock on the date of exercise over the strike price established for such share appreciation right on its grant date, by (ii) the number of shares as to which such share appreciation right is being exercised. Share appreciation rights are granted under award agreements adopted by the plan administrator. The plan administrator determines the strike price for a share appreciation right. A share appreciation right granted under the Stardust Power 2024 Plan vests at the rate specified in the award agreement as determined by the plan administrator. Share appreciation rights may be settled in cash or shares of Combined Company Common Stock or in some combination thereof, as determined by the plan administrator and specified in the award agreement. The grant price of a share appreciation right cannot be less than 100% of the fair market value of a share of common stock on the date on which the share appreciation right is granted.

The plan administrator determines the term of share appreciation rights granted under the Stardust Power 2024 Plan, up to a maximum of ten years. Share appreciation rights may be exercised in whole or in part by giving written notice of exercise under the Stardust Power 2024 Plan and award agreement, and by complying with other required deliverables thereunder. The time limits in which vested share appreciation rights must be exercised will generally be set forth in the award agreement and, in the absence of such provisions, will generally be consistent with the rules for share option exercise periods set forth above. In no event may a share appreciation right be exercised beyond the expiration of its term.

Restricted Share Awards. Restricted shares are granted under award agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of restricted share awards, including vesting and forfeiture terms. Unless the plan administrator determines otherwise, the Combined Company will hold restricted shares in escrow until the restrictions on such restricted shares have lapsed. An award recipient shall forfeit a restricted share award in accordance with the terms of the grant if the conditions established by the plan administrator are not satisfied and/or attained. Unless otherwise provided in the applicable award agreement or determined by the plan administrator, upon a participant’s termination of service for any reason during the relevant restriction period, all restricted shares still subject to restriction will be forfeited in accordance with the terms and conditions established by the plan administrator. Unless otherwise determined by the plan administrator and specified in the applicable award agreement, the holder of a restricted share award has rights as a shareholder, including the right to vote the shares of common stock subject to the restricted share award or to receive dividends on the shares of common stock subject to the restricted share award during the restriction period.

Restricted Share Unit Awards. Restricted share units are granted under award agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of restricted share awards, including vesting and forfeiture terms. Restricted share units may be settled in cash, by delivery of shares of Combined Company Common Stock, by a combination of cash and shares of Combined Company Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the award agreement. An award recipient shall forfeit a restricted share unit award in accordance with the terms of the grant if the conditions established by the plan administrator are not satisfied and/or attained. Unless otherwise provided in the applicable award agreement or determined by the plan administrator, upon a participant’s termination of service for any reason during the relevant restriction period, all restricted share units still subject to restriction will be forfeited in accordance with the terms and conditions established by the plan administrator. The plan administrator may determine that a grant of restricted share units will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or shares of common stock) of dividends paid on the underlying shares of common stock.

Other Share-Based Awards. Subject to the limits described in the Stardust Power 2024 Plan, and in addition to the awards described above, the plan administrator may issue other forms of awards that may be denominated or payable in shares of Combined Company Common Stock. Subject to the provisions of the Stardust Power 2024 plan, the plan administrator may determine the individuals to whom, and the times at which, such other share-based awards shall be granted, the number of shares to be granted pursuant to such other share-based awards, the manner in which such other share-based awards shall be settled (e.g., in shares, cash or other property), the conditions to the vesting and/or payment of such other share-based awards, and all other terms and conditions of such other share-based awards.

Cash Awards. The plan administrator may grant awards that are denominated in or payable solely in cash, subject to the terms, conditions, restrictions and limitations determined by the plan administrator, in its sole discretion. Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.

Dividend Equivalents. The plan administrator may, in its sole discretion, grant dividend equivalents, which represent the right to receive the value of dividends, if any, paid by in respect of the number of shares of common stock underlying an award, under the Stardust Power 2024 Plan, either alone or in tandem with another award. Dividend equivalents with respect to an award that are based on dividends paid prior to the vesting of the award will only be paid to the participant to the extent that the vesting or performance conditions for such award are satisfied. Dividend equivalent rights may be settled in cash, shares or other property, or a combination thereof as determined by the Committee.

Performance Awards. The Stardust Power 2024 Plan permits the grant of performance awards (including as part of the types of awards described above) that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period, as established by the plan administrator. Performance awards may also be conditioned on the satisfaction of one or more service conditions. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Combined Company Common Stock.

Substitute Awards. Awards may be granted under the Stardust Power 2024 Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with Stardust Power or one of its affiliates.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of the Combined Company, such as a stock split, reverse stock split or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Combined Company, or another equity restructuring or change in the corporate structure of the Combined Company affecting shares occurs, the plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Stardust Power 2024 Plan, shall make appropriate adjustments to (i) the class and maximum number of shares reserved for issuance under the Stardust Power 2024 Plan, (ii) the number and grant or exercise price of shares covered by each outstanding share award, and (iii) the terms and conditions of any outstanding share awards (including, without limitation, any applicable performance criteria and performance goals with respect thereto).

Change in Control. In the event of a change in control (as defined under the Stardust Power 2024 Plan), an outstanding award will be treated as the plan administrator determines in its sole discretion, which may include having the successor entity assume or substitute for the award, terminating the award, accelerating the vesting of or waiving restrictions on the award in whole or in part (including deeming any performance targets to have been achieved at the greater of actual performance or target levels), terminating the award in exchange for cash and/or property, or any combination of permissible actions. In taking such actions, the plan administrator is not obligated to treat all awards similarly.

Dissolution or Liquidation. In the event that the Combined Company winds up, dissolves or liquidates, the plan administrator will notify each participant of such proposed transaction. To the extent that an award has not been previously exercised, the award will terminate immediately prior to the consummation of such proposed action.

Transferability. Generally, until an award has been exercised or the underlying shares have been issued, no award under the Stardust Power 2024 Plan may be transferred, except as provided in an award agreement or with prior written consent of the plan administrator.

Clawback. Any award subject to recovery under any law, government regulation, stock exchange listing requirement, award agreement or company policy will be subject to such deductions and clawback as may be required to be made pursuant thereto (or any award agreement or policy adopted by the Combined Company pursuant to any such law, government regulation, stock exchange listing requirement or otherwise), whether or not such clawback policy was in place at the time of the grant of an award.

Plan Amendment or Termination. The Combined Company Board has the authority to amend, suspend or terminate the Stardust Power 2024 Plan at any time, provided that such action does not impair the existing rights of any award recipient without such recipient’s written consent, unless otherwise permitted by the terms of the Stardust Power 2024 Plan. Certain material amendments also require approval of the Combined Company’s shareholders. No share awards may be granted under the Stardust Power 2024 Plan while it is suspended or after it is terminated. Also, no awards may be granted after the tenth anniversary of the date that the GPAC II Board adopts the Stardust Power 2024 Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to award recipients and the Combined Company with respect to participation in the Stardust Power 2024 Plan, which will not become effective until the Closing Date. No awards will be issued under the Stardust Power 2024 Plan prior to the Closing Date. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which an award recipient may work or reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any award recipient may depend on their particular situation, each recipient should consult their tax adviser regarding the federal, state, local and other tax consequences of the grant, vesting, exercise or settlement of an award or the disposition of shares acquired under the Stardust Power 2024 Plan. The Stardust Power 2024 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Combined Company’s ability to realize the benefit of any tax deductions described below depends on the Combined Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Combined Company’s tax reporting obligations.

Nonstatutory Share Options. Generally, there is no taxation upon the grant of an NSO. Upon exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying share on the date of exercise of the share option over the exercise price. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the share option, and their capital gain holding period for those shares will begin on the date after the shares are transferred to the optionholder. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder at the time of exercise.

Incentive Stock Options. The Stardust Power 2024 Plan provides for the grant of share options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionholder holds a share received upon exercise of an ISO for more than two years from the date the share option was granted and more than one year from the date the share option was exercised, which is referred to as the required holding period, then the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the optionholder’s tax basis in that share will be long-term capital gain or loss. If, however, an optionholder disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, then the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the share option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the share option, then the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the share option, then that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share acquired upon exercise of an ISO exceeds the exercise price of the share option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the share option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the share option is exercised, then there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the share option is exercised. The Combined Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, then the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the Combined Company timely satisfies its reporting requirements with respect to that amount.

Share Appreciation Rights. Generally, the recipient of a share appreciation right will recognize ordinary income equal to the fair market value of the shares or cash received upon exercise of the share appreciation right. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the share appreciation right. If shares are issued to the recipient, then the recipient’s tax basis in any such shares received will generally be equal to the value of the shares on the date that ordinary income is realized, and the recipient’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long-or short-term capital gain or loss, depending on whether the sale occurs more than one year after the recipient’s holding period begins.

Restricted Shares. Generally, the recipient of a restricted share award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares. If, however, the shares are subject to restrictions constituting a substantial risk of forfeiture when they are received (for example, if an employee is required to work for a period of time in order to have the right to transfer or sell the stock), then the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date that they become vested over any amount paid by the recipient in exchange for the shares. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant of the restricted shares, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the shares on the date the award is granted over any amount paid by the recipient for the shares. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted share award will be the amount paid for such shares plus any ordinary income recognized either when the shares are received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted share award either when the shares are received or when the restrictions constituting a substantial risk of forfeiture lapse.

Restricted Share Units. Generally, the recipient of a restricted share unit award will recognize ordinary income (i) at the time the shares are received by the recipient upon settlement of the award equal to the excess, if any, of the fair market value of the shares received over any amount paid by the recipient in exchange for the shares or (ii) if the restricted share units are settled in cash, equal to the amount of cash paid to the recipient. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted share unit award. If shares are issued to the recipient, then the recipient’s tax basis in any such shares received will generally be equal to the value of the shares on the date that ordinary income is realized by the recipient, and the recipient’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the recipient’s holding period begins.

Other Share-Based Awards. Generally, the recipient of a share-based award will recognize ordinary income at the time the shares or payment is received by the recipient. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the share-based award. If shares are issued to the recipient, then the recipient’s tax basis in any such shares received will generally be equal to the value of the shares on the date that ordinary income is realized by the recipient, and the recipient’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the recipient’s holding period begins.

Cash Awards and Dividend Equivalents. A recipient who receives a cash award or dividend equivalents paid in cash will realize as ordinary income an amount equal to the value of the cash delivered. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient.

Section 409A. To the extent that any award under the Stardust Power 2024 Plan is or may be considered to involve a nonqualified deferred compensation arrangement or deferral subject to Code Section 409A, the terms and administration of such award shall comply with the provisions of such section and final regulations issued thereunder.

Additional Tax Consequences to the Combined Company

Reasonable Compensation. In order for the amounts described above to be deductible by the Combined Company, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Compensation of Covered Employees. The ability of the Combined Company to obtain a deduction for amounts paid under the Stardust Power 2024 Plan could be limited by Section 162(m) of the Code.

Section 162(m) of the Code limits the Combined Company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of the Combined Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Stardust Power 2024 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deduction of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the Stardust Power 2024 Plan are subject to the discretion of the compensation committee of the Combined Company Board. Therefore, GPAC II cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Vote Required for Approval

The Equity Incentive Plan Proposal is conditioned on the approval of each of the Business Combination Proposal, the Domestication Proposal and the Charter Proposal at the Shareholder Meeting.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Equity Incentive Plan Proposal.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any Ordinary Shares owned by them in favor of the Equity Incentive Plan Proposal. As of the date hereof, the Sponsor owns approximately 80.69% of the issued and outstanding Ordinary Shares and has not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor owns sufficient shares to approve the Equity Incentive Plan Proposal.

Resolution

The full text of the resolution to be passed is as follows:

RESOLVED, as an ordinary resolution, that GPAC II’s adoption of the Stardust Power Inc. 2024 Equity Incentive Plan be approved, ratified and confirmed in all respects.

Recommendation of the GPAC II Board

THE GPAC II BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of GPAC II’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of GPAC II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal— Certain Other Interests in the Business Combination,” “Proposal No. 1—The Business Combination Proposal— Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 7—THE DIRECTOR ELECTION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, GPAC II is asking its shareholders to approve the Director Election Proposal. Pursuant to the Business Combination Agreement, GPAC II has agreed to take all necessary action, including causing the GPAC II Board to resign, so that effective at the Closing, the Combined Company Board will consist of seven individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq.

Director Nominees

At the Shareholder Meeting, it is proposed that seven directors will be elected to be the directors of the Combined Company to take office upon consummation of the Business Combination. Immediately prior to and upon the consummation of the Business Combination, the Combined Company Board will be reclassified into three classes: Class I, Class II and Class III. The number of directors in each class is as equal as possible. The Class I Directors stand appointed for a term expiring at the Combined Company’s first annual general meeting, the Class II Directors stand appointed for a term expiring at our second annual general meeting and the Class III Directors stand appointed for a term expiring at our third annual general meeting. Commencing at the first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire are appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, even though a quorum may not be present at any meeting of the directors, or by the sole remaining director. All directors hold office until the expiration of their respective terms of office and until their successors have been appointed. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves for the remainder of the full term of the director whose death, resignation or removal has created the vacancy and until his successor has been appointed.

It is proposed that the Combined Company Board will consist of the following directors:

•	Class I directors: and , and their term will expire at the annual meeting of stockholders to be held in 2025;

•	Class II directors: and , and their term will expire at the annual meeting of stockholders to be held in 2026; and

•	Class III directors: , and , and their term will expire at the annual meeting of stockholders to be held in 2027.

Information regarding each nominee is set forth in the section titled “Directors and Executive Officers of the Combined Company after the Business Combination.”

Vote Required for Approval

The election of each director requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares, who being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Director Election Proposal.

The Director Election Proposal is not a Condition Precedent Proposal. The Director Election Proposal is not conditioned on the approval of each of the Business Combination Proposal, the Domestication Proposal and the Charter Proposal and the Director Election Proposal will only become effective if the Business Combination is completed.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any Ordinary Shares owned by them in favor of the Director Election Proposal. As of the date hereof, the Sponsor owns approximately 80.69% of the issued and outstanding Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor owns sufficient shares to approve the Director Election Proposal.

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED, as an ordinary resolution, that effective as of the consummation of the Business Combination, each of    ,    ,    ,     ,    ,    , and    , be and hereby are elected as directors and serve on the Combined Company Board until the expiration of their respective terms and until their respective successors are duly elected and qualified (such proposal, the “Director Election Proposal”).

Recommendation of the GPAC II Board

THE GPAC II BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of GPAC II’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of GPAC II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Wavier of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal asks shareholders to approve the adjournment of the Shareholder Meeting to a later date or dates if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient Ordinary Shares represented (either in person or by proxy) to approve the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Proposal, or the Director Election Plan Proposal or (ii) where the GPAC II Board has determined that an adjournment is otherwise necessary.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Shareholder Meeting and is not approved by the shareholders, the board may not be able to adjourn the Shareholder Meeting to a later date based on the tabulated votes, and the proposals will not be voted on and thus, will not be implemented.

Vote Required for Approval

The Adjournment Proposal is not conditioned on any other proposal.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued Ordinary Shares who, being present and entitled to vote at the Shareholder Meeting, vote at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Adjournment Proposal.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any Ordinary Shares owned by them in favor of the Adjournment Proposal. As of the date hereof, the Sponsor owns approximately 80.69% of the issued and outstanding Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, the Sponsor owns sufficient shares to approve the Adjournment Proposal.

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED, as an ordinary resolution, that the adjournment of the Shareholder Meeting to a later date or dates if necessary, (i) to permit further solicitation and votes of proxies if, based upon the tabulated votes at the time of the Shareholder Meeting, there are insufficient Ordinary Shares in the capital of GPAC II represented (either in person or by proxy) at the Shareholder Meeting to approve the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Proposal or the Director Election Proposal or (ii) if the GPAC II Board determines that an adjournment is otherwise necessary, be approved, ratified and confirmed in all respects.

Recommendation of the GPAC II Board

THE GPAC II BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of GPAC II’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what, he, she or they may believe is in the best interests of GPAC II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION AND REDEMPTION TO PUBLIC SHAREHOLDERS

The following is a discussion of the (i) material U.S. federal income tax consequences of the Domestication and Redemption to the U.S. Holders (as defined below) of Public Shares and GPAC II Public Warrants and (ii) material U.S. federal income tax consequences for Non-U.S. Holders (as defined below) of owning and disposing of GPAC II Common Stock or GPAC II Warrants after the Domestication. This discussion is based on provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.

For purposes of this discussion, because any GPAC II Public Unit consisting of one Public Share and one-sixth of a GPAC II Public Warrant is separable at the option of the holder, GPAC II is treating any Public Share and one-sixth of a GPAC II Public Warrant held by a U.S. Holder in the form of a GPAC II Public Unit as separate instruments and is assuming that the GPAC II Public Unit itself will not be treated as an integrated instrument. Accordingly, the separation of a GPAC II Public Unit in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a contrary position. U.S. Holders are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any exercise of redemption rights) with respect to any Public Share and GPAC II Public Warrants held through a GPAC II Public Unit (including alternative characterizations of a GPAC II Public Unit). For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Public Shares or GPAC II Public Warrants that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Public Shares or GPAC II Public Warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold Public Shares or GPAC II Public Warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that acquired Public Shares or GPAC II Public Warrants pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold Public Shares or GPAC II Public Warrants as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	passive foreign investment companies;

•

persons required to accelerate the recognition of any item of gross income with respect to Public Shares or GPAC II Public Warrants as a result of such income being recognized on an applicable financial statement;

•	persons who actually or constructively own 5% or more of the shares of GPAC II by vote or value (except as specifically provided below);

•	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•	the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Public Shares or GPAC II Public Warrants. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Public Shares or GPAC II Public Warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Public Shares or GPAC II Public Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and such partnership. Holders of Public Shares or GPAC II Public Warrants are urged to consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on Public Shares or GPAC II Public Warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Public Shares or GPAC II Public Warrants will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will agree with the discussion herein, or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PUBLIC SHARES AND GPAC II PUBLIC WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE

AVAILABLE. WE URGE BENEFICIAL OWNERS OF PUBLIC SHARES AND GPAC II PUBLIC WARRANTS TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF COMBINED COMPANY SHARES AND WARRANTS AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Holders

Tax Consequences of the Domestication to U.S. Holders of Public Shares and GPAC II Public Warrants

The discussion under this heading “—Tax Consequences of the Domestication to U.S. Holders of Public Shares” and GPAC II Public Warrants” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to GPAC II, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Public Shares and GPAC II Public Warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of GPAC II.

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.

The Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes.

In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided herein, including with respect to the PFIC rules and Section 367 of the Code (as discussed below), a U.S. Holder of Public Shares will not recognize gain or loss upon the exchange of its Public Shares solely for GPAC II Common Stock or exchange of its GPAC II Public Warrants for GPAC II Warrants pursuant to the Domestication. The Domestication will be treated for U.S. federal income tax purposes as if GPAC II (i) transferred all of its assets and liabilities to the Combined Company in exchange for all of the outstanding shares and warrants of the Combined Company; and then (ii) distributed the shares and warrants of the Combined Company to the shareholders and warrant holders of GPAC II in liquidation of GPAC II. The taxable year of GPAC II should be deemed to end on the date of the Domestication.

In the case of a transaction, such as the Domestication, that qualifies as an F Reorganization, (i) a U.S. Holder’s tax basis in a share of Combined Company Common Stock or Combined Company Warrant received in connection with the Domestication will generally be the same as its tax basis in the Public Share and GPAC II Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of Combined Company Common Stock or Combined Company Warrant received by a U.S. Holder will generally include such U.S. Holder’s holding period for the Public Share or GPAC II Public Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as a reorganization under Section 368, a U.S. Holder of Public Shares generally would recognize gain or loss with respect to its Public Shares or GPAC II Public Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of Combined Company Common Stock or Combined Company Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its Public Shares or GPAC II Public Warrants surrendered. The U.S. Holder’s basis in the Combined Company Common Stock or Combined Company Warrants would be equal to the fair market value of that Combined Company Common Stock or Combined Company Warrants on the date of the Domestication and such U.S. Holder’s holding period for the Combined Company Common Stock or Combined Company Warrants would begin on the day following the date of the Domestication. U.S. Holders who hold different blocks of Public Shares or GPAC II Public Warrants (generally, shares or warrants of GPAC II purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Public Shares or GPAC II Public Warrants.

Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights with respect to Public Shares, U.S. Holders exercising such redemption rights should not be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of exercise of redemption rights. See “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” below.

PFIC Considerations

Even in the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the Domestication may still be a taxable event to U.S. Holders of Public Shares or GPAC II Public Warrants under the passive foreign investment company (“PFIC”) provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Because GPAC II is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a review of its financial statements, GPAC II believes that it may be a PFIC. However, because of the inherently factual nature of the determination, and because the determination is an annual one based on income and assets of GPAC II in each year, Kirkland & Ellis LLP is unable to opine on GPAC II’s PFIC status for any taxable year.

Effect of PFIC Rules on the Domestication. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, these Treasury Regulations may require taxable gain recognition by a Non-Electing Shareholder, as defined below, with respect to its exchange of Public Shares for GPAC II Common Stock and Combined Company Public Warrants for GPAC II Warrants in the Domestication if GPAC II were classified as a PFIC at any time during such U.S. Holder’s holding period in respect thereof. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed below under “—Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an Electing Shareholder, as defined below, with respect to its Public Shares for which a timely qualified election fund (“QEF”) election, a QEF election with a purging election, or a mark-to-market (“MTM”) election is made, as each such election is described below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Due to the uncertainty regarding the application of Section 1291(f) of the Code, Kirkland & Ellis LLP is unable to opine on the application of the PFIC rules to a U.S. Holder on the receipt of GPAC II Common Stock in exchange for Public Shares and Combined Company Public Warrants for GPAC II Warrants in the Domestication.

Definition and General Taxation of a PFIC. A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

If GPAC II is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Public Shares or GPAC II Public Warrants and, solely with respect to the Public Shares, the U.S. Holder did not make either (a) a timely QEF election for GPAC II’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, (b) a QEF election along with a “purging election,” or (c) an MTM election, all of which are discussed further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Public Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Public Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Public Shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Public Shares or GPAC II Public Warrants. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of GPAC II’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under “—Effects of Section 367 to U.S. Holders of Public Shares”) generally would be treated as gain subject to these rules.

In general, if GPAC II is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Public Shares (but not GPAC II Public Warrants) by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders. The impact of the PFIC rules on a U.S. Holder of Public Shares will depend on whether the U.S. Holder has made a timely and effective election to treat GPAC II as a QEF under Section 1295 of the Code, for GPAC II’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

A U.S. Holder’s ability to make a QEF election with respect to its Public Shares is contingent upon, among other things, the provision by GPAC II of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon written request, GPAC II will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that GPAC II will timely provide such information that is required to make and maintain the QEF election. A U.S. Holder is not able to make a QEF election with respect to GPAC II Public Warrants. An Electing Shareholder making a valid and timely QEF election generally would not be subject to the adverse PFIC rules discussed above with respect to their Public Shares. As a result, such a U.S. Holder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367 to U.S. Holders of Public Shares” and subject to the discussion above under “—Tax Consequences of the Domestication to U.S. Holders of Public Shares and GPAC II Public Warrants,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of GPAC II, whether or not such amounts are actually distributed.

As indicated above, if a U.S. Holder of Public Shares has not made a timely and effective QEF election with respect to GPAC II’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Public Shares for their fair market value on the “qualification date.” The qualification date is the first day of GPAC II’s tax year in which GPAC II qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Public Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and will also have a new holding period in the Public Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Public Shares and for which GPAC II is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Public Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over the adjusted basis in its Public Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM election). The U.S. Holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Public Shares will be treated as ordinary income. Shareholders who hold different blocks of Public Shares (generally, shares of GPAC II purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the Public Shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their Public Shares. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Public Shares. An MTM election is not available with respect to GPAC II Public Warrants. U.S. Holders are urged to consult their tax advisers regarding the availability and tax consequences of an MTM election in respect to Public Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Public Shares is urged to consult its tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders of Public Shares

In addition to the PFIC rules discussed above, Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Public Shares on the date of the Domestication. Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights with respect to Public Shares, U.S. Holders exercising such redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication. Because of the inherently factual nature of the tests under the applicable Treasury Regulations to determine the applicability of Section 367(b) of the Code to any particular U.S. Holder, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the Domestication, Kirkland & Ellis LLP is unable to opine on the application of Section 367(b) of the Code to a U.S. Holder on the receipt of GPAC II Common Stock in exchange for Public Shares in the Domestication.

U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of GPAC II. A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of ordinary shares entitled to vote or 10% or more of the total value of all classes of ordinary shares (a “10% U.S. Shareholder”) of GPAC II must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Public Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power of all classes of ordinary shares or 10% or more of the total value of all classes of ordinary shares of GPAC II. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of ordinary shares entitled to vote or 10% or more of the total value of all classes of ordinary shares and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of GPAC II attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

GPAC II does not expect to have significant cumulative net earnings and profits on the date of the Domestication. If GPAC II does not have positive cumulative net earnings and profits through the date of the Domestication, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Public Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of GPAC II’s cumulative net earnings and profits could be positive through the date of the Domestication in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulation Section 1.367(b)-2 as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

U.S. Holders Whose Public Shares Have a Fair Market Value of $50,000 or More and Who Own Less than 10 Percent of the Voting Power of GPAC II and Less than 10 Percent of the Total Value of GPAC II. A U.S. Holder whose Public Shares have a fair market value of $50,000 or more on the date of Domestication and who beneficially owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of ordinary shares entitled to vote and less than 10% of the total value of all classes of ordinary shares of GPAC II will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to GPAC II Common Stock received in the Domestication in an amount equal to the excess of the fair market value of GPAC II Common Stock received over the U.S. Holder’s adjusted tax basis in the Public Shares deemed surrendered in the Domestication. Shareholders who hold different blocks of Public Shares (generally, shares of GPAC II purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code. There are, however, a number of specific conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange;

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from GPAC II establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares, and (B) a representation that the U.S. Holder has notified GPAC II (or the Combined Company) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to GPAC II or the Combined Company no later than the date such tax return is filed. In connection with this election, GPAC II may in its discretion provide each U.S. Holder eligible to make such an election with information regarding GPAC II’s earnings and profits upon written request.

GPAC II does not expect to have significant cumulative earnings and profits through the date of the Domestication. If that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that GPAC

II has positive cumulative earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Public Shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

U.S. Holders Whose Public Shares Have a Fair Market Value of Less Than $50,000 and Who Own Less than 10 Percent of the Voting Power of GPAC II and Less than 10 Percent of the Total Value of GPAC II. A U.S. Holder whose Public Shares have a fair market value of less than $50,000 on the date of Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of ordinary shares entitled to vote and less than 10% of the total value of all classes of ordinary shares of GPAC II, should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally should not be required to include any part of the “all earnings and profits amount” in income.

All U.S. Holders of Public Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to U.S. Holders of Public Shares that elect to exercise redemption rights to receive cash in exchange for Public Shares and is subject in its entirety to the discussion of the Domestication, PFIC rules and Section 367 of the Code above. For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise redemption rights in respect of all or a portion of its Public Shares.

The U.S. federal income tax consequences to a Converting U.S. Holder will depend on whether the redemption qualifies as a sale of Public Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the redemption qualifies as a sale of such U.S. Holder’s Public Shares, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in Public Shares redeemed. A U.S. Holder’s adjusted tax basis in its Public Shares will generally be equal to the amount such U.S. Holder paid for such Public Shares. This gain or loss should generally be long-term capital gain or loss if the holding period of such Public Shares is more than one year at the time of the redemption. However, it is possible that because of the redemption rights associated with the Public Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and, thus, it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

The redemption of Public Shares generally will qualify as a sale if such redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in GPAC II or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such Converting U.S. Holder may acquire pursuant to options and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of GPAC II is reduced immediately after the redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding GPAC II shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of GPAC II entitled to vote. There will be a “complete termination” of such Converting U.S. Holder’s interest if either (i) all of the GPAC II shares actually and constructively owned by such Converting U.S. Holder are redeemed or (ii) all of the GPAC II shares actually owned by such Converting U.S. Holder are redeemed and such Converting U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the GPAC II shares owned by certain family members and such Converting U.S. Holder does not constructively own any other GPAC II shares and otherwise complies with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Holder will depend upon the particular circumstances of that Converting U.S. Holder. However, the redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of GPAC II. Whether the redemption will result in a “meaningful reduction” in such Converting U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the Converting U.S. Holder’s relative interest in GPAC II is a small minority interest and the shareholder exercises no control over corporate affairs, taking into account the effect of redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the redemption, such Converting U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult with its tax advisors as to the tax consequences of any redemption of its Public Shares.

If none of the tests described above applies, the consideration paid to the Converting U.S. Holder will generally be treated as dividend income for U.S. federal income tax purposes to the extent of GPAC II’s current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in the Public Shares (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of the Public Shares. After the application of those rules, any remaining tax basis of the Converting U.S. Holder in the Public Shares redeemed will generally be added to the Converting U.S. Holder’s adjusted tax basis in its remaining Public Shares, or, if it has none, to the Converting U.S. Holder’s adjusted tax basis in its GPAC II Public Warrants or possibly in other GPAC II shares constructively owned by such U.S. Holder. U.S. Holders who hold different blocks of Public Shares (generally, shares of GPAC II purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur after the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Non-U.S. Holders

Tax Consequences for Non-U.S. Holders of Owning and Disposing of GPAC II Common Stock

Distributions on GPAC II Common Stock. Distributions of cash or property to a Non-U.S. Holder in respect of GPAC II Common Stock received in the Domestication will generally constitute dividends for U.S. federal income tax purposes to the extent paid from the Combined Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Combined Company’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its GPAC II Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “—Gain on Disposition of GPAC II Common Stock.”

Dividends paid to a Non-U.S. Holder of GPAC II Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of GPAC II Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if such Non-U.S. Holder’s GPAC II Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of GPAC II Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of GPAC II Common Stock. Subject to the below discussion of backup withholding and the Foreign Account Tax Compliance Act (as defined below), any gain realized by a Non-U.S. Holder on the taxable disposition of GPAC II Common Stock or GPAC II Warrants generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•

the Combined Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) GPAC II Common Stock is not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of outstanding GPAC II Common Stock. There can be no assurance that GPAC II Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale of GPAC II Common Stock or GPAC II Warrants under regular U.S.

federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale of GPAC II Common Stock or GPAC II Warrants, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the “branch profits tax” equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of GPAC II Common Stock or GPAC II Warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such GPAC II Common Stock or GPAC II Warrants from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. The Combined Company will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. The Combined Company does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether the Combined Company is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Information Reporting and Backup Withholding

The Combined Company generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of GPAC II Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including GPAC II Common Stock and GPAC II Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which GPAC II Common Stock and GPAC II Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, GPAC II Common Stock and GPAC II Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of GPAC II Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including GPAC II Common Stock and GPAC II Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in GPAC II Common Stock and GPAC II Warrants.

Material U.S. Federal Income Tax Consequences of the Mergers

The following is a discussion of the material U.S. federal income tax consequences of the Mergers to Stardust Power U.S. holders (as defined below) who exchange Stardust Power Common Stock for GPAC II Common Stock in the Mergers. This summary is based upon current provisions of the Code, existing Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to Stardust Power stockholders from the following summary. This discussion assumes that the Mergers will be consummated in accordance with the Business Combination Agreement and as described in this proxy statement/prospectus.

This discussion applies only to Stardust Power U.S. holders who hold their Stardust Power Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not purport to address all U.S. federal income tax consequences relevant to Stardust Power U.S. holders of Stardust Power Common Stock. In addition, it does not address consequences relevant to Stardust Power stockholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation to Stardust Power stockholders that are:

•	brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; mutual funds;

•	real estate investment trusts; regulated investment companies;

•	tax-exempt organizations or governmental organizations;

•	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes (and investors therein);

•	persons who are not Stardust Power U.S. holders (as defined below);

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	persons who hold their Stardust Power Common Stock as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction or risk reduction strategy;

•	persons that have a functional currency other than the U.S. dollar;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•

persons who hold shares of Stardust Power Common Stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons who elect to apply the provisions of Section 1400Z-2 of the Code to any gains realized in the Mergers;

•	persons who acquired their shares of Stardust Power Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Stardust Power Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell Stardust Power Common Stock under the constructive sale provisions of the Code;

•

persons who acquired their shares of Stardust Power Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments;

•	persons who acquired their shares of Stardust Power Common Stock upon conversion of Stardust Power SAFEs, or warrants; and

•	certain expatriates or former citizens or long-term residents of the United States.

Stardust Power stockholders, including in particular those subject to special U.S. or non-U.S. tax rules that are described in this paragraph, are urged to consult their own tax advisors regarding the consequences to them of the Mergers.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Stardust Power Common Stock, the U.S. federal income tax treatment of the partnership or a partner in the partnership will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Stardust Power Common Stock or any other person not addressed by this discussion, you should consult your own tax advisors regarding the tax consequences of the Mergers.

In addition, the following discussion does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Mergers, whether or not they are in connection with the Mergers, including, without limitation, any transactions in which shares of GPAC II Common Stock are acquired or disposed of other than in exchange for shares of Stardust Power Common Stock in the Mergers; (b) the tax consequences to holders of Stardust Power SAFEs and options or warrants issued by Stardust Power; (c) the tax consequences of the ownership of shares of GPAC II Common Stock following the Mergers; (d) any U.S. federal non-income tax consequences of the Mergers, including estate or gift tax consequences; (e) any state, local or non-U.S. tax consequences of the Mergers; (f) the Medicare contribution tax on net investment income; or (g) any withholding tax considerations.

Definition of “Stardust Power U.S. Holder”

For purposes of this discussion, a “Stardust Power U.S. holder” is a beneficial owner of Stardust Power Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Holders of Stardust Power Common Stock who are not Stardust Power U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the Mergers to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.

IN ADDITION, IT IS RECOMMENDED THAT ALL HOLDERS CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGERS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

General

Each of Stardust Power and GPAC II intends for the Mergers, taken together, to qualify, and each will take the position that the Mergers, taken together, qualify, as a “reorganization” within the meaning of Section 368(a) of Code. However, Stardust Power and GPAC II cannot guarantee that the IRS will not challenge the intended tax treatment of the Mergers, and that such a challenge will not be successful. None of Stardust Power, GPAC II, First Merger Sub or Second Merger Sub intend to obtain a ruling from the IRS with respect to the tax consequences of the Mergers. Further, the closing of the Mergers is not conditioned upon obtaining an opinion from counsel that the Mergers, taken together, will qualify as a reorganization. Accordingly, no assurance can be given that the IRS will not challenge the Mergers’ qualification as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge.

Treatment of Stardust Power U.S. Holders in the Mergers

Except as described below with respect to cash received in lieu of a fractional share, assuming the Mergers, taken together, qualify as a “reorganization” under Section 368(a) of the Code, the U.S. federal income tax consequences to Stardust Power U.S. holders of the Mergers are as follows:

•

Stardust Power U.S. holders will not recognize gain or loss upon the exchange of their Stardust Power Common Stock for GPAC II Common Stock in the Mergers, Stardust Power U.S. holders will obtain a basis in the GPAC II Common Stock they receive in the Mergers equal to their basis in the Stardust Power Common Stock exchanged therefor, and the holding period of the shares of GPAC II Common Stock received by a Stardust Power U.S. holder in the Mergers will include the holding period of the shares of Stardust Power Common Stock surrendered in exchange therefor;

•

if a Stardust Power U.S. holder acquired different blocks of shares of Stardust Power Common Stock at different times or at different prices, such holder should consult its own tax advisor regarding the manner in which its basis and holding period should be allocated among its GPAC II Common Stock in light of its specific circumstances; and

•

a Stardust Power U.S. holder who receives cash in lieu of a fractional share of GPAC II Common Stock will be treated as having received the fractional share pursuant to the Mergers and then as having exchanged that fractional share with GPAC II for cash in a redemption transaction. A Stardust Power U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such Stardust Power U.S. holder’s basis allocated to such fractional share. Any gain or loss recognized generally would be long-term capital gain or loss if the Stardust Power U.S. holder’s holding period in such GPAC II Common Stock, as determined in accordance with the rules discussed above, exceeds one year at the closing of the Mergers. Long-term capital gain of individuals and other non-corporate Stardust Power U.S. holders currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

If the Mergers, taken together, do not qualify as a reorganization within the meaning of Section 368(a) of the Code, then each Stardust Power U.S. holder will be treated as exchanging his, her or its Stardust Power Common Stock in a fully taxable transaction in exchange for GPAC II Common Stock and any cash received in lieu of fractional shares in connection with the Mergers. Stardust Power U.S. holders generally will recognize capital gain or loss in such exchange equal to the difference between (i) the fair market value of the GPAC II Common Stock received in the Mergers and any cash received in lieu of fractional shares in connection with the Mergers and (ii) such holder’s tax basis in the Stardust Power Common Stock surrendered in the Mergers. Gain or loss must be calculated separately for shares of Stardust Power Common Stock acquired by Stardust Power U.S. holders at different times for different prices and exchanged by such Stardust Power U.S. holder in connection with the Mergers. Any gain or loss recognized generally would be long-term capital gain or loss if the Stardust Power U.S. holder’s holding period in a particular block of Stardust Power Common Stock exceeds one year at the time of the Mergers. Long-term capital gain of non-corporate Stardust Power U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. The aggregate tax basis of a Stardust Power U.S. holder in the GPAC II Common Stock received in the Mergers will equal its fair market value at the Effective Time, and the holding period of GPAC II Common Stock received in the Mergers will begin on the day after the consummation of the Mergers.

Holders of Stardust Power Common Stock are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Mergers to them in light of their personal circumstances and the consequences to them under state, local and non-U.S. tax laws and other federal tax laws.

Information Reporting

Each Stardust Power U.S. holder who receives shares of GPAC II Common Stock in the Mergers is required to retain permanent records pertaining to the Mergers, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all shares of Stardust Power Common Stock that are exchanged in the Mergers, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Stardust Power U.S. holders who owned immediately before the Mergers at least one percent (by vote or value) of the total outstanding stock of Stardust Power or securities of Stardust Power with a basis of $1,000,000 or more, are required to attach a statement to their tax returns for the year in which the Mergers are consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the Stardust Power U.S. holder’s tax basis in such holder’s Stardust Power Common Stock or securities surrendered in the Mergers, the fair market value of such stock or securities, the date of the Mergers and the name and employer identification number of each of Stardust Power and GPAC II. Stardust Power U.S. holders are urged to consult with their own tax advisors to comply with these rules.

This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the Mergers to you.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of GPAC II and Stardust Power adjusted to give effect to the Business Combination, Material Events, and related transactions. The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

GPAC II is a blank check company incorporated in November 2020 as a Cayman Islands exempted company for the purpose of effecting an initial business combination. As of December 31, 2023, there was approximately $43,704,000 held in the Trust Account and 3,931,719 Class A Ordinary Shares subject to possible redemption.

GPAC II is a blank check company incorporated in November 2020 as a Cayman Islands exempted company for the purpose of effecting an initial business combination. As of December 31, 2023, there was approximately held in the Trust Account and 3,931,719 Class A Ordinary Shares subject to possible redemption.

Stardust Power, which was incorporated on March 16, 2023, is a development stage lithium refinery, designed to foster energy independence in the United States. While Stardust Power has not earned any revenue yet, Stardust Power is in the process of developing a strategically central, vertically integrated lithium refinery capable of producing 50,000 tons per annum of battery- grade lithium.

The unaudited pro forma condensed combined financial statements give effect to the business combination, and other events contemplated by the Business Combination Agreement as described in this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of December 31, 2023, combines the historical audited consolidated balance sheet of Stardust Power, since March 16, 2023 (inception), with the historical audited balance sheet of GPAC II on a pro forma basis as if the Business Combination, and the other events contemplated by the Business Combination Agreement, summarized below, having been consummated as of December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, combines the historical audited consolidated statement of operations of Stardust Power, from inception, March 16, 2023, to December 31, 2023, and the historical audited statement of operations of GPAC II for the year ended December 31, 2023, as if the business combination, and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2023, the beginning of the earliest period presented:

•	the merger of Stardust Power with and into the Second Merger Sub, a wholly owned subsidiary of GPAC II, with Stardust Power surviving the merger as a wholly owned subsidiary of GPAC II;

•

the conversion of 3,000,000 shares of GPAC II Class B ordinary shares into 3,000,000 shares of New Stardust Power Class A Common Stock in connection with the Business Combination in accordance with terms of the Business Combination Agreement;

•

the conversion of $5,200,000 of outstanding SAFE into 136,605 shares of Stardust Common Stock based on a 20% discount to Stardust Common Stock value prior to conversion and subsequent conversion into 640,743 shares of New Stardust Class A Common Stock in connection with the Business Combination in accordance with the Per Share Exchange Amount as defined in the Business Combination Agreement.

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the Combined Company’s condensed financial position or results of operations actually would have been had the business combination been consummated prior to December 31, 2023, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the Combined Company.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement:

•	audited historical financial statements of GPAC II as of and for the year ended December 31, 2023;

•	audited historical consolidated financial statements of Stardust Power for the period from March 16, 2023 (inception) through December 31, 2023; and

•

other information relating to GPAC II and Stardust Power included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof and the financial and operational condition of GPAC II and Stardust Power (see “Proposal No. 1—The Business Combination Proposal,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPAC II,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stardust Power”).

In connection with the 2023 Extension Meeting held on January 11, 2023, the holders of 26,068,281 Class A Ordinary Shares of GPAC II exercised their right to redeem their shares for cash at a redemption price of approximately $10.167 per share for an aggregate redemption amount of approximately $265,050,000 resulting in 3,931,719 Class A Ordinary Shares remaining outstanding. In connection with the 2024 Extension Meeting held on January 9, 2024, the holders of 2,137,134 Class A Ordinary Shares of GPAC II exercised their right to redeem their shares for cash at a redemption price of approximately $11.12 per share for an aggregate redemption amount of approximately $23,767,574 resulting in 1,794,585 Class A Ordinary Shares remaining outstanding. As a result, the cash held in the trust account may not be sufficient to meet the maximum redemption scenario below. The parties are actively seeking additional financing through a PIPE Investment.

Description of the Business Combination

GPAC II and Stardust Power entered into a business combination agreement dated November 21, 2023. GPAC II will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which GPAC II will change its name to “Stardust Power, Inc.” prior to the closing of the below mentioned business combination. Pursuant to the Business Combination Agreement, the First Merger Sub shall be merged with and into Stardust Power, with Stardust Power being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the First Effective Time as the “Surviving Company”) following the First Merger and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with the Business Combination Agreement and the DGCL and evidenced by a certificate of merger, such First Merger to be consummated upon filing of the First Certificate of Merger or at such later time as may be agreed by GPAC II and Stardust Power in writing and specified in the First Certificate of Merger. Promptly following the First Merger, but in any event on the same day as the First Merger and as a part of the same overall transaction as the First Merger, the Surviving Company shall be merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity (which is sometimes hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Entity”) and the separate corporate existence of the Surviving Company shall cease. The Second Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger, such Second Merger to be consummated upon filing of the Second Certificate of Merger or at such time as may be later agreed by Acquiror and the Company in writing and specified in the Second Certificate of Merger. The effects of this merger and Domestication have been reflected in the Transaction Accounting Adjustments below, specifically adjustments C and D.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, each share of common stock of Stardust Power, par value $0.00001 per share (“Stardust Power Common Stock”), issued and outstanding immediately prior to the First Effective Time other than any Cancelled Shares and

Dissenting Shares, will be converted into the right to receive the number of shares of GPAC II Common Stock equal to the Merger Consideration (as defined below) divided by the number of shares of Company Fully-Diluted Stock (as defined below) (the “Per Share Consideration”). The Merger Consideration means the aggregate number of GPAC II Common Stock equal to (i) $450.0 million (subject to certain adjustments as set forth in the Business Combination Agreement, including with respect to certain transaction expenses and the cash and debt of Stardust Power) divided by (ii) $10.00. Company Fully-Diluted Stock means the sum of (without duplication) (x) the aggregate number of shares of Stardust Power Common Stock issued and outstanding immediately prior to the First Effective Time, including without limitation any restricted stock of Stardust Power whether vested or unvested (the “Stardust Power Restricted Stock”), plus (y) the aggregate number of shares of Stardust Power Common Stock issuable upon exercise of all vested and unvested options of Stardust Power (“Stardust Power Options”) as of immediately prior to the effective time of the First Merger but, for the avoidance of doubt, excluding any unissued Stardust Power Options, plus (z) the number of shares of Stardust Power Common Stock issuable upon the SAFE Conversion (as defined therein). Based on the above definition, each share of Stardust’ existing common stock is expected to be converted into approximately 4.69 shares of New Stardust Class A Common Stock. However, such exchange ratio may be subject to change based upon factors including any new issuances of shares of Stardust capital stock or grants of Stardust equity interests prior to the consummation. Additionally, each share of Stardust common stock will receive Earn Out Shares based on an exchange ratio of 1:9 (the “Earn Out Exchange Amount”). The vesting of Earn Out Shares is contingent on the trading price of New Stardust Class A Common Stock exceeding certain trading price thresholds, as further described below.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each outstanding Stardust Power Option, shall automatically convert into an option to purchase a number of shares of Combined Company Common Stock equal to the number of shares of Combined Company Common Stock subject to such Stardust Power Option immediately prior to the First Effective Time multiplied by the Per Share Consideration at an exercise price per share equal to the exercise price per share of Stardust Power Common Stock divided by the Per Share Consideration, subject to certain adjustments (the “Exchanged Company Option”) and (ii) each share of Stardust Power Restricted Stock outstanding immediately prior to the First Effective Time shall convert into a number of shares of GPAC II Common Stock equal to the number of shares of Stardust Power Common Stock subject to such Stardust Power Restricted Stock multiplied by the Per Share Consideration (rounded down to the nearest whole share) (the “Exchanged Company Restricted Common Stock”). Except as provided in the Business Combination Agreement, the terms and conditions (including vesting and exercisability terms, as applicable) shall continue as were applicable to the corresponding former Stardust Power Option and Stardust Power Restricted Common Stock, as applicable, immediately prior to the First Effective Time.

Additionally, holders of Stardust options and holders of Stardust restricted stock units will have the right to receive Earn Out options and RSUs respectively, with the number of Earn Out options and RSUs determined by multiplying the number of Stardust options and restricted stock units, respectively by the Earn Out Exchange Amount.

For more information about the Business Combination and certain agreements executed in connection therewith, see “Proposal No. 1—The Business Combination Proposal” and “Annex A—Business Combination Agreement.”

Material Events Post-Balance Sheet Date:

Land Purchase Option

The Company had an exclusive option purchase agreement with the City of Muskogee, Oklahoma for 66 acres of undeveloped tract (excluding wetlands and creeks). The option was scheduled to end on the earlier of February 29, 2024, the date the property is purchased, or the termination of the agreement by either party. Non-refundable option payments of $25,000 and $75,000 were made on June 8, 2023, and October 10, 2023, respectively, in line with the terms of the agreement, which have been capitalized these payments as pre-

acquisition land costs as at December 31, 2023. Subsequent to the year end, on January 10, 2024, the Company entered into an agreement to exercise the option and entered into an agreement to purchase the land for an additional amount of $1,562,030.

GPAC II Extension Related Party Notes Drawdown

Post year end, GPAC II drew down an additional $460,761 of funds from the extension related party notes facility, which was used towards expenses incurred post year-end. These notes are included in the total outstanding amount of $3,941,761 for which the Sponsor and GPAC II’s officers and directors are awaiting reimbursement in cash or through the conversion into GPAC II Private Placement Warrants.

Anticipated Accounting Treatment of the Transaction

The business combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP because Stardust Power has been determined to be the accounting acquirer under all redemption scenarios presented. Under this method of accounting, GPAC II, which is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and Stardust Power, which is the legal acquiree, will be treated as the accounting acquirer for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Stardust Power will become the historical financial statements of the Post-Closing Company, and GPAC II’s assets, liabilities and results of operations will be consolidated with Stardust Power’s beginning on the Closing Date. For accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Stardust Power with the business combination being treated as the equivalent of Stardust Power issuing stock for the net assets of GPAC II, accompanied by a recapitalization. The net assets of GPAC II will be stated at historical cost and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of Stardust Power in future reports of the Combined Company.

Stardust Power was determined to be the accounting acquirer under all of the redemption scenarios presented based on evaluation of the following facts and circumstances:

•	Stardust Power shareholders will have the majority voting interest in the Combined Company immediately after the Business Combination;

•	Stardust Power’s operations prior to the acquisition comprise the only ongoing operations of the Combined Company;

•	Stardust Power’s senior management will comprise the senior management of the Combined Company;

•	The Combined Company will assume the Stardust Power’s name; and

•	Stardust Power’s headquarters will become the Combined Company’s headquarters.

Other factors were considered but they would not change the preponderance of factors indicating that Stardust Power would be the accounting acquirer.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the business combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the Combined Company following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Anticipated Accounting for the Earnout Shares

Sponsor Earnout Shares

The Combined Company shall restructure the 7,500,000 shares currently outstanding and held by the Sponsor (the “Sponsor Shares”), with such Sponsor Shares reclassified into shares of the Combined Company Common Stock: 3,500,000 shares, of the Sponsor Shares will be forfeited for no consideration; 3,000,000 shares, of the Sponsor Shares will be fully vested immediately upon the Closing; and 1,000,000 shares, of the Sponsor Shares will be subject to vesting (or forfeiture) on the basis of achieving certain trading price thresholds following the Closing (“Sponsor Earnout Shares”). Fifty percent of the Sponsor Earnout Shares will vest when the volume-weighted average price (“VWAP”) of the Combined Company stock price equals or exceeds $12.00 per share for a period of 20 trading days in a 30 trading day period, and the remaining fifty percent of the Sponsor Earnout Shares will vest when the (“VWAP”) of the Combined Company stock price equals or exceeds $14.00 per share for a period of 20 trading days in a 30 trading day period. Alternatively, any remaining unvested Sponsor Earnout Shares become vested upon the occurrence of a change in control. Unvested Sponsor Earnout Shares will be forfeited if vesting does not prior to the eighth anniversary of the Closing Date.

The accounting for the Sponsor Earnout Shares was evaluated under ASC Topic 480, “Distinguishing Liabilities from Equity”, and ASC Subtopic 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, to determine if the Sponsor Earnout Shares should be classified as a liability or within equity. As part of that preliminary analysis, it was determined that the Sponsor Earnout Shares subject to vesting are freestanding from other shares of Common Stock held by the Sponsor and do not meet the criteria in ASC 815-40 to be considered indexed to the Combined Company Common Stock, due to the settlement provisions including a change in control component which could impact the number of the Sponsor Earnout Shares are ultimately settled for, which is not an input to a fixed-for-fixed option pricing model. As a result, the Sponsor Earnout Shares will be classified as a liability. An adjustment to recognize a liability related to the Sponsor Earnout Shares has been applied to the unaudited pro forma combined financial information. Subsequent changes in the fair value of the Sponsor Earnout will be reflected in the statement of operations.

Stardust Power Earnout Shares

The Stardust Power Earnout Shares consist of a fixed settlement amount of 5,000,000 shares based on achieving VWAP of $12.00 per share threshold or upon the occurrence of a change in control prior to the eighth anniversary of the Closing Date. Stardust determined that the Earnout Shares represent a freestanding equity-linked financial instrument to be evaluated under ASC 480 and ASC 815-40. Based upon the analysis, Stardust concluded that the Earnout Shares should not be classified as a liability under ASC 480. Under ASC 815-40, an entity must first evaluate whether an equity-linked instrument is considered indexed to the reporting entity’s stock. This analysis, which is performed under ASC 815-40-15, is a two-step test that includes evaluation of both exercise contingencies and settlement provisions. The Earnout Share arrangement contains contingencies namely the achievement of a VWAP of $12.00 per share threshold or upon the occurrence of a change in control prior to the eighth anniversary of the Closing Date. With respect to settlement provisions, the number of Earnout Shares is adjusted only for dilutive activities, which are an input into the pricing of a fixed-for-fixed option on equity shares under ASC 815-40-15-7E(c). Specifically, it is noted that in the amended Business Combination Agreement, the quantity of Earnout Shares was fixed based on $10.00. It is important to note that, in absence of dilutive activities, there will be either zero or the applicable share amount issuable under the Earnout Share arrangement; therefore, the triggering events for issuing shares is only an exercise contingency to be evaluated under step 1 of ASC 815-40-15. Stardust Power next considered the equity classification conditions in ASC 815-40-25 and concluded that all of them were met. Therefore, the Earnout Share arrangement is appropriately classified in equity.

As the merger is accounted for as a reverse recapitalization, the fair value of the Earnout Share arrangement as of the merger date will be accounted for as an equity transaction (as a deemed dividend) as of the closing date of the merger.

SAFEs

In accordance with the terms of the outstanding SAFEs issued by Stardust Power to AIGD, the SAFEs will convert into shares of Stardust Power Common Stock, immediately prior to the First Effective Time.

The SAFE dated November 18, 2023, provided $3,000,000 from AIGD and $2,000,000 was provided pursuant to the Amended and Restated SAFE dated November 18, 2023 subsequent to the SAFE dated August 15, 2023. On February 23, 2024, the Company also signed another SAFE for an amount of $200,000 with an individual, which will also convert into shares of Stardust Power Common Stock, immediately prior to the First Effective Time.

Stardust Power and AIGD have entered into an agreement dated March 22, 2024 that provides Stardust Power, prior to the First Effective Time, with an option to issue additional Stardust Power Common Stock pursuant to terms that are substantially identical to the existing SAFEs, up to $15,000,000.

As of the date of this proxy statement/prospectus, the entire outstanding amount under the SAFEs is $5,200,000 (excluding the option to issue an additional $15 million in SAFEs to AIGD. Immediately prior to the First Effective Time, the SAFEs will automatically convert into the number of shares of Stardust Power Common Stock equal to 136,605 of Stardust Power Common Stock. The 136,605 shares are included in the 45,000,000 shares to Stardust Power rollover equity noted in the share ownership table below.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the business combination and considering the impact of any post balance sheet date material events, in accordance with U.S. GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the business combination occurred on the dates indicated. Any net cash proceeds remaining after the consummation of the business combination and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Company following the completion of the business combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. GPAC II and Stardust Power have not had any historical relationship prior to the discussion of the Business Combination. Accordingly, no Transaction Accounting Adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information is presented in three scenarios: (1) Assuming No Redemptions, (2) Assuming 50% Redemptions, and (3) Assuming Maximum Redemptions.

•

Scenario 1 Assuming No Redemptions: This scenario assumes that no public stockholders elect to redeem their Class A Ordinary Shares for a pro rata portion of cash in the Trust Account, and thus the full amount held in the Trust Account is available at closing of the Business Combination.

•	Scenario 2 Assuming 50% Redemptions: This scenario assumes that the public stockholders elect to redeem 50% Class A Ordinary Shares for a pro rata amount of cash in the Trust Account.

•

Scenario 3 Assuming Maximum Redemptions: This scenario assumes that the public stockholders elect to redeem the maximum number of Class A Ordinary Shares for a pro rata amount of cash in the Trust Account.

The following summarizes the pro forma Combined Company’s voting Ordinary Shares issued and outstanding immediately after the Business Combination under the assumed redemptions scenarios as discussed above:

	Unaudited Pro Forma Combined Share Ownership(1)
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%
Stardust Power rollover equity (2)(3)(4)	45,000,000	90.14%	45,000,000	91.79%	45,000,000	93.50%
Non-Redemption Shares	127,777	0.26%	127,777	0.26%	127,777	0.26%
GPAC II public shareholders(5)	1,794,585	3.59%	897,293	1.83%	—	0.00%
Sponsor(6)(7)	3,000,000	6.01%	3,000,000	6.12%	3,000,000	6.23%

Total Shares Outstanding	49,922,362	100%	49,025,070	100%	48,127,777	100%

(1)	The pro forma combined shares ownership outstanding immediately after the Closing of the Business Combination, will change if actual facts differ from the assumptions set forth above.
(2)	Includes two shareholders, of which 50% of the shares of such shareholders are not subject to lock-up or transfer restrictions.
(3)	Includes 640,743 Class A Ordinary Shares issued with the conversion of the SAFE notes.
(4)	Excludes 5,000,000 Stardust Power Earnout Shares.
(5)	Excludes 5,655,286 Public Warrants that shall convert automatically into a whole warrant exercisable for one share of Combined Company Common Stock.
(6)	Excludes 7,276,237 Private Placements Warrants that shall convert automatically into a whole warrant exercisable for one share of Combined Company Common Stock.
(7)	Excludes 1,000,000 Sponsor Earnout Shares.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2023

					Scenario 1 Assuming no redemption			Scenario 2 Assuming 50% redemptions			Scenario 3 Assuming maximum redemptions
	Global Partner Acquisition Corp II	Stardust Power Inc.	Material Events		Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash	22,000	1,271,824	—		20,244,439	A	13,537,757	(10,122,220)	C	3,415,537	(10,122,219)	C	1,562,030
	—	—	—		(1,377,406)	F	—	—		—	—
	—	—	—		(6,423,100)	G	—	—		—	—
	—	—	—		(200,000)	I	—	—		—	—
	—	—	—		—		—	—		—	8,268,712	K
Prepaid expenses and other current assets	14,000	1,431,606	—		(1,005,109)	H	440,497	—		440,497	—		440,497

Total current assets	36,000	2,703,430	—		11,238,824		13,978,254	(10,122,220)		3,856,034	(1,853,507)		2,002,527

Cash held in the trust account	43,704,000	—	—		(43,704,000)	A	—	—		—	—		—
Preacquisition land costs	—	100,000	(100,000)	L	—		—	—		—	—		—
Land	—	—	1,662,030	L	—		1,662,030	—		1,662,030	—		1,662,030
Non-current investment	—	218,556	—		—		218,556	—		218,556	—		218,556
Fixed Asset	—	1,968	—		—		1,968	—		1,968	—		1,968

Total assets	43,740,000	3,023,954	1,562,030		(32,465,176)		15,860,808	(10,122,220)		5,738,588	(1,853,507)		3,885,081

LIABILITIES, COMMITMENT AND CONTINGENCIES AND
STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and other current liabilities	64,000	1,464,899	1,562,030	L	(909,209)	G	2,181,720	—		2,181,720	—		2,181,720
Promissory note – related party	755,000	—	—		(755,000)	F	—	—		—	—		—
Extension promissory notes – related party	2,726,000	—	460,761	M	(3,186,761)	F	(460,761)	—		(460,761)	—		(460,761)
Accrued liabilities	4,327,000	—	—		(4,052,000)		275,000	—		275,000	—		275,000
Short term loan	—	72,967	—		—		72,967	—		72,967	—		72,967
Current portion of early exercised shares option liability	—	2,990	—		—		2,990	—		2,990	—		2,990

Total current liabilities	7,872,000	1,540,856	2,022,791		(8,902,970)		2,071,916	—		2,071,916	—		2,071,916
Warrant liability	337,000	—	—		414,635	F	751,635	—		751,635	—		751,635
Deferred underwriting commission	10,500,000	—	—		(10,500,000)	E	—	—		—	—		—
SAFE note	—	5,212,200	—		(5,412,200)	D	—	—		—	—		—
	—	—	—		200,000	I
Other long-term liabilities	—	5,660	—		5,111,000	J	5,116,660	—		5,116,660	—		5,116,660

Total liabilities	18,709,000	6,758,716	2,022,791		(19,089,535)		7,940,211	—		7,940,211	—		7,940,211
Commitments and contingencies
Class A ordinary shares subject to possible redemption	43,704,000	—	—		(23,459,561)	A	—	—		—	—		—
			—		(20,244,439)	C
Stockholders’ equity (deficit)
Common stock	—	87	—		(87)	D	—	—		—	—		—
Preference shares	—	—	—		—		—	—		—	—		—
Class A ordinary shares	—	—	—		179	C	4,992	(90)	C	4,902	(89)	C	4,813
					300	C
					13	C
					4,500	D
					—
Class B ordinary shares	1,000	—	—		(1,000)	C	—	—		—	—		—
Additional paid in capital	—	58,736	—		(15,082,761)	B	11,248,429	(10,122,130)	C	1,126,299	(10,122,130)	C	(727,119)
					20,244,947	C					8,268,712	K
					5,007,787	D
					10,500,000	E
					2,149,720	F
					(5,111,000)	J
					(5,513,891)	G
					(1,005,109)	H
Accumulated other comprehensive income	—	—	—		—		—	—		—	—		—
Accumulated deficit	(18,674,000)	(3,793,585)	(460,761)	M	19,134,761	B, G	(3,332,824)	—		(3,332,824)	—		(3,332,824)

Total stockholders’ equity (deficit)	(18,673,000)	(3,734,762)	(460,761)		30,328,359		7,920,597	(10,122,220)		(2,201,623)	(1,853,507)		(4,055,130)

Total liabilities and stockholders’ equity (deficit)	43,740,000	3,023,954	1,562,030		(32,465,176)		15,860,808	(10,122,220)		5,738,588	(1,853,507)		3,885,081

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2023

					Scenario 1 Assuming no redemption			Scenario 2 Assuming 50% redemptions		Scenario 3 Assuming maximum redemptions
	Global Partner Acquisition Corp II	Stardust Power Inc. (Inception March 16, 2023 to December 31, 2023)	Material Events		Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
Revenue	—	—	—		—		—	—	—	—	—
General and administrative expenses	5,230,000	2,675,698	460,761	CC	—		8,366,459	—	8,366,459	—	8,366,459
Settlement and release of liabilities	(2,961,000)	—	—		—		(2,961,000)	—	(2,961,000)	—	(2,961,000)

Income (loss) from operations	(2,269,000)	(2,675,698)	(460,761)		—		(5,405,459)	—	(5,405,459)	—	(5,405,459)
Other income (expense):
Income from cash and investments held in the trust account	2,278,000	—	—		(2,278,000)	AA	—	—	—	—	—
Write-off contingent warrants associated with shares redeemed	130,000	—	—		—		130,000	—	130,000	—	130,000
Change in fair value of warrant liability	—	—	—		(414,635)	DD	(414,635)	—	(414,635)	—	(414,635)
Change in fair value of SAFE instruments	—	(212,200)	—		212,200	BB	—	—	—	—	—
Change in fair value of equity investments	—	18,556	—		—		18,556	—	18,556	—	18,556
SAFE note issuance costs	—	(466,302)	—		—		(466,302)	—	(466,302)	—	(466,302)
Other transaction costs	—	(450,113)	—		—		(450,113)	—	(450,113)	—	(450,113)
Depreciation	—	—	—		—		—	—	—		—
Interest expense	—	(7,828)	—		—		(7,828)	—	(7,828)	—	(7,828)
Net unrealised(loss) gain on available-for-sale securities	—	—	—		—		—	—	—	—	—

Total other income (expense)	2,408,000	(1,117,887)	—		(2,480,435)		(1,190,322)	—	(1,190,322)	—	(1,190,322)

Net income (loss)	139,000	(3,793,585)	(460,761)		(2,480,435)		(6,595,781)	—	(6,595,781)	—	(6,595,781)

Basic and diluted		$(0.43)
Net income per Class A ordinary share—basic and diluted	$0.01
Net income per Class B ordinary share—basic and diluted	$0.01
Pro forma weighted average shares outstanding basic and diluted							46,186,592		45,289,300		44,474,718

Pro forma basic and diluted net (loss) per share							$(0.14)		$(0.15)		$(0.15)

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, GPAC II, who is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and Stardust Power, which is the legal acquiree, will be treated as the accounting acquirer for financial reporting purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S— X as amended by final rule, Release No. 33—10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33—10786 replaces existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management Adjustments”). Management has elected not to present Management Adjustment’s and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma adjustments reflecting the completion of the business combination and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of GPAC II and Stardust Power.

2.	Accounting Policies

Upon completion of the Business Combination, management will perform a comprehensive review of GPAC II’s and Stardust Power’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify differences that would have a material impact on the unaudited pro forma condensed combined financial information.

3.	Transaction Accounting and Material Event Adjustments

Transaction Accounting and Material Event Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2023

A.

To reflect the reclassification of $20,244,439 of cash held in the trust account post redemption of 2,137,134 shares for $23,767,574 in January 2024. The reclassification comes after the increase of additional income of $308,013 from the trust account investments from December 31, 2023 to date.

B.	Reflects the reclassification of GPAC II’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

C.

In Scenario 1, which assumes that no GPAC II Shareholders exercise their redemption rights, the Class A Ordinary Shares subject to redemption for cash amounting to $20,244,439 would be transferred to permanent equity, and subsequently all Class A shares would be converted in to Combined Company Common Stock reflected as an adjustment to Class A Combined Company common Stock of $179 (to present the par value) and additional paid in capital ( the balance impact). In addition, in accordance with the terms of the Non Redemption Agreements, shareholders are issued 127,777 new shares of Combined Company Common Stock for the 1,503,254 Class A Ordinary Shares of GPAC II not redeemed in connection with the 2024 Extension Amendment Proposal, the impact of which is recorded as an adjustment to Class A Combined Company common Stock of $13 (to present the par value). For the 3.5 million Class B Sponsor shares which are forfeited per the terms of the Transaction, an adjustment of $350 to additional paid-in capital has been recorded to present the impact of the forfeiture. All remaining Class B shares would be converted in to Combined Company Common Stock reflected as an adjustment to Class A Combined Company common Stock of $300 (to present the par value) and additional paid in capital (the balance impact). We note that on April 5, 2024, the Sponsor converted 7,400,000 of the aforementioned Class B Ordinary Shares into Class A Ordinary Shares, on a one-for-one basis. However, given that 3.5 million of these shares would ultimately be forfeited and

3.9 million of these shares would convert in to Combined Company Class A Stock, which is the final impact of the above mentioned adjustment in any case, no separate adjustment to account for the April 5, 2024 conversion is deemed necessary.

In Scenario 2, which assumes the same facts as described in Scenario 1 above, but also assumes that 50% of shares, or 897,293 shares held by Public Shareholders, of Class A Ordinary Shares are redeemed for cash by GPAC II Shareholders $10,122,220 respectively would be paid out in cash at a price of $11.28. In Scenario 3, which assumes the same facts as described in Scenario 1 above, but also assumes the maximum number of shares, or 1,794,585 shares held by Public Shareholders, of Class A Ordinary Shares are redeemed for cash by GPAC II Shareholders, the incremental amount of $10,122,220, respectively would be paid out in cash at a price of $11.28 per share. In Scenario 3, upon redemption of all shares, given the proforma presents the cash on hand as being nil, in the instance that no additional funding through a PIPE financing or any other sources becomes available, any capital requirements to continue to fund the Company’s operations is expected to be funded from the available convertible note facility from AIGD, referred to in adjustment K below.

D.	To reflect the conversion and exchange of Stardust Power’s common stock, including the conversion of the SAFE notes, into Combined Company Common Stock upon Closing.

E.

Reflects the waiver of the $10,500,000 of deferred underwriting commission previously included in GPAC II’s historical financial statements. See, “Information about GPAC II—Waiver of Deferred Underwriting Fees” for more information.

F.

Reflects the settlement of the GPAC II related party promissory notes of $3,941,761 at Closing per the terms whereby (i) loans in an amount of approximately $2,564,355 will be converted into approximately 1,709,570 GPAC II Private Placement Warrants, and which are presented at fair value, similar to other Private Placement warrants presented in historical financial statements, of $176,599 using the fair value of the warrants as of April 15, 2024 of $0.10 per warrant, and (ii) loans made by the Sponsor or any of its affiliates to GPAC II in an amount of $1,377,406 will be repaid in cash. The entry also reflects the impact of $238,036 related to the revaluation of the Private Placement warrants presented in historical financial statements to present them at current fair value of warrants of $0.10 per warrant, with the corresponding impact booked to additional paid in capital.

G.

To reflect the payment of an aggregate of approximately $6,423,100 of estimated legal, financial advisory and other professional fees related to the Business Combination. The costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of approximately $6,423,100 is reflected as an adjustment to other current liabilities of $4,151,645 for costs accrued in historical financial statements, $809,563 for amounts presented as accounts payable in historical financial statements, reversal of $4.052,000 of transaction costs that should be deferred which were previously written off, with a corresponding offset to APIC of $5,513,891 to reflect the deferral of transaction costs directly related to this merger.

H.

To reflect the reclassification of an aggregate of approximately $1,005,109 of estimated legal, financial advisory and other professional fees related to the Business Combination, currently reflected in prepaid and other current assets in historical financial statements, to APIC of $1,005,891 to reflect the deferral of transaction costs directly related to this merger.

I.	To reflect $200,000 in cash received for the SAFE note post December 31, 2023, that will convert into Combined Company Common Stock upon Closing, as reflected in adjustment D above.

J.

To reflect the preliminary estimated fair value of the Sponsor Earnout Shares liability of $5,111,000. The pro forma value of the Sponsor Earnout Shares was estimated using a Monte Carlo simulation model. Estimates are subject to changes as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined on the Closing Date. Changes in these assumptions would be expected to impact the fair value of the Sponsor Earnout Shares.

K.

To reflect $8,268,712 of additional SAFE notes from AIGD, in accordance with the agreement, dated March 22, 2024, to provide for additional funds to settle the redemptions under Scenario 3 discussed in adjustment C above, and its subsequent conversion to Combined Company common stock, as well as the settlement of the payable related to the land purchase agreement entered into, as discussed in adjustment L below. Given these notes would essentially convert into Stardust Power Common Stock first and would be then be included in the Combined Company common stock reserved for Stardust Power, Inc. shareholders, the entire SAFE note drawn down in this scenario 3 would be converted to additional paid in capital, as the impact to Combined Company common stock par value is already considered in adjustment C.

L.

To reflect the impact of the agreement to purchase the land for the refinery site for an additional $1,562,030, with a corresponding impact to accounts payable that is expected to be paid out from the cash balance that the Company would have on hand at year end. Further this also reflects the reclassification of the advance paid for this land, currently presented as pre-acquisition land costs, to the long-lived asset.

M.	To reflect the impact of additional $460,761 of extension related party notes drawn down since year end and utilized for expenses incurred for the transaction by GPAC II.

Transaction Accounting and Material Event Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023

AA.	To reflect the elimination of interest income related to the Trust Account, as it will not continue after the Business Combination.

BB.	To reflect the adjustment to the fair valuation impact of convertible instruments (SAFE), as it will not continue after the Business Combination.

CC.

To reflect the adjustment for additional expenses of $460,761 incurred related to the transaction post year end, which is reflected in the additional draw down of the GPAC II related party notes as discussed in adjustment M above.

DD.

To reflect the adjustment for revaluation of 5,566,677 Private Placement Warrants presented in GPAC II historical financial statements and valuation impact of 1,709,570 additional Private Placement Warrants issued to settle GPAC II related party notes payable, as discussed in adjustment F above.

4.	Loss per Share

The table below illustrates the net loss per share attributable to common stockholders calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. For the no redemption, 50% redemption and maximum redemption scenarios, this calculation is retroactively adjusted to eliminate such shares for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared assuming three redemption scenarios for the year ended December 31, 2023:

	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
As of and for the year ended December 31, 2023
Pro forma net loss	$(6,595,781)	$(6,595,781)	$(6,595,781)
Weighted-average shares outstanding	46,186,592	45,289,300	44,474,718
Pro forma net loss per share, basic and diluted	$(0.14)	$(0.15)	$(0.15)
Pro forma weighted-average shares calculation, basic and diluted:
Stardust Power rollover equity(1)	41,264,230	41,264,230	41,346,941
Non-Redemption Shares	127,777	127,777	127,777
GPAC II Public shareholders	1,794,585	897,293	—
Sponsor	3,000,000	3,000,000	3,000,000

	46,186,592	45,289,300	44,474,718

(1)

Stardust Power rollover equity adjusted for 3,735,770 unvested shares for Scenarios 1 and 2, and 3,653,059 for Scenario 3, which relates to early exercised shares, which although considered an issued share and considered as part of the shares issued to Stardust shareholders, is not considered as an issued share for EPS computation purposes under ASC 260-10 and hence excluded from the calculation.

The following outstanding shares of the Combined Company were excluded from the computation of pro forma diluted net loss per share for the scenarios presented above because including them would have had an antidilutive effect for the year ended December 31, 2023:

	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Public warrants	5,655,286	5,655,286	5,655,286
Private placement warrants	7,276,237	7,276,237	7,276,237
Stardust Power earnout shares	5,000,000	5,000,000	5,000,000
Excluded Stardust Power rollover equity	3,735,770	3,735,770	3,653,059
Sponsor earnout shares	1,000,000	1,000,000	1,000,000

	22,667,293	22,667,293	22,584,582

INFORMATION ABOUT GPAC II

References in this section to “we,” “our,” or “us” refer to Global Partner Acquisition Corp II.

General

We are a blank check company incorporated on November 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We reviewed a number of opportunities to enter into an initial business combination with one or more operating businesses and entered into the Business Combination Agreement on November 21, 2023. We intend to effectuate the Business Combination using cash from the proceeds of our initial public offering and the sale of the GPAC II Private Placement Warrants, our shares, debt or a combination of cash, equity and debt.

Initial Public Offering and Private Placement

On January 14, 2021, we consummated our initial public offering of 30,000,000 GPAC II Public Units, including the issuance of 2,500,000 additional GPAC II Public Units as a result of the underwriters’ full exercise of their over-allotment option, at $10.00 per GPAC II Public Unit, generating gross proceeds of $300,000,000. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-51558) and registration statement on Form S-1MEF (No. 333-252033). The SEC declared the registration statement effective on January 11, 2021. Simultaneously with the closing of our initial public offering, we consummated the sale of 5,566,667 GPAC II Private Placement Warrants to the Sponsor at a price of $1.50 per GPAC II Private Placement Warrant, generating gross proceeds of $8,350,000.

Transaction costs amounted to approximately $17.0 million, consisting of $6.0 million of underwriting fees, $10.5 million of deferred underwriting fees and $0.9 million of other offering costs. In connection with the Business Combination, the underwriters of our initial public offering waived their rights to the deferred underwriting fees.

Following the closing of the our initial public offering on January 14, 2021 and the full exercise of the underwriters’ over-allotment, an amount of $300,000,000 ($10.00 per GPAC II Public Unit) from the net proceeds of the sale of the GPAC II Public Units in our initial public offering and the sale of the GPAC II Private Placement Warrants were placed in the Trust Account, and invested in U.S. government securities, within the meaning set forth in the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by us, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to our shareholders, as described below.

Waiver of Deferred Underwriting Fees

Each of UBS Securities LLC and RBC Capital Markets, LLC resigned from their underwriting role and agreed to gratuitously waive their entitlement to the entirety of the deferred underwriting fees owed to such institution in connection with GPAC II’s initial public offering. UBS Securities LLC and RBC Capital Markets, LLC were to be compensated, in part, on a deferred basis for their underwriting services in connection with the GPAC II initial public offering and such services have already been rendered, yet UBS Securities LLC and RBC Capital Markets, LLC are waiving such fees and disclaiming responsibility for the proxy statement/prospectus. Such fee waivers for services already rendered is unusual.

Following the closing of our initial public offering, UBS Securities LLC and RBC Capital Markets, LLC advised GPAC II’s former management on a potential initial business combination with a potential target with whom GPAC II signed an LOI and PIPE funding efforts were initiated. However, no business combination agreement or similar agreement was signed and the potential transaction was ultimately abandoned. Since then, GPAC II has not had a relationship with either UBS Securities LLC and RBC Capital Markets, LLC, and neither UBS Securities LLC nor RBC Capital Markets has had any role in the identification or evaluation of business combination targets. Further, UBS Securities LLC and RBC Capital Markets, LLC were not engaged to provide any financial or merger-related advisory services in connection with the Business Combination and were not involved in the preparation of, or analysis underlying, any disclosure in this proxy statement/prospectus. Their resignations and waivers did not impact the evaluation of the Business Combination. Pursuant to their resignations and related waivers of deferred underwriting fees, UBS Securities LLC and RBC Capital Markets, LLC claim no role in the Business Combination and disclaim any responsibility for any of the disclosure in this proxy statement/prospectus.

Around the time of the announcement that GPAC II entered into the Business Combination Agreement and after having had no relationship with UBS Securities LLC and RBC Capital Markets, LLC related to the Business Combination, GPAC II contacted each of UBS Securities LLC and RBC Capital Markets, LLC and inquired about their status going forward. Each of UBS Securities LLC and RBC Capital Markets, LLC subsequently resigned and agreed to gratuitously waive their portions of deferred underwriting fees. UBS Securities LLC and RBC Capital Markets, LLC did not provide us with any reasons for the fee waiver, despite already completing their services. GPAC II did not seek out the reasons for such waivers nor is GPAC II willing to speculate as to UBS Securities LLC’s or RBC Capital Markets, LLC’s reasons for such waivers.

Extension of Time to Complete a Business Combination

Prior to the 2023 Extension Articles Amendment, the Existing Governing Documents required that GPAC II consummate its initial business combination by January 12, 2023. On January 11, 2023, GPAC II held an extraordinary general meeting of shareholders to amend its Existing Governing Documents to extend the date by which GPAC II must complete its initial business combination (the “Termination Date”) from January 14, 2023 (the “Original Termination Date”) to April 12, 2023 (the “Articles Extension Date”) and to allow GPAC II, without another shareholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to nine times by an additional one month each time after the Articles Extension Date, by resolution of the GPAC II Board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 14, 2024, or a total of up to twelve months after the Original Termination Date. The GPAC II Shareholders approved the 2023 Extension Amendment Proposal at the 2023 Extension Meeting and, on January 13, 2023, GPAC II filed the 2023 Extension Articles Amendment with the Register of Companies of the Cayman Islands. In connection with the vote to approve the 2023 Extension Amendment Proposal, the holders of 26,068,281 Class A Ordinary Shares (86% of the Class A Ordinary Shares outstanding prior to the 2023 Extension Meeting) properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.167 per share, for an aggregate redemption amount of approximately $265,050,166.

In connection with the 2023 Extension Articles Amendment, the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) agreed to make a deposit into the Trust Account of $450,000, in exchange for a non-interest bearing, unsecured promissory note issued by GPAC II to the Lender. In addition, the Lender deposited $150,000 into the Trust Account for each additional one-month extension following the Articles Extension Date.

On each of April 12, 2023, May 9, 2023, June 9, 2023, July 13, 2023, August 10, 2023, October 3, 2023, October 13, 2023, November 9, 2023 and December 6, 2023 the GPAC II Board approved one-month extensions following the Articles Extension Date and $1,350,383.33 was deposited into the Trust Account in total.

On January 9, 2024, GPAC II held an extraordinary general meeting of shareholders to amend its Existing Governing Documents to extend the Termination Date from January 14, 2024 to July 14, 2024 (the “2024 Articles Extension Date”). The GPAC II Shareholders approved the 2024 Extension Amendment Proposal at the

2024 Extension Meeting and, on January 11, 2024, GPAC II filed the 2024 Extension Articles Amendment with the Register of Companies of the Cayman Islands. In connection with the vote to approve the 2024 Extension Amendment Proposal, the holders of 2,137,134 Class A Ordinary Shares (54.4% of the Class A Ordinary Shares outstanding prior to the 2024 Extension Meeting) properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.12 per share, for an aggregate redemption amount of approximately $23,767,574.

After giving effect to the Extension Amendment Redemptions and the deposits by the Sponsor into the Trust Account, as of April 15, 2024 there were 1,794,585 Class A Ordinary Shares issued and outstanding and held by Public Shareholders with redemption rights and approximately $20,244,439 in the Trust Account.

On January 16, 2024, GPAC II received a notice from the staff of the Listing Qualifications Department of Nasdaq indicating that GPAC II is not in compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement. On January 23, 2024, GPAC II timely submitted a hearing request to appeal Nasdaq’s determination to the Nasdaq Hearings Panel to request sufficient time to complete a business combination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series (the “Hearing Request”). The Hearing Request resulted in a stay of any suspensions or delisting action pending the Nasdaq Hearing Panel’s decision. The Nasdaq Hearing Panel’s hearing for GPAC II was held on April 2, 2024. The Nasdaq Hearing Panel granted GPAC II’s request for an extension until June 3, 2024.

On January 29, 2024, GPAC II received a notice from the Nasdaq stating that GPAC II failed to hold an annual meeting of shareholders within 12 months after its fiscal year ended December 31, 2022, as required by Nasdaq Listing Rule 5620(a). This matter serves as an additional basis for delisting GPAC II’s securities from Nasdaq and the Panel will consider this additional matter in its decision regarding GPAC II’s continued listing on the Nasdaq Capital Market. GPAC II presented its views with respect to this additional deficiency to the Panel in writing on February 5, 2024. GPAC II intends to regain compliance with Nasdaq Listing Rule 5620(a) by holding the shareholder meeting to approve the Business Combination and to conduct such meeting as a special meeting in lieu of an annual meeting that will satisfy Nasdaq Listing Rule 5620(a).

Effecting Our Initial Business Combination

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that we acquire must collectively have an aggregate fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) signing a definitive agreement in connection with our initial business combination. The fair market value of the target or targets will be determined by the GPAC II Board based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value of comparable businesses). Our shareholders will be relying on the business judgment of the GPAC II Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the section titled “Proposal No. 1—The Business Combination Proposal—Satisfaction of 80% Test,” the GPAC II Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of the Business Combination

We are seeking shareholder approval of the Business Combination at the Shareholder Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of Public Shares may redeem their shares for cash. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per GPAC II Public Share), including interest

(which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to certain limitations as described in this proxy statement/prospectus. There will be no redemption rights upon the completion of a Business Combination with respect to the GPAC II Public Warrants.

Such redemption rights will be effected under the Existing Governing Documents and the DGCL. The Sponsor, GPAC II and Stardust Power entered into the Sponsor Letter Agreement pursuant to which, among other things, the Sponsor has agreed to, among other things (a) vote, in their capacity as shareholders of GPAC II, in favor of the Business Combination Agreement and the Transactions (including the GPAC II Shares as converted in the Class B Conversion, which shall be deemed to be converted at the option of the holders of the Class B Ordinary Shares), (b) be bound by certain transfer restrictions with respect to its Ordinary Shares, (c) terminate certain lock-up provisions included in that certain Letter Agreement, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 13, 2023, by and among Sponsor and GPAC II, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (d) be bound by certain lock-up provisions during the lock-up period set forth in the Sponsor Letter Agreement with respect to its Class B Ordinary Shares (as converted into Class A Ordinary Shares and then converted into GPAC II Common Stock), (e) fully vest 3,000,000 of its Class B Ordinary Shares immediately upon the Closing (and convert into GPAC II Common Stock), (f) subject 1,000,000 of its Class B Ordinary Shares to vesting (or forfeiture) on the basis of achieving (or failing to achieve) certain trading price thresholds following the Closing, (g) forfeit 3,500,000 of its Class B Ordinary Shares for no consideration (reduced by any Non-Redemption Shares), and (h) waive any anti-dilution adjustment to the conversion ratio set forth in the Amended and Restated Memorandum and Articles of Association of GPAC II or similar protection with respect to the GPAC II Common Stock, in each case, as more fully set forth in the Sponsor Letter Agreement.

Limitations on Redemptions

The Existing Governing Documents do not prohibit GPAC II from redeeming Class A Ordinary Shares if such redemption would cause GPAC II’s net tangible assets to be less than $5,000,001 following such redemption. The Business Combination Agreement does not include a condition to Closing that GPAC II must have, after giving effect to any redemption of the Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) or otherwise being exempt from the provisions of Rule 419 promulgated under the Securities Act. Accordingly, and if redemptions in connection with the Business Combination cause GPAC II’s net tangible assets to be less than $5,000,001 and the Combined Company does not meet another exemption from the “penny stock” rule (such as the GPAC II Common Stock being listed on Nasdaq, or the price of the GPAC II Common Stock exceeding $5.00), then the GPAC II Common Stock may be a “penny stock” upon Closing. A determination that the GPAC II Common Stock is a “penny stock” would require brokers trading in such shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities. See “Risk Factors—A shareholder-approved amendment to the Existing Governing Documents removed the minimum net tangible assets requirement. The Business Combination Agreement does not contain a closing condition that GPAC II have at least $5,000,001 of net tangible assets or otherwise be exempt from the provisions of Rule 419 under the Securities Act. Accordingly, GPAC II and Stardust Power may complete the Business Combination even if the Combined Company Common Stock would be a “penny stock” upon the Closing.”

Redemption Rights for Public Shareholders in connection with the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares prior to the Domestication and in connection with our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was approximately $11.28 per public share as of April 15, 2024. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. There will be no redemption rights in connection with our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. Our Sponsor, and certain directors and officers of GPAC II have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the Business Combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by the Termination Date or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Redemption of Class A Ordinary Shares and Liquidation if No Initial Business Combination

The Existing Governing Documents provide that we will have only until the Termination Date to consummate an initial business combination, until the end of the Extension Period approved by our shareholders in the form of an amendment to the Existing Governing Documents. If we have not consummated an initial business combination by the Termination Date from the closing of our initial public offering, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless and no distributable redeemable warrants will have been issued if we fail to consummate an initial business combination by the Termination Date. Our amended and restated memorandum and articles of association provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor, and certain officers and directors of GPAC II have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if we fail to consummate an initial business combination by the Termination Date from the closing of our initial public offering, which includes the Extension Period (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by the Termination Bate or (B) with respect to any other provision relating to the rights of holders of our Class A Ordinary Shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then outstanding public shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds from our initial public offering held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the GPAC II Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by public shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our Company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to the potential claims of creditors, we cannot assure you that the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We had access to approximately $22,000 as of December 31, 2023 with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors. However, any such liability would not be greater than the amount of funds from our Trust Account received by any such shareholder.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per Public Share to our public shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our Company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination by the Termination Date; (ii) in connection with a shareholder vote to amend our Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by the Termination Date; or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. Public shareholders who redeem their Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by the Termination Date, with respect to such Class A Ordinary Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Existing Governing Documents, like all provisions of our Existing Governing Documents, may be amended with a shareholder vote.

Employees

We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We are also being provided the services of one or more investment professionals, pursuant to the Services Agreement. We do not intend to have any full time employees prior to the completion of our initial business combination.

Facilities

We have no physical facilities. Our officers and the investment professionals who provide services to us under the Services Agreement work and will continue to work remotely. Our Address is 200 Park Avenue 32nd Floor, New York, New York 10166.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacities as such.

Periodic Reporting and Audited Financial Statements

We have registered the GPAC II Public Units, Class A Ordinary Shares and GPAC II Public Warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2023 as required by the Sarbanes-Oxley Act. Unless we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, we will not be required to comply with the independent registered accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Law. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following January 14, 2026, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the aggregate worldwide market value of our Ordinary Shares held by non-affiliates equals or exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the aggregate worldwide market value of our Ordinary Shares held by non-affiliates equals or exceeds $700 million as of the prior June 30.

Directors and Executive Officers

Our current directors and officers are as follows:

Name	Age	Position
Chandra R. Patel	58	Chief Executive Officer and Chairman
Jarett Goldman	37	Chief Financial Officer
Graeme Shaw	53	Chief Technology Officer
Richard C. Davis	57	President and Director
Gary DiCamillo	73	Director
Claudia Hollingsworth	63	Director
William Kerr	82	Director

Chandra R. Patel, our Chief Executive Officer and Chairman since January 2023, is the founder of Antarctica Capital and has served as the managing partner of Antarctica Capital since 2010. Antarctica Capital is an international private equity firm headquartered in New York with offices in the UK and India. Mr. Patel is responsible for Antarctica Capital’s strategic direction and core relationships and leads the firm’s key expansion initiatives. He developed the real assets business for Antarctica Capital and its SIGA®, SARO® and SEREY™ investment strategies. Mr. Patel co-founded Antarctica Capital’s private equity business and raised its first real estate fund. Mr. Patel served as the chairman of the board of directors of Endurance Acquisition Corp. (“Endurance”) from April 2021 until the completion of its business combination with SatixFy Communications Ltd. (“SatixFy”) in October 2022 for a business combination of $813 million. SatixFy is currently a publicly traded company on the New York Stock Exchange. Mr. Patel is currently also the Chief Executive Officer of Constellation Acquisition Corp I, another special purpose acquisition company, which completed its initial public offering in January 2021 and currently has its securities listed on the OTCQX Marketplace. Previously, he invested in a portfolio of companies in technology and healthcare, and he was involved in a number of cross-border transactions and policy initiatives. Mr. Patel also founded and held senior management positions at a variety of technology and information services companies and was an associate at a leading New York law firm. He sits on the boards of Weddell Re and EarthDaily Analytics Corp. Mr. Patel graduated from the University of Kansas (Bachelor of Arts), Summa Cum Laude, London School of Economics (Master of Science), and Boston College (Juris Doctor). We believe that Mr. Patel is well qualified to serve on our board due to his extensive experience in private equity transactions and as the founder and managing partner of Antarctica Capital.

Jarett Goldman, our Chief Financial Officer since January 2023, is an experienced investment professional with 15+ years of global experience in corporate finance, principal investing, and capital markets. Mr. Goldman is currently a director at Antarctica Capital and is responsible for transaction execution, asset management and business development within the firm’s digital infrastructure and real assets-focused investment strategies. Mr. Goldman is currently also the Chief Financial Officer of Constellation Acquisition Corp I, another special purpose acquisition company, which completed its initial public offering in January 2021 and currently has its securities listed on the OTCQX Marketplace. He possesses experience across capital markets, investment, and business development roles with a recent focus on digital, transportation, and space infrastructure. Prior to his role at Antarctica Capital, Mr. Goldman held a number of positions at Citi in New York and Hong Kong. In his last position he served as a vice president and regional product head for Citi’s Issuer Services business in Asia Pacific, with full P&L responsibility over 18 countries and oversight over strategy, product development, transaction structuring, marketing, operations, technology and financial management. Mr. Goldman holds a Bachelor of Science in Policy Analysis and Management and Mandarin Chinese from Cornell University and a Master of Business Administration from Columbia Business School.

Graeme Shaw, our Chief Technology Officer since January 2023, is an innovative, respected technologist and business strategist with over two decades of progressive experience in the aerospace and telecommunications industries. An expert in satellite engineering, telecommunications and business development, Dr. Shaw has extensive global experience in conceiving, designing, selling, buying, financing, managing, monitoring and operating satellite and technology projects. Prior to joining GPAC II, Mr. Shaw served as the chief technology officer of Endurance from September 2021 until the completion of its business combination with SatixFy in October 2022. Since March 2021, he has served as a managing director of ADP. He is also a founder and managing member of ArgoSat Advisors, a premier global advisory firm focused on the space industry that was founded in 2009. As part of his duties with ArgoSat, Dr. Shaw supports clients in leading the design, development, procurement and management of many new satellite projects and financings. He acts as technical advisor to financial sector clients to provide due diligence on multibillion-dollar investments or M&A transactions. Prior to ArgoSat, Dr. Shaw served as senior director of business development for Orbital Sciences Corporation where he led the Asia Pacific sales activities. Dr. Shaw has ScD and SM degrees in Aeronautics/Astronautics from the Massachusetts Institute of Technology and a BEng degree from Imperial College, London.

Richard C. Davis, our President and Director since January 2023, is a highly experienced executive with over 25 years of experience in corporate finance, private equity and the space industry. Mr. Davis has served as the chief executive officer of Descartes Labs, Inc. since June 2022. Prior to that, he served as the chief executive officer and a member of the board of directors of Endurance from April 2021 until the completion of its business combination with SatixFy in October 2022 for a business combination of $813 million. SatixFy is currently a publicly traded company on the New York Stock Exchange. Mr. Davis is currently also the President and director of Constellation Acquisition Corp I, another special purpose acquisition company, which completed its initial public offering in January 2021 and currently has its securities listed on the OTCQX Marketplace. Since March 2021, he has served as a managing director of ADP. He is also a founder and managing member of ArgoSat Advisors, a premier global advisory firm focused on the space industry that was founded in 2009. Mr. Davis also serves on the boards of SatixFy, EarthDaily Analytics and AscendArc. Prior to ArgoSat, Mr. Davis was president, and later interim-CFO, for ProtoStar, a communications satellite operator which raised over $500 million and launched two DTH satellites over Asia. Earlier in his career, Mr. Davis was a private equity investor Principal at VantagePoint Venture Partners, a private equity and venture capital firm with $4 billion of assets under management. His focus was on media/telecom as well as semiconductors/semiconductor capital equipment. Before that he was a vice president and founding member of the Lehman Brothers Communication Fund which was an $800 million private equity fund focused on communications infrastructure investments. In these roles, Mr. Davis was involved in equity and debt investments, asset acquisitions and dispositions and mergers and other business combinations or spin-offs for approximately two dozen companies in various investment lifecycle stages. Mr. Davis started his corporate finance career as an associate at Salomon Brothers. Mr. Davis was formerly an instructor pilot in the United States Air Force. He received his B.S. in Astrophysics (cum laude) from the University of Minnesota, and his MBA from the University of Virginia.

Gary DiCamillo, one of our directors since 2021, served as vice chairman of the GPAC II Board from its inception until February 2018, and since GPAC II’s merger with Purple in February 2018 has been a member of the board of directors of Purple, its lead independent director and chairman of the audit committee. From June 2017 to January 2020, he served as President and Chief Executive Officer of Universal Trailer Corporation, a manufacturer of leading horse, livestock and utility trailer brands. Since January 2010, Mr. DiCamillo has been the managing partner of Eaglepoint Advisors, a privately held advisor to boards and chief executive officers in matters of strategy, organization and the management of business transition issues. Prior to that, Mr. DiCamillo was the president and chief executive officer of Advantage Resourcing, a group of privately held technical, professional and commercial staffing companies based in Dedham, Massachusetts, from 2002 until August 2009. Previously, he was chairman and chief executive officer at the Polaroid Corporation from 1995 to 2002. He also has served as president of Worldwide Power Tools and Accessories at Black & Decker Corporation from 1986 to 1995 and before that as vice president/general manager for Culligan U.S.A., a division of Beatrice Corporation. He previously served as a director of Pella Corporation (from 1993 to 2007, and 2010 to 2018), the Sheridan Group, Inc. (from 1989 to 2017), and previously served as a director, as well as Lead Director, of 3Com Corporation (from 2000 to 2009). He began his career in brand management at Procter & Gamble Co., followed by several years as a manager at McKinsey & Company. Mr. DiCamillo has served as a director of Whirlpool Corporation (NYSE: WHR) since 1997 and served as chairman of its audit committee from April 2013 to April 2017. He serves on the boards of trustees at Rensselaer Polytechnic Institute and the Museum of Science in Boston, USA and previously served as a board member of Berkshire Manufactured Products, Inc. (where he was Chairman), Select Staffing and the Massachusetts Business Roundtable. Mr. DiCamillo is a graduate of Harvard Business School where he earned an MBA. He also holds a Bachelor of Science degree in Chemical Engineering from Rensselaer Polytechnic Institute.

Claudia Hollingsworth, one of our directors since 2021, has served as Chief Executive Officer of i2CEO since November 2016, a boutique advisory company that has advised companies in both the public and private sectors on business acceleration, transition, strategy, leadership and organizational maturity. Ms. Hollingsworth was appointed to Purple’s board of directors immediately following the 2018 closing of its business combination with GPAC II and currently serves as chair of Purple’s human capital/compensation committee and as a member of its audit committee. From July 2012 to October 2016, she served as Chief Executive Officer of Gump’s San Francisco, a luxury home furnishing, apparel and jewelry, multi-channel retailer. Gump’s San Francisco later filed a petition under Chapter 11 of the U.S. Bankruptcy Code in August 2018. From May 2011 to June 2012, Ms. Hollingsworth served as Chief Executive Officer of i2CEO. Prior to that, she served as president of H.D. Buttercup from July 2007 to May 2011, CEO and president of GBH, Inc. from March 2004 to July 2007, and president and director of Michael Anthony Jewelers from February 2002 to February 2004. Earlier in her career she held various executive management positions with M.Z. Berger and OroAmerica. Ms. Hollingsworth currently serves on the board of directors of Destinations by Design, a premier destination management company. She also serves on the board of Atlas Corps, an international network of social sector leaders and organizations. Ms. Hollingsworth is a member of the National Association of Corporate Directors and is recognized as a Board Leadership Fellow. She has earned a certification for Cybersecurity Oversight for Directors from the Software Engineering Institute at Carnegie Mellon University.

William Kerr, one of our directors since 2021, is a Partner of Eaglepoint Advisors. He served as Chairman of GPAC II from 2015 to 2018. From January 2010 through January 2013, Mr. Kerr served as Chief Executive Officer of Arbitron, Inc., a media and marketing services firm. From 1991 until January 2010, Mr. Kerr served as Executive Vice President, then as President, Chairman and Chief Executive Officer, and finally as non-executive chairman, of Meredith Corporation (NYSE: MDP), a diversified media company. Mr. Kerr currently serves of the board of directors Questex Holdings Group and as a member of the Executive Board of MidOcean Partners. He has previously been on the board of directors of the Interpublic Group of Companies, Inc. (NYSE: IPG), Whirlpool Corporation (NYSE: WHR), Principal Financial Group, Inc. (NASDAQ: PFG), Penton Media and StorageTek. Earlier in his career, he was a consultant at McKinsey and a Vice President of The New York Times Company. Mr. Kerr has a B.A. from the University of Washington, a B.A. and an M.A. from Oxford University (where he was a Rhodes Scholar), and an M.A. and an M.B.A. from Harvard University.

Number and Terms of Office of Officers and Directors

Our board of directors consists of five directors, divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of directors, which will consist of Mr. Patel and Ms. Hollingsworth, will expire at our first annual general meeting. The term of office of the second class of directors, which will consist of Mr. Davis and Mr. Kerr, will expire at our second annual general meeting. The term of office of the third class of directors, which consists of Mr. DiCamillo, will expire at our third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason.

Pursuant to an agreement to be entered into on or prior to the closing of our initial public offering, our sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as our sponsor holds any securities covered by the registration and shareholder rights agreement.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. Our board of directors has determined that Mr. DiCamillo, Ms. Hollingsworth, and Mr. Kerr are “independent directors” as defined in Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors has received any cash compensation for services rendered to us. Our Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by GPAC II to the Sponsor or officers, or their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the Combined Company will be responsible for determining executive officer and director compensation.

Any compensation to be paid to our executive officers will be determined, or recommended to the GPAC II Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the GPAC II Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence GPAC II’s management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

The GPAC II Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Mr. DiCamillo, Ms. Hollingsworth, and Mr. Kerr serve as members of our audit committee. Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Our board of directors has determined that each of

Mr. DiCamillo, Ms. Hollingsworth, and Mr. Kerr is independent under Nasdaq listing standards and applicable SEC rules. Mr. DiCamillo serves as the chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. DiCamillo, Ms. Hollingsworth, and Mr. Kerr each qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. Ms. Hollingsworth and Mr. Kerr serve as members of this committee. Under Nasdaq listing standards and applicable SEC rules, all the directors on this committee must be independent. Our board of directors has determined that each of Ms. Hollingsworth and Mr. Kerr is independent under Nasdaq listing standards and applicable SEC rules. Mr. Kerr serves as chair of the committee.

We have adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board of directors, and recommending to the board of directors candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee

We have established a compensation committee of the board of directors. Ms. Hollingsworth and Mr. Kerr serve as members of this committee. Under Nasdaq listing standards and applicable SEC rules, all the directors on this committee must be independent. Our board of directors has determined that each of Ms. Hollingsworth and Mr. Kerr is independent under Nasdaq listing standards and applicable SEC rules. Mr. Kerr serves as chair of the committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a current report on Form 8-K.

Clawback Policy

We have adopted a Clawback Policy to provide for the recovery of erroneously-awarded incentive compensation to our executive officers, as required by the Dodd-Frank Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GPAC II

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

References in this section to “we,” “our” or “us” refer to Global Partner Acquisition Corp II. References to our “management” or our “management team” refer to our officers and directors. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on November 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). We intend to effectuate our initial business combination using cash from the proceeds of the initial public offering and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, equity and debt.

The issuance of additional shares in a Business Combination:

•

may significantly dilute the equity interest of existing investors, which dilution would increase if the anti-dilution provisions in the Class B Ordinary Shares resulted in the issuance of Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the Class B Ordinary Shares;

•	may subordinate the rights of holders of Class A Ordinary Shares if preference shares are issued with rights senior to those afforded the Class A Ordinary Shares;

•

could cause a change in control if a substantial number of our Class A Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for the GPAC II Public Units, Class A Ordinary Shares and/or warrants; and may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt or otherwise incur significant debt, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

the acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on the Class A Ordinary Shares;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on the Class A Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate; and

•

increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying financial statements, as of December 31, 2023 and December 31, 2022, we had approximately $22,000 and $101,000, respectively, of cash and negative working capital of approximately $7,836,000 and $3,767,000, respectively. Further, we expect to incur significant costs in the pursuit of our initial business combination and if we cannot complete a business combination by the Termination Date, we could be forced to wind up our operations and liquidate unless we receive an extension approval from our shareholders. We cannot assure you that our plans to complete our initial business combination will be successful.

Extension of Combination Period

On January 11, 2023, we held the extraordinary general meeting of shareholders of GPAC II (the “2023 Extension Meeting”) to consider the 2023 Extension Amendment Proposal (as defined in the Proxy Statement). Our shareholders approved the 2023 Extension Amendment Proposal at the 2023 Extension Meeting and on January 13, 2023, we filed the 2023 Extension Articles Amendment with the Registrar of Companies of the Cayman Islands.

In connection with the approval of the 2023 Extension Meeting Proposal, the Sponsor agreed to (i) contribute to us as a loan, within ten (10) business days of the date of the 2023 Extension Meeting, with $450,000 deposited into the Trust Account and (ii) contribute to us as a loan up to $1,350,000 in nine equal installments to be deposited into the Trust Account for each of nine one-month extensions following the Articles Extension Date.

On January 13, 2023, we issued an unsecured promissory note (as amended, the “January 13, 2023 Note”) to the Sponsor and the Sponsor funded the initial principal amount of $450,000. The January 13, 2023 Note does not bear interest and was initially due and payable upon closing of our initial business combination. On February 13, 2024, GPAC II and the Sponsor entered into an amendment to the January 13, 2023 Note to (1) extend the maturity date to the earlier of (i) July 14, 2024, (ii) the consummation of a business combination of GPAC II and (iii) the liquidation of GPAC II and (2) increase the principal sum from $3,000,000 to $4,000,000. In the event that we do not consummate a business combination, the January 13, 2023 Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the January 13, 2023 Note will be deposited in the Trust Account. Up to $1,500,000 of the total principal amount of the January 13, 2023 Note may be converted, in whole or in part, at the option of the Lender into warrants of us at a price of $1.50 per warrant, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of our initial public offering. As of December 31, 2023, an aggregate of $2,409,383.33 has been drawn down on the January 13, 2023 Note and deposited into the Trust Account to cover the extension through January 14, 2024 and to pay for working capital.

In connection with the vote to approve the 2023 Extension Amendment Proposal, the holders of 26,068,281 Class A Ordinary Shares, par value $0.0001 per share, properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.167 per share, for an aggregate redemption amount of approximately $265,050,166. After the satisfaction of such redemptions, the balance in our Trust Account was approximately $40,425,891.61.

On January 9, 2024, we held an extraordinary general meeting of shareholders of GPAC II (the “2024 Extension Meeting”) to amend (the “Articles Amendment”), by way of special resolution, the Company’s amended and restated memorandum and articles of association (as amended, the “2024 Amended Articles”) to extend the date by which the Company has to consummate a Business Combination from January 14, 2024 to July 14, 2024 (the “Revised Termination Date”) for a total of an additional six months after January 14, 2024, unless the closing of a Business Combination shall have occurred prior thereto (collectively, the “2024 Extension Amendment Proposal”); to eliminate, by way of special resolution, from the Amended Articles the limitation that GPAC II may not redeem Class A Ordinary Shares to the extent that such redemption would result in GPAC II having net tangible assets of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment Proposal”); to provide, by way of special resolution, that Public Shares may be issued to Global Partner Sponsor II LLC, a Delaware limited liability company (the “Sponsor”) by way of conversion of Class B Ordinary Shares into Public Shares, despite the restriction on issuance of additional Public Shares (the “Founder Conversion Amendment Proposal” and together with the 2024 Extension Amendment Proposal and Redemption Limitation Amendment Proposal, the “Proposals”); among other things, the shareholders of the Company approved the Proposals at the 2024 Extension Meeting and on January 11, 2024, the Company filed the Articles Amendment with the Registrar of Companies of the Cayman Islands.

In connection with the vote to approve the 2024 Extension Amendment Proposal, the holders of 2,137,134 Class A Ordinary Shares, par value $0.0001 per share, properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.12 per share, for an aggregate redemption amount of approximately $23,767,574. After the satisfaction of such redemptions, the balance in our Trust Account was approximately $19,958,005.

In connection with the 2024 Extension Meeting, the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with several unaffiliated third parties, who are Public Shareholders, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 1,503,254 Class A Ordinary Shares in connection with the 2024 Extension Amendment Proposal. In exchange for the foregoing commitments not to redeem such Class A Ordinary Shares, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 127,777 shares to the unaffiliated third parties and simultaneous forfeiture of 127,777 shares in the event of a transfer in connection with the completion of its initial business combination. All 127,777 shares transferrable or issuable to the unaffiliated third parties shall have no redemption rights.

Business Combination Agreement

On November 21, 2023, GPAC II, entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), with Strike Merger Sub I, Inc., a Delaware corporation and direct wholly-owned subsidiary of GPAC II (“First Merger Sub”), Strike Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of GPAC II (“Second Merger Sub”), and Stardust Power Inc., a Delaware corporation (“Stardust Power”).

The Business Combination Agreement provides for, among other things, the following Transactions: (i) the Domestication, (ii) following the Domestication, First Merger Sub will merge with and into Stardust Power, with Stardust Power as the surviving company in the merger (the “First Merger”) and, (iii) immediately following the First Merger, and as part of the same overall transaction as the First Merger, Stardust Power will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving company of the Second Merger (Merger Sub II, in its capacity as the surviving company of the Second Merger, the “Surviving Company”), and continuing as a direct, wholly-owned subsidiary of GPAC II. At Closing, GPAC II will change its name to “Stardust Power Inc.” and will continue trading on the Nasdaq Capital Market under the new symbols “SDST” and “SDSTW,” respectively, following Closing. At Closing, in connection with the Transactions (as defined below), GPAC II and certain holders of Stardust Power Common Stock (as defined below) (the “Stardust Power Stockholders”) will enter into a Shareholder Agreement, an Amended and Restated Registration Rights Agreement and a Lock-Up Agreement, each in form and in substance to be agreed, to be effective upon the Closing.

The Business Combination is expected to close in the first half of 2024, prior to July 14, 2024, following the receipt of the required approval by GPAC II’s shareholders and the fulfillment or waiver of other customary closing conditions.

Nasdaq Delisting Notice

On January 16, 2024, GPAC II received a notice from the staff of the Listing Qualifications Department of Nasdaq indicating that GPAC II is not in compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement. On January 23, 2024, GPAC II timely submitted a hearing request to appeal Nasdaq’s determination to the Nasdaq Hearings Panel to request sufficient time to complete a business combination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series (the “Hearing Request”). The Hearing Request resulted in a stay of any suspensions or delisting action pending the Nasdaq Hearing Panel’s decision. The Nasdaq Hearing Panel’s hearing for GPAC II was held on April 2, 2024. The Nasdaq Hearing Panel granted GPAC II’s request for an extension until June 3, 2024.

On January 29, 2024, GPAC II received a notice from the Nasdaq stating that GPAC II failed to hold an annual meeting of shareholders within 12 months after its fiscal year ended December 31, 2022, as required by Nasdaq Listing Rule 5620(a). This matter serves as an additional basis for delisting GPAC II’s securities from Nasdaq and the Panel will consider this additional matter in its decision regarding GPAC II’s continued listing on the Nasdaq Capital Market. GPAC II presented its views with respect to this additional deficiency to the Panel in writing on February 5, 2024. GPAC II intends to regain compliance with Nasdaq Listing Rule 5620(a) by holding the shareholder meeting to approve the Business Combination and to conduct such meeting as a special meeting in lieu of an annual meeting that will satisfy Nasdaq Listing Rule 5620(a).

Results of Operations

For the period from November 3, 2020 (date of inception) to December 31, 2023, our activities consisted of formation and preparation for the initial public offering and, subsequent to completion of the public offering on January 14, 2021, identifying and completing a suitable initial business combination. As such, we had no operations or significant operating expenses until after the completion of the initial public offering in January 2021.

Our normal operating costs since January 14, 2021 include costs associated with our search for an initial business combination (see below), costs associated with our governance and public reporting (see below), and a charge of $25,000 per month from the Sponsor for administrative services. Costs for such Sponsor-provided administrative services aggregate approximately $300,000 and $300,000, respectively, for the years ended December 31, 2023 and 2022. Costs associated with our governance and public reporting have increased since the initial public offering and were approximately $751,000 and $512,000, respectively, for the years ended December 31, 2023 and 2022. Professional costs associated with the 2023 Extension Meeting and proxy as well as work related to reviewing potential Business Combinations and professional and regulatory costs associated with that was approximately $4,146,000 and $1,167,000 in the years ended December 31, 2023 and 2022, respectively. General and administrative costs also include professional and consulting fees associated with our review of business combination candidates of approximately $4,146,000 and $1,167,000, respectively, for the years ended December 31, 2023, and 2022.

During the year ended December 31, 2023, GPAC II negotiated settlement and release agreements with various creditors in exchange for certain payments made and resulting in the reversal of accruals totaling approximately $2,961,000 which is included as a credit to operating expenses in the accompanying Condensed Statements of Operations.

Other income (expense) includes interest income, the write off contingent warrants associated with shares redeemed and the change in the fair value of the GPAC II Public Warrants and GPAC II Private Placement Warrants at each reporting date.

Interest income was approximately $2,278,000, and $4,600,000, respectively, for the years ended December 31, 2023 and 2022. GPAC II is required to measure the fair value of the GPAC II Public Warrants and GPAC II Private Placement Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in GPAC II’s operating results for each current period. For the years ended December 31, 2023 and 2022, other income from change in fair value of the warrant liability was approximately $0 and $12,453,000, respectively. Other income (expense) for the years ended December 31, 2023 and 2022 also includes charges to other expense aggregating approximately $130,000 and $0, respectively, for write-off contingent warrants associated with shares redeemed.

There were no income tax expenses for the years ended December 31, 2023 and 2022 because we are a Cayman Islands exempted company and are not subject to income tax in the United States or in the Cayman Islands. We did not withdraw any interest from the Trust Account in the years ended December 31, 2023 and 2022 other than the amounts withdrawn to pay for significant redemptions of our redeemable Class A Ordinary Shares, which is described in “—Overview”.

Liquidity and Capital Resources

On January 14, 2021, we consummated the initial public offering of an aggregate of 30,000,000 Units at a price of $10.00 per unit generating gross proceeds of approximately $300,000,000 before underwriting discounts and expenses. Simultaneously with the consummation of the initial public offering, we consummated the private placement of 5,566,667 GPAC II Private Placement Warrants, each exercisable to purchase one share of the Class A Ordinary Shares at $11.50 per share, to the Sponsor, at a price of $1.50 per GPAC II Private Placement Warrant, generating gross proceeds, before expenses, of approximately $8,350,000. At that time, the proceeds in the Trust Account were initially invested in cash. At December 31, 2023 and 2022, the proceeds in the Trust Account were invested in a money market fund that invests solely U.S. government treasury bills.

The net proceeds from the initial public offering and private placement were approximately $301,471,000, net of the non-deferred portion of the underwriting commissions of $6,000,000 and offering costs and other expenses of approximately $904,000 (including approximately $554,000 of offering expenses and approximately $350,000 of insurance that is accounted for as prepaid expense).

$300,000,000 of the proceeds of the initial public offering and the private placement have been deposited in the Trust Account and are not available to us for operations (except certain amounts to pay taxes, if any). At December 31, 2023 and 2022, we had approximately $22,000 and $101,000, respectively, of cash available outside of the Trust Account to fund our activities until we consummate an initial business combination.

On January 11, 2023, certain shareholders elected to redeem 26,068,281 Class A Ordinary Shares at $10.167 per share, approximately $265,050,000, from the Trust Account. On January 9, 2024, certain shareholders elected to redeem 2,137,134 Class A Ordinary Shares at $11.12 per share, approximately $23,767,574 from the Trust Account.

Subsequent to December 31, 2023, on January 9, 2024, in connection with the 2024 Extension Meeting, holders of 2,137,134 Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately $11.05 per share, for an aggregate redemption amount of approximately $23,615,331. Following the redemptions, 1,794,585 Class A Ordinary Shares remain outstanding. Further, in connection with the 2024 Extension Meeting, the Company entered into Non-Redemption Agreements with unaffiliated third parties, who are Public Shareholders of 1,503,254 Class A Ordinary Shares in exchange for the transfer of 127,777 shares. All 127,777 shares transferrable or issuable to the unaffiliated third parties shall have no redemption rights.

On April 5, 2024, Sponsor converted 7,400,000 Class B Ordinary Shares into Class A Ordinary Shares, on a one-for-one basis. The Sponsor waived any right to receive funds from the Trust Account with respect to the Class A Ordinary Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the Class B Ordinary Shares under the terms of that certain letter agreement, dated as of January 11, 2021, by and among the Company and its officers, its directors and the Sponsor (as amended). Following the conversion, the Company has a total of 9,194,585 Class A Ordinary Shares and 100,000 Class B Ordinary Shares outstanding. The Sponsor has, pursuant to the Sponsor Letter Agreement, agreed, for no compensation, to, among other things, vote all of their Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting, including the Business Combination.

Until the consummation of the initial public offering, GPAC II’s only sources of liquidity were an initial purchase of the Class B Ordinary Shares for $25,000 by the Sponsor, and the availability of loans to us of up to $300,000 by the Sponsor under an unsecured promissory note (the “Note”), a total of $199,000 was actually loaned by the Sponsor against the issuance of the Note. The Note was non-interest bearing and was paid in full on January 14, 2021 in connection with the closing of the initial public offering, accordingly, no amounts are available or were outstanding under the Note at December 31, 2023 and 2022.

Mandatory Liquidation and Going Concern

At December 31, 2023 and 2022, we had approximately $22,000 and $101,000, respectively, in cash and approximately $7,836,000 and $3,097,000, respectively, in negative working capital. We have incurred significant costs and expect to continue to incur additional costs in pursuit of our Business Combination. Further, if we cannot complete an initial Business Combination by the Termination Date, we could be forced to wind up our operations and liquidate. These conditions raise substantial doubt about the our ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. In connection with our financial position and intention to complete a Business Combination, hawse have secured financing from the Sponsor. Our plan is to deal with these uncertainties is to use the financing from the Sponsor to complete our Business Combination prior to the Termination Date. There is no assurance that (1) the financing from the Sponsor will be adequate and (2) plans to consummate a Business Combination will be successful or successful by the Termination Date. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 1, 2022, we issued a promissory note (as amended, the “August 1, 2022 Note”) in the principal amount of up to $2,000,000 to the Sponsor. The August 1, 2022 Note was issued in connection with advances the Sponsor may make to us for expenses reasonably related to our business and the consummation of the Business Combination. The August 1, 2022 Note bears no interest and was initially due and payable upon the earlier to occur of (i) January 14, 2023 and (ii) the effective date of the Business Combination. On January 13, 2023, us and the Sponsor agreed to extend the date of maturity of the August 1, 2022 Note to the earlier of (i) the Termination Date of January 14 2024, (ii) the consummation of our business combination and (iii) our liquidation. On February 13, 2024, we and the Sponsor agreed to extend the date of the August 1, 2022 Note to the earlier of (i) July 14, 2024, (ii) the consummation of our business combination and (iii) our liquidation. As of December 31, 2023 and December 31, 2022, the outstanding principal balance under the August 1, 2022 Note was approximately $755,000 and $785,000, respectively.

On January 3, 2023, we issued a promissory note (the “January 3, 2023 Note”) in the principal amount of up to $250,000 to our Sponsor. The January 3, 2023 Note was issued in connection with advances our Sponsor may make to us for expenses reasonably related to its business and the consummation of our Business Combination. The January 3, 2023 Note bears no interest and is due and payable upon the Business Combination. As of December 31, 2023, no amounts have been drawn down and there was no outstanding principal balance under the January 3, 2023 Note. At the election of the payee, $250,000 of the unpaid principal amount of the January 3, 2023 Note may be converted into our warrants, at a price of $1.50 per warrant, each warrant exercisable for one Class A Ordinary Share. The warrants shall be identical to the GPAC II Private Placement Warrants issued to the Sponsor at the time of the initial public offering.

On January 13, 2023, we issued a promissory note (as amended, the “January 13, 2023 Note”) in the principal amount of up to $3,000,000 to the Sponsor. The January 13, 2023 Note was issued in connection with advances our Sponsor may make to us for contributions to the Trust Account in connection with the 2023 Extension Meeting and other expenses reasonably related to its business and the consummation of the Business Combination. The January 13, 2023 Note bears no interest and was initially due and payable upon the Business Combination. On February 13, 2024, us and the Sponsor, entered into an amendment to the January 13, 2023 Note to (1) extend the maturity date to the earlier of (i) July 14, 2024, (ii) the consummation of an initial business combination and (iii) our liquidation and (2) increase the principal sum from $3,000,000 to $4,000,000. At the election of the payee, all or a portion of the unpaid principal amount of the January 13, 2023 Note may be converted into warrants, at a price of $1.50 per warrant, each warrant exercisable for one Class A Ordinary Share. The warrants shall be identical to the SPAC Private Placement Warrants issued to our Sponsor at the time of the initial public offering. To date, we have borrowed $3,121,355 under the January 13, 2023 Note, which funds have been deposited into the Trust Account in order to pay extension payments and for working capital. The Company records such notes at par value and believes that the fair value of the conversion feature is not material based upon the trading price of the similarly termed Public Warrants. At December 31, 2023 and 2022, the outstanding principal balance under the January 13, 2023 Note was approximately $2,971,355 and $0, respectively.

We expect our principal liquidity requirements during this period to include legal, accounting, due diligence, travel and other expenses associated with structuring, negotiating and documenting a successful business combination; legal and accounting fees related to regulatory reporting obligations; payment for investment professionals’ services and support services; Nasdaq continued listing fees; and general working capital that will be used for miscellaneous expenses and reserves.

Our estimates of expenses may differ materially from our actual expenses. In addition, we could use a portion of the funds not being placed in trust to pay capital advisory services fees for financing, fees to consultants or other expenses with respect to a particular proposed business combination, although we do not have any current intention to do so.

Moreover, we may need to obtain additional financing to complete the Business Combination, either because the transaction requires more cash than is available from the proceeds held in the Trust Account, or because we become obligated to redeem a significant number of our public shares upon completion of the Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. If we have not consummated our initial business combination within the Combination Period because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account.

We have until the Termination Date to complete an initial business combination. If we do not complete an initial business combination by the end of the Termination Date, we will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public Class A Ordinary Shares for a pro rata portion of the Trust Account, including interest earned on funds held in the Trust Account and not previously released to pay income taxes, but less up to $100,000 of such interest to pay dissolution expenses and (iii) as promptly as reasonably possible following such redemption, dissolve and liquidate the balance of our net assets to our creditors and remaining shareholders, as part of its plan of dissolution and liquidation. The initial shareholders have waived their redemption rights with respect to their founder shares; however, if the initial shareholders or any of our officers, directors or their affiliates acquire

Class A Ordinary Shares in or after the initial public offering, they will be entitled to a pro rata share of the Trust Account upon our redemption or liquidation in the event we do not complete an initial business combination within the required time period.

In the event of such liquidation, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the price per unit in the initial public offering.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any agreements for non-financial assets.

Contractual obligations

At December 31, 2023 and 2022, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. In connection with the initial public offering, we entered into an Administrative Support Agreement with the Sponsor, pursuant to which we pay the Sponsor $25,000 per month for office space, utilities and secretarial and administrative support.

We may enter into engagement letters or agreements with various consultants, advisors, professionals and others in connection with an initial business combination. The services under these engagement letters and agreements can be material in amount and in some instances can include contingent or success fees.

Contingent or success fees (but not deferred underwriting compensation) would be charged to operations in the quarter that an initial business combination is consummated. In most instances (except with respect to our independent registered public accounting firm), these engagement letters and agreements are expected to specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account.

The IPO Underwriters agreed to gratuitously waive their rights to their portions of the fee payable by GPAC II for deferred underwriting commissions with respect to the Business Combination. See “Information about GPAC II—Waiver of Deferred Underwriting Fees” for more information.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an

“emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Critical Accounting Estimates

The requirement under 229.303 (Item 303) Management’s discussion and analysis of financial condition and results of operations is: critical accounting estimates. Critical accounting estimates are those estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operations of the registrant. Critical accounting estimates require us to provide qualitative and quantitative information necessary to understand the estimation uncertainty and the impact the critical accounting estimate has had or is reasonably likely to have on financial condition or results of operations to the extent the information is material and reasonably available. This information should include why each critical accounting estimate is subject to uncertainty and, to the extent the information is material and reasonably available, how much each estimate and/or assumption has changed over a relevant period, and the sensitivity of the reported amount to the methods, assumptions and estimates underlying its calculation.

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported.

Actual results could materially differ from those estimates. Management has determined that we have no critical accounting estimates.

BUSINESS OF STARDUST POWER

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” and “Stardust Power” refer to Stardust Power Inc. and its consolidated subsidiary prior to the consummation of the Business Combination, which will be the business of the Combined Company and its subsidiaries following the consummation of the Business Combination.

Company Overview and History

Stardust Power is a newly incorporated company, formed on March 16, 2023, and is developing a lithium refinery facility in Muskogee, Oklahoma, with capacity of producing up to 50,000 tons per annum of battery grade lithium carbonate (“BGLC”) once fully operational. As a development stage company, Stardust Power’s strategy is to advance its project through site acquisition and readiness, source feedstock, and obtain commitment for the offtake of its BGLC.

On March 16, 2023, Roshan Pujari, the sole director and a controlling member of the Company, transferred his ownership in Stardust Power LLC to Stardust Power, Inc. in exchange for nominal consideration. Prior to and following the acquisition, Roshan Pujari controlled both Stardust Power LLC and Stardust Power, Inc. The Company’s predecessor entity, Stardust Power LLC, did not have any assets, liabilities, revenue, expenses or cash flows from its inception on December 5, 2022, through March 16, 2023. On March 16, 2023, Stardust Power Inc. was organized in the State of Delaware and all of the ownership interests of Stardust Power LLC were transferred to Stardust Power Inc.

Stardust Power’s mission is to be committed to producing BGLC in a sustainable manner and Stardust Power strives to build sustainability into each step of its process.

Stardust Power’s battery-grade lithium refinery will be designed and manufactured to foster lower carbon energy independence for the United States. The Company seeks to become a sustainable, cost-effective supplier of BGLC, primarily for the electric vehicle (“EV”) market, through the development of its innovative, large central refinery (the “Facility”) optimized for multiple inputs of different types of lithium brine, including concentrated lithium brine, lithium chloride, or technical and crude grade lithium feedstocks. Once completed, Stardust Power expects to secure multiple sources of feedstock from various lithium producers, with the Facility becoming one of the largest lithium refineries in the United States. Stardust Power intends to enter into letters of intent and memoranda of understanding to avail itself of brine feedstock supply. Stardust Power’s business strategy will depend on such agreements and its ability to source lithium brine.

Stardust Power will source lithium feedstock from various suppliers and may make investments upstream to secure additional feedstock. However, there is uncertainty related to whether and how much economically recoverable lithium exists on properties of Stardust Power’s partners and hence, the possibility exists that these partnerships may not yield desired economic results. For more information on associated risks, please see “Risk Factors—We face numerous risks related to exploration, construction, and extraction of brine.” The Company will seek to sell its products to and for the benefit of EV manufacturers as the primary market, with potential applications in other areas such as battery manufacturers, the United States’ military, and original equipment manufacturers (“OEMs”). However, the Company is not currently producing or selling any BGLC and has no customers.

Some of the key driving factors for potential growth of the lithium refining industry are the anticipated increasing demand for battery-grade lithium products, fueled largely by the anticipated demand and production of EVs, automotive OEMs and battery manufacturers seeking domestic supply options. In turn, we believe this has led to increasing demand for the critical minerals used in battery cells, such as lithium, strong governmental incentives for American manufacturing and evolving geopolitical climate that is creating a national security priority for the United States’ market. For more information on the demand of EVs and battery-grade lithium, please see “Lithium Industry—EV Market Driving Demand for Lithium” below. Stardust Power’s market is the

United States’ domestic market, which has been estimated in terms of lithium carbonate equivalent (“LCE”) to be at 321,000 tons in 2030, 438,000 tons in 2031, 583,000 tons in 2035, respectively, and increasing to 629,000 tons by 2040.1 For more information, please see the graph in “—United States Market – Lithium Battery Landscape” below.

In February 2023, Stardust Power LLC received an illustrative incentive analysis for up to $257 million in performance-based incentives, based on Stardust meeting certain criteria, from the State of Oklahoma (covering Phase 1 and 2) and potential federal incentives, which analysis may also be further eligible for federal grants. For more information on the incentives and milestones required to be achieved in order to receive such incentives, please see “—State Incentives” below.

Lithium Industry

Competition and Industry Overview

The global market for lithium is being driven primarily by the development and manufacturing of cathode active material for lithium-ion batteries. Cathode material capacity and production is currently concentrated in Asia, particularly China, Japan and Korea.

Over the next few years, significant cathode material capacity and production is expected to come online in Europe and North America while capacity and production in China, Japan, Korea also increases. The market for lithium compounds faces barriers to entry, including access to an adequate and stable supply of lithium feedstock, the need to produce sufficient quality and quantity, technical expertise and development lead time.

Stardust Power expects capacity to be added by new and existing producers over time. We believe situating our lithium facility in Oklahoma, with a focus on sustainability and our ability to accommodate the refining of different types of lithium feedstock, will provide us with a distinct competitive advantage against current and future entrants. Additionally, as the EV supply chain gradually regionalizes to Europe and North America, we believe that our midstream capabilities in the United States will position us well for partnering with leading automakers for their regional electrification roadmaps.

China’s Dominance in Lithium-ion Batteries and the Need for Domestic Sources in the United States

Lithium-ion batteries have become the rechargeable battery of choice in cell phones, computers, electric vehicles, and large scale electric stationary storage systems. Global production capacity of lithium-ion batteries was approximately 2.8 terawatt hours per year (“TWh/yr”) at the end of March 2023 and is forecasted to grow to approximately 6.5 terawatt hour (“TWh”) in 2030, led by China, which is projected to have over half the market share, alongside North America and Europe, each projected to produce over 1 TWh of lithium-ion battery capacity, as per S&P Global Market Intelligence.2 There are significant regulatory and social tailwinds driving demand growth for electric vehicles and large-format energy storage. This, in turn, is driving significant demand for battery metals and precursor materials, including lithium.

Lithium-ion batteries are designed in a variety of form-factors and chemistries. Current cell-level form-factors utilized are primarily cylindrical, prismatic, and pouch geometries. The major lithium-ion cathode technologies are lithium nickel manganese cobalt oxide, lithium nickel cobalt aluminum oxide and lithium iron phosphate.

These chemistries depend on varying amounts of four primary critical minerals, namely lithium, nickel, cobalt, and manganese.

[1]	Benchmark Market Intelligence data, S&P Global, Project Blue, Goldman Sachs, Companies websites, lithium expert interviews.
[2]

SP Global Market Intelligence. “Lithium-ion battery capacity to grow steadily to 2030. SP Global Market Intelligence”, dated July 27, 2023. Available at: https://www.spglobal.com/marketintelligence/en/news-insights/research/lithium-ion-battery-capacity-to-grow-steadily-to-2030

The battery supply chain can be separated into three segments:

•	upstream (mining and extraction of raw materials);

•	midstream (processing of raw materials into battery-grade components); and

•	downstream (cell and pack manufacturing, as well as end-of-life recycling and reuse). [3]

The supply chains for the critical minerals in these batteries differ in terms of the geography of raw material production, although a few countries produce the majority of supply for each critical mineral. Arguably the most important choice is the selection of cathode material, as cathodes are over half of the cost of a battery cell and largely determine crucial battery characteristics such as energy density and charging speed.4

Chemical refiners source battery-grade materials from suppliers to manufacture into cell components, including cathodes, anodes, electrolytes, and separators. The majority of global refining capacity is currently located in Asia.5

Cell manufacturers source cell components and assemble those components into modules and packs, which are then sold to OEMs. Cell manufacturing is currently concentrated in China, with the country accounting for over 77% of global cell manufacturing capacity, as of 2022, and estimated at 69% in 2027.6

Each segment of the lithium-ion battery supply chain has seen disparate quantities of investment, with those variations further pronounced with specific geographies. While there is significant cell manufacturing and OEM manufacturing capacity in the United States, a minority of global battery materials, particularly as they relate to EVs, are sourced from inside the United States resulting in a severe domestic capacity imbalance.7 This risk in the security, and cost of supply has resulted in numerous issues for industries reliant on lithium-ion batteries and has the potential to setback the adoption of EVs and renewable energy storage. As a result, Stardust Power intends to focus its business strategy on the United States’ domestic production of refining BGLC utilizing federal and state government incentives, in addition to public and private market investments.

Current United States Lithium Refinery Landscape

The United States lithium refinery landscape is rapidly evolving, with significant developments underway to bolster domestic capabilities in lithium production, crucial for battery-grade materials used in electric vehicles (“EVs”) and other technologies. Here is a detailed overview based on the current market and future expectations:

1.

Stardust Power intends to build what it expects to be one of the largest battery-grade lithium refineries in the United States. The facility is expected to produce up to 50,000 tpa once fully operational.

2.	Tesla has announced a project in Texas, establishing a refinery expected to support the production of 1 million EVs by 2025.

3.	Albemarle has announced a $1.3 billion investment in a new facility in South Carolina, capable of producing up to 100,000 tons of lithium hydroxide annually.

[3]

“Electric vehicle battery chemistry affects supply chain disruption vulnerabilities”. Anthony L. Cheng, Erica R. H. Fuchs, Valerie J. Karplus and Jeremy J. Michalek. Accessed at: https://www.ncbi.nlm.nih.gov/pmc/articles/PMC10923860/

[4]

“Electric vehicle battery chemistry affects supply chain disruption vulnerabilities”. Anthony L. Cheng, Erica R. H. Fuchs, Valerie J. Karplus and Jeremy J. Michalek. Accessed at: https://www.ncbi.nlm.nih.gov/pmc/articles/PMC10923860/

[5]	Visual Capitalist. “China’s Dominance in Battery Manufacturing”, dated January 19, 2023. Available at: https://www.visualcapitalist.com/chinas-dominance-in-battery-manufacturing/
[6]	Visual Capitalist. “China’s Dominance in Battery Manufacturing”, dated January 19, 2023. Available at: https://www.visualcapitalist.com/chinas-dominance-in-battery-manufacturing/
[7]	Congressional Research Service. Critical Minerals in Electric Vehicle Batteries, dated August 29, 2022 (Report No. R47227). Retrieved from https://crsreports.congress.gov/product/pdf/R/R47227

4.	Ioneer Ltd has announced it is advancing the Rhyolite Ridge Lithium-Boron Project in Nevada, with plans to significantly contribute to the United States lithium supply.

5.

Lithium Americas has announced that the Thacker Pass project by Lithium Americas in Humboldt County, Nevada, is targeting a substantial lithium carbonate production capacity. They have announced that the commencement of Phase 1 production is expected in the second half of 2026.

Competitive Landscape and New Market Entrants

The United States lithium refining sector is seeing increased activity, partly driven by government policies such as the Inflation Reduction Act, which incentivizes domestic production. New players like Stardust Power are entering the market, positioning themselves through strategic initiatives such as SPAC mergers to fund their development. Existing firms like Albemarle are expanding their operations to capitalize on the growing demand for lithium, driven by the EV market expansion.

Stardust Power’s Position Relative to Competitors

Stardust Power is positioning itself as a key player in the domestic supply chain for lithium, a critical material for battery production. By establishing one of the largest refineries of its kind in the United States and planning to become a publicly listed company, Stardust Power aims to enhance its competitive edge and market visibility. Its strategic location in Oklahoma, leveraging existing industrial and shipping infrastructure, further strengthens its market position.

Unlike the hard rock lithium refineries of the other United States players in the industry, the Company’s central refinery is being designed to be optimized for multiple lithium brine inputs. By utilizing a “hub and spoke” refinery model, the Company believes it can scale production more efficiently through sourcing feedstock from different sources. This provides a potential competitive advantage of minimizing the dependence on single assets. Further, in an innovative approach, Stardust Power is planning on developing Phase 1 in two stages and plans to develop the back-end of the production line first to use technical grade and/or crude grade lithium carbonate for conversion to BGLC, eliminating initial stages of refinement in the production line. In stage 2, the front-end of the plant (lithium chloride brine to technical grade lithium carbonate) will be constructed. This approach has multiple advantages including entering the market as a battery grade manufacturer in an expedited fashion.

Future Outlook

The United States lithium refining industry is expected to grow significantly, with continued investments and expansions. The entry of new players like Stardust Power indicates a dynamic shift towards increasing domestic production capabilities. This trend is likely to continue as the demand for lithium-ion batteries escalates and the United States seeks to reduce its reliance on foreign critical minerals.

In summary, the United States lithium refinery sector is on a robust growth trajectory, with significant investments from both new entrants like Stardust Power and established players. This expansion is crucial for supporting the broader energy transition and EV market growth in the United States.

Overall Market Opportunity

The lithium market is expected to grow significantly between 2023 and 2028 as a result of the electrification of cars. Due to the strict rules that internal combustion engine automakers must adhere to in order to reduce carbon dioxide emissions from automobiles, the automotive application market is estimated to increase significantly over the course of the projection period. This has led to the increased focus on EVs by automakers, which in turn is expected to increase demand for lithium and related goods. Together with investments in this area, government subsidies for EVs are projected to serve as an additional catalyst for the market’s expansion.15

Furthermore, the growing lithium-ion battery market is expected to benefit from adequate supply from the lithium sector. The anticipated advancement of Direct Lithium Extraction (“DLE”) technologies, further described below, may enhance the industry’s ability to respond promptly to rising demand.

In light of the Company’s objective to emerge as a significant supplier of lithium products within the United States, it is estimated that a portion of the global lithium market constitutes the Company’s total addressable market (“TAM”).

The rationale behind considering this portion of the global lithium market as the Company’s TAM lies in the alignment between the Company’s strategic objectives and the identified market segment. As the Company aims to position itself as a major contributor of BGLC, the TAM is delineated to encapsulate the market space wherein the Company intends to operate and capture market share. Moreover, the focus on the United States’ market underscores the Company’s strategic emphasis on establishing a robust presence within a specific North American geographic region, further refining the TAM to reflect targeted market opportunities.

Additionally, the substantiation for this belief stems from market analysis and industry trends indicating the growing demand for BGLC, particularly within the context of the expanding EV market and advancements in energy storage solutions. Given the pivotal role of BGLC in powering EVs and supporting renewable energy integration, the projected growth trajectory of the lithium product market substantiates the Company’s focus on this segment as its TAM. Furthermore, the Company’s strategic positioning and expected operational capabilities aimed at servicing the United States’ market reinforce the viability of targeting this segment within the broader global lithium market. Additionally, the market impact of the Stardust facility, may be assessed from the demand side by calculating the units of EVs that can be supplied by the plant. A typical EV battery would require about 850 grams of BGLC per kWh16, and each EV has an average battery capacity of 50kWh. Hence, an average EV will require approximately 40kg of BGLC 17. Given that its refinery will be able to produce up to 50,000 tpa of

[15]

Azoth Analytics. Global Lithium Market 2023 Edition: Analysis by Value and Volume, Source (Brine, Hardrock), Applications, End Users, by Region, by Country, Market Size, Insights, Competition, COVID-19 Impact, and Forecast (2023-2028), dated March 2023. Available at: https://www.azothanalytics.com/report/chemicals-and-materials/global-lithium-market-2023-edition-analysis-by-value-and-volume-source-brine-hardrock-applications-end-users-by-region-by-country-market-size-insights-competition-covid-19-impact-and-forecast-2023-2028

[16]

International Renewable Energy Agency. “Lithium is critical to the energy transition. IRENA” dated 2022. Available at: https://www.irena.org/-/media/Files/IRENA/Agency/Technical-Papers/IRENA_Critical_Materials_Lithium_2022.pdf

[17]

International Renewable Energy Agency. “Lithium is critical to the energy transition. IRENA” dated 2022. Available at: https://www.irena.org/-/media/Files/IRENA/Agency/Technical-Papers/IRENA_Critical_Materials_Lithium_2022.pdf

BGLC, Stardust Power estimates they will be able to supply approximately 1.2 million EVs which is estimated to contribute to approximately 10%-11% of the United States’ EV market by 2035, estimated at 11 million EVs.18

EV Market Driving Demand for Lithium

According to BloombergNEF’s 2023 Long-Term Electric Vehicle Outlook (“BNEF EV 2023”), under the Economic Transition Scenario (“ETS”)19, the EV adoption in global passenger vehicle sales may increase from 14% in 2022 to 30% by 2026. Additionally, The global fleet of passenger electric vehicles is expected to increase from 27 million in 2022 to approximately 107 million units in 2026, approximately 245 million units in 2030, and approximately 731 million units by 2040, representing a penetration rate of 7.6%, 16% and 46%, for the years 2026, 2030 and 2040, respectively, of all passenger vehicles on road20.

According to EV Volumes, 2023 global light-duty EV (Battery Electric Vehicles and Plug-in Hybrid Electric Vehicles) sales increased approximately 35% as compared to 2022. Global light-duty EV adoption increased from approximately 13% in 2022 to approximately 16% in 2023; China’s light-duty EV adoption increased from approximately 27% in 2022 to approximately 34% in 2023.21 We believe the strong EV demand growth in 2023 was driven by automakers’ increased product offering, increased consumer awareness and adoption, national and regional governments’ announced incentives, subsidies, and more stringent fuel economy/carbon dioxide emissions regulations to support electrification efforts.

In 2024 and beyond, fuel economy/carbon dioxide emissions regulations for commercial vehicles coupled with environmental commitments of an increasing number of corporations are likely to propel electric commercial vehicle sales. According to BNEF EV 2023, for commercial vehicles22, road freight demand is estimated to increase by 46% globally from 2022 to 2040. Under the ETS, light-duty commercial vehicles are estimated to electrify rapidly, propelled by existing favorable total cost of ownership as compared to diesel vans.

[18]

Goldman Sachs. “Electric Vehicles Are Forecast to Be Half of Global Car Sales by 2035”, dated February 10, 2023. Available at: https://www.goldmansachs.com/intelligence/pages/electric-vehicles-are-forecast-to-be-half-of-global-car-sales-by-2035.html

[19]	BloombergNEF. “Electric Vehicle Outlook 2023”, dated 2023. Available at: https://assets.bbhub.io/professional/sites/24/2431510_BNEFElectricVehicleOutlook2023_ExecSummary.pdf
[20]	BloombergNEF. “Electric Vehicle Outlook 2023” dated 2023.
[21]	EV Volumes. “Global EV Sales for 2023.” Available at: https://www.ev-volumes.com/
[22]	BloombergNEF. “Electric Vehicle Outlook 2023” dated 2023.

By 2030, more than a third of all new sales are estimated to be electric, increasing to approximately two-thirds by 2040. Further, under the ETS, battery electric buses are estimated to represent 65% of global fleet by 2040. Additionally23, electric light-duty commercial vehicle sales are estimated to increase to approximately 6 million vehicles in 2030 and to approximately 15 million vehicles by 2040, electric medium-and heavy-duty commercial vehicle sales are estimated to increase to approximately 1 million vehicles in 2030 and to approximately 2.5 million vehicles by 2040, and electric bus sales are estimated to increase to approximately 0.17 million vehicles in 2030 and to approximately 0.23 million vehicles by 2040.

Lithium Market Current Dynamics

In 2023, the global lithium market experienced substantial price decreases. Spot prices peaked at over $80,000 per ton in December 2022 but have since declined to just over $13,000 per ton as of January 30, 2024, representing a decrease of over 80%.24 This downturn, attributed to oversupply and softened demand, raises concerns for industries reliant on lithium-ion batteries, such as EVs, renewable energy storage, consumer electronics and refineries. The decline may have implications for the industry and for Stardust Power.

Despite current price declines, the ongoing energy transition away from fossil fuels suggests continued rising demand for lithium-powered energy sources over the long term. S&P Global forecasts stabilization in lithium carbonate prices within a range between $20,000/mt and $25,000/mt from 2024 to 2027.25

[23]	BloombergNEF. “Electric Vehicle Outlook 2023” dated 2023.
[24]

“Lithium Prices in Free Fall: Implications for Clean Energy Transition in the Private Sector.” Available at: https://www.bradley.com/insights/publications/2024/02/lithium-prices-in-free-fall-implications-for-clean-energy-transition-in-the-private-sector

[25]

“Lithium Prices in Free Fall: Implications for Clean Energy Transition in the Private Sector.” Available at: https://www.bradley.com/insights/publications/2024/02/lithium-prices-in-free-fall-implications-for-clean-energy-transition-in-the-private-sector

Future Lithium Supply

Currently, the majority of lithium mining, and inherently lithium supply is situated in Australia, Latin America, and China. An announced pipeline of projects will likely introduce new players and geographies to the lithium-mining map. This reported capacity base is projected to be enough for supply to grow at a 20% annual rate to reach over 2.7 million metric tons of LCE by 2030.26

While forecasted demand and supply indicates a balanced industry for the short term, there is a potential need to galvanize new capacity by 2030. Additional lithium sources required to bridge the supply gap are predicted to come from different types of lithium sources. The three lithium sources, of these novel types of lithium sources, which will create the greatest portion of Stardust Power’s feedstock are from (i) produced water, (ii) geothermal brines, and (iii) salt flats.

1.

Geothermal Brine – Geothermal brine refers to the hot water that naturally occurs beneath the Earth’s surface, typically in areas with volcanic activity or high levels of geothermal heat. It contains dissolved minerals and salts, including lithium. DLE methods aim to selectively extract lithium from geothermal brine efficiently.

2.

Produced Water – Produced water, a residual from oil and gas extraction, is commonly viewed as waste. Yet, it holds potential with its mineral content, notably lithium. Its reservoirs are promising for extraction. DLE is able isolate and concentrate lithium ions from produced water in order to extract the lithium.

3.

Salt Flats – Salt flats, also known as salt pans or saltpans, are vast expanses of land covered with salt and other minerals left behind by the evaporation of water. These flats often contain lithium-rich brine beneath their surface layers. By implementing DLE technology, lithium can be efficiently extracted from the brine beneath salt flats.

The United States’ Market

Lithium-Battery Landscape

Current and projected demand is dominated by EVs, but lithium-ion batteries also are ubiquitous in consumer electronics, critical defense applications, and in stationary storage for the electric grid. With the increasing electrification of the United States’ transportation sector, growth in employment associated with EVs has already been demonstrated. In the United States,27 EV sales reached a market share of 7.6% in 2023, and according to some estimates, that figure could increase to 67% gap over the next decade.28 Since the IRA passed in 2022, companies have invested $85 billion in new EV and battery manufacturing and supply chain facilities in the United States, resulting in 82,000 new United States jobs, according to data from the EV Jobs Hub. While estimates vary, Bloomberg projects worldwide sales of 56 million passenger EVs in 2040, of which 17% (about 9.6 million EVs) will be in the United States’ market. If all batteries for Bloomberg’s projected 9.6 million EVs were manufactured abroad, that would result in roughly $100 billion in imports. Capturing this market is key for the future viability of the United States auto industry, which historically has contributed 5.5% of the total United States’ gross domestic product. In addition to the EV market, grid storage uses of advanced batteries are also anticipated to grow, with Bloomberg projecting total global deployment to reach over 1,095 GW by 2040, growing substantially from 9 GW in 2018.29 To participate in the lithium-based battery market, the United States

[26]

McKinsey & Company. “Lithium Mining: How New Production Technologies Could Fuel the Global EV Revolution.” Available at: https://www.mckinsey.com/industries/metals-and-mining/our-insights/lithium-mining-how-new-production-technologies-could-fuel-the-global-ev-revolution.

[27]

Natural Resource Defense Council. “Demand Grows for Electric Cars, But Does the Market Support Green Jobs in the EV Industry?” Available at: https://www.nrdc.org/stories/demand-grows-electric-cars-does-market-green-jobs-ev-industry.

[28]

Natural Resource Defense Council. “Demand Grows for Electric Cars, But Does the Market Support Green Jobs in the EV Industry?” Available at: https://www.nrdc.org/stories/demand-grows-electric-cars-does-market-green-jobs-ev-industry.

[29]	U.S. Department of Energy. “FCAB National Blueprint Lithium Batteries.” Available at: https://www.energy.gov/sites/default/files/2021-06/FCAB%20National%20Blueprint%20Lithium%20Batteries%200621_0.pdf.

needs a robust supply chain, upstream, midstream and downstream to produce state-of-the-art, reliable EV and grid storage batteries at scale. Stardust Power is intending to capture a portion of the midstream market through the development of its lithium refinery.

Sources: Benchmark Market Intelligence, S&P Global, Project Blue, Goldman Sachs, Companies websites; Hatch Analysis

According to the Benchmark Source, the lithium industry needs to invest $116 billion by 2030 if the world is to meet the ambitions targets set by governments and the largest automakers. The analysis’s high case scenario, which encompasses data from the International Energy Agency on enacted country-level policies, would require 5.3 million tons of lithium carbonate equivalent in production today, and we believe the result will be a supply shortage, causing increase in lithium prices.30 In recent years, lithium prices have exhibited volatility, influenced by various factors including supply-demand dynamics, technological advancements, and market sentiment. However, the Company observes that lithium prices have demonstrated signs of stabilization in the current period. This stabilization may be attributed to factors such as continued demand for lithium-ion batteries, particularly in the EV and renewable energy sectors, coupled with strategic efforts to address supply imbalances and enhance production efficiencies.

Current and Future Market Structures

Market Trends and Opportunities

Currently, the United States’ market for lithium-ion batteries, or alternative rechargeable battery chemistries, can be delineated into the commercial and the national defense markets. While these markets are distinct in their end-use applications and requirements, they are alike in their need for innovation and research and development. Successful domestic production and reliable supply chains in both markets will be key for the United States’ economic competitiveness and security.

United States’ Economic Posture

Bloomberg forecasts 3.2 million EV sales in the United States for 2028, and over 200 GW of lithium-ion battery-based grid storage deployed globally by 2028.31 With an average EV battery capacity of 100 kWh, 320 GWh of domestic lithium-ion battery production capacity will be needed just to meet passenger EV demand.32

[30]

Benchmark Mineral Intelligence. “Lithium Industry Needs Over $116 Billion to Meet Automaker and Policy Targets by 2030”, dated August 4, 2023. Available at: https://source.benchmarkminerals.com/article/lithium-industry-needs-over-116-billion-to-meet-automaker-and-policy-targets-by-2030.

[31]	U.S. Department of Energy. “FCAB National Blueprint Lithium Batteries.” Available at: https://www.energy.gov/sites/default/files/2021-06/FCAB%20National%20Blueprint%20Lithium%20Batteries%200621_0.pdf.
[32]	U.S. Department of Energy. “FCAB National Blueprint Lithium Batteries.” Available at: https://www.energy.gov/sites/default/files/2021-06/FCAB%20National%20Blueprint%20Lithium%20Batteries%200621_0.pdf.

Benchmark Mineral Intelligence forecasts the United States’ lithium-ion battery production capacity of 148 GWh by 2028, less than 50% of projected demand.33 These projections show there is a real threat that the United States’ companies may not be able to benefit from domestic and global market growth, potentially impacting their long-term financial viability. The United States’ supply chains for the transportation, utility, and aviation sectors will be vulnerable and beholden to others for key technologies necessary for advancement. It is anticipated that without action, the United States’ risks long-term dependence on foreign sources of batteries and critical materials. While there has been significant recent softness and reduced demand in respect of EVs and a significant decrease in the price of lithium, we believe that the long-term prospects for both remain positive.

National Security Posture

Ensuring the maintenance and expansion of lithium cell and battery manufacturing capabilities within the United States and allied nations is vital for national security, aiming to develop resilient defense supply chains against threats from adversaries. While current concerns focus on the security of mineral, material, and cell supply chains, future challenges, especially within military contexts, are increasing.

The increasing demand for lithium products highlights the urgency of the situation. To meet operational requirements across various domains, the military necessitates reliable and secure advanced storage technologies. However, the Department of Defense faces limitations in leveraging substantial commercial investment in battery technology for advanced capabilities, hindering its ability to deploy battery-enabled weapons and platforms independently. Collaboration among defense entities, federal agencies, and international partners is crucial to establishing a secure battery supply chain essential for national security.

New Technologies

Direct lithium extraction

DLE processes aim to efficiently extract lithium from salt, geothermal, and oilfield brines, bypassing the need for traditional evaporation ponds. Various DLE methods, including adsorption, ion-exchange, membrane-separation, or solvent-extraction, are being explored by different companies in the United States, including Stardust Power. These methods involve allowing brine to pass through lithium-absorbing materials, followed by a refining process to obtain lithium carbonate or lithium hydroxide. DLE offers several advantages such as reducing an environmental footprint, shortening production times, increasing lithium recovery rates, minimizing freshwater usage, and enhancing product purity. Currently, only adsorption DLE has been implemented commercially in Argentina and China. Scaling up DLE technologies could significantly improve lithium production efficiency, lower operational costs, and enhance sustainability across brine assets. Stardust Power has entered into letters of intent with DLE suppliers such as Geolith in order to secure its lithium feedstock through the use of this technology.

Incentives Through the IRA and BIL

The Inflation Reduction Act (the “IRA”) signed into law by the United States’ President Joseph Biden in August 2022 has several provisions that we believe have stimulated United States’ demand for EVs and motivated producers to shift their battery supply chain to North America. The IRA extends availability of the $7,500 credit on the purchase of new EVs and eliminates the cap on the number of cars that can qualify. The IRA also provides that, starting January 1, 2024, to be eligible, a vehicle must not only be built in North America, but its battery must be comprised of at least 40 percent of materials sourced in North America or a United States trading partner. Each year that percentage rises by 10 percent until by 2027 whereby it reaches 80 percent of the battery materials. As a result, we anticipate that EV makers in the United States will demand batteries that exclude China from the supply chain. Given China’s preeminent position in the battery supply chain currently,

[33]	U.S. Department of Energy. “FCAB National Blueprint Lithium Batteries.” Available at: https://www.energy.gov/sites/default/files/2021-06/FCAB%20National%20Blueprint%20Lithium%20Batteries%200621_0.pdf.

we believe that the IRA will be a strong motivation for producers of BGLC to locate in North America, which will increase demand for lithium from North American sources. In fact, shortly after President Biden’s signing the IRA, both Volkswagen and Mercedes-Benz signed agreements with the Canadian government to acquire raw materials for EV battery manufacturing at their United States’ facilities.

Further, to help build stronger, more diverse science, technology, engineering, and math (STEM) talent pipelines, manufacturing facilities are eligible for full IR Act tax credits if they meet prevailing wage and apprenticeship requirements. Many IR Act tax incentives also contain scaling domestic-production or domestic-procurement requirements. For example, to unlock the full EV consumer credit, a scaling percentage of critical minerals in the battery must have been recycled in North America or been extracted or processed in a country that has a free-trade agreement with the United States. The battery must have also been manufactured or assembled in North America.

Additionally, the Department of Energy (“DOE”) has committed $3 billion to bolster the domestic EV supply chain in alignment with the Bipartisan Infrastructure Law (“BIL”). Despite increased mining efforts, it is projected that the United States will still rely on imports for lithium production in the next five to ten years. The Infrastructure Investment and Jobs Act (“IR Act”) incentivizes sourcing critical minerals from countries with free trade agreements, such as Mexico and Canada. Combining provisions from the IR Act and BIL, the federal government aims to allocate approximately $370 billion over the next decade to facilitate the clean-energy transition.

On January 18, 2024, the DOE announced over $131 million for EV battery and charging system research and development, along with funding for a consortium focused on advancing EV commercialization. This consortium aims to develop technologies to decarbonize transportation and address the needs of EV manufacturers and battery suppliers.

Recognizing the importance of securing the domestic battery supply chain, Stardust Power believes it is well-positioned to contribute to meeting the United States’ demand for battery-grade lithium. Leveraging its capabilities, expertise, and network, Stardust Power’s management aims to support the transition to clean energy and contribute a stable supply of lithium for the domestic market.

Giga Factories in the United States

The global gigafactory market is expected to grow at a CAGR of 18.03% from 2023 to 2028, driven by the increasing adoption of electric vehicles (EVs). 34 Competition for gigafactory investments is intensifying, with global capacity projected to expand tenfold by 2030. This is mostly due to Giga factories’ ability to produce batteries at Giga Watt hour (GWh) levels; a 1GWh factory can produce enough batteries for 17,000 automobiles.

Given that global capacity is expected to expand by ten times from its 2020 level by 2030, competition for gigafactory investment is expected to intensify at a significant rate. 35

In the United States, the DoE forecasts the operation of 13 new battery cell gigafactories by 2025 in the United States, marking a significant shift in battery manufacturing.36 This development positions the United States as a prominent hub for EV production. The IR Act has further spurred investments in North American EV supply chains. The IEA’s recent report reveals that between August 2022 and March 2023, major EV and battery manufacturers announced a cumulative investment of $52 billion in North American EV supply chains.37

[34]	Global Market Estimates. “Gigafactory Market Report.” Available at: https://www.globalmarketestimates.com/market-report/gigafactory-market-3915.
[35]	EV Markets Reports. “US Gigafactories: Powering the Electric Vehicle Revolution.” Available at: https://evmarketsreports.com/us-gigafactories-powering-the-electric-vehicle-revolution/.
[36]	Global Market Estimates. “Gigafactory Market”, dated March 11, 2024. Available at: https://www.globalmarketestimates.com/market-report/gigafactory-market-3915.
[37]	EV Markets Reports. “US Gigafactories: Powering the Electric Vehicle Revolution.” Available at: https://evmarketsreports.com/us-gigafactories-powering-the-electric-vehicle-revolution/

Automakers are entering the EV landscape, with Ford partnering with CATL for a new battery plant in Michigan. Ford aims to ramp up electric vehicle production substantially by the end of 2023 and further by 2026. BMW and Volkswagen are also expanding their EV manufacturing operations in the United States and Canada, respectively. 38

There is a growing trend of strategic investments in securing future lithium supply, with major automakers and lithium producers committing significant funds to ensure access to raw materials for batteries. This trend is expected to continue as companies seek to mitigate supply chain risks and support the transition to sustainable transportation.

Stardust Power’s Strategy

In light of the dynamics of the lithium ion space, Stardust Power’s strategy is to become a leading producer of BGLC in America. The Company believes that designing a large central refinery, which is optimized for multiple inputs of brine lithium feedstock, provides an opportunity to scale production. The Company intends to incorporate sustainability considerations at each level of operations. Such considerations include sourcing feedstock from brines as opposed to from hard rock lithium, the use of sustainable energy in the refinery process, limiting air emissions through the full electrification of production lines, and use of zero liquid discharge

[38]	Carbon Credits. “Why Lithium Prices Are Plunging and What to Expect.” Available at: https://carboncredits.com/why-lithium-prices-are-plunging-and-what-to-expect/.

(“ZLD”) technologies, recycling water, among others. Ultimately, the developments in the domestic United States’ market impact the Company in the following ways:

1.

Market Demand: With the increasing emphasis on electric vehicles and clean energy technologies, the demand for BGLC is expected to increase. Stardust Power’s lithium refinery would benefit from these developments as it positions itself to cater to the growing United States’ demand.

2.

Supply Chain Stability: The commitment of the DoE and the United States’ federal government to bolster the domestic EV supply chain signals stability and potential growth in the industry. This stability is important for Stardust Power’s planned refinery operations in order to foster consistent demand and supply channels.

3.

Regulatory Environment: The incentives provided by the government programs such as the IR Act can influence the regulatory environment in favor of domestic production and supply. This can streamline permitting processes, reduce regulatory hurdles, and provide financial support for infrastructure development, all of which are beneficial for a lithium refinery’s operations.

4.

Strategic Positioning: Given the emphasis on securing the domestic battery supply chain, a lithium refinery that operates within the United States, such as the one being developed by Stardust Power, would be strategically positioned to capitalize on government support and incentives. This could translate into competitive advantages such as access to funding, partnerships with key stakeholders, and preferential treatment in government procurement.

The key components of Stardust Power’s business strategy are as follows:

1.

Company Strategy for Technology Risk Mitigation: The Company’s primary strategy is to mitigate technology risk within its refinery process. The Company’s plan to develop the Facility involves executing a fully chemical conversion process using “off-the-shelf” technologies with a proven and existing track record. This approach aims to minimize risks associated with technology adoption.

2.

Engagement of Specialized Partners: To provide for technical expertise and feasibility, the Company has engaged two specialized firms. Firstly, Hatch Ltd., known for its proficiency in the lithium industry, has been enlisted to provide preliminary readiness assessment and FEL-1 scoping study. Secondly, Enercon Services Inc. has been tasked with conducting essential environmental studies necessary for establishing the Facility.

3.

Risk Mitigation in Upstream Activities: Stardust Power plans to mitigate risks associated with emerging DLE technology by engaging suppliers and other partners with specialized knowledge in the DLE field.

4.

Supply Chain Integration and Efficiency: Stardust Power anticipates sourcing feedstock for its refinery from multiple suppliers. Moreover, the company seeks to vertically integrate its supply chain through investments, joint ventures, or strategic partnerships. By implementing a “hub and spoke” model for its refinery operations, Stardust Power aims to efficiently aggregate lithium feedstock supplies, enhancing production capacity scalability compared to competitors.

The Site

Purchase and Sale Agreement

On January 10, 2024 (“PSA Effective Date”), Stardust Power and the city of Muskogee (“City”) entered into a Purchase and Sale Agreement (“PSA”) to purchase the site in Southside Industrial Park, Muskogee, Oklahoma in Port Muskogee for a total of $1,662,030, as on the date of this filing. The closing has not occurred as of the date of this proxy statement.

Upon Closing of the PSA, Stardust Power and City will enter into a Development Agreement which calls for the Company to (i) commence the construction of the Facilities within twelve (12) months from the PSA Effective Date, and (ii) diligently proceed to completion without unreasonable delays, but subject to construction delays and interruptions due to occurrences of Force Majeure, as defined in the PSA. Commencement of construction is to include the development of plans and specification for the Facilities and the start of dirt work for the Facility.

The PSA further calls for the City to aid Stardust Power in its development of its lithium refinery by using commercially reasonable efforts to facilitate discussions between the Company and the Muskogee City-County Port Authority (the “Authority”) regarding the Company’s procurement of such agreements with the Authority as may be appropriate regarding the use of the Port Muskogee, which may include, without limitation barge, rail storage and truck capabilities to access and transport goods and supplies to and from the Facility at Port Muskogee.

Also, Port Muskogee will assist the Company with the exploration of incentives, grants and other funding opportunities to improve access to the Property, with a focus on the following specific improvements and the goal that they may be completed prior to the estimated completion of the Facility: (i) upgrading and improving West 53rd Street to provide a second entrance to the site, and (ii) extending rail service to the site.

Closing of the PSA transaction (“PSA Closing”) is anticipated to take place prior to December 31, 2024; however, the Company has the right to extend the Closing Date for two, three month extensions, provided that Company pays to the City the sum of $33,333 for each extension (each, an “Extension Payment”). Any Extension Payment made by the Company will be applied against the Purchase Price at Closing.

The Company believes that the secured site at Southside Industrial Park within the Port Muskogee, and Oklahoma in general, is an ideal location for its Facility. The geographic location of Oklahoma is advantageous from a supply and offtake perspective. Oklahoma is a legacy energy producer and has favorable industrial regulations. Port Muskogee has been designated by the United States’ Customs and Border Protection as a Foreign Trade Zone, which reduces costs and increases potential operating income, providing port industries a competitive advantage in meeting global supply chain demands. Port Muskogee is dedicated to investing in its community and announced a $58 million investment in infrastructure improvements in January 2023.39 Stardust Power anticipates these improvements could increase its operational efficiency, improve resiliency to weather events, and support continuous growth with increased multi-modal throughout the terminal area.

Port Muskogee has robust workforce and education systems in place. It has 24 post-secondary institutions within 60 miles (including four post-secondary institutions within Muskogee County) more than 2,140 post- secondary programs offered within 60 miles, and over 14,377 post-secondary completions annually within 60 miles. The Muskogee Center for Workforce Excellence focuses on manufacturing by deploying resources, leveraging existing programs, and aligning with local and regional employment demand. The state has a highly skilled workforce in the oil and gas engineering sector that can be trained for lithium refinery operations.

The site has access to the largest inland waterway system in America, a strong interstate highway network, and rail lines. The City of Muskogee has begun the process of creating a Tax Increment Financing (“TIF”) district to complete infrastructure improvements including a rail line to the west of the property and West 53rd Street to the north up to industrial access grade creating an Industrial Truck Corridor from State Highway 64 to State Highway 69. The proposed multimillion dollar TIF was designed for the benefit of the Company. Stardust Power intends to occupy 66 of the 260 acres at Port Muskogee, excluding creeks.

Site Due Diligence

Extensive site due diligence, including: a Critical Issues Analysis (“CIA”), a Phase I Environmental Site Assessment (“ESA”), Geotechnical Study, and a Readiness Assessment, have been conducted, while a feasibility study for construction of an electrical substation is underway.

Critical Issues Analysis

On behalf of Stardust Power, its counsel and ENERCON Services Inc. (“ENERCON”) conducted a CIA of land cover, water resources, biological resources, protected lands, and a review of regulatory and permitting considerations for a proposed lithium refinery on the Muskogee 66-acre tract in Muskogee county, Oklahoma (the “Project Area”). The Cultural Resource Project Area consists of a 0.6-km buffer surrounding the Project Area, (originally the proposed 81 acres, from which the 66 acres was carved out). This CIA provides a broad, yet comprehensive overview of the key environmental resources identified during preliminary project planning and includes a review of publicly available background information, regulatory constraints, and risks. The CIA further provides recommendations, such as additional work that might be necessary or prudent for further evaluation and/or mitigation of potential risks to each resource before project implementation. The Report was issued by Enercon in December, 2023.

ENERCON has been paid $4,100, through Phillips Murrah P.C., and is owed an additional $11,700 for this study.

Phase 1 Environmental Site Assessment

ENERCON was retained to perform a Phase I ESA of the Project Area. This assessment has revealed no evidence of Recognized Environmental Conditions (“REC”s), Controlled RECs (CRECs), Historical RECs (HRECs), or Vapor Encroachment Conditions (VECs) in connection with the Project Area.

[39]

Oklahoma Department of Commerce. “Port Muskogee Investing in Infrastructure, Launches New Brand.” Available at: https://www.okcommerce.gov/port-muskogee-investing-in-infrastructure-launches-new-brand/.

On the SW Muskogee, OK Quadrangle Map (USGS 2018), creeks and ponds are mapped on the subject property. During site reconnaissance, ENERCON observed dry creeks located near the northwestern and southeastern corners of the subject property. ENERCON reviewed the online National Wetland Inventory (NWI) mapper for additional information regarding the on-site surface waters. No significant data gaps were encountered.

As per ENERCON’s suggestion, the delineation of the wetlands was executed by the Company by excluding the risk areas from the Purchase and Sale Agreement, which resulted in the purchase of 66 acres of land by the Company. See The Site - Purchase and Sale Agreement.

Geotechnical Study

On February 19, 2024, ENERCON delivered a report in support of the construction of the proposed lithium processing plant. The report concluded that physiographic, topographic, hydrologic, soil, and subsurface structural conditions are suitable for the construction of a lithium processing plant within the Project Area in Muskogee County, Oklahoma.

ENERCON is owed approximately $105,000 for this study.

Readiness Assessment

The site was evaluated as part of the Readiness Assessment performed by Hatch which was completed on October 11, 2023. Hatch reviewed the site from a business and technical perspective, including using multi-nodular logistics. Following a preliminary review, the presently held view is:

•	Muskogee site has ~66 acres available, after the carveout of creeks, which may be of adequate size based on current considerations.

•	Stardust Power appears to have identified certain key permitting requirements.

•	Lack of process water discharge may simplify permitting.

This early-stage view is based on incomplete information now available, as well as numerous assumptions and considerations, and is subject to change.

Oklahoma Gas and Electric Substation Feasibility

On January 31, 2024, Stardust Power and Oklahoma Gas and Electric (“OG&E”) entered into an Electric Service Will Serve Agreement (“OG&E Agreement”) in which OG&E has agreed to sell Stardust Power electricity at the site contingent upon OG&E performing engineering and design services, including procurement of materials and/or equipment, to determine the costs of providing electricity at the site. These costs shall be paid by Stardust Power through a Minimum Bill Agreement, which shall be entered into at a future date.

OG&E is in the process of performing a technical feasibility study on the construction of an electrical sub-station to provide Stardust Power’s refinery with power for production. Currently, construction power exists on the site suitable to take the project to the next phase. Stardust Power has agreed to a minimum usage of power from OG&E for an estimated $25,000, although the final number could change. The study is expected to be completed in Q2 2024.

The term of the OG&E Agreement is effective until the execution of the definitive Minimum Bill Agreement.

Value Chain

Stardust Power is establishing its business to deliver value with a strong focus on the midstream refinement process and an intention to minimize risk in its business model by partnering with experts across the value chain. The Company seeks to be a diversified player, with upstream and downstream integration in the future, in partnership with their industry partners.

Supply Feedstock

The central refinery is being designed to be optimized for multiple lithium brine inputs. By utilizing a “hub and spoke” refinery model, the Company believes it can scale production more efficiently through sourcing feedstock from different sources. This limits risk of dependence on a single type of feedstock. It also differentiates Stardust Power from other lithium refineries which are in the process of being constructed in the United States. The Company’s strategy is to source supply from multiple sources which include feedstock from (i) produced water, (ii) geothermal brines, and (iii) salt flats. Additionally, Stardust is also able to intake technical or crude grade lithium for its conversion process.

In the ordinary course of business, Stardust Power enters into non-binding letters of intent and memorandums of understanding in order to secure feedstock. The following is a description of certain non-binding letters of commitments to which we are a party.

Usha Resources Letter of Intent

On March 15, 2024, Stardust Power and Usha Resources entered into a non-binding Letter of Intent, except for certain binding terms such as those relating to the exclusivity period until September 30, 2024 (“Jackpot LOI”) to acquire an interest in Usha Resources’ lithium brine project, situated in the United States. The Jackpot LOI provides Stardust Power with the exclusive option to agree to acquire up to 90% of the interests held by Usha Resources in the Jackpot Lake project, based on an indicative earn-in schedule. As part of a definitive agreement, Stardust Power would be required to invest into the development of the Jackpot Lake project.

The contemplated transaction is subject to entering into a definitive agreement, due diligence by Stardust Power, and other factors. Stardust Power has made a non-refundable payment of $25,000 upon execution of the LOI in connection with securing exclusivity and a further $50,000 payment (the “Second Payment”) is intended to be made by Stardust Power sixty days from March 15, 2024; provided that the Second Payment shall be non-refundable except if Usha Resources breaches the terms of the Jackpot LOI at which point Usha Resources shall refund the Second Payment together with all out-of-pocket expenses (including the fees and expenses of legal counsel, accountants and other advisors hereof) incurred by Stardust Power. If the parties enter into definitive agreements pursuant to the Jackpot LOI, (i) depending on the earn-in level, the total consideration could total up to $26,025,000 over five years inclusive of up to $18,025,000 in payments comprising cash and stock and a work commitment of $8,000,000. Upon completion of the full earn-in including Net Smelter Royalty buyback, Usha would retain 10% of the project and a 1% Net Smelter Royalty and would be carried in the joint venture formed between Usha Resources and Stardust Power receipt of a formal Decision to Mine following completion of a Feasibility Study. Usha Resources is in the process of conducting additional water testing with respect to a second hole. Given the early stage of this project, the full scope of any additional financing that may be required is not fully known; however, the Company has not entered into any arrangement for financing outside of the Jackpot LOI.

Usha Resources is an established lithium developer with multiple projects in development. The Jackpot Lake Lithium Brine Project is a flagship asset of Usha Resources and is a lithium brine asset located in the United States, comprising of 8,714 acres of property. The project is currently engaged in its maiden drill program.

At this stage, we do not know how much financing this project will require, or whether such financing will be available on acceptable terms, or at all. Furthermore, we cannot predict with certainty when these projects will begin production, if ever.

IGX Letter of Intent

On March 13, 2024, Stardust Power and IGX, entered into an exclusive Letter of Intent (“IGX LOI”) to potentially acquire interests in certain mining claims (“IGX Claims”). The contemplated transaction is subject to the entering into of a definitive agreement, due diligence by Stardust Power, and other factors. In connection with the entering into the non-binding IGX LOI, Stardust Power has paid a non-refundable payment of $30,000 in connection with obtaining a binding exclusivity right. Further, Stardust Power has agreed to binding provisions relating to (i) a right of first refusal in favor of Stardust Power and (ii) the delivery of a form promissory note in favor of IGX. If executed, the promissory note, in the amount of approximately $235,000, is to be used for the payment of the maintenance fees of the IGX Claims, and is for a term of twenty-four (24) months with an annual interest rate of six percent (6%) and repayment due upon maturity. The IGX LOI provides that the promissory note will be entered into regardless of whether the parties have reached a definitive agreement by July 1, 2024. If Stardust Power acquires an interest in any of the IGX Claims, the balance of the promissory note shall be credited as part of Stardust Power’s investment and IGX shall have not be required to repay the note. IGX has conducted initial assessments which need to be analyzed to determine the next steps for the venture. This is an early stage development company and the Company is conducting ongoing diligence with respect to the progress, timeline, and development of the IGX toward becoming a feedstock supplier. At this stage, we do not know how much financing this project will require, or whether such financing will be available on acceptable terms, or at all. Furthermore, we cannot predict with certainty when these projects will begin production, if ever.

QXR Resources Limited

On October 10, 2023, Stardust Power entered into a non-binding (except for the confidentiality provision) letter of intent with QX Resources Limited to negotiate an agreement to work together collaboratively and in good faith to assess the lithium brines contained in QXR’s Liberty Lithium Brine Project (the “Project”). QXR is earning into 75% of the Liberty Lithium Brine Project situated in Inyo County, California USA, by way of an earn-in agreement with IG Lithium LLC (“IGL”) and QXR intends to use either evaporation or direct extraction technology to produce a concentrated lithium product or other lithium products. The assessment of the potential of lithium brines from the Project and the economic feasibility of the process to produce lithium products from the Project remains ongoing. At this stage, we do not know how much financing this project will require, or whether such financing will be available on acceptable terms, or at all. Furthermore, we cannot predict with certainty when these projects will begin production, if ever.

In connection with the entering into of the non-binding letter of intent, the parties have memorialized their intent to evaluate options to potentially supply Stardust Power with lithium brine products from the Project at their own costs and evaluate options to determine if there is an economically feasible process to produce lithium products from the Project to potentially supply Stardust Power with a limited volume of such products. In connection with the entering into of this letter of intent, Stardust Power made an initial equity investment of $200,000 in QXR.

Zelandez Limited

On December 13, 2023, Stardust Power entered into a non-binding Memorandum of Understanding with Zelandez Limited (“Zelandez”) to govern the relationship between the parties primarily relating to identifying and sharing new business opportunities and exploring a technical and commercial partnership between the parties. Zelandez has expertise in lithium brine geophysics, downhole wireline logging, brinefield management, and the manufacture and supply of modular early production facilities and services for the production of technical grade lithium carbonate. The partnership between the parties seeks to:

•	work to identify and share new business opportunities; and

•

work together to develop an offtake agreement for the supply of technical grade lithium carbonate to Stardust Power, with an option to be extended to technical grade lithium carbonate producers who lease or purchase Zelandez’s modular Early Production Facilities.

Zelandez, a leading brinefield services company, is acting as an intermediary to identify additional opportunities to source feedstock from lithium chloride producers. Zelandez is already engaged in this business, and the Company is not aware of any current requirements for additional financing to carry out this function.

Technology and Engineering

Hatch Contract

Stardust Power works with leading engineering firms to advance its project. Hatch, an engineering, procurement and construction management firm (“EPCM”) in lithium industry has been engaged to provide a Readiness Assessment and a Scoping Study, a.k.a. a FEL-1, to attempt to minimize technology risks.

Hatch was engaged by the Company to conduct a Preliminary Readiness Assessment covering:

•	project risk assessment;

•	artistic site renderings;

•	site review

•	financial model assumption review; and

•	equipment procurement timelines.

In this assessment, Hatch performed a DLE output simulation of the water samples using adsorption technology, identified expected ranges of impurities, lithium recovery, and options to process the feedstock, assessed transportation options and expected ranges of costs at high level, and provided high level financial model inputs for CAPEX and OPEX based on benchmarks only.

Hatch has started the front-end loading, (FEL-1), also knows as a Scoping Study on December 11, 2023. Hatch is developing and mapping out several workstreams for development of the FEL-1 (Scoping Study) and DOE application, with a preliminary estimated target schedule for the refinery build, which is a forecast only and subject to change. The FEL-1 study is being performed to assess Stardust Power refinery’s technical viability using feedstock samples provided by Stardust Power. The study is relying on proven technology to process lithium brine into BG LC and incorporated advancements for processing diverse sources of feedstock. The study includes: (i) Process Design Basis identifying main processing steps; (ii) Block Flow Diagram detailing the chemical process; (iii) Mass and Energy Balance, quantifying the inputs needed as well as the outputs; (iv) Equipment List and Sizing; (v) Capital Cost estimate; (vi) Operating Cost estimate based on the Mass and Energy Balance developed; and (vii) an Implementation Schedule with an estimated timeline to implement the project.

The study is ongoing, and hence material findings and determinations have not yet been completed.

As on date, Hatch has not transferred any intellectual property to Stardust Power. There is no royalty that is owned and due to be paid to Hatch.

Preferred DLE Technology Providers

Geolith MOU

On December 7, 2023, Stardust Power entered into a Memorandum of Understanding with Geolith, Inc. (“Geolith”). The non-binding memorandum of understanding is intended to establish an initial framework between Stardust Power, in particular with respect to direct lithium extraction technology and lab/pilot testing on resources. Geolith is the owner and developer of the Li-Capt processing technology which is used for the extraction of lithium chloride from brine sources.

Under the Memorandum of Understanding, Geolith will provide lab and pilot testing on resources (e.g., oil field water) which may be secured by Geolith and Stardust Power, either individually or jointly. Geolith will provide engineering and know-how to design and integrate its technology at its customers assets, as well as provide advice to Stardust Power in matters related to direct lithium extraction design, operation, and maintenance. In connection therewith, Stardust Power may provide brine samples and opportunities for lab tests, pilot tests and overall assistance with the development of Geolith’s technology. This partnership is expected to provide an additional ability for Stardust Power to develop sources of lithium supply. The proprietary technology is well suited for produced water as it has been tested in a variety of conditions including varying temperatures. Geolith has provided Stardust Power with an analysis of produced water brine samples that demonstrates an ideal match with their technology. Furthermore, the companies expect to work together to install pilot facilities at various sources of lithium supply. This efficient and modular approach is anticipated to reduce long timelines for the development of lithium assets.

Refinery

Stardust Power is developing a large central refinery in a phased approach. The first phase is the construction of an up to 25,000 tons per annum (tpa) production line. The second phase is to add a second production line of up to 25,000tpa to create a total capacity of up to 50,000 tpa.

A technological innovation of Stardust Power’s planned refinery is the ability for the facility to refine different types of lithium brine inputs. The facility is being designed to accept lithium brines, of a certain approved chemical composition. It is Stardust Power’s intention that the facility will be able to dilute and pretreat feedstock as necessary, to ensure that various lithium feedstock can be blended, in order to produce a consistent feedstock. Stardust Power’s strategy is to differentiate itself by screening for a broader set of contaminants, in comparison to other lithium refineries. Accordingly, by conducting a broader screening and, in turn, a more involved purification process, the Company plans to be able to blend different types of feedstock. Furthermore, an advantage of using DLE technology is the ability to remove certain contaminants upstream prior to reaching the Stardust Power facility, allowing for more optionality for feedstock characteristics. The conversion process is a fully chemical conversion process. The Facility’s planned chemical process is a mature, proven and well understood process which has been deployed substantially in South America. The Company’s flowsheet, detailed below, is expected to result in the production of solid BGLC (~99.7%) from liquid lithium chloride feed.

The chart above shows the ability of a central refinery to process multiple inputs or multiple sources of supply, which enables Stardust Power to have a diversified supply chain.

Flowsheet and engineering in phases is based on proven technology, and the process to be implemented by Stardust Power to produce BGLC.

The chemical conversion process of lithium chloride to BGLC is shown above

Legend:

HCl: Hydro-chloric acid

LC: lithium carbonate

Na2CO3: Sodium carbonate (soda ash) CaO: Calcium oxide (lime)

Ca: calcium

Mg: magnesium

The rendering concept of Site Plan of the Facility below, includes the main plant, along with feedstock warehouse, feedstock tanks, intermediate feedstock containers, reagents warehouse, unloading station, consumables warehouse, product warehouse, electrical generator, utilities, water tank, dilution tank, calcium and magnesium residue disposal, ZLD water system, carbon dioxide (“CO2”) storage tank, solvent extraction, administrative building and parking area.

Phased Approach

The Company intends to take a phased approach to setting up its Facility and expansion. Thereafter, it intends to emerge as a leading supplier of BGLC in the United States. The total refinery cost, which includes all direct and indirect cost, and contingencies needed to build the refinery, has been estimated at $1,165 million.

In Phase 1, the Company seeks to build it first production line of up to 25,000 tpa capacity. This phase also includes building general infrastructure for the site that can be utilized in Phase 2 as well. These include facilities, storage facilities, roads, and other structures.

In an innovative approach, Stardust Power is planning on developing Phase 1 in two stages and plans to develop the back-end of the production line first to use technical grade and/or crude grade lithium carbonate for conversion to BGLC, eliminating initial stages of refinement in the production line. In stage 2, the front-end of the plant (lithium chloride brine to technical grade lithium carbonate) will be constructed. This approach has multiple advantages including entering the market as a battery grade manufacturer in an expedited fashion.

Phase 1

Stardust Power will partner with leading engineering, procurement and management firms to oversee the development of production of up to 25,000 ton in annual production capacity. In Phase 1, the majority of the activities will include setting up the Facility involving site earthworks, infrastructure, buildings, and utilities. Phase 1 will be constructed in two stages over 4 to 5 years. Stardust Power expects to receive permits for Phase 1 prior to construction after the completion of the definitive feasibility study. Stage 1 (technical or crude grade lithium carbonate to battery grade) may entail a 35-36 month timeframe to complete engineering, procurement, construction management including completion of construction and mechanical installation of projects of this nature. Stage 2 (lithium chloride brine to technical or crude grade lithium carbonate) is planned to be executed concurrently but will take longer due to the need to conduct detailed test work of DLE output. The total cost for Phase 1 has been estimated preliminarily at an Association for the Advancement of Cost Engineering (“AACE”) Class 5 Level. These timelines and costs are based on numerous variables and assumptions, are early phase estimates only and are likely to change.

Phase 2

In Phase 2, Stardust Power plans to expand and set up an additional production line with a capacity of 25,000 tons of battery-grade lithium to its facility to a total production capacity of up to 50,000 tpa. The completion of construction and mechanical installation of Phase 2 may be completed approximately 21-30 months after completion of Phase 1, and commissioning is expected thereafter. The total refinery cost of Phase 2 has been estimated preliminarily at an AACE Class 5 level. By building another production line, that mirrors the same structure as the line established in Phase 1, the Company can limit development timelines of Phase 2 by leveraging the engineering already performed. These timelines and costs are based on numerous variables and assumptions, are early phase estimates only and are likely to change.

Sustainable operations

Lithium Brine Feedstock

Unlike typical hard rock ore mining, Stardust Power is intending to source lithium brine feedstock for its facility from (i) produced water, (ii) geothermal brines, and (iii) salt flats. Lithium brine production can reduce environmental impact as compared to hard rock mining which typically requires invasive land use which can severely impact the land. Additionally, the use of hard rock sources increases carbon emission due to the high degree of exothermic reactions needed for conversion. This is because, hard rock lithium mining involves extracting lithium from rocks that contain the mineral. This is typically done through open-pit mining, which can involve blasting and excavating large amounts of rock. The process is energy-intensive, and can result in significant amounts of waste rock and tailings, which can contain toxic chemicals and heavy metals. Additionally, hard rock mining can require large amounts of water. This could be an issue in regions where water resources are already scarce. It is estimated that 60% of the total global mined lithium supply comes from using this method. On the other hand, lithium can also be extracted from brine sources, which involves extracting lithium from underground brine pools. These can be found in areas such as salt flats and dry lakebeds, where water has evaporated over time, leaving behind mineral deposits. The brine can be pumped to the surface and then processed to extract the lithium. This typically requires less water and produces less waste than hard rock mining. In terms of the carbon footprint of each method, Benchmark Minerals has stated that “in almost every metric, lithium chemicals from hard rock sources are more environmentally damaging than those from brine sources,” and that “processing hard rock is a much more energy-intensive process than brine.”

Stardust Power has a Supplier Code of Conduct to monitor the sources of feedstock to provide for high environmental standards. Although DLE technology is emerging, Stardust Power believes that the experience and expertise of its partners will enable it to leverage the benefits of the DLE technologies advantageously, while at the same time lowering risks that could emerge due to the newness of the technology. For example, Hatch, its technology partner, has contributed to the advancement of over 10 DLE projects in the last five years, and the partnership with other providers includes DLE pilot plants to process lithium feedstock.

Low Emission

Stardust Power’s refining facility will be engineered to be fully electric and thus produce lower emissions than facilities powered by traditional fossil fuels or natural gas, which is also expected to reduce noise and limit carbon emissions. The Company’s planned carbonation process to manufacture BGLC is a chemical conversion process. This process does not use large exothermic reactions, making Stardust Power’s facility cleaner and safer than a typical oil and gas refinery. There are no kiln or smokestacks at our facility.

Sustainable Power

The Company is committed to largely using sustainable sources of power, which are accessible in Oklahoma, including solar and wind power. By powering the facility with sustainable sources of power, we can further reduce overall emissions that are created by our facility.

Byproducts

The main byproducts from the plant are largely salt, which is closely comparable to road salt, calcium, magnesium, among others. These are non-toxic and non-hazardous materials that can be sold, repurposed, or safely disposed of in an offsite landfill. Our conversion process does not create hazardous materials.

Zero-Liquid Discharge

The Facility is engineered for a zero-liquid-discharge system that removes the need for wastewater ponds for depleted brine. Liquid byproducts will be purified and recycled for reuse in the facility or evaporated. This limits discharge into the public sewer system or the surrounding ecosystem.

Social Aspects

Stardust Power believes that community outreach is important for social engagement to build strong relationships with local communities, be available in providing explanations to local administrative bodies about various aspects of the project in case of queries, address potential concerns regarding potential impact as well as highlight potential benefits of setting up the Facility. This is expected to include providing educational opportunities for local elementary and high school students in the Hillsdale and Muskogee public school districts.

In terms of financing of the Refinery project, Stardust Power intends to finance its project cost through a mix of debt, equity as well as grants. Below is a summary of the potential financial instruments:

Financing

Equity:

•

Stardust Power has received investment from American Investor Group Direct which has agreed to a facility to invest up to $30 million, of which $5 million has already been drawn down through SAFE notes; for more information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stardust Power—Recent Developments – SAFE Note Transactions”.

Debt:

•

We expect a portion of the financing of the lithium refinery to come through debt financing. We have no binding commitments from any person to provide financing at this time, and we are not certain whether the financing will be available to us as needed on acceptable terms, or at all.

Incentives:

Stardust Power has also received an illustrative incentives package for up to $257 million incentives from the State of Oklahoma, subject to meeting milestones, to offset the refinery’s costs, and other conditions. For more information, please refer to “—State Incentives”.

Governmental Incentives

Federal Government Incentives

The management team believes that Stardust Power may benefit from substantial grants, financing, and other incentives provided by various government organizations designed to facilitate American manufacturing of battery-grade lithium products. These incentives include but are not limited to the following:

•

Department of Energy Loan Programs Office ATVM Program: ATVM provides loans to support the manufacture of eligible advanced technology vehicles and qualifying components, including newly authorized modes from the Bipartisan Infrastructure Law. Expanded uses beyond light-duty vehicles include medium-and heavy-duty vehicles, trains or locomotives, maritime vessels including offshore wind support vessels, aircrafts, and hyperloop. The IR Act removed the $25 billion cap on ATVM loan authority and appropriated $3 billion in credit subsidy to support these loans.[42]

•

Department of Defense, Defense Production Act: The Defense Production Act (“DPA”) Expansion of Domestic Production Capability and Capacity Funding Opportunity Announcement FA8650-19-S-5010 is a government initiative aimed at enhancing domestic production capabilities critical to national defense, including critical minerals. It provides financial support to eligible entities to bolster manufacturing of strategic materials, components, and technologies essential for defense applications and those applications deemed to be a national security threat to the United States.

[42]	The White House. “Inflation Reduction Act Guidebook.” Available at: https://www.whitehouse.gov/wp-content/uploads/2022/12/Inflation-Reduction-Act-Guidebook.pdf.

•

Department of Energy Grant: The Office of Manufacturing and Energy Supply Chains (MESC) plans to issue a Funding Opportunity Announcement (FOA) titled “Bipartisan Infrastructure Law 40207(b) Battery Materials Processing and 40207(c) Battery Manufacturing Grants Round II,” funded in part by the Infrastructure Investment and Jobs Act (BIL). The BIL, a significant investment in infrastructure, totaling over $62 billion allocated to the Department of Energy, aims to enhance the United States’ competitiveness, create jobs, and provide equitable access to economic benefits, particularly for disadvantaged communities. As part of this initiative, over $7 billion will be invested in the battery supply chain from fiscal years 2022 to 2026, focusing on sustainable sourcing of critical minerals, processing, and end-of-life battery recycling. Additionally, the DOE announced up to $3.5 billion from the Infrastructure Law to bolster domestic production of advanced batteries and materials, supporting clean energy industries and creating union jobs.[43]

•

Department of Defense Office of Strategic Capital (“OSC”): Broadly, the OSC will do two things as part of its partnered capital strategy for critical technologies. First, it will identify and prioritize promising critical technology areas for the Department of Defense. Second, it will fund investments in those critical technology areas, including supply chain technologies not always supported through direct procurement. To accomplish this, the OSC will partner with private capital providers and other federal agencies to employ investment vehicles that have proven successful in other United States government contexts.[44]

State Incentives

The Oklahoma Department of Commerce provides a robust incentive package including 5% cash rebates on payroll for all new jobs created for 10 years through the Quality Jobs (“QJ”) program, and an Investment Tax Credit (“ITC”). Stardust Power’s lithium facility falls in an Oklahoma Opportunity Zone which is defined as an economically distressed area based on declining population, lower than average per capita income, and higher than average poverty rates. Manufacturers who invest a minimum of $50,000 in depreciable property in Oklahoma Opportunity Zones receive double the investment tax credit equating to 2% of depreciable property invested for 5 years. In addition to the QJ program and ITC, the state provides a 5-year property tax exemption and a sales tax exemption on machinery, goods, and electricity used during the manufacturing process. Below is a table setting forth the different state incentives which may be applicable to Stardust Power:

Oklahoma State Incentive Program	Total Potential Amount of State Incentive	Metrics Stardust Power Needs for Applicability
21st Century Oklahoma Quality Jobs Program Or	$100,332,936 based on $99,562,000 in annual payroll over 10 years	• Meet an average wage of $120,071 • Create at least 10 new jobs in Oklahoma in 3 years • Offer basic health insurance

Oklahoma Quality Jobs Program	$50,166,468 based on $99,562,000 in annual payroll over 10 years	• Meet an average wage of 110% of the average county wage ($54,732 in 2023) • Create $2.5 million in new annual payrolls in Oklahoma in 3 years • Offer basic health insurance

[43]

U.S. Department of Energy. “Biden-Harris Administration Announces $3.5 Billion to Strengthen Domestic Battery Manufacturing.” Available at: https://www.energy.gov/articles/biden-harris-administration-announces-35-billion-strengthen-domestic-battery-manufacturing.

[44]

U.S. Department of Defense. “Secretary of Defense Establishes Office of Strategic Capital.” Available at: https://www.defense.gov/News/Releases/Release/Article/3233377/secretary-of-defense-establishes-office-of-strategic-capital/.

Oklahoma State Incentive Program	Total Potential Amount of State Incentive	Metrics Stardust Power Needs for Applicability

Combined with

Investment/New Jobs tax credit	$76,000,000 based on a total investment of $800,000 in depreciable property	• Minimum investment of $50,000 in Oklahoma • The credit doubles if the investment exceeds $40 million investment or takes place in an enterprise zone (both of which Stardust Power plans to meet)

5-Year Property Tax Exemption	$42,451,539	• Invest at least $500,000 in construction, acquisition, or expansion; and • Meet an average payroll requirement listed in the Oklahoma Quality Jobs Program

Freeport (Inventory) Tax Exemption	$10,166,545	• Exemption on goods that come from outside the state and leave the state held for assembly, storage, manufacturing, processing, or fabricating moved through the Port Muskogee within 9 months

Sales Tax Exemption on Machinery and Equipment	$18,040,500	• Includes tangible personal property used in the development of the Refinery and the refining

Sales Tax Exemption on Goods and Energy Consumed in Manufacturing	$85,998,588	• Includes all fuel and electric power used in the development of the Refinery and the refining

The Company has engaged the services of industry experts to assist the Company in applying for government grants, such as those in Oklahoma, in an optimal and efficient manner. The Company has submitted applications for grants under the Department of Defense, Defense Production Act and the Department of Energy Grant for Bipartisan Infrastructure Law 40207(b) Battery Materials Processing and 40207(c) Battery Manufacturing Grants Round II. These applications are currently under review.

Intellectual Property

Stardust Power does not own or license any intellectual property which we consider to be material. The Company has applied for registration of its trademarks, bearing application no. 97927512 for Trademark/Service Mark Application for the United States on May 9, 2023.

As its business grows, the Company may in the future develop or acquire intellectual property that may be valuable or material to the business.

Customers

Since Stardust Power has not commenced production, they have no existing customers. The Company has received non-binding letters of intent from industry participants, but does not have any definitive offtake agreements with potential customers.

Competitive Strengths

As a development stage company, Stardust Power seeks to execute their mission of becoming a leading producer of BGLC, by relying on the collective experience of its management team. The management team expects to execute, explore and evaluate opportunities for generating revenues and increasing their access to supply properties, and assets, as well as all potential funding options. Some opportunities for growth could be in the form of (i) strategic partnerships, (ii) off-take agreements, (iii) diversification of supply, (iv) acquisitions of companies and technologies, and (v) participation in related commercial development activities.

As an early stage company, Stardust Power’s material decisions executed by its management are central to the development of the Company’s long-term goals and success. Additionally, as a pre-revenue company, Stardust Power’s access to financing and ability to obtain financing would be central to its success. The Company notes that it has not yet commenced operations at the refinery and, accordingly, it has not yet produced any lithium products.

The Company intends to build its competitive strengths and continue to develop and execute its strategy in the following manner:

•

Experienced management team: the team has decades of technical expertise and experience across global mining consulting firms, and manufacturers, specializing in lithium-ion technology for electric vehicles, hydrocarbon energy company, as well as successful capital raising and running profitable ventures, across multiple geographies;

•

Refinery optimized for multiple inputs: the process of creating a matrix of multiple sources of feedstock and processing in the refinery reduces risk and costs, and is an important and significant industry differentiator;

•	Speed to market: optimized refining process, locational advantage, and subsequently, an integrated play is expected to hasten time to market and ability to generate revenue faster;

•

Use of brine feedstock: use of brine feedstock will provide alternative sources to mined lithium deposits, for the production of BGLC for domestic market use, and hence have independence from importing raw material, which would have a favorable impact on lowering cost and faster time to market;

•

Limited technology risk: use of existing and proven technologies and partnerships with global experts for mid-stream operations in refinery operations, which is expected to minimize technical risks in the value chain, resulting in reduced uncertainties and cost controls, and reduce risks of the emerging DLE technology by partnering with players who have contributed to the advancement of DLE projects; and

•

American manufacturing: ability to manufacture and contribute to lithium sourcing and manufacturing independence for domestic consumption in the United States market, leading to job creation, particularly in economically backward regions, once in production.

Competition and Market Barriers

Competition

Lithium currently has many end uses, including ceramics and glass, batteries, greases, air treatment and pharmaceuticals. However, it is the battery industry that is expected to predominantly drive future demand growth for lithium. This is expected to come from several areas: (i) the continued growth of small format batteries for cell phones, laptops, digital cameras and hand-held power tools, (ii) the transportation industry’s electrification of automobiles, buses, delivery vehicles, motorcycles, bicycles and boats using lithium-ion battery technology, and (iii) large format batteries for utility grid-scale storage.

A small number of companies dominate the production and refining of end-use lithium products such as lithium carbonate and lithium hydroxide and are often situated in China, such as Tianqi Lithium. These companies have an established presence, higher degree of financial resources, exiting strategic partnerships, and existing workforces. Stardust Power will compete with these companies on attracting human capital, securing supply of feedstock, and in selling its products. Accordingly, the price of Stardust Power’s planned products may be affected by factors beyond our control, including fluctuations in the market prices for lithium, supplies of lithium, demand for lithium, and mining activities of others.

Government Regulations

Development activities for our facility are subject to extensive laws and regulations, which are overseen and enforced by multiple United States federal, state, and local authorities. These applicable laws govern development, construction, production, various taxes, labor standards, occupational health and safety, waste disposal, protection and remediation of the environment, protection of endangered and protected species, and other matters. Various permits from government bodies are required for manufacturing operations to be undertaken, and we cannot be assured such permits will be received. Environmental laws and regulations may also, among other things:

•	require notice to stakeholders of proposed and ongoing exploration, drilling, environmental studies, mining, or production activities;

•	require the installation of pollution control equipment;

•	restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with, lithium manufacturing, or other production activities;

•

limit or prohibit drilling, mining, lithium manufacturing or other production activities on lands located within wetlands, areas inhabited by endangered species and other protected areas, or otherwise restrict or prohibit activities that could impact the environment, including water resources; or

•	require preparation of an environmental assessment or an environmental impact statement.

Compliance with environmental laws and regulations may impose substantial costs on us, subject us to significant potential liabilities, and have an adverse effect on our capital expenditures, results of operations, or competitive position. Violations and liabilities with respect to these laws and regulations could result in significant administrative, civil, or criminal penalties, remedial clean-ups, natural resource damages, permit modifications and/or revocations, operational interruptions and/or shutdowns, and other liabilities, as well as reputational harm, including damage to our relationships with customers, suppliers, investors, governments or other stakeholders. The costs of remedying such conditions may be significant, and remediation obligations could adversely affect our business, results of operations, and financial condition. Federal, state, and local legislative bodies and agencies frequently revise environmental laws and regulations, and any changes in these regulations, or the interpretations thereof, could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our business operations.

Permits

Certain federal, state, and local permits are or may be required for the Facility, including a minor source air emissions permit, a wastewater permit, a stormwater permit, and consultations with, and approvals from, federal and state agencies with respect to the environmental impacts of the Facility, including to cultural, biological, and natural resources and threatened and endangered species. The key permitting agency for Stardust Power’s facility at the state level is the Oklahoma Department of Environmental Quality (DEQ).

Environmental, Social and Governance

We believe lithium will continue to play an important role in enabling a cleaner, healthier, and more sustainable world, including the transition to a lower carbon future and the fight against climate change. Likewise, we believe that meeting the growing demand for lithium compounds must be balanced with considerations for responsible refining across the spectrum of Environmental, Social and Governance (“ESG”) issues and concerns. Our core values reflect this commitment to sustainability. We believe that operating in a safe, ethical, socially conscious and sustainable manner is important for our business.

As such, we intend to continue to better integrate ESG and sustainability considerations into our business, operations and investment decisions.

Environmental

Brines. By focusing on brines, which have a smaller carbon footprint than open pit mining hard rock sources which provides for a smaller environmental impact.

Sustainable Power. We source a majority of the energy to power our refinery from sustainable sources of power.

ZLD technology. We are engineering our facility based on ZLD technologies which do not produce liquid discharge as a result of our conversion process.

Social

As Stardust Power starts to recruit employees for its projects, it intends to focus hiring efforts on hiring workers from local communities nearby project areas.

Governance

Stardust Power is committed to transparency, and corporate governance best-practices, and has the following corporate governance policies in place:

•	Diversity, Equity and Inclusion Policy dated November 1, 2023;

•	Privacy Policy dated November 1, 2023;

•	Open Reporting Policy (Whistleblower Policy) dated November 1, 2023;

•	Code of Conduct and Cyber Security Agreement, November 1, 2023;

•	Supplier Code of Conduct dated November 1, 2023;

•	Vendor Risk Assessment Program dated November 1, 2023;

•	Cybersecurity Policy dated January 5, 2024; and

•	Community Benefits Plan dated March 1, 2024.

Legal Proceedings

We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results. However, from time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business.

Websites

The Company maintains one active website, www.stardust-power.com, which serves as its corporate website and contains information about the Company and its business. The information included on Stardust Power’s website is not incorporated by reference into this proxy statement/prospectus or in any other report or document filed with the SEC, and any reference to such website is intended to be an inactive textual reference only.

Corporate Information

Stardust Power Inc. is a Delaware “C” corporation. Our registered office is located at 251 Little Falls Dr, Wilmington, DE 19808, and our corporate mailing address is 15 E. Putnam Ave, Suite 378, Greenwich, CT 06830.

Our mailing address for our Oklahoma office is at 6608 N. Western Ave Suite 466, Nichols Hills OK 73116.

Our telephone number is (800) 742-3095. Information contained on our website is not a part of this proxy statement/prospectus. The registered office of our subsidiary is located at 251 Little Falls Dr, Wilmington, DE 19808.

We have an office in Oklahoma, which is located at 9112 N. Kelley Ave, Suite C, Oklahoma City, Oklahoma 73131, covering 1,493 sq. ft., which has been assigned to the Company by VIKASA Capital Partners LLC (“VCP”), an affiliate of the Company, on March 16, 2023. The lease for the same is on a short-term basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF STARDUST POWER

The following discussion and analysis of the financial condition and results of operations of Stardust Power Inc. should be read together with our audited consolidated financial statements for the period from March 16, 2023 (inception) through December 31, 2023, together with the related notes thereto, included elsewhere in this document. The discussion and analysis should also be read together with the sections “Summary Historical Financial Information of Stardust Power” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this document.

Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section titled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” or the “Company”, “Stardust” or “Stardust Power” refer to Stardust Power Inc. and its consolidated subsidiary prior to the consummation of the Business Combination.

Company Overview and History

On December 5, 2022, Stardust Power LLC was organized as a limited liability company in the State of Delaware. On March 16, 2023, Stardust Power Inc. was organized as a C Corp. in the State of Delaware with operations commencing on March 16, 2023. The ownership interests of Stardust Power LLC were subsequently transferred to Stardust Power Inc., and collectively “the Company” or “Stardust” or “Stardust Power”.

Stardust Power is a U.S.-based development stage battery grade lithium manufacturer designed to foster clean energy independence for America. The Company is in the process of creating capacity to manufacture battery grade lithium products, primarily for the electric vehicle (“EV”) market, by developing a large scale lithium refinery in the USA. Stardust Power seeks to become a sustainable, cost-effective supplier of battery grade lithium products, by its innovative approach in the development of a large central refinery optimized for multiple inputs of lithium brine inputs (the “Facility”) in Oklahoma.

Stardust Power intends to source lithium brine feedstock from various suppliers and may make investments upstream to secure additional feedstock. We seek to sell our products to EV manufacturers as our primary market, with potential applications in other areas such as battery manufacturers, the U.S. military, and OEMs.

Some of the key driving factors are the demand for battery grade lithium products, fueled largely by the demand and production of electric vehicles and automotive OEMs and battery manufacturers seeking domestic supply options, leading to demand for minerals used in battery cells, such as lithium, governmental incentives for American manufacturing and evolving geopolitical climate that is creating a national security priority for the U.S. market.

In February 2023, Stardust Power LLC received an illustrative incentive analysis for up to $257 million in performance-based incentives from the State of Oklahoma (covering Phase 1 and 2) and potential federal incentives, which also contained potential for further eligible federal grants. The state incentives were based on initial job creation, equipment procurement, training and recruitment incentives, property tax exemptions, sales tax exemptions, and capital expenditure projections submitted to the Oklahoma Department of Commerce in Q1 of 2023, and could be subject to changes as the Company would progress in setting up the Facility and commercial production of battery grade lithium in the future. These incentives may change based on the actual financial metrics of the Company in the future, which may be lower or higher. For more information on the incentives and milestones required to be achieved in order to receive such incentives, please see “—State Incentives” elsewhere in this document.

Stardust Power believes that it is well poised to address these opportunities by emerging as a leading, fully integrated domestic lithium supplier, and contribute to restoring American sustainable energy independence, thereby bridging the gap in domestic supply of battery grade lithium products.

Recent Developments

Purchase and Sale Agreement for Site

On January 10, 2024, Stardust Power and the City of Muskogee entered into a Purchase and Sale Agreement (“PSA”) to purchase the site in Southside Industrial Park, Muskogee, Oklahoma in Port Muskogee for a total of $1,662,030.00. The closing has not occurred as of the date of this document. For more information on the site, please see “Business of Stardust Power—The Site—Purchase and Sale Agreement” elsewhere in this document.

Business Combination

On November 21, 2023, the Company entered into a business combination agreement with GPAC II, First Merger Sub and Second Merger Sub.

Prior to the consummation of the Mergers, GPAC II will deregister as a Cayman Islands exempted company and domesticate as Delaware corporation.

As per the business combination agreement, the First Merger Sub shall be merged into the Company, with the Company being the surviving corporation. Following the First Merger, the Company shall be merged into Second Merger Sub, with Second Merger Sub being the surviving entity.

As per the business combination agreement:

•

Each share of Stardust Power Common Stock issued and outstanding immediately prior to the first effective time shall be converted into the right to receive the number of GPAC II common stock equal to the merger consideration ($450 million) divided by the number of shares of the Company fully-diluted stock.

•

Each outstanding Stardust Power Option, whether vested or unvested, shall automatically convert into an option to purchase a number of shares of GPAC II common stock equal to the number of shares of GPAC II Common Stock subject to such Stardust Power Option immediately prior to the first effective time multiplied by the per share consideration.

•

Each share of Stardust Power Restricted Stock outstanding immediately prior to the first effective time shall convert into a number of shares of GPAC II common stock equal to the number of shares of Stardust Power common stock subject to such Stardust Power restricted stock multiplied by the per share consideration.

•

Additionally, GPAC II will issue five million shares of GPAC II common stock to the holders of Stardust Power as additional merger consideration in the event that prior to the eighth (8th) anniversary of the closing of the business combination, the volume-weighted average price of GPAC II common stock is greater than or equal to $12.00 per share for a period of 20 trading days in any 30-trading day period or there is a change of control.

•

Immediately prior to the First Effective Time, the SAFEs will automatically convert into the number of shares of Stardust Power Common Stock equal to 136,605 of Stardust Power Common Stock immediately prior to the First Effective Time.

For more detailed discussion about the business combination, please see “Proposal No.1—The Business Combination Proposal.”

SAFE Note Transactions

On June 6, 2023, the Company received $2,000,000 in cash from a single investor and funded a Simple Agreement for Future Equity (“SAFE Note”) on August 15, 2023. The funds were received from an unrelated third party, through its entity which is currently being managed under the purview of an Investment Management Agreement between them and VIKASA Capital Advisors, LLC (a related party) in consideration for which VIKASA Capital Advisors, LLC is paid investment management fees. Additionally, the SAFE Note provides the investor with certain rights of conversion upon an equity financing, or cash repayment or other form of repayment upon a change in control or dissolution. On November 18, 2023, the Company amended the SAFE Note (the “amended SAFE Note”), which introduced a discount rate of 20% to (a) the lowest price per share of preferred stock sold in the preferred stock purchase or (b) the listing price of the Company’s common stock upon consummation of a SPAC transaction or IPO. On November 18, 2023, the Company also entered into a second SAFE with the same investor for an aggregate amount of $3,000,000 under the same terms and conditions as the amended SAFE Note. The SAFE notes provide the Company an option to call for additional preferred stock up to $25,000,000 based on the contingent event of SAFE notes conversion and notice issued by the Board, and achievement of certain milestones, for up to 42 months following such conversion. As of the date of this proxy/prospectus, the Company has not met these milestones to call for such financing. For more information on SAFE, please see “—Sources of Liquidity and Going Concern—SAFE” elsewhere in this section.

On March 22, 2024, the Company entered into Financing Commitment and Equity Line of Credit Agreement with AIGD (SAFE note investor). The agreement replaced the above contingent commitment feature of SAFE notes with granting Company an option to drawdown up an additional $15,000,000 on terms similar to existing SAFEs prior to the First Effective Time.

Unsecured Notes with Related Parties

In March 2023, the Company issued unsecured notes to three (3) related parties. These notes payable provided the Company the ability to draw up to $1,000,000 in the aggregate in the following timing: $160,000 until December 31, 2023 and $840,000 until December 31, 2025. As of December 31, 2023, the Company has repaid all the notes payable.

Investment in QX Resources:

In October 2023, the Company purchased 13,949,579 ordinary shares (1.26% of the total equity) of QX Resources Limited (“QX Resources”), a limited liability company whose ordinary shares are listed on the Australian Securities Exchange, for $200,000. This investment in the ordinary shares of QX Resources has been made for strategic purposes and specifically with an intention to gain access for conducting feasibility studies for the production of lithium products from the lithium brine surface anomaly identified over the 102 square-kilometer Liberty Lithium Brine Project in SaltFire, California, USA (“the Project”) for which QX Resources has a binding Option to Purchase Agreement and Operating Agreement to earn a 75% interest of the Project from IG Lithium LLC (the “Earn-in venture”). The Company is not a direct party to the Earn-in venture and accordingly has no direct or indirect economic or controlling interest either in the Project or in any of the associated rights originating from the Earn-in venture held by QX Resources. No formal off-take agreement has been executed as at December 31, 2023. Further, no material expenses have been incurred towards the feasibility studies during the period ending December 31, 2023. The Company neither has a controlling financial interest nor does it exercise significant influence over QX Resources. Accordingly, the investment in QX Resources’ ordinary shares does not result in either consolidation or application of equity method of accounting for the Company.

Key Factors Affecting Our Performance

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including competition from other lithium brine and other brine producers, changes to existing federal and state level incentive framework, changes in regulations, and other factors discussed under the section titled “Risk Factors.” We believe the factors described below are key to our success.

Commencing Commercial Operations

We are a development stage company incorporated in March 2023, and post inception, we have executed an exclusive Option Purchase Agreement, effective May 31, 2023, with the city of Muskogee. The CIA, Phase I ESA, Geotechnical Study, and Readiness Assessment of the Site has been conducted, while the feasibility study for construction of an electrical substation is underway, and we may be required to conduct other relevant studies. For more information on our refinery and multiple input process, please see “Business of Stardust Power—The Site—Refinery.”

Stardust Power is developing a large central refinery in a phased approach. The first phase is the construction of a production line with up to 25,000 tons per annum (“tpa”). The second phase is to add a second production line with up to 25,000 tpa, to create a total capacity of up to 50,000 tpa.

A technological innovation of Stardust Power’s planned refinery is the ability for the facility to refine different sources of lithium brine inputs. The facility is being designed to accept lithium brines, of a certain approved chemical composition. It is Stardust Power’s intention that the facility will be able to dilute and pretreat feedstock as necessary, to ensure that various lithium feedstock can be blended, in order to produce a consistent feedstock. Stardust Power’s strategy is to differentiate itself by screening for a broader set of contaminants, in comparison to other lithium refineries.

Partnership Ecosystem

Our success will depend on whether we can execute and expand our ecosystem of commercial arrangements with additional suppliers of brine and executing agreements with them at favorable terms. The availability of brine for the purpose of extracting lithium is still in a nascent stage and we would require access to multiple sources, as we start commercial production and grow our business. Our management team frequently evaluates current and future sources of supplies, for reliability of supply, geographic locations for logistics and cost efficiency. We would also require to maintain technology arrangements with existing strategic affiliations on whose patented and proprietary process we depend on, as well as forge new technology affiliations as exploration, extraction and purification processes evolve, to obtain raw materials required to manufacture high-quality lithium suitable for consumption by the EV industry, and other potential usages. These affiliations will enable us to refine and sell battery grade lithium at competitive prices, which in turn helps secure the growth and profitability of our business operations in the long term.

Adequate Capital Raise

The success of our refinery’s activities relating to producing battery grade lithium from brine, and the success of our ability to obtain relevant permits timely, require significant capital investment and financing to fund the initial investment in all aspects of setting up the operations, and subsequently our operating losses, competition from substitute products and services from larger companies, protection of proprietary technology of our strategic partners, and dependence on key individuals.

As a development stage company, Stardust Power needs to raise additional capital to realize its business objectives. Our long-term success is dependent upon our ability to successfully raise additional capital or financing, or successfully enter into strategic partnerships. Until commercial production is achieved from our planned operations, we will continue to incur operating and investing net cash outflows associated with, among other things, maintaining and acquiring exploration properties and undertaking ongoing exploration activities.

Our consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not earned any revenue and has been operating at a loss since inception. The Company has an accumulated deficit and stockholders’ deficit. These conditions raise substantial doubt about its ability to continue as a going concern for one year from the issuance of these consolidated financial statements. The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital from issuance of equity or receive additional borrowings from the existing promissory notes from related parties or additional SAFE note financing. Management intends to finance operations over the next twelve months through additional issuance of equity or borrowings.

Limited Operating History

We have a limited operating history and there is limited historical financial information upon which to base an evaluation of our performance. Our prospectus must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. As we were recently incorporated on March 16, 2023, our consolidated audited financial statements for the period from March 16, 2023 (inception) to December 31, 2023 presented below does not present results for the full year, and we are unable to present financial information for prior comparable periods, as is customary, pursuant to Regulation S-X.

Key Business Metrics, Non-GAAP Measure

Since we are yet to start commence construction of our facility and hence, commercial production, we do not have financial information on key business metrics. However, based on our experience and industry knowledge, we expect the following would be key business metrics:

•

Raw material Cost/ton: This includes the input cost of lithium chloride for the plant. As this may be obtained from various sources, the weighted average cost will be calculated to arrive at the raw material cost per ton and reflects the Company’s ability to procure high-quality raw materials at an appropriate price. The weighted average method also helps in calculating the gross margin on a per-ton basis. The technology implemented and the efficiency of the operations are also reflected on the gross margin per tonne.

•

Selling Price/ton: This multiple is driven by the demand and supply of the lithium price as well as the efficient operations of the plant. The computation of the selling price may be based on the output sold per long-term contract, which is expected to have a floor and a cap, as well as the spot price on the date of placing a purchase order by the customer, with the Company and the customer sharing the difference between the floor and spot price.

•

Capex/ton: This reflects the Capex incurred on a per-ton basis. It includes both direct and indirect costs. It also has contingency costs built in for any impact on Capex, to account for unforeseen events. The key is to optimize plant efficiency in long-term operations with the appropriate technology and set-up.

•

Opex/ton: This includes the ongoing expenses incurred from the day-to-day running of the operations. It helps in measuring how much profit a company makes on a dollar of sales after paying for variable costs of production, such as wages and raw materials, but before paying interest or tax. The lower multiple reflects the efficient functioning of the management.

•

Capacity Utilization: This measures how much output a plant is producing, compared to its maximum potential output, which is dependent on two key factors: (a) design capacity, which impacts the operational efficiency of the plant, and (b) the plant’s downtime for its maintenance. Timely maintenance is also the key to running any efficient operations.

Further, since we are yet to generate revenue, non-GAAP Measures such as EBITDA and EBITDA margins, cannot be captured currently, but will be stated once we have commenced commercial production and selling of battery grade lithium to our intended customers.

Business and Macroeconomic Conditions

Our business and financial condition have been, and we believe will continue to be, impacted by adverse and uncertain macroeconomic conditions and events, including higher inflation, higher interest rates, supply chain and logistics challenges, banking crises, and fluctuations or volatility in capital markets.

Components of Results of Operation

Revenue

We have not generated any revenue to date. We expect to generate a significant portion of our future revenue from the sale of battery grade lithium primarily to the EV market. We expect that we will enter into long term contracts (typically 10 years), driven by industry dynamics of the EV industry, with a pricing structure at cap and ceiling, and sharing of variable price between customer and Company.

Cost of Goods Sold

We have not sourced any raw material to date. We expect to source brine from lithium producing suppliers including the oil and gas industry as a byproduct of their exploration and extraction process. We are in the process of negotiating with multiple suppliers for brine feedstock, including producers from the oil and gas industry. The length, tenure and pricing of these contracts will depend largely on the type of supply and is expected to vary from supplier to supplier.

Expenses

General and Administrative

General and administrative expense consists of costs to maintain our daily operations and administer the business that are not directly attributable to generating revenue or cost of goods or raw material. These consist primarily of consulting services (including advisory services for organization setup and administrative related services from contractors, consultants), services from a related party, professional services such as accounting advisory, statutory auditor fees, technical consultants, and business consulting, as well as personnel related expenses (including stock-based compensation), legal and book-keeping services, and marketing expenses. We expect our general and administrative expenses will increase in absolute dollars over time as we continue to invest in initially setting up our Facility, recruit more employees, and subsequently in the growth of our business and incur costs associated with being a publicly traded company with respect to compliance with the regulations of the SEC and the Nasdaq Capital Market.

Other income/(expense)

SAFE note issuance costs

SAFE note issuance costs primarily represent capital advisory services fees paid to related party for sourcing the SAFE note commitment from the investor and legal costs incurred towards setting up and executing the SAFE note agreements.

Other transaction costs

Other transaction costs relate to costs that represent fees and expenses associated with evaluation of potential other SPAC merger opportunities that the Company ultimately did not execute.

Interest expense

Interest expense is comprised of interest on notes payable to related parties accrued compounding semi-annually, at the long-term semiannual Federal rate, as established by the Internal Revenue Service, which effectively was 3.71% for the period from March 16, 2023 (inception) to December 31, 2023. The promissory notes were paid off in June 2023.

Change in fair value of investment in equity securities

Change in fair value of investment in equity securities relates to movements in fair value of investment in equity securities of strategic investments such as the investment in QXR, that need to be recorded in the statement of operations for each reporting period, based on readily available quoted prices for such investment.

Change in fair value of SAFE notes

Change in fair value of SAFE notes relates to movements in fair value of SAFE notes which have been classified as liability instruments in the financial statements, that need to be recorded in the statement of operations for each reporting period, based on third party valuations carried out at period end.

Provision for Income Taxes

We are constituted as a C-corp and are subject to U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law.

Results of Operations

Audited Period from March 16, 2023 (inception) though December 31, 2023

This being the first year of our operations, our audited consolidated financial statement is being reported since our inception on March 16, 2023. The following table sets forth our statements of operations information for the period indicated:

Period from March 16, 2023 (inception) through December 31, 2023
Revenue	$—
General and administrative expenses (including related party amounts of $797,019)	2,675,698

Operating loss	(2,675,698)
Other income/(expense):
SAFE note issuance costs (including related party amounts of $435,000)	(466,302)
Other transaction costs (including related party amounts of $100,000)	(450,113)
Interest expense	(7,828)
Change in fair value of investment in equity securities	18,556
Change in fair value of SAFE notes	(212,200)

Total other expense	(1,117,887)

Net loss	$(3,793,585)

Revenues

We did not earn any revenue since inception.

Cost of Goods Sold

We did not manufacture any products, and hence did not incur any direct costs related to production or carrying inventory, since inception.

General and Administrative Expenses

General and administrative expenses of $2.7 million, including related party amounts of $797,019, in the period from March 16, 2023 (inception) through December 31, 2023 were primarily attributable to fees for professional consulting fees, mainly comprising formation and organization structure advisory marketing advisory services and other consulting, legal services and advisory services with respect to the Company’s organization, employee related compensation expenses of $443,672 representing base salary, benefits and stock-based compensation expense. The details of these expenses are as under:

Period from March 16, 2023 (inception) through December 31, 2023
Fees for professional consulting services	$1,586,680
Legal and book-keeping services	$347,835
Payroll and related taxes	443,672
Marketing and Advertising	119,363
Others	$178,148

$2,675,698

Other income/(expense)

SAFE note issuance costs

SAFE note issuance costs of $466,302 for the period since March 16, 2023 (inception) through December 31, 2023, primarily represent $435,000 of capital advisory services fees paid to related party for sourcing the SAFE note commitment from the investor and $31,302 of legal costs incurred towards setting up and executing the SAFE note agreements.

Other transaction costs

Other transaction costs of $450,113 for the period since March 16, 2023 (inception) through December 31, 2023, relate to costs that represent fees and expenses, primarily legal expenses associated with evaluation of potential other SPAC merger opportunities that the Company ultimately did not execute, including $100,000 of fees paid to a related party.

Interest Expense

Interest expense is comprised of interest on notes payable to related parties accrued compounding semi-annually, at the long-term semiannual Federal rate, as established by the Internal Revenue Service, which effectively was 3.71% for the period from March 16, 2023 (inception) to December 31, 2023. The promissory notes were paid off in June 2023.

Change in fair value of investment in equity securities

Change in fair value of investment in equity securities of $18,556 relates to increase in fair value of investment in QXR based on readily available quoted prices for such investment.

Change in fair value of SAFE notes

Change in fair value of SAFE notes of $212,200 relates to increase in fair value of SAFE notes, which have been classified as liability instruments, based on third party valuations as of December 31, 2023.

Lease

As of December 31, 2023, the Company only has one lease for its office in Oklahoma, which is a short term lease on a month-to-month basis. Lease expense was $24,425 for the period from March 16, 2023 (inception) through December 31, 2023.

Tax Expenses

For the period since March 16, 2023 (inception) through December 31, 2023, the tax expense is nil, due to net losses incurred during the period. Further, we do not carry any deferred tax assets on the balance sheet as at December 31, 2023, primarily due to net operating loss carryforwards resulting from historically incurred net operating losses and full valuations allowance of those losses, as our ability to realize future tax benefits related to these assets is largely dependent upon operational profitability, which is uncertain. As a result of this uncertainty, we have established a full valuation allowance, and have not recognized a net provision or benefit for income taxes in the period from March 16, 2023 (inception) through December 31, 2023.

Net Loss

For the period from March 16, 2023 (inception) through December 31, 2023, the net loss was $3.8 million. Since the Company is yet to start commercial production of battery grade lithium, the operating expenses are expected to increase, as the Company starts to recruit more personnel to set up the Facility and executing supply agreements, leading to increased losses.

Liquidity and Capital Resources

Overview

Since inception, we have devoted substantial efforts and financial resources to raising capital and organizing and staffing the Company, and as a result, we have incurred significant operating losses. As of December 31, 2023, we had an accumulated deficit of $3.8 million, which represents the net loss for the period from March 16, 2023 (inception) through December 31, 2023.

We have not earned any revenue and have been operating at a loss since inception. We have an accumulated deficit and stockholders’ deficit. These conditions raise substantial doubt about its ability to continue as a going concern for one year from the issuance of these financial statements. The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital from issuance of equity or receive additional borrowings from the existing promissory notes from related parties. Management intends to finance operations over the next twelve months through additional issuance of equity or borrowings.

Liquidity Requirements

Our primary requirements for liquidity and capital are investment in new facilities, new technologies, working capital and general corporate needs. Specifically, in this regard, the total refinery cost, which includes all direct and indirect costs and contingencies needed to build the refinery, has been estimated at $1,165 million. We intend to finance our project cost through a mix of debt, equity as well as government grants. We expect our operational expenditures to increase for the foreseeable future in connection with ongoing and future activities. Specifically, expenditures will increase as we:

•	Secure and build facilities,

•	invest in research and development activities to advance the development of our technologies, and

•	incur additional expenses associated with transitioning to, and operating as, a public company.

Our current and ongoing liquidity requirements will depend on many factors, including: our launch cadence, the timing and extent of spending to support additional development efforts, the introduction of new and enhanced offerings, the continuing market adoption of our offerings, the timing and extent of additional capital expenditures to invest in manufacturing facilities and additional spaceports. In addition, we may, in the future, enter into arrangements to acquire or invest in complementary businesses, business offerings and technologies. However, we do not have agreements or commitments to enter into any such acquisitions or investments at this time.

Sources of Liquidity and Going Concern

We have funded our operations with proceeds from sales of common stock, promissory notes and SAFE notes. As of December 31, 2023, our promissory notes were fully repaid. To continue as a going concern, we anticipate funding our near-term operations through the sale of equity securities, promissory notes, additional SAFE notes, debt financing or from other capital sources. If adequate funds are not available, we may be required to curtail, delay, or eliminate some or all of our planned activities, or raise additional financing to continue to fund operations, and may not be able to continue as a going concern.

Our consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a development stage entity having no revenues and has incurred net loss since inception of $3,793,585. The Company has an accumulated deficit of $3,793,585 and stockholders’ deficit of $3,734,762. The Company expects to continue to incur significant costs in pursuit of its operating and investment plans. These costs exceed the Company’s existing cash balance and net working capital. These conditions raise substantial doubt about its ability to continue as a going concern for one year from the issuance of these consolidated financial statements. The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital from issuance of equity or receive additional borrowings from the existing promissory notes from related parties or additional SAFE notes financing to fund the Company’s operating and investing activities over the next one year. In this regard, subsequent to the year-end, the Company has also signed a Financing Commitment and Equity Line of Credit Agreement with an investor whereby the investor has committed for an additional US$ 15 million of financing. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in the case of equity financing. Failure to secure adequate financing could have a material adverse effect on the business, operations and financial performance of the combined entity subsequent to the Business Combination.

Promissory Notes

In March 2023, the Company issued unsecured notes to three (3) related parties. The notes payable provided the Company the ability to draw up to $1 million in aggregate in the following timing: $160,000 until December 31, 2023, and $840,000 until December 31, 2025. These loan facilities accrue interest, compounding semi-annually, at the long-term semiannual Federal rate, as established by the Internal Revenue Service, which effectively was 3.71% for the period from March 2023, when the notes were drawn.

As of March 31, 2023, the Company utilized the entirety of the available facilities, and $160,000 was payable by December 31, 2023, and $840,000 was payable by December 31, 2025. As of December 31, 2023, the Company has repaid all of the notes payable.

Insurance Funding Borrowing

On November 19, 2023, the Company borrowed $80,800 from First Insurance Funding (a Wintrust Company) to finance its insurance policies. The total of premium, taxes and fees aggregated to $101,000, of which an initial downpayment of $20,220 was paid by Stardust Power, and the balance financed through First Insurance Funding. The loan has an annual percentage rate of 8.25%, and is payable in 10 installments through September 21, 2024.

SAFE Notes

On June 6, 2023, the Company received $2,000,000 in cash from a single investor and funded a SAFE note on August 15, 2023. The funds were received from an unrelated third party, through its entity which is currently being managed under the purview of an Investment Management Agreement between them and Vikasa Capital Advisors, LLC (a related party) in consideration for which Vikasa Capital Advisors, LLC is paid investment management fees.

On November 18, 2023, the Company amended the SAFE Note (the “amended SAFE Note”), which introduced a discount rate of 20% to (a) the lowest price per share of preferred stock sold in the preferred stock purchase, or (b) the listing price of the Company’s common stock upon consummation of a SPAC transaction or IPO. On November 18, 2023, the Company also entered into a second SAFE for an aggregate amount of $3 million with the same investor under the same terms and conditions as the amended SAFE Note. Each SAFE Note will convert, immediately prior to the First Effective Time, into Stardust Power Common Stock. The total amount raised from the two SAFE Notes is $5 million.

On February 23, 2024, the Company signed another SAFE for an amount of $200,000. In accordance with the terms of the outstanding SAFE issued by Stardust Power to an individual, the SAFEs will convert into shares of Stardust Power Common Stock, immediately prior to the First Effective Time on similar terms to the other SAFE notes.

The SAFE note is classified as a liability based on evaluating characteristics of the instrument and is presented at fair value as a non-current liability in the Company’s Consolidated Balance Sheet.

The SAFE note provides the Company an option to call for additional preferred stock up to $25,000,000 based on the contingent event of SAFE note conversion and notice issued by the Stardust Power board of directors, and achievement of certain milestones, for up to 42 months following such conversion. This feature was determined to be an embedded feature and is valued as part of the liability value associated with the instrument as a whole. Additionally, the SAFE note provides the investor certain rights upon an equity financing, change in control or dissolution as described in Note 2 of the consolidated financial statements of the Company. The estimated fair value of the SAFE note considered the timing of issuance and whether there were changes in the various scenarios since issuance. As of December 31, 2023, the fair value of the SAFE notes is $5,212,200 and is classified as a non-current liability. The SAFE note had no interest rate or maturity date, description of dividend and participation rights. The liquidation preference of the SAFE note is junior to other outstanding indebtedness and creditor claims, on par with payments for other SAFEs and/or preferred equity, and senior to payments for other equity of the Company that is not SAFEs and/or pari preferred equity.

On March 22, 2024, the Company entered into Financing Commitment and Equity Line of Credit Agreement with AIGD (SAFE note investor). The agreement replaced the above contingent commitment feature of SAFE notes with granting Company an option to drawdown up an additional $15,000,000 on terms similar to existing SAFEs prior to the First Effective Time.

Internal Control Over Financial Reporting Matters

During the period from March 16, 2023 (inception) to December 31, 2023, the Company’s management identified material weaknesses in the implementation of the COSO 13 Framework (which establishes an effective control environments), lack of segregation of duties and management oversight, and control surrounding maintenance of adequate repository of contracts, appropriate classifications of expenses and complex financial instruments. We will design and implement measures to improve our controls over financial reporting process and to remediate these material weaknesses. Our ability to comply with the annual internal control report requirements will depend on the effectiveness of our financial reporting controls across our company. We expect these systems and controls to involve significant expenditures and to may become more complex as our business grows. To effectively manage this complexity, we will need to continue to improve our operational, financial, and management controls, and our reporting systems and procedures. For more information, please refer to “Risk Factors – We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we experience additional material weaknesses or other deficiencies in the future, or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial results, which could result in loss of investor confidence and adversely impact our stock price.”

Cash Flow

Summary

The following table summarizes our cash flows for the period from March 16, 2023 (inception) through December 31, 2023:

Period from March 16, 2023 (inception) through December 31, 2023 (audited)
Net cash used in operating activities	$(2,983,206)
Net cash used in investing activities	(301,974)
Net cash provided by financing activities	4,557,004

Net change in cash	$1,271,824

Cash Flows from Operating Activities

Net cash used in operating activities was $3.0 million, consisting of a $3.8 million net loss, adjusted for $0.5 million of SAFE related issuance costs which are presented as a financing activity for SAFE notes issued during the year, a $0.2 million non cash charge for change in fair value of SAFE notes, and a $0.1 million net change in operating assets and liabilities, primarily driven by increase of $0.5 million in accounts payable and other current liabilities which primarily represent the various costs that are expected to be incurred as we set up operations during this period which was partially offset by an increase of $0.4 million in prepaid expenses.

Cash Flows from Investing Activities

Cash used in investing activities was $0.3 million, primarily representing $0.2 million of investment in equity securities of QX Resources Limited and $0.1 million on account of pre-acquisition related costs related to the Exclusive Option Purchase Agreement to purchase a total of approximately 66 acres (excluding wetlands) to set up the Facility in Muskogee, OK.

Cash Flows from Financing Activities

Net cash provided by financing activities was $4.6 million, related primarily to $5.0 million of cash received from proceeds for issuance of SAFE Notes, partially offset by the $0.4 million of issuance costs incurred for the placement of the SAFE notes. Additionally, during the period, we drew down and repaid our notes payable to related parties of $1.0 million.

Operating and Capital Expenditure Requirements

The Company has not earned any revenue and has been operating at a loss since inception. The Company has an accumulated deficit and stockholders’ deficit. These conditions raise substantial doubt about its ability to continue to finance operations over the next twelve months, and is dependent upon management’s plan to raise additional capital from issuance of equity or receive additional borrowings from the existing promissory notes from related parties or additional SAFE note financing. We expect that our existing cash and cash equivalents, together with cash from the SAFE notes and the available commitment from the SAFE note investor, expected cash inflow from this Business Combination, and ongoing capital raise activities will be sufficient to meet our needs for at least the next 12 months. Our intended capital requirements depends on many factors including the capital expenditures required to set up our Facility, and undertake all activities necessary to start commercial production, prices of capital equipment, and preliminary costs. In the future, it will depend on our expansion of acquiring new assets/sites to have access and potential ownership of raw material. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. If additional financing is required from outside sources, over and above what we are intending to raise currently, we may not be able to raise it on acceptable terms or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected, and may not be able to continue our intended operations as a going-on concern.

Commitments and Contractual Obligations

We have entered into SAFE agreements in lieu of investments, with specific terms and conditions for conversion into common stock, a Letter of Intent with IGX Minerals LLC which entails a future promissory note obligation of $235,000, a Letter of Intent with Usha Resources Inc. which could entail a future payment of $50,000, and a Purchase and Sale Agreement (“PSA”) to purchase the site in Oklahoma with specific payment terms. While the Company has not entered into any other binding commitments, other strategic partnerships are being evaluated which could lead to future contractual obligations.

Summary of Critical Accounting Estimates

We believe that the following accounting policies and estimates involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our consolidated financial statements appearing elsewhere in this proxy statement/prospectus for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Leases

At the inception of a contract, we assess whether the contract is, or contains, a lease. Our assessment is based on whether: (1) the contract involves the use of a distinct identified asset, (2) we obtain the right to substantially all the economic benefit from the use of the asset throughout the term of the contract, and (3) we have the right to direct the use of the asset.

Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset or (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset, (5) the leased asset is so specialized that the asset will have little to no value at the end of the lease term. A lease is classified as an operating lease if it does not meet any one of the above criteria.

We have elected the practical expedient to account for lease and non-lease components as a single lease component. We also elected not to record right of use assets and associated lease liabilities on the consolidated balance sheet for leases that have a term, including any reasonably assured renewal terms, of 12 months or less at the lease commencement date. We recognize lease payments for these short-term leases in the consolidated statement of operations on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred.

We have one short-term lease for office space in Oklahoma City, OK.

Income Taxes

Income taxes are recorded in accordance with ASC 740, “Income Taxes” (“ASC 740”), which provides for deferred taxes using an asset and liability approach. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We account for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, we recognize the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. We recognize any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

SAFE Notes

We account for the SAFE note in accordance with the guidance in ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging,” whereby it is accounted for as a liability which requires initial and subsequent measurements at fair value. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing, change in control or dissolution occurs, and any change in fair value is recognized in the Company’s consolidated statements of operations. The fair value estimate includes significant inputs not observable in market, which represents a Level 3 measurement within the fair value hierarchy. The valuation uses probabilities considering pay-offs under various scenarios as follows: (i) an equity financing where the SAFE note will convert into certain preferred stock; (ii) a change in control where the SAFE note holders will have an option to receive a portion of the cash and other assets equal to the purchase amount; and (iii) dissolution event where the SAFE note holders will be entitled to the purchase amount subject to liquidation priority. The value of the instrument is likely to vary significantly based on the probability of each of the conversion scenarios that occurs, and management will reassess such probability at each reporting period. These probabilities will ultimately be factored into the valuation of the instrument, and will require third party valuation experts to assist in the determination of this value. The changes in value of the instrument could impact the consolidated financial statements materially and therefore constitute a critical estimate.

Fair Value of Common Stock

Due to the absence of an active market for our common stock, and in accordance with the American Institute of Certified Public Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, the fair value of our common stock is estimated based on valuation carried out by third party appraisers and approved by our board of directors based on current available information and after exercising reasonable judgment. This estimate requires significant judgment and considers several factors, including:

•	independent third-party valuations of our common stock;

•	estimated probabilities of future liquidation scenarios;

•	projected future cash flows provided by management;

•	guideline public company information;

•	discount rates;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	U.S. and global capital markets conditions; and

•	expected volatility based on comparable public company stock performance over the time period being measured.

Probability weightings assigned to potential liquidity scenarios were based on management’s expected near- term and long-term funding requirements and assessment of the most attractive liquidation possibilities at the time of the valuation. In the most heavily weighted scenarios, the enterprise valuation was calculated using a valuation approach based on a combination of the guideline public company approach, an income approach analysis with an option pricing model and a cost approach, to determine the amount of aggregate equity value allocated to our common stock.

In all scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM accounts for the lack of marketability of shares that are not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgment and assumptions that are complex and subjective, such as those regarding our expected future revenue, expenses, operations and cash flows, discount rates, industry and economic outlook, and the probability of and timing associated with potential future events. Changes in any or all estimates and assumptions or the relationships between those assumptions impact our valuations as of each relevant valuation date and may have a material impact on the valuation of our common stock. Estimates of the fair value of the common stock are used in the measurement of stock-based compensation. Following the Business Combination, it will not be necessary to determine the fair value of our business as the Stardust Common Stock will be publicly traded.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for additional details regarding recent accounting pronouncements.

Segment reporting

The Company reports segment information in the same way management internally organizes the business in assessing performance and making decisions regarding allocation of resources in accordance with ASC Topic 280, “Segment Reporting.” The Company has a single reportable operating segment which operates as a single business platform. In reaching this conclusion, management considered the definition of the Chief Operating Decision Maker (“CODM”), how the business is defined by the CODM, the nature of the information provided to the CODM, how the CODM uses such information to make operating decisions, and how resources and performance are accessed. The Company has a single, common management team and our cash flows are reported and reviewed with no distinct cash flows.

Related Party Transactions

The Company entered into a service agreement with VIKASA Capital Partners LLC (or “VCP”), an affiliate of Roshan Pujari, on March 16, 2023, for services associated with setting up a lithium refinery. VCP provides formation and organization structure advisory, capital market advisory, marketing advisory services and other consulting and advisory services with respect to the Company’s organization. Under the service agreement and subsequent amendments, VCP can be compensated for advisory services up to total of $1,050,000.

On March 16, 2023, the Company entered into a consulting agreement with 7636 Holdings LLC (“7636H LLC”), which was subsequently amended on April 1, 2023. The agreement primarily provides compensation for strategic, business, financial, operations and industry advisory services to the Company’s planned development of a lithium refinery operation.

For the period from March 16, 2023 (inception) to December 31, 2023, the Company incurred a total consulting expenses of $980,000 to VCP, $180,806 to 7636H LLC and $171,213 to VIKASA Capital LLC, respectively. Other expenses that were incurred on behalf of the Company was $44,816, in aggregate, including $34,318 by VIKASA Capital LLC and $9,868 by VCP, respectively. As at December 31, 2023, the no amounts were due related parties of the Company.

During the period from March 16, 2023 (inception) through December 31, 2023, the Company entered into and repaid $1.0 million in notes payable to related parties, including $750,000 to Energy Transition Investors LLC, $160,000 to VIKASA Clean Energy I LP and $90,000 to Roshan Pujari. VIKASA Capital LLC facilitated the initial funding of the notes obtained on behalf of the related parties. During the period from March 16, 2023 (inception) through December 31, 2023, the Company incurred and paid $7,111 of interest expense related to the notes payable.

Recent Events

On November 8, 2023, the Stardust Power board of directors authorized the adoption of the Stardust Power, Inc. 401(k) Plan (the “Plan”) effective January 1, 2024, which allows eligible employees to defer 1% to 80% of their eligible compensation. The Plan, as adopted, does not offer employer contributions.

On January 10, 2024, the Company entered into an agreement to exercise the option and purchase the land as per exclusive option purchase agreement with the City of Muskogee, Oklahoma for an additional amount of $1,562,030. The additional purchase amount is payable on the closing of the purchase transaction which is expected to be completed by December 31, 2024.

On February 7, 2024, Michael Circelli joined as Project Director of the Company. As part of the Equity Incentive Plan, Michael Circelli is entitled to receive 150,000 shares of Stardust Power Common Stock. However, these shares have not been granted as of the date of the issuance of the consolidated financial statements.

On February 23, 2024, the Company signed another SAFE agreement for an amount of $200,000. In accordance with the terms of the outstanding SAFE, the SAFE will convert into shares of Stardust Power Common Stock, immediately prior to the First Effective Time.

Stardust Power and AIGD have entered into an agreement dated March 22, 2024 that provides Stardust Power, prior to the First Effective Time, with an option to issue additional Stardust Power Common Stock pursuant to terms that are substantially identical to the existing Safes, up to $15,000,000.

On March 13, 2024, Stardust Power and IGX Minerals LLC (“IGX”), an established American developer of lithium brine assets, entered into an exclusive Letter of Intent (“IGX LOI”) to potentially acquire interests in certain mining claims (“IGX Claims”). The contemplated transaction is subject to the entering into of a definitive agreement, due diligence by Stardust Power, and other factors. In connection with the entering into the non-binding IGX LOI, Stardust Power has paid a non-refundable payment of $30,000 in connection with obtaining a binding exclusivity right. Further, Stardust Power has agreed to binding provisions relating to (i) a right of first refusal in favor of Stardust Power and (ii) the entering into of a promissory note of $235,000 in favor of IGX. The promissory note is for a term of twenty-four (24) months with an annual interest rate of six percent (6%) and repayment due upon maturity. If Stardust Power acquires an interest in any of the IGX Claims, the balance of the promissory note shall be credited as part of Stardust Power’s investment and IGX shall not be required to repay the note.

On March 15, 2024, Stardust Power and Usha Resources Inc. (“Usha Resources”) entered into a non-binding Letter of Intent, except for certain binding terms such as those relating to the exclusivity period until September 30, 2024 (“Jackpot LOI”) to acquire an interest in Usha Resources’ lithium brine project, situated in the United States. The Jackpot LOI provides Stardust Power with the exclusive option to agree to acquire up to 90% of the interests held by Usha Resources in the Jackpot Lake project, based on an indicative earn-in schedule. Stardust Power has made a non-refundable payment of $25,000 upon execution of the LOI in connection with securing exclusivity and a further $50,000 payment (the “Second Payment”) is intended to be made by Stardust Power sixty days from March 15, 2024.

The Company has evaluated subsequent events through the date the consolidated financial statements were available to be issued and there are no other items that would have had a material impact on the Company’s consolidated financial statements.

Stardust Power’s Risk Management Framework

Commodity Price Risk

Global commodity prices, especially for lithium hydroxide and, or lithium carbonate and other “battery metals” changes may impact the margins and produce less revenue or losses for the Company. Global lithium commodities market are still somewhat nascent and as the global supply chain changes this could impact the prices of commodities. The costs of lithium inputs could be affected as well further impacting margins and profitability. In order to address this risk, the Company is negotiating fixed price off take agreement with suppliers of raw material required. Also, we seek to enter into long-term partnerships to limit potential volatility in pricing. Additionally, in the future, we intend to enter into strategic partnerships that would create long term alignment with buyers.

While there has been significant recent softness and reduced demand in respect of EVs and a significant decrease in the price of lithium, we believe that the long-term prospects for both remain positive.

Global Demand and Product Pricing Risk

New supplies of lithium and the emergence of new refiners both here in the Unites States and globally, could impact the global supply chain and product prices. Existing companies may be seeking to increase their capacity to provide lithium products and new companies seek to bring capacity online further increasing supply. Other companies may seek to enter the market. Also, the demand for lithium may be impacted by emerging technologies and other battery chemistries that may decrease the reliance on lithium, and could result in reducing product prices. In order to address fluctuations in product price, and in lines with industry norms, the Company is intending to enter into 10-year long term sales contracts with EV manufacturers, whereby we expect to have a cap and floor pricing strategy, and both, customer and the Company, sharing the difference between actual price and cap or floor pricing. We may further limit chemistry risk by refining to lithium carbonate prior to potentially refining to lithium hydroxide so we can meet market demands for either product. We stay informed on current trends in battery chemistry to project market demand.

Insurance Risk

The nature of these risks is such that liabilities could exceed any applicable insurance policy limits or could be excluded from coverage. There are also risks against which we cannot insure or against which we may elect not to insure. The potential costs, which could be associated with any liabilities not covered by insurance or in excess of insurance coverage, or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our future earnings and competitive position and potentially our financial viability. We may limit insurance risk by being proactive in our policies for environmental impact and climate change impact. Through strict adherence to company protocols we may limit certain types of risk. Also, we intend to work only with best in class providers, who are adept at assessing various risks in our line of business adequately.

Strategic Risk

Strategic risk represents the risk associated with executive management failing to develop and execute on the appropriate strategic vision which demonstrates a commitment to our culture, leverages our core competencies, appropriately responds to external factors in the marketplace, and is in the best interests of our clients, employees, and members. By working with best in class partners and consultants who are industry experts, as well as by leveraging the knowledge of our senior executive team, we expect to be able to limit or address strategic risk and execution risk.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks in the ordinary course of our business. Changes in these factors may cause fluctuations in our earnings and cash flows. We evaluate and manage exposure to the following risks. Failure to mitigate these risks could have a negative impact on revenue growth, gross margin and profitability.

Market Risk Framework

Market risk represents the risk of losses, or financial volatility, that may result from the change in value of our products due to fluctuations in its market price. The scope of our market risk management policies and procedures includes all market-sensitive data related to input and selling prices. We expect to be able to limit this risk by using third parties to finance acquisition of feedstock and logistics, as required. We may enter into long term arrangements for supply to limit impacts of market risk.

The Company’s different types of market risk include:

Interest Rate Risk

Interest rate risk represents the potential volatility from changes in market interest rates. We are exposed to interest rate risk arising from changes in the level and volatility of interest rates, changes in the slope of the yield curve, changes in credit spreads, and the rate of prepayments on our interest-earning assets (e.g., inventories) and our funding sources (e.g., short-term financing) which finance these assets. Project finance and loan facilities are a key component of our financing strategy. Volatility in the interest rate market could impede our plans for growth.

Liquidity Risk

Liquidity risk is the risk that we are unable to timely access necessary funding sources in order to operate our business, as well as the risk that we are unable to timely divest securities that we hold in connection with our sales and trading activities. The Company has been successful in equity financing in the past but there is no assurance that it will continue to be able to finance the company with equity financing. The Company does not have substantial credit lines for financing the Company.

Credit Risk

Credit risk refers to the potential for loss due to the default or deterioration in credit quality of a counterparty, customer, borrower, or issuer. The nature and amount of credit risk depends on the type of transaction, the structure and duration of that transaction and the parties involved. Credit risk also results from an obligor’s failure to meet the terms of any contract with us or otherwise fail to perform as agreed. This may be reflected through issues such as settlement obligations or payment collections.

Operational Risk

The success of our plan requires us to be able to operationally deliver on the project plan and timelines as projected by management. In order to mitigate and control operational risk, we will develop policies and procedures that are designed to identify and manage operational risk at appropriate levels throughout the organization. We will also have business continuity plans in place that we believe will cover critical processes on a company-wide basis, and redundancies are built into our systems as we deem appropriate. These control mechanisms will be designed to ensure that operational policies and procedures are being followed and that our various businesses are operating within established corporate policies and limits. We are leveraging and intend to continue implementing established best practices for our industry to reduce operational risk.

Human Capital Risk

The success of our business is dependent upon the skills, expertise, industry knowledge and performance of our employees. Human capital risks represent the risks posed if we fail to attract and retain qualified individuals, particularly those having specialized technical knowledge in the exploration, extraction, and purification of brine from varying sources to produce battery grade lithium, and employees who are motivated to serve the best interests of our clients, thereby serving the best interests of our Company. Attracting and retaining employees depends, among other things, on our Company’s culture, management, work environment, geographic locations and compensation. There are risks associated with the proper recruitment, development and rewards of our employees to ensure quality performance and retention. We offer competitive compensation and benefits to retain human capital, intend to offer educational opportunities to allow advancement, and promote balance in work life conditions by offering hybrid work from home options.

Legal and Regulatory Risk

Legal and regulatory risk includes the risk of non-compliance with applicable legal and regulatory requirements and loss to our reputation we may suffer as a result of failure to comply with laws, regulations, rules, related self-regulatory organization standards and codes of conduct applicable to our business activities. We are generally subject to extensive regulation in the various jurisdictions in which we conduct our business. We are in the process of setting up procedures that are designed to ensure compliance with applicable statutory and regulatory requirements, such as public company reporting obligations, regulatory net capital requirements, sales practices, potential conflicts of interest, anti-money laundering, privacy and recordkeeping. We will also establish procedures that are designed to require that our policies relating to ethics and business conduct are followed.

Market Risk Exposure

Interest Rate Risk

As of December 31, 2023, the Company did not have any significant risk for changes in interest rates.

Credit Risk

We are subject to credit risk with respect to our cash balances for those amounts in excess of the FDIC insured amount of $250,000. The Company has only one financial banking institution.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations, other than its impact on the general economy. However, we are currently operating in a more volatile inflationary environment due to macroeconomic conditions and have limited data and experience doing so in our history, particularly as we continue to invest in growth in our business. The principal inflationary factor affecting our business is higher costs. Our inability or failure to address challenges relating to inflation could harm our business, financial condition, and results of operations.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE BUSINESS COMBINATION

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of the Combined Company following the consummation of the Business Combination.

Name	Age	Position
Executive Officers
Roshan Pujari	46	Chief Executive Officer, Director Nominee and Chairman
Pablo Cortegoso	40	Chief Technical Officer
Udaychandra Devasper	42	Chief Financial Officer
John Riesenberg	35	Managing Director of Operations—Oklahoma
Michael Circelli	50	Senior Project Director
Non-Employee Directors
Charlotte Nangolo	42	Director Nominee
		Director Nominee
		Director Nominee
		Director Nominee
		Director Nominee
		Director Nominee

Under the Proposed Certificate of Incorporation and Proposed Bylaws, until such time of the Controlled Company Event we will have a classified board of directors following the Closing, with two directors in Class I (   and   ), each to initially serve for a term expiring at the first annual meeting of stockholders following the Closing expected to be held in 2025, two directors in Class II (   and   ), each to initially serve for a term expiring at the second annual meeting of stockholders following the Closing expected to be held in 2026, and three directors in Class III (   ,   and   ), each to initially serve for a term expiring at the third annual meeting of stockholders following the Closing expected to be held in 2027. Prior to the first annual meeting of stockholders following the Controlled Company Event, the classification of the Combined Company Board shall terminate, and each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of stockholders next following the director’s election.

In addition, pursuant to the Business Combination Agreement,    , who was designated by the Sponsor, will be appointed to the Combined Company Board as a non-voting, designated observer effective immediately following the First Effective Time.

Executive Officers

Roshan Pujari will serve as the Chief Executive Officer and the Chairman of the Combined Company Board. Mr. Pujari co-founded Stardust Power and has served as its Chief Executive Officer since the Company’s inception in March 2023, and Stardust Power LLC in December 2022. In his role as Chief Executive Officer of Stardust Power, he is responsible for developing and executing strategy, operations, key hires, and financing. Mr. Pujari is a highly seasoned chief executive officer. Mr. Pujari has over 20 years of experience in investments and transactions, and has demonstrated expertise and deep domain knowledge in new company formation and fund raising. He is highly skilled in deal making, identifying niche opportunities and leading them to successful ventures. Prior to co-founding Stardust Power, Mr. Pujari founded VIKASA Capital LLC in 2012, and then organized as VIKASA Capital Inc. in 2021, as a diversified investment firm investing into global markets and clean energy. Mr. Pujari led the firm’s clean energy practice where he developed a deep understanding of lithium. He is also a philanthropist, having founded the Pujari Foundation, a 501(c)(3) non-profit organization, to promote the interests of education, arts, and community around the globe. Mr. Pujari has served on numerous philanthropic boards including Allied Arts, Hall Center for Mind, Body, and Spirit, and served as a Governor’s appointee to the Oklahoma Arts Council. He served as trustee for the Heritage Hall

School from 2017 to 2021, his alma mater. Mr. Pujari attended the University of Redlands in California, where he majored in both History and Government, and was in the honor society in both majors. Mr. Pujari also has a diploma from Heritage Hall, Oklahoma where he was awarded “Top Speaker” in the National Tournament in 1995. We believe Mr. Pujari’s extensive experience in strategic, financial and transaction advisory roles, as well as domain knowledge in clean energy, having served in leadership positions throughout his career, qualify him to serve on the Combined Company Board.

Pablo Cortegoso will serve as the Chief Technical Officer of the Combined Company. Mr. Cortegoso co-founded Stardust Power and has served in the role of Chief Technical Officer at Stardust Power since February 2024. In this capacity, he is responsible for all operations aspects of exploration, mining, extraction and production. Mr. Cortegoso has over 13 years of experience in civil and mining projects, specializing in lithium projects. His skills include the development of hydrogeological field programs, with an emphasis on lithium brine deposits, including well designs, packer testing, aquifer tests, brine standards preparation, sampling protocols and drilling oversight. expertise includes solar pond evaporation design, modeling and operation for lithium and potassium brine projects. He has extensive experience in performing fatal flaw analysis, risk and investment analysis, technical due diligences including on battery metals, design and implementation of field programs and data collection and analysis for hydrogeological and geotechnical studies, and completing technical reports (Mineral Resource and Reserve Statements, PEA, PFS, FS) in accordance with international guidelines for lithium brine and hard rock projects throughout Argentina, Australia, Brazil, Bolivia, Canada, Chile, Mexico, U.S., Europe, UK and Botswana. Mr. Cortegoso has been serving as a freelance industry consultant since April 2023, and will be concluding his assignments prior to joining Stardust Power in the capacity of its Chief Technical Officer in February 2024. Prior to co-founding Stardust Power, Mr. Cortegoso served at Aurora Lithium (Galp/Northvolt), as Vice President, Sourcing, in Lisbon, Portugal from April 2022 to March 2023. Prior to that, he served at SRK Consulting (U.S.), Inc., in various positions including as Senior Consultant from January, 2018 to February, 2022, and as Consultant from September, 2010 to December, 2017. Prior to that he served at Trine University as Graduate Researcher and Teaching Assistant, Angola, IN, from August, 2009 to May, 2010. Prior to Trine University, Mr. Cortegoso served at Jose Cartellone Construcciones Civiles, in Buenos Aires, Argentina, as Management and Budget Control Analyst in 2007. He is a published author in prestigious industry magazines, presented in conferences, and workshops globally in his field of expertise on lithium, and has industry affiliations including as a Registered Member of Society for Mining, Metallurgy, and Exploration, Inc., a Qualified Person under the guidelines of National Instrument 43–101, and a Competent Person in accordance with the JORC Code. Mr. Cortegoso earned his master’s degree in civil engineering from Trine University, Angola, and an undergraduate degree also in civil engineering from the Universidad Nacional de Cuyo in Argentina.

Udaychandra (“Uday”) Devasper will serve as the Chief Financial Officer of the Combined Company. Mr. Devasper is currently the Chief Financial Officer of Stardust Power and has served in the same position since December 2023. In his role as Chief Financial Officer of Stardust Power, Mr. Devasper is responsible for leading and developing the finance and accounting function, and assist the Chief Executive Officer in executing strategy, operations, key hires, and financing functions. He is a highly seasoned finance professional, with over 20 years of experience in finance and accounting, and has demonstrated expertise and deep domain knowledge in leading projects and assisting companies through multiple transactions. Mr. Devasper’s skills include building and managing large teams, operational and technical accounting expertise in key accounting areas such as revenues, mergers and acquisitions, as well as end to end project management for de-SPAC and IPO transactions. Prior to joining Stardust Power, Mr. Devasper was part of the initial founding team as a partner at Effectus Group, LLC, (“Effectus”) a boutique national accounting advisory firm, where he was involved in developing the business, hiring and resource management, as well as leading the nationwide Technology practice (which included the clean energy industry) for all technical accounting and strategic projects, from October 2014 to September 2022. During his time at Effectus, he gained domain, industry and transactional expertise, through the multiple projects he led for companies in the Cleantech and Renewables, as well as Alternative Energy space. Further, during his term at Effectus, Mr. Devasper led multiple de-SPAC/IPO transactions in the clean tech and renewable energy space, including end to end project management and overall reporting assistance. Prior to his term at Effectus, Mr. Devasper served as a Director, Technical Accounting at Echelon Corporation (which has since acquired by

Dialog Semiconductor) from July 2012 to August 2014, and as a Senior Manager, Technical Accounting at Synopsys, Inc., from March 2011 to July 2012, both industry roles. Prior to that, he progressed to his role of Senior Manager, Assurance, in KPMG LLP, which spanned from June 2000 to March 2011, which represents his public accounting background. Mr Devasper is a licensed CPA (inactive) in California, and a licensed Chartered Accountant from the Institute of Chartered Accountants of India. He earned his Bachelor’s degree (equivalent to undergraduate degree) in Commerce from the Mumbai University in India.

John Riesenberg will serve as the Managing Director of Operations for Oklahoma at the Combined Company. He has served in the same position at Stardust Power since August 2023. In his role as Managing Director of Operations for Oklahoma, Mr. Riesenberg is responsible for liaising with the state government of Oklahoma, Varosu city governments, the business community, and oil and gas industry, and coordinating and filing for permits and all aspects of regulatory affairs. He is a public affairs and government relations professional, with over 12 years of work experience, having worked with both corporates including at a Fortune 500 upstream oil and natural gas company, Devon Energy, and various roles in the Oklahoma state government, including the Governor’s office. He is experienced in both forming and influencing public policy around commerce, energy and the environment, economics, transportation, health, and human services. Prior to joining Stardust Power, Mr. Riesenberg served in the Office of the Governor of Oklahoma, advising on issues related to energy and the environment, commerce, economics, health and human services, and transportation, from September 2021 to August 2023. Prior to his stint at the office of the Governor, he served as a fiscal analyst in the state senate, managing the Natural Resources and Regulatory Services Appropriations Subcommittee, from November 2020 to September 2021. Mr. Riesenberg’s previous work experience includes multiple roles at Devon Energy as a Public Policy Specialists working in both Public and Government Affairs and Community Relations, from November 2012 to September 2020, Greater Oklahoma City Chamber of Commerce as Research Coordinator from August 2011 to November 2012, Dr. Steven C. Agee Economic Research and Policy Institute, as institute scholar from August 2008 to May 2011. He earned his M.S. in Energy Management from Meinders School of Business, Oklahoma University, as well as his undergraduate degree in Economics from Oklahoma University. In college he was a four-year varsity rower and President of the Student Government Association and other campus student groups. He still serves the university as a mentor for undergraduate students and is a past president of the OCU Alumni Board.

Michael Circelli (“Mike Circelli”) will serve as a Senior Project Director of the Combined Company. Mr. Circelli is currently a Senior Project Director of Stardust Power and has served in the same position since February 7, 2024. In his role as Senior Project Director of Stardust Power, Mr. Circelli is responsible for leading the execution and overseeing of the construction and operations of the refinery. He has over 23 years of experience in EPCM and EPC fields, having led numerous large-mega scale projects through their entire lifecycles. Mr. Circelli has expertise in various industries like mining, metallurgy, rail infrastructure, water treatment, power, and hydrocarbons, and has a proven track record of executing large-scale projects within time and budget. Mr. Circelli has led projects from initiation to close-out, across commodities like iron ore, potash, gold, zinc, and recently lithium, particularly in the DLE technology space. Previously, Mr. Circelli worked at Worley as Project Director/Principal Consultant from January 2022 to January 2024, where he undertook several projects including in the role of Project Director/Study Manager for a Definitive Feasibility Study for A1 Lithium, for a 10,000tpa lithium carbonate DLE plant located in Moab, Utah, a $600 million project, as Study Manager, Berkshire Hathaway Energy and Renewables, for a pre-feasibility study for 120,000tpa Lithium DLE recovery plant in California a $950 million project, and a Portfolio Manager for Worley Canada East Minerals and Metals projects, where he was a manager of projects providing oversight of small to medium sized projects ensuring healthy key project indicators are maintained. Prior to Worley, he served as Project Delivery Manager at Lycopodium Minerals Canada Ltd., from March 2020 to January 2022, where he was responsible for the project delivery group to ensure each of Lycopodium’s project and study work were delivered as per quality, safety, environment and industry relations, scope, budget and schedule requirements. Previously he served the Bantrel Group (Toronto Operations) as Senior Project Director from January 2016 to March 2020, where he worked in the Jansen Potash Mine, where the project team executed the EPCM scope in the joint venture between Bantrel and Hatch, as the owner’s representative out of the Hatch Mississauga office location. Prior to that he was employed at WorleyParsons M&M Americas in several roles from January 2013 to January 2016, including as

Manager of Projects and was responsible for all engineering, procurement, and project management operations within the Canada East Division, as Project Director and Study Manager for Israel Chemicals Ltd Potash, Ethiopia Dallol FEL 3 – Danakil Potash Project in Ethiopia, Africa and as Project Deputy Director, Alderon Iron Ore, Kami Mine Iron Ore Project in Canada. Prior to WorleyParsons, Mr. Circelli served at SNC-Lavalin as Manager of Project Engineering from February 2011 to January 2013. He has several memberships and affiliations that include Six Sigma Green Certification (since 2018), Bantrel/Bechtel University Certifications – All Modules (since 2016), and Professional Engineering Member of the Professional Engineers of Ontario (since 1999). Mr Circelli earned his undergraduate degree, Bachelor of Applied Science (Mining/ Mechanical Engineering), from the Queen’s University, Kingston, Ontario, Canada.

Non-Employee Directors

Charlotte Nangolo will serve as a member of the Combined Company Board, and is a co-founder of Stardust Power. Ms. Nangolo is a mining engineer with a demonstrated history of working in the mining and metals industry for over 15 years, ranging from operations to consulting in business improvement, cost estimation, and financial modeling of mining projects. In addition, she has financial markets experience as a mining research analyst where she focused on financial modeling and research. She is the founder of Minerals of Africa Pty Ltd (MOAPL), a mining company with a focus on exploration activities of critical minerals in Africa. MOAPL is currently focused on lithium in Namibia with a strategy to expand into the rest of the African continent. Ms. Nangolo has been serving as a Senior Consultant (Mining Technical/Corporate) since November 2021 at CSA Global, an ERM Group company, with a focus on critical mineral projects across the globe with lithium projects being the main target in the last 2 years. Her previous work experience includes roles as a Senior Consultant (Mining) at SRK Consulting from September 2020 to November 2021, Senior Mining Engineer at AMC Consultants from February 2018 to September 2020, Senior Mining Engineer at SIMEC Mining from June 2012 to April 2016, Consultant (Mining) at XSTRACT Consultants from July 2011 to June 2012, Associate Lecturer/Postgraduate Student at the University of the Witwatersrand from January 2010 to June 2011, Mining Engineer at Rio Tinto in Australia from February 2008 to December 2009, and Graduate Mining Engineer/ Short Term Planning Engineer at AngloGold Ashanti from January 2005 to January 2008. Ms. Nangolo has been an advisory board member to Pamwe Royalties & Streaming (Pty) Ltd. “Pamwe”, since October 2021, with a focus on the medium to small-scale royalty space in the mining industry. Pamwe is Africa’s only metals royalty and streaming company focused company headquartered in Namibia. She gives back to the industry through an informal mentorship program for young mining professionals and mining students in Africa. Ms. Nangolo earned her Master of Science and Bachelor of Science degrees in mining engineering and mineral economics degrees from the University of the Witwatersrand, South Africa. We believe Ms. Nangolo’s extensive experience in lithium, mining, mining technology as well as financial consulting and research in the mining space, qualify her to serve on the Combined Company Board.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Upon consummation of the Business Combination, the Combined Company Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and applicable standards. In addition, the Combined Company Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Combined Company Board’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Combined Company’s website, following consummation of the Business Combination. The Combined Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Board Composition

In addition to the qualifications, qualities, and skills that are necessary to meet U.S. state and federal legal, regulatory and listing requirements and the provisions of our Proposed Certificate of Incorporation, Proposed

Bylaws and charters of the committees of the Combined Company Board, the Combined Company Board expects to consider the following factors in considering director candidates: (i) high personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; (iii) skills that are complementary to those of the Combined Company directors; (iv) the ability to assist and support management and make significant contributions to the Combined Company’s success; and (v) an understanding of the fiduciary responsibilities that are required of a member of the Combined Company Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

When considering nominees, the Combined Company Board and nominating and corporate governance committee may also take into consideration many other factors including, among other things, the current composition of the Combined Company Board, the Combined Company’s current operating requirements, the candidates’ character, integrity, judgment, diversity, independence, areas of expertise, professional experience, industry knowledge, experience with high-growth technology companies, public company experience, length of service, potential conflicts of interest, the candidates’ other commitments, and the long-term interests of our stockholders. The Combined Company Board and nominating and corporate governance committee expect to evaluate the foregoing factors, among others, and will not assign any particular weighting or priority to any of the factors.

Director Independence

The Nasdaq Capital Market rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, the Combined Company will be largely exempt from such requirements. Based upon information requested from and provided by each director nominee regarding his or her background, employment and affiliations, and family relationships, we have determined that     ,     ,     ,     ,      and      representing six directors of the proposed Combined Company Board, will qualify as “independent directors”, as defined under the applicable rules and regulations of the SEC listing requirements and rules of Nasdaq Capital Market. In addition, the Combined Company will be subject to the rules of the SEC and Nasdaq, relating to the membership, qualifications, and operations of the audit committee, as discussed below. If we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq Capital Market, we will be required to comply with these standards and, depending on our Board’s independence determination with respect to its then-current directors, we may be required to add additional directors to the Combined Company Board in order to achieve such compliance within the applicable transition periods.

Role of Board in Risk Oversight

The Combined Company Board will oversee our risk management processes, which are designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value while mitigating and managing identified risks. A fundamental part of our approach to risk management is not only understanding the most significant risks we face as a company and the necessary steps to manage those risks, but also deciding what level of risk is appropriate for the Combined Company. The Combined Company Board will play an integral role in guiding management’s risk tolerance and determining an appropriate level of risk.

While the full Combined Company Board will have overall responsibility for evaluating key business risks, its committees will monitor and report to the Combined Company Board on certain risks. Our audit committee will monitor our major financial, accounting, legal, compliance, investment, tax, cybersecurity and data privacy risks, and the steps our management has taken to identify and control these exposures, including by reviewing and setting guidelines, internal controls, and policies that govern the process by which risk assessment and management is undertaken. Our audit committee will also monitor compliance with legal, regulatory, and ethical compliance programs, and directly supervise our internal audit function. Our Compensation Committee will assess and monitor whether our compensation philosophy and practices have the potential to encourage excessive risk-taking, and plan for leadership succession. Our nominating and corporate governance committee will oversee risks associated with director independence and the composition and organization of the Combined Company Board, periodically review our Code of Conduct and Corporate Governance Guidelines and provide general oversight of our other corporate governance policies and practices.

In connection with its reviews of the operations of our business, the full Combined Company Board will address holistically the primary risks associated with our business, as well as the key risk areas monitored by its committees, including cybersecurity and privacy risks. The Combined Company Board will appreciate the evolving nature of our business and industry and oversee Stardust Power’s monitoring and mitigation of new threats and risks as they emerge.

At periodic meetings of the Combined Company Board and its committees, management will report to and seek guidance from the Combined Company Board and its committees with respect to the most significant risks that could affect our business, such as legal and compliance risks, cybersecurity and privacy risks, and financial, tax, and audit-related risks. In addition, among other matters, management will provide our audit committee periodic reports on our compliance programs and investment policy and practices.

Controlled Company Exemption

Upon Closing, we expect Roshan Pujari will have voting power of 34,533,645 shares of the Combined Company representing approximately 76.74% of the aggregate voting power of the issued and outstanding shares of the Combined Company, and, as a result, the Combined Company will be considered a “controlled company” under the rules of the Nasdaq Capital Market. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that director nominees must either be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following Closing, the Combined Company may utilize these exemptions, and you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If the Combined Company ceases to be a “controlled company” and its shares continue to be listed on the Nasdaq Capital Market, the Combined Company will be required to comply with these standards, subject to a permitted “phase-in” period. See “Risk Factors — The Combined Company will be a “controlled company” within the meaning of Nasdaq Capital Market rules and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.”

Committees of the Combined Company Board

It is anticipated that the Combined Company Board will maintain an audit committee. The responsibilities of this committee of the Combined Company Board and their anticipated composition upon Closing is as follows.

Audit Committee

Upon the Closing, the Combined Company’s audit committee is expected to consist of    , and    . The Combined Company Board is expected to determine that each of these individuals will satisfy the independence requirements of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of the Combined Company’s audit committee will satisfy the requirements for financial literacy under the applicable Nasdaq Stock Market rules. In arriving at this determination, the Combined Company Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Combined Company Board will determine that    qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq rules. In making this determination, the Combined Company Board will consider     ’s formal education and previous and current experience in financial and accounting roles. Both the Combined Company’s independent registered public accounting firm and management periodically will meet privately with the Combined Company’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing the Combined Company’s independent registered public accounting firm;

•	discussing with the Combined Company’s independent registered public accounting firm their independence from management;

•	reviewing with management and the Combined Company’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by the Combined Company’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and the Combined Company’s independent registered public accounting firm the interim and annual financial statements that the Combined Company files with the SEC;

•	reviewing and monitoring the Combined Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Philosophy and Objectives Following the Business Combination

Following the Closing, the Combined Company intends to develop an executive compensation program that is consistent with compensation policies and philosophies, which are designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, motivate and retain individuals who contribute to the long-term success of the Combined Company.

Decisions on the executive compensation program will be made by the Combined Company Board. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Combined Company Board. However, the executive compensation program actually adopted will depend on the judgment of the Combined Company Board and may differ from that set forth in the following discussion.

Related Person Transactions Policy of the Combined Company

Upon the Closing, it is anticipated that the Combined Company Board will adopt a written Related Person Transactions Policy that will set forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” The Combined Company’s audit committee will approve only those transactions that it determines are fair to us and in the Combined Company’s best interests.

A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•

any person who is, or at any time since the beginning of the Combined Company’s last fiscal year was, one of the Combined Company’s executive officers or a member or nominee to become a member of the Combined Company Board;

•	any person who is known by the Combined Company to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, nominee for director, executive officer or beneficial owner of more than 5% of our voting stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that the Combined Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the Combined Company’s Related Person Transactions Policy, the audit committee will have the responsibility to review related person transactions.

Code of Business Conduct and Ethics

The Combined Company will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on the Combined Company’s website upon Closing. The Combined Company’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The Combined Company will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Limitation on Liability and Indemnification Matters

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Combined Company’s Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate the rights of the Combined Company and its shareholders, through shareholders’ derivative suits on the Combined Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Combined Company’s Proposed Certificate of Incorporation will permit and the Proposed Bylaws will obligate the Combined Company to indemnify, to the fullest extent permitted by the DGCL, any director or officer of the Combined Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative) is or was a director or officer of the Combined Company or, while serving as a director or officer of the Combined Company, is or was serving at the request of the Combined Company as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the Combined Company, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The Combined Company will not be obligated to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or part thereof) was authorized by the Combined Company Board or such indemnification is authorized by an agreement approved by the Combined Company Board. In addition, the Proposed Bylaws require the Combined Company, to the fullest extent permitted by law, to pay, in advance of the final disposition of a Proceeding, all expenses (including attorneys’ fees) incurred by an officer or director of the Combined Company in defending any Proceeding; provided, however, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to the Combined Company of an undertaking, by or on behalf of such person, to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Proposed Bylaws or the DGCL.

The Combined Company expects to enter into an indemnification agreement with each of its directors and executive officers that provides for indemnification to the maximum extent permitted by Delaware law. The Combined Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in the Combined Company’s Proposed Certificate of Incorporation and Proposed Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Combined Company and its shareholders. In addition, your investment may be adversely affected to the extent the Combined Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

GPAC II

Prior to the consummation of the Business Combination, none of the executive officers or directors of GPAC II received any cash compensation for services rendered. The Sponsor, executive officers, directors and their respective affiliates are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. The audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers, directors and our or their respective affiliates. We note that certain named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the Business Combination, please see the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors.”

Stardust Power

Throughout this section, unless otherwise noted, “Stardust Power,” “we,” “us,” “our” and similar terms refer to Stardust Power Inc. and its subsidiaries.

Overview

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to “named executive officers,” which are the individuals who served as principal executive officers and the next two most highly compensated executive officers at the end of the most recent fiscal year.

Stardust Power was formed in March 2023 and, therefore, did not have executive compensation for the year ended December 31, 2022.

Summary Compensation Table

The following table sets forth information concerning the compensation of Stardust Power’s chief executive officer, who was the only named executive officer for the year ended December 31, 2023.

Name and Principal Position	Year	Salary ($)	Other Compensation ($)		Total ($)
Roshan Pujari, Chief Executive Officer(1)	2023	103,055	2,249	(2)	105,304

(1)

Mr. Pujari began his employment on September 19, 2023. From March 16, 2023, the date Stardust Power was formed, through September 19, 2023, Mr. Pujari provided services to Stardust Power in his capacity as Manager of 7636H LLC pursuant to the consulting agreement between 7636H LLC and Stardust Power (see “—Related Party Transactions”).

(2)	Reflects payment by Stardust Power of health benefits and life insurance premiums for Mr. Pujari.

Narrative Disclosure to Summary Compensation Table

For the year ended December 31, 2023, the compensation program for Mr. Pujari consisted of base salary at the annual rate of $360,000 and company paid health and life insurance benefit premiums. The base salary payable to Mr. Pujari was set by the Stardust Power Board at a level commensurate with his duties and authorities, contributions, prior experience and sustained performance. The base salary payable to Mr. Pujari may be adjusted from time to time as the Stardust Power Board determines is appropriate. Mr. Pujari was eligible to participate in any retirement plan and other employee benefit plans available to the Company’s U.S. employees on terms and conditions established by the Company and its selected benefits provider(s) from time to time, as described further below.

Executive Officer Employment Agreements

Employment Agreement with Roshan Pujari

Stardust Power entered into an employment agreement with Roshan Pujari, its Chief Executive Officer, (the “Pujari Agreement”), which provides for an initial annual base salary of $360,000. The Pujari Agreement also contains a customary confidentiality clause, a conflict of interests provision, a non-compete provision and one-year post termination non-solicitation clauses. Stardust Power expects to enter into employment agreements with other members of the post-combination management team prior to or upon the consummation of the Business Combination.

Employment Agreement with Udaychandra Devasper

On December 26, 2023, Stardust Power entered into an employment agreement with Mr. Udaychandra Devasper, its Chief Financial Officer (the “Uday Agreement”).

Salary. As of December 26, 2023, Mr. Devasper’s initial annual base salary would be $275,000. Concurrently with (a) the consummation of a business combination with a special purpose acquisition company that is listed on the NYSE or the NASDAQ or (b) an initial public offering of Stardust Power, Mr. Devasper salary will be the greater of $325,000 or 10% above his then current annual base salary.

Benefits. In addition, Mr. Devasper will participate in all retirement and welfare benefit plans, programs, arrangements and receive other benefits that are customarily available to senior executives of Stardust Power, as these plans become adopted, subject to eligibility requirements.

Equity Compensation. Subject to approval by the Stardust Power Board, Stardust Power will issue Mr. Devasper an award under the Stardust 2023 Plan for 215,000 shares of common stock of Stardust Power.

The Uday Agreement also contains a customary confidentiality clause, a conflict of interests provision, a noncompete provision and one-year post termination non-solicitation clauses.

Outstanding Equity Awards at 2023 Fiscal Year End

Mr. Pujari did not hold any outstanding equity awards as of the last day of the fiscal year end December 31, 2023.

Pension and Defined Benefit Plan Retirement Benefits

Mr. Pujari did not participate in, or otherwise receive any benefits under, any pension or defined benefit retirement plan that are exclusive to Stardust Power’s executives sponsored by Stardust Power during 2023. Stardust’s benefits programs are available to all of its U.S. employees on terms and conditions established by the Company and its selected benefits provider(s) from time to time.

Executive Cash Incentive Bonus Plan

Stardust Power has not adopted any cash incentive bonus program for its executive officers. Mr. Pujari is eligible for a discretionary annual bonus opportunity, as determined by the Stardust Power Board from time to time, however no such bonus was awarded for 2023. Following the Closing, Stardust Power expects to adopt and implement a cash incentive bonus plan for its executive officers whereby they will be eligible to receive cash bonuses based on the achievement of certain performance goals, as determined in the sole discretion of the compensation committee of the Stardust Power Board. The participant’s target award may be a percentage of such participant’s annual base salary as of the beginning or end of a performance period or a fixed dollar amount. To be eligible to earn a bonus under the anticipated executive cash incentive bonus plan, a participant must be employed by Stardust Power on the date the bonus is paid.

Other Compensation and Benefits

Retirement Plans

Stardust Power has not adopted any retirement plans for its executive officers as of the year ended December 31, 2023.

Existing Equity Incentive Plans

Stardust Power maintains the Stardust 2023 Equity Incentive Plan (the “Stardust 2023 Plan”). It is expected that the Stardust 2023 Plan will be terminated as of the Closing, and Stardust Power will not grant any additional awards under the Stardust 2023 Plan thereafter. However, the Stardust 2023 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the Stardust 2023 Plan.

As of December 31, 2023, there were no stock options outstanding covering shares of Stardust Power Common Stock. As of December 31, 2023, Stardust Power Restricted Stock covering 205,000 shares of Stardust Power Common Stock were outstanding under the Stardust 2023 Plan, including Stardust Power Restricted Stock relating to the early exercise of unvested stock options granted under the Stardust 2023 Plan.

Plan Administration. The Stardust Power Board has authority to administer the Stardust 2023 Plan or delegate the administration to one or more committees of the Stardust Power Board. The administrator has all authority and discretion necessary or appropriate to administer the Stardust 2023 Plan and to control its operation, including the authority to construe and interpret the terms of the Stardust 2023 Plan and the awards granted under the Stardust 2023 Plan. The administrator’s determinations, interpretations and constructions are final, binding and conclusive on all persons.

Awards Available for Grant and Eligibility. The Stardust 2023 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards, or any combination of the foregoing (each, an “award” and the recipient of such award, a “participant”) to eligible employees, officers and directors of, and other individuals providing bona fide services to or for Stardust Power or any affiliate of Stardust Power.

Stock Options. Subject to the provisions of the Stardust 2023 Plan, the administrator determines the term of a stock option, the number of shares subject to a stock option, and the time period in which a stock option may be exercised.

The term of a stock option is stated in the applicable award agreement, but the term of an incentive stock option may not exceed 10 years from the grant date. The administrator determines the exercise price of the stock options, which generally may not be less than 100% of the fair market value of our common stock on the grant date. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of our classes of stock may have a term of no longer than five years from the grant date and will have an exercise price of at least 110% of the fair market value of Stardust Power common stock on the grant date.

The administrator determines how a participant may pay the exercise price of a stock option, which includes the following: (i) by cash; (ii) by check; (iii) promissory note; (iv) by delivery to the Company of already- owned shares of common stock; (v) pursuant to a broker-assisted exercise; (vi) if an option is a nonstatutory stock option, by a net exercise; or (vii) in any other form of legal consideration acceptable to the Stardust Power Board and specified in the award agreement.

Award agreements set forth post-separation exercise periods for vested stock options, which are generally as follows, but in no event later than the stock option expiration date: (i) immediate expiration upon termination for cause; (ii) 30 days upon involuntary termination without cause or resignation (other than due to disability or death); (iii) 6 months upon separation due to disability; or (iv) 6 months upon separation due to death or following death occurring during a post-separation exercise period described in (ii) or (iii). Upon exercise of stock options, participants generally are required to execute a restricted stock purchase agreement, providing transfer restrictions, rights of Stardust Power to repurchase the stock upon termination of the service relationship, drag-along rights and other similar provisions.

Non-Transferability of Awards. Unless determined otherwise by the administrator, awards generally are not transferable except by will or by the laws of descent and distribution and are exercisable during the lifetime of the participant only by the participant.

Stock Dividend, Stock Split and Reverse Stock Split. In the event of a stock dividend, stock split or reverse stock split affecting Stardust Power Common Stock, the maximum number of shares available for issuance under the Stardust 2023 Plan, the number of shares covered by and the exercise price and other terms of outstanding awards shall, without further action of the Stardust Power Board, be adjusted to reflect such event.

Corporate Transactions. Unless otherwise provided in an award agreement or any other written agreement between Stardust Power or any of its affiliates and the participant or unless otherwise expressly provided by the Stardust Power Board at the time of grant of an award, in the event of a “corporate transaction” (as defined in the Stardust 2023 Plan), the Stardust Power Board may take one or more of the following actions with respect to awards: (i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar award for the award; (ii) upon written notice to a participant that the participant’s awards will terminate upon or immediately prior to the consummation of such corporate transaction; (iii) accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such corporate transaction as the Stardust Power Board shall determine; (iv) (A) terminate an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by Stardust Power without payment), or (B) replace such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of (i)-(iv). The Stardust Power Board need not take the same action with respect to all awards or with respect to all participants.

Amendment; Termination. The Stardust Power Board may terminate, amend or modify the Stardust 2023 Plan or any portion thereof at any time. Except as otherwise determined by the Stardust Power Board, termination of the Stardust 2023 Plan shall not affect the administrator’s ability to exercise the powers granted to it with respect to awards granted under the Stardust 2023 Plan before its termination. As noted above, it is expected that as of the Closing, the Stardust 2023 Plan will be frozen and Stardust Power will not grant any additional awards under the Stardust 2023 Plan thereafter.

Combined Company

Director Compensation

Stardust Power currently has no formal plan under which its non-employee directors receive compensation for their service on the Stardust Power Board or its committees. Stardust Power generally reimburses non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors and occasionally grants stock options to its non-employee directors.

Ms. Charlotte Nangolo served as a non-employee director of Stardust Power for the year ended December 31, 2023. Ms. Nangolo did not receive any director compensation for the year 2023 and does not have any other compensation arrangement with the Company.

Stardust Power 2024 Equity Plan

The Combined Company expects to adopt the Stardust Power 2024 Plan in connection with the Business Combination. For more information about the Stardust Power 2024 Plan, see the section titled “Proposal No. 6—The Equity Incentive Plan Proposal.”

Executive Compensation

Following the Closing, the Combined Company expects to implement an executive compensation program that is designed to align the executive officer’s compensation with the Combined Company’s business objectives and the creation of shareholder value, while enabling the Combined Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Combined Company. Decisions on the executive compensation program will be made by the compensation committee of the Combined Company Board.

Non-Employee Director Compensation

Following the Closing, the compensation committee of the Combined Company Board expects to implement an appropriate compensation program for the non-employee directors of the Combined Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GPAC II Related Party Transactions

Class B Ordinary Shares

On November 11, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of our initial public offering and formation costs in consideration of receiving 7,187,500 Class B Ordinary Shares. On January 11, 2021, GPAC II effected a share capitalization, resulting in its Sponsor holding 7,500,000 Class B Ordinary Shares. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the issued and outstanding shares upon completion of our initial public offering. Up to 625,000 founder shares were subject to forfeiture by our Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. Because that option was fully exercised, no founder shares were forfeited. The founder shares (including the Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor and GPAC II’s directors and officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier of (A) one year after the completion of the Business Combination, or (B) subsequent to the Business Combination, (x) if the last sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which GPAC II completes a liquidation, merger, share exchange or other similar transaction that results in all of GPAC II’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

Private Placement Warrants

On January 13, 2021, simultaneously with the closing of the initial public offering, GPAC II completed the private sale of an aggregate of 5,566,667 GPAC II Private Placement Warrants to the Sponsor at a purchase price of $1.50 per GPAC II Private Placement Warrant, generating gross proceeds to GPAC II of $8,350,000.

Each private placement warrant is exercisable for one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the GPAC II Private Placement Warrants to the Sponsor was added to the proceeds from the $42,623,000 held in the Trust Account. If GPAC II does not complete a business combination by the Termination Date, the GPAC II Private Placement Warrants will expire worthless. The GPAC II Private Placement Warrants are non-redeemable for cash when our price per share equals or exceeds $18.00 and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the GPAC II Private Placement Warrants until 30 days after the Closing.

Amended and Restated Registration Rights Agreement

At Closing, GPAC II, the Sponsor and certain equityholders of Stardust Power will enter into an Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of Combined Company Common Stock and Combined Company Private Placement Warrants. Pursuant to the Amended and Restated Registration Rights Agreement, the Combined Company will agree that, within    business days after the Closing, the Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a shelf registration statement registering the resale of certain shares of Combined Company Common Stock and Combined Company Private Placement Warrants from time to time, and the Combined Company shall use commercially reasonable efforts to have such resale registration statement declared effective within   business days after the

Closing, or as soon as practicable thereafter. The equityholders party to the Amended and Restated Registration Rights Agreement are entitled to customary piggyback rights and may demand underwritten offerings, including block trades, of their registrable securities by the Combined Company from time to time.

Letter Agreement

On January 13, 2023, GPAC II, the Sponsor, and certain officers and directors of GPAC II (the “Insiders” and together with the Sponsor, the “Letter Agreement Parties”) entered into an amendment to the Letter Agreement, dated January 11, 2021, to allow the Sponsor to transfer its holdings in GPAC II, directly or indirectly, to affiliate(s) of Antarctica Capital Partners, LLC prior to the expiration of the applicable lock- up. In connection with the resignation of certain Insiders, the Letter Agreement Parties agreed that all Insiders that have resigned from their positions as officers and/or directors of the Company shall no longer be parties to the Letter Agreement.

Sponsor Letter Agreement

The Sponsor and, for certain limited purposes set forth therein, the executive officers and directors of GPAC II (the “GPAC II Insiders”) entered into the Sponsor Letter Agreement with GPAC II and Stardust Power, pursuant to which the Sponsor agreed to, among other things, (i) vote in favor of the approval of the Business Combination Agreement and the transactions contemplated therein to occur at or prior to Closing, including the Class B Conversion, which shall be deemed to be conversions at the option of the holders of such Class B Ordinary Shares, (ii) be bound by certain transfer restrictions with respect to its Class B Ordinary Shares (as converted into Class A Ordinary Shares) prior to Closing, (iii) terminate certain lock-up provisions of that certain Letter Agreement, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 13, 2023, by and among the Sponsor, GPAC II, and the GPAC II Insiders, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (iv) be bound by certain lock-up provisions during the post-Closing lock-up period described in the Sponsor Letter Agreement with respect to its Class B Ordinary Shares (as converted into Class A ordinary shares and then converted into GPAC II Common Stock), (v) fully vest 3,000,000 of its Class B Ordinary Shares prior to the Domestication (and convert into Class A Ordinary Shares and then convert into GPAC II Common Stock) (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like (collectively, the “Adjustments”)), (vi) subject 1,000,000 of its Class B Ordinary Shares (as converted into Class A Ordinary Shares and then converted into GPAC II Common Stock, and as adjusted for any Adjustments) to vesting (or forfeiture) on the basis of achieving (or failing to achieve) certain trading price thresholds following Closing, (vii) forfeit 3,500,000 of its Class B Ordinary Shares (reduced by an amount not to exceed 170,000 Ordinary Shares transferred in connection with any non-redemption agreement and assignment of economic interest (or other similar agreement) entered into by GPAC II and Sponsor prior to Closing) for no consideration, and (viii) waive certain anti-dilution protections with respect to the conversion ratio set forth in the Amended and Restated Memorandum and Articles of Association of GPAC II, or similar protection with respect to the GPAC II Common Stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. Additionally, GPAC II and the GPAC II Insiders have agreed they will not enter into any tender or voting agreement, or any similar agreement, arrangement or understanding with the GPAC II Common Stock (as converted in the Class B Conversion and Domestication) that is inconsistent with the Sponsor Letter Agreement See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Company Support Agreements

Contemporaneously with the execution of the Business Combination Agreement, certain Stardust Power Stockholders entered into company support agreements (collectively, the “Company Support Agreements”) with GPAC II and Stardust Power, pursuant to which such stockholders have agreed to, among other things,

(i) support and vote in favor of (a) the consummation of the Business Combination and other related Transactions, including the Mergers, and (b) any other circumstances upon which a consent or other approval with respect to the Business Combination Agreement, the Transactions, the Mergers or the other transactions contemplated by the Business Combination Agreement is sought, (ii) if any Stardust Power stockholder fails to perform the obligations set forth in such stockholder’s Company Support Agreement, irrevocably appoint Stardust Power or any individual designated by Stardust Power as such stockholder’s attorney-in-fact and proxy, with full power of substitution and re-substitution in favor of Stardust Power, to (a) take all such actions and execute and deliver all such documents, instruments or agreements as are necessary to consummate the Transactions, to attend on behalf of such stockholder, at any meeting of the Stardust Power stockholders with respect to the Transactions, including the Mergers, and (b) vote (or cause to be voted) the subject Stardust Power Common Stock or consent (or withhold consent) with respect to any of the matters described in such stockholder’s Company Support Agreement in connection with any meeting of the Stardust Power Stockholders or any action by written consent by the Stardust Power Stockholders (including approval of the Business Combination Agreement, the Mergers and, if required by Law (as defined in the Business Combination Agreement), the Transactions) and (iii) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on the transfer of Stardust Power Common Stock, subject to certain exceptions.

Related Party Loans

Sponsor loans - In November 2020, the Sponsor agreed to loan GPAC II up to an aggregate of $300,000 by drawdowns of not less than $1,000 each against the issuance of an unsecured promissory note to cover expenses related to the initial public offering. This note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the initial public offering. As of the closing date of the initial public offering, the GPAC II had drawn down approximately $199,000 under this note, including approximately $49,000 of costs paid directly by the Sponsor, for costs related to costs of the initial public offering. On January 14, 2021, upon closing of the initial public offering, all amounts outstanding under this note were repaid and this note is no longer available to GPAC II.

Sponsor working capital loans - On August 1, 2022, GPAC II issued the August 1, 2022 Note in the principal amount of up to $2,000,000 to the Sponsor. The August 1, 2022 Note was issued in connection with advances the Sponsor may make to GPAC II for expenses reasonably related to its business and the consummation of the Business Combination. The August 1, 2022 Note bears no interest and was initially due and payable upon the earlier to occur of (i) January 14, 2023 and (ii) the effective date of the Business Combination. On January 13, 2023, GPAC II and the Sponsor agreed to extend the date of maturity of the August 1, 2022 Note to the earlier of (i) January 14, 2024, (ii) the consummation of a business combination of GPAC II and (iii) the liquidation of GPAC II. On February 13, 2024, GPAC II and the Sponsor agreed to extend the date of maturity of the August 1, 2022 Note to the earlier of (i) July 14, 2024, (ii) the consummation of a business combination of GPAC II and (iii) the liquidation of GPAC II. As of December 31, 2023 and December 31, 2022, the outstanding principal balance under the August 1, 2022 Note was approximately $755,000 and $785,000, respectively.

On January 3, 2023, GPAC II issued the January 3, 2023 Note in the principal amount of up to $250,000 to the Sponsor. The January 3, 2023 Note was issued in connection with advances the Sponsor may make to GPAC II for expenses reasonably related to its business and the consummation of the Business Combination. The January 3, 2023 Note bears no interest and is due and payable upon the Business Combination. As of December 31, 2023, no amounts have been drawn down and there was no outstanding principal balance under the January 3, 2023 Note. At the election of the payee, $250,000 of the unpaid principal amount of the January 3, 2023 Note may be converted into warrants of GPAC II, at a price of $1.50 per warrant, each warrant exercisable for one Class A Ordinary Share. The warrants shall be identical to the GPAC II Private Placement Warrants issued to the Sponsor at the time of the initial public offering.

On January 13, 2023, GPAC II issued the January 13, 2023 Note in the principal amount of up to $3,000,000 to the Sponsor. The January 13, 2023 Note was issued in connection with advances the Sponsor may make to GPAC II for contributions to the Trust Account in connection with the 2023 Extension Meeting and other expenses reasonably related to its business and the consummation of the Business Combination. The January 13, 2023 Note bears no interest and was initially due and payable upon the Business Combination. On February 13, 2024, GPAC II and the Sponsor, entered into an amendment to the January 13, 2023 Note to (1) extend the maturity date to the earlier of (i) July 14, 2024, (ii) the consummation of an initial business combination and (iii) the liquidation of GPAC II and (2) increase the principal sum from $3,000,000 to $4,000,000. At the election of the payee, all or a portion of the unpaid principal amount of the January 13, 2023 Note may be converted into warrants, at a price of $1.50 per warrant, each warrant exercisable for one Class A Ordinary Share. The warrants shall be identical to the GPAC II Private Placement Warrants issued to the Sponsor at the time of the initial public offering. To date, GPAC II has borrowed $3,121,355 under the January 13, 2023 Note, which funds have been deposited into the Trust Account.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of GPAC II’s officers and directors may provide GPAC II with working capital loans. If GPAC II completes an initial business combination, GPAC II will repay the working capital loans out of the proceeds of the Trust Account released to GPAC II. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, GPAC II may use a portion of proceeds held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. The working capital loans would either be repaid upon consummation of an initial business combination or, at the lender’s discretion, up to $1,500,000 of such working capital loans may be convertible into warrants of the Combined Company at a price of $1.50 per warrant. The warrants would be identical to the GPAC II Private Placement Warrants.

Administrative Services Agreement

GPAC II entered into an agreement that provides that, subsequent to the closing of the initial public offering and continuing until the earlier of GPAC II’s consummation of an initial business combination or GPAC II’s liquidation, GPAC II will pay the Sponsor a total of $25,000 per month for office space, secretarial and administrative services.

The Sponsor, GPAC II’s executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on GPAC II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. GPAC II’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, GPAC II’s officers and directors or their affiliates.

Stardust Power Related Party Transactions

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “Company,” or “Stardust Power” refer to Stardust Power Inc.

The following includes summaries of transactions or agreements since March 16, 2023 (the date Stardust Power was formed) to which Stardust Power has been a party, in which the amount involved exceeded or will exceed $120,000 or one percent of the average of the total assets at year-end for the last two completed fiscal years, and in which any of its executive officers or directors (including nominees for election as directors of the Combined Company), or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Executive and Director Compensation-Stardust Power.”

Stardust Power

Promissory Notes

In March 2023, the Company entered into unsecured notes payable with three related parties. The notes payable provided the Company the ability to draw up to $1 million, in aggregate: $160,000 until December 31, 2023, and $840,000 until December 31, 2025. VIKASA Capital LLC facilitated the initial funding of the notes obtained on behalf of the related parties. During the period from March 16, 2023 (inception) through December 31, 2023, the Company incurred and paid $7,111 of interest expense related to the notes payable. These loan facilities accrue interest, compounding semi-annually, at the long-term semiannual Applicable Federal Rate, as established by the Internal Revenue Service, which effectively was 3.71%.

Services Agreement with VIKASA Capital Partners LLC (VCP)

Stardust Power entered into a Services Agreement dated March 16, 2023, with VCP to provide corporate and advisory services, and any additional services as agreed to both parties. From the execution of this agreement and up to December 31, 2023, an aggregate of $550,000 has been paid to VCP. Such compensation was due upon billing.

Further, pursuant to Amendment Number 1 to the Services Agreement with VCP, dated June 1, 2023, the scope of services was expanded to include providing accounting, tax, and capital advisory and financial accounting, on an ad hoc basis, in connection with Stardust Power’s contemplated transactions including, but not limited to, the acquisition of assets from third-parties, the formation of new entities, and a potential merger with a SPAC. Compensation for the services was estimated to be in the range of $250,000 to $400,000, which is due on billing. From the execution of this agreement and up to December 31, 2023, an aggregate of $400,000 has been paid to VCP.

Additionally, pursuant to Amendment Number 2 to the Services Agreement with VCP, dated July 1, 2023, the compensation was increased to an amount between $30,000 and $100,000 for extension purposes, due on billing, while the scope remained unaltered. From the execution of this agreement and up to December 31, 2023, an aggregate of $30,000 has been paid to VCP. Pursuant to these agreements, in aggregate, $980,000, was due and payable to VCP, of which the entire amount has been paid.

The Services Agreement became effective on March 16, 2023, and Amendment Number 1 to the Services Agreement became effective on June 1, 2023, and the same were in effect until termination by either party or completion of services. As on the date of this Amendment to the registration statement, all services by VCP to Stardust Power have been completed and there are no further payments pending towards or owed to VCP by Stardust Power.

Consulting Agreement with 7636 Holdings

Stardust Power entered into a Consulting Agreement dated March 16, 2023, with 7636 Holdings LLC (“7636 Holdings”) to provide strategic, business, financial, operations and industry advisory services to the Company relating to the Company’s planned development of a lithium refinery operation, and any services as agreed to both parties. The Company was required to pay 7636 Holdings a sum ranging from $20,833 to $30,000 for each full calendar month of services performed, prorated for any partial calendar months of services. From the execution of this agreement and up to December 31, 2023, an aggregate of $180,806 was payable. The agreement has been terminated effective September 19, 2023, and no dues are outstanding to 7636 Holdings as of December 31, 2023.

Director and Officer Indemnification

Stardust Power’s current certificate of incorporation and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Stardust Power has entered into indemnification agreements with each of its directors. Following the Business Combination, Stardust Power expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of the Combined Company. For additional information, see “Description of Securities—Limitations on Liability and Indemnification of Officers and Directors.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Ordinary Shares as of    , 2024 (except as otherwise noted) and (ii) the expected beneficial ownership of Combined Company Common Stock immediately following the Closing, assuming that no Public Shares are redeemed in connection with the Business Combination Proposal and alternatively that the maximum number of Public Shares are redeemed in connection with the Business Combination Proposal by:

•

each person who is known to be the beneficial owner of more than 5% of either the outstanding Class A Ordinary Shares or Class B Ordinary Shares, and each person who is expected to be the beneficial owner of more than 5% of the outstanding shares of Combined Company Common Stock post-Business Combination;

•	each of our current executive officers and directors;

•	each person who will become an executive officer or director of the Combined Company; and

•	all executive officers and directors of GPAC II as a group pre-Business Combination and all executive officers and directors of the Combined Company as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Ordinary Shares pre-Business Combination is based on 9,194,585 Class A Ordinary Shares and 100,000 Class B Ordinary Shares outstanding as of    , 2024.

The expected beneficial ownership of shares of Combined Company Common Stock immediately following the Closing, assuming the maximum number of the Public Shares is redeemed, is based on an aggregate of shares of the Combined Company Common Stock to be issued and outstanding immediately following the Closing, based on the same assumptions set forth above.

Name of Beneficial Owner				After the Business Combination
	Before the Business Combination			Assuming No Redemption		Assuming Maximum Redemption
	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares(2)	% of Ordinary Shares	Shares of Combined Company Common Stock	% of Class	Shares of Combined Company Common Stock	% of Class
Five Percent Holders
Global Partner Sponsor II LLC (3)	7,400,000	100,000	80.69%	4,000,000	8.86%	4,000,000	8.86%
Roshan Pujari(5)	—	—	—	34,533,645	76.74%	33,769,057	75.04%
Pablo Cortegoso	—	—	—	4,690,478	10.42%	4,586,629	10.19%
Directors and Executive Officers of GPAC II
Chandra R. Patel(1)(3)	—	—	—	—	—	—
Jarett Goldman (1)(3)	—	—	—	—	—	—
Graeme Shaw (1)(4)	—	—	—	—	—	—
Richard C. Davis (1)(3)	—	—	—	—	—	—
Gary DiCamillo (1)(4)	—	—	—	—	—	—
Claudia Hollingsworth (1)(4)	—	—	—	—	—	—
William Kerr (1)(4)	—	—	—	—	—	—
All GPAC II Directors and Executive Officers as a Group (7 persons)	—	—	—	—	—	—
Directors & Executive Officers of the Combined Company After Closing
Roshan Pujari(5)	—	—	—	34,533,645	76.74%	33,769,057	75.04%
Pablo Cortegoso	—	—	—	4,690,478	10.42%	4,586,629	10.19%
John Riesenberg	—	—	—	469,048	1.04%	458,663	1.02%
Charlotte Nangolo	—	—	—	469,048	1.04%	458,663	1.02%
Udaychandra Devasper(6)	—	—	—	—	0%	—	0%
All Directors and Executive Officers of the Combined Company as a Group (9 persons)

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the business address of each of GPAC II’s shareholders is 200 Park Avenue 32nd Floor, New York, NY 10166.
(2)

Interests shown consist solely of founder shares, classified as Class B ordinary shares. Such shares will automatically convert into Class A ordinary shares at the time of our initial business combination or earlier at the option of the holders thereof.

(3)

Chandra R. Patel, Richard C. Davis and Jarett Goldman are the three managers of the Sponsor, Global Partner Sponsor II LLC. Each manager has one vote, and the approval of a majority is required to approve an action of Global Partner Sponsor II LLC. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regards to Global Partner Sponsor II LLC. Based upon the foregoing analysis, no individual manager of Global Partner Sponsor II LLC exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such securities.
(4)

Does not include any shares indirectly owned by the relevant individual as a result of that individual’s membership interest in our sponsor. Each of these individuals disclaims beneficial ownership of any shares except to the extent of their pecuniary interest therein.

(5)

Roshan Pujari beneficially owns 9,614,844 shares held by Energy Transition Investors LLC, 11,357,535 shares held by 7636 Holdings LLC, 1,922,969 shares held by VIKASA Clean Energy I LP, and 480,742 shares held by Maggie Clayton.

(6)	Udaychandra Devasper is entitled to 215,000 shares under the Stardust 2023 Plan. These 215,000 shares are included in the 45,000,000 rollover shares of Stardust Power.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

GPAC II is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Existing Governing Documents govern the rights of its shareholders. Following the Domestication, GPAC II will be incorporated under the laws of the State of Delaware and the rights of its shareholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. In addition, the Existing Governing Documents will differ in certain material respects from the Proposed Certificate of Incorporation and Proposed Bylaws. As a result, when you become a stockholder of the Combined Company, your rights will differ as compared to when you were a shareholder of GPAC II.

The following table sets forth a summary of important similarities and differences in the corporate governance and shareholder rights associated with GPAC II and stockholder rights associated with the Combined Company according to applicable law or the organizational documents of GPAC II and the Combined Company, including the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws. This summary is qualified by reference to the complete text of the Existing Governing Documents, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read each of the Proposed Governing Documents in their entirety for a more complete description of their terms. Additionally, as the Existing Governing Documents are governed by the Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the sections titled “Proposal No. 2—The Domestication Proposal” and “—Description of Securities” as well as the DGCL and the Cayman Islands Companies Act.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
Authorized Shares (Advisory Governing Documents Proposal 4(A))	The authorized share capital under the Existing Governing Documents is 500,000,000 Class A ordinary shares, par value US $0.0001 per share, 50,000,000 Class B ordinary shares, par value US $0.0001 per share, and 5,000,000 preference shares, par value US $0.0001 per share.	The Proposed Certificate of Incorporation authorizes 700,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

	See paragraph 5 of GPAC II’s Amended and Restated Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Shareholder Consent (Advisory Governing Documents Proposal 4(B))	The Existing Governing Documents authorize the issuance of up to 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by the GPAC II Board. Accordingly, the GPAC II Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation,	The Proposed Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of preferred stock in one or more series with such designations, powers, preferences and rights, and qualifications, limitations or restrictions thereof as may be fixed from time to time by the Combined Company Board for each such series, including, without limitation, voting rights, dividend rights, liquidation

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
	redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Ordinary Shares.	rights, redemption rights and conversion rights, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

	See paragraph 5 and Article 3 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See Article IV of the Proposed Certificate of Incorporation.

Corporate Name	The Existing Governing Documents provide the name of the company is “Global Partner Acquisition Corp II.”	In connection with the Closing, the Proposed Certificate of Incorporation will be amended to provide that the name of the corporation will be “Stardust Power Inc.”

See paragraph 1 of GPAC II’s Amended and Restated Memorandum of Association.

Exclusive Forum (Advisory Governing Documents Proposal 4(C))	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Certificate of Incorporation adopts Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for litigation arising out of the Securities Act.

See Article IX of the Proposed Certificate of Incorporation.

Number of Directors	Under the Existing Governing Documents, the GPAC II Board shall consist of not less than one person provided however that GPAC II may by ordinary resolution increase or reduce the limits in the number of directors.	Subject to the rights of holders of any preferred stock, the number of directors that constitutes the Combined Company Board may be fixed only by resolution adopted by a majority of the directors which the Combined Company would have if there were no vacancies of the Combined Company Board.

	See Article 27.1 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See Article V of the Proposed Certificate of Incorporation.

Classified Board	The Existing Governing Documents provide that the GPAC II Board is composed of three classes with only one class of directors being elected in each year and each class serving a three-year term.	The Proposed Certificate of Incorporation provides that, until the Controlled Company Event, the Combined Company Board will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Prior to the first

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
annual meeting of stockholders following the Controlled Company Event, the classification of the Combined Company Board shall terminate, and each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of stockholders next following the director’s election.

	See Article 27.2 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See Article V of the Proposed Certificate of Incorporation.

Election and Removal of Directors (Advisory Governing Documents Proposal 4(E) with respect to Director Removal for Cause)	The Existing Governing Documents provide that prior to the closing of an initial business combination, the holders of Class B Ordinary Shares, by ordinary resolution, may appoint any person to be a director or remove any director of GPAC II. For the avoidance of doubt, prior to the closing of an initial business combination, holders of Class A Ordinary Shares have no right to vote on the appointment or removal of any GPAC II director.	The Proposed Governing Documents provide that directors of the Combined Company will be elected by a plurality of the votes of the shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote on the election of directors. The Proposed Certificate of Incorporation provides that stockholders may only remove a director for cause and only by the affirmative vote of the holders of two-thirds of the voting power of the then-outstanding capital stock entitled to vote in the election of directors, voting together as a single class.

	See Article 29.1 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See Article V of the Proposed Certificate of Incorporation and Article 1.8 of the Proposed Bylaws.

Quorum for Shareholder Meetings	Under the Existing Governing Documents, a quorum for a meeting of shareholders will be present if the holders of a majority of the issued and outstanding shares being individuals are present in person or by proxy or, being a corporation or other non-natural person, by its duly authorized representative or by proxy.	In order to constitute a quorum for the transaction of business at a meeting of stockholders, the Proposed Bylaws require the presence, in person or by proxy, of the holders of a majority of the voting power of shares issued and outstanding and entitled to vote at the meeting.

	See Article 22.1 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See Article 1.6 of the Proposed Bylaws.

Voting Rights Generally	Under the Cayman Islands Companies Act and the Existing Governing Documents, routine corporate matters may be approved by an ordinary	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

resolution (being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the general meeting).

Except as otherwise set forth in the Existing Governing Documents, shareholders of GPAC II have one vote for every share held.

Mergers require a special resolution, and any other authorization as may be specified in the Existing Governing Documents.

All mergers (other than parent/subsidiary mergers) require shareholder approval – there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter while directors are elected by a plurality of the votes cast.

The Proposed Certificate of Incorporation provides that stockholders are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law.

	See Articles 10.1, 23.1 and 48 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See Article IV of the Proposed Certificate of Incorporation and Article 1.8 of the Proposed Bylaws.

Amendments to Governing Documents (Advisory Governing Documents Proposal 4(F))	The Existing Governing Documents provide that certain amendments may only be made pursuant to a special resolution under the Cayman Islands Companies Act, which would require the affirmative vote of the holders of at least a two-thirds majority of the votes cast by holders of shares who are present in person or represented by proxy and entitled to vote thereon at a general meeting, or unanimous written resolution signed by all of the	The Proposed Certificate of Incorporation may be amended, altered, changed or repealed from time to time in the manner prescribed by the DGCL, and may be further amended to allow for amendments by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, that certain

Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
shareholders entitled to vote at a general meeting.

amendments to specified provisions will require the affirmative vote of the holders of two-thirds of the total voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class. Additionally, amendments to the specific provisions regarding authorized stock, preferred stock, and the rights of common stock require the affirmative vote of 75% of the holders of common stock entitled to vote thereon, voting separately as a single class.

In addition, the Proposed Bylaws allow for amendments with the approval of the Combined Company Board or the stockholders as expressly provided in the Proposed Certificate of Incorporation. The Proposed Certificate of Incorporation allows amendments of the Proposed Bylaws by the approval of a majority of the Combined Company Board. The stockholders shall also have power to amend the Proposed Bylaws with the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock entitled to vote thereon, voting together as a single class; provided, further, that if two-thirds of the Combined Company Board has approved such amendment, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock entitled to vote thereon, voting together as a single class, shall be required. See “Description of Securities—Amendment of Proposed Bylaws” below.

See Article 18 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See Article VII of the Proposed Certificate of Incorporation and Article IX of the Proposed Bylaws.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

Shareholder Written Consent in Lieu of a Meeting (Advisory Governing Documents Proposal 4(D))	The Existing Governing Documents provide that resolutions may be passed by a vote in person or, where proxies are allowed, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders and, until the Controlled Company Event, by written consent in lieu of a meeting.

	See Articles 1 and 22.2 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See Article VIII of the Proposed Certificate of Incorporation and Article 1.13 of the Proposed Bylaws.

Appraisal Rights	Unless Section 239 of the Cayman Islands Companies Act applies, minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.	In general, under the DGCL, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in (a), (b) and (c) above.

	See Article 49.3 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See DGCL Section 262.

Inspection of Books and Records	Under Cayman Islands law, shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Under the DGCL, any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

See DGCL Section 220.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

Shareholder Lawsuits (Advisory Governing Documents Proposal 4(C) with respect to the Exclusive Forum Provisions)	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

A stockholder may bring a derivative suit subject to procedural requirements (including compliance with the exclusive forum provisions in the Proposed Certificate of Incorporation).

Except with respect to the exclusive forum provisions in the Proposed Certificate of Incorporation, the Proposed Governing Documents do not expand upon or otherwise limit statutorily provided rights.

The Existing Governing Documents do not expand upon or otherwise limit statutorily provided rights.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal 4(G))	The Existing Governing Documents set forth various provisions related to GPAC II’s status as a blank check company prior to the consummation of an initial business combination.	The Proposed Governing Documents do not include such provisions related to GPAC II’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of GPAC II’s Amended and Restated Memorandum and Articles of Association.

Duties of Directors

Under Cayman Islands law, a director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Under Delaware law, the standards of conduct for directors have developed through Delaware case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors not to act for the purpose of self-dealing, and the duty of care requires directors in managing the company’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, and no other facts exist to call for a heightened standard of review, their decisions generally are presumed to be valid under the business judgment rule.

The Combined Company Board may exercise all such authority and powers of the Combined Company and do all such lawful acts and things as are not by statute or the Proposed Governing Documents directed or required to be

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
exercised or done solely by the stockholders.

Corporate Opportunities	The Existing Governing Documents provide that GPAC II renounces its interest in any corporate opportunity offered to any director or officer.	The Proposed Certificate of Incorporation provides that the Combined Company will waive, to the fullest extent permitted by applicable law, any corporate opportunities that a non-employee director or his or her affiliates may acquire so long as such opportunity is not offered or presented to the non-employee director solely in his or her capacity as a director of the Combined Company.

	See Article 52.2 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See Article VII of the Proposed Certificate of Incorporation.

Indemnification of Directors and Officers	The Existing Governing Documents require GPAC II to indemnify its directors and officers except with regard to actual fraud, willful neglect or willful default.	The Proposed Governing Documents obligate the Combined Company to indemnify each current and former director or officer of the Combined Company to the fullest extent permitted by the DGCL.

	See Article 45.1 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See Article VI of the Proposed Certificate of Incorporation and VI of the Proposed Bylaws.

Limited Liability of Directors	Liability of directors may be limited, except with regard to their own actual fraud, willful neglect or willful default.	The Proposed Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by the DGCL, the personal liability of directors for monetary damages to the Combined Company or its stockholders for any breach of fiduciary duty as a director.

	See Article 45 of GPAC II’s Amended and Restated Memorandum and Articles of Association.	See Article VI of the Proposed Certificate of Incorporation.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of the Combined Company securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

Capital Stock

Authorized Capitalization

The total amount of the Combined Company’s authorized capital stock consists of    shares of Combined Company Common Stock, par value $0.0001 per share, and     shares of the Combined Company’s preferred stock, par value $0.0001 per share. The Combined Company expects to have approximately    shares of Combined Company Common Stock outstanding immediately after the consummation of the Business Combination, assuming no Public Shareholders exercise their redemption rights in connection with the Business Combination.

The following summary describes all material provisions of the Combined Company’s capital stock. The Combined Company urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this joint proxy statement/prospectus as Annex B and Annex C, respectively).

Preferred Stock

The Combined Company Board will have the authority to issue shares of the Combined Company’s preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of the Combined Company’s preferred stock could have the effect of decreasing the trading price of Combined Company Common Stock, restricting dividends on the Combined Company’s capital stock, diluting the voting power of Combined Company Common Stock, impairing the liquidation rights of Combined Company capital stock, or delaying or preventing a change in control of the Combined Company.

Common Stock

The Combined Company will have one class of authorized common stock. Unless the Combined Company Board determines otherwise, the Combined Company will issue all Combined Company capital stock in uncertificated form.

Voting Rights

The Proposed Certificate of Incorporation will provide that, except as otherwise expressly provided by the Proposed Bylaws or as provided by law, the holders of Combined Company Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of Combined Company Common Stock shall not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Combined Company preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation. Except as otherwise expressly provided in the Proposed Certificate of Incorporation or by applicable law, each holder of Combined Company Common Stock shall have the right to one vote per share of Combined Company Common Stock held of record by such holder.

The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of Combined Company Common Stock is entitled to the payment of dividends and other distributions as may be declared by the Combined Company Board from time to time out of the Combined Company’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of the Combined Company’s preferred stock, if any, and any contractual limitations on the Combined Company’s ability to declare and pay dividends.

Other Rights

Each holder of Combined Company Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of Combined Company preferred stock that the Combined Company may designate and issue in the future. Combined Company Common Stock is not entitled to preemptive rights and is not subject to conversion (except as noted above), redemption, or sinking fund provisions.

Liquidation Rights

If the Combined Company is involved in voluntary or involuntary liquidation, dissolution or winding up of the Combined Company’s affairs, or a similar event, each holder of Combined Company Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Combined Company preferred stock, if any, then outstanding.

Warrants

Combined Company Public Warrants

On January 14, 2021, GPAC II consummated the initial public offering and sale of 30,000,000 GPAC II Public Units at a price of $10.00 per unit. Each GPAC II Public Unit consists of one Class A Ordinary Share, one-sixth of one Redeemable Warrant and the contingent right to receive, in certain circumstances, in connection with the Business Combination, one-sixth of one Redeemable Warrant for each public share that a Public Shareholder holds and does not redeem in connection with GPAC II’s initial business combination. Each whole Redeemable Warrant offered in the initial public offering is exercisable to purchase one GPAC II Class A Ordinary Share. Only whole Redeemable Warrants may be exercised. Under the terms of the GPAC II Warrant Agreement, GPAC II has agreed to use its commercially reasonable efforts to file a new registration statement under the Securities Act, following the completion of GPAC II’s initial business combination covering the Class A Ordinary Shares issuable upon the exercise of warrants. No fractional shares will be issued upon exercise of the Redeemable Warrants. If, upon exercise of the Redeemable Warrants, a holder would be entitled to receive a fractional interest in a share, GPAC II will, upon exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to the Redeemable Warrant holder. Each Redeemable Warrant will become exercisable on the later of 30 days after the completion of GPAC II’s initial business combination or 12 months from the closing of the initial public offering and will expire five years after the completion of GPAC II’s initial business combination or earlier upon redemption or liquidation. However, if GPAC II does not complete its initial business combination on or prior to the end of the Combination Period, the Redeemable Warrants will expire at the end of such period. If GPAC II is unable to deliver registered Class A Ordinary Shares to the holder upon exercise of a Redeemable Warrant during the exercise period, there will be no net cash settlement of these

Redeemable Warrants and the Redeemable Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Redeemable Warrants become exercisable, GPAC II may redeem the outstanding Redeemable Warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before GPAC II sends the notice of redemption to the Redeemable Warrant holders, and that certain other conditions are met. Once the Redeemable Warrants become exercisable, GPAC II may also redeem the outstanding Redeemable Warrants in whole and not in part at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the closing price of the Class A Ordinary Shares equals or exceeds $10.00 per share on the trading day prior to the date on which GPAC II sends the notice of redemption, and that certain other conditions are met. If the closing price of the Class A Ordinary Shares is less than $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before GPAC II sends the notice of redemption to the warrant holders, the GPAC II Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants. We have agreed that as soon as practicable, but in no event later than 20 business days after Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Combined Company Common Stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective within    business days after Closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the GPAC II Warrant Agreement; provided that if our shares of Combined Company Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Combined Company Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Combined Company Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Combined Company Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Combined Company Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume-weighted average price of the shares of Combined Company Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

The Redeemable Warrants include our detachable redeemable warrants and our distributable redeemable warrants. Each GPAC II Public Unit includes one-sixth of one detachable redeemable warrant and the contingent right to receive one-sixth of one Redeemable Warrant following the initial business combination redemption time under certain circumstances and subject to adjustment as further described below. At the distribution time, we will effect a distribution of a number of warrants up to the number of GPAC II Public Units issued in our initial public offering multiplied by one-sixth, or 5,000,000 warrants, as follows: (i) to the extent that no Public Shareholders redeem their Public Shares in connection with the initial business combination, each Public Shareholder will receive one-sixth of one distributable redeemable warrant per Public Share held and (ii) to the extent that any Public Shareholders redeem any of their Public Shares in connection with the initial business combination, then (A) one-sixth of one distributable redeemable warrant will be distributed to the holder of each remaining Public Share and (B) no distributable redeemable warrants will be distributed in respect of any Public Shares that were redeemed.

Public Shareholders who exercise their redemption rights are not entitled to receive any distribution of distributable redeemable warrants in respect of such redeemed Public Shares. If any such redemptions occur, the distributable redeemable warrants attached to the redeemed Public Shares will not be redistributed, and the total number of distributable redeemable warrants issued will be fewer than 5,000,000. The distribution time will be immediately after the initial business combination redemption time and immediately prior to the Closing.

Redemption of Combined Company Warrants when the price per share of Combined Company Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, we may redeem the outstanding Redeemable Warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the shares of Combined Company Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Combined Company Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Combined Company Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Combined Company Warrants when the price per share of Combined Company Common Stock equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our shares of Combined Company Common Stock except as otherwise described below;

•

if, and only if, the closing price of the shares of Combined Company Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•

if the closing price of the shares of Combined Company Common Stock is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders, the private placement warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given and until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Combined Company Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the shares of Combined Company Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of our shares of Combined Company Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A Ordinary Shares shall include a security other than Class A Ordinary Shares into which the Class A Ordinary Shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A Ordinary Shares to be issued upon exercise of the warrants if we are not the Surviving Company following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	<$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	<$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Combined Company Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of Combined Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Combined Company Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the shares of Combined Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Combined Company Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Combined Company Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Combined Company Common Stock.

No fractional shares of Combined Company Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Combined Company Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Combined Company Common Stock pursuant to the GPAC II Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Combined Company Common Stock, Stardust Power (or Surviving Company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Holder Election to Limit Exercise

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Combined Company Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Combined Company Common Stock is increased by a share capitalization payable in shares of Combined Company Common Stock, or by a sub-division of common stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Combined Company Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of Combined Company Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Combined Company Common Stock equal to the product of (i) the number of shares of Combined Company Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Combined Company Common Stock) and (ii) one minus the quotient of (x) the price per share of Combined Company Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Combined Company Common Stock, in determining the price payable for shares of Combined Company Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume-weighted average price of shares of Combined Company Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Combined Company Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Combined Company Common Stock on account of such shares of Combined Company Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the Public Shareholders in connection with the Business Combination, or (d) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Combined Company Common Stock in respect of such event.

If the number of outstanding shares of Combined Company Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Combined Company Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Combined Company Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Combined Company Common Stock.

Whenever the number of shares of Combined Company Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Combined Company Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Combined Company Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Combined Company Common Stock (other than those described above or that solely affects the par value of such shares of Combined Company Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Combined Company Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Combined Company Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of

Combined Company Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Combined Company Common Stock in such a transaction is payable in the form of shares of Combined Company Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the GPAC II Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the GPAC II Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

As part of the domestication, the warrants of the pre-domestication Cayman Islands domiciled company (the GPAC II Public Warrants and the GPAC II Private Placement Warrants) are being converted into warrants of the post-domestication Delaware domiciled company (the Combined Company Public Warrants and the Combined Company Private Placement Warrants) in accordance with the GPAC II Warrant Agreement between Continental Stock Transfer & Trust Company and GPAC II which was initially entered into in connection with the initial public offering and will continue to govern the warrants following the Closing. The terms of the Combined Company Warrants will be identical to the terms of the GPAC II Warrants. The GPAC II Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the GPAC II Warrant Agreement to the description of the terms of the warrants and the GPAC II Warrant Agreement set forth in GPAC II’s prospectus for the initial public offering, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the GPAC II Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the GPAC II Warrant Agreement as the parties to the GPAC II Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. Although our ability to amend the terms of the Combined Company Public Warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of Combined Company Common Stock purchasable upon exercise of a warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Combined Company Common Stock and any voting rights until they exercise their warrants and receive shares of Combined Company Common Stock. After the issuance of shares of Combined Company Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional redeemable warrants will be issued upon separation of the GPAC II Public Units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Combined Company Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the GPAC II Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—The GPAC II Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of GPAC II Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with GPAC II.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Contingent Rights

A contingent right to receive distributable redeemable warrants is attached to each Class A Ordinary Share. In accordance with the terms of the contingent rights agreement, each holder of a contingent right will receive, at the distribution time, one-sixth of one distributable redeemable warrant, as follows: (i) to the extent that no Public Shareholders redeem their Class A Ordinary Shares in connection with the initial business combination, each Public Shareholder will receive one-sixth of one distributable redeemable warrant per Public Share held and (ii) to the extent that any Public Shareholders redeem any of their Public Shares in connection with the initial Business Combination, then (A) one-sixth of one distributable redeemable warrant will be distributed to the holder of each Public Share that was not redeemed and (B) no distributable redeemable warrants will be distributed in respect of any Public Shares that were redeemed. Public Shareholders who exercise their redemption rights are not entitled to receive any distributable redeemable warrants in respect of such redeemed Public Shares or any contingent rights, and the contingent rights attached to those Ordinary Shares will be worthless after such redemption. No fractional distributable redeemable warrants shall be distributed; fractional warrants will be rounded down to the nearest whole number of warrants. As a result, you must hold contingent rights in multiples of six in order to receive distributable redeemable warrants for all of your rights upon the Closing. The contingent right to receive distributable redeemable warrants will remain attached to the Class A Ordinary Shares, will not be separately transferable, assignable or salable and will not be evidenced by any certificate or instrument. As a result, you may not buy or sell a contingent right separately from the Class A Ordinary Share to which it is attached.

No additional consideration will be required to be paid by a holder of contingent rights in order to receive distributable redeemable warrants at the distribution time. Contingent rights holders do not have the rights or privileges of holders of Ordinary Shares or any voting rights. The terms of the contingent rights agreement may be amended by the Combined Company and the rights agent without the consent of any holder of any contingent right for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the contingent rights agreement as the parties may deem necessary or desirable; provided, however, that any amendment that will adversely affect the interests of holders of contingent rights will require the consent or vote of the holders of not less than two-thirds of the then-outstanding contingent rights, as evidenced by their ownership of the Ordinary Shares.

If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the Trust Account, holders of contingent rights will not receive any such funds with respect to their contingent rights, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such contingent rights, and the contingent rights will expire worthless.

Combined Company Private Placement Warrants

The Combined Company Private Placement Warrants will be identical to the GPAC II Private Placement Warrants until such time as they are no longer held by the Sponsor or its permitted transferees at which point they will become Combined Company Public Warrants. Upon the Closing, all Combined Company Private Placement Warrants will be held by the Sponsor. So long as they are held by the Sponsor or its permitted transferees, the Combined Company Private Placement Warrants will be identical to the Combined Company Public Warrants, except that, pursuant to the GPAC II Warrant Agreement, the Combined Company Private Placement Warrants and the Combined Company Common Stock issuable upon exercise of the Combined Company Private Placement Warrants will not be transferrable, assignable or salable, other than to permitted transferees, until 30 days after the completion of the Business Combination. Additionally, the Combined Company Private Placement Warrants will be (i) non-redeemable by us when the price per share of Combined Company Common Stock equals or exceeds $18.00 and (ii) exercisable on a cash or cashless basis. If the Combined Company Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Combined Company Private Placement Warrants will be redeemable by Combined Company and Exercisable by such holders on the same basis as the Combined Company Public Warrants.

If the Sponsor or its permitted transferee elects to exercise the Combined Company Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Combined Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Combined Company Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the shares of Combined Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Combined Company. The Combined Company expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Combined Company to first negotiate with the Combined Company Board, which the Combined Company believes may result in an improvement of the terms of any such acquisition in favor of the Combined Company’s stockholders. However, they also give the Combined Company Board the power to discourage mergers that some stockholders may favor. The Proposed Certificate of Incorporation will provide that, from and after the date the Combined Company ceases to qualify as a “controlled company” within the meaning of Nasdaq listing standards, any action required or permitted to be taken by the Combined Company’s stockholders must be effected at a duly called annual or extraordinary general meeting of stockholders and may not be effected by any consent in writing by such holders, except that any action required or permitted to be taken by holders of any series of the Combined Company Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly permitted to do so by the certificate of designation relating to one or more series of the Combined Company Preferred Stock, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to the Combined Company in accordance with the applicable provisions of the DGCL.

Special Meetings of Stockholders

The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the Board, (b) the Chief Executive Officer, (c) the Lead Independent Director (as

defined in the Proposed Bylaws) or (d) the Combined Company Board pursuant to a resolution adopted by a majority of the Combined Company Board.

Action by Written Consent

The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Classified Board

The Combined Company Board will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Prior to the first annual meeting of stockholders following the Controlled Company Event, the classification of the Combined Company Board shall terminate, and each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of stockholders next following the director’s election. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Combined Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

The Combined Company Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two-thirds of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors.

Stockholders Not Entitled to Cumulative Voting

The Proposed Certificate of Incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Combined Company Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-takeover Statute

The Combined Company will be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our board of directors has determined to be subject to Section 203 of the DGCL.

Amendment of Proposed Bylaws

The Proposed Certificate of Incorporation provides that the Proposed Bylaws may be altered, amended, or repealed by (i) a majority of the Combined Company Board (without the need for consent by the Combined

Company stockholders) and (ii) the affirmative vote of not less than two-thirds of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation provides that the Combined Company will indemnify the Combined Company’s directors to the fullest extent authorized or permitted by applicable law. The Combined Company expects to enter into agreements to indemnify the Combined Company’s directors, executive officers and other employees as determined by the board of directors. Under the Proposed Bylaws, the Combined Company is required to indemnify each of the Combined Company’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Combined Company or was serving at the Combined Company’s request as a director, officer, employee or agent for another entity. The Combined Company must indemnify the Combined Company’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Combined Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require the Combined Company to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by the Combined Company. Any claims for indemnification by Stardust Power’s directors and officers may reduce Stardust Power’s available funds to satisfy successful third-party claims against the Combined Company and may reduce the amount of money available to the Combined Company.

Exclusive Jurisdiction of Certain Actions

This Proposed Certificate of Incorporation will provide that, unless otherwise consented to by the Combined Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Combined Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, shareholder or employee of the Combined Company to the Combined Company or its stockholders; (iii) any action or proceeding asserting a claim against the Combined Company or any director, officer, shareholder or employee of the Combined Company relating to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws of Stardust Power; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws of the Combined Company; (v) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against Combined Company or any current or former director, officer, shareholder, or employee of the Combined Company governed by the internal affairs doctrine of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) having personal jurisdiction over an indispensable party named as a defendant therein. The amendment will further provide that, unless otherwise consented to by Combined Company in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in the Combined Company’s securities will be deemed to have notice of and consented to this provision.

The Proposed Certificate of Incorporation will further provide that, unless the Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Combined Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Additionally, the Proposed Certificate of Incorporation will provide that any person or entity holding, owning, or otherwise acquiring any interest in any of the Combined Company’s securities shall be deemed to have notice of and consented to these provisions.

Transfer Agent

The transfer agent for Combined Company Common Stock will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMBINED COMPANY SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of the Combined Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of the Combined Company for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•

1% of the total number of shares of the Combined Company Common Stock then outstanding (as of the date of this proxy statement/prospectus, GPAC II has 9,194,585 Class A Ordinary Shares outstanding and 100,000 Class B Ordinary Shares outstanding); or

•	the average weekly reported trading volume of the Combined Company Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (“Form 10 Information”).

As a result, subject to the provisions of the Sponsor Letter Agreement, the Sponsor will be able to sell its founder shares and GPAC II Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination and filed our Form 10 Information with the SEC.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

GPAC II Shareholders have appraisal rights in connection with the initial Business Combination or the Domestication under Section 262 of the DGCL. All dissenting shares will not be converted, but will have the right to receive payment of their fair value in accordance with the Business Combination Agreement.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Global Partner Acquisition Corp II, 200 Park Avenue 32nd Floor, New York, New York 10166, or by emailing info@gpac2.com, to inform us of his or her request; or if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for our securities is Continental Stock Transfer & Trust Company and, following the Business Combination, will be Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Shareholder Meeting. Under the Cayman Islands Companies Act, only business that is specified in the notice of Shareholder Meeting to shareholders may be transacted at the Shareholder Meeting.

FUTURE SHAREHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at the first annual meeting of shareholders of the Combined Company following consummation of the Business Combination, assuming consummation, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, the Proposed Bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a record shareholder’s notice must be delivered to the Combined Company’s secretary at 9112 N. Kelley Ave, Suite C, Oklahoma City, Oklahoma 73131, the principal executive offices of the Combined Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders (except in the case of Stardust Power’s first annual meeting following the Closing, for which such notice shall be timely if delivered no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the annual meeting); provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the record shareholder to be timely must be so delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by Stardust Power. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The Chairman of the Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the GPAC II Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Global Partner Acquisition Corp II, 200 Park Avenue 32nd Floor, New York, New York 10166. Following the Business Combination, such communications should be sent in care of the Combined Company, 15 E. Putnam Ave, Suite 378, Greenwich, CT 06830, and its phone number is (800) 742-3095. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP, Houston, Texas will pass upon the validity of the securities of GPAC II to be issued in connection with the Business Combination, certain U.S. federal income tax matters relating to the Domestication and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Global Partner Acquisition Corp II as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon (which includes an explanatory paragraph related to Global Partner Acquisition Corp II’s ability to continue as a going concern) and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Stardust Power Inc. and subsidiary as of December 31, 2023, and for the period from March 16, 2023 (inception) to December 31, 2023, appearing in this proxy statement/prospectus have been audited by KNAV CPA LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

GPAC II has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

GPAC II files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on GPAC II at the SEC website, which contains reports, proxy statements and other information, at: http://www.sec.gov.

This proxy statement/prospectus is available without charge to shareholders of GPAC II upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Shareholder Meeting, you should contact GPAC II in writing at Global Partner Acquisition Corp II, 200 Park Avenue 32nd Floor, New York, New York 10166 or by emailing info@gpac2.com or by telephone at (646) 585-8975.

If you have questions about the proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali, the proxy solicitor for GPAC II, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing GPAC.info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Shareholder Meeting, or no later than    , 2024.

Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus or filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

All information contained in this document relating to GPAC II has been supplied by GPAC II and all such information relating to Stardust Power has been supplied by Stardust Power. Information provided by GPAC II or Stardust Power does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of GPAC II for the Shareholder Meeting. GPAC II has not authorized anyone to give any information or make any representation about the Business Combination, GPAC II or Stardust Power that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

ENFORCEABILITY OF CIVIL LIABILITY

GPAC II is a Cayman Islands exempted company. If GPAC II does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon GPAC II. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against GPAC II in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, GPAC II may be served with process in the United States with respect to actions against GPAC II arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of GPAC II’s securities by serving GPAC II’s U.S. agent irrevocably appointed for that purpose.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Global Partner Acquisition Corp II:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Global Partner Acquisition Corp II (the “Company”) as of December 31, 2023 and 2022, the consolidated related statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by July 14, 2024 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require
that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the
Company’s
auditor
since
2020.
New York, New York
March 19, 2024
PCAOB Number 100

Global Partner Acquisition Corp II
Consolidated Balance Sheets

	December 31 ,
	2023	2022
ASSETS
Current assets –
Cash and cash equivalents	$22,000	$101,000
Prepaid expenses	14,000	8,000

Total current assets	36,000	109,000
Cash held in the Trust Account	43,704,000	—
Investments held in Trust Account	—	304,675,000

Total assets	$43,740,000	$304,784,000

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities –
Accounts payable	$64,000	$75,000
Promissory Note – related party	755,000	785,000
Extension promissory notes – related party	2,726,000	—
Accrued liabilities	4,327,000	3,016,000

Total current liabilities	7,872,000	3,876,000
Other liabilities –
Warrant liability	337,000	467,000
Deferred underwriting commission	10,500,000	10,500,000

Total liabilities	18,709,000	14,843,000

Commitments and contingencies	—	—
Class A ordinary shares subject to possible redemption; 3,931,719 and 30,000,000 shares, respectively (at approximately $ 11.12 and $ 10.16 per share at December 31, 2023 and 2022, respectively)	43,704,000	304,675,000

Shareholders’ deficit:
Preference shares, $ 0.0001 par value; 5,000,000 shares authorized, no ne issued or outstanding at December 31, 2023 and 2022	—	—
Class A ordinary shares, $0.0001 par value, 500,000,000 authorized shares, - 0 - issued and outstanding (excluding 3,931,719 and 30,000,000 shares, respectively, subject to possible redemption at December 31, 2023 and 2022)	—	—
Class B ordinary shares, $ 0.0001 par value, 50,000,000 authorized shares, 7,500,000 shares issued and outstanding at December 31, 2023 and 2022	1,000	1,000
Additional paid-in capital	—	—
Accumulated deficit	(18,674,000)	(14,735,000)

Total shareholders’ deficit	(18,673,000)	(14,734,000)

Total liabilities, Class A ordinary shares subject to possible redemption and shareholders’ deficit	$43,740,000	$304,784,000

See accompanying notes to consolidated financial statements.

Global Partner Acquisition Corp II
Consolidated Statements of Operations

	For the year ended December 31,
	2023	2022
Revenues	$—	$—
General and administrative expenses	5,230,000	1,984,000
Gain from settlement and release of liabilities	(2,961,000)	—

Income (loss) from operations	(2,269,000)	(1,984,000)
Other income (expense) -
Income from cash and investments held in the Trust Account	2,278,000	4,600,000
Write-off contingent warrants associated with shares redeemed	130,000	—
Change in fair value of warrant liability	—	12,453,000

Net income	$139,000	$15,069,000

Weighted average Class A ordinary shares outstanding – basic and diluted	4,718,000	30,000,000

Net income per Class A ordinary share – basic and diluted	$0.01	$0.40

Weighted average Class B ordinary shares outstanding – basic and diluted	7,500,000	7,500,000

Net income per Class B ordinary share – basic and diluted	$0.01	$0.40

See accompanying notes to consolidated financial statements.

Global Partner Acquisition Corp II
Consolidated Statements of Changes in Shareholders’ Deficit

For the year ended December 31, 2023:	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balances, December 31, 2022	7,500,000	$1,000	$—	$(14,735,000)	$(14,734,000)
Accretion in value of Class A ordinary shares subject to redemption	—	—	—	(4,078,000)	(4,078,000)
Net income	—	—	—	139,000	139,000

Balances, December 31, 2023	7,500,000	$1,000	$—	$(18,674,000)	$(18,673,000)

For the year ended December 31, 2022:	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balances, December 31, 2021	7,500,000	$1,000	$—	$(25,129,000)	$(25,128,000)
Accretion in value of Class A ordinary shares subject to redemption	—	—	—	(4,675,000)	(4,675,000)
Net income	—	—	—	15,069,000	15,069,000

Balances, December 31, 2022	7,500,000	$1,000	$—	$(14,735,000)	$(14,734,000)

See accompanying notes to consolidated financial statements.

Global Partner Acquisition Corp II
Consolidated Statements of Cash Flows

	For the year ended December 31, 2023	For the year ended December 31, 2022
Cash flow from operating activities:
Net income	$139,000	$15,069,000
Adjustments to reconcile net income to net cash used in operating activities
Income from cash and investments held in Trust Account	(2,278,000)	(4,600,000)
Change in fair value of warrant liability	—	(12,453,000)
Write-off contingent warrants associated with shares redeemed	(130,000)	—
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	(6,000)	175,000
Increase (decrease) in accounts payable	(11,000)	(60,000)
Increase (decrease) in accrued liabilities and other	1,311,000	343,000

Net cash used in operating activities	(975,000)	(1,526,000)

Cash flows from investing activities:
Cash deposited in Trust Account	(1,800,000)	—
Cash withdrawn from Trust Account to pay redemptions	265,050,000	—

Net cash provided by investing activities	263,250,000	—

Cash flows from financing activities:
Redemption of 26,068,281 Class A common shares	(265,050,000)	—
Advances and repayment of promissory note – related party	(30,000)	785,000
Proceeds of Extension Promissory Note – related party	2,726,000	—

Net cash (used in) provided by financing activities	(262,354,000)	785,000

Net change in cash	(79,000)	(741,000)
Cash and cash equivalents at beginning of the period	101,000	842,000

Cash and cash equivalents at end of the period	$22,000	$101,000

Supplemental disclosure of non-cash financing activities:
Settlement and release of liabilities	$2,961,000	$—

See accompanying notes to consolidated financial statements.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023
Note 1 – Description of Organization and Business Operations
Global Partner Acquisition Corp II was incorporated under the laws of the Cayman Islands as an exempted company on November 3, 2020. Together with its wholly owned subsidiaries Strike Merger Sub I, Inc. and Strike Merger Sub II, LLC., both incorporated or formed in Delaware in November 2023 (collectively the “Company” and “GPAC II”), the Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
As of December 31, 2023, the Company had not commenced any operations. All activity for the period from November 3, 2020 (inception) to December 31, 2023 relates to the Company’s formation and the initial public offering (the “Public Offering”) described below and, subsequent to the Public Offering, identifying and completing a suitable Business Combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the proceeds derived from the Public Offering.
In January 2023, the shareholders of the Company took various actions and the Company entered into various agreements resulting in a change of control of the Company, redemption of approximately 87% of its Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), an extension of the date to complete a Business Combination and certain additional financing and other matters as discussed in further detail in the Form
10-K
Annual Report filed on March 31, 2023 (the “Annual Report”), and the Form
8-K
filed on January 18, 2023, with the Securities and Exchange Commission (the “SEC”) as well as throughout these notes to the consolidated financial statements.
Subsequent to December 31, 2023, there was a further extension of time to complete a business combination and further redemptions and other matters as discussed in various notes below regarding the 2024 Extension Meeting and as described in the Form
8-K
filed with the SEC on January 16, 2024.
All dollar amounts are rounded to the nearest thousand dollars.
Sponsor and Public Offering:
The Company’s sponsor is Global Partner Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The Company intends to finance a Business Combination with unredeemed proceeds from the $300,000,000 Public Offering (see Note 3 and below) and a $8,350,000 private placement (see Note 4). Upon the closing of the Public Offering and the private placement, $300,000,000 was deposited in a trust account (the “Trust Account”) at closing on January 14, 2021.
In January 2023, the following material transactions, among others, changed the control over and resources of the Company, all as further discussed in these notes to financial statements, as follows:

1.
On January 11, 2023, the Company held an Extension Meeting of its shareholders in which the shareholders approved the proposal to amend the Company’s amended and restated memorandum and articles of association (the “Extension Amendment Proposal”) to extend the date required to complete a Business Combination (as described further in Business Combination below). In connection with the vote to approve the Extension Amendment Proposal the holders of 26,068,281 Class A ordinary shares of the Company exercised their right to redeem their shares for cash at a redemption price of

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

approximately $10.167 per share for an aggregate redemption amount of approximately $265,050,000 resulting in 3,931,719 Class A ordinary shares remaining outstanding.

2.
On January 13, 2023, the Company, entered into an Investment Agreement (the “Investment Agreement”) with the
Sponsor
and Endurance Global Partner II, LLC, a Delaware limited liability company (the “Investor”), pursuant to which the Investor agreed to contribute to the Sponsor an aggregate amount in cash equal to up to $3,000,000, which amount is being loaned to the Company in accordance with the January 13, 2023 Promissory Note (as defined below), in consideration for which, the Sponsor issued to the Investor interests in certain equity securities of the Company.

3.	Pursuant to the Investment Agreement, the Sponsor transferred control of the Sponsor to affiliates of Antarctica Capital Partners LLC.

4.
Pursuant to the Investment Agreement, the Sponsor has agreed to lend to the Company the funds required to pay expenses incurred by the Company and reasonably related to the costs and expenses of facilitating the extension of the term of the Company.

5.
Further, on January 13, 2023, Paul J. Zepf, Pano Anthos, Andrew Cook, James McCann and Jay Ripley tendered their resignations as directors of the Company. Additionally, Paul J. Zepf and David Apseloff resigned as officers of the Company. There was no known disagreement with any of the outgoing directors or officers on any matter relating to the Company’s operations, policies or practices.

6.
The Company made settlements and received releases from several creditors in exchange for cash payments made resulting in the reduction of approximately $2,961,000 of accrued liabilities which is reflected as a credit to operating expenses in the accompanying consolidated statements of operations.

See also below regarding, subsequent to December 31, 2023, the 2024 Extension Meeting.
Trust Account:
The funds in the Trust Account can only be invested in cash or U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act of 1940. On January 11, 2023, the Company liquidated the U.S. government treasury obligations or money market funds held in the Trust Account. Funds will remain in the Trust Account until the earlier of (i) the consummation of its initial Business Combination or (ii) the distribution of the Trust Account as described below. The remaining funds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisition targets, legal and accounting fees related to regulatory reporting obligations, payment for services of investment professionals and support services, continued listing fees and continuing general and administrative expenses.
The Company’s amended and restated memorandum and articles of association provided that, other than the withdrawal of interest to pay tax obligations, if any, less up to $100,000 of interest to pay dissolution expenses, none of the funds held in trust will be released until the earliest of (a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum of association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination by the date by which the Company is required to consummate a business combination pursuant to the amended and restated memorandum and articles of association, July 14, 2024 if extended per below (previously January 14, 2023 and then January 14, 2024 as discussed below) (the “Termination Date”), or (ii) with respect to any other provision relating to shareholders’ rights or pre-Business
Combination activity, and

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

(c) the redemption of the public shares if the Company is unable to complete the initial Business Combination by the Termination Date, subject to applicable law, which includes the extended time that the Company has to consummate a Business Combination beyond the Termination Date as a result of a shareholder vote to amend the Company’s amended and restated articles of incorporation. The proceeds deposited in the Trust Account could become subject to the claims of creditors, if any, which could have priority over the claims of the Company’s public shareholders.
On January 11, 2023, the Company’s shareholders voted to extend the date by which the Company has to consummate a Business Combination from January 14, 2023 to April 23, 2023 (the “Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the date to consummate a Business Combination on a monthly basis for up to nine times by an additional one month each time up until the Termination Date of January 14, 2024. Upon each of the nine one-month
extensions, the Sponsor or one or more of its affiliates, members or third-party designees may contribute to the Company $
150,000
as a loan to be deposited into the Trust Account. During the year ended on December 31, 2023 the board of directors of the Company approved
(i) one-month
extensions of the Termination Date in from April through December, resulting in a new Termination Date of September 14, 2024, and (ii) draws of an aggregate of $
1,800,000
pursuant to the Extension Promissory Note - related party (as defined below) to fund the extensions.
Subsequent to December 31, 2023, on January 9, 2024, Global Partner Acquisition Corp II (“GPAC II” and “Company”) held the extraordinary general
meeting of shareholders of the Company (the “2024 Extension Meeting”) to amend (the “Articles Amendment”), by way of special resolution, the Company’s amended and restated memorandum and articles of association (as amended, the “2024 Amended Articles”) to extend the date by which the Company has to consummate a business combination from January 14, 2024 to July 14, 2024 (the “Revised Termination Date”) for a total of an additional six months after January 14, 2024, unless the closing of a
Business Combination
shall have occurred prior thereto (collectively, the “2024 Extension Amendment Proposal”); to eliminate, by way of special resolution, from the Amended Articles the limitation that GPAC II may not redeem Class A ordinary shares, par value $.0001 per share (the “Class A Ordinary Shares” and “Public Shares”), to the extent that such redemption would result in GPAC II having net tangible assets of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment Proposal”); to provide, by way of special resolution, that Public Shares may be issued to Global Partner Sponsor II LLC (the “Sponsor”) by way of conversion of Class B ordinary shares, par value $.0001 per share (the “Class B Ordinary Shares” and together with Class A Ordinary Shares, the “Ordinary Shares”), into Public Shares, despite the restriction on issuance of additional Public Shares (the “Founder Conversion Amendment Proposal” and together with the Extension Amendment Proposal and Redemption Limitation Amendment Proposal, the “Proposals”); and, if required an adjournment proposal to adjourn, by way of ordinary resolution, the Extension Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extension Meeting, there are insufficient Ordinary Shares at the Extension Meeting to approve the Proposals, or (ii) where the board of directors of the Company has determined it is otherwise necessary (the “Adjournment Proposal”). The shareholders of the Company approved the Proposals at the 2024 Extension Meeting and on January 11, 2024, the Company filed the Articles Amendment with the Registrar of Companies of the Cayman Islands.
Also subsequent to December 31, 2023 and in connection with the 2024 Extension Meeting to approve the Extension Amendment Proposal, the Company’s Sponsor entered into non-redemption agreements
(the
“Non-Redemption Agreements”)
with several unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 1,503,254 Class A Ordinary Shares of the Company in connection with the Extension Amendment Proposal. In exchange for the

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

foregoing commitments not to redeem such Class A Ordinary Shares of the Company, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 127,777 shares of the Company and simultaneous forfeiture of 127,777 shares of the Company in connection with the Company’s completion of its initial
Business Combination
.
Business Combination:
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” is one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting commission and taxes payable on interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the Company’s initial Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation
of the initial Business Combination, including interest earned on funds held in the Trust Account and not previously released to pay income taxes, or (ii) provide shareholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest earned on funds held in the Trust Account and not previously released to pay income taxes. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval unless a vote is required by the rules of the Nasdaq Capital Market (the “Nasdaq”). If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding Class A ordinary shares and Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares”), voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of a Business Combination. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.
If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on funds held in the Trust Account and not previously released to pay income taxes. As a result, such Class A ordinary shares are recorded at the redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”). The amount in the Trust Account is initially funded at $10.00 per public Class A ordinary share ($300,000,000 held in the Trust Account divided by 30,000,000 public shares), see however Note 3 regarding shareholder redemptions in January 2023.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

As further discussed above, the Company will have until the Revised Termination Date, that was proposed to and approved by the Company’s shareholders subsequent to December 31, 2023 in the form of an amendment to the Company’s amended and restated memorandum and articles of association (the “Revised Combination Period”). If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up and (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public Class A ordinary shares for a per share pro rata portion of the Trust Account, including interest earned on funds held in the Trust Account and not previously released to pay income taxes (less up to $100,000 of such net interest to pay dissolution expenses) and as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining shareholders, as part of its plan of dissolution and liquidation. The initial shareholders have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their
Founder
Shares; however, if the initial shareholders or any of the Company’s officers, directors or affiliates acquire Class A ordinary shares in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account with respect to the Class A ordinary shares so acquired upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the Revised Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the price per Unit (as defined below) in the Public Offering.
Mandatory Liquidation and Going Concern:
At December 31, 2023, the Company has approximately $22,000 in cash and approximately $7,836,000 in working capital deficit. The Company has incurred significant costs and expects to continue to incur additional costs in pursuit of its Business Combination. Further, if the Company cannot complete an initial Business Combination by July 14, 2024, it could be forced to wind up its operations and liquidate unless it receives an extension approval from its shareholders. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the consolidated financial statements are issued. In connection with its financial position and intention to complete a Business Combination, the Company has secured financing from its Sponsor. The Company’s plan to deal with these uncertainties is to use the financing from the Sponsor to complete a Business Combination prior to the Termination Date. There is no assurance for the Company that, (1) the financing from the Sponsor will be adequate and (2) plans to consummate a Business Combination will be successful or successful by July 14, 2024. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 – Business Combination Agreement
On November 21, 2023, the Company, entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), with Strike Merger Sub I, Inc., a Delaware corporation and direct wholly-owned subsidiary of GPAC II (“First Merger Sub”), Strike Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of GPAC II (“Second Merger Sub”), and Stardust Power Inc., a Delaware corporation (“Stardust Power”).
The Business Combination Agreement and the transactions contemplated thereby to occur at or immediately prior to the Closing (“Transactions”) were approved by the boards of directors of each of GPAC II and Stardust Power.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

The Domestication
Pursuant to the Business Combination Agreement, prior to the consummation of the Mergers (as defined below) contemplated by the Business Combination Agreement (the “Closing”), and subject to the Supermajority Acquiror Shareholder Approval (as defined therein), GPAC II will domesticate as a Delaware corporation (the “Domestication”) in accordance with Section 388 of the Delaware General Corporation Law and Sections 206 to 209 of the Companies Act (As Revised) of the Cayman Islands.
Prior to the Domestication, each Class B Ordinary Share outstanding shall be converted into one (1) Class A Ordinary Share in accordance with the Company’s amended and restated memorandum and articles of association, other than as set forth in the Sponsor Letter Agreement (the “Class B Ordinary Share conversion”). In connection with the Domestication, (i) each Class A Ordinary Share outstanding immediately prior to the effective time of the Domestication and following the Class B Ordinary Share conversion shall be converted into one share of common stock, par value $0.0001 per share of GPAC II (the “GPAC II Common Stock”) and (ii) each then-issued and outstanding whole warrant exercisable for one Class A Ordinary Share will be converted into a warrant exercisable for one share of GPAC II Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, dated as of January 11, 2021, by and between GPAC II and Continental Stock Transfer & Trust Company, as warrant agent (as amended or amended and restated from time to time). In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of GPAC II that has not been previously separated into the underlying Class A Ordinary Shares and the underlying GPAC II warrants will be canceled and will entitle the holder thereof to one share of GPAC II Common Stock and one-sixth of
one GPAC II warrant.
The Business Combination
The Business Combination Agreement provides for, among other things, the following Transactions: (i) the Domestication, (ii) following the Domestication, First Merger Sub will merge with and into Stardust Power, with Stardust Power as the surviving company in the merger (the “First Merger”) and, (iii) immediately following the First Merger, and as part of the same overall transaction as the First Merger, Stardust Power will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving company of the Second Merger (Merger Sub II, in its capacity as the surviving company of the Second Merger, the “Surviving Company”), and as a result of which the Surviving Company will become a wholly-owned subsidiary of GPAC II. At Closing, GPAC II will change its name to “Stardust Power Inc.” and will continue trading on the Nasdaq Capital Market under the new symbols “SDST” and “SDSTW,” respectively, following Closing. At Closing, in connection with the Transactions, GPAC II and certain holders of Stardust Power Common Stock (as defined below) (the “Stardust Power Stockholders”) will enter into a Shareholder Agreement (as defined in the Business Combination Agreement), a Registration Rights Agreement (as defined in the Business Combination Agreement) and a
Lock-Up
Agreement (as defined in the Business Combination Agreement), each in form and in substance to be agreed, to be effective upon the Closing.
The Business Combination is expected to close in the first half of 2024, following the receipt of the required approval by GPAC II’s shareholders and the fulfillment or waiver of other customary closing conditions.
Business Combination Consideration
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (a) each share of common stock of Stardust Power, par value $0.00001 per share (“Stardust Power Common Stock”) (including Stardust Power Common Stock issued in connection with the Stardust Power SAFE Conversion (as

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

defined in the Business Combination Agreement)), issued and outstanding immediately prior to the First Effective Time (as defined in the Business Combination Agreement) other than any Cancelled Shares (as defined in the Business Combination Agreement) and Dissenting Shares (as defined in the Business Combination Agreement) shall be converted into the right to receive the number of GPAC II Common Stock equal to the Per Share Consideration (as defined in the Business Combination Agreement); (b) each outstanding Stardust Power Option (as defined in the Business Combination Agreement), whether vested or unvested, shall automatically convert into an option to purchase a number of shares of GPAC II Common Stock equal to the number of shares of GPAC II Common Stock subject to such Stardust Power Option immediately prior to the First Effective Time multiplied by the Per Share Consideration at an exercise price per share equal to the exercise price per share of Stardust Power Common Stock divided by the Per Share Consideration, subject to certain adjustments; and (c) each share of Stardust Power Restricted Stock (as defined in the Business Combination Agreement) outstanding immediately prior to the First Effective Time shall convert into a number of shares of GPAC II Common Stock equal to the number of shares of Stardust Power Common Stock subject to such Stardust Power Restricted Stock multiplied by the Per Share Consideration (rounded down to the nearest whole share). The total consideration to be paid at Closing to the selling parties in connection with the Business Combination Agreement will be based on an enterprise value of $450,000,000 (excluding a $50 million earnout, based upon an assumed price of $10 per share, payable upon achievement of certain milestones), subject to certain adjustments as set forth in the Business Combination Agreement, including with respect to certain transaction expenses and the cash and debt of Stardust Power.
Additionally, in the event, prior to the eighth (8th) anniversary of the Closing, the volume-weighted average price of GPAC II Common Stock is greater than or equal to $12.00 per share for a period of 20 trading days in any
30-trading
day period or there is a change of control, the Company will issue five million shares of GPAC II Common Stock to the holders of Stardust Power as additional merger consideration. Following the execution and delivery of the Business Combination Agreement, and subject to the approval of the shareholders of GPAC II, GPAC II will adopt a customary incentive equity plan that will provide that the GPAC II Common Stock reserved for issuance thereunder, together with the shares of GPAC II Common Stock reserved with respect to Exchanged Company Options and Exchanged Company Common Restricted Stock under the Stardust Power Equity Incentive Plan, will be set at an amount equal to 10.00% of GPAC II Common Stock outstanding immediately after Closing.
Governance
GPAC II has agreed to take all action within its power as may be necessary or appropriate such that, effective immediately after the Closing, the GPAC II board of directors shall consist of seven directors, which will be divided into three classes, which directors shall include: two directors designated by Stardust Power, one director designated by Sponsor and four directors designated by Stardust Power whom shall meet the standards of independence for companies subject to the rules and regulations of The Nasdaq Stock Market LLC. Additionally, the current Stardust Power management team will move to GPAC II in their current roles and titles.
Representations and Warranties; Covenants
The Business Combination Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type, including with respect to the operations of GPAC II and Stardust Power. In addition, GPAC II has agreed to adopt an equity incentive plan, as described in the Business Combination Agreement. Stardust Power has agreed to use its commercially reasonable efforts to sell Stardust Power Common Stock in a private placement on terms mutually agreed to by GPAC II and Stardust Power. GPAC II may enter into subscription agreements for securities of GPAC II following the date of the Business Combination Agreement, in an amount not to exceed $150,000,000 in the aggregate.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

GPAC II and Stardust Power have agreed to enter into certain agreements to be effective upon Closing to (i) provide registration rights to certain Stardust Power Stockholders, (ii) restrict the sale or transfer of shares of GPAC II Common Stock held by Sponsor and certain Stardust Power Stockholders for 180 days following Closing, subject to certain exceptions and (iii) to provide certain rights to Sponsor with respect to the Sponsor’s designation of a director to the GPAC II board following Closing.
Conditions to Each Party’s Obligations
The obligation of GPAC II and Stardust Power to consummate the Business Combination is subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the HSR Act, (ii) no governmental authority having enacted any law that makes the Transaction or any part thereof illegal or otherwise prohibited, (iii) the Registration Statement (as defined below) becoming effective, (iv) the approval of GPAC II’s shareholders being obtained and (v) the approval of Stardust Power’s stockholders being obtained.
In addition, the obligation of GPAC II and Merger Subs to consummate the Business Combination is subject to the fulfillment of other closing conditions, including, but not limited to, (i) the representations and warranties of Stardust Power being true and correct to the standards applicable to such representations and warranties and each of the covenants of Stardust Power having been performed or complied with in all material respects, (ii) the other representations and warranties, except for those set forth in (i) above, of Stardust Power being true and correct as of the Closing Date, as though made on and as of the Closing Date except for certain exceptions mentioned in the Business Combination Agreement, (iii) each of the covenants of the Stardust Power to be performed or complied with by it under the Business Combination Agreement as of or prior to the Closing having been performed or complied with in all material respects, (iv) each of the covenants of the Stardust Power to be performed or complied with by it under the Business Combination Agreement as of or prior to the Closing having been performed or complied with in all material respects, (v) Stardust Power having delivered to GPAC II a certificate signed by an authorized officer of Stardust Power, dated the Closing Date (an “Officer’s Certificate”), certifying that, to the knowledge and belief of such officer, the conditions set forth in the three (3) immediately preceding points have been fulfilled, (vi) Stardust Power and the other parties thereto entering into certain amendments to the outstanding SAFE Agreements and being in full force and effect, (vii) since the date of the Business Combination Agreement, there not having occurred any change, effect, event, occurrence, state of facts or development that, in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect (as defined in the Business Combination Agreement), and (viii) Stardust Power having delivered to GPAC II executed counterparts to all of the Ancillary Agreements (as defined in the Business Combination Agreement) to which Stardust Power, or any stockholder of Stardust Power, is party.
The obligation of Stardust Power to consummate the Business Combination is also subject to the fulfillment of other closing conditions, including, but not limited to, (i) the representations and warranties of GPAC II, First Merger Sub and Second Merger Sub being true and correct to the standards applicable to such representations and warranties and each of the covenants of GPAC II having been performed or complied with in all material respects, (ii) each of the pre-Closing
or
at-Closing
covenants of GPAC II shall have been performed or complied with in all material respects, (iii) GPAC II’s delivering an Officer’s Certificate to Stardust Power, (iv) the approval by Nasdaq of GPAC II’s listing application in connection with the Business Combination, (v) the non-occurrence
of a Material Adverse Effect, and (vi) GPAC II’s delivery to Stardust Power the executed counterparts of all of the Ancillary Agreements to which GPAC II is a party.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

Termination
The Business Combination Agreement may be terminated at any time at or prior to Closing: (i) by mutual written consent of GPAC II and Stardust Power, (ii) by written notice from GPAC II to Stardust Power if the representations and warranties of Stardust Power are not true and correct or if Stardust Power fails to perform any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods so long as the breaching party is using its commercially reasonable efforts to cure such breach within such period (the “cure period”), (iii) by written notice from Stardust Power to GPAC II if the representations and warranties of GPAC II are not true and correct or if GPAC II fails to perform any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within the cure period, (iv) by either GPAC II or Stardust Power if the Business Combination is not consummated by July 14, 2024 (as may be extended under certain conditions), provided
 that the terminating party’s failure to fulfill any obligation under the Business Combination Agreement was not the primary cause of, or primarily resulted in, the failure of Closing to occur or if the terminating party is in breach of the Business Combination Agreement, which breach could give rise to a right of the other party to terminate the Business Combination Agreement, (v) by either GPAC II or Stardust Power if the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable
government order or other law; (vi) by written notice from either GPAC II or Stardust Power if the GPAC II shareholder approval is not obtained at the special meeting of GPAC II (subject to any adjournment or recess of the meeting), (vii) by written notice from GPAC II to Stardust Power if certain Stardust Power stockholder approval has not been obtained within two business days following the date that the Registration Statement is declared effective, and (viii) by Stardust Power if GPAC II is delisted from the Nasdaq Capital Market (and has not been listed on the New York Stock Exchange or another reasonably acceptable national securities exchange or OTC Markets) prior to the consummation of the Transactions.
A copy of the Business Combination Agreement is filed with the Current Report on Form
8-K
as Exhibit 2.1 filed on November 21, 2023. The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. GPAC II does not believe that these schedules contain information that is material to an investment decision.
Company Support Agreements and Sponsor Letter Agreement
Contemporaneously with the execution of the Business Combination Agreement, certain Stardust Power Stockholders entered into a Company Support Agreement (collectively, the “Company Support Agreements”) with GPAC II and Stardust Power, pursuant to which such stockholders have agreed to certain support matters as described in the Company Support Agreement. Further, concurrently with the execution of the Business Combination Agreement, the Sponsor and, for certain limited purposes set forth therein, the executive officers and directors of GPAC II entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”) with GPAC II and Stardust Power, pursuant to which the Sponsor agreed to, among certain things as described in the Sponsor Letter Agreement.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

Note 3 – Summary of Significant Accounting Policies
Principles of Consolidation:
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Strike Merger Sub I, Inc., a Delaware corporation and Strike Merger Sub II, LLC, a Delaware limited liability company, both formed to facilitate the acquisition of Stardust Power (Note 2). All significant intercompany balances and transactions have been eliminated in consolidation.
Basis of Presentation:
The consolidated financial statements of the Company are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).
Emerging Growth Company:
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
Net Income per Ordinary Share:
Net income per ordinary share is computed by dividing net income applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering and private placement to purchase an aggregate of 11,221,954 at December 31, 2023 (15,566,667 at December 31, 2022) Class A ordinary shares in the calculation of diluted income per ordinary share, since their inclusion would be anti-dilutive under the treasury stock method and are dependent on future events. As a result, diluted income per ordinary share is the same as basic income per ordinary share for the period.
The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata among the two classes of shares. Net income per ordinary share is calculated by dividing the net income by the weighted average number of ordinary shares outstanding during the respective period. The changes in redemption value that are accreted to Class A ordinary subject to redemption (see below) is representative of fair value and therefore is not factored into the calculation of earnings per share.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

The following tables reflect the earnings per share after allocating income between the shares based on outstanding shares:

	Year ended December 31, 2023		Year ended December 31, 2022
	Class A	Class B	Class A	Class B
Numerator:
Basic and diluted net income per ordinary share:
Allocation of income – basic and diluted	$54,000	$85,000	$12,055,000	$3,014,000
Denominator:
Basic and diluted weighted average ordinary shares:	4,718,000	7,500,000	30,000,000	7,500,000

Basic and diluted net income per ordinary share	$0.01	$0.01	$0.40	$0.40
Concentration of Credit Risk:
The Company can have significant cash balances at financial institutions which throughout the year may exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Cash and Cash Equivalents:
The Company considers all highly liquid instruments with original maturities of three months or less when acquired to be cash equivalents. The Company had no cash equivalents at December 31, 2023 and 2022.
Fair Value Measurements:
The Company complies with FASB ASC 820, “Fair Value Measurements” (“ASC 820”), for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually. As of December 31, 2023 and 2022, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses and notes payable – related party approximate their fair values primarily due to the short-term nature of the instruments.
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Use of Estimates:
The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant estimates included in these consolidated financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Offering Costs:
The Company complies with the requirements of the FASB ASC
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A— “Expenses of Offering.” Costs incurred in connection with preparation for the Public Offering totaled approximately $17,054,000 including $16,500,000 of underwriters’ discount. Such costs were allocated among the temporary equity and warrant liability components, based on their relative fair value. Upon completion of the Public Offering, approximately $16,254,000 has been charged to Class B ordinary shares subject to redemption for the temporary equity components and approximately $800,000 has been charged to other expense for the warrant liability.
Class A Ordinary Shares Subject to Possible Redemption:
As discussed in Note
4
, all of the 30,000,000 Class A ordinary shares sold as part of the Units (as defined below) in the Public Offering contain a redemption feature that allows for the redemption under the Company’s liquidation or tender offer/shareholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company had not specified a maximum redemption threshold, its articles of association provide that in no event will it redeem its public shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. However, because all of the Class A ordinary shares are redeemable, all of the shares are recorded as Class A ordinary shares subject to redemption on the enclosed consolidated
balance sheets.
On January 11, 2023, in connection with the vote to approve the Extension Amendment Proposal the holders of 26,068,281 Class A ordinary shares of the Company exercised their right to redeem their shares for cash at a redemption price of approximately $10.167 per share for an aggregate redemption amount of approximately $265,050,000 reducing the number of Class A ordinary shares to 3,931,719.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

The Company recognizes changes immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by adjustments to additional paid-in
capital. Accordingly, 3,931,719 and 30,000,000 shares, respectively, were classified outside of permanent equity at December 31, 2023 and 2022. Class A ordinary shares subject to redemption consist of the following:

	Dollars	Shares
Gross proceeds of Public Offering	$300,000,000	30,000,000
Less: Proceeds allocated to Public Warrants	(14,100,000)	—
Offering costs	(16,254,000)	—
Plus: Accretion of carrying value to redemption value	30,354,000	—

—Subtotal at inception and at December 31, 2021	300,000,000	30,000,000
Accretion of carrying value to redemption value	4,675,000	—

Class A ordinary shares subject to possible redemption at December 31, 2022	$304,675,000	30,000,000
Class A ordinary shares redeemed on January 11, 2023	(265,050,000)	(26,068,281)
Accretion of carrying value to redemption value	4,079,000	—

Balance at December 31, 2023	$43,704,000	3,931,719

Subsequent to December 31, 2023, on January 11, 2024, in connection with the 2024 Extension Meeting, holders of 2,137,134 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $11.05 per share, for an aggregate redemption amount of approximately $23,615,331. Further, in 2024 Extension Meeting, the shareholders voted to remove the restriction on maximum redemptions.
Income Taxes:
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated
balance sheet recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2023 or 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered a Cayman Islands exempted company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

Warrant Liability:
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each consolidated balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the consolidated statement of operations. Costs associated with issuing the warrants accounted for as liabilities are charged to operations when the warrants are
issued.
Subsequent Events:
The Company evaluated subsequent events and transactions that occurred after the date of the consolidated
balance
sheets
through

the
 March 20, 2024
 date that the consolidated financial statements were available to be issued and has concluded that all such events that would require adjustment or disclosure in the financial statements
have been recognized or disclosed. See above, as well as Notes 1, 4
, 5
, 7 and 8 regarding actions taken at the 2024 Extension Meeting to extend the date to complete a business combination resulting in a New Termination Date, as well as shareholder redemptions of 2,137,134 Class A ordinary shares for approximately $23,615,000 and non-redemption
agreements with holders of 1,503,254 Class A ordinary shares in exchange for the transfer of 127,777 Class B ordinary shares (after conversion to Class A ordinary shares), and the increase in the amount available to the Company under extension promissory notes among other items.
Recent Accounting Pronouncements:
In August 2020, the FASB issued Accounting Standards Update (“ASU”)
2020-06,
“Debt — Debt with Conversion and Other Options” (Subtopic
470-20)
and “Derivatives and Hedging — Contracts in Entity’s Own Equity” (Subtopic
815-40)
(“ASU
2020-06”),
to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective January 1, 2024 and should be applied on a full or modified retrospective basis. The Company has adopted this standard for its Extension promissory notes and there is no impact to the consolidated financial statements - related party as further discussed in Note
5
.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

Note 4 – Public Offering
On January 14, 2021, the Company consummated the Public Offering and sale of 30,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s Class A ordinary shares, one-sixth
of one detachable redeemable warrant (the “Detachable Redeemable Warrants”) and the contingent right to receive, in certain circumstances, in connection with the Business Combination, one-sixth
of one distributable redeemable warrant for each public share that a public shareholder holds and does not redeem in connection with the Company’s initial Business Combination (the “Distributable Redeemable Warrants,” and together with the Detachable Redeemable Warrants, the “Redeemable Warrants”). Each whole Redeemable Warrant offered in the Public Offering is exercisable to purchase one of the Company’s Class A ordinary shares. Only whole Redeemable Warrants may be exercised. Under the terms of the warrant agreement, the Company has agreed to use its commercially reasonable efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination covering the Class A ordinary shares issuable upon the exercise of warrants. No fractional shares will be issued upon exercise of the Redeemable Warrants. If, upon exercise of the Redeemable Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to the Redeemable Warrant holder. Each Redeemable Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation
. However, if the Company does not complete its initial Business Combination on or prior to the end of the Revised Combination Period, the Redeemable Warrants will expire at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to the holder upon exercise of a Redeemable Warrant during the exercise period, there will be no net cash settlement of these Redeemable Warrants and the Redeemable Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Redeemable Warrants become exercisable, the Company may redeem the outstanding Redeemable Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the
third
trading day before the Company sends the notice of redemption to the Redeemable Warrant holders, and that certain other conditions are met. Once the Redeemable Warrants become exercisable, the Company may also redeem the outstanding Redeemable Warrants in whole and not in part at a price of $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the closing price of the Class A ordinary shares equals or exceeds $10.00 per share on the trading day prior to the date on which the Company sends the notice of redemption, and that certain other conditions are met. If the closing price of the Class A ordinary shares is less than $18.00 per share (as adjusted) for any 20 trading days within a
30-trading
day period ending three trading days before the Company sends the notice of redemption to the warrant holders, the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants, as described above (the “Public Warrants”). If issued, the Distributable Redeemable Warrants are identical to the Redeemable Warrants and together represent the Public Warrants.
The Company had granted the underwriters a
45-day
option to purchase up to 2,500,000 Units to cover any over-allotments, at the Public Offering price less the underwriting discounts and commissions, and such option was exercised in full at the closing of the Public Offering and included in the 30,000,000 Units sold on January 14, 2021.
The Company paid an underwriting discount of 2.0% of the per Unit price, $6,000,000, to the underwriters at the closing of the Public Offering, and there is a deferred underwriting fee of 3.5% of the per Unit price, $10,500,000, which is payable upon the completion of the Company’s initial Business Combination.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

The shareholders of the Company approved the Extension Amendment Proposal at the extraordinary general meeting (the “Extension Meeting”) and on January 11, 2023, in connection with that vote, the holders of 26,068,281 Class A ordinary shares of the Company properly exercised their right to redeem their shares for an aggregate price of approximately $10.167 per share, for an aggregate redemption amount of approximately $265,050,166. In addition, 4,344,714 contingent Distributable Redeemable Warrants will no longer be available to the former holders of the 26,068,281 Class A ordinary shares redeemed and so the carrying amount of those warrants, approximately $130,000, was removed from the warrant liabilities on the consolidated
balance
sheets
.
Subsequent to December 31, 2023, on January 11, 2024, in connection with the 2024 Extension Meeting, holders of 2,137,134 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $11.05 per share, for an aggregate redemption amount of approximately $23,615,331. In addition, 356,189 contingent Distributable Redeemable Warrants will no longer be available to the former holders of the 2,137,134 Class A ordinary shares redeemed and so the carrying amount of those warrants will be removed from the warrant liabilities on the consolidated
balance
sheets
in 2024.
Note 5 – Related Party Transactions
Founder Shares:
During 2020, the Sponsor purchased 7,187,500 Class B ordinary shares (the “Founder Shares”) for $25,000 (which amount was paid directly for organizational costs and costs of the Public Offering by the Sponsor on behalf of the Company), or approximately $0.003 per share. In January 2021, the Company effected a share capitalization resulting in there being an aggregate of 7,500,000 Founder Shares issued. The Founder Shares are substantially identical to the Class A ordinary shares included in the Units sold in the Public Offering except that the Founder Shares automatically convert into Class A ordinary shares at the time of the initial Business Combination, or at any time prior thereto at the option of the holder, and are subject to certain transfer restrictions, as described in more detail below, and the Founder Shares are subject to vesting as follows: 50% upon the completion of a Business Combination and then 12.5% on each of the attainment of Return to Shareholders (as defined in the agreement) exceeding 20%, 30%, 40% and 50%. Certain events, as defined in the agreement, could trigger an immediate vesting under certain circumstances. Founder Shares that do not vest within an eight-year period from the closing of the Business Combination will be cancelled.
The Sponsor agreed to forfeit up to 625,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The underwriters exercised their over-allotment option in full and therefore such shares are no longer subject to forfeiture.
In addition to the vesting provisions of the Founder Shares discussed above and in Note 8, the Company’s initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or (B), subsequent to the Company’s initial Business Combination, if (x) the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

Private Placement Warrants:
The Sponsor purchased from the Company an aggregate of 5,566,667 warrants at a price of $1.50 per warrant (a purchase price of $8,350,000) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering, net of expenses of the offering and working capital to be available to the Company, to be held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable
so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units being sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Redeemable Warrants being sold as part of the Units in the Public Offering and have no net cash settlement provisions.
If the Company does not complete a Business Combination, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution from the Trust Account to the public shareholders and the Private Placement Warrants issued to the Sponsor will expire worthless.
Registration Rights:
The Company’s initial shareholders and the holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration and shareholder rights agreement. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have piggyback registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration and shareholder rights agreement.
Related Party Loans:
Sponsor working capital loans
- On August 1, 2022, the Company issued a promissory note (the “August 1, 2022 Note” or “August 1, 2022 Notes payable – related party”) in the principal amount of up to $2,000,000 to its Sponsor. The August 1, 2022 Note was issued in connection with advances the Sponsor may make to the Company for expenses reasonably related to its business and the consummation of the Business Combination. The August 1, 2022 Note bears no interest and is due and payable, as amended in connection with the January 2024 Extension Amendment Proposal, upon the earlier to occur of (i) July 14, 2024 and (ii) the effective date of a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar Business Combination and (iii) the liquidation of the Company. During the year ended December 31, 2023, approximately $30,000 of this loan was repaid. As of December 31, 2023 and 2022, the outstanding principal balance under the August 1, 202
2
 Note was $755,000 and $785,000, respectively.
Extension promissory notes – related party -
On January 3, 2023, the Company issued a promissory note (the “January 3, 2023 Note”) in the principal amount of up to $250,000 to its Sponsor. The January 3, 2023 Note was issued in connection with advances the Sponsor may make to the Company for expenses reasonably related to its business and the consummation of the Business Combination. The January 3, 2023 Note bears no interest and is

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

due and payable upon the Business Combination. As of December 31, 2023, no amounts have been drawn down and there was no outstanding principal balance under the January 3, 2023 Note. At the election of the Payee, $250,000 of the unpaid principal amount of the January 3, 2023 Note may be converted into warrants of the Company (“Warrants”), at a price of $1.50 per warrant, each warrant exercisable for one Class A ordinary share, of the Company. The Warrants shall be identical to the Private Placement Warrants issued to the Sponsor at the time of the Company’s Public Offering.
On January 13, 2023, the Company issued a promissory note (the “January 13, 2023 Note” and together with the January 3, 2023 Note, the “Extension promissory notes – related party”) in the principal amount of up to $4,000,000
, as amended subsequent to December 31, 2023, on February 13, 2024, to its Sponsor. The January 13, 2023 Note was issued in connection with advances the Sponsor may make to the Company for contributions to the Trust Account in connection with the Extension and other expenses reasonably related to its business and the consummation of the Business Combination. The January 13, 2023 Note bears no interest and is due and payable upon the Business Combination. At the election of the Payee, up to $1,750,000 of the January 13, 2023 Note may be converted, at the option of the lender, into Warrants, at a price of $1.50 per warrant, each warrant exercisable for one Class A ordinary share of the Company. The Warrants shall be identical to the Private Placement Warrants issued to the Sponsor at the time of the Public Offering.
During the year ended December 31, 2023, the Company made drawdowns aggregating approximately $2,726,000 under the January 13, 2023 Note in order to pay extension payments and for working capital. The Company records such notes at par value and believes that the fair value of the conversion feature is not material based upon the trading price of the similarly termed Public Warrants. At December 31, 2023 and 2022, the outstanding principal balance under the note was approximately $2,726,000 and $0, respectively.
Subsequent to December 31, 2023 the Company borrowed approximately $395,000 to fund working capital.
Administrative Services Agreement:
The Company has agreed to pay $25,000 a month to the Sponsor for office space and rent and for the services to be provided by one or more investment professionals, creation and maintenance of the Company’s website, and miscellaneous additional services. Services commenced on the date the securities are first listed on Nasdaq Capital and will terminate upon the earlier of the consummation by the Company of an initial
Business Combination or the liquidation of the Company. Approximately $300,000 was charged to general and administrative expenses during both periods ended December 31, 2023 and 2022 for this agreement. There were amounts of approximately $275,000 and $0 included in accrued liabilities at December 31, 2023 and 2022, respectively.
Note 6 – Accounting for Warrant Liability
At December 31, 2023 and 2022, there were 11,221,954 and 15,566,667 warrants, respectively, outstanding including 5,655,286 Public Warrants and 5,566,667 Private Placement Warrants outstanding at December 31, 2023 and 10,000,000 Public Warrants and 5,566,667 Private Placement Warrants outstanding at December 31, 2022. 4,344,714 contingent redeemable warrants that would have been exercisable by the former holders of the 26,068,281 Class A ordinary shares redeemed in January 2023 are no longer available for exercise.
The Company’s warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC
Section 815-40-15
because the holder of the instrument is not an input into the pricing of a fixed-for-fixed
option on equity shares. As such, the Company’s warrants are accounted for as warrant liabilities which are required to be valued at fair value at each reporting period.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

The following tables present information about the Company’s warrant liabilities that are measured at fair value on a recurring basis at December 31, 2023 and 2022 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	At December 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Warrant Liabilities:
Public Warrants	$150,000	$150,000	$—	$—
Private Placement Warrants	187,000	—	187,000	—

Warrant liability at December 31, 2023	$337,000	$150,000	$187,000	$—

Description	At December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Warrant Liabilities:
Public Warrants	$300,000	$300,000	$—	$—
Private Placement Warrants	167,000	—	167,000	—

Warrant liability at December 31, 2022	$467,000	$300,000	$167,000	$—

At December 31, 2022 and 2023, the Company valued its (a) Public Warrants based on the closing price at December 31, 2023 and 2022, respectively, in an active market and (b) Private Placement Warrants based on the closing price of the Public Warrants since they are similar instruments.
The warrant liabilities are not subject to qualified hedge accounting.
See also Note 4 regarding contingent warrants forfeited subsequent to December 31, 2023.
Note 7 – Trust Account and Fair Value Measurement
The Company complies with FASB ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually.
Upon the closing of the Public Offering and the private placement, a total of $300,000,000 was deposited into the Trust Account.
On January 11, 2023, shareholders redeemed 26,068,281 Class A ordinary shares at $10.16 per share, approximately $265,050,000, from the Trust Account and from Class A ordinary shares subject to redemption as further discussed in these notes to consolidated financial statements.
Subsequent to December 31, 2023, on January 9, 2024, in connection with the 2024 Extension Meeting, holders of 2,137,134 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $11.05 per share, for an aggregate redemption amount of approximately $23,615,331.

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

The Company classifies its U.S. government treasury bills and equivalent securities (when it owns them) as held to maturity in accordance with FASB ASC 320, “Investments – Debt and Equity Securities.”
Held-to-maturity
securities are those securities which the Company has the ability and int en
t to hold until maturity. Money market funds are valued at market.
The funds in the Trust Account were held in an interest-bearing cash account at December 31, 2023. The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2022 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at December 31, 2022 consisted of money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying Value at December 31, 2022	Quoted Price in Active Markets (Level 1)
Assets:
Money Market Fund	$304,675,000	$304,675,000

Total	$304,675,000	$304,675,000

Note 8 – Shareholders’ Deficit
Ordinary Shares:
The authorized ordinary shares of the Company include 500,000,000 Class A ordinary shares and 50,000,000 Class B ordinary shares or 550,000,000 ordinary shares in total. The Company may (depending on the terms of the Business Combination) be required to increase the authorized number of shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Except with respect to matters pertaining to directors prior to the Business Combination, holders of the Company’s Class A ordinary shares and Class B ordinary shares vote together as a single class and are entitled to one vote for each Class A ordinary shares and Class B ordinary shares.
The Founder Shares are subject to vesting as follows: 50% upon the completion of a Business Combination and then an additional 12.5% on the attainment of each of a series of certain “shareholder return” targets exceeding 20%, 30%, 40% and 50%, as further defined in the agreement. Certain events, as defined in the agreement, could trigger an immediate vesting under certain circumstances. Founder Shares that do not vest within an eight-year period from the closing of the Business Combination will be cancelled.
At December 31, 2023 and 2022, there were 7,500,000 Class B ordinary shares issued and outstanding, and 0 and 0 Class A ordinary shares issued and outstanding (after deducting 3,931,719 and 30,000,000, respectively, Class A ordinary shares subject to possible redemption at December 31, 2023 and 2022).
Subsequent to December 31, 2023, on January 11, 2024, in connection with the 2024 Extension Meeting, holders of 2,137,134 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $11.05 per share, for an aggregate redemption amount of approximately $23,615,331. Also subsequent to December 31, 2023 and in connection with the 2024 Extension Agreement, as discussed in Note 1,

Global Partner Acquisition Corp II
Notes to Consolidated Financial Statements
December 31, 2023

the Company entered into
non-redemption
agreements with holders of 1,503,254 Class A ordinary shares in exchange for the transfer of 127,777 Class B ordinary shares (after conversion to Class A ordinary shares), among other items.
Preference Shares:
The Company is authorized to issue 5,000,000 preference shares, par value $0.0001 (the “Preference shares”), with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2023 and 2022, there were no Preference shares issued or outstanding.
Note 9 – Commitments and Contingencies
Business Combination Costs:
In connection with identifying an initial Business Combination candidate and negotiating an initial Business Combination, the Company has entered into, and may enter into additional, engagement letters or agreements with various consultants, advisors, professionals and others. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. Contingent or success fees (but not deferred underwriting commission) would be charged to operations in the quarter that an initial Business Combination is consummated. In most instances (except with respect to the Company’s independent registered public accounting firm), these engagement letters and agreements are expected to specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account.
Risks and Uncertainties:
Bank Closures — Management acknowledges that the Company depends on a variety of U.S. and multi-national financial institutions for banking services. Market conditions can impact the viability of these institutions, which in effect will affect the Company’s ability to maintain and provide assurances that it can access its cash and cash equivalents in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect the Company’s liquidity, business and financial condition.
Ongoing Conflicts — The impact of ongoing and evolving military conflicts, including the invasion of Ukraine by Russia and the Israel-Hamas war, and economic sanctions and countermeasures on domestic and global economic and geopolitical conditions in general is not determinable as of the date of these consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Stardust Power Inc. and Subsidiary

Opinion on the consolidated financial statements

We have audited the accompanying consolidated balance sheet of Stardust Power Inc. and Subsidiary (the Company) as of December 31, 2023 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the period from March 16, 2023 (since inception) through December 31, 2023 and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from March 16, 2023 (since inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial doubt about the company’s ability to continue as a going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses from inception, has an accumulated deficit and stockholders’ deficit. The Company is expected to incur significant costs on operating and investment plans over the next one year. These expected costs exceed the Company’s existing cash balance and net working capital. The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital or borrowings from related parties and/ or external sources. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KNAV CPA LLP

KNAV CPA LLP

We have served as the Company’s auditor since 2023.

Atlanta, Georgia

March 22, 2024

PCAOB ID – 2983

Stardust Power Inc. & Subsidiary

CONSOLIDATED BALANCE SHEET

(all amounts in USD, except number of shares)

As of December 31, 2023
ASSETS
Current assets
Cash	$1,271,824
Prepaid expenses and other current assets	426,497
Deferred transaction costs	1,005,109

Total current assets	$2,703,430
Computer and equipment, net	1,968
Pre-acquistion land cost	100,000
Investment in equity securities	218,556

Total assets	$3,023,954

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,256,792
Accrued liabilities and other current liabilities	208,107
Current portion of early exercised shares option liability	2,990
Short-term loan	72,967

Total current liabilities	$1,540,856
SAFE notes	5,212,200
Early exercised shares option liability	5,660

Total liabilities	$6,758,716
Commitments and contingencies (Note 2)
Stockholders' equity (deficit)
Common stock, $0.00001 par value, 15,000,000 shares authorized, 9,017,300 shares issued and outstanding as at December 31, 2023	87
Additional paid-in capital	58,736
Accumulated deficit	(3,793,585)

Total stockholders' deficit	(3,734,762)

Total liabilities and stockholders' deficit	$3,023,954

The accompanying notes are an integral part of these consolidated financial statements.

Stardust Power Inc. & Subsidiary

CONSOLIDATED STATEMENT OF OPERATIONS

(all amounts in USD, except number of shares)

Period from March 16, 2023 (inception) through December 31, 2023
Revenue	$—
General and administrative expenses (including related party amounts of $797,019)	2,675,698

Operating Loss	(2,675,698)

Other income (expense)
SAFE notes issuance costs (including related party amounts of $435,000)	(466,302)
Other transaction costs (including related party amounts of $100,000)	(450,113)
Interest expense (including related party amount of 7,111)	(7,828)
Change in fair value of investment in equity securities	18,556
Change in fair value of SAFE notes	(212,200)

Total other expenses	(1,117,887)

Net Loss	(3,793,585)

Loss per share
Basic	$(0.43)
Diluted	$(0.43)
Weighted average common shares outstanding
Basic	8,777,571
Diluted	8,777,571

The accompanying notes are an integral part of these consolidated financial statements.

Stardust Power Inc. & Subsidiary

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

(all amounts in USD, except number of shares)

For the period from March 16, 2023 (inception) through December 31, 2023

	Common stock
	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total Stockholders’ deficit
Balance as at March 16, 2023 (Inception)		—	—	—	—
Issuance of common stock	9,000,000	90	—	—	90
Issuance of common stock related to early exercised stock options (Note 3)	495,000	—	—	—	—
Repurchase of unvested early exercised common stock (Note 3)	(300,000)	(1)	—	—	(1)
Transfer from early exercised stock option liability on vesting (Note 3)	—	—	200	—	200
Net loss	—	—	—	(3,793,585)	(3,793,585)
Stock based compensation (Note 3)	—	—	58,536	—	58,536
Repurchase of common stock (Note 3)	(177,700)	(2)	—	—	(2)

Balance as at December 31, 2023	9,017,300	$87	$58,736	$(3,793,585)	$(3,734,762)

The accompanying notes are an integral part of these consolidated financial statements.

Stardust Power Inc. & Subsidiary

CONSOLIDATED STATEMENT OF CASH FLOWS

(all amounts in USD)

Period from March 16, 2023 (inception) through December 31, 2023
Cash flows from operating activities:
Net loss	$(3,793,585)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock based compensation	58,536
Change in fair value of investment in equity securities	(18,556)
Change in fair value of SAFE notes	212,200
Depreciation expense	6
SAFE notes issuance costs	466,302
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(426,497)
Accounts payable	$310,281
Accrued liabilities and other current liabilities	$208,107

Net cash used in operating activities	$(2,983,206)

Cash flows from investing activities:
Preacquisition land cost	(100,000)
Investment in equity securities	(200,000)
Purchase of computer and equipment	(1,974)

Net cash used in investing activities	$(301,974)

Cash flows from financing activities:
Proceeds from early exercise of stock option awards	$14,850
Proceeds from investor for issuance of SAFE notes	5,000,000
Proceeds from stock issuance, net of repurchases	87
Proceeds from issuance of notes payable to related parties	1,000,000
Payments for SAFE notes issuance costs to related parties	(435,000)
Deferred transaction costs paid	(95,900)
Proceeds from short term loan, net of repayment	72,967
Repayment of notes payable to related parties	(1,000,000)

Net cash provided by financing activities	$4,557,004

Net increase in cash	$1,271,824
Cash at the beginning of the period	—

Cash at the end of the period	$1,271,824

Supplemental disclosure for cash flow information:
Interest paid	$7,667
Supplemental disclosure of non-cash investing and financing activities:
Unpaid deferred transaction cost	$909,209
Unpaid SAFE notes issuance costs	$31,302
Unpaid amount for repurchase of unvested shares	$6,003

The accompanying notes are an integral part of these consolidated financial statements.

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 1 — DESCRIPTION OF THE COMPANY

Nature of Business

Stardust Power Inc., (“the Company”, “Stardust Power”) which was incorporated on March 16, 2023, is a development stage company engaged in setting-up vertically integrated battery grade lithium production, designed to foster energy independence in the United States. While the Company has not earned any revenue yet, the Company is in the process of developing a strategically central, vertically integrated lithium refinery capable of producing up to 50,000 tons per annum of battery-grade lithium.

Proposed business combination

On November 21, 2023, the Company entered into a business combination agreement with Global Partner Acquisition Corp II (“GPAC II”), a Cayman Islands exempted company, Strike Merger Sub I, Inc. (First Merger Sub), a Delaware corporation and direct wholly-owned subsidiary of GPAC II, Strike Merger Sub II (Second Merger Sub), LLC, a Delaware limited liability company and direct wholly-owned subsidiary of GPAC II.

Prior to the consummation of the Mergers, GPAC II will deregister as a Cayman Islands exempted company and domesticate as Delaware corporation.

As per the business combination agreement, the First Merger Sub shall be merged into the Company, with the Company being the surviving corporation. Following the First Merger, the Company shall be merged into Second Merger Sub, with Second Merger Sub being the surviving entity.

As per the business combination agreement:

•

Each share of Stardust Power Common Stock issued and outstanding immediately prior to the first effective time shall be converted into the right to receive the number of GPAC II common stock equal to the merger consideration divided by the number of shares of the Company fully-diluted stock.

•

Each outstanding Stardust Power Option, whether vested or unvested, shall automatically convert into an option to purchase a number of shares of GPAC II common stock equal to the number of shares of GPAC II Common Stock subject to such Stardust Power Option immediately prior to the first effective time multiplied by the per share consideration.

•

Each share of Stardust Power Restricted Stock outstanding immediately prior to the first effective time shall convert into a number of shares of GPAC II common stock equal to the number of shares of Stardust Power common stock subject to such Stardust Power restricted stock multiplied by the per share consideration.

•

Additionally, GPAC II will issue five million shares of GPAC II common stock to the holders of Stardust Power as additional merger consideration in the event that prior to the eighth (8th) anniversary of the closing of the business combination, the volume-weighted average price of GPAC II common stock is greater than or equal to $12.00 per share for a period of 20 trading days in any 30-trading day period or there is a change of control.

•	Immediately prior to the closing of the business combination, the SAFEs will automatically convert into the number of shares of common stock of Stardust Power.

The business combination is expected to close in the first half of 2024, following the receipt of the required approval by GPAC II’s shareholders and the fulfillment or waiver of other customary closing conditions.

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements and related notes have been prepared on the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The consolidated financial statements include the accounts of Stardust Power Inc. and its wholly owned subsidiary, Stardust Power LLC. All material intercompany balances have been eliminated upon consolidation.

Stardust Power LLC was originally formed on December 5, 2022. Prior to March 16, 2023, Roshan Pujari was the sole member of Stardust Power LLC. On March 16, 2023, Roshan Pujari, the sole director and a controlling member of the Company, transferred his ownership in Stardust Power LLC to Stardust Power Inc. in exchange for nominal consideration. Prior to and following the acquisition, Roshan Pujari controlled both Stardust Power LLC and Stardust Power Inc. The Company’s predecessor entity, Stardust Power LLC, did not have any assets, liabilities, revenue, expenses or cash flows from December 5, 2022, through March 16, 2023. Therefore, the predecessor’s financial statements are not presented.

These consolidated financial statements are presented in U.S. dollars.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Those estimates and assumptions include, but are not limited to, useful life of computer and equipment, realization of deferred tax assets, fair valuation of investment in equity securities and fair valuation of stock-based compensation and simple agreement for future equity note (“SAFE note”). The Company evaluates estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates, and those differences could be material to the consolidated financial statements.

Going Concern

The Company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company is a development stage entity having no revenues and has incurred net loss since inception of $3,793,585. The Company has an accumulated deficit of $3,793,585 and stockholders’ deficit of $3,734,762. The Company expects to continue to incur significant costs in pursuit of its operating and investment plans. These costs exceed the Company’s existing cash balance and net working capital. These conditions raise substantial doubt about its ability to continue as a going concern for one year from the issuance of these consolidated financial statements.

The ability of the Company to continue as a going concern is dependent upon management’s plan to raise additional capital from issuance of equity or receive additional borrowings from the existing promissory notes from related parties or additional SAFE notes financing to fund the Company’s operating and investing activities over the next one year. In this regard, subsequent to the year-end, the Company has also signed a Financing Commitment and Equity Line of Credit Agreement with an investor whereby the investor has committed for an additional US$ 15 million of financing (refer note 16).

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Significant Risks and Uncertainties Including Business and Credit Concentrations

The Company is a newly incorporated company and has yet to construct its facility and commence production. As a result, the Company has a limited operating history upon which to evaluate the business and future prospects, which subjects it to a number of risks and uncertainties, including the ability to plan for and predict future growth. Since the Company’s founding, and acquisition of an option to purchase land for the establishment of the facility, the Company has made significant progress towards site due diligence, engineering and techno-economic analysis for assessing suitability of the land and location. The refinery designs, brine extraction and transportation process of the facility, process configurations, and control system of the facility are representative of an industrial-scale battery-grade lithium production facility.

The Company expects that it will need to raise additional capital to support its development and commercialization activities. Significant risks and uncertainties to the Company’s operations include failing to secure additional funding and the threat of other companies developing and bringing to market similar technology at an earlier time than the Company.

The Company’s cash balance is held at one financial institution. As such, as at December 31, 2023, cash held with the financial institution exceeded federally insured limits.

Computer and Equipment

Computer and equipment is stated at cost less accumulated depreciation and accumulated impairment loss. The Company depreciates computer and equipment using the straight-line method over the following estimated economic useful lives of the asset:

Years
Computer and equipment	3-5 years

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is estimated at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Stock-based Compensation

The Company records stock-based compensation in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Stock Compensation”. When equity-settled stock-

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

based awards are provided to directors, officers, employees, consultants and other advisors, these stock-based awards are measured at the fair value of the equity instrument at the grant date in accordance with ASC 718. Fair value is determined using an appropriate valuation model. The fair value of the Company’s stock options are measured based on the grant-date fair value which is calculated using a Black-Scholes option pricing model. The fair value of the stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period. The Company recognizes the effect of forfeitures in the period they occur.

At the election of the grantees, the stock options granted by the Company are early exercisable at any time from the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares in the event of an employee’s termination prior to full vesting at lower of original exercise price or fair market value as on the date the Company delivers the Repurchase Notice. The consideration received for an early exercise of an unvested option is considered as deposit of the exercise price and the related amount is recorded as a liability. The liabilities are reclassified into common stock and additional paid-in capital as the awards vest. The shares are included in common stock on the consolidated statements of stockholders’ equity (deficit) as at December 31, 2023, and are not included in the calculation of basic net loss per share attributable to common stockholders for the period ended December 31, 2023. However, the early exercised shares are included in calculation of diluted net loss per share attributable to common stockholders for the period ended December 31, 2023 to the extent they are not anti-dilutive. As at December 31, 2023, 288,333 shares issued against early exercised stock options and 68,125 shares issued against restricted stock remain subject to the Company’s repurchase right.

Fair Value of Measurement

ASC 820, “Fair Value Measurement”, defines fair value as the amount at which an instrument could be exchanged in an orderly transaction between market participants at the measurement date (the exit price). ASC 820 establishes a fair value hierarchy based on the inputs used to measure fair value. The fair value hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect management’s assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. There are three fair value hierarchies based upon the level of inputs that are significant to fair value measurement:

•	Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2 — Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•	Level 3 — Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

The carrying amounts of certain financial assets and liabilities, including other current assets and accounts payable approximate fair value because of the short maturity and liquidity of those instruments.

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company nets the deferred tax assets and deferred tax liabilities from temporary differences arising from a particular tax-paying component of the Company within the same tax jurisdiction and presents the net asset or liability as long term. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations in the period that includes the enactment date. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes tax benefits from uncertain tax positions if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although the Company believes that it has adequately reserved for uncertain tax positions, the Company can provide no assurance that the final tax outcome of these matters will not be materially different. The Company makes adjustment to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.

The Company elects to record interest accrued and penalties related to unrecognized tax benefits in the consolidated statement of operations as a component of provision for income taxes.

Leases

At the inception of a contract, the Company assesses whether the contract is, or contains, a lease. The Company’s assessment is based on whether: (1) the contract involves the use of a distinct identified asset, (2) the Company obtains the right to substantially all the economic benefit from the use of the asset throughout the term of the contract, and (3) the Company has the right to direct the use of the asset. Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset or (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset, (5) the leased asset is so specialized that the asset will have little to no value at the end of the lease term. A lease is classified as an operating lease if it does not meet any one of the above criteria. The Company has elected the practical expedient to account for lease and non-lease components as a single lease component. The Company also elected not to record right of use assets and associated lease liabilities on the consolidated balance sheet for leases that have a term, including any reasonably assured renewal terms, of 12 months or less at the lease commencement date. The Company recognizes lease payments for these short-term leases in the consolidated statement of operations on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred.

The Company has one short-term lease for office space in Oklahoma City, OK.

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Organizational Costs

In accordance with ASC 720, “Other Expenses”, organizational costs, including accounting fees, legal and professional fees, and costs of incorporation, are expensed as incurred. The Company has incurred $75,136 of set-up costs expensed in the consolidated statement of operations representing pre-incorporation expenses for legal and professional consulting services related to start-up activities.

Net Loss per Share

The Company adopted ASC 260, “Earnings per Share”, at its inception. Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common stock outstanding for the period. Diluted loss per share is calculated by dividing the Company’s net loss available to common stockholders by the diluted weighted average number of shares outstanding for the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as at the first of the year for any potentially dilutive debt or equity.

The following table sets forth the computation of the basic and diluted net loss per share:

Period from March 16, 2023 (inception) through December 31, 2023
Numerator:
Net loss	$(3,793,585)

Denominator:
Weighted average shares outstanding	8,777,571

Net loss per share, basic and diluted	$(0.43)

The following potentially dilutive shares were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented, because including them would have had an anti-dilutive effect:

December 31, 2023
Unvested common stock – shares (Note 3)	356,458

SAFE notes

SAFE notes represent instruments that provide a form of financing to the Company and possess characteristics of both a debt and equity instrument. The Company accounts for the SAFE note in accordance with the guidance in ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging”. For the SAFE notes currently outstanding as at December 31, 2023, the Company first assessed whether the instrument meets the definition of a liability under ASC 480. The SAFE note includes terms that would affect the conversion of the note into shares based on the next round of financing. Since the instrument neither represents, nor is it indexed to an obligation to repurchase its own shares, the instrument does not represent any conditional obligation to settle the fixed monetary amount of the debt in a variable number of shares, the instrument is not a liability under ASC 480. The Company then assessed whether the instrument represents either an equity, derivative or a liability instrument per the guidance under ASC 815-40 and noted that due to the contingent settlement essentially

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

representing a repayment of a fixed monetary amount, it would neither represent an instrument indexed to its own equity nor would it meet the definition of a derivative. Therefore, the note would be accounted for as a liability which requires initial and subsequent measurements at fair value. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing, change in control or dissolution occurs, and any change in fair value is recognized in the Company’s consolidated statements of operations.

The fair value estimate includes significant inputs not observable in market, which represents a Level 3 measurement within the fair value hierarchy. The valuation uses probabilities considering pay-offs under various scenarios as follows: (i) an equity financing where the SAFE notes will convert into preferred stock; (ii) a SPAC transaction or an initial public offering where the SAFE notes will convert into common stock (iii) a change in control where the SAFE notes holders will have an option to receive a portion of the cash and other assets equal to the purchase amount and (iv) dissolution event where the SAFE note holders will be entitled to the purchase amount subject to liquidation priority. Issuance costs, which totaled approximately $466,302, were expensed as incurred and presented separately in the consolidated statement of operations.

Deferred Transaction Costs

In accordance with ‘Codification of Staff Accounting Bulletins — Topic 5: Miscellaneous Accounting A. Expenses of Offering’ (“SAB Topic 5”), public offering related costs, including legal fee, advisory and consulting fee, are deferred till consummation/ completion of the proposed public offering. The Company has deferred $1,005,109 of related costs incurred towards proposed public offering which are presented within current asset in the consolidated balance sheet as at December 31, 2023. Upon completion of the public offering contemplated herein, these amounts will be recorded as a reduction of stockholders’ equity as an offset against the proceeds of the offering. If the offering is terminated, the deferred offering costs will be expensed.

Commitments and Contingencies

Certain conditions may exist as at the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. The Company monitors the arrangements that are subject to guarantees in order to identify if the obligor who is responsible for making the payments fails to do so. If the Company determines it is probable that a loss has occurred, then any such estimable loss would be recognized under those guarantees. The methodology used to estimate potential loss related to guarantees considers the guarantee amount and a variety of factors, which include, depending on the counterparty, latest financial position of counterparty, actual defaults, historical defaults, and other economic conditions. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Land Purchase Option

The Company has an exclusive option purchase agreement with the City of Muskogee, Oklahoma for 66 acres of undeveloped tract (excluding wetlands and creeks). The option is scheduled to end on the earlier of February 29, 2024, the date the property is purchased, or the termination of the agreement by either party. The agreement allows for two, three-month extensions, provided that the Company is performing due diligence and pursuing

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

permits and approvals. Non-refundable option payments of $25,000 and $75,000 were made on June 8, 2023, and October 10, 2023, respectively. The Company has capitalized these payments as pre-acquisition land costs as at December 31, 2023 because these payments would be credited against the full purchase price of the land upon acquisition. Subsequent to the year end, on January 10, 2024, the Company entered into an agreement to exercise the option and purchase the land for an additional amount of $1,562,030.

General and Administrative Expenses

General and administrative expenses primarily include compensation for consultants, and advisors, legal and professional service fees, business license and permit costs and other general overhead costs to support the Company’s operations. As at December 31, 2023, this balance includes $238,030 of legal and professional fees relating to preliminary costs of land acquisition, which are considered as expenses incurred in the preliminary stage of a project and are therefore expensed, as the recovery of those costs was not probable at the time they incurred.

Advertising Costs

Advertising costs are expensed as incurred and are included in general and administrative expenses, in accordance with ASC 720-35, “Other Expenses — Advertising Cost”. For the period from March 16, 2023 (inception) through December 31, 2023, the Company has recognized $34,858 in the general and administrative expenses line of the Company’s consolidated statements of operations.

Other Transaction Costs

Other transaction costs consist of $450,113 for the period from March 16, 2023 (inception) through December 31, 2023 and relate to costs that represent fees and expenses associated with evaluation of potential other merger opportunities that the Company ultimately did not execute.

Investments in Equity Securities

Investments in equity securities with readily determinable fair values are accounted in accordance with ASC 321, Investment in Equity Securities. These investments are recorded at cost and subsequently measured at fair value with changes in fair value recognized in the Company’s consolidated statement of operations.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company does not expect the adoption of ASU 2023-07 to have a material impact on its consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (ASU 2023-09), which requires that an entity disclose specific categories in the effective tax rate reconciliation as well

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

as provide additional information for reconciling items that meet a quantitative threshold. Further, the ASU requires certain disclosures of state versus federal income tax expense and taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024. The Company does not expect the adoption of ASU 2023-09 to have a material impact on its consolidated financial statements.

NOTE 3 — STOCK-BASED COMPENSATION

Shares Issued at Inception

At March 16, 2023 (inception), certain employees and service providers participated in the purchase of restricted common stock of the Company aggregating to 550,000 shares. Out of the total, certain restricted stocks vested immediately and remaining unvested restricted stock aggregating to 259,000 shares vests over 24 months subject to service conditions and accelerated vesting upon certain events. The agreements also contain a repurchase option noting that if the employee or service provider is terminated, for any reason, the Company has the right and option to repurchase the service provider’s unvested restricted common stock. Separate and apart from this repurchase option for unvested awards, if at any time holders of vested shares intend to sell or transfer, their holdings to a third-party (other than permitted family transfers), the Company has a option to exercise a right of first refusal (‘ROFR’) to purchase these subject shares at the intended negotiated price between the holder and the third-party. The ROFR would remain active until the earlier of an initial public offering of the Company’s common stock or the occurrence of the defined change in control event. The ROFR is also present in shares issued pursuant to early exercise of options under the 2023 Equity incentive plan. The existence of the ROFR does not affect the equity classification for the Company’s share based awards as the possibility of triggering event for ROFR within 6 months of vesting is remote. Since all shareholders purchased the shares at par value of $0.00001 and the shares had no incremental value beyond the par value as at that date, during the period from March 16, 2023 (inception) through December 31, 2023, the stock-based compensation expense impact is insignificant. As at December 31, 2023, 68,125 outstanding shares have not vested and the weighted average remaining contractual period of the unvested restricted stock is 1.25 years. Any shares subject to repurchase by the Company are not deemed, for accounting purposes, to be outstanding until those shares vest. The amount to be recorded as liabilities associated with these shares issued with repurchase rights were immaterial as at December 31, 2023.

During the period from March 16, 2023 (inception) through December 31, 2023, the Company received the amount totaling $6 relating to these restricted shares purchased by grantees.

Abi Adeoti, former Chief Financial Officer, resigned with his contract terminating as at December 14, 2023. As on the termination date, the Company repurchased and retired unvested restricted stock of 100,000 shares and vested restricted stock of 177,700 shares at the original exercise price of $0.00001 out of the total restricted stock of 300,000 shares granted to him on March 16, 2023. The Company paid a total amount of $3 for the repurchase of these shares from Abi Adeoti in January, 2024. The repurchase of vested shares is considered as the settlement of the awards as the repurchase amount is determinable and there is no future service period requirement. The repurchase price was less than the fair value of the shares on the repurchase date and, therefore, there was no stock-based compensation expense impact for this repurchase.

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 3 — STOCK-BASED COMPENSATION (cont.)

Restricted stock activity for the period between March 16, 2023 (inception) and December 31, 2023 and balances as at the end of December 31, 2023 were as follows:

	Restricted Stock
	Number of shares	Weighted-Average Grant-Date Fair Value
Granted	550,000	0.00001
Vested	(381,875)	0.00001
Forfeited	(100,000)	0.00001

Unvested as at December 31, 2023	68,125	$0.00001

Equity Incentive Plan

At March 16, 2023 (inception), the Company’s stockholders approved the 2023 Equity Incentive Plan and 500,000 shares of the Company’s common stock have been reserved for issuance under the plan.

During October and November, 2023, the Company granted options for 495,000 shares of stock options under the 2023 Equity Incentive Plan: 475,000 options were granted to employees and 20,000 options were granted to a consultant. The employee grants vest over a period of 3 to 5 years, and the consultant grant vests over 18 months. The options granted to both employee and consultant are exercisable at the exercise price of $0.03.

All the options under the ‘2023 Equity Incentive Plan’ were early-exercised by grantees. Accordingly, the company received a total amount of $14,850 towards the early exercise of these options during the period from March 16, 2023 (inception) through December 31, 2023 and recorded a liability against the early exercise of these options.

On December 14, 2023, the Company repurchased 200,000 unvested shares that were granted to Abi Adeoti under ‘2023 Equity Incentive Plan’ at the original exercise price of $0.03. The Company repaid a total amount of $6,000 for the repurchase of these early exercised shares from Abi Adeoti in January 2024. The amount is charged against the ‘‘Early exercised shares option liability’.

The early exercised shares liability amounting to $8,650 is outstanding as on December 31, 2023 and presented under ‘Early exercised shared liability’ on the consolidated balance sheet.

Stock awards pending issuance

On December 26, 2023, the Company hired and appointed Uday Devasper as the Chief Financial Officer. As part of the Equity Incentive Plan, he is entitled to receive 215,000 shares of the Company’s common stock. As these shares have not been granted upon the issuance of these consolidated financial statements, they are not currently included in the total grant of restricted stock mentioned in the table below. The Company will authorize necessary additional shares for issuance to permit the grant of these shares, as necessary.

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 3 — STOCK-BASED COMPENSATION (cont.)

Stock option activity for the period between March 16, 2023 (inception) and December 31, 2023 and balances as at the end of December 31, 2023 were as follows:

	Stock Options
	Number of shares	Weighted- Average Grant-Date Fair Value	Aggregate intrinsic value
Granted	495,000	2.99
Vested	(6,667)	3.50
Forfeited	(200,000)	3.50

Unvested as at December 31, 2023	288,333	2.62	7,998,367

The compensation expense for stock option was as follows for the period between March 16, 2023 (inception) and December 31, 2023:

Period from March 16, 2023 (inception) through December 31, 2023
General and administrative expenses	58,536

As at December 31, 2023, total unvested compensation cost for stock options granted to employees not yet recognized was $675,488. The Company expects to recognize this compensation over a weighted-average period of approximately 3.61 years.

As at December 31, 2023, total unvested compensation cost for stock options granted to the consultant not yet recognized was $45,061. We expect to recognize this compensation over a period of 1 year.

The weighted-average fair value of option granted during period from March 16, 2023 (inception) through December 31, 2023 is provided below. The fair value was estimated on the date of grant using the Black-Scholes pricing model with the assumptions indicated below:

2023
Expected option life (years)	5.07 - 5.93 years
Expected volatility	60% - 70%
Risk-free interest rate at grant date	3.84 - 3.86%
Dividend yield	0%

Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid (Valuation of Privately Held Company Equity Securities Issued as Compensation) to estimate the fair value of its common stock. In determining the exercise prices for options granted, the Company has considered the estimated fair value of the common stock as at the grant date. The estimated fair value of the common stock has been determined at each grant date based upon a variety of factors, including the business, financial condition and results of operations, economic and industry trends, the illiquid nature of the common stock, the market

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 3 — STOCK-BASED COMPENSATION (cont.)

performance of peer group of similar publicly traded companies, and future business plans of the Company. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.

The Company based the risk-free interest rate on a U.S. Treasury Bond Yield with a term substantially equal to the option’s expected term.

The Company based the expected volatility on a blend of historical volatility and implied volatility derived from price of publicly traded shares of peer group of similar companies.

The expected term represents the period that stock-based awards are expected to be outstanding. The expected term for option grants is determined using the simplified method which represents the average of the contractual term of the option and the weighted-average vesting period of the option. The Company considers this appropriate as there is not sufficient historical information available to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

NOTE 4 — INVESTMENT

In October 2023, the Company purchased 13,949,579 ordinary shares (1.26% of the total equity) of QX Resources Limited (“QX Resources”), a limited liability company whose ordinary shares are listed on the Australian Securities Exchange (“ASX”), for $200,000. This investment in the ordinary shares of QX Resources has been made for strategic purposes and specifically with an intention to gain access for conducting feasibility studies for the production of lithium products from the lithium brine surface anomaly identified over the 102 square-kilometer Liberty Lithium Brine Project in SaltFire, California, USA (“the Project”) for which QX Resources has a binding Option to Purchase Agreement and Operating Agreement to earn a 75% interest of the Project from IG Lithium LLC (the “Earn-in venture”). The Company is not a direct party to the Earn-in venture and accordingly has no direct or indirect economic or controlling interest either in the Project or in any of the associated rights originating from the Earn-in venture held by QX Resources. The Company will conduct feasibility studies to assess the lithium brine at its own cost and if successful, will have the option to execute a commercial off-take agreement with QX Resources for the supply of brine from the Project. No formal off-take agreement has been executed as at December 31, 2023. Further, no material expenses have been incurred towards the feasibility studies during the period ending December 31, 2023. All costs associated with the feasibility studies would be expensed as incurred.

The Company neither has a controlling financial interest nor does it exercise significant influence over QX Resources. Accordingly, the investment in QX Resources’ ordinary shares does not result in either consolidation or application of equity method of accounting for the Company.

QX Resources’ ordinary shares are listed on the ASX with a readily determinable fair value and change in fair value is recognized in the consolidated statement of operations. Accordingly, the investment in these securities has been recorded at cost at initial recognition and at fair value of $218,556 as at December 31, 2023. The Company recognized a gain of $18,556 due to change in fair value of securities in the consolidated statement of operations. Further, this investment in securities has been disclosed outside of current assets on the consolidated balance sheet in accordance with ASC 210-10-45-4 because the investment has been made for the purpose of affiliation and continuing business reasons as described above.

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 5 — COMMON STOCK

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of the convertible preferred stockholders. Common stock issued and outstanding on the consolidated balance sheet and consolidated statement of stockholders’ deficit includes shares related to restricted stock that are subject to repurchase.

The Company is authorized to issue 15,000,000 shares, par value of $0.00001 per share, of common stock. At December 31, 2023, the Company had 9,017,300 shares of common stock issued and outstanding. The Company reserved shares of its common stock for the potential future issuance of 205,000 shares under stock option award arrangements.

NOTE 6 — SIMPLE AGREEMENT FOR FUTURE EQUITY (SAFE NOTES)

On June 6, 2023, the Company received $2,000,000 in cash from a single investor and funded a SAFE note on August 15, 2023. The funds were received from an unrelated third party, through its entity which is currently being managed under the purview of an Investment Management Agreement between them and VIKASA Capital Advisors, LLC (a related party) in consideration for which VIKASA Capital Advisors, LLC is paid investment management fees.

On November 20, 2023, the Company received an additional $2,000,000 in cash from a single investor, which, along with the $1,000,000 deposit received in September, funded a new $3,000,000 SAFE note. The SAFE notes are classified as a liability based on evaluating characteristics of the instrument and are presented at fair value as a non-current liability in the Company’s consolidated balance sheet. The SAFE notes provide the Company an option to call for additional preferred stock up to $25,000,000 based on the contingent event of SAFE note conversion and notice issued by the Board, and achievement of certain milestones, for up to 42 months following such conversion. This feature was determined to be an embedded feature and is valued as part of the liability value associated with the instrument as a whole. The terms for SAFE notes were amended on November 18, 2023 for both the original and new issuance to introduce a discount rate of 20% to the lowest price per share of preferred stock sold or the listing price of the Company’s common stock upon consummation of a SPAC transaction or IPO. Additionally, the SAFE notes provide the investor certain rights upon an equity financing, change in control or dissolution as described in Note 2. The estimated fair value of the SAFE notes considered the timing of issuance and whether there were changes in the various scenarios, as mentioned in note 2 since issuance. As at December 31, 2023, the fair value of the SAFE notes is $5,212,200 and is classified as a non-current liability. The SAFE notes had no interest rate or maturity date, description of dividend and participation rights. The liquidation preference of the SAFE notes is junior to other outstanding indebtedness and creditor claims, on par with payments for other SAFEs and/or preferred equity, and senior to payments for other equity of the Company that is not SAFEs and/or pari preferred equity.

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 7 — FAIR VALUE MEASUREMENTS

The following tables summarize the Company’s assets and liabilities that are measured at fair value in the consolidated financial statements:

	Fair Value Measurements as at December 31, 2023
	Level 1	Level 2	Level 3	Total
Other noncurrent assets:
Investment in equity securities(a)	$218,556	$—	$—	$218,556

Total financial assets	$218,556	$—	$—	$218,556

	Fair Value Measurements as at December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities
SAFE notes(b)	$—	$—	$5,212,200	$5,212,200

Total financial liabilities	$—	$—	$5,212,200	$5,212,200

(a)

These represent equity investments with a readily determinable fair value. The Company has measured its investments to fair value in accordance with ASC 321, Investments-Equity Securities, based on quoted prices in active markets.

(b)	The valuation of the Level 3 measurement considered the probabilities of the occurrence of the scenarios as discussed in Note 2.

The following table provides a reconciliation of activity and changes in fair value for the Company’s SAFE note using inputs classified as Level 3:

SAFE note at Fair Value
Balance as at March 16, 2023 (inception)	$—
Issuance of SAFE notes	5,000,000
Change in fair value	212,200

Balance as at December 31, 2023	$5,212,200

The valuation of the Level 3 measurement for SAFE notes considered the probabilities of the occurrence of the scenarios as discussed in Note 2. The Company valued the SAFE notes based on the occurrence of the preferred financing or a SPAC transaction. As of the date of initial measurement and as of Dec 31, 2023, the management has assigned zero probability for a change in control event or a dissolution event. The fair value of the SAFE notes was estimated based upon the expected conversion of the SAFE Notes at equity financing or proposed SPAC transaction event with implied total yield at 39.49% as at December 31, 2023. The SAFE notes are expected to be converted into preferred stock or common stock at a discount rate of 20% on the issue price.

NOTE 8 — PROMISSORY NOTES

In March 2023, the Company entered into unsecured notes payable with three related parties as described in Note 15. These notes payable provided the Company the ability to draw up to $1,000,000, in aggregate: $160,000 until December 31, 2023 and $840,000 until December 31, 2025. These loan facilities accrue interest, compounding semi-annually, at the long-term semiannual Applicable Federal Rate, as established by the Internal Revenue Service, which effectively was 3.71%.

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 8 — PROMISSORY NOTES (cont.)

As at December 31, 2023, the Company had $1,000,000 available to draw, which subsequent to the year reduces to $840,000 to draw.

NOTE 9 — SHORT TERM LOAN

On November 19, 2023, the Company entered into a financing agreement of $80,800 for the purchase of an insurance policy with First Insurance Funding. The debt is payable in monthly installments of $ 8,389 per month for 10 months. Payments include a stated interest rate of 8.25% and are secured against lien on the insurance policy.

The carrying amount of $72,967 is included as Short-term Loan Liability on the accompanying consolidated balance sheet as at December 31, 2023.

The Company recognized interest expense of $717 on the accompanying consolidated statement of operations.

NOTE 10 — GENERAL AND ADMINISTRATIVE EXPENSES

The following table presents a breakdown of the Company’s general and administrative expenses:

Period from March 16, 2023 (inception) through December 31, 2023
Professional and consulting fees	$1,586,680
Legal and book-keeping services	347,835
Payroll and related taxes	443,672
Marketing and advertisement	119,363
Other	178,148

$2,675,698

NOTE 11 — LEASES

As at December 31, 2023, the Company leases office space on a month-to-month basis. Short-term lease expense was $24,425 for the period from March 16, 2023 (inception) through December 31, 2023.

NOTE 12 — COMPUTER AND EQUIPMENT

Computer and equipment as at December 31, 2023 consisted of the following:

December 31, 2023
Computer and equipment	$1,974
Accumulated depreciation	(6)

$1,968

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 13 — INCOME TAXES

The Company accounts for income taxes in accordance with authoritative guidance, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the consolidated financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.

The following table presents the components of income / (loss) before income taxes:

Period from March 16, 2023 (inception) through December 31, 2023
Loss before income taxes	$(3,793,585)

The Company had no income tax expense for the period from March 16, 2023 (inception) through December 31, 2023. The effective tax rate was 0% for the period from March 16, 2023 (inception) through December 31, 2023.

The following table presents a reconciliation of the statutory federal tax and the Company’s effective tax:

Period from March 16, 2023 (inception) through December 31, 2023
Tax (benefit) at U.S. statutory rates	$(796,653)
State tax (benefit), net of federal tax effect	(28,171)
SPAC exploration expenses	94,524
SAFE note expenses	142,485
Other	9,171
Change in valuation allowance	578,644

Provision (benefit) for income taxes	$—

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows :

Period from March 16, 2023 (inception) through December 31, 2023
Tax (benefit) at U.S. statutory rates	21%
State tax (benefit), net of federal tax effect	0.74%
SPAC exploration expenses	(2.49)%
SAFE note expenses	(3.76)%
Other	(0.24)%
Change in valuation allowance	(15.25)%

Provision (benefit) for income taxes	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 13 — INCOME TAXES (cont.)

presents the significant components of the Company’s deferred tax assets and liabilities for the periods presented:

December 31, 2023
Deferred tax assets:
Net operating loss	$1,715
Land acquisition costs	52,584
Start-up expenses	524,208
Accruals and other	137

Total deferred tax assets	578,644
Valuation allowance	(578,644)

Net current deferred tax assets (liabilities)	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of a history of taxable losses and uncertainties as to future profitability, the Company recorded a full valuation allowance against its deferred tax assets. The valuation allowance is $578,644 as of the period ended December 31, 2023.

As at December 31, 2023, the Company has federal and state net operating loss carryforwards (NOL) in the amount of $7,736 and $2,852 respectively. Both Federal and Oklahoma NOLs generated after 2017 can be carried forward indefinitely.

ASC 740, “Income Taxes”, requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the consolidated financial statements. It also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. As at December 31, 2023, the Company has not recorded any FIN48 liabilities.

The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes or unrecognized tax benefits as a component of its income tax provision. The Company has not recorded any interest or penalties related to unrecognized tax benefits through December 31, 2023.

NOTE 14 — SEGMENT REPORTING

The Company reports segment information in the same way management internally organizes the business in assessing performance and making decisions regarding allocation of resources in accordance with ASC 280, “Segment Reporting”. The Company has a single reportable operating segment which operates as a single business platform. In reaching this conclusion, management considered the definition of the Chief Operating Decision Maker (“CODM”), how the business is defined by the CODM, the nature of the information provided to the CODM, how the CODM uses such information to make operating decisions, and how resources and performance are assessed. The Company has a single, common management team and our cash flows are reported and reviewed with no distinct cash flows.

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 15 — RELATED PARTY TRANSACTIONS

The Company entered into a service agreement with VIKASA Capital Partners LLC (“VCP”) on March 16, 2023, for services associated with setting up a lithium refinery. VCP provides formation and organization structure advisory, capital market advisory, marketing advisory services and other consulting and advisory services with respect to the Company’s organization. Under the service agreement and subsequent amendments, VCP can be compensated for advisory services up to total of $1,050,000, of which $980,000 has been incurred to date.

On March 16, 2023, the Company entered into a consulting agreement with 7636 Holdings LLC, which was subsequently amended on April 1, 2023, and also separately entered into an agreement with VIKASA Capital LLC. The agreements primarily provide compensation for strategic, business, financial, operations and industry advisory services to the Company’s planned development of a lithium refinery operation.

The Company incurred the following expenses from March 16, 2023 (inception) through December 31, 2023 with related parties, which were all affiliates of the Company:

Period from March 16, 2023 (inception) through December 31, 2023
Consulting expenses under contract due to:
VIKASA Capital Partners LLC	$980,000
7636 Holdings LLC	180,806
VIKASA Capital LLC	171,213

Total consulting expenses	1,332,019

Other expenses paid on Company’s behalf due to:
VIKASA Capital LLC	34,318
VIKASA Capital Partners LLC	9,868

Total other expenses paid on Company’s behalf	44,186

Total	$1,376,205

As at December 31, 2023, no amounts were due to related parties of the Company.

During the period from March 16, 2023 (inception) through December 31, 2023, the Company entered into and repaid notes of $1,000,000 with the following related parties, which were all affiliates of the Company:

Period from March 16, 2023 (inception) through December 31, 2023
Energy Transition Investors LLC	$750,000
Vikasa Clean Energy I LP	160,000
Roshan Pujari	90,000

Notes obtained and repaid to related parties	$1,000,000

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 15 — RELATED PARTY TRANSACTIONS (cont.)

VIKASA Capital LLC facilitated the initial funding of the notes obtained on behalf of the related parties. During the period from March 16, 2023 (inception) through December 31, 2023, the Company incurred and paid $7,111 of interest expense related to the notes payable:

Period from March 16, 2023 (inception) through December 31, 2023
Energy Transition Investors LLC	$5,333
Vikasa Clean Energy I LP	1,138
Roshan Pujari	640

Interest expense	$7,111

NOTE 16 — SUBSEQUENT EVENTS

On January 10, 2024, the Company entered into an agreement to exercise the option and purchase the land as per exclusive option purchase agreement with the City of Muskogee, Oklahoma for an additional amount of $1,562,030. The additional purchase amount is payable as on closing of the purchase transaction which is expected to be completed by December 31, 2024.

On February 7, 2024, Michael Circelli joined as Project Director of the Company. As part of the Equity Incentive Plan, Michael Circelli is entitled to receive 150,000 shares of the Company’s common stock. However, these shares have not been granted until the issuance of these consolidated financial statements.

On November 8, 2023, the Board of Directors authorized the adoption of the Stardust Power, Inc. 401(k) Plan (the “Plan”) effective January 1, 2024, which allows eligible employees to defer 1% to 80% of their eligible compensation. The Plan, as adopted, does not offer employer contributions.

On February 23, 2024, the Company signed another SAFE agreement for an amount of $200,000 in accordance with the terms of the outstanding Simple Agreements for Future Equity issued by Stardust Power to an individual Investor.

On March 13, 2024, the Company and IGX Minerals LLC (“IGX”), an established American developer of lithium brine assets, entered into an exclusive Letter of Intent (“IGX LOI”) to potentially acquire interests in certain mining claims (“IGX Claims”). The contemplated transaction is subject to the entering into of a definitive agreement, due diligence by the Company, and other factors. In connection with the entering into the non-binding IGX LOI, the Company has paid a non-refundable payment of $30,000 in connection with obtaining a binding exclusivity right. Further, the Company has agreed to binding provisions relating to (i) a right of first refusal in favor of the Company and (ii) the entering into of a promissory note of $235,000 in favor of IGX. The promissory note is for a term of twenty-four (24) months with an annual interest rate of six (6) percent and repayment due upon maturity. If the Company acquires an interest in any of the IGX Claims, the balance of the promissory note shall be credited as part of the Company’s investment and IGX shall not be required to repay the note.

On March 15, 2024, the Company and Usha Resources Inc. (“Usha Resources”) entered into a non-binding Letter of Intent, except for certain binding terms such as those relating to the exclusivity period until September 30, 2024 (“Jackpot LOI”) to acquire an interest in Usha Resources’ lithium brine project, situated in the United States. The Jackpot LOI provides the Company with the exclusive option to agree to acquire up to 90% of the

Stardust Power Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from March 16, 2023 (inception) through December 31, 2023

NOTE 16 — SUBSEQUENT EVENTS

interests held by Usha Resources in the Jackpot Lake project, based on an indicative earn-in schedule. The Company has made a non-refundable payment of $25,000 upon execution of the LOI in connection with securing exclusivity and a further $50,000 payment (the “Second Payment”) is intended to be made by the Company sixty days from March 15, 2024.

On March 22, 2024, the Company entered into Financing Commitment and Equity Line of Credit Agreement with SAFE note investor. The agreement replaced the contingent commitment feature of SAFE notes with granting Company an option to drawdown up an additional $15,000,000 on terms similar to existing SAFEs prior to the First Effective Time.

The Company has evaluated subsequent events through the date the consolidated financial statements were available to be issued and there are no other items that would have had a material impact on the Company’s consolidated financial statements.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

dated as of

November 21, 2023

by and among

GLOBAL PARTNER ACQUISITION CORP II,

STRIKE MERGER SUB I INC.,

STRIKE MERGER SUB II LLC.,

and

STARDUST POWER INC.

Exhibits

Exhibit A – Form of Company Support Agreement

Exhibit B – Form of Sponsor Letter Agreement

Exhibit C – Scope of Shareholder Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of November 21, 2023, is entered into by and among Global Partner Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), Strike Merger Sub I, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Acquiror (“First Merger Sub”), Strike Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of Acquiror (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs”), and Stardust Power Inc., a Delaware corporation (“Company”). Except as otherwise indicated, capitalized terms used in this Agreement shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, the Merger Subs are each newly formed, wholly-owned, direct Subsidiaries of Acquiror, and were formed for the sole purpose of the Mergers;

WHEREAS, subject to the terms and conditions hereof, at the Closing and after the Domestication, (a) First Merger Sub will merge with and into the Company, with the Company surviving as the Surviving Company (the “First Merger”) and (b) promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub surviving as the Surviving Entity;

WHEREAS, the respective boards of directors or sole member, as applicable, of each of Acquiror, First Merger Sub, Second Merger Sub and the Company have each approved and declared advisable, and in the case of Acquiror, the board of directors of Acquiror has determined to be in the best interests of Acquiror, this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the laws of its jurisdiction;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into certain Support Agreements, dated as of the date hereof (the “Company Support Agreements”), with Acquiror and the Company, substantially in the form set forth on Exhibit A (Form of Company Support Agreement), pursuant to which, among other things, such Company Stockholders have agreed to execute and deliver a consent constituting the Company Stockholder Approval;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, Acquiror, the Company and the directors and officers of Acquiror have entered into a letter agreement, dated as of the date hereof (the “Sponsor Letter Agreement” and, together with the Company Support Agreements, the “Support Agreements”), substantially in the form set forth on Exhibit B (Form of Sponsor Letter Agreement), pursuant to which, among other things, the Sponsor and the directors and officers of the Acquiror have agreed to, among other things, (a) vote, in their capacity as shareholders of Acquiror, in favor of this Agreement and the Transactions, (b) be bound by certain transfer restrictions with respect to its Acquiror Shares prior to Closing, (c) terminate certain lock-up provisions included in that certain Letter Agreement, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 13, 2021, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (d) fully vest 3,000,000 of Sponsor’s Acquiror Class B Shares (as converted into Acquiror Class A Shares) immediately upon the Closing (and convert into Acquiror Common Stock); (e) subject 1,000,000 of Sponsor’s Acquiror Class B Shares (as converted into Acquiror Class A Shares and then converted into Acquiror Common Stock) to vesting (or forfeiture) on the basis of achieving certain trading price thresholds following the Closing; (f) forfeit 3,500,000 of Sponsor’s Acquiror Class B Shares for no consideration; and (g) waive any anti-dilution adjustment to the conversion ratio set forth in the Articles of Association or similar protection with respect to the Acquiror Common Stock, in each case, as more fully set forth in the Sponsor Letter Agreement;

WHEREAS, pursuant to the Articles of Association, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Class A Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Articles of Association, the Trust Agreement and the Proxy Statement in conjunction with, inter alia, obtaining approval of the Transactions from the shareholders of Acquiror (the “Offer”), which redemption shall take place prior to the Domestication;

WHEREAS, prior to the consummation of the Transactions and at least one (1) Business Day prior to the Domestication each then issued and outstanding Class B ordinary share of the Acquiror, par value $0.0001 per share (the “Acquiror Class B Shares”), shall convert automatically, on a one-for-one basis, into a Class A ordinary share of the Acquiror, par value $0.0001 per share (the “Acquiror Class A Shares”), in accordance with the Articles of Association (the “Class B Conversion”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the applicable Acquiror Shareholder Approvals, (a) migrate and domesticate as a corporation in the State of Delaware in accordance with the DGCL and the CLCI (the “Domestication”) and (b) adopt the certificate of incorporation (the “Acquiror Charter”), in form and substance to be agreed to by the parties, acting commercially reasonably, which shall be the certificate of incorporation of Acquiror until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the consummation of the Mergers, and contemporaneously with the Domestication, Acquiror shall adopt the bylaws, in form and substance to be agreed to by the parties, acting commercially reasonably, which shall be the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding Acquiror Class A Share (including those shares issued in connection with the Class B Conversion), shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (as part of its domestication as a corporation incorporated in the State of Delaware) (the “Acquiror Common Stock”); (b) each then issued and outstanding whole Existing Acquiror Warrant shall convert automatically into a whole warrant exercisable for one share of Acquiror Common Stock (each, an “Acquiror Warrant” and, collectively, the “Acquiror Warrants”), pursuant to the Warrant Agreement; and (c) each issued and outstanding Acquiror Unit that has not been previously separated will be cancelled and will entitle the holder thereof to one Acquiror Class A Share and one-sixth of one Existing Acquiror Warrant which shall each be automatically converted as set out in the foregoing clauses(a) and (b) respectively;

WHEREAS, Acquiror shall be renamed “Stardust Power Inc.” and the Acquiror Common Stock and Acquiror Warrants shall trade publicly on NASDAQ under “SDST” and “SDSTW” or other new ticker symbols selected by the Company;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, certain Acquiror Shareholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article II, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), in form and substance to be agreed to by the parties, acting commercially reasonably, to be effective upon the Closing;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, certain Acquiror Shareholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article II, will enter into a Shareholder Agreement (the “Shareholder Agreement”) addressing the items set forth on Exhibit C hereto and in form and substance to be agreed to by the parties, acting commercially reasonably, to be effective upon Closing;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article II, will enter into a Lock-up Agreement (the “Lock-up Agreement”), in form and substance to be agreed, to be effective upon the Closing; and

WHEREAS, each of the parties intends, for U.S. federal (and applicable state and local) Income Tax purposes, that (a) this Agreement constitutes, and is hereby adopted by the parties hereto as, a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), (b) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which the Acquiror is a party under Section 368(b) of the Code, and accordingly, the taxable year of the Acquiror will end on the date that the Domestication is consummated pursuant to Treasury Regulations Section 1.367(b)-2(f)(4), (c) the Company SAFE Conversions shall constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and (d) the Mergers, taken together, constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code as described in IRS Rev. Rul. 2001-46, 2001-2 C.B. 321 to which each of the Acquiror and Company are parties under Section 368(b) of the Code (clauses (a)-(d) collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, each of the Acquiror Parties and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Acquisition Proposal” means (a) any transaction or series of related transactions under which Acquiror, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a Business Combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, equity or convertible debt securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Acquiror. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the Transactions contemplated hereby or thereby shall constitute an Acquiror Acquisition Proposal.

“Acquiror Affiliate Agreement” has the meaning specified in Section 4.18.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 7.03(f).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Shares” has the meaning specified in the Recitals hereto.

“Acquiror Class B Shares” has the meaning specified in the Recitals hereto.

“Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Acquiror Cure Period” has the meaning specified in Section 9.01(c).

“Acquiror Equity Incentive Plan” has the meaning specified in Section 6.11.

“Acquiror Equity Plan Proposal” has the meaning specified in Section 7.03(e).

“Acquiror Material Contracts” has the meaning specified in Section 4.15(a).

“Acquiror Parties” means Acquiror and each of the Merger Subs, collectively.

“Acquiror Schedules” means the disclosure schedules of the Acquiror.

“Acquiror SEC Reports” has the meaning specified in Section 4.09(a).

“Acquiror Shareholder” means a holder of Acquiror Class A Shares or Acquiror Class B Shares.

“Acquiror Shareholder Approvals” means the Majority Acquiror Shareholder Approval and the Supermajority Acquiror Shareholder Approval.

“Acquiror Shares” means, collectively, the Acquiror Class A Shares and the Acquiror Class B Shares.

“Acquiror Units” means one Acquiror Class A Share and one-sixth of one Existing Acquiror Warrant.

“Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Action” means any claim, action, suit, charge, assessment, complaint, audit, investigation, examination, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Permitted Private Placement” has the meaning specified in Section 7.07(b).

“Additional Proposal” has the meaning specified in Section 7.03(e).

“Additional Subscribers” has the meaning specified in Section 7.07(b).

“Additional Subscription Agreements” has the meaning specified in Section 7.07(b).

“Adjournment Proposal” has the meaning specified in Section 7.03(e).

“Adjustments” has the meaning specified in Section 2.17(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 2.06(a).

“Amendment Proposal” has the meaning specified in Section 7.03(e).

“Ancillary Agreements” means the Support Agreements, the Registration Rights Agreement, the Shareholder Agreement and the Lock-up Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Acquiror, adopted by a special resolution and effective on January 11, 2021, as amended by a special resolution dated January 11, 2023.

“Automatic Extensions” has the meaning specified in Section 6.10.

“Automatic Extension Deadline” has the meaning specified in Section 6.10.

“Balance Sheet Date” means September 30, 2023.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and each other “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, service, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, cash-based incentive compensation, bonus, supplemental retirement, profit sharing, equity ownership, equity purchase, equity option, phantom equity, employee loan, insurance, medical, welfare, vacation, paid time off, fringe or other benefits or compensatory or similar plan, program, policy, agreement or arrangement or obligation, whether or not in writing and whether or not funded of any kind.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Combination Deadline” has the meaning specified in Section 6.10.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” has the meaning specified in Section 2.04(a)(ii).

“Cash” means, with respect to the Company, its cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“CBA” has the meaning specified in Section 3.12(a).

“Certificates of Merger” has the meaning specified in Section 2.02.

“Change in Control” means (i) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which substantially all of the Acquiror Common Stock is, directly or indirectly, converted into cash, securities or other property or non-cash consideration, (ii) a direct or indirect sale, lease, exchange or other transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Surviving Entity’s assets, as determined on a consolidated basis, to a third party or third parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (iii) any transaction or series of transactions that results, directly or indirectly, in the stockholders of the Surviving Entity as of immediately prior to such transactions holding, in the aggregate, less than 50% of the voting equity interests of the Surviving Entity (or any successor of the Surviving Entity) immediately after the consummation thereof, in the case of each of clause (i), (ii) or (iii), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of equity interests or assets, or otherwise.

“Charter Amendment Extension” has the meaning specified in Section 6.10.

“Class B Conversion” has the meaning specified in the Recitals.

“CLCI” means the Companies Act (as Revised) of the Cayman Islands.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Statement” has the meaning specified in Section 2.07.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (a) the Company or any of its controlled Affiliates or (b) all or a material portion of the assets, equity or convertible debt securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of securities, purchase of assets, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Benefit Plan” means any Benefit Plan which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to which any current, contingent, or potential liability or obligation is borne by the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 7.03(g).

“Company Book-Entry Shares” has the meaning specified in Section 2.11(a).

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 9.01(a).

“Company Director Designees” has the meaning specified in Section 2.13(d).

“Company Fully-Diluted Stock” means the sum of (without duplication) (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time, including without limitation any Company Restricted Stock whether vested or unvested, plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise of all vested and unvested Company Options as of immediately prior to the First Effective Time but, for the avoidance of doubt, excluding any unissued Company Options plus (c) the number of shares of Company Common Stock issuable upon the Company SAFE Conversion.

“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used or necessary for the operation of the business of the Company or any of its Affiliates, as currently conducted.

“Company Option” has the meaning specified in Section 2.08(a).

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 3.07(d).

“Company Properties” has the meaning specified in Section 3.17(b).

“Company Restricted Stock” means shares of Company Common Stock acquired by the holder thereof (a) pursuant to a “Restricted Stock Purchase Agreement” or (b) pursuant to an award under the Company Stock Plan, including pursuant to an early exercise of a Company Option, and which shares of Company Common Stock remain unvested under the terms of the “Restricted Stock Purchase Agreement” or the “Stock Option Agreement – Early Exercise,” as applicable.

“Company August 2023 SAFE” means that certain Amended and Restated Simple Agreement for Future Equity issued by the Company to American Investor Group Direct LLC on November 18, 2023, in the amount of $2,000,000 with an additional commitment by American Investor Group Direct LLC to provide up to $28,000,000 more for a period of 42 months following the effective date of the Company SAFE.

“Company November 2023 SAFE” means that certain Simple Agreement for Future Equity issued by the Company to American Investor Group Direct LLC on November 18, 2023, in the amount of $3,000,000.

“Company SAFEs” means the Company August 2023 SAFE and the Company November 2023 SAFE.

“Company SAFE Amendments” means those amendments to the Company SAFEs, pursuant to (i) the Company SAFEs convert into Company Common Stock immediately prior to the Mergers, (ii) the Company SAFEs terminate once converted and (iii) the SAFE holders have no further rights under the SAFE and there is no Preferred Stock Purchase (as defined in the Company SAFEs).

“Company SAFE Conversions” means the conversion of the Company SAFEs into shares of Company Common Stock concurrently with the First Effective Time in accordance with the terms of the Company SAFEs.

“Company Schedules” means the disclosure schedules of the Company.

“Company Stock” means, collectively, the Company Common Stock.

“Company Stock Plan” means the Company’s 2023 Equity Incentive Plan and each other plan that provides for the award, to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, of rights of any kind to receive equity securities of the Company or benefits measured in whole or in part by reference to securities of the Company.

“Company Stockholder” means the holder of either a share or shares of Company Common Stock.

“Company Stockholder Approval” has the meaning specified in Section 7.03(g).

“Company Subsidiary Securities” has the meaning specified in Section 3.05(c).

“Company Support Agreements” has the meaning specified in the Recitals.

“Company Transaction Expenses” means all Transaction Expenses of the Company as of the Measurement Time.

“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, dated as of September 29, 2023, by and between the Company and Acquiror.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Election Proposal” has the meaning specified in Section 7.03(e).

“Dissenting Shares” has the meaning specified in Section 2.15.

“DLLCA” means the Delaware Limited Liability Company Act.

“Domestication” has the meaning specified in the Recitals hereto.

“Domestication Proposal” has the meaning specified in Section 7.03(e).

“Earnout Shares” means 5,000,000 shares of Acquiror Common Stock.

“Enforceability Exceptions” has the meaning specified in Section 3.02(a).

“Enterprise Value” means $450 million.

“Environmental Laws” means any and all Laws and recognized and generally accepted good engineering practices and industry standards relating to pollution or protection of the environment (including natural resources), public or worker health and safety (to the extent relating to exposure to Hazardous Materials or fire protection and safety), or the use, generation, storage, emission, transportation, disposal, handling or release of or exposure to Hazardous Materials.

“Equity Value” means Enterprise Value (a) plus Cash as of the Measurement Time (b) minus Indebtedness of the Company as of the Measurement Time (c) minus Company Transaction Expenses.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with such Person, is, or at any relevant time was, required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 2.11(a).

“Exchange Fund” has the meaning specified in Section 2.11(a).

“Exchanged Company Option” has the meaning specified in Section 2.08(a). 0.

“Exchanged Company Restricted Stock” has the meaning specified in Section 2.08(b).

“Existing Acquiror Private Placement Warrants” means those certain warrants to purchase Acquiror Class A Shares that were issued by Acquiror in a private placement to the Sponsor at the time of the consummation of the Acquiror’s initial public offering, with each whole warrant exercisable for one Acquiror Class A Share at an exercise price of $11.50 as contemplated under the Warrant Agreement.

“Existing Acquiror Public Warrants” means those certain warrants to purchase Acquiror Class A Shares, fractions of which were included as part of each Acquiror Unit, with each whole warrant exercisable for one Acquiror Class A Share at an exercise price of $11.50, as contemplated under the Warrant Agreement.

“Existing Acquiror Warrants” means the Existing Acquiror Private Placement Warrants and the Existing Acquiror Public Warrants.

“Extension” has the meaning specified in Section 6.10.

“Extension Amendment” has the meaning specified in Section 6.10.

“Extension Expenses” has the meaning specified in Section 6.10.

“Extension Proxy Statement” has the meaning specified in Section 6.10.

“Extension Recommendation” has the meaning specified in Section 6.10.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 3.06(b).

“First Certificate of Merger” has the meaning specified in Section 2.01.

“First Effective Time” has the meaning specified in Section 2.01.

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Sub” has the meaning specified in the preamble hereto.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, arbitral body (public or private), court or tribunal.

“Governmental Order” means any order, judgment, ruling, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated or defined as “hazardous,” “toxic” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which standards of conduct or liability may be imposed pursuant to, Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, flammable or explosive substances, toxic mold, lead, noise, odor or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means any federal, provincial, state, local or foreign income or franchise Taxes or other Taxes imposed on, or measured in whole or in part by reference to, net income or profits or gross receipts (including withholding Taxes) and any interest and penalties or additions thereon.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) all obligations for cash incentive, severance, deferred compensation or similar obligations in respect of any current or former employee or other individual service provider of the Company (including the employer portion of any payroll social security, unemployment or similar Taxes), accrued prior to the Closing Date, (j) liabilities, including accounts payable to trade creditors and accrued expenses or purchase commitments, or (k) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (j) above and (l) with respect to each of the foregoing, any interest, breakage costs, prepayment or redemption penalties or premiums, or other fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made), in each case for this clause (l), to the extent unpaid and accrued as of the Closing Date; provided, however, that Indebtedness shall not include any amounts included as Transaction Expenses.

“Independent Directors” has the meaning specified in Section 2.13(d).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Insurance Policies” has the meaning specified in Section 3.19(a).

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and other indicia of source (together with the goodwill associated therewith); (c) copyrights, mask works and designs; (d) internet domain names and social media accounts and identifiers; (e) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures, database rights, confidential information and other proprietary information and rights; and (f) intellectual property rights in Software.

“Interim Period” has the meaning specified in Section 5.01.

“Investment Company Act” means the Investment Company Act of 1940.

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment, and related documentation, in each case, owned or controlled by, or otherwise provided under contract to, the Company or any of its Affiliates or used in the operation of their businesses, together with the data contained therein or transmitted thereby.

“Knowledge” means the actual knowledge of (a) in the case of the Company, Roshan Pujari, Pablo Cortegoso and Anupam Agarwal, and (b) in the case of Acquiror Chandra R. Patel, Richard C. Davis and Jarett Goldman.

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“LOI Date” means October 3, 2023.

“Majority Acquiror Shareholder Approval” means, with respect to any Proposal other than the Domestication Proposal, the affirmative vote of holders of a majority of the outstanding Acquiror Shares voting at the Special Meeting.

“Material Adverse Effect” means any event, change, circumstance or development that has or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or financial condition of the Company; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, (ii) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company operates, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.02(b) and, to the extent related thereto, the condition in Section 8.02(a)), (iv) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic, weather condition, explosion fire, act of God or other force majeure event, (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel and (vii) any failure of the Company to meet any projections, forecasts or budgets; provided, that clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (i), (ii), (iv), (v) and (vi) to the extent that such change has a disproportionate impact on the Company, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 3.12(a).

“Measurement Time” means 12:01 a.m. New York time on the Closing Date.

“Merger Consideration” means the aggregate number of shares of Acquiror Common Stock equal to (a) the Equity Value divided by (b) $10.00.

“NASDAQ” means the Nasdaq Stock Market LLC.

“NASDAQ Proposal” has the meaning specified in Section 7.03(e).

“Offer” has the meaning specified in the Recitals hereto.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any of its Affiliates.

“Per Share Consideration” means the number of shares of Acquiror Common Stock equal to the Merger Consideration divided by the number of shares of Company Fully-Diluted Stock.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that arise in the ordinary course of business, (ii) relate to amounts not yet delinquent or (iii) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements; (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Financial Statements); and (g) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company.

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Government Official, Governmental Authority or other entity of any kind.

“Predecessor Sponsor Loans” means (a) that certain promissory note issued by Acquiror to Sponsor in the principal amount up to $2,000,000 bearing no interest, dated as of August 1, 2022 and, as amended, maturing on the earlier of (i) January 14, 2023, (ii) Acquiror’s consummation of the Transactions or a similar merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination and (iii) the liquidation of Acquiror, with a principal amount outstanding thereunder of $785,000 as of the date hereof; and (b) that certain promissory note issued by Acquiror to Sponsor in the principal amount up to $250,000, dated as of January 3, 2023 and due and payable as the consummation of Acquiror’s consummation of the Transactions or a similar merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination, with a principal amount outstanding as of $0 as of the date hereof.

“Predecessor Sponsor Loans Settlement” means the settlement of all remaining Indebtedness of Acquiror with respect to the Predecessor Sponsor Loans, if any, in exchange for consideration consisting of additional private placement warrants of the SPAC on the same terms as the Existing Acquiror Private Placement Warrants.

“Private Placement” has the meaning specified in Section 7.07.

“Process” means, with respect to any data, information or IT Systems, any operation or set of operations performed on such data, information or IT Systems, including the access, creation, collection, use, storage, maintenance, processing, recording, sharing, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure.

“Proposals” has the meaning specified in Section 7.04(e).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Proposals (which shall also provide the holders of Acquiror Class A Shares with the opportunity to redeem such shares in conjunction with a shareholder vote on the Transactions).

“Real Property Documents” has the meaning specified in Section 3.17(c).

“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem its Acquiror Class A Shares for cash in connection with the Transactions and in accordance with the Articles of Association.

“Registered IP” has the meaning specified in Section 3.15(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 7.03(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in or organized under the Laws of a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Russia, Syria and the Crimea and non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic); or (c) majority-owned or, where relevant under applicable Sanctions, controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions-related Laws, regulations, embargoes and restrictive measures administered, enacted or enforced from time to time by (a) the United States

(including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“Sarbanes - Oxley Act” means the Sarbanes - Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.01.

“Second Effective Time” has the meaning specified in Section 2.01.

“Second Merger” has the meaning specified in the preamble hereto.

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means an extraordinary general meeting of the holders of Acquiror Shares to be held for the purpose of approving the Proposals.

“Sponsor” means Global Partner Sponsor II LLC, a Delaware limited liability company.

“Sponsor Director Designee” has the meaning specified in Section 2.13(d).

“Sponsor Letter Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Loan” means that certain Investment Agreement by and between Acquiror and Sponsor, dated as of January 13, 2023, together with any additional loans issued by Sponsor to Acquiror prior to Closing for the purpose of financing Acquiror’s operating and working capital needs (including to pay expenses incurred in connection with the consummation of the Transactions other transactions contemplated by this Agreement and any operating expenses incurred in the ordinary course of business) and Extension Expenses (including for the avoidance of doubt any deposits made into the Trust Account in connection therewith).

“Sponsor Loans Settlement” means the settlement of all remaining Indebtedness of Acquiror with respect to the Sponsor Loans, if any, in exchange for consideration consisting of (i) additional private placement warrants of the SPAC on the same terms as the Existing Acquiror Private Placement Warrants for all Sponsor Loan proceeds spent prior to the LOI Date and (ii) cash for all amounts of Sponsor Loan proceeds spent or amounts incurred thereunder from and after the LOI Date.

“Subscriber” has the meaning specified in Section 7.07.

“Subscription Agreements” has the meaning specified in Section 7.07.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supermajority Acquiror Shareholder Approval” means, with respect to the Domestication Proposal only, the affirmative vote of holders of two-thirds (2/3) of the outstanding Acquiror Shares voting at the Special Meeting.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Company Stock” has the meaning specified in Section 2.04(a).

“Surviving Entity” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 9.02(b)

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use or other similar tax, governmental fee or other like assessment in the nature of a tax, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, and in each case, whether disputed or not.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminated Affiliate Contracts” has the meaning specified in Section 6.14.

“Terminating Acquiror Breach” has the meaning specified in Section 9.01(b).

“Terminating Company Breach” has the meaning specified in Section 9.01(a).

“Termination Date” has the meaning specified in Section 9.01(a).

“Trading Day” means a day on which the Acquiror Common Stock is traded on a national securities exchange.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Acquiror Parties and the Company, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including (a) any brokerage fees, commissions, finders’ fees or financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, (c) any fees, costs and expenses or payments of any of the Company related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments or obligations made to any employee of the Company as a result of the execution of this Agreement or the Ancillary Agreements or in connection with the transactions contemplated hereby and thereby, including in combination with any other event (including the employer portion of any payroll, social security, unemployment or similar Taxes) and (d) and solely with respect to the Acquiror Parties, (i) any Extension Expenses, (ii) any amounts owed pursuant to the Sponsor Loan and (iii) any operating or other ordinary course expenses from and after the LOI Date.

“Transaction Proposal” has the meaning specified in Section 7.03(e).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Domestication, the Mergers and the Company SAFE Conversions.

“Transfer Taxes” has the meaning specified in Section 7.04(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trigger Event” means, following the Closing (a) a time at which the volume-weighted average price of the Acquiror Common Stock is greater than or equal to $12.00 per share for a period 20 Trading Days in any 30-Trading Day period or (b) upon the occurrence of a Change in Control.

“Trust Account” has the meaning specified in Section 4.06(a).

“Trust Agreement” has the meaning specified in Section 4.06(a).

“Trustee” has the meaning specified in Section 4.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 3.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 11, 2021, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to Laws shall include all rules and regulations promulgated thereunder and shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing any such Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

ARTICLE II

THE MERGERS; CLOSING

2.01 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, following the Domestication, at the First Effective Time, the First Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the First Effective Time as the “Surviving Company”) following the First Merger and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “First Certificate of Merger”), such First Merger to be consummated upon filing of the First Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the First Certificate of Merger (the “First Effective Time”). Promptly following the First Merger, but in any event on the same day as the First Merger and as a part of the same overall transaction as the First Merger, the Surviving Company shall be merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity (which is sometimes hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Entity”) and the separate corporate existence of the Surviving Company shall cease. The Second Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”), such Second Merger to be consummated upon filing of the Second Certificate of Merger or at such time as may be later agreed by Acquiror and the Company in writing and specified in the Second Certificate of Merger (the “Second Effective Time”).

2.02 Effects of the Merger.

(a) Effect of First Merger. At the First Effective Time, the First Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b) Effect of Second Merger. At the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement, the DGCL and DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Company and Second Merger Sub shall vest in the Surviving Entity and all of the debts, liabilities and duties of the Surviving Company and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail on the date which is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Acquiror and the Company shall cause the Certificates of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and Section 18-209 of the DLLCA, as applicable. Acquiror shall be renamed “Stardust Power Inc.” and the Acquiror Common Stock and Acquiror Warrants shall trade publicly on the NASDAQ under “SDST” and “SDSTW” or other new ticker symbols selected by the Company.

2.04 Effect on Capital Stock. (a) At the First Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, the Merger Subs or the holder of any Company Stock:

(a) First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Acquiror, First Merger Sub or the holder of any Company Stock:

(i) Conversion of First Merger Sub Common Stock. Each share of common stock of First Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the First Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, par value $0.0001 per share (the “Surviving Company Stock”).

(ii) Cancellation of Certain Company Common Stock. All Company Common Stock issued and outstanding immediately prior to the First Effective Time held by the Company in treasury or owned by any of the Acquiror Parties shall no longer be outstanding and shall be automatically canceled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Conversion of All Other Company Common Stock. Each share of Company Common Stock (including shares of Company Common Stock issued in connection with the Company SAFE Conversions) issued and outstanding immediately prior to the First Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the applicable Per Share Consideration, as set forth in the Allocation Schedule.

(b) Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Company, Acquiror, Second Merger Sub or the holder of any securities thereof:

(i) Cancellation of Surviving Company Stock. Each share of Surviving Company Stock issued and outstanding immediately prior to the Second Effective Time shall cease to be outstanding and shall automatically be cancelled and cease to exist at the Second Effective Time, and no consideration shall be delivered in exchange therefor.

(ii) Conversion of Second Merger Sub Equity Interests. Each membership unit of Second Merger Sub, issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and shall represent validly issued, fully paid and nonassessable membership units of the Surviving Entity (except as nonassessability may be limited by the DLLCA), which shall constitute the only outstanding units of the Surviving Entity immediately after the Second Effective Time.

2.05 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or Acquiror Shares shall have been changed into a different number of shares or a different class or series, by reason or any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or Acquiror Shares will be appropriately adjusted to provide to the holders of Company Common Stock and the holders of Acquiror Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.05 shall not be construed to permit Acquiror, the Company or the Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

2.06 Allocation Schedule.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror (and Acquiror shall thereafter deliver to the Exchange Agent) an allocation schedule (including the Earnout Shares) (the “Allocation Schedule”) setting forth (i) the number of shares of Company Common Stock (including Company Restricted Stock) held by each Company Stockholder after giving effect to the Company SAFE Conversions and the number of shares of Company Common Stock subject to each Company Option held by each holder thereof and the exercise price thereof and each Exchanged Company Restricted Stock, (ii) the number of shares of Acquiror Common Stock that will be subject to each Exchanged Company Option and the exercise price thereof at the First Effective Time, in each case as determined under Section 2.08(a) and 2.08(b), (iii) the portion of the Merger Consideration (including the Earnout Shares) allocated to each Company Stockholder, determined by multiplying the number of shares of Company Common Stock held by such Company Stockholder immediately prior to the First Effective Time by the Per Share Consideration, (iv) the portion of the Merger Consideration (including the Earnout Shares) allocated to each Company Stockholder, determined by multiplying the number of shares of Company Common Stock (or equivalents thereof) held by such Company Stockholder immediately prior to the First Effective Time by the Per Share Consideration, and (v) a certification, duly executed by an authorized officer of the Company, that the information delivered in the Allocation Schedule is and, as of immediately prior to the First Effective Time, will be true and correct in all respects and in accordance with the last sentence of this Section 2.06. The Company will review any comments to the Allocation Schedule provided by Acquiror or any of its Representatives and consider in good faith any reasonable comments proposed by Acquiror or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) the aggregate number of shares of Acquiror Common Stock that each Company Stockholder will have a right to receive pursuant to the Allocation Schedule as of the First Effective Time will be rounded down to the nearest whole share, (y) in no event shall the aggregate number of shares of Acquiror Common Stock set forth on the Allocation Schedule that are allocated in respect of Company Common Stock and Company Options or that are issuable hereunder as of the Closing Date exceed the Merger Consideration (including the Earnout Shares) and (z) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Company Organizational Documents, the Company Stock Plan or any other Contract to which the Company is a party or bound.

(b) Acquiror, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts and other information set forth in the Allocation Schedule. None of Acquiror, the Exchange Agent nor their respective Affiliates or Representatives shall have any Liability to any Company Stockholder or any of its Affiliates for relying on the Allocation Schedule. Except with Acquiror’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Allocation Schedule may not be modified after delivery to Acquiror except pursuant to a written instruction from the Company, with certification from an authorized representative of the Company that such modification is true and correct. Acquiror, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

2.07 Closing Statement. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement setting forth its good faith calculation of Equity Value (the “Closing Statement”) together with reasonable supporting detail of each component thereof. Following delivery of the Closing Statement, the Company will (a) provide Acquiror and its Representatives a reasonable opportunity to review the Closing Statement along with all reasonable supporting detail, (b) consider in good faith Acquiror’s and its Representatives’ reasonable comments thereto (or on any component thereof) received within three (3) Business Days prior to the Closing Date and (c) negotiate in good faith with Acquiror to resolve any disputes in respect of such calculation (or any component thereof) prior to Closing Date; provided that, notwithstanding the foregoing, the Closing shall in no event be delayed as a result of the review of the Closing Statement.

2.08 Treatment of Company Options and Company Restricted Stock.

(a) Treatment of Company Options. At the First Effective Time, without any action of any party or any other Person (but subject to both approval of the Proposals and (c) below), Acquiror shall adopt and assume the Company Stock Plan. Each Company Option that is outstanding immediately prior to the First Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Company Common Stock (a “Company Option”) under the Company Stock Plan and shall be converted into an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Company Option”) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share), at an exercise price per share equal to (i) the exercise price per share of Company Common Stock of such Company Option immediately prior to the First Effective Time divided by (ii) the Per Share Consideration (rounded up to the nearest whole cent); provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Any Company Option issued but not outstanding shall automatically be cancelled and cease to exist at the First Effective Time, and no consideration shall be delivered in exchange therefor. Except as specifically provided above, following the First Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the First Effective Time.

(b) Treatment of Company Restricted Stock. Each share of Company Restricted Stock that is outstanding immediately prior to the First Effective Time shall be converted into a number of shares of Acquiror Common Stock (such shares, “Exchanged Company Restricted Stock”) equal to the number of shares of Company Common Stock subject to such Company Restricted Stock immediately prior to the First Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share). Except as specifically provided above, following the First Effective Time, each Exchanged Company Restricted Stock shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former Company Restricted Stock immediately prior to the First Effective Time.

(c) Company Actions. At or prior to the First Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options and Company Restricted Stock pursuant to Section 2.08(a) and Section 2.08 (b) and (ii) take all actions necessary to ensure that from and after the First Effective Time Acquiror will not be required to deliver Company Common Stock or other shares of capital stock of the Company to any Person pursuant to or in settlement of Company Options.

(d) Acquiror Actions. Acquiror shall take all actions that are necessary for the assumption and conversion of the Company Options and the assumption and conversion of the Company Restricted Stock pursuant to this Section 2.08 including the reservation, issuance and listing of Acquiror Common Stock as necessary to effect the transactions contemplated by this Section 2.08(d). If registration of the Exchanged Company Options, Exchanged Company Restricted Stock or Acquiror Common Stock is required under the Securities Act, Acquiror shall file with the SEC, as promptly as practicable after the date that is sixty (60) days after the date that the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a registration statement on Form S-8 with respect to such Exchanged Company Options, Exchanged Company Restricted Stock or Acquiror Common Stock, as applicable, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the applicable Exchanged Company Options and Exchanged Company Restricted Stock remain outstanding and such registration of the Acquiror Common Stock issuable thereunder continues to be required.

2.09 Company SAFE Conversions. Prior to the First Effective Time, the Company, the Company Board shall (a) adopt any resolutions and take any actions that are necessary to effectuate the Company SAFE Conversions pursuant to the Company SAFEs, as amended by the Company SAFE Amendments, and (b) take all actions necessary to ensure that, from and after the First Effective Time, all Company SAFEs will have been terminated with no liability to the Company.

2.10 Predecessor Sponsor Loans Settlement; Sponsor Loan Settlement. At or prior to the First Effective Time, the Acquiror shall (a) adopt any resolutions and take any actions that are necessary to effectuate the Predecessor Sponsor Loan Settlement and (b) take all actions necessary to ensure that, from and after the First Effective Time, the Acquiror shall have no further liabilities, obligations or Indebtedness with respect to or arising from the Predecessor Sponsor Loans and shall take all necessary actions to ensure a releases with respect to any such liabilities, obligations or Indebtedness. For the avoidance of doubt, any expenses relating to or arising out of the Predecessor Sponsor Loan Settlement, to the extent not settled in Acquiror Warrants, shall be Transaction Expenses. At or prior to the First Effective Time, the Acquiror shall (a) adopt any resolutions and take any actions that are necessary to effectuate the Sponsor Loan Settlement and (b) take all actions necessary to ensure that, from and after the First Effective Time, the Acquiror shall have no further liabilities, obligations or Indebtedness with respect to or arising from the Sponsor Loans. For the avoidance of doubt, any expenses relating to or arising out of the Sponsor Loan Settlement, to the extent not settled in Acquiror Warrants or cash, as appropriate, shall be Transaction Expenses.

2.11 Exchange of Company Certificates and Company Book-Entry Shares.

(a) Exchange Agent. Prior to the First Effective Time, the Company and Acquiror shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration in accordance with this Section 2.11. Prior to the First Effective Time, Acquiror shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of Acquiror Common Stock comprising the Merger Consideration to be issued at Closing, in respect of non-certificated outstanding Company Common Stock represented by book entry (“Company Book-Entry Shares”) in accordance with the Allocation Schedule and other than Cancelled Shares and Dissenting Shares, for exchange in accordance with this Section 2.11 through the Exchange Agent (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to the Allocation Schedule out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly following the First Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, each holder of Company Book-Entry Shares the Merger Consideration, as set forth in the Allocation Schedule, for such Company Common Stock formerly represented by such Company Book-Entry Shares. Any Company Book-Entry Shares so surrendered shall forthwith be cancelled. Delivery of the Merger Consideration, as applicable, with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Company Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive the Per Share Consideration in respect thereof.

(c) Transfer Books. At the First Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock outstanding immediately prior to the First Effective Time on the records of the Company. From and after the First Effective Time, the holders of Company Book-Entry Shares representing Company Common Stock outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law.

(d) Termination of Exchange Fund; Abandoned Property. At any time following one (1) year after the Closing Date, Acquiror shall be entitled to require the Exchange Agent to deliver to it any shares of Acquiror Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Company Book-Entry Shares, and thereafter such holders shall be entitled to look only to Acquiror

(subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Per Share Consideration payable upon due surrender of their Company Book-Entry Shares and compliance with the procedures in this Section 2.11. Notwithstanding the foregoing, none of Acquiror, the Surviving Company, the Surviving Entity nor the Exchange Agent shall be liable to any holder of a Company Book-Entry Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the First Effective Time with respect to the Acquiror Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Company Book-Entry Share with respect to the Acquiror Common Stock issuable in respect thereof unless and until the holder of such Company Book-Entry Share shall surrender such Company Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Company Book-Entry Share, there shall be paid by Acquiror to the holder of whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the First Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

2.12 Organizational Documents of the Surviving Company and the Surviving Entity.

(a) At the First Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the First Effective Time, shall be amended and restated in its entirety, in form and substance to be agreed to by the parties, acting commercially reasonably, and, as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b) At the First Effective Time, the bylaws of the Company, as in effect immediately prior to the First Effective Time, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.

(c) At the Second Effective Time, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity, until thereafter supplemented or amended in accordance with its terms and the DLLCA.

(d) At the Second Effective Time, the limited liability company agreement of the Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the bylaws of the Surviving Entity, until thereafter supplemented or amended in accordance with its terms and the DLLCA.

2.13 Directors and Officers of the Surviving Company, the Surviving Entity and Acquiror.

(a) Each person set forth on Section 2.13(a) of the Acquiror Schedules shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the First Effective Time, and, as of such time, shall be the only directors of the Surviving Company. Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(b) Persons constituting the officers of the Company prior to the First Effective Time shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(c) Persons constituting the officers of the Surviving Company prior to the Second Effective Time shall continue to be the officers of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(d) Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all necessary action prior to the First Effective Time such that (i) each director of Acquiror in office immediately prior to the First Effective Time shall cease to be a director immediately following the First Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the First Effective Time); (ii) the following individuals shall be appointed to the Acquiror Board, effective as of immediately following the First Effective Time: (A) two (2) individuals designated by the Company (the “Company Director Designees”), (B) four (4) individuals who shall qualify as “independent directors” under applicable SEC rules and listing and corporate governance rules and regulations of NASDAQ designated by the Company (the “Independent Directors”) and (C) one (1) individual designated by Sponsor (the “Sponsor Director Designee”); and (iii) one (1) individual designated by Sponsor shall be appointed to the Acquiror Board as a non-voting, designated observer, effective as of immediately following the First Effective Time. The Company Director Designees, the Independent Directors and the Sponsor Director Designee shall be the only directors of Acquiror, and there shall be no vacancies or unfilled newly created directorships. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the First Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.13(d) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company or Acquiror, respectively, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.

(e) Acquiror shall take all necessary action prior to the First Effective Time such that (i) each officer of Acquiror in office immediately prior to the First Effective Time shall cease to be an officer immediately following the First Effective Time and (ii) the persons constituting the officers of the Company prior to the First Effective Time shall, as of immediately following the First Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(f) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Section 2.13(f) of the Acquiror Schedules, which indemnification agreements shall continue to be effective following the Closing.

2.14 Withholding. Each of the Acquiror Parties, the Company, the Surviving Company, the Surviving Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, however, that before making any deduction or withholding pursuant to this Section 2.14, other than in connection with any deduction or withholding attributable to either (i) payments that are compensatory in nature or (ii) a failure of any Person to comply with Section 7.04(e) or Section 7.04(f), the withholding party, as applicable, shall use commercially reasonable efforts to give the recipient party at least three (3) days’ prior written notice of any anticipated deduction or withholding to provide the recipient party with an opportunity to provide any forms or other documentation or take such other steps in order to reduce or eliminate such deduction or withholding to the extent permitted by Law and shall use commercially reasonable efforts to consult and cooperate with the recipient party in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 2.14 to the extent permitted by

Law. To the extent that the Acquiror Parties, the Company, the Surviving Company, the Surviving Entity or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

2.15 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the First Effective Time and held by a Company Stockholder who has not voted in favor of the First Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the First Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into and shall only represent the right to receive the Merger Consideration upon the surrender of such shares in accordance with this Article II. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares. The Company shall have the right to direct all negotiations and proceedings with respect to such demands, but shall provide Acquiror the right to participate in any such negotiations and proceedings. Prior to the First Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

2.16 Payment of Expenses. On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all unpaid Transaction Expenses.

2.17 Earnout.

(a) Following the Closing, and as additional consideration for the Transaction, within five (5) Business Days after the occurrence of the Trigger Event (subject to Section 2.17(d)), Acquiror shall issue or cause to be issued to each Company Stockholder its pro rata portion of the Earnout Shares, in accordance with the Allocation Schedule, which shall be registered pursuant to Securities Laws. In connection with a Trigger Event which is a Change in Control, such Earnout Shares shall be issued as of immediately prior to the effectiveness of the Change in Control.

(b) Unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, the Parties acknowledge and agree (i) that any Earnout Shares paid to the Company Stockholders shall be treated as additional consideration for the Surviving Company Stock for all income Tax purposes that can be received without imposition of tax (other than to the extent treated as interest under Section 483 of the Code or any similar provision of the Code), and (ii) to prepare and file all Tax Returns consistent with such Tax treatment. Notwithstanding anything in this Agreement to the contrary, the right to receive the Earnout Shares under this Agreement may not be assigned or transferred, other than as may be permitted in accordance with Rev. Proc. 84-42.

(c) Notwithstanding anything to the contrary contained herein, no fraction of an Earnout Share will be issued by virtue of the Trigger Event, and each Person who would otherwise be entitled to a fraction of an Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such Person in connection with the occurrence of a Trigger Event) shall instead have the number of Earnout Shares issued to such Person rounded down to the nearest whole number.

(d) If no Trigger Event has occurred prior to the eighth anniversary of the Closing Date, this Section 2.17 shall automatically terminate and be of no further force or effect, and no Earnout Shares shall be issuable hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to each of the Acquiror Parties as follows:

3.01 Organization, Standing and Corporate Power. The Company is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Material Adverse Effect. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in full force and effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.

3.02 Corporate Authority; Approval; Non-Contravention.

(a) The Company has all requisite corporate power and authority, and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is or will be a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

(b) The execution, delivery and, subject to receipt of the Company Stockholder Approval, performance of this Agreement and the Ancillary Agreements to which the Company is or will be a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries pursuant to, any Material Contract to which the Company or any of its Subsidiaries is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.02(a), under any Law to which the Company or any of its Subsidiaries is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except (in the case of clause (ii) above) for such violations, breaches, defaults or changes of control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Company Support Agreements executed and delivered contemporaneously with the execution and delivery of this Agreement have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the Company Stockholders party thereto, enforceable against the Company and the Company Stockholders in accordance with their terms (subject to the Enforceability Exceptions). As of the date of this Agreement, the Company Stockholders party to the Company Support Agreements hold Company Common Stock representing the voting power sufficient to obtain the Company Stockholder Approval.

3.03 Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.

3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock of which 9,000,000 shares of Company Common Stock were outstanding as of the close of business on the date of this Agreement. Each issued and outstanding share of Company Common Stock (i) has been duly authorized and is validly issued, fully paid and nonassessable, (ii) was issued in compliance in all material respects with applicable Laws, (iii) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party and (iv) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is party (other than the Permitted Liens and the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company). 500,000 shares of Company Common Stock were reserved for issuance under Company Stock Plan as of the date of this Agreement.

(b) Set forth on Section 3.04(b) of the Company Schedules is a true, correct and complete statement of (i) the number and class or series (as applicable) of all equity securities of the Company issued and outstanding (including warrants, notes, Company Options and other securities convertible into equity securities), (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date and (D) any applicable vesting schedule (including acceleration provisions) and (iv) with respect to each Company Option, whether such Company Option is an incentive stock option.

(c) With respect to the Company Options, (i) all Company Options were granted with a per share exercise at least equal to the fair market value of the underlying share of Company Common Stock on the date such Company Option was granted (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder), (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, (iii) each Company Option intended to qualify as an incentive stock option so qualifies and (iv) all Company Options have been issued in compliance with the Company Stock Plan and all applicable Laws and properly accounted for in all respects in accordance with GAAP.

(d) Section 3.04(d) of the Company Schedules sets forth a schedule of all holders of Company Options on an individual-by-individual and grant-by-grant basis, and provides the number of Company Options originally granted, the number of Company Options currently outstanding, the grant date and exercise price associated with each Company Option, the vesting schedule and termination or expiration date of each Company Option, whether the Company Option is a nonqualified stock option or an incentive stock option and whether such Company Options are currently vested or unvested. Except as set forth in Section 3.04(d) of the Company Schedules, there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, other equity or equity-based rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or to sell any shares of its capital stock or other equity securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any equity securities of the Company or to vote with the stockholders of the Company on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Section 3.04(d) of the Company Schedules, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(e) Section 3.04(e) of the Company Schedules sets forth, with respect to each Subsidiary of the Company, (i) its name, (ii) its jurisdiction of organization, (iii) its form of organization and (iv) the equity securities issued by such Person and the holder(s) thereof.

(f) Except as set forth on Section 3.04(f) of the Company Schedules, the Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated) other than in its Subsidiaries.

3.05 Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(b) Each Subsidiary of the Company is licensed or duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, and names of its equityholders and details of equity ownership, are set forth on Section 3.05 of the Company Schedule. True, correct and complete copies of the governing documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company.

(d) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and nonassessable, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the governing documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities, and (iii) are owned by the Company, directly or indirectly, free and clear of any Lien, and there are no issued, reserved for issuance or outstanding derivative securities of a Subsidiary of the Company (collectively, “Company Subsidiary Securities”). There are no outstanding obligations to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

3.06 Financial Statements; Internal Controls.

(a) The audited consolidated balance sheets and related statements of financial position, audited statements of comprehensive income, statements of changes in shareholders’ equity and statements of cash flows of the Company for the period ended March 31, 2023 (collectively, the “Audited Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP, the standards of the Public Company Accounting Oversight Board and applicable Law. Prior to the date hereof, true, complete and correct copies of the Audited Financial Statements, and the accompanying independent auditors’ report, as applicable, have been made available to Acquiror.

(b) Prior to the date hereof the Company has made available to Acquiror true, complete and correct copies of the unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company as of the Balance Sheet Date (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Subject to notes and normal year-end audit adjustments that are not material in amount or effect, the Unaudited Financial Statements were prepared in accordance with the standards, principles and practices specified in the Audited Financial Statements and, subject thereto, in accordance with applicable Law and show a true and fair view, in all material respects, of the: (i) assets, liabilities, the financial position and state of affairs of the Company as of the Balance Sheet Date and (ii) the profits and losses and cash flow of the Company for the nine (9)-month period ended as of the Balance Sheet Date.

(c) The Financial Statements were derived from the books and records of the Company and prepared in accordance with GAAP, except as may be indicated in the notes thereto and using in all material respects the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the consolidated financial statements of the Company since the Company’s inception. The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.

(d) The Company maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company in accordance in all material respects with GAAP. Since the Company’s inception, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) has not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing. The Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

3.07 Compliance with Laws.

(a) The Company is conducting and, since its inception, has conducted its business in material compliance with all Laws applicable to it and the Company’s business, properties or other assets.

(b) There is, and since the Company’s inception has been, no Action by or against the Company, or any Person for whose acts or defaults the Company may be vicariously liable is pending or threatened in writing, nor has any Governmental Authority indicated in writing to the Company an intention to conduct the same.

(c) Since the Company’s inception, the Company has not received any written notice or other communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company to take or omit any action to ensure compliance with any such applicable Law.

(d) The Company possesses all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and the operation of the Company’s business as currently operated (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened, in writing, before any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.

3.08 Absence of Certain Changes or Events. Since the Balance Sheet Date and except as expressly required by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course of business, (b) the Company has not entered into any material transactions outside the ordinary course of business and (c) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.09 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Financial Statements (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law), (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Section 3.09 of the Company Schedules, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company does not have any material liabilities of any nature, whether accrued, contingent or otherwise.

3.10 Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Shareholders and at the time of any meeting of the Acquiror Shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (x) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (y) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

3.11 Litigation.

(a) Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, agents or employees, in their capacities as such, is, or since the Company’s inception has been, the subject of or engaged in any material Action or other dispute resolution process before a third party, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is, or since the Company’s inception has been, pending or threatened, in writing, in each case, that would, individually or in the aggregate, reasonably be expected to be material. The Company is not, nor to the Knowledge of the Company is any of its officers, directors, agents or employees, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.

(b) The Company is not a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company being named therein) that would, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries.

3.12 Contracts.

(a) Section 3.12(a) of the Company Schedules sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company is a party or is bound (all such Contracts set forth on Section 3.12(a) of the Company Schedules, or which are required to be so disclosed, the “Material Contracts”):

(i) all such Contracts with a supplier of the Company or any of its Subsidiaries with a total annual payment or financial commitment exceeding $250,000 on an annual basis;

(ii) all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $250,000 on an annual basis;

(iii) all such Contracts with (or with obligations of the Company or any of its Subsidiaries to) a Related Party;

(iv) all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other Person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any Person, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;

(v) all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company or any of its Subsidiaries exceeds $250,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(vi) any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company or any of its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association;

(vii) all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));

(viii) all such Contracts that obligate the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(ix) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $250,000, or any guarantee of third party obligations in excess of $250,000, or any letters of credit, performance bonds or other credit support for the Company or any of its Subsidiaries;

(x) any collective bargaining agreement or other labor related Contract with any labor union, works council, or other labor organization (each a “CBA”);

(xi) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any employee, officer, director or other individual service provider whose annual base compensation is in excess of $250,000, (B) providing for the payment and/or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions or (C) that cannot be terminated upon sixty days’ notice or less without further payment, liability or obligation;

(xiii) all such Contracts for the development of (A) material Owned Intellectual Property that is embodied in or distributed with any products or services or is Owned Intellectual Property (other than Contracts with any employee or contractor on standard form of agreement entered into in the ordinary course of business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Company or its Subsidiaries), and (B) any Intellectual Property for any Person by the Company or any of its Affiliates under which Contract the Company or its Subsidiaries has any material unperformed obligations other than Contracts with (1) any employee or contractor or a standard form of agreement entered into in the ordinary course of business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Company or any of its Subsidiaries or (2) the Company’s customers entered into in the ordinary course of business whereby the Company or its Subsidiaries retains ownership of such developed Intellectual Property;

(xiv) all such Contracts entered into to resolve any actual or threatened, in writing, Intellectual Property-related dispute or litigation, including settlement agreements, consent agreements, cross-license agreements, and coexistence agreements; and

(xv) all such Contracts pursuant to which the Company or its Subsidiaries grants or is granted a license to, or other rights under, any Intellectual Property, excluding any (A) “shrink-wrap”, “click-through” and “off-the-shelf” agreements involving an annual amount or payment of less than $100,000 and used solely for the Company’s and its Subsidiaries’ internal business use, (B) open source licenses, (C) non-exclusive licenses granted to customers/clients in the ordinary course of business, (D) licenses to use background Intellectual Property of any employee or consultant and (E) incidental non-exclusive licenses granted to or by the Company in the ordinary course of business for the purpose of receiving services.

(b) The Company (i) is not, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company. There is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as would be individually or in the aggregate material and adverse to the Company.

3.13 Employment Matters.

(a) Section 3.13(a) of the Company Schedules sets forth an accurate and complete list of each material Company Benefit Plan (other than offer letters or agreements that are terminable without notice or cost and are substantially in the form provided to Acquiror). With respect to each material Company Benefit Plan, the Company has made available, to the extent applicable, accurate and complete copies of (i) the current plan and trust documents, including any amendments thereto, (ii) the most recent summary plan description together with any summaries of all material modifications thereto, (iii) the most recent IRS determination or opinion letter, (iv) the most recent IRS Form 5500 annual report (and all schedules thereto), (v) all current related insurance Contracts or other funding arrangements and (vi) all non-routine correspondence since the Company’s inception with any Governmental Authority.

(b) Each Company Benefit Plan has been established, maintained, funded, operated and administered in accordance with its terms and is in compliance with applicable Laws, except for any failures to do so or be in compliance that would not be material and adverse to the Company. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to any Company Benefit Plans (other than routine claims for benefits). All contributions, premiums and other payments that the Company is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and has received a current favorable determination letter from the Internal Revenue Service or may rely upon a current opinion or advisory letter from the Internal Revenue Service to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. The Company and its Subsidiaries have in all material respects complied with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended, and the guidance and regulations issued thereunder (the “ACA”), and the Company and its Subsidiaries have neither incurred (whether or not assessed), nor reasonably expect to incur, any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Section 4980H, 4980B or 4980D of the Code. There has not been any breach of fiduciary duty (as determined under ERISA) or non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that could reasonably be expected to result in material liability to the Company.

(c) No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Benefit Plan provides, and the Company has not promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than as required under Section 4980B of the Code or similar applicable Law for which the covered Person pays the full cost of coverage. The Company does not have any current or contingent liability by reason of, at any time since the Company’s inception, being treated as a single employer with any other Person under Section 414 of the Code.

(d) The Company (i) is not a party to nor bound by any CBA, and no employees of the Company are represented by any labor union, works council, or other labor organization with respect to their employment with the Company; (ii) since the Company’s inception, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, since the Company’s inception, there have been no actual or threatened organizing activities with respect to any employees of the Company, and no such activities are currently pending or, to the Knowledge of the Company, threatened; (iv) since the Company’s inception, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, handbilling, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company, and no such dispute is currently pending or to the Knowledge of the Company, threatened; and (v) with respect to the Transactions, the Company has satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ representatives under applicable Law and any CBA.

(e) Except as set forth on Section of the Company Schedules, neither the execution of this Agreement nor the consummation of the Transactions, either alone or in combination with the occurrence of any other event or events, would be reasonably likely to result in (i) any material payment or benefit (whether in cash, property or the vesting of property) becoming due to, or result in the forgiveness of any indebtedness of, any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof), (ii) a material increase in the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of the Company or any of its Subsidiaries, or (iii) result in the acceleration of the timing of payment, funding or vesting, or trigger any material payment or funding of any compensation or benefits, including severance payment, due or payable to any current or former employee, officer, director or other individual service provider of the Company.

(f) Except as set forth on Section 3.13(f) of the Company Schedules, no amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company or any of its Affiliates under any Company Benefit Plan or otherwise as a result of the consummation of the Transactions, either alone or in combination with another event, would, separately or in the aggregate, reasonably expected to be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) The Company and its Affiliates have no current or contingent obligation to make a “gross-up” or similar payment, or otherwise indemnify or make whole any Person, in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(h) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable IRS guidance thereunder.

(i) Except as would not result in material liability for the Company: the Company has fully and timely paid all (i) wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and individual independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(j) The Company and its Subsidiaries, since their inception, have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Form I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), workers’ compensation, labor relations, COVID-19, pay equity, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(k) To the Knowledge of the Company, no current or former employee or independent contractor of the Company or its Subsidiaries is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement, or other restrictive covenant, or any fiduciary duty: (i) owed to the Company or its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

(l) To the Knowledge of the Company, no current employee with annualized compensation at or above $100,000 intends to terminate his or her employment with the Company or its Subsidiaries prior to the one-year anniversary of the Closing.

(m) The Company has conducted an appropriate investigation of, or reasonably determined that no such investigation was warranted for, complaints of sexual harassment, discrimination, or retaliation raised by the Company’s or its Subsidiaries’ employees or independent contractors in connection with their employment or contractor relationship with the Company. With respect to each such allegation (except those the Company reasonably deemed to not have merit or to constitute minor violations of policy), the Company has taken prompt corrective action reasonably calculated to prevent further improper action. To the Knowledge of the Company, there are no such allegations of harassment or discrimination that, if known to the public, would bring the Company into material disrepute.

3.14 Taxes.

(a) The Company and each of its Subsidiaries have timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all income and other material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. The Company and each of its Subsidiaries have timely paid all income and other material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) The Company and each of its Subsidiaries have (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) Neither the Company nor any of its Subsidiaries is subject to any material Tax liability arising on or before the Balance Sheet Date that has not been paid or fully reserved for in the Financial Statements in accordance with GAAP. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material Tax liability, other than any liability for unpaid Taxes incurred (i) in the ordinary course of business or (ii) in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid. There is no Tax audit or other proceeding of the Company or any of its Subsidiaries presently in progress, pending or threatened in writing and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to material Taxes or material Tax Returns of the Company and, as applicable, any of its Subsidiaries, and no request for any such waiver or extension is currently pending.

(e) Neither the Company nor any of its Subsidiaries is or has been (i) a party to or bound by any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of a Tax group (other than any such Tax group the common parent of which is or was the Company) filing Income Tax Returns on an affiliated, consolidated, combined, unitary or similar basis, or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than any member of a Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.

(g) None of the Company or any of its Subsidiaries will be required to include any item of income that, individually or in the aggregate, is material in, or exclude any deduction that, individually or in the aggregate, is material from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account under Section 1502 of the Code; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since the Company’s inception.

(i) No written claim has been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to Taxes, or required to file a Tax Return in, that jurisdiction.

(j) There are no Liens for Taxes (other than Liens not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(k) Section 3.14(k) of the Company Schedule sets forth the tax classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes, and except as set forth in Section 3.14(k) of the Company Schedules, such classification has not changed since the formation of each such entity.

(l) Neither the Company nor any of its Subsidiaries has taken any action, nor, as of the date hereof, to the Knowledge of the Company, are there any facts or circumstances, that would reasonably be expected to prevent the Mergers, the Company SAFE Conversions or the Domestication from qualifying for the Intended Tax Treatment.

(m) The Company and its Subsidiaries are in material compliance with escheat and unclaimed property laws.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Schedules contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) domain name registrations, in each case that are owned or purported to be owned by the Company or any of its Affiliates (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance. The Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and enforceable. The Company or one of its Affiliates (A) exclusively owns and possesses all right, title and interest in and to all material Owned Intellectual Property, and (B) has a valid and enforceable written license to use all other material Intellectual Property that is used in or necessary for the operation of the business of the Company or any of its Affiliates as currently conducted, in each case of (A) and (B), free and clear of all Liens (other than Permitted Liens).

(b) The Company Intellectual Property will, immediately after the Closing, be owned by, licensed to or available for use by the Company or one of its Affiliates on terms and conditions that are the same in all material respects to those immediately prior to the Closing. Neither the Company nor any of its Affiliates has granted any exclusive license with respect to any Owned Intellectual Property to any other Person.

(c) (i) The operation of the business of the Company or any of its Affiliates as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since the Company’s inception, has not infringed, misappropriated, diluted or otherwise violated, any third party Intellectual Property and (ii) to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated, any Owned Intellectual Property.

(d) As of the date hereof, there is no Action pending or, to the Knowledge of the Company or any of its Affiliates, threatened (including “cease and desist” letters or invitations to take a license) against the Company or any of its Affiliates (i) challenging the ownership, validity, registrability, patentability, or enforceability of any Owned Intellectual Property (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company or any of its Affiliates has infringed, misappropriated, diluted or otherwise violated any third party Intellectual Property since the Company’s inception.

(e) All former and current officers, directors, employees, personnel, consultants, advisor, agents and independent contractors of the Company and its Subsidiaries, who have contributed to or participate in the authorship, invention, creation, conception, improvement, modification or development of any Intellectual Property in the course of their employment or engagement by the Company that is material to the business of the Company or its Subsidiaries have entered into and delivered to the Company or its Subsidiaries a valid, enforceable and binding proprietary rights agreement vesting ownership of such material Intellectual Property in the Company or its Subsidiaries (by way of a present grant of assignment). The Company and its Subsidiaries has taken reasonable steps to safeguard the secrecy of any trade secrets and material confidential information owned or used by the Company or its Subsidiaries, including ensuring that third parties who have had access to such information or materials are subject to legally binding confidentiality obligations with respect to such information or materials. To the Knowledge of the Company, there has been (i) no violation or unauthorized access to or disclosure of any trade secrets or material confidential information of or in the possession of the Company or its Subsidiaries and (ii) no material breach of any written Contract containing non-disclosure obligations with respect to any such trade secrets or material confidential information.

3.16 Information Technology.

(a) The Company and its Subsidiaries own, lease, license, or otherwise have the legal right to use all IT Systems, and such IT Systems are sufficient for the immediate needs of their businesses as currently conducted. The IT Systems: (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company or any of its Affiliates for the operation of their businesses as currently conducted and (ii) to the Knowledge of the Company, are free from bugs, viruses, worms, Trojan horses, similar disabling code and programs, and other defects, in each case, except as would not be material and adverse to the Company.

(b) The Company and each of its Affiliates has implemented with respect to its IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices for a similar business in both size and geographical location.

(c) Since the Company’s inception, there has been no actual or suspected security breach or unauthorized Processing of the IT Systems, or any unauthorized use, misappropriation, modification, encryption, corruption, disclosure, transfer or other Processing of any information or data (including personal information) Processed therein (each, a “Security Breach”), in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company or any of its Affiliates. Since the Company’s inception, there has not been any material failure with respect to any of the IT Systems that has not been remedied or replaced in all material respects.

(d) The Company and its Affiliates have not been subject to any Actions, and have not received any complaints or other notices relating to the Company’s and its Subsidiary’s Processing of personal information or IT Systems (collectively, the “Data Security Requirements”) or any Security Breach (including any notices alleging violation of any Data Security Requirements or the unauthorized Processing of personal information).

3.17 Real Property.

(a) The Company does not own any real property.

(b) Section 3.17(b) of the Company Schedules contains a complete and accurate list of all real property leasehold or subleasehold estates and other rights to use or occupy, or other interests in, real property held by the Company as of the date of this Agreement (the “Company Properties”). The Company Properties are the only properties used by the Company in, or otherwise related to, the Company’s business as of the date of this Agreement, and subject to any permitted action pursuant to Section 5.01, as of the Closing Date. The Company is the sole legal and beneficial owner of the applicable legal interest in the Company Properties.

(c) Section 3.17(c) of the Company Schedules contains a complete and accurate list of all leases, subleases, licenses, concessions, and other contracts, options, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Real Property Documents”) pursuant to which the Company leases, licenses, subleases, occupies, or otherwise has an interest in, any Company Property on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Real Property Document. Neither the Company nor, to the Knowledge of the Company, any other party to any Real Property Document is in material breach or material default under such Real Property Document, and not event has occurred or circumstance exists which, with the delivery of notice, or the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent or other payment under such Real Property Document.

(d) Except as set forth on Section 3.17(d) of the Company Schedules, each Real Property Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is valid, binding and enforceable, subject to proper authorization and execution of each Real Property Document by the other parties thereto. The Company has paid the rent and all other sums that are due and payable under such Real Property Documents and there are no significant arrears.

(e) To the Knowledge of the Company, there exists no restrictions, covenants or encumbrances which prevent any of the Company Properties from being used now for their current use or would prevent or require consent from a third party as a result of the Transactions or would be material and adverse to the Company, except as set forth on Section 3.17(e) of the Company Schedules.

(f) The Company has not at any time given any covenant or entered into any agreement in respect of any freehold or leasehold property other than the Company Properties in respect of which any material contingent liability remains as of the date of this Agreement with the Company as set forth on Section 3.17(f)(i) of the Company Schedules. The Company has not subleased, assigned, licensed or otherwise granted any Person its interest in any Company Property or the right to use or occupy any Company Property or any portion thereof, and the Company has not collaterally assigned or granted any other security interest in any Real Property Document or any interest therein, except as set forth on Section 3.17(f)(ii) of the Company Schedules.

(g) As of the date hereof, the Company’s possession and quiet enjoyment of the Company Properties has not been disturbed and there are no material outstanding disputes, actions, claims, demands or complaints to which the Company is a party in respect of any of the Company Properties.

3.18 Corrupt Practices; Sanctions.

(a) Since the Company’s inception, to the Knowledge of the Company, neither the Company nor any of its Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. To the Knowledge of the Company, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company.

(b) Since the Company’s inception, neither the Company nor, to the Knowledge of the Company, any of its Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c) To the Knowledge of the Company, the Company is not conducting and, since the Company’s inception, has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

3.19 Insurance.

(a) Section 3.19(a) of the Company Schedules sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company (the “Insurance Policies”). To the Company’s Knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.

(b) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c) As of the date hereof, the Company has not received any written notice of cancellation of, or a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

3.20 Competition and Trade Regulation.

(a) Since the Company’s inception, the Company has been and currently is in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company does business or to which the Company is otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control, except as would not be material or adverse to the Company.

(b) The Company is in compliance with all applicable Antitrust Laws in all material respects. The Company is not nor has it been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company has assets or carries or intends to carry on business or where its activities may have an effect.

3.21 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company is, and since the Company’s inception has been, in compliance in all respects with all Environmental Laws and, without limiting the foregoing, is, and since the Company’s inception has been, in compliance in all material respects with all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Company Properties, which Company Permits have been obtained by the Company and are current and valid;

(b) there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company, and the Company has not received any written, or to the Knowledge of the Company, other notice, report, order, or directive of, and, to the Knowledge of the Company, the Company is not otherwise responsible for, any material violation of or material liability under, Environmental Laws, including for the contamination of or manufacture, generation, storage, disposal, release or threatened release at any location by, or exposure of any Person to, any Hazardous Material;

(c) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, sold, marketed, repaired, installed, distributed, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case in a manner that has given or would give rise to a material liability under Environmental Laws;

(d) the Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to the material liability of any other Person under Environmental Law; and

(e) the Company has furnished to Acquiror copies of all material environmental reports, assessments and audits and all other material environmental, health or safety documents in its possession or reasonable control relating to the past or current operations or facilities of the Company or any of its Affiliates.

3.22 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Section 3.22 of the Company Schedules, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

3.23 Affiliate Agreements. Except as set forth on Section 3.23 of the Company Schedules, the Company is not a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Acquiror Parties or the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

3.24 No Other Representations or Warranties. The representations and warranties made by the Company in this Article III are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company, its Affiliates and each of their respective Representatives has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article III, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE ACQUIROR PARTIES

Except as set forth in the Acquiror Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror prior to the date of this Agreement (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each of the Acquiror Parties represents and warrants to the Company as follows:

4.01 Organization, Standing and Corporate Power.

(a) Acquiror is an exempted company duly incorporated, validly existing and in good standing under the CLCI, and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b) First Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(c) Second Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

(d) Other than First Merger Sub and Second Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

4.02 Authority; Approval; Non-Contravention.

(a) Each of the Acquiror Parties has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to satisfaction of the conditions to Closing contemplated hereby (including obtaining the Acquiror Shareholder Approvals) and the adoption of this Agreement by Acquiror as the sole stockholder and sole member of First Merger Sub and the adoption of this Agreement by Acquiror as the sole member of Second Merger Sub, respectively, to consummate the Transactions. The execution, delivery and performance by each of the Acquiror Parties of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary consents and authorizations on the part of the Acquiror Parties and no other corporate or other actions on the part of the Acquiror Parties are necessary to authorize the execution and delivery by the Acquiror Parties of this Agreement, the Ancillary Agreements to which it is or will be a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Shareholder Approvals and the adoption of this Agreement by Acquiror as the sole stockholder and sole member of First Merger Sub and Second Merger Sub, respectively. This Agreement has been duly executed and delivered by each of the Acquiror Parties and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Acquiror enforceable against them in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which each of the Acquiror Parties is or will be a party, and the consummation of the Transactions, and subject to receipt of the Acquiror Shareholder Approvals and the approval of Acquiror as the sole stockholder and sole member of First Merger Sub and Second Merger Sub, respectively, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Articles of Association or any organizational documents of First Merger Sub or Second Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Acquiror Parties or any of their Affiliates pursuant to, any Contract to which the Acquiror Parties or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which any of the Acquiror Parties or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c) The Sponsor Letter Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions). Immediately prior to the Closing and as of the Closing no holder of any Acquiror Shares will be entitled to any anti-dilution or any similar adjustments and protections in connection with the Transactions or otherwise.

4.03 Litigation.

(a) Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into, perform its obligations under this Agreement and consummate the Transactions. As of the date hereof, Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims.

(b) As of the date of this Agreement, none of the Acquiror Parties is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without the Acquiror Parties named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into, perform its obligations under this Agreement and consummate the Transactions.

4.04 Compliance with Laws. The Acquiror Parties are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and the Merger Subs, and each of the Acquiror Parties are conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.

4.05 Employee Benefit Plans. Except as may be contemplated by the Acquiror Equity Plan Proposal, none of the Acquiror Parties maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan, or with respect to which Benefit Plan the Acquiror Parties or any of their respective Affiliates have any remaining obligations or liabilities, and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of the Acquiror Parties, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of the Acquiror Parties to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

4.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $42,600,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated January 11, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Articles of Association and Acquiror’s final prospectus dated January 11, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Articles of Association shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Articles of Association to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the First Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, and does not have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness (other than with respect to this Agreement and the Transactions, as applicable).

4.07 Taxes.

(a) Each of the Acquiror Parties has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all income and other material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of the Acquiror Parties has timely paid all income and other material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) Each of the Acquiror Parties, as applicable, has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) None of the Acquiror Parties is subject to any material Tax liability that has not been paid or fully reserved for in the audited financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports in accordance with GAAP.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against the Acquiror Parties that remains unresolved or unpaid. There is no Tax audit or other proceeding of the Acquiror Parties presently in progress, pending or threatened in writing and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to material Taxes or material Tax Returns of the Acquiror Parties, and no request for any such waiver or extension is currently pending.

(e) None of the Acquiror Parties is or has been (i) a party to or bound by any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of a Tax group (other than any such Tax group the common parent of which is or was the Acquiror) filing Income Tax Returns on an affiliated, consolidated, combined, unitary or similar basis, or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) None of the Acquiror Parties has any liability for Taxes of any other Person (other than any member of a Tax group the common parent of which is Acquiror) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.

(g) None of the Acquiror Parties will be required to include any item of income that, individually or in the aggregate, is material in, or exclude any deduction that, individually or in the aggregate, is material from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account under Section 1502 of the Code; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date.

(h) None of the Acquiror Parties has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) within the past two (2) years.

(i) No written claim has been made by a Tax Authority in a jurisdiction where an Acquiror Party does not file a Tax Return that such Acquiror Party is or may be subject to Taxes, or required to file a Tax Return in, that jurisdiction.

(j) There are no Liens for Taxes (other than Liens not yet due and payable) on any of the assets of the any Acquiror Party.

(k) Section 4.07(k) of the Acquiror Schedules sets forth the tax classification of each of the Acquiror Parties for U.S. federal income tax purposes, and except as set forth in Section 4.07(k) of the Acquiror Schedules, such classification has not changed since the formation of each such entity.

(l) The Acquiror Parties have not taken any action, nor, as of the date hereof, to the Knowledge of Acquiror, are there any facts or circumstances, that would reasonably be expected to prevent the Mergers, the Company SAFE Conversions or the Domestication from qualifying for the Intended Tax Treatment.

(m) The Acquiror Parties are in material compliance with escheat and unclaimed property laws.

4.08 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Section 4.08 of the Acquiror Schedules, the fees and expenses of which will be paid by the Acquiror Parties pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Acquiror Parties or any of their Affiliates. Section 4.08 of the Acquiror Schedules sets forth Acquiror’s good faith estimate of Acquiror’s aggregate Transaction Expenses.

4.09 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 4, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.10 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Articles of Association, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $500,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.03) and Contracts set forth on Section 4.10(c) of the Acquiror Schedules).

(d) There is no liability, debt or obligation against the Acquiror Parties, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2023 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Acquiror Parties, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period June 30, 2023 in the ordinary course of the operation of business of the Acquiror Parties (other than any such liabilities as are not and would not be, in the aggregate, material to the Acquiror Parties, taken as a whole) or (iii) disclosed in Section 4.10(d) of the Acquiror Schedules.

(e) Since its organization, neither First Merger Sub nor Second Merger has conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the organizational documents of First Merger Sub and Second Merger Sub, there is no agreement, commitment, or Governmental Order binding upon either First Merger Sub or Second Merger Sub or to which either of the Merger Subs is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of First Merger Sub or Second Merger or any acquisition of property by either First Merger Sub or Second Merger Sub or the conduct of business by either of First Merger Sub or Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of either of First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement.

(f) Neither First Merger Sub nor Second Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) First Merger Sub was formed solely for the purpose of effecting the First Merger and has not engaged in any business activities or conducted any operations other than in connection with the First Merger and has no, and at all times prior to the First Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h) Second Merger Sub was formed solely for the purpose of effecting the Second Merger and has not engaged in any business activities or conducted any operations other than in connection with the Second Merger and has no, and at all times prior to the Second Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(i) (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror Parties that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of the Acquiror Parties to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from December 22, 2020 through the date of this Agreement, the Acquiror Parties have not taken any action that would require the consent of the Company pursuant to Section 6.03 if such action had been taken after the date hereof.

4.11 Registration Statement. The information supplied in writing by the Acquiror Parties for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Shareholders and at the time of any meeting of the Acquiror Shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the forgoing sentence, the Acquiror makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Company for inclusion therein or (b) any projections or forecast or forward looking statements included in the Registration Statement or Proxy Statement.

4.12 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and its Subsidiaries and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III or any certificate delivered in accordance with Section 8.02(d), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company and its Subsidiaries, and each of the Acquiror Parties, on its own behalf and on behalf of their Affiliates and its and their directors, officers, employees, partnership, members or Representatives, disclaim reliance on any representations and warranties, express or implied, other than those expressly given by the Company in Article III or any certificate delivered in accordance with Section 8.02(d). Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or their respective Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement or any certificate delivered in accordance with Section 8.02(d). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or any certificate delivered in accordance with Section 8.02(d), with all faults and without any other representation or warranty of any nature whatsoever.

4.13 Capitalization.

(a) The authorized share capital of Acquiror consists of (i) (A) 500,000,000 Acquiror Class A Shares, of which 3,931,719 Acquiror Class A Shares are issued and outstanding as of the date of this Agreement, (B) 10,000,00 Existing Acquiror Public Warrants are issued and outstanding as of the date of this Agreement and (C) 5,566,667 Existing Acquiror Private Placement Warrants are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Acquiror Class B Shares, of which 7,500,000 Acquiror Class B Shares are issued and outstanding, and (iii) 5,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding. All of the issued and outstanding Acquiror Shares and Existing Acquiror Warrants (w) have been duly authorized and validly issued and, with respect to the Acquiror Shares, are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Class B Shares held by the Sponsor.

(b) Except for this Agreement, any Subscription Agreements, the Existing Acquiror Warrants and Acquiror Class B Shares, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Shares or other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Articles of Association, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Shareholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Acquiror Shares or any other equity or equity-based interests of Acquiror. Other than First Merger Sub and Second Merger Sub, Acquiror does not own any capital stock or any other equity or equity-based interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions.

(c) As of the date hereof, the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which one share is issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(d) As of the date hereof, one unit of Second Merger Sub is issued and beneficially held (and of record) by Acquiror as the of the date of this Agreement.

(e) Subject to approval of the Proposals, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

4.14 NASDAQ Stock Market Quotation. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GPACU”. The issued and outstanding Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GPAC”. The issued and outstanding Existing Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “GPACW”. Acquiror is in compliance in all material respects with the rules of NASDAQ and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Class A Shares, the Existing Acquiror Public Warrants or terminate the listing of Acquiror Class A Shares on NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, Acquiror Class A Shares or Existing Acquiror Public Warrants under the Exchange Act.

4.15 Contracts; No Defaults.

(a) The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) (other than this Agreement and any Ancillary Agreement to which Acquiror is a party) to which, as of the date of this Agreement, the Acquiror Parties are a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to the Company or its Representatives.

(b) None of the Acquiror Parties is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Acquiror Parties, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to the Acquiror Parties taken as a whole. There is no default under any such Acquiror Material Contract by the Acquiror Parties or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Acquiror Parties or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would be material and adverse to the Acquiror Parties taken as a whole.

4.16 Title to Property. None of the Acquiror Parties (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

4.17 Investment Company Act. None of the Acquiror Parties is an “investment company” within the meaning of the Investment Company Act.

4.18 Affiliate Agreements. Except as set forth on Section 4.18 of the Acquiror Schedules, none of the Acquiror Parties is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror Parties, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

4.19 Corrupt Practices.

(a) Since their respective dates of incorporation, to the Knowledge of Acquiror, none of the Acquiror Parties, nor any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. Acquiror (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Acquiror operates and (y) has maintained such policies and procedures in force. To the Knowledge of Acquiror, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of Acquiror.

(b) Since their respective dates of incorporation, none of the Acquiror Parties nor, to the Knowledge of Acquiror, any of their respective Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c) Since their respective dates of incorporation, to the Knowledge of Acquiror, none of the Acquiror Parties is conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

4.20 Takeover Statutes and Charter Provisions. Effective immediately after the consummation of the Domestication, the Acquiror Board represents that it has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of the Merger Consideration. As of the date of the Domestication and through the First Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to the Acquiror, parties in connection with this Agreement, the Mergers, the issuance of the Merger Consideration or any of the other Transactions. As of the date of the Domestication and through the First Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which any of the Acquiror Parties is subject, party or otherwise bound.

4.21 No Other Representations or Warranties. The representations and warranties made by the Acquiror Parties in this Article IV are the exclusive representations and warranties made by the Acquiror Parties their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article IV, none of the Acquiror Parties, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Acquiror Parties, to the accuracy or completeness of any information regarding the Acquiror Parties available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, none of the Acquiror Parties, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Acquiror Parties or (b) any oral or, except for the representations and warranties expressly made by the Acquiror Parties in this Article IV, written information made available to the other parties hereto in the course of their evaluation of the Acquiror Parties and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

COVENANTS OF THE COMPANY

5.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Section 5.01 of the Company Schedules, as expressly contemplated by this Agreement or any Ancillary Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with their customers, suppliers, distributors and creditors and (iii) use commercially reasonable efforts to keep available the services of its present officers Without limiting the generality of the foregoing, except as set forth on Section 5.01 of the Company Schedules, as expressly contemplated by this Agreement or any Ancillary Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, the Company shall not, and shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend any certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b) declare, make or pay any dividend or other distribution (whether in cash, equity or property) to stockholders of the Company or repurchase or redeem any Company Common Stock;

(c) create, allot, issue, redeem, sell, grant or repurchase or agree to create, allot, issue, redeem, sell, grant or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company, including any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company, to issue, deliver or sell any equity securities of the Company or securities convertible into equity securities of the Company, other than, prior to the delivery of the Allocation Schedule pursuant to Section 2.06, the issuance of the shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with the terms of the Company Stock Plan and the underlying grant, award or similar agreement;

(d) enter into, amend or modify any material term of, terminate or waive or release any material rights, claim or benefits under any Contract or other arrangement to which the Company, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, other than entry into, amendments of, modifications of, terminations of or waivers or releases under such Contracts or arrangements in the ordinary course of business consistent with past practice;

(e) sell, transfer, lease, license, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any material assets or material properties, or the business of the Company and its Subsidiaries, except for (i) dispositions of obsolete or worthless assets, (ii) sales of inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible or intangible assets or items or materials in an amount material to the Company in the aggregate, other than (A) as set forth on Section 5.01(e) of the Company

Schedules, (B) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any immaterial Registered IP in the ordinary course of business, (C) Permitted Liens or (D) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company;

(f) except as set forth on Section 5.01(f) of the Company Schedules, (i) establish, adopt, enter into, amend, modify or terminate any CBA to which the Company is a party or by which it is bound, (ii) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining representative for any employees of the Company, (iii) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate the WARN Act, or (iv) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries;

(g) (i) establish, adopt, amend, modify or terminate any Company Benefit Plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof; (ii) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any of the current or former employees, officers, directors or other service providers of the Company, including under any Company Benefit Plan or otherwise; (iii) grant or announce any cash, severance or equity or equity-based incentive awards or other compensation and benefits payable to any of the current or former employees, officers, directors or other individual service providers of the Company (or any of their respective dependents or beneficiaries); (iv) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any current or former employee or other individual service provider of the Company whose annualized compensation opportunities would exceed $150,000; or (v) terminate any employee or other individual service provider of the Company other than for cause, whose annualized compensation opportunities would exceed $150,000;

(h) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(i) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate are material to the Company, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company in the ordinary course of business and extended payment terms for customers in the ordinary course of business;

(k) make, revoke or change any material Tax election (other than elections made in the ordinary course of business that could not reasonably be expected to materially and adversely affect Acquiror), adopt or change any material Tax accounting method or period (other than in the ordinary course of business if such adoption or change could not reasonably be expected to adversely affect Acquiror), file any amendment to a material Tax

Return, enter into any closing (or similar) agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any material Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), surrender any right to claim any refund of material Taxes, or take any action, or fail to take any action, which would reasonably be expected to prevent or impede the Mergers or the Domestication from qualifying for the Intended Tax Treatment;

(l) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $100,000 in the aggregate;

(m) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than (A) borrowings in an aggregate amount not to exceed $3,000,000 and (B) intercompany indebtedness;

(n) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(o) voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company, any insurance policy maintained with respect to the Company and their assets and properties;

(p) make any material change to any of the Company’s Cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable; or

(q) enter into any agreement or undertaking to do any action prohibited under this Section 5.01.

5.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and that are in the possession of the Company as such Representatives may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

5.03 HSR Act and Regulatory Approvals.

(a) In connection with the Transactions, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The

Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall substantially comply with any Information or Document Requests.

(b) The Company shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) The Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 or any other provision of this Agreement shall require or obligate the Company to take any actions, including selling, divesting or otherwise disposing of, licensing, holding separate or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 or any other provision of this Agreement shall require or obligate the Company or any other Person to take any actions with respect to its Affiliates or Subsidiaries.

(d) The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the Transactions, and furnish to Acquiror upon request copies of any material notices or written communications received by the Company or any of its Affiliates with respect to the Transactions, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith any reasonable comments of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the Transactions; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 5.03 may be redacted or withheld as necessary to address privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 5.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates to, and Acquiror, First Merger Sub and Second Merger Sub and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Affiliates, or any interest therein. All filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement, including in connection with the HSR Act, shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Acquiror.

5.04 No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a Business Combination and the Company has read Acquiror’s final prospectus, dated January 11, 2021 and other Acquiror SEC Reports, the Articles of Association, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by the Automatic Extension Deadline or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 5.04 shall survive the termination of this Agreement for any reason. Notwithstanding the foregoing, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, First Merger Sub, Second Merger Sub or any other Person (a) for legal relief against monies or other assets of the Acquiror, First Merger Sub or Second Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Acquiror (or any successor entity), First Merger Sub or Second Merger Sub in the event this Agreement is terminated for any reason and Acquiror consummates a Business Combination with another Person, in each case of clauses (a) and (b), so long as such claim would not affect Acquiror’s ability or obligation to effectuate the redemption of any Redeeming Shareholder’s Acquiror Class A Shares.

5.05 Proxy Solicitation; Other Actions.

(a) The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 5.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

ARTICLE VI

COVENANTS OF ACQUIROR

6.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.01 or any other provision of this Agreement shall require or obligate Acquiror to take any actions, including selling, divesting or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates or the Sponsor.

(d) Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any material notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the Transactions, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed material communications by Acquiror or its Affiliates to any Governmental Authority concerning the Transactions; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 6.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of Acquiror, and to remove competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 6.01 as “outside counsel only.”

6.02 Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of not less than six (6) years from the First Effective Time provisions in its certificate of incorporation, bylaws and indemnification agreements, to the extent applicable, concerning the indemnification and exculpation (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the Company’s certificate of incorporation, bylaws and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 6.02.

(b) For a period of six (6) years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) -year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six (6) -year period, any insurance required to be maintained under this Section 6.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.02. The obligations of Acquiror and the Surviving Company under this Section 6.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

(d) Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

6.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, Acquiror, First Merger Sub and Second Merger Sub shall, subject to Section 7.02, carry on their business in the ordinary course of business and in accordance with applicable Law.

During the Interim Period, except as set forth on Section 6.03 of the Acquiror Schedules or as expressly contemplated by this Agreement or any Ancillary Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, Acquiror shall not and shall not permit First Merger Sub or Second Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Articles of Association or the organizational documents of First Merger Sub or Second Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any Acquiror Class A Shares required by the Offer or as otherwise required by the Articles of Association in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, revoke or change any material Tax election (other than elections made in the ordinary course of business that could not reasonably be expected to adversely affect the Company), adopt or change any material Tax accounting method or period (other than in the ordinary course of business if such adoption or change could not reasonably be expected to materially and adversely affect the Company or any of its Subsidiaries), file any amendment to a material Tax Return, enter into any closing (or similar) agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority relating to any material Taxes or settle, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any material Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), surrender any right to claim any refund of material Taxes, or take any action, or fail to take any action, which would reasonably be expected to prevent or impede the Domestication or the Mergers from qualifying for the Intended Tax Treatment;

(iv) other than as set forth on Section 6.03(a)(iv) of the Acquiror Schedules, enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement), provided, however, that Acquiror may enter into an Acquiror Affiliate Agreement with Sponsor to fund working capital (including Transaction Expenses) or extensions;

(v) enter into, or amend or modify any material term of (in a manner adverse to Acquiror, First Merger Sub or Second Merger Sub (including the Company)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Section 4.15(a) of the Acquiror Schedules (or any Contract, that if existing on the date hereof, would have been required to be listed on Section 4.15(a) of the Acquiror Schedules) to which Acquiror, First Merger Sub or Second Merger Sub is a party or by which it is bound;

(vi) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, provided, that this nothing in this Section 6.03 shall prevent Acquiror from borrowing funds, including for the avoidance of doubt from Sponsor, necessary to finance working capital needs (including to pay expenses incurred in connection with the consummation of the Transactions or this Agreement (including any expenses arising from any Extension)) and any ordinary course operating expenses;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror, First Merger Sub or Second Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (1) in connection with the exercise of any Existing Acquiror Warrants outstanding on the date hereof, (2) the Transactions or (3) entry into a private placement of Acquiror Common Stock or other securities of Acquiror, such placement to be consummated prior to or substantially concurrent with the consummation of the Transactions, including the Private Placement, or (B) amend, modify or waive any of the terms or rights set forth in, any Existing Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) (A) acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror, First Merger Sub or Second Merger Sub (other than the transactions contemplated by this Agreement);

(ix) make any loans, advances or capital contributions to or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(x) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law; or

(xi) enter into any agreement or undertaking to do any action prohibited under this Section 6.03.

(b) During the Interim Period, Acquiror shall, and shall cause both First Merger Sub and Second Merger Sub to comply with, and continue performing under, as applicable, the Articles of Association, the Trust Agreement and all other agreements or Contracts to which Acquiror, First Merger Sub or Second Merger Sub may be a party.

6.04 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any Acquiror Class A Shares in connection with the Offer; (b) the payment of any unpaid Transaction Expenses pursuant to Section 2.16; and (c) the disbursement to Acquiror of the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clause (a) and (b).

6.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror, First Merger Sub or Second Merger Sub by third parties that may be in Acquiror’s, First Merger Sub’s or Second Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror, First Merger Sub or Second Merger Sub is bound, Acquiror shall afford to the Company and its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

6.06 Acquiror Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for Acquiror Units, Acquiror Common Stock and Existing Acquiror Public Warrants to be listed on, NASDAQ.

(b) Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock and the Acquiror Warrants to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date.

6.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws. Prior to making any such filings with the SEC, the Acquiror shall give the Company a reasonable opportunity to review and comment on any such proposed filings relating to the Transactions or the Company and to incorporate, in good faith, the Company’s reasonable comments thereto.

6.08 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

6.09 Class B Conversion; Domestication.

(a) Prior to the consummation of the Transactions, and subject to the Supermajority Acquiror Shareholder Approval, and at least one (1) Business Day prior to the Domestication, each then issued and outstanding Acquiror Class B Share, shall convert automatically, on a one-for-one basis, into Acquiror Class A Shares, in accordance with the Articles of Association and the Sponsor Letter Agreement, other than as otherwise set forth in the Sponsor Letter Agreement;

(b) Prior to the consummation of the Mergers, and subject to the Supermajority Acquiror Shareholder Approval, Acquiror shall domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL by (i) filing a certificate of corporate domestication with respect to the Domestication and the Acquiror Charter with the Secretary of State of the State of Delaware, (ii) completing, making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication and (iii) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. In connection with the Domestication, Acquiror shall adopt as Acquiror’s initial certificate of incorporation the Acquiror Charter. Acquiror shall effect the Domestication in such a way that Acquiror’s representations and warranties set forth in Article IV remain true and correct.

(c) At the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding Acquiror Class A Share (including those Acquiror Class A Shares issued in connection with the Class B Conversion) shall convert automatically, on a one-for-one basis, into a share of the Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware), (ii) each then issued and outstanding Existing Acquiror Warrant shall convert automatically into an Acquiror Warrant, pursuant to the Warrant Agreement and (iii) each then issued and outstanding Acquiror Unit that has not been previously separated will be cancelled and will entitle the holder thereof to one Acquiror Class A Share and one-sixth of one Existing Acquiror Warrant which shall be automatically converted as set out in the foregoing paragraphs (i) and (ii) respectively.

6.10 Extension of Business Combination Deadline. Acquiror agrees that during the Interim Period, it will continue to extend the existence of Acquiror for the maximum number of monthly periods until January 14, 2024 (the “Automatic Extension Deadline”) in accordance with the Articles of Association, as amended, (the “Automatic Extensions” and together with any Charter Amendment Extensions, “Extensions”). If Closing has not occurred prior to the Automatic Extension Deadline, Acquiror shall use its reasonable best efforts (including soliciting any necessary proxies) to (a) cause the approval of any amendment to the Articles of Association necessary to extend the Automatic Extension Deadline of Acquiror (the “Extension Amendment”) to a date no earlier than July 14, 2024 (a “Charter Amendment Extension” and such date, as extended, the “Business Combination Deadline”) and resolve to recommend that the Acquiror Shareholders approve the Extension Amendment by special resolution (the “Extension Recommendation”), and not change or modify or propose to change or modify the Extension Recommendation, and (b) prepare and file with the SEC a proxy statement (the “Extension Proxy Statement”) for the purposes of soliciting proxies from Acquiror Shareholders for the adoption of the Extension Amendment. Acquiror shall (x) comply in all material respects with all applicable Laws, any applicable rules and regulations of NASDAQ, the Articles of Association and this Agreement in connection with the preparation, filing and distribution of the Extension Proxy Statement, any solicitation of proxies thereunder, the holding of an extraordinary general meeting of the Acquiror Shareholders to consider, vote on and approve the Extension Amendment and making any necessary filings with the Cayman Islands Registrar of Companies, and (y) respond to any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. Any expenses incurred by Acquiror or its Representatives pursuant to this Section 6.10 (the “Extension Expenses”) shall be deemed to be Transaction Expenses. For the avoidance of doubt, nothing in this Section 6.10 shall obligate the Acquiror, the Sponsor or their respective Affiliates to incur any expenses or provide any funds with respect to any of the foregoing Section 6.10. Notwithstanding the foregoing, the Extension Expenses (and for the avoidance of doubt excluding any payments made to the Trust Account) shall not exceed $450,000 in the aggregate without the prior written consent of the Company solely for purposes of Transaction Expenses to be reimbursed to the Company pursuant to Section 9.02(b).

6.11 Acquiror Equity Incentive Plan. Following the execution and delivery of this Agreement Acquiror shall approve and adopt, in a form reasonably acceptable and agreed upon by the Company, a customary incentive equity plan in the manner prescribed under applicable Laws, effective as of one day prior to Closing that will provide that the Acquiror Class A Shares reserved for issuance thereunder, together with the shares of Acquiror Common Stock reserved with respect to Exchanged Company Options and Exchanged Company Restricted Stock under the Company Stock Plan after giving effect to Section 2.08, will be set at an amount equal to ten percent (10%) of Acquiror Common Stock outstanding immediately after Closing (the “Acquiror Equity Incentive Plan”). Following the Domestication such incentive equity plan shall be amended to refer to Acquiror Common Stock and following the Closing no further awards will be granted under the Company Stock Plan.

6.12 Consent of First Merger Sub. Prior to the Closing, Acquiror, in its capacity as the sole stockholder of First Merger Sub, shall deliver to the Company a true and correct copy of a written consent approving this Agreement and the Transactions that is duly executed by Acquiror in accordance with the organizational documents of First Merger Sub and the Laws of the State of Delaware, as applicable.

6.13 Consent of Second Merger Sub. Prior to the Closing, Acquiror, in its capacity as the sole member of Second Merger Sub, shall deliver to the Company a true and correct copy of a written consent approving this Agreement and the Transactions that is duly executed by Acquiror in accordance with the organizational documents of Second Merger Sub and the Laws of the State of Delaware, as applicable.

6.14 Termination of Affiliate Contracts. At or prior to Closing, each of the Acquiror Affiliate Contracts set forth on Section 6.14 of the Acquiror Schedules (the “Terminated Affiliate Contract”) shall be settled or terminated. No such Terminated Affiliate Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing and Company and its Affiliates shall be released from all obligations and liabilities thereunder.

ARTICLE VII

JOINT COVENANTS

7.01 Support of Transaction. Without limiting any covenant contained in Article V or Article VI, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 5.03 and Section 6.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.01, Acquiror and the Company shall each, and Acquiror shall cause both First Merger Sub and Second Merger Sub to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, First Merger Sub, Second Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

7.02 Exclusivity.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any equity or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person (other than Acquiror) to do or seek to do any of the foregoing. The Company agrees to (A) notify Acquiror promptly (and, in any event, within one (1) Business Day) upon receipt of any Company Acquisition Proposal by the Company, describing the material terms and conditions thereof in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal), (B) keep Acquiror reasonably informed on a current basis of any modifications to such offer or information and (C) refrain from (and to cause its Subsidiaries and their respective Representatives to refrain from) conducting any further discussions with, providing any information to or entering into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Acquiror and its Representatives) that may be ongoing with respect to a Company Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Acquiror shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Acquiror Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquiror Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Acquiror Acquisition Proposal; or (iv) enter into any agreement, arrangement or understanding that could reasonably be expected to adversely affect the ability of

Company and/or its Affiliates to consummate the Transaction in a timely manner; or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing or seek to circumvent the Transaction or further an Acquiror Acquisition Proposal. Acquiror agrees to (A) notify the Company promptly (and, in any event, within one (1) Business Day) upon receipt of any Acquiror Acquisition Proposal by Acquiror, describing the material terms and conditions thereof in reasonable detail (including the identity of any person or entity making such Acquiror Acquisition Proposal), (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information and (C) refrain from (and to cause its Affiliates and their respective Representatives to refrain from) conducting any further discussions with, providing any information to or entering into negotiations with such Persons. The Acquiror shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Company and its Representatives) that may be ongoing with respect to a transaction or transactions substantially similar to the Transactions and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 7.02 shall not prohibit the Company, Acquiror or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 7.02 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Acquiror Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 7.02.

7.03 Preparation of Registration Statement; Special Meeting; Solicitation of Acquiror Shareholder Approvals and Company Stockholder Approval.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Common Stock and Acquiror Warrants to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror. Acquiror and the Company shall each bear half (50%) of all reasonably documented fees and expenses, incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Acquiror Common Stock to be issued as Merger Consideration on the Closing Date, other than fees and expenses of advisors (which shall be borne by party incurring such fees).

(b) As promptly as reasonably practicable after the date hereof, the Company shall deliver to Acquiror, the Financial Statements that are required to be included in the Registration Statement. When delivered in accordance with this Section 7.03(b), the Financial Statements will (i) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the date(s) thereof and for the periods indicated therein, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (iii) in the case of the Audited Financial Statements, be audited in accordance with the standards of the PCAOB and contain a report of the Company’s independent auditor and (iv) comply in all material respects with the applicable accounting requirements and other the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the

Company and its Subsidiaries, Acquiror in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by Acquiror with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(d) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the shareholders of Acquiror, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Articles of Association. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(e) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination, and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter (the “Amendment Proposal”) and certain non-binding proposals relating to the approval of the Amendment Proposal, (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration in accordance with the rules of NASDAQ (the “NASDAQ Proposal”), (iv) approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”), (v) the election of seven (7) directors who, upon consummation of the Transactions, will be the directors of Acquiror (the “Director Election Proposal”), (vi) the Domestication (the “Domestication Proposal”), (vii) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”) and (viii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions (each, an “Additional Proposal” and, together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal, the Acquiror Equity Plan Proposal, the Director Election Proposal, the Domestication Proposal and the Adjournment Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Shareholders at the Special Meeting.

(f) Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the Articles of Association and the CLCI, (ii) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Acquiror Board Recommendation, or fail to include the Acquiror Board Recommendation in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 7.03(f), if on a date for which the

Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Shares to obtain the Acquiror Shareholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that the Special Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than ten (10) Business Days after the date for which the Special Meeting was originally scheduled or the most recently adjourned Special Meeting (excluding any adjournments required by applicable Law) and (y) may not be held later than four (4) Business Days prior to the Termination Date.

(g) As promptly as practicable after the Registration Statement becomes effective, the Company shall solicit a consent in writing or by electronic transmission from the Company Stockholders approving and adopting this Agreement, the Mergers and, to the extent required by Law, the Transactions (when executed by the Company Stockholders holding at least a majority of all outstanding shares of Company Common Stock, voting together as a single class on an as-converted basis, (collectively, the “Company Stockholder Approval”)). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (A) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent and (B) solicit written consents from the Company Stockholders to give the Company Stockholder Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”), subject to the provisions of this Section 7.03(g). The Company Board shall not (and no committee or subgroup thereof shall) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Board Recommendation. The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Company Stockholder Approval is obtained, then promptly following the receipt of the required consents in writing or by electronic transmission, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL.

7.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be paid one hundred percent (100%) by Acquiror. The Company, First Merger Sub, Second Merger Sub and Acquiror further agree to reasonably cooperate, and join in the execution of any Tax Returns, in each case with respect to Transfer Taxes, and to further reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes in accordance with applicable Law.

(b) Tax Treatment. The parties intend that, for U.S. federal (and applicable state and local) Income Tax purposes, (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which the Acquiror is a party under Section 368(b) of the Code, and accordingly, the taxable year of Acquiror will end on the date that the Domestication is consummated pursuant to Treasury Regulations Section 1.367(b)-2(f)(4), (ii) the Company SAFE Conversions shall constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and (iii) the Mergers, taken together, shall be viewed as a single integrated transaction that shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code as described in IRS Rev. Rul. 2001-46, 2001-2 C.B. 321 to which each of the Acquiror and Company are parties under Section 368(b) of the Code. The parties hereto shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 7.04(b) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Intended Tax Treatment.

(c) The parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (i) the Mergers or (ii) the Domestication from qualifying for the relevant Intended Tax Treatment.

(d) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Acquiror and the Company shall deliver to Kirkland & Ellis LLP and Norton Rose Fulbright, as applicable, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if required by the SEC, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Domestication and, if required, Norton Rose Fulbright shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Mergers.

(e) FIRPTA Certificate. On the Closing Date, the Company shall deliver or cause to be delivered on behalf of the Company to Acquiror (i) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2) (which shall be delivered by Acquiror to the Internal Revenue Service on behalf of the Company after the Closing), in each case dated not more than thirty (30) calendar days prior to the Closing Date and duly signed by a responsible corporate officer of the Company.

(f) Tax Forms. (i) Each Company Stockholder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Acquiror a properly completed and duly executed IRS Form W-9 certifying that such Company Stockholder, as the case may be, is not subject to backup withholding and (ii) each Company Stockholder that is not a “United States person” shall deliver to the Acquiror a properly completed and duly executed applicable IRS Form W-8.

(g) Tax Matters Cooperation. Each of the parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and after the Closing, making available to Persons who were shareholders of Acquiror prior to the Mergers, upon the reasonable request of such Persons, information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Acquiror’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing Date, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

7.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) None of Acquiror, First Merger Sub, Second Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 7.02; and provided, further, that subject to Section 5.02 and this Section 7.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

7.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

7.07 Private Placement; PIPE Financing.

(a) The Company, following the execution and delivery of this Agreement, shall use its commercially reasonable efforts to cause certain subscribers (the “Subscribers”) to enter into subscription agreements (the “Subscription Agreements”) with Company, pursuant to which such Subscribers, upon the terms and subject to the conditions set forth therein, will agree to purchase shares of Company Common Stock at a purchase price and structure mutually agreed (with such consent to not be unreasonably withheld, conditioned or delayed) to by Company and Acquiror (the “Private Placement”), and the Acquiror shall reasonably cooperate with the Company in such efforts.

(b) During the Interim Period, Acquiror may, but is not obligated to, enter into additional subscription agreements (the “Additional Subscription Agreements”) with certain third-party subscribers (the “Additional Subscribers”) pursuant to which Additional Subscribers, if any, upon the terms and subject to the conditions set forth therein, will agree to purchase Acquiror Shares, Acquiror Warrants, Acquiror Units or other securities of Acquiror (any such transaction, an “Additional Permitted Private Placement”) and the Company shall reasonably cooperate with the Acquiror in such efforts; provided that (except or as otherwise expressly consented to by the Company in advance of such issuance) (ii) no such Additional Permitted Private Placement shall provide for a purchase price below prevailing market value (including of any discounts, rebates, equity kicker or promote) and (ii) the aggregate proceeds from all Additional Permitted Private Placements shall not exceed $150,000,000.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

8.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, and any agreement with any Governmental Authority not to consummate the Transactions shall have expired or been terminated.

(b) No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Domestication or the Mergers, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Domestication or the Mergers.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) Acquiror Shareholder Approvals. The Acquiror Shareholder Approvals, other than such approvals for the Proposals contained in Section 7.03(e)(v) and Section 7.03(e)(viii), shall have been obtained.

(e) Company Shareholder Approvals. The requisite approvals of the Company with respect to this Agreement and the Transactions pursuant to the Company Organizational Documents shall have been obtained.

8.02 Additional Conditions to Obligations of Acquiror and Merger Subs. The obligations of Acquiror, First Merger Sub and Second Merger Sub to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.01 (Organization, Standing and Corporate Power), Section 3.02(a) (Corporate Authority; Approval; Non-Contravention), Section 3.22 (Brokers) and Section 3.08 (Absence of Certain Changes or Events) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 3.04 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct, in all material respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) SAFE Conversion Amendments. The Company SAFE Amendments shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a) and Section 8.02(b) have been fulfilled.

(e) No Material Adverse Effect. Since the date hereof, there shall not have occurred any change, effect, event, occurrence, state of facts or development that, in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(f) Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is party.

8.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror, First Merger Sub and Second Merger Sub contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention), Section 4.08 (Brokers) and Section 4.10(a) and 4.10(b) (Business Activities; Absence of Changes) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of Acquiror, First Merger Sub and Second Merger Sub contained in Section 4.13 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of Acquiror, First Merger Sub and Second Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an authorized officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.

(d) NASDAQ. The Acquiror Common Stock and Acquiror Warrants to be issued in connection with the Transactions shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

(e) No Material Adverse Effect. Since the date hereof, there shall not have occurred any change, effect, event, occurrence, state of facts or development that, in the aggregate, has had or would reasonably be expected to result in a material adverse effect on the ability of the Acquiror to consummate the Transactions at the Closing.

(f) Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party.

ARTICLE IX

TERMINATION/EFFECTIVENESS

9.01 Termination. This Agreement may be terminated, and the Transactions abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 8.02(a) or Section 8.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; (ii) the Closing has not occurred on or before the Business Combination Deadline (the “Termination Date”); provided that, if Acquiror has successfully extended its expiration pursuant to the requisite shareholder approval, Acquiror may extend the Termination Date for a period of up to one hundred fifty (150) days by delivery of a written notice to the Company at or prior to 11:59 p.m. Eastern Time on the then-applicable Termination Date; or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 9.01(b)(ii) shall not be available if (A) Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, First Merger Sub or Second Merger Sub set forth in this Agreement, such that any condition specified in Section 8.03(a) or Section 8.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror, First Merger Sub or Second Merger Sub through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror, First Merger Sub or Second Merger Sub of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; (ii) the Closing has not occurred on or before the Termination Date; provided that, if Acquiror has successfully extended its expiration pursuant to the requisite shareholder approval, Acquiror may extend the Termination Date for a period of up to one hundred fifty (150) days by delivery of a written notice to the Company at or prior to 11:59 p.m. Eastern Time on the then-applicable Termination Date; or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 9.01(c)(ii) shall not be available if (x) the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (y) if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d) by written notice from either the Company or Acquiror to the other if the Acquiror Shareholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e) by written notice from Acquiror to the Company if the Company Stockholder Approval shall not have been obtained within two (2) Business Days following the date that the Registration Statement is declared effective; or (f) by the Company if Acquiror Common Stock is delisted from NASDAQ prior to the consummation of the Transactions (and has not been listed on NYSE or another reasonably acceptable national securities exchange or OTC Markets).

9.02 Effect of Termination.

(a) Except as otherwise set forth in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any fraud or Willful Breach of this Agreement by such party occurring prior to such termination.

(b) Upon the termination of this Agreement, other than pursuant to Section 9.01(c)(i), Section 9.01(d) and, to the extent such delisting is due to Acquiror’s failure to obtain the Extension Amendment, Section 9.01(f) the Company shall promptly reimburse the Acquiror for all reasonable and documented Transaction Expenses incurred by the Acquiror as of the date of such termination; provided, that, Transaction Expenses as calculated pursuant to this Section 9.02 shall only include amounts of Sponsor Loan proceeds spent or amounts incurred pursuant to the Sponsor Loan(s) from and after the LOI Date.

(c) The provisions of Sections 5.04, 7.05, 9.02 and Article X (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. A failure by the Acquiror to close in accordance with this Agreement when obligated to do so shall be deemed to be a Willful Breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

10.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror, First Merger Sub or Second Merger Sub, to:

Global Partner Acquisition Corp. II

200 Park Avenue,

32nd Floor

New York, NY 10166

Attn:  Chandra R. Patel

  Jarett Goldman

E-mail:  crpatel@antarcticacapital.com

 jgoldman@antarcticacapital.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:  Lauren M. Colasacco, P.C.

Peter Seligson, P.C.

Jennifer R. Gasser

E-mail:  lauren.colasacco@kirkland.com

 peter.seligson@kirkland.com

 jennifer.gasser@kirkland.com

(b)	If to the Company to:

Stardust Power Inc.

9112 N Kelley Ave, Ste C.

Oklahoma City, OK 73131

Attn:  Roshan Pujari

E-mail:  roshan@stardust-power.com

with a copy to (which shall not constitute notice):

Norton Rose Fulbright

1301 Avenue of the Americas

New York, NY 10019-6022

Attn:  Rajiv Khanna

E-mail:  rajiv.khanna@nortonrosefulbright.com

or to such other address or addresses as the parties may from time to time designate in writing.

10.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

10.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and representatives) are intended third party beneficiaries of, and may enforce, Section 6.02 and Section 2.13(f) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third party beneficiaries of, and may enforce Section 10.14.

10.05 Expenses. Except as otherwise provided herein (including Section 2.16, Section 5.03(a), Section 7.03 and Section 7.04(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

10.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that, the

Domestication shall be effected in accordance with both the DGCL and the CLCI, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.08 Schedules and Exhibits. The Company Schedules and the Acquiror Schedules and, with respect to both the Company Schedules and the Acquiror Schedules, Exhibits referenced therein are a part of this Agreement as if fully set forth herein. All references herein to Company Schedules and Exhibits or the Acquiror Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Company Schedules or the Acquiror Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Company Schedule or Acquiror Schedule. Certain information set forth in the Company Schedules and the Acquiror Schedules is included solely for informational purposes.

10.09 Entire Agreement. This Agreement (together with the Company Schedules, the Acquiror Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth or referenced in this Agreement, any Ancillary Agreement and the Confidentiality Agreement.

10.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 9.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 10.10.

10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

10.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the Transactions, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the CLCI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.12.

10.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such injunction.

10.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

10.15 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) fraud, (b) any Willful Breach of this Agreement, (c) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (d) this Article X.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

GLOBAL PARTNER ACQUISITION CORP II

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

STRIKE MERGER SUB I, INC.

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

STRIKE MERGER SUB II, LLC

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

STARDUST POWER INC.

By:	/s/ Roshan Pujari
Name:	Roshan Pujari
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

See Annex I

EXHIBIT B

See Annex H

EXHIBIT C

Scope of Shareholder Agreement

Customary Shareholder Agreements between the Acquiror and each of (i) the Sponsor and its Affiliates and (ii) Roshan Pujari and his Affiliates, providing for board nomination rights (subject to customary fall aways) and related matters including voting agreement in connection with the board nominated slate; provided that the nomination rights shall be consistent with the initial board appointment rights set forth in the Agreement. For the avoidance of doubt, the Shareholder Agreement shall not limit the right of any Person to freely transfer their Acquiror Common Stock (subject to the post-closing lock-up and any lock-up contemplated by the Registration Rights Agreement) and such Acquiror Common Stock when transferred shall not be subject to any limitations, or have any rights, under the Shareholder Agreement.

Annex H

Execution Version

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of November 21, 2023, is made by and among Global Partner Sponsor II LLC, a Delaware limited liability company (“Sponsor”), Global Partner Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror” and, following the Closing, the “Public Company”), Stardust Power Inc., a Delaware corporation (the “Company”), and, solely for purposes of Sections 1, 3, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 1, 3, 8 and 9), certain individuals, each of whom is a member of Acquiror’s board of directors and/or management (the “Insiders”). Sponsor, Acquiror, the Company and, solely for purposes of Sections 1, 3, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 1, 3, 8 and 9), the Insiders shall be referred to herein from time to time, collectively, as the “Parties” and each, individually, as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). For purposes of this Agreement, the “Acquiror Shares” held by Sponsor shall include (i) the Acquiror Class B Shares to be converted to Acquiror Class A Shares in connection with the Class B Conversion and (ii) the Acquiror Class A Shares to be converted to Acquiror Common Stock in connection with the Domestication.

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into the Business Combination Agreement;

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, Sponsor will (a) vote in favor of approval of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement to occur at or prior to the Closing (including the Acquiror Shares as converted in the Class B Conversion, which shall be deemed to be converted at the option of the holders of the Acquiror Class B Shares), including the Domestication and the Mergers, at any meeting of the stockholders of Acquiror, (b) agree to be bound by certain restrictions on transfer with respect to its Acquiror Shares prior to the Closing, (c) agree to terminate certain lock-up provisions of that certain Letter Agreement, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 13, 2023, by and among Sponsor, Acquiror and the Insiders (the “Letter Agreement”), on the terms and subject to the conditions set forth in this Agreement, (d) agree to be bound by certain lock-up provisions during the lock-up period described herein with respect to its Acquiror Shares, (e) agree to fully vest 3,000,000 of its Acquiror Class B Shares prior to the Domestication (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like (collectively, “Adjustments”), the “Immediately Vesting Shares”), (f) agree to subject 1,000,000 of its Acquiror Class B Shares (as adjusted for any Adjustments, the “Trading Price Vesting Shares” and, together with the Immediately Vesting Shares, the “Vesting Shares”) to vesting (or forfeiture) on the basis of achieving (or failing to achieve) certain trading price thresholds following the Closing, (g) agree to forfeit 3,500,000 of its Acquiror Class B Shares (the “Forfeited Shares”) for no consideration and (h) waive any anti-dilution adjustment to the conversion ratio set forth in the Amended and Restated Memorandum and Articles of Association of Acquiror, effective on January 11, 2021, as amended by that certain amendment thereto, dated as of January 11, 2023 (the “Articles of Association”), or similar protection with respect to the Acquiror Common Stock; and

WHEREAS, Acquiror and Sponsor are party to that certain Securities Subscription Agreement, dated as of November 11, 2020 (the “Subscription Agreement”), certain provisions of which the Parties hereto wish to amend in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote and Approve.

a. The Parties hereby acknowledge and agree that paragraph 3 of the Letter Agreement is implicated by the Business Combination and that such paragraph of the Letter Agreement is incorporated in this Agreement by reference thereto.

b. Sponsor, Acquiror and the Insiders agree that Sponsor shall not enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Founder Shares and Public Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Founder Shares and Public Shares that would prevent, materially restrict, materially limit or materially interfere with the performance of the Sponsor’s obligations hereunder or the consummation of the transactions contemplated hereby.

2. Waiver of Anti-dilution Protection. Sponsor hereby (a) waives, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, any rights to adjustment of the conversion ratio with respect to the Acquiror Shares owned by Sponsor set forth in the Articles of Association or any other anti-dilution or similar protection with respect to Acquiror Shares owned by Sponsor and (b) agrees not to assert or perfect any rights to adjustment of the conversion ratio with respect to the Acquiror Shares owned by Sponsor set forth in the Articles of Association or any other anti-dilution or similar protection with respect to the Acquiror Shares owned by Sponsor.

3. Termination of the Existing Post-Closing Lock-up. Each of Acquiror, the Insiders and Sponsor hereby agrees that, effective as of the consummation of the Closing (and not before), Section 5 of the Letter Agreement shall be amended and restated in its entirety as follows: “5. Reserved.” The amendment and restatement set forth in this Section 3 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

4. Lock-up; No Transfer of Acquiror Shares.

a. Other than Transfers of Acquiror Common Stock (i) in connection with financing the Business Combination in a manner accordance with the Business Combination Agreement, (ii) in connection with the private placement warrants contemplated by Section 7.07 of the Business Combination Agreement and (iii) to Sponsor by the Insiders or vice versa, during the period from the date hereof through the Expiration Time (as defined below), Sponsor shall not (x) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, any Acquiror Shares or any securities convertible into, or exercisable, or exchangeable for, its Acquiror Shares; (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Acquiror Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (clauses (x) and (y), collectively, “Transfer”) or (z) publicly announce any intention to effect any transaction specified in clauses above. “Expiration Time” shall mean the earliest to occur of (a) the Second Effective Time, (b) such date and time as the Business Combination Agreement shall be validly terminated pursuant to its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

b. Subject to the exceptions set forth herein, Sponsor agrees not to Transfer, assign or sell any Lock-up Shares held by it during the Lock-up Period (the “Lock-up”). For purposes of this Section 4 and, as applicable, this Agreement, (i) “Lock-up Period” shall mean with respect to the Lock-up Shares, subject to this Section 4, the period beginning on the Closing Date and ending on the date that is the six-month anniversary of the Closing Date; and (ii) “Permitted Transferee” shall mean, with respect to Sponsor or any of its respective Permitted Transferees: (A) the Public Company or any of its Subsidiaries (as defined in the Business Combination Agreement); (B) any Person approved in writing by the board of directors of the Public Company, in its sole discretion; (C) each of their respective equityholders and Affiliates (including any partner, shareholder, member controlling or under common control with such member and affiliated investment fund or vehicle); or (D) if their Permitted Transferee is a natural Person, any of such Permitted Transferee’s controlled Affiliates, or any trust or other estate planning vehicle that is under the control of such Permitted Transferee, as applicable, and for the sole benefit of such Permitted Transferee and/or such Permitted Transferee’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons, in the case of each of clauses (A) through (D), only if such transferee becomes a party to this Agreement and only for so long as such party continues to qualify as a Permitted Transferee.

c. Notwithstanding the provisions set forth in Section 4(a), Sponsor and or its Permitted Transferees may Transfer its Lock-up Shares during the Lock-up Period (i) to any of its Permitted Transferees; or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of the Public Company or a duly authorized committee thereof or other similar transaction which results in all of Public Company’s stockholders having the right to exchange their shares of common stock (including any Acquiror Shares exchangeable for shares of common stock in connection therewith) for cash, securities or other property subsequent to the Closing Date.

d. Notwithstanding the provisions set forth in Section 4(a) or elsewhere in this Agreement, to the extent applicable, no (i) exercise by Sponsor of any of its warrants to purchase Acquiror Shares or shares of common stock nor (ii) cashless exercise of warrants shall be deemed a Transfer for purposes of this Section 4, and the actions described in the foregoing clauses (i) and (ii) are, hereby, expressly permitted under the terms of this Agreement.

e. For the avoidance of doubt, this Section 4 shall in no way limit any restrictions on or requirements relating to the Transfer of the Acquiror Shares beneficially owned by Sponsor or its respective Permitted Transferees under applicable securities laws or as otherwise set forth in the Articles of Association as of the date hereof.

f. Until the Expiration Time, the Sponsor unconditionally and irrevocably agrees that any Acquiror Shares that the Sponsor purchases or otherwise hereinafter acquires (including as a result of the exercise of any option to purchase or receive Acquiror Shares or as the result of a permitted Transfer pursuant to Section 4(a) or with respect to which the Sponsor otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time) shall be subject to the terms and conditions of Section 1 of this Agreement to the same extent as if they were owned by the Sponsor as of the date hereof.

g. Any Transfer or attempted Transfer of any Acquiror Shares in violation of this Section 4 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

5. Forfeiture and Vesting of Sponsor Units.

a. Subject to, conditioned upon the occurrence of and effective concurrently with the Closing, the Immediately Vesting Shares shall vest and be released from the provisions set forth in this Section 5 and shall not be subject to any vesting conditions, restrictions or other provisions set forth in the Subscription Agreement.

b. Subject to, conditioned upon the occurrence of and effective immediately after the Closing, the Trading Price Vesting Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Section 5 (and shall not be subject to any vesting conditions, restrictions or other provisions of the Subscription Agreement). The Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 5 on the earlier to occur of (x) if (i) over any 20 trading days within any 30 consecutive trading day period the VWAP of the Surviving Company Stock is greater than or equal to $12.00 per share (in which case, such 50% of the Trading Price Vesting Shares shall vest upon the close of market on the 20th such trading day); or (ii) over any 20 trading days within any 30 consecutive trading day period the VWAP of the Surviving Company Stock is greater than or equal to $14.00 per share (in which case, the remaining 50% of the Trading Price Vesting Shares shall vest upon the close of market on the 20th such trading day) and (y) a Change of Control (as such term is defined in the Business Combination Agreement) (in which case, all Trading Price Vesting Shares which are not then vested shall be vested as of immediately prior to the consummation of such Change of Control). Any Trading Price Vesting Shares that have not vested in accordance with this Section 5(b) prior to the eighth anniversary of the Closing Date will be immediately and automatically forfeited at 11:59 p.m. New York time on the fifth anniversary of the Closing Date.

c. Sponsor agrees that it shall not engage in any Transfer with respect to any Trading Price Vesting Shares until such time as such Trading Price Vesting Shares have vested pursuant to Section 5(b). Notwithstanding the foregoing or anything to the contrary herein, (i) Sponsor (and, for the avoidance of doubt, any Permitted Transferees pursuant to this clause (i)) may Transfer all or any of the Trading Price Vesting Shares to a Permitted Transferee, provided that such transferee shall agree in writing that he, she or it is receiving and holding such Trading Price Vesting Shares subject to the provisions of this Section 5 and (ii) from and after a Transfer pursuant to clause (i) of this sentence, all references to Sponsor in this Section 5 shall include such transferees and shall collectively mean Sponsor (to the extent that it then holds any Trading Price Vesting Shares) and each Permitted Transferee of Trading Price Vesting Shares pursuant to the foregoing clause (i) (in each case, to the extent he, she or it then holds Trading Price Vesting Shares). Each transferee of Trading Price Vesting Shares pursuant to clause (i) of the preceding sentence shall be a third-party beneficiary of this Section 5.

d. The Public Company shall use reasonable best efforts to remain listed as a public company on, and for the Acquiror Common Stock to be tradable over, the Nasdaq Capital Market or any other nationally recognized U.S. stock exchange; provided, however, the foregoing shall not limit the Public Company or any of its Affiliates from consummating a Sale or entering into a definitive agreement that contemplates a Sale. Subject to this Section 5, upon the consummation of a Sale, the Public Company shall have no further obligations under this Section 5(d). For purposes of this Section 5(d), “Sale” means (x) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which substantially all of the Acquiror Common Stock is, directly or indirectly, converted into cash, securities or other property or non-cash consideration, (y) a direct or indirect sale, lease, exchange or other transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Public Company’s assets, as determined on a consolidated basis, to a third party or third parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (z) any transaction or series of transactions that results, directly or indirectly, in the stockholders of the Public Company as of immediately prior to such transactions holding, in the aggregate, less than 50% of the voting equity interests of the Public Company (or any successor of the Public Company) immediately after the consummation thereof, in the case of each of clause (x), (y) or (z), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of equity interests or assets, or otherwise.

e. At the time that any Trading Price Vesting Shares become vested pursuant to this Section 5, the Public Company shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to such shares.

f. Within thirty days following the Closing Date, Sponsor shall file with the Internal Revenue Service (the “IRS”) (via certified mail, return receipt requested) a completed election, on a protective basis, under Section 83(b) of the Code and the regulations promulgated thereunder, with respect to the Vesting Shares and, upon such filing, shall thereafter notify the Public Company that Sponsor has made such timely filing and provide the Public Company with a copy of such election. Subject to, conditioned upon the occurrence of and effective immediately after the Closing, the Forfeited Shares shall be immediately and automatically forfeited.

g. This Agreement specifically amends and supersedes Section 1.3, Section 3 and any other provisions of the Subscription Agreement relating to either the vesting or forfeiture or any other conditions of any interest held by Sponsor pursuant to the Subscription Agreement.

6. Representations and Warranties. The Sponsor represents and warrants to the Company as follows:

a. The Sponsor has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

b. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of the obligations under this Agreement and the compliance by the Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to the Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any limited liability company agreement, operating agreement or similar formation or governing documents and instruments of the Sponsor or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on the equity interests of the Acquiror owned by Sponsor as of the date of this Agreement, or to which the Sponsor acquires record or beneficial ownership after the date hereof and prior to the Closing, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

c. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, Governmental Official or any other Person is required by or with respect to the Sponsor in connection with the execution and delivery of this Agreement or the consummation by the Sponsor of the transactions contemplated hereby.

d. As of the date hereof, there is no action pending against, or, to the knowledge (after reasonable inquiry) of the Sponsor, threatened against the Sponsor that would reasonably be expected to materially impair the ability of the Sponsor to perform the Sponsor’s obligations hereunder or to consummate the transactions contemplated hereby.

e. As of the date hereof, the Sponsor is the record and beneficial owner of the Sponsor’s Acquiror Shares, free and clear of any and all Liens (other than (i) as may be set forth in the Sponsor’s or Acquiror’s governing documents or other documents filed with the Acquiror’s public filings, and (ii) those permissible under applicable securities laws). As of the date hereof, the Sponsor does not directly or indirectly own any other voting securities of the Acquiror other than the Acquiror Shares.

f. Except for this Agreement, the Sponsor has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any equity securities of the Acquiror owned by the Sponsor, or (ii) granted any proxy, consent or power of attorney with respect to any equity securities of the Acquiror owned by the Sponsor (other than as contemplated by this Agreement).

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement (the date on which such termination occurs, the “Termination Date”). Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud, (ii) Sections 8, 9, 10 and 12 (solely to the extent related to Sections 8, 9 and 10) shall survive any termination of this Agreement. For purposes of this Section 7, “Willful Breach” means a material breach of a covenant that is a consequence of an intentional act undertaken or an intentional failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

8. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company, of Acquiror (other than Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) or of the Public Company, and (b) no Affiliate of the Company, of Acquiror (other than Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) or of the Public Company shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of the Acquiror Shares, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of Acquiror or its Affiliates, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of Sponsor serving as a member of the board of directors (or other similar governing body) of Acquiror or its Affiliates or as an officer, employee or fiduciary of Acquiror or its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Person.

10. No Third-Party Beneficiaries. Subject to Section 5(c), this Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

11. Specific Performance; Injunctive Relief. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to enforce specifically the terms and provisions hereof in the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or the state or federal courts located in the State of Delaware, and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the Parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereto hereby further agrees that in the event of any action by any other party hereto for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

12. Incorporation by Reference. Sections 10.01 (Waiver), 10.02 (Notice), 10.03 (Assignment), 10.06 (Governing Law), 10.07 (Captions; Counterparts), 10.09 (Entire Agreement), 10.10 (Amendments), 10.11 (Severability), 10.12 (Jurisdiction; Waiver of Trial by Jury) and 10.15 (Non-Survival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written:

GLOBAL PARTNER SPONSOR II LLC

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Authorized Signatory

GLOBAL PARTNER ACQUISITION CORP. II

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

STARDUST POWER INC.

By:	/s/ Roshan Pujari
Name:	Roshan Pujari
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

and, solely for purposes of Sections 1, 3, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 1, 3, 8 and 9),

INSIDERS:

By:	/s/ Gary DiCamillo
Name:	Gary DiCamillo

By:	/s/ Claudia Hollingsworth
Name:	Claudia Hollingsworth

By:	/s/ William Kerr
Name:	William Kerr

[Signature Page to Sponsor Letter Agreement]

ANNEX I

Execution Version

Form of Company Support Agreement

This Support Agreement (this “Agreement”) is made and entered into as of November 21, 2023, by and among Global Partner Acquisition Corp II, a Cayman Islands exempted company (“GPAC”), Stardust Power Inc., a Delaware limited liability company (the “Company”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Company Stockholder” and, collectively, the “Company Stockholders”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Business Combination Agreement, dated as of the date hereof (as provided to each of the Company Stockholders as of the date hereof, and as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”).

RECITALS

WHEREAS, GPAC, Strike Merger Sub I, Inc., Strike Merger Sub II, LLC. and the Company entered into the Business Combination Agreement on the date hereof, which, among other things, provides for a business combination pursuant to which the Company will, through a series of transactions, become a wholly-owned Subsidiary of GPAC;

WHEREAS, the Company Stockholders agree to enter into this Agreement with respect to all Company Common Stock that the Company Stockholders now or hereafter control and/or own, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record;

WHEREAS, the Company Stockholders are the owners of, and have sole voting power (including, without limitation, by proxy or power of attorney) over, such number of shares of Company Stock and Company Options as are indicated opposite each of their names on Schedule A attached hereto;

WHEREAS, as a condition to the willingness of GPAC to enter into the Business Combination Agreement and of Sponsor to support the Business Combination, and, in each case, as an inducement and in consideration therefor, the Company Stockholders have agreed to enter into this Agreement; and

WHEREAS, each of GPAC, the Company and each Company Stockholder has determined that entering into this Agreement is in its best interests and, as applicable, that of its stockholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earliest to occur of (a) the Second Effective Time, (b) such date and time as the Business Combination Agreement shall be validly terminated pursuant to its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Transfer” shall mean, with respect to any security, any direct or indirect sale, assignment, tender, exchange, pledge, hypothecation, disposition or loan, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant, or placement in trust or other transfer of such security

(including by operation of law), or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, or entry into any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding entry into this Agreement, the Business Combination Agreement and the other Ancillary Agreements (as applicable) and the consummation of the transactions contemplated hereby and thereby.

2. Agreement to Retain the Company Common Stock.

2.1 No Transfer of Company Common Stock. Until the Expiration Time, each Company Stockholder unconditionally and irrevocably agrees not to, without the prior written consent of GPAC and the Company (such consent to be given or withheld in each of their respective sole discretions), (a) Transfer any shares of Company Common Stock, (b) deposit any shares of Company Common Stock into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to any shares of Company Common Stock or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement), (c) engage in any swap, hedging or other transaction which is designed to, or which would (either alone or in connection one or more developments or events) lead to or result in a Transfer of any shares of Company Common Stock, or (d) take any action that would reasonably be expected to have the effect of preventing or materially delaying the performance of such Company Stockholder’s obligations hereunder; provided, that (1) any Company Stockholder may Transfer any such shares of Company Common Stock to any other Company Stockholder or any Affiliate of any such Company Stockholder in accordance with the terms of the Company’s Certificate of Incorporation, dated March 16, 2023 (the “Company Certificate of Incorporation”) or the Company’s Bylaws, dated March 16, 2023 (the “Company Bylaws” and, together with the Company Certificate of Incorporation, the “Company Governing Documents”), subject to (i) such transferee’s prior or concurrent written agreement, reasonably satisfactory to each of GPAC and the Company, evidencing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Company Stockholder and (ii) the Company’s and GPAC’s mutual prior written consent; and that (2) VIKASA Clean Energy I LP and Energy Transition Investors LLC may each Transfer up to 50% of the Company Common Stock held by it, subject to each transferee’s prior or concurrent written agreement, reasonably satisfactory to each of GPAC and the Company, evidencing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Company Stockholder.

2.2 Additional Purchases. Until the Expiration Time, each Company Stockholder unconditionally and irrevocably agrees that any shares of Company Common Stock that such Company Stockholder purchases or otherwise hereinafter acquires (including as a result of the exercise of any option to purchase or receive shares of Company Common Stock or as the result of a permitted Transfer pursuant to Section 2.1) or with respect to which such Company Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Company Stockholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any shares of Company Common Stock in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Hereafter until the Expiration Time, each Company Stockholder agrees that, except as otherwise agreed in writing with each of GPAC and the Company: (a) within 48 hours after the Registration Statement being declared effective by the SEC, each such Company Stockholder shall execute and deliver the Company Stockholder Approval, which consent shall approve the Business Combination Agreement and the Transactions, including the Mergers, or (b) in any other circumstances upon which a consent or other approval with respect to the Business Combination Agreement, the Transactions, the Mergers or the other transactions contemplated by the Business Combination Agreement is sought. Following such execution and delivery, each Company Stockholder hereby agrees that it will not revoke, withdraw or repudiate the Company Stockholder Approval.

3.2 Hereafter until the Expiration Time, and subject to Section 2 hereof, no Company Stockholder shall enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Company Common Stock that is inconsistent with this Agreement or otherwise take any other action with respect to the Company Common Stock that would prevent, materially restrict, materially limit or materially interfere with the performance of such Company Stockholder’s obligations hereunder or the consummation of the transactions contemplated hereby.

3.3 Hereafter until the Expiration Time, at any meeting of, or in any action by written consent or vote of the Company Stockholders, the Company Stockholders shall vote (or cause to be voted) all Company Common Stock, currently or hereinafter owned or controlled (including by proxy or otherwise) by such Company Stockholder against, and withhold consent with respect to, (i) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Business Combination Agreement, the Transactions and the other transactions contemplated thereby, including the Mergers), (ii) any proposal in opposition to approval of the Business Combination Agreement or in competition with or inconsistent with the Business Combination Agreement (including any Company Acquisition Proposal), or (iii) any proposal, action or agreement that would (x) impede, frustrate, interfere with, delay, postpone, prevent, nullify, or adversely affect the Transactions or any material provision of this Agreement, the Business Combination Agreement, any other Ancillary Agreements or the transactions contemplated hereby or thereby, (y) result in a breach in any respect of any material covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or (z) result in any of the conditions set forth in Article 8 of the Business Combination Agreement not being fulfilled. No Company Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

3.4 Without limiting any other rights or remedies of Acquiror, in the event that any Company Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in this Section 3, such Company Stockholder hereby irrevocably appoints the Company or any individual designated by the Company as such Company Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and re-substitution), for and in the name, place and stead of such Company Stockholder, to attend on behalf of such Company Stockholder any meeting of the Company Stockholders with respect to the matters described in this Section 3, to include the Company Common Stock in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the subject Company Common Stock or consent (or withhold consent) with respect to any of the matters described herein in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Approval). The proxy granted in this Section 3.4 shall expire upon the Termination Date.

3.5 The proxy granted by each Company Stockholder pursuant to Section 3.4 is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of Acquiror entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by each Company Stockholder pursuant to Section 3.4 is a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by any such Company Stockholder and shall revoke any and all prior proxies granted by such Company Stockholder with respect to the Company Common Stock. The vote or consent of the proxyholder in accordance with Section 3.4 with respect to its obligations under this Agreement shall control in the event of any conflict between such vote or consent by the proxyholder of the Company Common Stock and a vote or consent by the Company Stockholder of the Company Common Stock (or any other Person with the power to vote or provide consent with respect to the Company Common Stock) with respect to the matters described in this Section 3. The proxyholder may not exercise the proxy granted pursuant to Section 3.4 on any matter except for those matters set forth in Section 3.

4. Additional Agreements.

4.1 Each Company Stockholder agrees not to commence, join in, knowingly facilitate, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against GPAC, the Company or the other parties to the Business Combination Agreement or any of their respective successors or directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Ancillary Agreements.

4.2 Each Company Stockholder agrees that, at or prior to the Closing, it will execute and deliver (or cause to be delivered) a counterpart to each of the Shareholder Agreement and the Lock-up Agreement (each in the form and substance thereof to be agreed by GPAC and the Company prior to Closing, which lock-up shall be no less burdensome than the lock-up set forth in the Sponsor Side Letter).

4.3 Certain Company Stockholders agree that, at or prior to the Closing, they will execute and deliver (or cause to be delivered), as required by the Business Combination Agreement a counterpart to the Registration Rights Agreement (in form and substance thereof to be agreed by GPAC and the Company prior to Closing).

4.4 Each Company Stockholder agrees to accept the delivery of the Per Share Consideration to such Company Stockholder at the Closing in accordance with the terms of the Business Combination Agreement, and agrees that once such Per Share Consideration is delivered to such Company Stockholder, no other consideration may be claimed by such Company Stockholder in respect of such Company Stockholder’s equity in the Company immediately prior to Closing except as provided in the Business Combination Agreement and any Ancillary Agreement.

4.5 Until the Expiration Time, each Company Stockholder agrees to comply with the obligations applicable to the Company pursuant to Section 7.01, Section 7.02 and Section 7.05 of the Business Combination Agreement as if such Company Stockholder were a party thereto.

5. Representations and Warranties of the Company Stockholders. Each Company Stockholder hereby represents and warrants to GPAC as follows:

5.1 Due Authority. Such Company Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Company Stockholder and constitutes a valid and binding agreement of such Company Stockholder enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

5.2 Ownership of the Company Common Stock. As of the date hereof, such Company Stockholder is the owner of the Company Common Stock indicated on Schedule A hereto opposite such Company Stockholder’s name, free and clear of any and all Liens, other than (i) those created by this Agreement, (ii) as may be set forth in the Company Governing Documents of the Company, (iii) those under applicable securities laws or (iv) as disclosed on Schedule A. Such Company Stockholder has as of the date hereof and, except pursuant to a transfer permitted in accordance with Section 2.1 hereof, will have until the Expiration Time, sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Company Stockholder set forth in this Agreement, in each case, over all Company Common Stock currently or hereinafter owned by such Company Stockholder. As of the date hereof, such Company Stockholder does not directly or indirectly own any other voting securities of the Company other than the Company Common Stock and Company Options set forth on Schedule A opposite such Company Stockholder’s name. As of the date hereof, such Company Stockholder does not directly or indirectly own any rights to purchase or acquire any other equity securities of the Company, except as set forth on Schedule A opposite such Company Stockholder’s name.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of the obligations under this Agreement and the compliance by such Company Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Company Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any limited liability company agreement, certificate of formation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Company Stockholder or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock owned by such Company Stockholder pursuant to any Contract to which such Company Stockholder is a party or by which such Company Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Company Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, Governmental Official or any other Person is required by or with respect to such Company Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Company Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. As of the date hereof, there is no action pending against, or, to the knowledge (after reasonable inquiry) of such Company Stockholder, threatened against such Company Stockholder that would reasonably be expected to materially impair the ability of such Company Stockholder to perform such Company Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

5.5 Absence of Other Voting Agreement. Except for this Agreement, such Company Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any shares of Company Common Stock or other equity securities of the Company owned by such Company Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any shares of Company Common Stock or other equity securities of the Company owned by such Company Stockholder (other than as contemplated by this Agreement).

6. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Expiration Time, (ii) as to each Company Stockholder, the mutual written agreement of GPAC, the Company and such Company Stockholder and (iii) the amendment of the Business Combination Agreement, without the prior written consent of the Company Stockholders representing a majority of the equity interests in the Company, to (A) decrease the Merger Consideration payable thereunder, (B) impose any additional limitations, obligations or restrictions on the payment of Merger Consideration to the Company Stockholders or (C) change the form of Merger Consideration in a manner that is adverse to the Company Stockholders (such date, the “Termination Date”).

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any other party, any direct or indirect ownership or incidence of ownership of or with respect to the Company Stockholder’s shares of Company Common Stock. All rights, ownership and economic benefits of and relating to the Company Stockholder’s Company Common Stock and shall remain vested in and belong to the Company Stockholder, and no other party shall have any authority to direct the Company Stockholders in the voting or disposition of any of the Company Common Stock except as otherwise provided herein.

8. Miscellaneous.

8.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, unenforceable or against its regulatory policy, the remainder of this Agreement will continue in full force and effect and the application of such term, provision, covenant or restriction to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto such that this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto further agree to replace such void or unenforceable term, provision, covenant or restriction of this Agreement with a valid and enforceable term, provision, covenant or restriction that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable term, provision, covenant or restriction.

8.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Termination Date. This Section 8.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Second Effective Time or the termination of this Agreement.

8.3 Assignment. Except for in connection with a Transfer as permitted pursuant to Section 2.1, no party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto. Subject to the first sentence of this Section 8.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 8.3 shall be null and void ab initio.

8.4 Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, at any time, by execution of an instrument in writing signed on behalf of each of the parties hereto with respect to any of the terms contained herein.

8.5 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to enforce specifically the terms and provisions hereof in the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware (the “Chosen Courts”) and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party hereto for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

8.6 Further Assurances. The Company Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as GPAC may reasonably request to consummate and make effective the transactions contemplated by Business Combination Agreement and this Agreement.

8.7 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email to the parties hereto at the following addresses:

Notices to GPAC:	With copies to (which shall not constitute notice):
Global Partner Acquisition Corp II 200 Park Avenue, 32nd Floor New York, NY 10166	Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022

Attention: Chandra R. Patel Jarett Goldman	Attention: Lauren M. Colasacco, P.C. Peter Seligson, P.C. Jennifer R. Gasser

E-mail: crpatel@antarcticacapital.com; jgoldman@antarcticacapital.com	E-mail: lauren.colasacco@kirkland.com peter.seligson@kirkland.com jennifer.gasser@kirkland.com

Notices to the Company:	with a copy to (which shall not constitute notice):
Stardust Power Inc. 6608 N. Western Ave, Suite 466 Nichols Hills OK 73116	Norton Rose Fulbright 1301 Avenue of the Americas, New York, New York 10019-6022

Attention: Roshan Pujari	Attention: Rajiv Khanna

Email: roshan@stardust-power.com	E-mail: rajiv.khanna@nortonrosefulbright.com

Notices to any Company Stockholder: To the address for notice set forth on Schedule A hereto.

Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date received, if delivered personally, (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery and (c) on the date received, if delivered by email. Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

8.8 Applicable Law; Jurisdiction of Disputes.

(a) This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, and any action, suit, dispute, controversy or claim arising out of this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall be governed by and construed in accordance with the laws of the state of Delaware without regard to any conflicts of law provisions that would require the application of the laws of any other jurisdiction.

(b) Each of GPAC, the Company and the Company Stockholders irrevocably consents to the exclusive jurisdiction and venue of the Chosen Courts in connection with any matter based upon or arising out this Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each of GPAC, the Company and the Company Stockholders shall not assert as a defense in any legal dispute, that (a) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (c) such person’s property is exempt or immune from execution, (d) such legal proceeding is brought in an inconvenience forum or (e) the venue of such legal proceeding is improper. Each of GPAC, the Company and the Company Stockholders hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each of GPAC, the Company and the Company Stockholders hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.7. Notwithstanding the foregoing in this Section 8.8, each of GPAC, the Company and the Company Stockholders may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

8.9 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies. This Agreement is not intended to and shall not be construed to give any third-party any interest or rights (including, without limitation, any third-party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

8.11 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Signatures delivered electronically shall be deemed to be original signatures.

8.12 Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13 Expenses. Except as otherwise set forth in this Agreement and the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

8.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties hereto to this Agreement in their capacities as such and no former, current or future stockholders, unitholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, unitholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties hereto to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the matters contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party hereto against the other parties hereto, in no event shall any party hereto or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

8.15 No Group. The obligations of each Company Stockholder hereunder are several and not joint with the obligations of any other Company Stockholder, and no Company Stockholder shall be responsible in any way for the performance of the obligations of any other Company Stockholder hereunder. Nothing contained herein, and no action taken by any Company Stockholder pursuant hereto, shall be deemed to constitute the Company Stockholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Company Stockholders in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

8.16 Waiver. No failure or delay on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

GPAC:

GLOBAL PARTNER ACQUISITION CORP II

By:
Name:
Title:

COMPANY:

STARDUST POWER INC.

By:
Name:
Title:

COMPANY STOCKHOLDERS:

ENERGY TRANSITION INVESTORS LLC

By:
Name:
Title:

7636 HOLDINGS LLC

By:
Name:
Title:

VIKASA CLEAN ENERGY I LP

By:
Name:
Title:

[Signature Page to Company Support Agreement]

RAINBOLT FAMILY FOUNDATION

By:
Name:
Title:

By:
Name:	Roshan Pujari

By:
Name:	Pablo Cortegoso

By:
Name:	Abi Adeoti

By:
Name:	Anupam Agarwal

By:
Name:	Charlotte Nangolo

By:
Name:	Heather Farley

By:
Name:	Tyler Coons

[Signature Page to Company Support Agreement]

By:
Name:	Maggie Clayton

By:
Name:	Charles Egas

By:
Name:	Keoni Grundhauser

By:
Name:	Dane Walin

By:
Name:	John Riesenberg

By:
Name:	E. Johnson Edwards

By:
Name:	Michael Thompson

By:
Name:	William Tates

By:
Name:	Eric Carnell

[Signature Page to Company Support Agreement]

Annex J

November 20, 2023

The Board of Directors

Global Partner Acquisition Corp II

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A ordinary shares (the “Shares” and such holders, the “Class A Holders”) of Global Partner Acquisition Corp II, a blank check company incorporated in the Cayman Islands (“Acquiror”), based on the Class A Holders’ right to redeem the Shares and the current redemption price for the Shares, of the proposed transaction with Stardust Power, Inc., a Delaware corporation (the “Company”), pursuant to the proposed Business Combination Agreement (as defined below) and the consideration to be paid by the Acquiror to the Class A Holders pursuant to the Business Combination Agreement (the “Proposed Transaction”), as of the date hereof (the “Opinion”).

Description of the Proposed Transaction

We understand that Acquiror, Strike Merger Sub I, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Acquiror (“First Merger Sub”), Strike Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of Acquiror (“Second Merger Sub”), and Stardust Power, Inc., a Delaware corporation (the “Company”), will enter into a Business Combination Agreement dated as of the date hereof (the “Business Combination Agreement”) pursuant to which:

•

Global Partner Sponsor II LLC (the “Sponsor”) and, for certain limited purposes set forth therein, the directors serving on the Board of Directors will enter into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”) with Acquiror and the Company, concurrently with the execution and delivery of the Business Combination Agreement, pursuant to which the Sponsor will, as further consideration for the Business Combination (as such term is defined below), agree to, among other things, (i) fully vest 3,000,000 of its Class B ordinary shares, par value $0.0001 per share of Acquiror (the “Acquiror Class B ordinary shares”) prior to closing, (ii) subject 1,000,000 of its Acquiror Class B ordinary shares (as converted into Class A ordinary shares, par value $0.0001 per share of Acquiror (the “Acquiror Class A ordinary shares”), and then converted into common stock, par value $0.0001 per share, of Acquiror (the “Acquiror Common Stock”)) to vesting or forfeiture on the basis of achieving or failing to achieve certain trading price thresholds following Closing, (iii) forfeit 3,500,000 of its Acquiror Class B ordinary shares for no consideration, and (iv) waive certain anti-dilution protections with respect to the conversion ratio set forth in the Amended and Restated Memorandum and Articles of Association of Acquiror, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

•

Acquiror will domesticate as a Delaware corporation (the “Domestication”) in accordance with Section 388 of the Delaware General Corporation Law and Sections 206 to 209 of the Companies Act (As Revised) of the Cayman Islands;

•

Prior to the Domestication, each Acquiror Class B ordinary share, outstanding shall be converted into one (1) Acquiror Class A ordinary share, in accordance with the Articles of Association of Acquiror, other than as set forth in the Sponsor Letter Agreement (the “Class B ordinary share conversion”);

•

In connection with the Domestication, (i) each Acquiror Class A ordinary share outstanding immediately prior to the effective time of the Domestication and following the Class B ordinary share conversion shall be converted into one share of Acquiror Common Stock, and (ii) each then-issued and outstanding whole warrant exercisable for one Acquiror Class A ordinary share will be converted into a warrant exercisable for one share of Acquiror Common Stock at an exercise price of $11.50 per share

The Board of Directors

Global Partner Acquisition Corp II

November 20, 2023

on the terms and conditions set forth in the Warrant Agreement, dated as of January 11, 2021, by and between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent (as amended or amended and restated from time to time);

•

Following the Domestication, First Merger Sub will merge with and into Stardust, with Stardust as the surviving company in the merger (the “First Merger”) and, immediately following the First Merger and as part of the same overall transaction as the First Merger, Stardust will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the Domestication and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, the “Surviving Company”), and as a result of which the Surviving Company will become a wholly-owned subsidiary of Acquiror;

•	Acquiror will change its name to “Stardust Power Inc.”;

•

Acquiror will issue a number of shares of Acquiror Common Stock equal to the enterprise value (i.e., 45 million shares), as adjusted pursuant to the terms of the Business Combination Agreement, to security holders of Stardust; and

•

The security holders of Stardust will be eligible to receive an additional five (5) million shares of Acquiror Common Stock based on price-performance of the Acquiror Common Stock or the occurrence of a change of control event during the eight years following closing of the Business Combination, as more fully described in the Business Combination Agreement and related documents.

Scope of Analysis

In connection with this Opinion, we have conducted such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. We also took into account our assessment of general economic, market and financial conditions, in general, and with respect to similar transactions, in particular. Our procedures, investigations and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	We reviewed the following documents:

a.

Acquiror’s filings with the Securities and Exchange Commission (the “SEC”), including its audited financial statements for the fiscal years ended December 31, 2020, 2021 and 2022 included in its Forms 10-K and its unaudited financial statements included in its Form 10-Q for the quarter ended September 30, 2023;

b.	The Company’s unaudited financial statements for the period from inception;

c.	Other internal documents relating to the history and current operations of the Company prepared by management of the Company;

d.	Execution copies of the Business Combination Agreement and the Sponsor Letter Agreement, respectively; and

e.	Certain publicly available business and financial information that we deemed to be generally relevant concerning the Company and the industry in which the Company operates.

2.	We reviewed certain internal information relating to the business, earnings, cash flow, assets and liabilities of the Company furnished to us by Acquiror.

The Board of Directors

Global Partner Acquisition Corp II

November 20, 2023

3.

We reviewed the Company’s and Acquiror’s capital structure furnished to us by the management of Acquiror both on a standalone basis pre-transaction and on a pro forma basis giving effect to the Proposed Transaction.

4.	We discussed the information referred to above and the background and other elements of the Proposed Transaction with the management teams of each of Acquiror and the Company.

5.	We reviewed the historical trading price and trading volume of the publicly traded securities of Acquiror and certain companies that we deemed relevant;

6.

We performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Enclave deemed relevant, and an analysis of selected transactions that we deemed relevant; and

7.	We conducted such other analyses and considered such other factors as we deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing our analyses and rendering this Opinion with respect to the Proposed Transaction, we have, with your consent:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Acquiror and Company management, and did not independently verify such information;

2.

Relied upon the fact that the Board of Directors and Acquiror have been advised by counsel as to all legal matters with respect to the Proposed Transaction, and assumed that all procedures required by law to be taken in connection with the Proposed Transaction have been or will be duly, validly and timely taken;

3.

Assumed that any estimates and evaluations furnished to us were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and we express no opinion with respect to the underlying assumptions;

4.	Assumed that information supplied and representations made by Acquiror’s and the Company’s management regarding the Company and the Proposed Transaction are accurate in all material respects;

5.

Assumed that the representations and warranties made in the Business Combination Agreement by each party thereto are accurate in all material respects and that the Business Combination Agreement represents the legal, valid and binding agreement of the parties thereto, enforceable in accordance with its terms;

6.	Assumed that the final versions of all documents we reviewed in draft form conform in all material respects to the drafts reviewed;

7.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Acquiror or the Company since the date of its most recent financial statements, and that there is no information or facts that would make the information we reviewed incomplete or misleading;

8.

Assumed that all conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Business Combination Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

The Board of Directors

Global Partner Acquisition Corp II

November 20, 2023

9.

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained prior to the closing of the Proposed Transaction without any adverse effect on Acquiror or the Company.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in our analysis and in connection with the preparation of this Opinion, we have made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction, based on our professional experience, research and publicly available industry data.

This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to our attention after the date hereof.

This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Proposed Transaction or any other matter. This opinion does not address the fairness of the Proposed Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors, or other constituencies of Acquiror or the Company.

We did not evaluate Acquiror’s or the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). We have not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of Acquiror or the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.

We are not expressing any opinion as to the market price or value of Acquiror’s Class A ordinary shares (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a credit rating, solvency opinion, analysis of Acquiror’s or the Company’s credit worthiness, tax advice, or accounting advice. We have not made, and we assume no responsibility to make, any representation, or render any opinion, as to any legal matter.

This Opinion is furnished for your use and benefit in connection with your consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without our prior written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iii) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is fair, from a financial point of view, to the Class A Holders, based on the current redemption price. The decision as to whether to proceed with the Proposed Transaction or any other transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on our part to any party.

The Board of Directors

Global Partner Acquisition Corp II

November 20, 2023

Any liability that may be asserted against us in connection with rendering this Opinion is limited in accordance with the terms set forth in the engagement letter between Enclave and Acquiror dated November 20, 2023 (the “Engagement Letter”).

Disclosure of Prior Relationships

We will earn a fee upon the delivery of this Opinion. No portion of our fee is contingent upon the conclusions expressed in this Opinion. Other than this engagement, during the two years preceding the date of this Opinion, to the best of our knowledge, we have not, nor have any of our affiliates, had any material relationship with any party to the Proposed Transaction or any of their respective affiliates for which compensation has been received or is intended to be received, nor do we anticipate any such material relationship or related compensation to occur in the future.

Conclusion

Based upon and subject to the foregoing, including the Class A Holders’ right to redeem the Shares and the current redemption price, it is our opinion that, as of the date hereof, the Proposed Transaction is fair to the Class A Holders from a financial point of view.

Respectfully submitted,

/s/ Enclave Capital LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description of Exhibit

2.1***†	Business Combination Agreement, dated as of November 21, 2023, by and among Global Partner Acquisition Corp II, Strike Merger Sub I, Inc., Strike Merger Sub II, LLC and Stardust Power Inc. (included as Annex A to the proxy statement/prospectus).

3.1***	Amended and Restated Memorandum and Articles of Association of Global Partner Acquisition Corp II. (incorporated by reference to Exhibit 3.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 15, 2021).

3.2***	Amendment to Amended Restated Memorandum and Articles of Association of Global Partner Acquisition Corp II. (incorporated by reference to Exhibit 3.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 18, 2023).

3.3***	Amendment No. 2 to Amended Restated Memorandum and Articles of Association of Global Partner Acquisition Corp II. (incorporated by reference to Exhibit 3.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 16, 2024).

3.4**	Form of Proposed Certificate of Incorporation of the Combined Company, to become effective upon Domestication (included as Annex B to the proxy statement/prospectus).

3.5**	Form of Proposed Bylaws of the Combined Company, to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).

4.1***	Specimen Unit Certificate of Global Partner Acquisition Corp II (incorporated by reference to Exhibit 4.1 to Global Partner Acquisition Corp II’s Registration Statement on Form S-1, filed with the SEC on December 21, 2020).

Exhibit Number	Description of Exhibit

4.2***	Specimen Class A Ordinary Share Certificate of Global Partner Acquisition Corp II (incorporated by reference to Exhibit 4.2 to Global Partner Acquisition Corp II’s Registration Statement on Form S-1, filed with the SEC on December 21, 2020).

4.3***	Specimen Warrant Certificate of Global Partner Acquisition Corp II (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to Global Partner Acquisition Corp II’s Registration Statement on Form S-1, filed with the SEC on December 21, 2020).

4.4***	Warrant Agreement, dated January 11, 2021, by and between Global Partner Acquisition Corp II and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 15, 2021).

4.5***	Contingent Rights Agreement, dated January 11, 2021, by and between Global Partner Acquisition Corp II and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 15, 2021).

4.6*	Specimen Common Stock Certificate of the Combined Company.

4.7*	Form of Certificate of Corporate Domestication of Global Partner Acquisition Corp II to be filed with the Secretary of State of Delaware.

5.1*	Legal opinion of Kirkland & Ellis LLP.

8.1*	Tax opinion of Kirkland & Ellis LLP.

10.1***	Sponsor Letter Agreement, dated November 21, 2023, by and among Global Partner Sponsor II LLC, Global Partner Acquisition Corp II, Stardust Power Inc. and certain other parties thereto (included as Annex H to the proxy statement/prospectus).

10.2***	Sponsor Letter Amendment, dated as of December 8, 2023, by and among Global Partner Sponsor II LLC, Global Partner Acquisition Corp II, Stardust Power Inc. and certain other parties thereto (incorporated by reference to Exhibit 10.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on December 13, 2023).

10.3**	Form of Amended and Restated Registration Rights Agreement (included as Annex D to the proxy statement/prospectus).

10.4***	Form of Company Support Agreement, dated November 21, 2023, by and among Global Partner Acquisition Corp II, Stardust Power Inc., and Company Stockholders (included as Annex I to the proxy statement/prospectus).

10.5**	Form of Stardust Power 2024 Equity Plan (included as Annex E to the proxy statement/prospectus).

10.6**	Form of Shareholder Agreement by and among Global Partner Acquisition Corp II and its Affiliates and Roshan Pujari and his Affiliates (included as Annex F to the proxy statement/prospectus).

10.7**	Form of Lock-Up Agreement by and among Global Partner Acquisition Corp II and Stardust Power Stockholders (included as Annex G to the proxy statement/prospectus).

10.8***	Investment Management Trust Agreement, January 11, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 15, 2021).

10.9***	Registration and Shareholder Rights Agreement, dated January 11, 2021, by and among the Company and the Global Partner Sponsor II LLC (incorporated by reference to Exhibit 10.2 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 15, 2021).

Exhibit Number	Description of Exhibit

10.10***	Private Placement Warrant Purchase Agreement, dated January 11, 2021, by and between Global Partner Acquisition Corp II and Global Partner Sponsor II LLC (incorporated by reference to Exhibit 10.3 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 15, 2021).

10.11***	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to Global Partner Acquisition Corp II’s Registration Statement on Form S-1, filed with the SEC on December 21, 2020).

10.12***	Promissory Note, dated August 20, 2020, issued to Global Partner Sponsor II LLC (incorporated by reference to the Exhibit 10.5 to Global Partner Acquisition Corp II’s Registration Statement on Form S-1, filed with the SEC on December 21, 2020).

10.13***	Promissory Note, dated August 1, 2022, by and among Global Partner Acquisition Corp II and Global Partner Sponsor II LLC (incorporated by reference to Exhibit 99.1 to Global Partner Acquisition Corp II’s Current Report, filed with the SEC on August 5, 2022).

10.14***	Amendment to Promissory Note, dated August 1, 2022, by and among Global Partner Acquisition Corp II and Global Partner Sponsor II LLC (incorporated by reference to Exhibit 10.4 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 18, 2023).

10.15***	Promissory Note, dated January 3, 2023, by and among Global Partner Acquisition Corp II and Global Partner Sponsor II LLC (incorporated by reference to Exhibit 99.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 6, 2023).

10.16***	Promissory Note, dated January 13, 2023, by and among Global Partner Acquisition Corp II and Global Partner Sponsor II LLC (incorporated by reference to Exhibit 10.3 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 18, 2023).

10.17***	Securities Subscription Agreement, dated as of November 11, 2020, by and among Global Partner Acquisition Corp II and Global Partner Sponsor II LLC (incorporated by reference to Exhibit 10.6 to Global Partner Acquisition Corp II’s Registration Statement on Form S-1, filed with the SEC on December 21, 2020).

10.18***	Letter Agreement, dated January 11, 2021, by and among Global Partner Acquisition Corp II, its officers, directors and Global Partner Sponsor II LLC (incorporated by reference to Exhibit 10.4 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 15, 2021).

10.19***	Administrative Services Agreement, dated January 11, 2021, by and between Global Partner Acquisition Corp II and Global Partner Sponsor II LLC (Incorporated by reference to Exhibit 10.5 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 15, 2021).

10.20***	Investment Agreement, dated January 13, 2023, by and among Global Partner Acquisition Corp II, Global Partner Sponsor II LLC and Endurance Global Partner II, LLC (incorporated by reference to Exhibit 10.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 18, 2023).

10.21***	Letter Agreement Amendment, dated January 13, 2023, by and among Global Partner Acquisition Corp II, its officers and directors and Global Partner Sponsor II LLC (incorporated by reference to Exhibit 10.2 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 18, 2023).

10.22***	Lease Agreement, dated August 31, 2022, by and between Tower Lakes, LLC and VIKASA Capital Partners, LLC, as amended by that certain Lease Assignment, dated March 16, 2023, by and between Tower Lakes, LLC and Stardust Power Inc.

Exhibit Number	Description of Exhibit

10.23+***	Employment Agreement, dated September 9, 2023, by and between Roshan Pujari and Stardust Power Inc.

10.24+***	Employment Agreement, dated December 31, 2023, by and between Udaychandra Devasper and Stardust Power Inc.

10.25***	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on January 16, 2024).

10.26***	Amendment to Promissory Note, Dated January 13, 2023, by and among Global Partner Acquisition Corp II and Global Partner Sponsor II (incorporated by reference to Exhibit 10.1 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on February 13, 2024).

10.27***	Amendment No. 2 to Promissory Note, dated August 1, 2022, by and among Global Partner Acquisition Corp II and Global Partner Sponsor II LLC (incorporated by reference to Exhibit 10.2 to Global Partner Acquisition Corp II’s Current Report on Form 8-K, filed with the SEC on February 13, 2024).

10.30***	Form of Joinder to Letter Agreement (incorporated by reference to Exhibit 10.21 to Global Partner Acquisition Corp II’s Annual Report on Form 10-K, filed with the SEC on March 19, 2024.

21.1***	List of Subsidiaries.

23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Global Partner Acquisition Corp II.

23.2*	Consent of KNAV CPA LLP, an independent registered public accounting firm of Stardust Power Inc. and subsidiary.

23.3*	Consent of Enclave Capital LLC.

23.4*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.5*	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).

24.1*	Power of Attorney (included on signature page to the initial filing of this registration statement).

99.1*	Form of Proxy Card.

99.2***	Consent of Roshan Pujari.

99.3***	Consent of Charlotte Nangolo.

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

107.1***	Filing Fees Table.

*	Filed herewith.
**	To be filed.
***	Previously filed.
+	Indicates a management contract or compensatory plan.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 18th day of April 2024.

GLOBAL PARTNER ACQUISITION CORP II

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Global Partner Acquisition Corp II hereby severally constitute and appoint Chandra R. Patel and Jarett Goldman, each acting alone, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Chandra R. Patel Chandra R. Patel	Chairman of the board of directors and Chief Executive Officer (Principal Executive Officer)	April 18, 2024

/s/ * Jarett Goldman	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	April 18, 2024

/s/ *	President and Director	April 18, 2024
Richard C. Davis

/s/ *	Director	April 18, 2024
Gary DiCamillo

/s/ *	Director	April 18, 2024
Claudia Hollingsworth

/s/ *	Director	April 18, 2024
William Kerr

*By:	/s/ Chandra R. Patel
Chandra R. Patel
Attorney-In-Fact